As filed with the United States Securities and Exchange Commission on July 25, 2022.

Registration No: 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FLEXIBLE SOLUTIONS INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Alberta	2890	71-1630889
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6001 54 Ave.

Taber, Alberta, Canada

T1G 1X4

(403) 223-2995

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Daniel B. O’Brien

6001 54 Ave.

Taber, Alberta, Canada

T1G 1X4

(403) 223-2995

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard Vernon Smith Albert Vanderlaan Orrick Herrington & Sutcliffe LLP The Orrick Building 405 Howard Street San Francisco, California 94105 (415) 773-5700	William T. Hart Hart & Hart, LLC 1624 N. Washington Street Denver, Colorado 80203 (303) 839-0061

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the transactions contemplated by the Merger Agreement described in the included proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus statement/prospectus is not an offer to sell these securities and does not constitute the solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED JULY 25, 2022

PROXY STATEMENT/PROSPECTUS
DATED                , 2022

Flexible Solutions International INC.

6001 54 Ave.

Taber, Alberta, Canada

T1G 1X4

To the Shareholders of Flexible Solutions International Inc.:

You are cordially invited to attend the special meeting of shareholders (“Special Meeting”) of Flexible Solutions International Inc. (“we,” “us,” “our,” “FSI” or the “Company”) to be held virtually on                , 2022 at                 Pacific Time at                .

On April 17, 2022, the Company entered into an Agreement and Plan of Merger and Reorganization, which was subsequently amended on July 24, 2022 (as amended, the “Merger Agreement”) with Lygos, Inc., a Delaware corporation (“Lygos”), FSI Merger Sub I, Inc., a Delaware corporation (“Merger Sub I”), and FSI Merger Sub II, Inc., a Delaware corporation (“Merger Sub II”). Pursuant to the Merger Agreement, (a) Merger Sub I will merge with and into Lygos, Merger Sub I will cease to exist, and Lygos will become a direct, wholly owned subsidiary of FSI (the “First Merger”), and (b) thereafter as part of the same overall transaction, Lygos will merge with and into Merger Sub II, Lygos will cease to exist, and Merger Sub II will survive as a direct, wholly owned subsidiary of FSI (the “Second Merger” and, collectively or in seriatim with the First Merger, as appropriate, the “Merger”). Capitalized terms not otherwise defined herein have the definition given to them in the Merger Agreement (as amended).

As described in this proxy statement/prospectus, the Company’s shareholders are being asked to consider and vote upon, among other things, the approval of the issuance of common shares of FSI (the “FSI Common Shares”) pursuant to the Merger Agreement and the other proposals set forth herein.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each other outstanding share of Lygos capital stock, other than any shares of Lygos capital stock held as treasury stock prior to the Effective Time, which stock will be canceled and retired without payment of any consideration, will be converted solely into the right to receive a portion of the Merger Shares (as defined below). This portion will be determined in accordance with the Lygos Certificate of Incorporation as applicable to a change of control of Lygos and outstanding Lygos simple agreements for future equity (“SAFEs”). “Merger Shares” means newly issued FSI Common Shares in an aggregate amount equal to (x) the total number of FSI Common Shares and the preferred shares of FSI (together, the “FSI Capital Shares”) on a fully diluted basis outstanding as of the end of the last trading day of FSI Common Shares on the NYSE American before the Effective Time multiplied by (y) two.

Subject to the terms and conditions of the Merger Agreement, at the Effective Time, each Lygos option that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) will automatically be assumed by FSI and converted into an option to acquire a number of FSI Common Shares at an adjusted exercise price per share (each such resulting option, a “Rollover Option”). The number of FSI Common Shares subject to each Rollover Option will be determined by multiplying the number of shares of Lygos common stock subject to each Lygos option by an exchange ratio equal to the exchange ratio determining the fraction of a Merger Share issuable in the Merger per share of Lygos common stock. The resulting number will be rounded down to the nearest whole number of FSI Common Shares.

Prior to the Effective Time, unless otherwise determined by Lygos in its sole discretion, Lygos will use commercially reasonable efforts to enter into an agreement (“SAFE Conversion Agreement”) with each person (“SAFE Party”) that has entered into a SAFE. Such an agreement will provide that each SAFE will be terminated, effective as of immediately prior to the Effective Time. Each SAFE Party would receive the number of shares of Lygos common stock set forth and agreed to by the SAFE Party in the applicable SAFE Conversion Agreement.

The maximum number of FSI Common Shares issuable in the Merger will not exceed the total number of FSI Capital Shares on a fully diluted basis outstanding as of the end of the last trading day of the FSI Common Shares on the NYSE American before the Effective Time multiplied by two.

Immediately following the Effective Time, the former stockholders of Lygos are expected to own approximately 66.7% of the outstanding shares of the Company.

The Merger Agreement also requires the Company to adopt a 2022 Equity Incentive Plan (the “Equity Incentive Plan”) in the form attached hereto as Annex B to this proxy statement/ prospectus.

The Merger will have no effect on the FSI Common Shares that are issued and outstanding immediately prior to the Effective Time, which will continue to remain outstanding.

In connection with the Merger:

●	The officers and directors of the Company collectively holding approximately 37% of the outstanding shares of the Company have each entered into a support agreement in favor of Lygos (the “FSI Support Agreements”). The FSI Support Agreements place certain covenants on the voting of such shares in favor of approving the Proposals. The FSI Support Agreements will terminate upon certain events, including any termination of the Merger Agreement in accordance with its terms. Also in connection with the Merger Agreement, the directors and certain stockholders of Lygos collectively holding a sufficient number, type and class of Lygos capital stock to obtain the requisite approval of Lygos stockholders of the transactions contemplated by the Merger Agreement (the “Lygos Supporting Stockholders”) have entered into a similar support agreement with the Company (the “Lygos Support Agreement”). Pursuant to such Lygos Support Agreement, the Lygos Supporting Stockholders have agreed to, among other things, provide the requisite consents necessary to consummate the transactions and vote their capital stock in favor of such transactions. The Lygos Support Agreement will terminate upon certain events, including any termination of the Merger Agreement in accordance with its terms. See the section of this proxy statement/prospectus entitled “The Merger—Certain Agreements Related to the Business Combination—Support Agreements” for a description of these agreements.

●	Daniel O’Brien and FSI entered into a registration rights agreement in connection with the transactions contemplated by the Merger Agreement (the “Registration Rights Agreement”). The Registration Rights Agreement will become effective at the Closing. The Registration Rights Agreement provides that the Company will file a resale shelf registration statement to provide for the resale of securities delivered in connection with the Merger for the benefit of parties to the Registration Rights Agreement. The Registration Rights Agreement also provides Mr. O’Brien with piggyback registration rights under certain circumstances. See the section of this proxy statement/prospectus entitled “The Merger—Certain Agreements Related to the Business Combination—Registration Rights Agreement” for a description of this agreement.

●	Daniel O’Brien entered into a lock-up agreement, (the “O’Brien Lock-Up Agreement”) pursuant to which securities held by Mr. O’Brien are subject to a lock-up until April 8, 2023 and shall not be transferred, other than transfers to certain permitted transferees as described therein. Pursuant to the O’Brien Lock-Up Agreement, Mr. O’Brien will sell 1,000,000 FSI Common Shares to the Company for $7.50 per share immediately after the Effective Time of the Merger. Concurrently with the execution and delivery of the Merger Agreement, Eric Steen entered into a lock-up agreement (the “Steen Lock-Up Agreement”) pursuant to which securities held by Mr. Steen are subject to a lock-up until April 8, 2023 and shall not be transferred, other than transfers to certain permitted transferees as described therein. Pursuant to the Steen Lock-Up Agreement, Mr. Steen may sell up to 22% of his Lock-Up Shares (as defined in the Steen Lock Up Agreement) as of the Effective Time of the Merger. See the section of this proxy statement/prospectus entitled “The Merger—Certain Agreements Related to the Business Combination—Lock-Up Agreements” for a description of these agreements.

●	Lygos has entered into a financing arrangement with a certain investor which provided Lygos $160,000,000 in capital. Under the terms of a note purchase agreement, Lygos issued a convertible promissory note in a principal amount of $160,000,000 bearing an annual interest of 5.5% (the “Note”). The conversion price of the Note will equal the public trading price of the FSI Common Shares on the 12-month anniversary of the Note less a 12.5% discount per share, but will be no less than $250,000,000 divided by the number of outstanding shares of common stock as of such date and no greater than $350,000,000 divided by the number of outstanding shares of common stock as of such date. The combined company intends to use these proceeds to fund the development of the combined company’s business. In addition, Daniel O’Brien will sell 1,000,000 FSI Common Shares to the Company for $7.50 per share immediately after the Effective Time. See the section of this proxy statement/prospectus entitled “The Merger—Certain Agreements Related to the Business Combination—Other Agreements” for a description of these agreements.

The Company and Lygos cannot complete the Merger unless the Company’s shareholders approve the Share Issuance Proposal (as defined below) and certain of the other proposals contained herein. The Company is sending you this proxy statement/prospectus to ask you to vote in favor of the Share Issuance Proposal and the other matters described in this proxy statement/prospectus.

At the Special Meeting, the Company’s shareholders will be asked to consider and vote upon:

●	The Share Issuance Proposal — a proposal to approve, in connection with the Merger, the issuance of the FSI Common Shares as required by and in accordance with applicable NYSE American listing rules (the “Share Issuance Proposal”);

●	The Change of Control Proposal — a proposal to approve, for purposes of complying with applicable listing rules of the NYSE American, the change of control that would result from the issuances of the FSI Common Shares in connection with the Merger (the “Change of Control Proposal”);

●	The Equity Incentive Plan Proposal — a proposal to adopt the Equity Incentive Plan, a copy of which is attached as Annex B (the “Equity Incentive Plan Proposal”);

●	The Director Election Proposal — a proposal to elect the five director nominees to the board of directors effective as of the closing of the Merger in accordance with the Merger Agreement (the “Director Election Proposal”);

●	The Bylaws Proposal — a proposal to ratify the decision by FSI’s board of directors to amend and restate FSI’s bylaws (the “A&R Bylaws”) in the form attached hereto as Annex C (the “Bylaws Proposal”);

●	The Say on Pay Proposal — a proposal to approve, on a non-binding, advisory basis, the compensation of FSI’s named executive officers (the “Say on Pay Proposal”);

●	The Say on Frequency Proposal — a proposal to hold a non-binding advisory vote on the frequency of future advisory votes on named executive officer compensation of FSI (once every year, every two years or three years) (the “Say on Frequency Proposal”);

●	The Say on Golden Parachute Proposal — a proposal to approve, on a non-binding, advisory basis, the golden parachute compensation that may be paid or become payable to FSI’s named executive officers as a result of the Merger (the “Say on Golden Parachute Proposal”); and

●	The Adjournment Proposal — a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Share Issuance Proposal, the Change of Control Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal, the Bylaws Proposal, the Say on Pay Proposal, the Say on Frequency Proposal or the Golden Parachute Proposal (such proposal, the “Adjournment Proposal” and, together with the Share Issuance Proposal, the Change of Control Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal, the Bylaws Proposal the Say on Pay Proposal, the Say on Frequency Proposal and the Say on Golden Parachute Proposal, each, a “Proposal” and collectively, the “Proposals”).

Each of these Proposals is more fully described in this proxy statement/prospectus, which each shareholder is encouraged to carefully read.

Pursuant to the FSI Support Agreements, the officers and directors collectively holding approximately 37% of the outstanding shares of FSI have agreed to vote their common shares in favor of the Share Issuance Proposal and the other proposals to come before the meeting.

The Company is providing the accompanying proxy statement/prospectus and accompanying proxy card to our shareholders in connection with the solicitation of proxies to be voted at the Special Meeting (including following any adjournments or postponements of the Special Meeting). Information about the Special Meeting, the Merger and other related business to be considered by the Company’s shareholders at the Special Meeting is included in this proxy statement/prospectus. Whether or not you plan to attend the Special Meeting, we urge all Company shareholders to read this proxy statement/prospectus, including the Annexes and the accompanying financial statements of the Company and Lygos, carefully and in their entirety. In particular, we urge you to carefully read the section entitled “Risk Factors” of this proxy statement/prospectus.

After careful consideration, our board of directors have approved the Share Issuance Proposal and recommends that the Company’s shareholders vote “FOR” the Share Issuance Proposal and “FOR” each of the Change of Control Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal, the Bylaws Proposal, the Say on Pay Proposal, the Say on Golden Parachute Proposal, and the Adjournment Proposal and “FOR” the one year alternative with respect to the Say on Frequency Proposal.

Approval of each of the Proposals requires the affirmative vote of a majority of the votes properly cast at the Special Meeting.

Your vote is very important. Whether or not you plan to attend the Special Meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the Special Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. Even if you have voted by proxy, you may change your vote by submitting a new proxy or by attending the Special Meeting.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Special Meeting. If you are a shareholder of record and you attend the Special Meeting and wish to vote at the Special Meeting, you may revoke your proxy and vote at the Special Meeting.

On behalf of our board of directors, I would like to thank you for your support of the Company and look forward to a successful completion of the Merger.

________, 2022
Daniel B. O’Brien
Chief Executive Officer
Flexible Solutions International Inc.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated                 , 2022 and is first being mailed to shareholders on or about                 , 2022.

FLEXIBLE SOLUTIONS INTERNATIONAL INC.

6001 54 Ave.

Taber, AB
Canada T1G 1X4

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD , 2022

Notice is hereby given that a special meeting of the shareholders (“Special Meeting”) of Flexible Solutions International Inc. (“FSI” or the “Company”) will be held virtually at               , Pacific time, on               , 2022, at                        for the following purposes:

●	The Share Issuance Proposal — a proposal to approve, in connection with the transactions contemplated by that certain Agreement and Plan of Merger and Reorganization, dated April 17, 2022, among FSI, Lygos, Inc., a Delaware corporation (“Lygos”), FSI Merger Sub I, Inc., a Delaware corporation, and FSI Merger Sub II, Inc., a Delaware corporation (as amended, the “Merger Agreement” and such transactions, the “Merger”), the issuance of common shares of FSI (the “FSI Common Shares”) as required by and in accordance with applicable NYSE American listing rules (the “Share Issuance Proposal”);

●	The Change of Control Proposal — a proposal to approve, for purposes of complying with applicable listing rules of the NYSE American, the change of control that would result from the issuances of the FSI Common Shares in connection with the Merger (the “Change of Control Proposal”);

●	The Equity Incentive Plan Proposal — a proposal to adopt the 2022 Equity Incentive Plan, a copy of which is attached as Annex B (the “Equity Incentive Plan Proposal”);

●	The Director Election Proposal — a proposal to elect the five director nominees to the board of directors effective as of the closing of the Merger in accordance with the Merger Agreement (the “Director Election Proposal”);

●	The Bylaws Proposal — a proposal to ratify the decision by FSI’s board of directors to amend and restate FSI’s bylaws (the “A&R Bylaws”) in the form attached hereto as Annex C (the “Bylaws Proposal”);

●	The Say on Pay Proposal — a proposal to approve, on a non-binding, advisory basis, the compensation of FSI’s named executive officers (the “Say on Pay Proposal”);

●	The Say on Frequency Proposal — a proposal to hold a non-binding advisory vote on the frequency of future advisory votes on named executive officer compensation of FSI (once every year, every two years or three years) (the “Say on Frequency Proposal”);

●	The Say on Golden Parachute Proposal — a proposal to approve, on a non-binding, advisory basis, the golden parachute compensation that may be paid or become payable to FSI’s named executive officers as a result of the Merger (the “Say on Golden Parachute Proposal”);

●	The Adjournment Proposal — a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Share Issuance Proposal, the Change of Control Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal, the Bylaws Proposal, the Say on Pay Proposal, the Say on Frequency Proposal or the Say on Golden Parachute Proposal (the “Adjournment Proposal” and, together with the Share Issuance Proposal, the Change of Control Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal, the Bylaws Proposal, the Say on Pay Proposal, the Say on Frequency Proposal and the Say on Golden Parachute Proposal, each, a “Proposal” and collectively, the “Proposals”); and

●	to transact such other business as may properly come before the meeting.

Each of these Proposals is more fully described in this proxy statement/prospectus, which each shareholder is encouraged to carefully read.

           ,2022 is the record date for the determination of shareholders entitled to notice of and to vote at such meeting. FSI shareholders are entitled to one vote for each share of FSI held. As of            ,2022 there were            FSI common shares outstanding.

The accompanying proxy is solicited by the Company’s directors for voting at the Special Meeting and at any and all adjournments of such meeting. If the proxy is executed and returned, it will be voted at the meeting in accordance with any instructions, and if no specification is made, the proxy will be voted “FOR” each of the Share Issuance Proposal, the Change of Control Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal, the Bylaws Proposal, the Say on Pay Proposal, the Say on Golden Parachute Proposal, and the Adjournment Proposal and “FOR” the one year alternative with respect to the Say on Frequency Proposal. Shareholders who execute proxies may revoke them at any time before they are voted, either by writing to the Company at the address shown above, or at the time of the meeting. Additionally, any later dated proxy will revoke a previous proxy from the same shareholder.

There is one class of capital stock outstanding. A quorum of FSI shareholders is necessary to hold a valid meeting. Holders of 33⅓% of the Company’s outstanding shares, present in person or represented by proxy, constitute a quorum. Abstentions will count as present for the purposes of establishing a quorum.

Approval of each of the Proposals requires the affirmative vote (in person or by proxy) of a majority of the votes properly cast at the Special Meeting.

The Company’s board of directors recommends that the Company’s shareholders vote “FOR” each of the Share Issuance Proposal, the Change of Control Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal, the Bylaws Proposal, the Say on Pay Proposal, the Say on Golden Parachute Proposal, and the Adjournment Proposal and “FOR” the one year alternative with respect to the Say on Frequency Proposal.

Common shares of the Company represented by properly executed proxies that reflect abstentions will be counted as present for purposes of determining the presence of a quorum at the Special Meeting. “Broker non-votes” represent shares held by brokerage firms in “street-name” with respect to which the broker has not received instructions from the customer or otherwise does not have discretionary voting authority. Abstentions and broker non-votes will not be counted as having voted against the Proposals.

Pursuant to those certain support agreements entered into in favor of Lygos by the officers and directors of FSI holding approximately 37% of the outstanding shares of FSI, the officers and directors of FSI have agreed to vote their common shares in favor of the Share Issuance Proposal and the other proposals to come before the meeting.

The Company is providing the accompanying proxy statement/prospectus and accompanying proxy card to FSI shareholders in connection with the solicitation of proxies to be voted at the Special Meeting (including following any adjournments or postponements of the Special Meeting). Information about the Special Meeting, the Merger and other related business to be considered by the Company’s shareholders at the Special Meeting is included in this proxy statement/prospectus. Whether or not you plan to attend the Special Meeting, we urge all Company shareholders to read this proxy statement/prospectus, including the Annexes and the accompanying financial statements of the Company and Lygos, carefully and in their entirety. In particular, we urge you to carefully read the section entitled “Risk Factors” of this proxy statement/prospectus.

After careful consideration, the Company’s board of directors have approved the Share Issuance Proposal and recommends that the Company’s shareholders vote “FOR” the Share Issuance Proposal and “FOR” each of the Change of Control Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal, the Bylaws Proposal, the Say on Pay Proposal, the Say on Golden Parachute Proposal, and the Adjournment Proposal and “FOR” the one year alternative with respect to the Say on Frequency Proposal.

By Order of the Board of Directors,

__________, 2022	Daniel B. O’Brien, Chief Executive Officer and
Director

PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ATTACHED PROXY

CARD, AND SIGN, DATE AND RETURN THE PROXY CARD.

TO SAVE THE COST OF FURTHER SOLICITATION,

PLEASE VOTE PROMPTLY

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ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) by Flexible Solutions International Inc. (“we,” “us,” “our,” “FSI” or the “Company”), constitutes a prospectus of the Company under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Company’s common shares (“FSI Common Shares”) to be issued to the stockholders of Lygos, Inc., a Delaware corporation (“Lygos”), under that certain Agreement and Plan of Merger and Reorganization, dated April 17, 2022, among FSI, Lygos, Inc., a Delaware corporation (“Lygos”), FSI Merger Sub I, Inc., a Delaware corporation, and FSI Merger Sub II, Inc., a Delaware corporation (as amended, the “Merger Agreement”). This document also constitutes a proxy statement of the Company under Section 14(a) of the Securities Exchange Act of 1934 (the “Exchange Act”).

You should rely only on the information contained into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in this proxy statement/prospectus.

Information contained in this proxy statement/prospectus regarding the Company has been provided by the Company and information contained in this proxy statement/prospectus regarding Lygos has been provided by Lygos.

This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

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QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What is the Merger and what will Lygos stockholders receive in connection therewith?

A:	On April 17, 2022, FSI entered into the Merger Agreement with Lygos and other parties thereto. Pursuant to the Merger Agreement, (a) FSI Merger Sub I, Inc., a Delaware corporation (“Merger Sub I”), will merge with and into Lygos, Merger Sub I will cease to exist, and Lygos will become a direct, wholly owned subsidiary of FSI (the “First Merger”), and (b) thereafter as part of the same overall transaction, Lygos will merge with and into FSI Merger Sub II, Inc., a Delaware corporation (“Merger Sub II”), Lygos will cease to exist, and Merger Sub II will survive as a direct, wholly owned subsidiary of FSI under the name “Lygos, Inc.” (the “Second Merger” and, collectively or in seriatim with the First Merger, as appropriate, the “Merger”).

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each other outstanding share of Lygos capital stock, other than any shares of Lygos capital stock held as treasury stock prior to the Effective Time, which stock will be canceled and retired without payment of any consideration, will be converted solely into the right to receive a portion of the Merger Shares. This portion will be determined in accordance with the Lygos Certificate of Incorporation as applicable to a change of control of Lygos and outstanding Lygos simple agreements for future equity, or “SAFEs”. “Merger Shares” means newly issued FSI Common Shares in an aggregate amount equal to (x) the total number of FSI Common Shares and the preferred shares of FSI (together, the “FSI Capital Shares”) on a fully diluted basis outstanding as of the end of the last trading day of FSI Common Shares on the NYSE American before the Effective Time multiplied by (y) two.

Subject to the terms and conditions of the Merger Agreement, at the Effective Time, each Lygos option that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) will automatically be assumed by FSI and converted into an option to acquire a number of FSI Common Shares at an adjusted exercise price per share (each such resulting option, a “Rollover Option”). The number of FSI Common Shares subject to each Rollover Option will be determined by multiplying the number of shares of Lygos common stock subject to each Lygos option by an exchange ratio equal to the exchange ratio determining the fraction of a Merger Share issuable in the Merger per share of Lygos common stock. The resulting number will be rounded down to the nearest whole number of FSI Common Shares.

Prior to the Effective Time, unless otherwise determined by Lygos in its sole discretion, Lygos will use commercially reasonable efforts to enter into an agreement (“SAFE Conversion Agreement”) with each person (“SAFE Party”) that has entered into a SAFE. Such an agreement will provide that each SAFE will be terminated, effective as of immediately prior to the Effective Time. Each SAFE Party would receive the number of shares of Lygos common stock set forth and agreed to by the SAFE Party in the applicable SAFE Conversion Agreement.

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The maximum number of FSI Common Shares issuable in the Merger will not exceed the total number of FSI Capital Shares on a fully diluted basis outstanding as of the end of the last trading day of the FSI Common Shares on the NYSE American before the Effective Time multiplied by two.

Immediately following the Effective Time, the former stockholders of Lygos are expected to own approximately 66.7% of the outstanding shares of the Company.

The Merger Agreement also requires the Company to adopt a 2022 Equity Incentive Plan (the “Equity Incentive Plan”) in the form attached hereto as Annex B to this proxy statement/ prospectus.

For a more complete description of what Lygos’ stockholders will receive in the merger, please see the section entitled “The Merger—The Merger Agreement—Consideration to be received in the Business Combination” in this proxy statement/prospectus.

Q:	Why are the two companies proposing to merge?

A:	The Company and Lygos believe that the Merger will result in a high growth, vertically integrated synthetic biology company. For a discussion of the Company and Lygos’ reasons for the Merger, please see the section entitled “The Merger—FSI’s Board of Directors’ Reasons for the Approval of the Merger” in this proxy statement/prospectus.

Q:	Why am I receiving this proxy statement/prospectus?

A:	You are receiving this proxy statement/prospectus because you have been identified as a shareholder of the Company as of the record date. If you are a shareholder of the Company, you are entitled to vote at the special meeting of shareholders (“Special Meeting”) of FSI to be held virtually on , 2022 at Pacific Time at which has been called for the purpose of approving, in connection with the Merger, the issuance of the FSI Common Shares as required by and in accordance with applicable NYSE American listing rules (the “Share Issuance Proposal”) and the other proposals described herein.

This document serves as:

● a proxy statement of the Company used to solicit proxies for the Special Meeting; and

● a prospectus of the Company used to offer its common shares in exchange for shares of Lygos’ capital stock in the Merger.

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Q:	What Proposals are to be voted on at the Special Meeting, other than the Share Issuance Proposal?

A:	At the Special Meeting, in addition to the Share Issuance Proposal, the holders of Company common shares will also be asked to consider the following proposals, along with any other business that may properly come before the Special Meeting:

	●	The Change of Control Proposal — a proposal to approve, for purposes of complying with applicable listing rules of the NYSE American, the change of control that would result from the issuances of the FSI Common Shares in connection with the Merger (the “Change of Control Proposal”);

	●	The Equity Incentive Plan Proposal — a proposal to adopt the Equity Incentive Plan, a copy of which is attached as Annex B (the “Equity Incentive Plan Proposal”);

	●	The Director Election Proposal — a proposal to elect the five director nominees to the board of directors effective as of the closing of the Merger in accordance with the Merger Agreement (the “Director Election Proposal”);

	●	The Bylaws Proposal — a proposal to ratify the decision by FSI’s board of directors to amend and restate FSI’s bylaws (the “A&R Bylaws”) in the form attached hereto as Annex C (the “Bylaws Proposal”);

	●	The Say on Pay Proposal — a proposal to approve, on a non-binding, advisory basis, the compensation of FSI’s named executive officers (the “Say on Pay Proposal”);

	●	The Say on Frequency Proposal — a proposal to hold a non-binding advisory vote on the frequency of future advisory votes on named executive officer compensation of FSI (once every year, every two years or three years) (the “Say on Frequency Proposal”);

	●	The Say on Golden Parachute Proposal — a proposal to approve, on a non-binding, advisory basis, the golden parachute compensation that may be paid or become payable to FSI’s named executive officers as a result of the Merger (the “Say on Golden Parachute Proposal”); and

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● The Adjournment Proposal — a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Share Issuance Proposal, the Change of Control Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal, the Bylaws Proposal, the Say on Pay Proposal, the Say on Frequency Proposal or the Golden Parachute Proposal (such proposal, the “Adjournment Proposal” and, together with the Share Issuance Proposal, the Change of Control Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal, the Bylaws Proposal the Say on Pay Proposal, the Say on Frequency Proposal and the Say on Golden Parachute Proposal, each, a “Proposal” and collectively, the “Proposals”).

Q:	Who is Lygos?

A:	Lygos has created a biological engineering platform focused on sustainable production of organic acid bio-monomers. Lygos’ bio-based ingredients offer alternatives to traditional industrial suppliers, enabling customers to create better, environmentally safer products. For more information, see the section of this proxy statement/prospectus entitled “Information about Lygos”.

Q:	What will be the directors of the Company following the Merger?

A:	Immediately following the effective time of the Merger, Eric Steen and other individuals designated by Lygos will serve as directors of the Company, subject to approval by the Company’s shareholders of the Director Election Proposal. For a more complete description of the board of directors following the Merger, please see the section entitled “Management of the Combined Company After the Merger” in this proxy statement/prospectus.

Q:	What will be the executive officers of the Company following the Merger?

A:	Immediately following the effective time of the Merger, Eric Steen, the current CEO of Lygos, will serve as the CEO of the combined company. Dan O’Brien, the Company’s current CEO, has entered into a five-year employment agreement to continue overseeing FSI’s existing business activities. Lygos’ current CFO, Bryce Dille, and CTO, Nick Ohler, PhD, will retain these respective roles in the combined company. For a more complete description of the executive officers following the Merger, please see the section entitled “Management of the Combined Company After the Merger” in this proxy statement/prospectus.

Q:	As a shareholder of the Company, how does the Company’s board of directors recommend that I vote?

A:	After careful consideration, the Company’s board of directors recommends that the Company’s shareholders vote “FOR” each of the Share Issuance Proposal, the Change of Control Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal, the Bylaws Proposal, the Say on Pay Proposal, the Say on Golden Parachute Proposal, and the Adjournment Proposal and “FOR” the one year alternative with respect to the Say on Frequency Proposal. For more information regarding how the board of directors of the Company recommends that Company shareholders vote, see the sections describing each Proposal in this proxy statement/prospectus.

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Q:	What risks should I consider in deciding whether to vote in favor of the Proposals?

A:	You should carefully review the section of this proxy statement/prospectus entitled “Risk Factors,” which sets forth certain risks and uncertainties related to the merger, risks and uncertainties to which the combined company’s business will be subject, and risks and uncertainties to which each of the Company and Lygos, as an independent company, is subject.

Q:	When do you expect the merger to be consummated?

A:	We anticipate that the Merger will occur during the third quarter of 2022, soon after the Special Meeting, but we cannot predict the exact timing. For more information, please see the section of this proxy statement/prospectus entitled “The Merger—The Merger Agreement”.

Q:	What do I need to do now?

A:	The Company and Lygos urge you to read this proxy statement/prospectus statement carefully, including its annexes and information incorporated herein, and to consider how the Merger affects you.

If you are a shareholder of the Company, you may provide your proxy instructions in one of four different ways. First, you can mail your signed proxy card in the enclosed return envelope. Second, you may provide your proxy instructions via phone by following the instructions on your proxy card or voting instruction form. Third, you may provide your proxy instructions via the Internet by following the instructions on your proxy card or voting instruction form. Finally, you may vote virtually at the Special Meeting, as described below. Please provide your proxy instructions only once, unless you are revoking a previously delivered proxy instruction, and as soon as possible so that your shares can be voted at the Special Meeting.

Q:	What will happen if I abstain from voting or fail to vote at the special meeting?

A:	At the Special Meeting, the Company will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, if a valid quorum is otherwise established, an abstention will have no effect on the Proposals.

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Q:	When and where is the Special Meeting?

A:	In light of public health concerns regarding the coronavirus (COVID-19) pandemic, the special meeting will be held via live webcast at , on , 2022, at Pacific Time, or such other date, time and place to which such special meeting may be adjourned or postponed. The special meeting can be accessed by visiting , where you will be able to listen to the meeting live and vote during the meeting.

Q:	If my Company shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Unless your broker has discretionary authority to vote on certain matters, your broker will not be able to vote your common shares without instructions from you. Brokers are not expected to have discretionary authority to vote for any of the Proposals. To make sure that your vote is counted, you should instruct your broker to vote your shares, following the procedures provided by your broker.

Q:	May I change my vote after I have submitted a proxy or provided proxy instructions?

A:	Company shareholders of record, other than those party to voting agreements, may change their vote at any time before their proxy is voted at the Special Meeting in one of three ways. First, a shareholder of record can send a written notice to the Secretary of the Company stating that it would like to revoke its proxy. Second, a shareholder of record of can submit new proxy instructions either on a new proxy card or via the Internet. Third, a shareholder of record of can attend the Special Meeting and vote virtually. Attendance alone will not revoke a proxy. If a shareholder of record or a shareholder who owns Company shares in “street name” has instructed a broker to vote its common shares, the shareholder must follow directions received from its broker to change those instructions.

Q:	Who can help answer my questions?

A:	If you are a shareholder of the Company and if you have questions about the Merger, including the procedures for voting your shares, you should contact FSI at Flexible Solutions International Inc., 6001 54 Ave., Taber, AB, Canada T1G 1X4, Attention: Investor Relations or by telephone at (800) 661-3560 or email at info@flexiblesolutions.com.

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SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Merger and the proposals being considered at the Special Meeting, you should read this entire proxy statement/prospectus carefully, including the Merger Agreement (as amended) attached hereto as Annex A-1 and Annex A-2 and the other annexes to which you are referred herein. For more information, please see the section of this proxy statement/prospectus entitled “Where You Can Find More Information” in this proxy statement/prospectus.

Parties to the Merger Agreement

Flexible Solutions International Inc.

6001 54 Ave.

Taber, Alberta, Canada

T1G 1X4

(403) 223-2995

Attn: Daniel B. O’Brien

FSI is based in Taber, Alberta, and is an environmental technology company. FSI provides biodegradable, water-soluble products utilizing thermal polyaspartate (TPA) biopolymers. TPA beta-proteins are manufactured from the common biological amino acid, L-aspartic acid, and can be used in applications including scale inhibition, detergent formulation, water treatment and crop enhancement. FSI is the developer and manufacturer of WaterSavrTM, a commercially viable water evaporation retardant. WaterSavrTM reduces evaporation on reservoirs, lakes, aqueducts, irrigation canals, ponds and slow moving rivers. HeatsavrTM, a “liquid blanket” evaporation retardant for the commercial swimming pool and spa markets, reduces energy costs and can result in reduced indoor pool humidity. FSI also manufactures and sells nitrogen conservation products used for the agriculture industry. These products decrease the loss of nitrogen fertilizer after initial application and allow less fertilizer to be used.

Lygos, Inc.

1249 Eighth St.

Berkeley, CA 94710

415-294-0069

Attn: Dr. Eric Steen

Lygos has created a biological engineering platform focused on sustainable production of organic acid bio-monomers. Lygos’ bio-based ingredients offer alternatives to traditional industrial suppliers, enabling customers to create better, environmentally safer products.

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FSI Merger Sub I, Inc.

FSI Merger Sub I, Inc. is a Delaware corporation and a wholly owned subsidiary of FSI and was formed solely for the purposes of carrying out the Merger.

FSI Merger Sub II, Inc.

FSI Merger Sub II, Inc. is a Delaware corporation and a wholly owned subsidiary of FSI and was formed solely for the purposes of carrying out the Merger.

The Merger

A copy of the Merger Agreement (as amended) is attached as Annex A-1 and A-2 to this proxy statement/prospectus. We encourage you to read the entire Merger Agreement carefully because it is the principal document governing the Merger. For more information on the Merger Agreement, see the section of this proxy statement/prospectus entitled “The Merger—The Merger Agreement”. Capitalized terms used herein but not defined shall have the meanings as set forth in the Merger Agreement.

General

Pursuant to the Merger Agreement, Merger Sub I will merge with and into Lygos, Merger Sub I will cease to exist, and Lygos will become a direct, wholly owned subsidiary of the Company (the “First Merger”). Next, as part of the same overall transaction, Lygos will merge with and into Merger Sub II, Lygos will cease to exist, and Merger Sub II will survive as a direct, wholly owned subsidiary of the Company under the name “Lygos, Inc.” (the “Second Merger”, and together with the First Merger, the “Merger” or “Business Combination”).

The transactions proposed under the Merger Agreement, including the Merger (the “Contemplated Transactions”), were approved by the boards of directors of both the Company and Lygos.

The Contemplated Transactions are expected to close in the third quarter of 2022, subject to the approval of FSI and Lygos stockholders and the satisfaction or waiver of certain other customary closing conditions.

Consideration to be Received in the Merger

Subject to the terms and conditions of the Merger Agreement, at the Effective Time, each other outstanding share of Lygos capital stock, other than any shares of Lygos capital stock held as treasury stock prior to the Effective Time, which stock will be canceled and retired without payment of any consideration, will be converted solely into the right to receive a portion of the Merger Shares. This portion will be determined in accordance with the Lygos Certificate of Incorporation as applicable to a change of control of Lygos and outstanding Lygos SAFEs.

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Subject to the terms and conditions of the Merger Agreement, at the Effective Time, each Lygos option that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) will automatically be assumed by FSI and converted into a Rollover Option. The number of FSI Common Shares subject to each Rollover Option will be determined by multiplying the number of shares of Lygos common stock subject to each Lygos option by an exchange ratio equal to the exchange ratio determining the fraction of a Merger Share issuable in the Merger per share of Lygos common stock. The resulting number will be rounded down to the nearest whole number of FSI Common Shares.

Prior to the Effective Time, unless otherwise determined by Lygos in its sole discretion, Lygos will use commercially reasonable efforts to enter into SAFE Conversion Agreement with each SAFE Party that has entered into a SAFE. Such an agreement will provide that each SAFE will be terminated, effective as of immediately prior to the Effective Time. Each SAFE Party would receive the number of shares of Lygos common stock set forth and agreed to by the SAFE Party in the applicable SAFE Conversion Agreement.

The maximum number of FSI Common Shares issuable in the Merger will not exceed the total number of FSI Capital Shares on a fully diluted basis outstanding as of the end of the last trading day of the FSI Common Shares on the NYSE American before the Effective Time multiplied by two.

Immediately following the effective time of the Merger, the former stockholders of Lygos are expected to own approximately 66.7% of the outstanding shares of the Company.

Upon closing, Eric Steen will serve as the CEO and a member of the board of directors for the combined company. Daniel O’Brien has entered into a five-year employment agreement to continue overseeing the Company’s existing business activities. Lygos’ current CFO, Bryce Dille, and CTO, Nick Ohler, will retain these respective roles in the combined company. Also, in connection with the Merger, upon closing, all current directors of the Company will resign, subject to the Company’s shareholders electing new directors designated by Lygos.

FSI Board Recommendation

After careful consideration, the board of directors of the Company unanimously approved the Merger Agreement, the Merger, and the Contemplated Transactions. Certain factors considered by the board of directors of the Company in reaching its decision to approve and adopt the Merger Agreement, the Merger, and the Contemplated Transactions can be found in the section of this proxy statement/prospectus entitled “The Merger—FSI’s Board of Director’s Reasons for the Approval of the Merger.”

The board of directors recommends that the Company’s shareholders vote “FOR” each proposal being submitted to a vote of the Company shareholders at the Special Meeting.

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Interests of FSI Directors and Officers

In considering the recommendation of the board of directors of the Company with respect to the Proposals, Company shareholders should be aware that Daniel B. O’Brien, the Company’s Chief Executive Officer and a member of the Company’s board of directors, has interests in the Merger that may be different from, or in addition to, the interests of Company shareholders generally. The board of directors of the Company was aware of and considered these interests, among other matters, in evaluating the Merger Agreement, in approving the Merger Agreement, and in determining to recommend that the Company shareholders approve the Proposals.

Directors’ and Officers’ Indemnification

The Company and the Merger Subs have agreed that all rights to indemnification, exculpation or advancement of expenses existing in favor of, and all limitations on the personal liability of each present and former director, officer, employee, fiduciary, or agent of the Company or Lygos provided for in the respective organizational documents in effect as of the date of the Merger Agreement, will continue to be honored and in full force and effect for a period of six (6) years after the Effective Time.

Conditions to the Closing

Mutual Conditions to Closing

As more fully described in this proxy statement/prospectus and the Merger Agreement, the obligations of each Party to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or waiver of certain conditions, including:

●	The absence of any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger issued by any court of competent jurisdiction or other Governmental Authority, and the absence of any Law which has the effect of making the consummation of the Merger illegal.

●	The Merger Agreement, the Merger, and the other the Contemplated Transactions shall have been duly adopted and approved by the Lygos Stockholder Approval, and (b) the Proposals shall have been duly approved by the FSI Shareholder Approval.

●	There shall not be any Legal Proceeding pending, or overtly threatened in writing, by an official of a Governmental Authority in which such Governmental Authority indicates that it intends to conduct any Legal Proceeding or taking any other action (a) challenging or seeking to restrain or prohibit the consummation of the Merger; (b) relating to the Merger and seeking to obtain from the Company, the Merger Subs or Lygos any damages or other relief that may be material to the Company or Lygos; or (c) seeking to prohibit or limit in any material and adverse respect a Party’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company.

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●	The Company’s proxy statement/prospectus on Form S-4 shall have been declared effective by the SEC. No stop order prohibiting the issuance of the Merger Shares shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority and no similar proceeding in respect of the proxy statement/prospectus shall have been initiated or threatened by the SEC or any other Governmental Authority.

●	The Merger Shares shall be listed on the NYSE American, or another national securities exchange mutually agreed to by the Parties, as of the Effective Time.

●	The Convertible Note Purchase Agreement entered into by Lygos and an investor (the “Note Purchase Agreement”) and the note issued thereunder shall be in full force and effect, and Lygos shall have received the purchase price related thereto as described in the Note Purchase Agreement.

The Company and Merger Subs Conditions to Closing

As more fully described in this proxy statement/prospectus and the Merger Agreement, the obligations of the Company and the Merger Subs to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or waiver of certain conditions, including:

●	Subject to certain qualifications, the accuracy of representations and warranties made by Lygos in the Merger Agreement (subject generally to a material adverse effect standard, with different standards applicable to certain representations and warranties).

●	Subject to certain qualifications, Lygos having performed in all material respects all of its obligations under the Merger Agreement contemplated to be performed by them at or prior to the Closing.

●	The Company shall have received a certificate executed by the Chief Executive Officer of Lygos confirming that the conditions set forth in Sections 7.1 and 7.2 of the Merger Agreement have been duly satisfied.

●	Since the date of the Merger Agreement, there shall not have occurred any Lygos Material Adverse Effect.

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Lygos Conditions to Closing

As more fully described in this proxy statement/prospectus and the Merger Agreement, the obligations of Lygos to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or waiver of certain conditions, including:

●	Subject to certain qualifications, the accuracy of representations and warranties made by the Company and the Merger Subs in the Merger Agreement (subject generally to a material adverse effect standard, with different standards applicable to certain representations and warranties).

●	Subject to certain qualifications, each of the Company and the Merger Subs having performed in all material respects all of its obligations under the Merger Agreement contemplated to be performed by them at or prior to the Closing.

●	Lygos shall have received a certificate executed by the Chief Executive Officer of the Company confirming that the conditions set forth in Sections 8.1 and 8.2 of the Merger Agreement have been duly satisfied.

●	Prior to the effectiveness of the proxy statement/prospectus, the Company Board of Directors shall approve and adopt the Equity Incentive Plan.

●	The directors of the Company immediately prior to the Closing shall have resigned as directors of the Company, effective as of the Closing, and Lygos shall have received a resignation letter from each such Person.

●	Since the date of the Merger Agreement, there shall not have occurred any FSI Material Adverse Effect.

Exclusivity

As more fully described in this proxy statement/prospectus and the Merger Agreement, the Parties agreed that until the earlier of the Closing and the termination of the Merger Agreement, they shall not, and shall cause their respective subsidiaries and their respective representatives not to directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any sale of any material assets of such Party or any of the outstanding capital stock or any conversion, consolidation, liquidation, dissolution or similar transaction involving such Party or any of such Party’s subsidiaries other than with the other Parties to the Merger Agreement and their respective representatives, any such transaction is referred to as an “Alternative Transaction,” (ii) enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided that the execution, delivery and performance of the Merger Agreement and the Contemplated Transactions shall not be deemed a violation of this provision. In addition, each Party agreed that it shall, and shall cause its subsidiaries and its and their respective affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction.

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Termination Rights

As more fully described in this proxy statement/prospectus and the Merger Agreement, the Merger Agreement may be terminated prior to the Effective Time:

●	by mutual written consent of the Company and Lygos duly authorized by the Boards of Directors of the Company and Lygos;
●	subject to certain conditions, by either the Company or Lygos if the Merger shall not have been consummated by September 30, 2022;
●	by either the Company or Lygos if a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;
●	by the Company if the Lygos Stockholder Approval shall not have been obtained within forty-eight (48) hours after the date that the definitive proxy statement/prospectus is filed with the SEC;
●	subject to certain conditions, by either the Company or Lygos if (i) the Special Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s shareholders shall have taken a final vote on the Proposals and (ii) the Proposals shall not have been approved at the Special Meeting (and shall not have been approved at any adjournment or postponement thereof) by the FSI Shareholder Approval;
●	subject to certain conditions, by Lygos, upon a breach of any representation, warranty, covenant or agreement on the part of the Company or the Merger Subs set forth in the Merger Agreement, or if any representation or warranty of the Company or the Merger Subs shall have become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 of the Merger Agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; or
●	subject to certain conditions, by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Lygos set forth in the Merger Agreement, or if any representation or warranty of Lygos shall have become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 of the Merger Agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate.

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Specific Performance

The Merger Agreement provides that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

Other Agreements Related to the Merger

Support Agreements

In connection with the Merger Agreement, the officers and directors of the Company holding approximately 37% of the outstanding shares of the Company (the “FSI Supporting Shareholders”) have each entered into a support agreement in favor of Lygos (the “FSI Support Agreements”). The FSI Support Agreements place certain covenants on the voting of such shares in favor of approving the Proposals. The FSI Support Agreements will terminate upon certain events, including any termination of the Merger Agreement in accordance with its terms.

In connection with the Merger Agreement, the directors and certain stockholders of Lygos collectively holding a sufficient number, type and class of Lygos capital stock to obtain the requisite approval of the Lygos stockholders of the transactions contemplated by the Merger Agreement (the “Lygos Supporting Stockholders”) have entered into a similar support agreement with the Company (the “Lygos Support Agreement”). Pursuant to the Lygos Support Agreement, the Lygos stockholders have agreed to, among other things, provide the requisite consents necessary to consummate the transactions and vote their capital stock in favor of such transactions. The Lygos Support Agreement will terminate upon certain events, including any termination of the Merger Agreement in accordance with its terms.

See the section of this proxy statement/prospectus entitled “The Merger—Certain Agreements Related to the Business Combination—Support Agreements” for a description of these agreements.

Registration Rights Agreement

Daniel O’Brien and FSI entered into a registration rights agreement in connection with the transactions contemplated by the Merger Agreement (the “Registration Rights Agreement”). The Registration Rights Agreement will become effective at the Closing. The Registration Rights Agreement provides that the Company will file a resale shelf registration statement to provide for the resale of securities delivered in connection with the Merger for the benefit of parties to the Registration Rights Agreement. The Registration Rights Agreement also provides Mr. O’Brien with piggyback registration rights under certain circumstances.

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See the section of this proxy statement/prospectus entitled “The Merger— Certain Agreements Related to the Business Combination—Registration Rights Agreement” for a description of this agreement.

Lock-Up Agreements

Concurrently with the execution and delivery of the Merger Agreement, Daniel O’Brien entered into a lock-up agreement (the “O’Brien Lock-Up Agreement”) pursuant to which securities held by Mr. O’Brien are subject to a lock-up until April 8, 2023 and shall not be transferred, other than transfers to certain permitted transferees as described therein. Pursuant to the O’Brien Lock-Up Agreement, Mr. O’Brien will sell 1,000,000 FSI Common Shares to the Company for $7.50 per share immediately after the Effective Time of the Merger.

Concurrently with the execution and delivery of the Merger Agreement, Eric Steen entered into a lock-up agreement (the “Steen Lock-Up Agreement”) pursuant to which securities held by Mr. Steen are subject to a lock-up until April 8, 2023 and shall not be transferred, other than transfers to certain permitted transferees as described therein. Pursuant to the Steen Lock-Up Agreement, Mr. Steen may sell up to 22% of his Lock-Up Shares (as defined in the Steen Lock Up Agreement) as of the Effective Time of the Merger.

See the section of this proxy statement/prospectus entitled “The Merger—Certain Agreements Related to the Business Combination—Lock-Up Agreements” for a description of these agreements.

Other Agreements

Convertible Financing

Lygos has entered into a financing arrangement (the “Convertible Financing”) with a certain investor which has provided Lygos $160,000,000 in capital. Under the terms of a note purchase agreement, Lygos issued a convertible promissory note in a principal amount of $160,000,000 bearing an annual interest of 5.5% (the “Note”). The conversion price of the Note will equal the public trading price of the FSI Common Shares on the 12-month anniversary of the Note less a 12.5% discount per share, but will be no less than $250,000,000 divided by the number of outstanding shares of common stock as of such date and no greater than $350,000,000 divided by the number of outstanding shares of common stock as of such date. The combined company intends to use these proceeds to fund the development of the combined company’s business.

The Convertible Financing contemplates a merger of FSI and Lygos by October 8, 2022, and the Note is fully callable by the investor if a Merger has not been consummated by such date.

In connection with the transaction contemplated by the Merger Agreement, Daniel O’Brien will sell 1,000,000 FSI Common Shares to the Company for $7.50 per share immediately after the Effective Time.

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O’Brien Employment Agreement

In connection with and contingent upon the closing of the Merger, FSI and Mr. O’Brien entered into a new employment agreement, dated April 17, 2022 (the “O’Brien Employment Agreement”) which will become effective as of the Closing Date. Under the terms of the employment agreement, Mr. O’Brien will be employed as FSI’s Head-Flexible Solutions Division, and he will receive an annual base salary of $500,000, which will be increased each year during the Term (as defined in the O’Brien Employment Agreement) based on annual increases in the Consumer Price Index (the “Base Salary”).

Murray Employment Agreement

In connection with and contingent upon the closing of the Merger, FSI and George Murray entered into a new Employment Agreement, dated April 17, 2022 (the “Murray Employment Agreement”), which will become effective as of the Closing Date. Under the terms of the Employment Agreement, Mr. Murray will be employed as the Director of Operations of Flexible Solutions Division, and he will receive an annual base salary of $500,000, which will be increased each year during the Term (as defined in the Murray Employment Agreement) based on annual increases in the Consumer Price Index.

BTIG, LLC Engagement Letter

On September 16, 2021 FSI entered into an engagement letter (as amended, the “BTIG Engagement Letter”) with BTIG in which it finalized the terms of BTIG’s engagement as financial advisor in connection with the merger and as sole placement agent in connection with the potential financing. Pursuant to the terms of the engagement, and in exchange for BTIG’s acting as financial advisor with respect to the Merger, BTIG would be entitled to a customary fee upon consummation of the Merger.

In exchange for acting as placement agent in a financing, BTIG would be entitled to (i) a customary fee, payable at closing of the merger, of a percentage of the aggregate gross proceeds raised in the financing and (ii) five (5) year stock purchase warrants equivalent to 4.5% of the total common-equivalent shares sold in a private placement transaction (the “BTIG Warrants”). As a result of the consummation of the Convertible Financing, FSI will issue to BTIG the BTIG Warrants, and such warrants shall have a per share “exercise price” equal to the purchase price per common-equivalent share paid by the purchasers in the Convertible Financing and such warrants shall not be redeemable by FSI.

See the section of this proxy statement/prospectus entitled “The Merger—Certain Agreements Related to the Business Combination—Other Agreements” for a description of these agreements.

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Reasons for Approval of the Merger

If the Merger does not occur, the Company will need to build a team of biochemists who are experts in operating microbial factories that utilize the microbe developed by Lygos. This will take several years at a substantial cost and the capital for this will have to be raised in the equity market since current earnings before tax are needed for other Company purposes. As a result of the forgoing, the Company believes the Merger with Lygos is in the best interest of the Company’s shareholders.

After careful consideration, the Company’s board of directors recommends that the Company’s shareholders vote “FOR” each of the Share Issuance Proposal, the Change of Control Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal, the Bylaws Proposal, the Say on Pay Proposal, the Say on Golden Parachute Proposal, and the Adjournment Proposal and “FOR” the one year alternative with respect to the Say on Frequency Proposal. For a more complete description of the Company’s reasons for the approval of the Merger and the recommendation of the Company’s board of directors, see the section of this proxy statement/prospectus entitled “The Merger—FSI’s Board of Directors’ Reasons for the Approval of the Merger”.

MalekRemian Fairness Opinion

In May 2022, the board of directors of FSI engaged MalekRemian LLC (“MalekRemian”) to provide fairness opinion services in connection with FSI’s evaluation and consideration of the proposed series of transactions pursuant to the Merger Agreement. At the June 21, 2022 meeting of the FSI board of directors, MalekRemian rendered its oral opinion, confirmed by delivery of a written opinion dated June 17, 2022, to the FSI board of directors that, as of the date of such opinion, and based upon the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review set forth in its written opinion, the consummation of the Contemplated Transactions in connection with the Merger was fair from a financial point of view for the shareholders of FSI.

The full text of MalekRemian’s written opinion is attached to this proxy statement/prospectus as Annex D and is incorporated into this proxy statement/prospectus by reference. The description of MalekRemian’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Company shareholders are encouraged to read MalekRemian’s opinion carefully and in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by MalekRemian in connection with its opinion. MalekRemian’s opinion was addressed to the Company’s board of directors, and was only one of many factors considered by the Company’s board of directors in its evaluation of the Merger. MalekRemian’s opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available to the Company, nor does it address the underlying business decision of the Company to proceed with the Merger. MalekRemian’s opinion was directed to and for the information of the Company’s board of directors only (in its capacity as such) in connection with its evaluation of the Merger.

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For a more complete description, see the section of this proxy statement/prospectus captioned “—Description of MalekRemian Fairness Opinion.”

Combined Company Board and Executive Officers

The following individuals are expected to serve as directors and executive officers of the combined company upon consummation of the Merger. Please see the section of this proxy statement/prospectus entitled “Management of the Combined Company After the Merger”.

Name	Age	Position
Executive Officers Eric Steen	39	Chief Executive Officer and Director
Bryce Dille	46	Chief Financial Officer
Nicholas Ohler	44	Chief Technology Officer
Non-Employee Directors
Peter Staple	70	Director
Julie Kane	63	Director
Kenneth Wong	52	Director
Timothy Richardson	65	Director

Material Tax Consequences

For a detailed discussion of certain U.S. federal income tax consequences of the Merger, see the section of this proxy statement/prospectus entitled “Material U.S. Federal Income Tax Considerations of the Merger to Holders of Lygos Capital Stock that are United States Persons” in this proxy statement/prospectus.

Anticipated Accounting Treatment

We anticipate the Merger will be accounted for as a “reverse acquisition” in accordance with accounting standards generally accepted in the United States of America (“U.S. GAAP”). Under this method of accounting, FSI and the Merger Subs will be treated as the “acquired” company for financial reporting purposes. The determination that Lygos is the “acquiring” company for financial reporting purposes is primarily based on Lygos shareholders comprising a majority of the voting power of the combined company, Lygos senior management comprising the senior management of the combined company, and Lygos operations comprising the ongoing operations in the combined company. Accordingly, for accounting purposes, we anticipate the Merger will be accounted for using the acquisition method of accounting, pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”), with the assets and liabilities of FSI, as of the Effective Date, recorded by Lygos at their respective fair values, and the excess of the purchase price over the fair value of FSI’s net assets will be recognized as goodwill.

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Regulatory Approvals

In the United States, the Company must comply with applicable federal and state securities laws and the rules and regulations of NYSE American in connection with the issuance of the Company’s common shares and the filing of this proxy statement/prospectus with the SEC.

Other Shareholder Proposals

In addition to the Share Issuance Proposal, the Company’s shareholders will be asked to vote on the Change of Control Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal, the Bylaws Proposal, the Say on Pay Proposal, the Say on Frequency Proposal, the Say on Golden Parachute Proposal and the Adjournment Proposal. For more information about these proposals, see the sections of this proxy statement/prospectus entitled “FSI Shareholder Proposal No. 2—The Change of Control Proposal”, “FSI Shareholder Proposal No. 3—The Equity Incentive Plan Proposal”, “FSI Shareholder Proposal No. 4—The Director Election Proposal”, “FSI Shareholder Proposal No. 5—The Bylaws Proposal”, “FSI Shareholder Proposal No. 6—The Say on Pay Proposal”, “FSI Shareholder Proposal No. 7—The Say on Frequency Proposal”, “FSI Shareholder Proposal No. 8—The Say on Golden Parachute Proposal” and “FSI Shareholder Proposal No. 9—The Adjournment Proposal”.

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to holders of Company common shares in connection with the Merger.

Date, Time and Place of Special Meeting

In light of public health concerns regarding the coronavirus (COVID-19) pandemic, the special meeting will be held via live webcast at                  , on                  , 2022, at                  Pacific time, or such other date, time and place to which such special meeting may be adjourned or postponed. The special meeting can be accessed by visiting                  , where you will be able to listen to the meeting live and vote during the meeting.

Record Date and Voting

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned FSI Common Shares at the close of business on                  , 2022, which is the record date for the Special Meeting. You are entitled to one vote for each common share of the Company that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were                FSI Common Shares outstanding.

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The officers and directors of FSI collectively holding approximately 37% of the outstanding shares of FSI have each entered into a support agreement in favor of Lygos. The FSI Support Agreements place certain covenants on the voting of such shares in favor of approving the Proposals. The directors and certain stockholders of Lygos collectively holding a sufficient number, type and class of Lygos capital stock to obtain the requisite approval of the Lygos stockholders of the transactions contemplated by the Merger Agreement have entered into similar support agreement with FSI.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of Company shareholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if 33 1/3% of FSI Common Shares outstanding and entitled to vote at the meeting are represented in person or by proxy.

Approval of each of the Proposals requires the affirmative vote (in person or by proxy) of a majority of the votes properly cast at the Special Meeting.

Accordingly, a shareholder’s failure to vote by proxy or to vote in person at the Special Meeting will not be counted toward the number of common shares required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the Proposals.

Risk Factors

In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.” Some of the risks related to the Company, Lygos, and the Merger are summarized below:

Risks Related to the Company

●	We have in the past incurred operating losses and may not sustain profitability in the future.

●	Fluctuations in our operating results may cause our stock price to decline.

●	Our operations are subject to seasonal fluctuation.

●	Interruptions in our ability to purchase raw materials and components may adversely affect our profitability.

●	Our WATERSAVR® product has not proven to be a revenue producing product and we may never recoup the cost associated with its development.

●	If we do not introduce new products in a timely manner, our products could become obsolete and our operating results would suffer.

●	We are dependent upon certain customers.

●	Economic, political and other risks associated with international sales and operations could adversely affect our sales.

●	We are subject to credit risk and may be subject to substantial write-offs if one or more of our significant customers default on their payment obligations to us.

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●	Our products can be hazardous if not handled, stored and used properly; litigation related to the handling, storage and safety of our products would have a material adverse effect on our business and results of operations.

●	Our failure to comply with environmental regulations may create significant environmental liabilities and force us to modify our manufacturing processes.

●	Our failure to protect our intellectual property could impair our competitive position.

●	Our products may infringe on the intellectual property rights of others, and resulting claims against us could be costly and prevent us from making or selling certain products.

●	A product liability claim for damages could materially and adversely affect our financial condition and results of operations.

●	Our ongoing success is dependent upon the continued availability of certain key employees.

Risks Related to Lygos

●	We have a history of operating losses and we do not expect to be profitable for the foreseeable future.

●	We have a limited operating history, which may make it difficult to evaluate the prospects for our future viability and predict our future performance.

●	We may be required to repurchase a significant portion of our outstanding convertible promissory note. This repurchase could deplete our cash balances or require us to raise additional capital.

●	The COVID-19 pandemic has had, and is expected to continue to have, an impact on our business, results of operations and financial condition.

●	We may not be successful in our efforts to use our platform to build a pipeline of products.

●	The market, including customers and potential investors, may be skeptical of the viability and benefits of our pipeline products because they are based on a relatively novel and complex technology.

●	Even if we are successful in expanding our platform, rapidly changing technology and extensive competition in the synthetic biotech and petrochemical industries could make the products we are developing and producing obsolete or non-competitive unless we continue to develop and manufacture new and improved products and pursue new market opportunities.

●	The manufacture of our products is complex and we may be unable to secure necessary talent to establish and scale our manufacturing to the extent necessary to make a profit or sustain and grow our current business.

●	Loss of key personnel and/or failure to attract, train and retain additional key personnel could delay our product development programs and harm our R&D efforts and our ability to meet our business objectives.

●	We expect to face competition for our products from established enterprises and new companies and if we cannot compete effectively against these companies, products or prices, we may not be successful in bringing our products to market.

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●	Changes in government regulations and trade policies may materially and adversely affect our sales and results of operations.

●	Our revenue, results of operations, cash flows and reputation in the marketplace may suffer upon the loss of a significant customer.

●	We depend on sophisticated information technology and equipment systems, and any failure of these systems could harm our business.

●	We face risks related to cybersecurity threats and incidents, as well as significant disruptions of our information technology systems or data security incidents that could result in significant financial, legal, regulatory, business and reputational harm.

●	We may be subject to claims by third parties asserting that our employees, consultants, or contractors have wrongfully used or disclosed confidential information of third parties, or we have wrongfully used or disclosed alleged trade secrets of their current or former employers or claims asserting we have misappropriated their intellectual property, or claiming ownership of what we regard as our own intellectual property.

●	We may not be able to obtain, or may experience significant delays or costs in obtaining, regulatory approval for our products or their components and even if approvals are obtained, complying on an on-going basis with numerous regulatory requirements will be time-consuming and costly.

●	In the newly developing technology area where our business operates, significant litigation and other proceedings regarding patents, patent applications, trademarks and other intellectual property rights are commonplace.

●	We may incur significant costs to comply with environmental laws and regulations, and failure to comply with these laws and regulations could expose us to significant liabilities.

Risks Related to the Merger

●	If the Merger’s benefits do not meet the expectations of shareholders, the market price of the Company’s securities may decline.

●	Daniel B. O’Brien, FSI’s Chief Executive Officer and a member of its board of directors, has potential conflicts of interest in recommending that FSI’s shareholders vote in favor of the Proposals.

●	The officers and directors of FSI holding approximately 37% of the outstanding shares of FSI have agreed to vote in favor of the Proposals, regardless of how FSI’s public shareholders vote.

●	FSI’s shareholders will experience immediate dilution as a consequence of the issuance of FSI common shares as consideration in the Merger. Having a minority share position may reduce the influence that FSI’s current shareholders have on the management of the combined company.

●	The combined company’s actual financial position and results of operations may differ materially from the unaudited pro forma condensed combined consolidated financial information included in this proxy statement/prospectus.

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●	If, following the Merger, securities or industry analysts do not publish or cease publishing research or reports about the combined company, its business, or its market, or if they change their recommendations regarding the combined company’s common shares adversely, then the price and trading volume of the combined company’s common shares could decline.

●	FSI and Lygos’ ability to consummate the Merger, and the operations of the combined company following the Merger, may be materially adversely affected by the recent coronavirus (COVID-19) pandemic.

●	Litigation relating to the proposed merger could require FSI or Lygos to incur significant costs and suffer management distraction, and could delay or enjoin the proposed Merger.

Selected Historical Financial Data of the Company

The following table sets forth selected historical consolidated statements of operations and balance sheet data of the Company for each of the periods presented. The selected financial data has been derived from the Company’s audited consolidated financial statements as of and for the two years ended December 31, 2021 and 2020, and from the Company’s unaudited consolidated financial statements as of and for the three months ended March 31, 2022 and 2021, each of which are included elsewhere in this proxy statement/prospectus.

The following table should be read together with “FSI’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 187 of this proxy statement/prospectus and the Company’s audited consolidated financial statements as of and for the two years ended December 31, 2021 and related notes and the Company’s unaudited consolidated financial statements as of and for the three months ended March 31, 2022 and 2021 and related notes beginning on page F-27 of this proxy statement/prospectus.

The Company’s historical results are not necessarily indicative of results to be expected in any future period.

	Year Ended December 31,		(Unaudited) Three Months Ended March 31,
	2021	2020	2022	2021
Revenue	34,416,335	31,407,454	10,783,280	7,624,697
Operating Expenses	5,913,187	5,648,734	1,480,771	1,342,636
Operating Income	5,483,324	4,117,685	2,331,130	1,365,285
Other Income	(1,189,067)	(534,151)	(653,594)	271,770
Net Income including Non-Controlling Interests	4,294,257	3,583,534	1,677,536	1,637,055
Non-Controlling Interests	(845,095)	(606,484)	(144,477)	(186,484)
Net Income – Controlling Interests	3,449,162	2,977,050	1,533,059	1,450,571

Current Assets	23,809,069	19,037,512	29,414,676	20,625,462
Assets	39,551,270	35,087,388	45,116,791	36,660,094
Current Liabilities	9,823,056	7,891,301	13,897,754	8,532,868
Liabilities	11,845,794	11,319,109	15,845,947	11,214,411
Stockholders Equity – Controlling Interests	25,102,633	21,206,528	26,789,446	22,855,400
Stockholders Equity – Non-Controlling Interests	2,602,843	2,561,751	2,481,398	2,590,283
Total Stockholders Equity	27,705,476	23,768,279	29,270,844	25,445,683

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Selected Historical Financial Data of Lygos

The following table sets forth selected historical consolidated statements of operations and balance sheet data of Lygos for each of the periods presented. The selected financial data has been derived from Lygos’ audited consolidated financial statements as of and for the years ended December 31, 2021 and 2020, and from Lygos’ unaudited condensed combined consolidated financial statements as of March 31, 2022 and December 31, 2021, and for the three months ended March 31, 2022 and 2021, each of which are included elsewhere in this proxy statement/prospectus.

The following table should be read together with “Lygos’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 213 of this proxy statement/prospectus and Lygos’ audited consolidated financial statements as of and for the years ended December 31, 2021 and 2020, and related notes, and Lygos’ unaudited condensed combined consolidated financial statements as of March 31, 2022 and December 31, 2021, and for the three months ended March 31, 2022 and March 31, 2021, and related notes, beginning on page F-73 of this proxy statement/prospectus.

Lygos’ historical results are not necessarily indicative of results to be expected in any future period.

CONSOLIDATED STATEMENT OF OPERATIONS
	Year Ended December 31,		[Unaudited] Three Months Ended March 31,
	2021	2020	2022	2021
REVENUE	$109,521	$190,758	$127	$105,583
OPERATING EXPENSES
Research and development	10,181,934	7,659,132	1,213,795	2,450,817
General and administrative	4,604,725	2,182,893	1,253,893	572,707
Loss on impairment of available-for-sale debt securities	701,225	-	-	-
TOTAL OPERATING EXPENSES	15,487,884	9,842,025	2,467,688	3,023,524
OPERATING LOSS	(15,378,363)	(9,651,267)	(2,467,561)	(2,917,941)
OTHER INCOME (EXPENSE)	1,785,219	61,554	1,103	15,021
NET LOSS	$(13,593,144)	$(9,687,699)	$(2,466,458)	$(2,902,920)

NET LOSS PER SHARE, BASIC AND DILUTED	$(1.11)	$(0.86)	$(0.19)	$(0.25)

WEIGHTED-AVERAGE SHARES USED IN COMPUTATION OF NET LOSS PER SHARE, BASIC AND DILUTED	12,301,050	11,314,306	13,173,097	11,620,169

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CONSOLIDATED BALANCE SHEET DATA
	As of December 31,		[Unaudited] As of March 31,
	2021	2020	2022	2021
TOTAL CURRENT ASSETS	$2,685,270	$8,852,824	$1,028,857	$8,751,130
TOTAL ASSETS	$8,738,249	$15,013,536	$6,724,606	$15,435,385
TOTAL CURRENT LIABILITIES	$10,425,731	$4,177,252	$10,827,679	$4,942,989
TOTAL LIABILITIES	$10,812,582	$4,546,432	$11,100,598	$7,661,917
REDEEMABLE CONVERTIBLE PREFERRED STOCK	$$41,178,137	$41,178,137	$41,178,137	$41,178,137
TOTAL STOCKHOLDERS’ DEFICIT	$(43,252,470)	$(30,711,033)	$(45,554,129)	$(33,404,669)

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined consolidated financial data gives effect to the Merger. We anticipate the Merger will be accounted for as a reverse acquisition in accordance with U.S. GAAP. Under this method of accounting, FSI will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, we anticipate the Merger will be accounted for using the acquisition method of accounting, pursuant to the provisions of ASC 805, with the assets and liabilities of FSI, as of the Effective Date, recorded by Lygos at their respective fair values, and the excess of the purchase price over the fair value of FSI’s net assets will be recognized as goodwill.

The selected unaudited pro forma condensed combined consolidated balance sheet data as of March 31, 2022 gives effect to the Merger as if it had occurred on March 31, 2022. The selected unaudited pro forma condensed combined consolidated statement of operations data for the year ended December 31, 2021, and for the three months ended March 31, 2022, gives effect to the Merger as if it occurred on January 1, 2021.

The selected unaudited pro forma condensed combined consolidated financial data are not necessarily indicative of the combined financial position or results of operations of future periods actually would have been had the Merger been consummated as of the dates indicated. The selected unaudited pro forma condensed combined consolidated financial data as of and for the year ended December 31, 2021, and for the three months ended March 31, 2022 are derived from the unaudited pro forma condensed combined consolidated financial information and should be read in conjunction with that information “Unaudited Pro Forma Condensed Combined Consolidated Financial Information.”

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS DATA FOR THE THREE MONTHS ENDED MARCH 31, 2022

Pro Forma Combined Company
REVENUE	$10,783,407
OPERATING EXPENSES
Cost of sales	6,971,379
Research and development	1,231,491
General and administrative	2,113,134
Loss on impairment of available-for-sale securities	-
TOTAL OPERATING EXPENSES	10,316,004
OPERATING LOSS	467,403
NET INCOME	$942,074

NET EARNINGS PER SHARE
Basic	$0.02
Diluted	$0.02
WEIGHTED-AVERAGE SHARES USED IN COMPUTATION OF NET LOSS PER SHARE, BASIC AND DILUTED EARNINGS PER SHARE
Basic	38,665,238
Diluted	54,827,020

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SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS DATA FOR THE YEAR ENDED DECEMBER 31, 2021

Pro Forma Combined Company
REVENUE	$34,525,856
OPERATING EXPENSES
Cost of sales	24,737,855
Research and development	10,298,345
General and administrative	24,551,518
Loss on impairment of available-for-sale securities	701,225
TOTAL OPERATING EXPENSES	60,288,943
OPERATING LOSS	(25,763,087)
NET LOSS	$(21,674,174)

NET LOSS PER SHARE, BASIC AND DILUTED	$(0.56)

WEIGHTED-AVERAGE SHARES USED IN COMPUTATION OF NET LOSS PER SHARE, BASIC AND DILUTED NET LOSS PER SHARE, BASIC AND DILUTED	38,665,238

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET DATA (AT PERIOD END) AS OF MARCH 31, 2022

Pro Forma Combined Company
TOTAL CURRENT ASSETS	$164,516,601
TOTAL ASSETS	$188,716,400
TOTAL CURRENT LIABILITIES	$17,152,599
TOTAL LIABILITIES	$172,173,711
TOTAL STOCKHOLDERS’ EQUITY ATTRIBUTABLE TO COMMON STOCKHOLDERS	$14,061,291
TOTAL STOCKHOLDERS’ EQUITY	$16,542,689

SELECTED COMPARATIVE PER SHARE INFORMATION

The following table presents selected historical per share data of FSI Common Shares in comparison with the unaudited pro forma per share data after giving effect to the Merger. The selected comparative per share data should be read together in conjunction with the selected historical financial data and selected unaudited financial data that are part of this proxy statement/prospectus. The historical per share data is derived from audited consolidated financial statements as of and for the years ended December 31, 2021 and 2020, and the unaudited condensed combined consolidated financial statements as of March 31, 2022 and December 31, 2021, and for the three months ended March 31, 2022 and 2021.

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HISTORICAL PER COMMON SHARE DATA

	For the Year Ended December 31, 2021		For the Three Months Ended March 31, 2022
	Lygos	FSI	Lygos	FSI
	(Historical)	(Historical)	(Historical)	(Historical)
Net earnings (loss) per share, basic	$(1.11)	$0.08	$(0.19)	$0.12
Net earnings (loss) per share, diluted	$(1.11)	$0.08	$(0.19)	$0.12
Weighted-average number of common shares, basic	12,301,050	12,316,254	13,173,097	12,361,313
Weighted-average number of common shares, diluted	12,301,050	12,505,522	13,173,097	12,543,674
Book value per share (1)	$(2.07)	$2.24	$(2.18)	$2.36
Cash dividends per share	$-	$-	$-	$-

(1)	Book value per share = [Total stockholders’ equity (deficit) /ending common shares outstanding]

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED PER COMMON SHARE DATA FOR THE THREE MONTHS ENDED MARCH 31, 2022

Pro Forma Combined Company
Net earnings per share
Basic	$0.02
Diluted	$0.02
Weighted-average number of common shares
Basic	38,665,238
Diluted	54,827,020
Book value per share (1)	$2.34
Cash dividends per share	$-

(1) Book value per share = [Total stockholders’ equity (deficit) /ending common shares outstanding]

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including with respect to the anticipated timing, completion and effects of the Merger. These statements are based on the current expectations and beliefs of management of the Company and Lygos, and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements include statements about future financial and operating results of the post-combination company; benefits of the Merger; statements of the plans, strategies and objectives of management for future operations of the post-combination company; statements regarding future economic conditions or performance; and other statements regarding the Merger. Forward-looking statements may contain words such as “will be,” “will,” “expect,” “anticipate,” “continue,” “project,” “believe,” “plan,” “could,” “estimate,” “forecast,” “guidance,” “intend,” “may,” “plan,” “possible,” “potential,” “predict,” “pursue,” “should,” “target” or similar expressions, and include the assumptions that underlie such statements. These statements include, but are not limited to the following:

●	the ability of the Company and Lygos to meet the closing conditions in the Merger Agreement, including the approval by the Company’s shareholders of the proposals to be considered at the Special Meeting of the Company’s shareholders;

●	the occurrence of any event, change or other circumstances, including the outcome of any legal proceedings that may be instituted against the Company and Lygos that could give rise to the termination of the Merger Agreement;

●	the ability to maintain the listing of the Company’s common shares on the NYSE American following the Merger;

●	the risk that the Merger could disrupt the current plans and operations of the Company and Lygos;

●	the ability to recognize the anticipated benefits of the Merger, which may be affected by, among other things, competition and the ability of the post-combination company to grow and manage growth profitably and retain its key employees;

●	costs related to the proposed Merger;

●	changes in applicable laws or regulations;

●	the ability of the combined company to raise financing;

●	the success, cost and timing of Lygos and the combined company’s product development activities;

●	the combined company’s ability to compete with other companies, many of which have greater financial and marketing resources than the Company or Lygos;

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●	the size and growth potential of the markets for the combined company’s products, and the ability of the Company and Lygos to serve those markets, either alone or in partnership with others;

●	the combined company’s estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

●	the combined company’s financial performance;

●	the impact of the COVID-19 pandemic on the post-combination company; and

●	other factors detailed under the section entitled “Risk Factors.”

Any forward-looking statements made in this proxy statement/prospectus are qualified in their entirety by the forward-looking statements contained or referred to in this section, and there is no assurance that the actual results or developments anticipated by either the Company or Lygos will be realized. All subsequent written and oral forward-looking statements concerning the Company, Lygos, the combined company, the transactions contemplated by the Merger Agreement or other matters attributable to the Company or Lygos or any person acting on their behalf are expressly qualified in their entirety by the forward-looking statements above. Except to the extent required by applicable law, the Company and Lygos are under no obligation (and expressly disclaim any such obligation) to update or revise their forward-looking statements whether as a result of new information, future events, or otherwise.

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RISK FACTORS

In addition to the other information contained in (or incorporated by reference into) this proxy statement/prospectus, including the matters addressed under the heading “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on the combined company’s business, reputation, revenue, financial condition, results of operations and future prospects, in which event the market price of the combined company’s common shares could decline, and you could lose part or all of your investment. In addition, you should read and consider the risks in FSI’s Annual Report on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q, and other documents FSI has filed with the SEC because these risks may also affect the combined company.

Risks Related to FSI

We have in the past incurred operating losses and may not sustain profitability in the future.

We have in the past experienced operating losses and negative cash flow from operations. If our revenues decline, our results of operations and liquidity may be materially and adversely affected. If we experience slower than anticipated revenue growth or if our operating expenses exceed our expectations, we may not be profitable. We may not remain profitable in future periods.

Fluctuations in our operating results may cause our stock price to decline.

Given the nature of the markets in which we operate, we cannot reliably predict future revenues and profitability. Changes in competitive, market and economic conditions may cause us to adjust our operations. A high proportion of our costs are fixed, due in part to our sales, research and development and manufacturing costs. Thus, small declines in revenue could disproportionately affect our operating results. Factors that may affect our operating results and the market price of our common shares include:

●	demand for and market acceptance of our products;

●	competitive pressures resulting in lower selling prices;

●	adverse changes in the level of economic activity in regions in which we do business;

●	adverse changes in the oil and gas industry on which we are particularly dependent;

●	changes in the portions of our revenue represented by various products and customers;

●	delays or problems in the introduction of new products;

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●	the announcement or introduction of new products, services or technological innovations by our competitors;

●	variations in our product mix;

●	the timing and amount of our expenditures in anticipation of future sales;

●	increased costs of raw materials or supplies;

●	changes in the volume or timing of product orders; and

●	availability of raw material in a timely manner in periods of disruption such as, but not limited to, COVID-19.

Our operations are subject to seasonal fluctuation.

Our TPA business is the least seasonal, however there is a small increase in the spring related to inventory building for the crop season in the United States and a small slowdown in December as oilfield customers run down stock in advance of year end, but otherwise, there is little seasonal variation. We believe we are able to adequately respond to these seasonal fluctuations by reducing or increasing production as needed. The foregoing is equally true of our nitrogen conservation products. The use of our swimming pool products increases in summer months in most markets and results in our sales from January to June being greater than in July through December. Markets for our WATERSAVR® product are also seasonal, depending on the wet versus dry seasons in particular countries. We attempt to sell into a variety of countries with different seasons on both sides of the equator in order to minimize seasonality.

Interruptions in our ability to purchase raw materials and components may adversely affect our profitability.

We purchase certain raw materials and components from third parties pursuant to purchase orders placed from time to time. Because we do not have guaranteed long-term supply arrangements with our suppliers, any material interruption in our ability to purchase necessary raw materials or components could have a material adverse effect on our business, financial condition and results of operations.

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Our WATERSAVR® product has not proven to be a revenue producing product and we may never recoup the cost associated with its development.

The marketing efforts of our WATERSAVR® product may result in continued losses. We introduced our WATERSAVR® product in June 2002 and, to date, we have delivered quantities for testing by potential customers, but only a few customers have ordered the product for commercial use. This product can achieve success only if it is ordered in substantial quantities by commercial customers who have determined that the water saving benefits of the product exceed the costs of purchase and deployment of the product. We can offer no assurance that we will receive sufficient orders of this product to achieve profits or cover the expenses incurred to manufacture and market this product. We have received National Sanitation Foundation approval for the use WATERSAVR® in drinking water in the United States. Nevertheless, we may require county or state approval on a case-by-case basis. We expect to spend $50,000 on the marketing and production of our WATERSAVR® product in fiscal 2021.

If we do not introduce new products in a timely manner, our products could become obsolete and our operating results would suffer.

Without the timely introduction of new products and enhancements, our products could become obsolete over time, in which case our revenue and operating results would suffer. The success of our new product offerings will depend upon several factors, including our ability to:

●	accurately anticipate customer needs;

●	innovate and develop new products and applications;

●	successfully commercialize new products in a timely manner;

●	price our products competitively and manufacture and deliver our products in sufficient volumes and on time; and

●	differentiate our products from our competitors’ products.

In developing any new product, we may be required to make a substantial investment before we can determine the commercial viability of the new product. If we fail to accurately foresee our customers’ needs and future activities, we may invest heavily in research and development of products that do not lead to significant revenues.

We are dependent upon certain customers.

Among our current customers, we have identified three that are sizable enough that the loss of any one would be significant. Any loss of one or more of these customers could result in a substantial reduction in our revenues.

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Economic, political and other risks associated with international sales and operations could adversely affect our sales.

Revenues from shipments made outside of the United States accounted for approximately 20% of our revenues in the year ended December 31, 2021, 32% in the year ended December 31, 2020 and 45% in the year ended December 31, 2019. Since we sell our products worldwide, our business is subject to risks associated with doing business internationally. We anticipate that revenues from international operations will continue to represent a sizable portion of our total revenue. Accordingly, our future results could be harmed by a variety of factors, including:

●	changes in foreign currency exchange rates;

●	changes in a country’s or region’s political or economic conditions, particularly in developing or emerging markets;

●	longer payment cycles of foreign customers and difficulty of collecting receivables in foreign jurisdictions;

●	trade protection measures and import or export licensing requirements;

●	differing tax laws and changes in those laws;

●	difficulty in staffing and managing widespread operations;

●	differing laws regarding protection of intellectual property;

●	differing regulatory requirements and changes in those requirements; and

●	impact of the COVID-19 virus.

We are subject to credit risk and may be subject to substantial write-offs if one or more of our significant customers default on their payment obligations to us.

We currently allow our major customers between 30 and 90 days to pay for each sale. This practice, while customary, presents an accounts receivable write-off risk if one or more of our significant customers defaulted on their payment obligations to us. Any such write-off, if substantial, would have a material adverse effect on our business and results of operations.

Our products can be hazardous if not handled, stored and used properly; litigation related to the handling, storage and safety of our products would have a material adverse effect on our business and results of operations.

Some of our products are flammable and must be stored properly to avoid fire risk. Additionally, some of our products may cause irritation to a person’s eyes if they are exposed to the concentrated product. Although we label our products to warn of such risks, our sales could be reduced if our products were considered dangerous to use or if they are implicated in causing personal injury or property damage. We are not currently aware of any circumstances in which our products have caused harm or property damage to consumers. Nevertheless, litigation regarding the handling, storage and safety of our products would have a material adverse effect on our business and results of operations.

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Our failure to comply with environmental regulations may create significant environmental liabilities and force us to modify our manufacturing processes.

We are subject to various federal, state and local environmental laws, ordinances and regulations relating to the use, storage, handling and disposal of chemicals. Under such laws, we may become liable for the costs of removal or remediation of these substances that have been used by our consumers or in our operations. Such laws may impose liability without regard to whether we knew of, or caused, the release of such substances. Any failure by us to comply with present or future regulations could subject us to substantial fines, suspension of production, alteration of manufacturing processes or cessation of operations, any of which could have a material adverse effect on our business, financial condition and results of operations.

Our failure to protect our intellectual property could impair our competitive position.

While we own certain patents and trademarks, some aspects of our business cannot be protected by patents or trademarks. Accordingly, in these areas there are few legal barriers that prevent potential competitors from copying certain of our products, processes and technologies or from otherwise entering into operations in direct competition with us. In particular, we have been informed that our former exclusive agent for the sale of our products in North America is now competing with us in the swimming pool and personal spa markets. As a former distributor, they were given access to many of our sales, marketing and manufacturing techniques.

Our products may infringe on the intellectual property rights of others, and resulting claims against us could be costly and prevent us from making or selling certain products.

Third parties may seek to claim that our products and operations infringe on their patents or other intellectual property rights. We may incur significant expense in any legal proceedings to protect our proprietary rights or to defend infringement claims by third parties. In addition, claims of third parties against us could result in awards of substantial damages or court orders that could effectively prevent us from making, using or selling our products in the United States or internationally.

A product liability claim for damages could materially and adversely affect our financial condition and results of operations.

Our business exposes us to potential product liability risks. There are many factors beyond our control that could lead to liability claims, including the failure of our products to work properly and the chance that consumers will use our products incorrectly or for purposes for which they were not intended. There can be no assurance that the amount of product liability insurance that we carry will be sufficient to protect us from product liability claims. A product liability claim in excess of the amount of insurance we carry could have a material adverse effect on our business, financial condition and results of operations.

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Our ongoing success is dependent upon the continued availability of certain key employees.

Our business would be adversely affected if the services of Daniel B. O’Brien ceased to be available to us since we currently do not have any other employee with an equivalent level of expertise in and knowledge of our industry. If Mr. O’Brien no longer served as an officer, we would have to recruit one or more new executives, with no real assurance that we would be able to engage a replacement executive with the required skills on satisfactory terms. The market for skilled employees is highly competitive, especially for employees in the fields in which we operate. While our compensation programs are intended to attract and retain qualified employees, there can be no assurance that we will be able to retain the services of all our key employees or a sufficient number to execute our plans, nor can there be any assurances that we will be able to continue to attract new employees as required.

Risks Related to Lygos

Material Weaknesses in Internal Control over Financial Reporting

Our management identified material weaknesses in internal control over financial reporting relating to our (a) lack of effectively designed controls, including process and design gaps, (b) lack of evidence to support operating effectiveness of certain key controls, (c) deficiencies in the operation of key controls, (d) user access and change management deficiencies related to ERP environment, and (e) identification of financial statement adjustments by the auditor. Due to deficiencies in the design and implementation of business process controls and information technology general controls relating to all relevant accounts and cycles, material weaknesses exist.

We have a history of operating losses and we do not expect to be profitable for the foreseeable future.

We have incurred significant operating losses since our inception. Our operating losses reflect the substantial investments made to develop our platform and our products. In addition, we expect our losses to continue for the foreseeable future as we continue to develop new products through investments in our platform and product pipeline and toward the timely commercialization of new products and improved versions of existing products. We also expect that our operating expenses will increase as a result of becoming a public company and will continue to increase as we grow our business. As we ramp up the sale of new products, we expect to initially experience negative product gross margins. The investment required for scale-up manufacturing is a costly undertaking, and if we are unsuccessful in demonstrating manufacturing at large scale, our business could be negatively impacted. We expect our cost of product revenue to increase over time in absolute dollars and our gross margins will vary based on the volume and mix of products sold. We expect the timing for achieving positive gross margins for any product will depend on the pace at which we achieve commercial scale for that product. We may not achieve the product gross margins that we anticipate. If our revenue and gross profit does not increase sufficiently to keep pace with our investments and expenses, our net losses may not decline, and we may not attain profitability in the future. Further, our limited operating history makes it difficult to effectively plan for and model future growth, revenue and operating expenses. Our ability to achieve or sustain profitability is based on numerous factors, many of which are beyond our control, including the impact of market acceptance of our products, product and platform development, our ability to develop and commercialize new products in a timely manner, our ability to scale our manufacturing capacity and our market penetration and margins. We may never be able to generate sufficient revenue to achieve or sustain profitability. Our failure to achieve or maintain profitability could negatively impact the value of our common shares.

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We have a limited operating history, which may make it difficult to evaluate the prospects for our future viability and predict our future performance.

Our prospects must be considered in light of the uncertainties, risks, expenses and difficulties frequently encountered by companies in their early stages of operations. We have not yet achieved market acceptance for our products, generated revenue from product sales, produced our products at scale, scaled our manufacturing capabilities to meet potential demand at a reasonable cost, established a sales model or conducted sales and marketing activities necessary for successful product commercialization. Consequently, predictions about our future success or viability are highly uncertain and may not be as accurate as they could be if we had a longer operating history or a history of successfully developing, commercializing and generating revenue from products for a mass market.

In addition, as a business with a limited operating history, we may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown obstacles. We will eventually need to transition from a company with a focus on investing R&D and deriving revenue from government sponsored research to a company capable of developing and commercializing its own products, and we may not be successful in such a transition. We have encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in emerging and rapidly changing industries. If our assumptions regarding these risks and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address these risks successfully, our results of operations could differ materially from our expectations, and our business, financial condition and results of operations could be adversely affected.

We may be required to buy back a significant portion of the outstanding convertible promissory note, which could deplete our cash balances or require us to raise additional capital.

Under the terms of a note purchase agreement, we issued a convertible promissory note in a principal amount of $160,000,000 bearing an annual interest of 5.5%. The conversion price of the Note will equal the public trading price of the FSI Common Shares on the 12-month anniversary of the Note less a 12.5% discount per share, but will be no less than $250,000,000 divided by the number of outstanding shares of common stock as of such date and no greater than $350,000,000 divided by the number of outstanding shares of common stock as of such date (the “Conversion Price”).

Following the conversion of the Note, the number of shares (the “Conversion Shares”) received by the holder of the Note (the “Noteholder”) may be limited by the noteholder such that the Conversion Shares do not exceed 9.99% of the total number of issued and outstanding shares at such time. The foregoing limitation may be effected by (i) at our option, either (A) a repurchase any shares that would exceed such 9.99% threshold (the “Excess Shares”) at the Conversion Price or (B) subject to applicable law, a redemption of any portion of the principal amount plus accrued interest of the Note that would have converted into Excess Shares, or (ii) subject to applicable law and rules and regulations of the SEC (or other similar body), our reasonable efforts to enable the holder of the note to sell any Excess Shares in a public or private transaction.

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The Note is subject to customary events of default. Upon the occurrence of an event of default under the Note, or upon a default under any other indebtedness, the outstanding principal amount plus accrued and unpaid interest shall be immediately due and payable at the option of the Noteholder. If we are forced to repay or redeem the Note or repurchase Excess Shares, our cash balances could be adversely affected and we may be required to seek alternative sources of capital.

The COVID-19 pandemic has had, and is expected to continue to have, an impact on our business, results of operations and financial condition.

The full impact of the continuing COVID-19 pandemic and related public health measures on our business will depend largely on future developments, including the duration and severity of the pandemic, which remains highly uncertain. On March 11, 2020, the World Health Organization declared the outbreak of COVID-19 caused by a novel strain of coronavirus as a pandemic, which continues to spread throughout the United States and around the world. Since then, extraordinary actions have been taken by international, federal, state and local public health and governmental authorities to contain and combat the outbreak and spread of COVID-19 throughout the world. These actions include travel bans, quarantines, “stay-at-home” orders and similar mandates for many individuals to substantially restrict daily activities and for many businesses to curtail or cease normal operations.

The COVID-19 pandemic has had, and is expected to continue to have, an adverse impact on our operations, particularly as a result of preventive and precautionary measures that we, other businesses, and governments are taking. We have continued to operate within the rules applicable to our business; however, a continuing implementation of these governmental mandates could further impact our ability to operate effectively and conduct ongoing R&D or other activities.

Governmental mandates related to COVID-19, other infectious diseases or public health crises have impacted, and we expect them to continue to impact, our personnel and personnel at third-party manufacturing facilities in the United States and other countries. The pandemic has caused substantial disruption in global supply chains. We have experienced shortages in some of our key supplies, including materials required in our labs. Difficulties and delays we may experience in the future may prevent us from meeting our operating and financial goals, both in general and within our targeted timelines, and may cause our revenues and operating results to fluctuate from period to period.

The COVID-19 pandemic has also had an adverse effect on our ability to attract, recruit, interview and hire at the pace we would typically expect to support our rapidly expanding operations. To the extent that any governmental authority imposes additional regulatory requirements or changes existing laws, regulations and policies that apply to our business and operations, such as additional workplace safety measures, our product development plans may be delayed, and we may incur further costs in bringing our business and operations into compliance with changing or new laws, regulations and policies.

Further, the effect of the COVID-19 pandemic and mitigation efforts on our customers’ and on consumer demand for their products could materially and adversely affect us, particularly to the extent our customers experience declines in demand for their goods that contain our products.

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The COVID-19 pandemic has negatively impacted the global economy, disrupted global supply chains and created significant volatility and disruption of financial markets. The ultimate impact of the COVID-19 pandemic is highly uncertain and subject to sudden change. We are following, and plan to continue to follow, recommendations from federal, state and local governments regarding workplace policies, practices and procedures. We are continuing to monitor the potential impact of the pandemic, including on global supply chains for some of our laboratory materials and manufacturing capacity, but we cannot be certain what the overall impact will be on our business, financial condition, results of operations and prospects on a go-forward basis.

We may not be successful in our efforts to use our platform to build a pipeline of products.

A key element of our strategy is to use our experienced management, engineering and scientific teams to build a pipeline of products through our platform and develop those pipeline products into commercially viable products faster and cheaper than traditional materials. Although our R&D efforts to date have resulted in potential pipeline products, we may not be able to continue to identify and develop additional pipeline products through the use of our platform.

Even if we are successful in continuing to build our product pipeline through the use of our platform, not all potential pipeline products we identify will be suitable for development and use in commercial products. Identifying and developing commercially viable pipeline products may require us to make continued advancements in our platform to lower costs, reduce development time or otherwise more quickly identify pipeline products. If we are unable to use our platform to successfully identify and develop pipeline products, our business, results of operations and financial condition may be adversely and materially affected.

It is difficult to predict the time and cost of development of our pipeline products, which are produced by or based on a relatively novel and complex technology and are subject to many risks, any of which could prevent or delay revenue growth and adversely impact our market acceptance, business and results of operations.

We have concentrated our R&D efforts to date on a select number of pipeline products based on technical feasibility and market opportunity. The typical development cycle of new pipeline products can be lengthy and may require new scientific discoveries or advancements and the development and engineering of complex technology, including improvements or modifications to our platform. As we ramp up the sale of new products, we expect to initially experience negative product gross margins. The investment required for scale-up manufacturing is a costly undertaking, and if we are unsuccessful in demonstrating manufacturing at large scale, our business could be negatively impacted. We expect our cost of product revenue to increase over time in absolute dollars and our gross margins will vary based on the volume and mix of products sold. We expect the timing for achieving positive gross margins for any product will depend on the pace at which we achieve commercial scale for that product, which could take one year or more from when we begin generating revenue from such product. We may not achieve the product gross margins that we anticipate.

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Further, the variety of our products and different industries as well as pricing pressures and other factors, leads to challenges in scaling production across the portfolio as well as adapting our platform to solve different development problems arising in the development process. We also may depend on third parties for the supply of key inputs and various components and for manufacturing capacity, making our ability to develop new pipeline products complex and subject to risks and uncertainties regarding commercial feasibility, timing and satisfactory technical performance of pipeline products. If we experience problems or delays in developing our pipeline products, we may be subject to unanticipated costs, including the loss of customers. Additionally, even after the incurrence of significant costs to develop a product, we may not be able to solve development problems or develop a commercially viable product at all. If we do not achieve the required technical specifications or successfully manage our new product development processes, or if development work is not performed according to schedule, then our revenue growth from new pipeline products may be prevented or delayed, and our business and operating results may be harmed.

The market, including customers and potential investors, may be skeptical of the viability and benefits of our pipeline products because they are based on a relatively novel and complex technology.

The market, including customers and potential investors, may be skeptical of the viability and benefits of our pipeline products because they are based on a relatively novel and complex technology. There can be no assurance that our products will be understood, approved, or accepted by customers, regulators and potential investors or that we will be able to sell our products profitably at competitive prices and with features sufficient to establish demand. If we are unable to convince these potential customers of the utility and value of our products or the end products in which they are a component or that our products are superior to the products they currently use, we will not be successful in entering these markets and our business and results of operations will be adversely affected. If potential investors are skeptical of the success of our pipeline products, our ability to raise capital and the value of our stock may be adversely affected.

We may face challenges producing our products at commercial scale or at commercially viable cost and may not be able to commercialize our products to the extent necessary to make a profit or sustain and grow our current business.

If we cannot achieve commercially viable production economics for enough products to support our business plan, including through establishing and maintaining sufficient production scale and volume, we will be unable to achieve a sustainable products business. Our production costs depend on many factors that could have a negative effect on our ability to offer our planned products at competitive prices, including, in particular, our ability to establish and maintain sufficient production scale and volume.

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We face financial risk associated with scaling up production to reduce our production costs. To reduce per-unit production costs, we must increase production to achieve economies of scale and to be able to sell our products with positive margins. However, if we do not sell production output in a timely manner or in sufficient volumes, our investment in production will lead to higher working capital costs, which harm our cash position and could generate losses. Additionally, we may incur added storage costs and we may face issues related to the decrease in quality of our stored products as well as supply chain delays and disruptions, all of which can adversely affect the value of such products. Since achieving competitive product prices generally requires increased production volumes and our manufacturing operations and cash flows from sales are in their early stages, we have had to produce and sell products at a loss in the past and may continue to do so as we build our business. If we are unable to achieve adequate revenues from a combination of product sales and other sources, we may not be able to invest in production and we may not be able to pursue our business plans.

Even if we are successful in expanding our platform, rapidly changing technology and extensive competition in our industry could make the products we are developing and producing obsolete or non-competitive unless we continue to develop and manufacture new and improved products and pursue new market opportunities.

The industries in which we operate are characterized by rapid and significant technological changes, frequent new product introductions and enhancements and evolving industry demands and standards. Our future success will depend on our ability to develop and launch new products that address the evolving needs of our customers on a timely and cost-effective basis, to continually improve the products we are developing and producing and to pursue new market opportunities that develop as a result of technological and scientific advances. Due to the significant lead time involved in launching a new product, we are required to make a number of assumptions and estimates regarding the commercial feasibility of a new product, including assumptions and estimates regarding the size of an emerging product category and demand for those products, our ability to penetrate that emerging product category, customer adoption of a downstream product, the existence or non-existence of products being simultaneously developed by competitors, potential market penetration and obsolescence. As a result, it is possible that we may introduce a new product that has been displaced by the time of launch, addresses a market that no longer exists or is smaller than previously thought, that end-consumers do not like or otherwise is not competitive at the time of launch, in each case after the incurrence of significant costs to develop such product.

There is extensive competition in the industries in which we operate, and our future success will depend on our ability to maintain a competitive position with respect to technological advances. Technological development by others may result in our technologies, as well as products developed using our technologies, becoming obsolete. Our ability to compete successfully will depend on our ability to develop proprietary technologies and products that are technologically superior to, otherwise differentiated from, and/or are less expensive than our competitors’ technologies and products. Our competitors may be able to develop competing and/or superior technologies and processes and compete more aggressively and sustain that competition over a longer period of time due to greater human and financial resources, longer operating histories, track records for product development and existing market share. If we are unable to continue to successfully develop and manufacture new and improved products and successfully commercialize our products at scale, our business and results of operations will be adversely impacted.

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The success of our business relies heavily on the performance of our products and developing new products at lower costs.

Our future profitability will depend on our ability to successfully execute and maintain a sustainable business model and generate continuous streams of revenue through the sale of our products across multiple industries. Our current business model is premised on innovating and producing new products rapidly and at lower costs than traditional methods and achieving results that may only be obtained through leveraging biology. However, if we are unable to successfully deliver new products at lower costs, our business and results of operations will be adversely affected.

The manufacture of our products is complex and we may be unable to secure necessary talent to establish and scale our manufacturing to the extent necessary to make a profit or sustain and grow our current business.

The manufacture of our products is complex and to commercialize our products requires significant expertise in a variety of specialties and capital investment, including the development of advanced manufacturing techniques and process controls. We are targeting market opportunities in a wide variety of industries. Given the wide range of products we are developing and the even greater range of products we expect to develop in the future, we may need to identify and recruit additional internal talent to develop products and coordinate manufacturing techniques and process controls required for the variety of pipeline products in the various industries we are targeting. We may also require multiple facilities and partners in order to commercialize various products and to meet the volumes we need to satisfy our anticipated commercial needs. If we are unable to successfully establish adequate manufacturing capacity for all of our products and pipeline products, we may not have the capacity required to meet our commercial needs.

Unfavorable global economic or political conditions could adversely affect our business, financial condition, or results of operations.

Our business is susceptible to general conditions in the global economy and in the global financial markets. The global macroeconomic environment could be negatively affected by, among other things, instability in global economic markets, increased U.S. trade tariffs and trade disputes with other countries, inflation, instability in the global credit markets, supply chain weaknesses, the Ukraine War and other political tensions, and foreign governmental debt concerns. A global financial crisis or a global or regional political disruption, such as the Ukraine War, could cause extreme volatility in the capital and credit markets. A severe or prolonged economic downturn, including a recession or depression resulting from the current COVID-19 pandemic, inflation and other cost increases, including as a result of any tariffs or trade disputes, or political disruption could result in a variety of risks to our business, including weakened demand for our products and our ability to raise additional capital, when needed, on acceptable terms, or at all. A weak or declining economy, inflation and other cost increases, or political disruption could also strain our manufacturers or suppliers, possibly resulting in supply disruption or increased materials costs, or cause our future customers to delay making decisions to invest in our products or solutions or delaying payments for our potential products. Any of the foregoing could materially and adversely affect our business, financial condition, results of operations and prospects, and we cannot anticipate all of the ways in which the political or economic climate and financial market conditions could adversely impact our business.

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We are engaged in certain research activities involving controlled substances, the making, use, sale, importation, exportation, and distribution of which may be subject to significant regulation by the U.S. Drug Enforcement Administration and other regulatory agencies.

We are engaged in certain research activities, some of which may be regulated as controlled substances in the United States. Controlled substances are subject to state, federal, and foreign laws and regulations regarding their manufacture, use, sale, importation, exportation, and distribution. Among other things, controlled substances are regulated under the federal Controlled Substances Act of 1970 (“CSA”) and implementing regulations of the U.S. Drug Enforcement Administration (“DEA”). The DEA regulates controlled substances as Schedule I, II, III, IV or V substances. Schedule I substances by definition have no established medicinal use and may generally not be marketed or sold in the United States. Schedule I substances are subject to the most stringent controls and Schedule V the least controls of the five schedules, based on their relative risk of abuse.

Regulations associated with controlled substances govern manufacturing, labeling, packaging, testing, dispensing, production and procurement quotas, recordkeeping, reporting, handling, shipment and disposal. These regulations include required security measures, such as background checks on employees and physical control of inventory and increase the personnel needs and the expense associated with development and commercialization of products or product candidates including controlled substances. Regulators conduct periodic inspections of entities involved in handling, manufacturing, or otherwise distributing controlled substances, and have broad enforcement authorities. If we are found to be non-compliant with applicable controlled substance registrations and related requirements, we may need to modify its business activities and/or stop handling or producing the products regulated as controlled substances, and could be subject to enforcement action, significant fines or penalties, and/or adverse publicity, among other consequences.

Various states also independently regulate controlled substances. Though state-controlled substances laws often mirror federal law, because the states are separate jurisdictions, they may separately schedule substances, as well. The failure to comply with applicable regulatory requirements could lead to enforcement actions and sanctions from the states in addition to those from the DEA or otherwise arising under federal law.

Our use of contract manufacturers exposes us to risks relating to costs, supply and delivery, and logistics, and loss or termination of contract manufacturing relationships could harm our ability to meet our production goals.

We commercially produce, process and manufacture our products through the use of contract manufacturers, and we anticipate that we will continue to use contract manufacturers for the foreseeable future. Establishing and operating contract manufacturing facilities requires us to make significant capital expenditures, which reduces our cash and places such capital at risk. Also, contract manufacturing agreements may contain terms that commit us to pay for capital expenditures and other costs and amounts incurred or expected to be earned by the plant operators and owners, which can result in contractual liability and losses for us even if we terminate a particular contract manufacturing arrangement or decide to reduce or stop production under such an arrangement. Further, we cannot be sure that contract manufacturers will be available when we need their services, that they will be willing to dedicate a portion of their capacity to our projects, or that we will be able to reach acceptable price, delivery and other terms with them for the provision of their production services.

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The locations of contract manufacturers can pose additional cost and logistics challenges. If production capacity is available at a plant that is remote from usable chemical finishing or distribution facilities, or from customers, we will be required to incur additional expenses in shipping products to other locations. Such costs could include shipping costs, compliance with export and import controls, tariffs and additional taxes, among others.

Moreover, we rely on contract manufacturers to produce and/or provide downstream processing of our products, and we anticipate that we will continue to use contract manufacturers for the foreseeable future. If we are unable to secure the services of contract manufacturers when and as needed, we may lose customer opportunities and the growth of our business may be impaired. If we shift priorities and adjust anticipated production levels (or cease production altogether) at contract manufacturing facilities, such adjustments or cessations could also result in disputes or otherwise harm our business relationships with contract manufacturers. In addition, reliance on external sources for our other target molecules could create a risk for us if a single source or a limited number of sources of manufacturing runs into operational issues, creating risk of loss of sales and profitability. Reducing or stopping production at one facility while increasing or starting up production at another facility generally results in significant losses of production efficiency, which can persist for significant periods of time. Also, in order for production to commence under our contract manufacturing arrangements, we generally must provide equipment for such operations, and we cannot be assured that such equipment can be ordered or installed on a timely basis, at acceptable costs, or at all.

We may need to raise additional capital in the future to fund our operations, which we may not be able to obtain on favorable terms, or at all, and which, if obtained, may cause dilution to shareholders or cause us to further limit our operations.

Until such time as we can generate significant revenue from product sales or other customer arrangements to fund operations, we may require additional capital to fund our operations, which may include seeking capital from the issuance of additional equity, debt financings or other capital-raising transactions. There can be no assurance that such additional funding will be available on terms attractive to us, or at all. Our ability to obtain additional funding will depend on variety of factors many of which are unpredictable and beyond our control, including general conditions in the global economy and in the global financial markets, which may be impacted by interruptions, delays and/or cost increases resulting from the ongoing COVID-19 pandemic, political instability or geopolitical tensions, such as the Ukraine War, economic weakness, inflationary pressures or other factors. If the equity and credit markets deteriorate, including as a result of economic weakness, a resurgence of COVID-19, political unrest or war, including the Ukraine War, or any other reason, it may make any necessary equity or debt financing more difficult to obtain in a timely manner and on favorable terms, if at all, and if obtained, it may be more costly or more dilutive.

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The various ways we could raise additional capital carry potential risks. If we are unable to obtain adequate financing or financing on terms satisfactory to us, our ability to continue to pursue our business objectives and to respond to business opportunities, challenges or unforeseen circumstances could be significantly limited and could have a material adverse effect on our business, results of operations, prospects and financial condition. Our existing and potential customers, partners and vendors may also consider our credit profile when considering whether to contract with us or negotiating contract terms, and if they develop a negative perception of our short or long-term financial prospects, decide not to do business with us or change the terms on which they do business with us, it could have a further adverse effect on our business, prospects, results of operations and financial condition.

We use biological and hazardous materials that require considerable expertise and expense for handling, storage and disposal and may result in claims against us.

We work with chemical and biological materials that could be hazardous to human health and safety or the environment. Our operations also produce hazardous and nonhazardous chemical and biological waste products, and we largely contract with third parties for the disposal of these products. Federal, state and local laws and regulations govern the use, generation, manufacture, storage, handling and disposal of these materials and wastes. Compliance with applicable environmental laws and regulations is expensive, and current or future environmental laws and regulations may restrict our operations. If we do not comply with applicable regulations, we may be subject to fines and penalties.

In addition, we cannot eliminate the risk of accidental injury or contamination from these materials or wastes, which could cause an interruption of our commercialization efforts, R&D programs and business operations, as well as environmental damage resulting in costly clean-up and liabilities under applicable laws and regulations, as well as potential reputational damage.

We must continue to secure and maintain sufficient and stable supplies of disposable laboratory equipment, raw materials and synthetic biology materials and services.

The COVID-19 pandemic has caused substantial disruption in global supply chains. As a result, we have experienced shortages in some of our key supplies, including materials required in our labs and may continue to do so in the future as a result of the pandemic, or otherwise. We may also experience price increases due to unexpected material shortages, services disruptions and other unanticipated events, which may adversely affect our supply of disposable laboratory equipment, raw materials and synthetic biology materials and services. We typically do not enter into long-term agreements with our suppliers but secure our materials and services on a purchase order basis. Our suppliers may reduce or cease their supply of materials or services to us at any time in the future. If the supply of materials or services is interrupted, our production processes may be delayed.

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A deterioration of our relationship with any of our suppliers, or problems experienced by these suppliers, could lead to shortages in our production capacity for the development of some or all of our products. Therefore, we may not be able to cost-effectively develop new products or fulfil the demand of existing customers or supply new customers. In addition, as we grow, our existing suppliers may not be able to meet our increasing demand, and we may need to find additional suppliers. In some cases, we are purchasing the consumables, materials or services where the use, for our purposes, is not a commodity and obtaining such materials and services requires lead time. We may not be able to secure suppliers who provide materials at, or services to, the specification, quantity and quality levels that we require (or at all) or be able to negotiate acceptable fees and terms of services with any such suppliers. Identifying a suitable supplier is an involved process that requires us to become satisfied with their quality control, responsiveness and service, financial stability, security and labor and other ethical practices. Even if we are able to expand existing sources, we may encounter delays in product development, production and added costs as a result of the time it takes to train new suppliers in our methods, products and quality control standards. If any of the above events occur, our operations and results of operations may be adversely affected.

We cannot assure you that any instability or other issues relating to the manufacture of any of our products or pipeline products will not occur in the future. Additionally, our manufacturers may experience manufacturing difficulties due to resource constraints or as a result of labor disputes or unstable political environments. For example, the COVID-19 pandemic has caused substantial disruption in global supply chains.

In the event of significant price increases by suppliers, we may have to pass the increased costs to our customers. However, we may not be able to raise the prices of our products sufficiently to cover increased costs resulting from increases in the cost of our materials and services, overcome the interruption of a sufficient supply of materials or services for our pipeline products or products, or adequately reduce supplier costs to increase profitability. As a result, materials and services costs, including any price increase for our materials and services may negatively impact our business, financial condition and results of operations.

We depend on a limited number of suppliers for critical components of development and manufacturing of our pipeline products. The loss of any one or more of these suppliers or their failure to supply us with the necessary components on a timely basis, could cause delays in our production capacity and adversely affect our business.

We depend on a number of suppliers for critical components, including laboratory consumables, for the development and manufacturing of our pipeline products. We do not currently have the infrastructure or capability internally to manufacture these components. While we work with a variety of domestic and international suppliers, our suppliers may not be obligated to supply product or our arrangements may be terminated with relative short notice periods. Our supply of these components could be limited, interrupted, or of unsatisfactory quality or cease to be available at acceptable prices. Additionally, we do not have any control over the process or timing of the acquisition or manufacture of materials by our manufacturers and cannot ensure that they will deliver to us the components we order on time, or at all.

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In addition, some disposable laboratory equipment, synthetic biology materials and other supplies and materials that we purchase are purchased from single-source or preferred suppliers. Our dependence on these single-source and preferred suppliers exposes us to certain risks, including the following:

●	our suppliers may cease or reduce production or deliveries, raise prices or renegotiate terms;

●	we may be unable to locate a suitable replacement on acceptable terms or on a timely basis, if at all;

●	if there is a disruption to our single-source or preferred suppliers’ operations, and if we are unable to enter into arrangements with alternative suppliers, we will have no other means of completing our manufacturing process until they restore the affected facilities or we or they procure alternative manufacturing facilities or sources of supply;

●	delays caused by supply issues may harm our reputation, frustrate our customers and cause them to turn to our competitors for future projects; and

●	our ability to progress the development and production of our pipeline products could be materially and adversely impacted if the single-source or preferred suppliers upon which we rely were to experience a significant business challenge, disruption or failure due to issues such as financial difficulties or bankruptcy, issues relating to other customers such as regulatory or quality compliance issues, or other financial, legal, regulatory or reputational issues.

Changes in U.S. and foreign tax laws could have a material adverse effect on our business, cash flow, results of operations or financial conditions.

We are subject to tax laws, regulations and policies of the U.S. federal, state and local governments and of taxing authorities in foreign jurisdictions. Changes in tax laws, as well as other factors, could cause us to experience fluctuations in our tax obligations and otherwise adversely affect our tax positions and/or our tax liabilities. There can be no assurance that our tax payments, tax credits, or incentives will not be adversely affected by these or other initiatives.

Our failure to accurately forecast demand for any chemical produced using our processes, could result in an unexpected shortfall or surplus that could negatively affect our results of operations or our brand.

Because of the length of time it takes to develop and commercialize the chemicals produced using our processes, we must make development and production decisions well in advance of commercial production and sale of such chemicals. Our ability to accurately forecast demand for any of the chemicals produced using our processes that are commercialized can be adversely affected by a number of factors, many of which are outside of our control, including actions by our competitors, changes in market conditions, environmental factors and adverse weather conditions. A shortfall or surplus in the supply of chemicals produced using our processes may reduce our revenues, damage our reputation and adversely affect customer or partner relationships, which could harm our business, results of operations and financial condition.

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We may not be successful in identifying new market opportunities and needs and developing technologies, processes or products to meet those needs, which would limit our prospects and lead to greater dependency on the success of a smaller number of target chemicals.

The success of our business model depends in part on our ability to identify new market opportunities and needs for our products, and developing technologies, processes or products to meet those needs. The products we research and develop are new and continuously changing and advancing and may not be applicable or compatible with demands in existing or future markets. Furthermore, we may not be able to identify new opportunities as they arise for our products since future applications of any given product may not be readily determinable, and we cannot reasonably estimate the size of any markets that may develop. If we are not able to successfully identify new market opportunities and needs and develop new products to meet those needs, we may be unable to expand our business and will therefore be highly dependent on these potential chemicals.

Growth and a change to our business focus may place significant demands on our management and our infrastructure.

We have experienced an expansion of our business as we continue to make efforts to develop and commercialize our products. Our growth and diversified operations have placed, and may continue to place, significant demands on our management and our operational and financial infrastructure. Managing our growth and change in business focus will require significant expenditures and allocation of valuable management resources. If we fail to achieve the necessary level of efficiency in our organization as it grows and changes, our business, financial condition and results of operations would be adversely impacted.

Loss of key personnel and/or failure to attract, train and retain additional key personnel could delay our product development programs and harm our R&D efforts and our ability to meet our business objectives.

Our business involves complex operations across a variety of markets and requires a management team and employee workforce that is knowledgeable in the many areas in which we operate. Our future success depends upon our ability to attract, train, retain and motivate highly qualified management, scientific, engineering, information technology, and sales personnel, among others. In addition, the market for qualified personnel is very competitive because of the limited number of people available who have the necessary technical skills and understanding of our technology and products and the nature of our industry which requires certain of our technical personnel to be on-site in our facilities. We compete for qualified scientific and information technology personnel with other comparable companies as well as academic institutions and research institutions in the markets in which we operate. However, doing so may also require us to comply with laws to which we are not currently subject, which could cause us to allocate or divert capital, personnel and other resources from our organization, which could adversely affect our business, financial condition, results of operations, prospects and reputation. Establishing international operations and recruiting personnel has and may continue to be impacted by COVID-19 travel and operational restrictions. Our senior management team is critical to our vision, strategic direction, product development and commercialization efforts. Our employees, including members of our management team, could leave our company with little or no prior notice and would be free to work for a competitor.

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Our continued growth and ability to successfully transition from a company primarily focused on development to commercialization depends, in part, on recruiting and retaining highly-trained personnel across our various target industries and markets with the necessary scientific background and ability to understand our systems at a technical level to effectively identify and sell to potential new customers. New hires require significant training and, in most cases, take significant time before they achieve full productivity. Our failure to successfully hire and integrate these key personnel into our business could adversely affect our business. To attract top talent, we believe we will need to offer competitive compensation and benefits packages, including equity incentive programs, which may require significant investment. If we are unable to offer competitive compensation this may make it more difficult for us to attract and retain key employees. Moreover, if the perceived value of our equity awards declines, it may adversely affect our ability to attract and retain key employees. If we do not maintain the necessary personnel to accomplish our business objectives, we may experience staffing constraints that adversely affect our ability to support our internal R&D programs and operations.

In addition, some of our scientific personnel are qualified foreign nationals whose ability to live and work in the United States is contingent upon the continued availability of appropriate visas. Due to the competition for qualified personnel in the key markets in which we operate, we expect to continue to utilize foreign nationals to fill part of our recruiting needs. As a result, changes to United States immigration policies have and could further restrain the flow of technical and professional talent into the United States and adversely affect our ability to hire qualified personnel.

We expect to face competition for our products from established enterprises and new companies and if we cannot compete effectively against these companies, products or prices, we may not be successful in bringing our products to market.

We expect that our products will compete with both the traditional products that are currently being used in our target markets and with the alternatives to these existing products that established enterprises and new companies are seeking to produce. In the markets that we are entering, and in other markets that we may seek to enter in the future, we will compete primarily with the established providers of components currently used in products or finished products in these markets. Producers of these incumbent products include global agricultural companies, large international chemical and materials companies, international personal care companies and companies specializing in specific products.

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Some of our current competitors are large publicly-traded companies, or are divisions of or established contractors to large publicly-traded companies, and may enjoy a number of competitive advantages over us, including:

●	greater name and brand recognition;

●	greater financial and human resources;

●	larger R&D departments;

●	broader product lines;

●	larger sales forces and more established distributor networks;

●	substantial intellectual property portfolios;

●	larger and more established customer bases and relationships;

●	the leverage to enter into contracts on more favorable terms; and

●	better established, larger scale and lower cost manufacturing capabilities.

With the emergence of many new companies seeking to produce products from renewable sources, we may face competition from such companies in bringing new products to market. Some of these companies may develop products that are disruptive to ours or may be able to establish production capacity and commercial partnerships to compete with us.

We cannot assure investors that our products will compete favorably or that we will be successful in the face of increasing competition from products and technologies introduced by our existing or future competitors, companies entering our markets or developed by our customers internally. In addition, we cannot assure investors that our competitors do not have or will not develop products or technologies that currently or in the future will enable them to produce competitive products with greater capabilities or at lower costs than ours or that are able to run comparable experiments at a lower total experiment cost. Any failure to compete effectively could materially and adversely affect our business, financial condition and results of operations.

International expansion of our business exposes us to business, regulatory, political, operational, financial and economic risks associated with doing business outside of the United States.

Because we and our collaborators currently conduct business and market our products both inside and outside of the United States and may market future products outside of the United States, if cleared, authorized or approved, our business is subject to risks associated with doing business outside of the United States, including an increase in our expenses. Accordingly, we are subject to a variety of risks inherent in doing business internationally, and our exposure to these risks will increase as we continue to expand our operations and user base globally. These risks include:

●	political, social and economic instability;

●	fluctuations in currency exchange rates;

●	higher levels of credit risk, corruption and payment fraud;

●	enhanced difficulties of integrating any foreign acquisitions;

●	regulations that might add difficulties in repatriating cash earned outside the United States and otherwise prevent us from freely moving cash;

●	import and export controls and restrictions and changes in trade regulations;

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●	compliance with the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act and similar laws in other jurisdictions;

●	multiple, conflicting and changing laws and regulations such as privacy, security and data use regulations, tax laws, trade regulations, economic sanctions and embargoes, employment laws, anticorruption laws, regulatory requirements, reimbursement or payor regimes and other governmental approvals, permits and licenses;

●	failure by us, our collaborators or our distributors to obtain regulatory clearance, authorization or approval for the use of our products in various countries;

●	additional potentially relevant third-party patent rights;

●	complexities and difficulties in obtaining intellectual property protection and enforcing our intellectual property;

●	difficulties in staffing and managing foreign operations;

●	logistics and regulations associated with shipping samples and customer orders, including infrastructure conditions and transportation delays;

●	financial risks, such as longer payment cycles, difficulty collecting accounts receivable, the impact of local and regional financial crises, on demand and payment for our products and exposure to foreign currency exchange rate fluctuations;

●	natural disasters, political and economic instability, including wars, terrorism and political unrest, and outbreak of disease;

●	breakdowns in infrastructure, utilities and other services;

●	boycotts, curtailment of trade and other business restrictions; and

●	the other risks and uncertainties described in this proxy statement/prospectus.

Any of these factors could significantly harm our future international expansion and operations and, consequently, our revenue and results of operations.

Changes in government regulations and trade policies may materially and adversely affect our sales and results of operations.

The markets where we sell our products are heavily influenced by foreign, federal, state and local government regulations and policies. The U.S. or foreign governments may take administrative, legislative, or regulatory action that could materially interfere with our ability to sell products in certain countries and/or to certain customers. The uncertainty regarding future standards and policies may also affect our ability to develop our products or to license our technologies to third parties and to sell products to our end customers, which could have a material adverse effect on our business, financial condition and results of operations.

In addition, changes in U.S. trade policy generally could trigger retaliatory actions by affected countries, which could impose restrictions on our ability to do business in or with affected countries or prohibit, reduce or discourage purchases of our products by foreign customers, leading to increased costs of components contained in our products, increased costs of manufacturing our products and higher prices for our products in foreign markets. Changes in, and responses to, U.S. trade policy could reduce the competitiveness of our products, cause our sales to decline and adversely impact our ability to compete, which could materially and adversely impact our business, financial condition and results of operations.

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We use biological and hazardous materials that require considerable expertise and expense for handling, storage and disposal and may result in claims against us.

We work with chemical and biological materials that could be hazardous to human health and safety or the environment. Our operations also produce hazardous and biological waste products, and we largely contract with third parties for the disposal of these products. Federal, state and local laws and regulations govern the use, generation, manufacture, storage, handling and disposal of these materials and wastes. Compliance with applicable environmental laws and regulations is expensive, and current or future environmental laws and regulations may restrict our operations. If we do not comply with applicable regulations, we may be subject to fines and penalties.

In addition, we cannot eliminate the risk of accidental injury or contamination from these materials or wastes, which could cause an interruption of our commercialization efforts, R&D programs and business operations, as well as environmental damage resulting in costly clean-up and liabilities under applicable laws and regulations, as well as potential reputational damage. Furthermore, environmental laws and regulations are complex, change frequently, and have tended to become more stringent. We cannot predict the impact of such changes and cannot be certain of our future compliance. While we do carry a pollution legal liability policy, this policy may not fully cover costs arising from contamination from hazardous and biological products and the resulting cleanup, or claims arising from the handling, storage or disposal of hazardous materials. Accordingly, in the event of contamination or injury, we could be liable for damages or penalized with fines in an amount exceeding our resources and our operations could be suspended or otherwise adversely affected.

Our revenue, results of operations, cash flows and reputation in the marketplace may suffer upon the loss of a significant customer.

We may derive a significant portion of our revenue from a limited number of customers. Due to the significant time required to develop and commercialize new pipeline products, or to acquire new customers, the loss of any one or more of these customers, or the loss of any other significant customer or a significant reduction in the amount of product ordered by a significant customer would adversely affect our revenue, results of operations, cash flows and reputation in the marketplace.

In addition, we generally do not have long-term contracts with our customers requiring them to purchase any specified quantities from us and without such contracts our customers are not obligated to order or reorder our products. As a result, we cannot accurately predict our customers’ decisions to reduce or cease purchasing our products. Even where we enter into contracts with our customers, there is no guarantee that such agreements will be negotiated on terms that are commercially favorable to us in the long-term. Our customers may buy less of our products depending on their own technological developments, end-user demand for our products and internal budget cycles. In addition, existing customers may choose to produce some or all of the products they purchase from us internally by using or developing manufacturing capabilities organically or by using capabilities from acquisitions of assets or entities from third parties with such capabilities. Therefore, if our customers were to substantially reduce their transaction volume or cease ordering products from us, this could materially and adversely affect our financial performance.

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Our pipeline products may cause undesirable side effects or environmental effects which may delay or prevent marketing approval, or, if approval is received, require them to be taken off the market, require them to include safety warnings or otherwise limit their sales.

Undesirable side effects from our current, future or other pipeline products could arise either during development or after product has been marketed. Similarly, undesired environmental effects from agricultural or other pipeline products could arise after a pipeline product is commercialized. The results of future safety or environmental studies may show that our pipeline products cause undesirable side effects or environmental harm, which could interrupt, delay or halt the development and commercialization of our products, resulting in delay of, or failure to obtain, marketing approval from applicable regulatory authorities.

If any of our pipeline products cause undesirable side effects or environmental effects or suffer from quality control issues:

●	regulatory authorities may impose a hold or risk evaluation and mitigation strategies which could result in substantial delays, significantly increase the cost of development and/or adversely impact our ability to continue development of the product;

●	regulatory authorities may require the addition of statements, specific warnings, or contraindications to the product label;

●	we may be required to conduct additional safety, or environmental studies;

●	we may be required to implement a risk minimization action plan, which could result in substantial cost increases and have a negative impact on our ability to commercialize the product;

●	we may be subject to limitations on how we promote the product;

●	we may, voluntarily or involuntarily, initiate product recalls;

●	sales of the product and interest in collaborations may decrease significantly;

●	regulatory authorities may require us to take our product off the market;

●	we may be subject to litigation or product liability claims; and

●	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the affected pipeline products, cause injury to our reputation, or substantially increase commercialization costs and expenses, which in turn could delay or prevent us from generating significant revenue from the sale of our products.

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Our products, or the end products of which they are components, could have defects or errors, which may give rise to claims against us or delays in production and adversely affect our business, financial condition and results of operations.

Some applications of our technology or products are components of end products and therefore our success is tied to the success of such end products. We cannot assure that material performance problems, defects, errors or delays will not arise in our products or the end products in which they are components, and as we commercialize our products, these risks may increase. The costs incurred in correcting any defects or errors may be substantial and could adversely affect our operating margins.

In manufacturing our products, we depend upon third parties for the supply of our instruments and various components or for the full manufacturing of our products, many of which require a significant degree of technical expertise to produce. If our suppliers fail to produce our product components to specification or provide defective products to us and our quality control tests and procedures fail to detect such errors or defects, or if we or our suppliers use defective materials or workmanship in the manufacturing process, the reliability and performance of our products will be compromised.

If our products or the end products of which they are components, contain defects or are delayed, we may experience:

●	a failure to achieve market acceptance for our products or expansion of our products sales;

●	the development of new technology rendering our products, or the end products of which they are components, obsolete;

●	loss of customer orders and delay in order fulfilment;

●	damage to our brand reputation;

●	increased warranty and customer service and support costs due to product repair or replacement;

●	product recalls or replacements;

●	inability to attract new customers and collaboration opportunities;

●	diversion of resources from our manufacturing and R&D departments into our service department; and

●	legal and regulatory claims against us, including product liability claims, which could be costly, time consuming to defend, result in substantial damages and result in reputational damage.

We may become subject to lawsuits or indemnity claims in the ordinary course of business, which could materially and adversely affect our business and results of operations.

From time to time, we may in the ordinary course of business be named as a defendant in lawsuits, indemnity claims and other legal proceedings. These actions may seek, among other things, compensation for alleged product liability, personal injury, employment discrimination, breach of contract, property damage and other losses or injunctive or declaratory relief.

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The marketing, sale and use of our products and services could lead to the filing of product liability claims were someone to allege that our products or services failed to perform as designed or intended or caused injury or other harms. A product liability claim could result in substantial damages and be costly and time-consuming for us to defend.

Regardless of merit or eventual outcome, product liability claims may result in:

●	decreased demand for any products that we have developed or may develop;

●	loss of revenue;

●	substantial monetary payments;

●	significant time and costs to defend related litigation;

●	the inability to commercialize any products that we have developed or may develop; and

●	injury to our reputation and significant negative media attention.

In the event that such actions, claims or proceedings are ultimately resolved unfavorably to us at amounts exceeding our accrued liability or insurance coverage, or at material amounts, the outcome could materially and adversely affect our business and results of operations. In addition, payments of significant amounts, even if reserved, could adversely affect our liquidity position. We maintain product liability insurance, but this insurance may not fully protect us from the financial impact of defending against product liability claims. Any product liability claim brought against us, with or without merit, could increase our insurance rates or prevent us from securing insurance coverage in the future. Additionally, any product liability lawsuit could cause current collaborators to terminate existing agreements or potential collaborators to seek other companies, any of which could impact our business and results of operations.

We may face risks relating to the use of our genetically modified organisms and microorganisms and if we are not able to secure regulatory approval or if we face material ethical, legal and social concerns about use of our GMO or GMM technology, our business could be adversely affected.

Our technologies and products involve the use of genetically modified organisms (“GMOs”) and genetically modified microorganisms (“GMMs”). The use of GMOs and GMMs is subject to laws and regulations in many countries, some of which are new and some of which are still evolving. In the United States, the Food and Drug Administration (FDA), the Environmental Protection Agency (EPA) and the U.S. Department of Agriculture (USDA) are the primary agencies that regulate the use of GMOs, GMMs, as well as potential products or substances derived from GMOs or GMMs. If regulatory approval of the GMOs, GMMs, or resulting products or substances is not secured, our business operations, financial condition and our ability to grow as a business could be adversely affected. We expect to encounter GMO and GMM regulations in most if not all of the countries in which we may seek to establish production capabilities or sell our products and the scope and nature of these regulations will likely be different from country to country. Governmental authorities could, for safety, social or other purposes, impose limits on, or implement regulation of, the use of GMOs or GMMs. If we cannot meet the applicable requirements in other countries in which we intend to produce or sell our products, or if it takes longer than anticipated to obtain such approvals, our business could be adversely affected.

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The Centers for Disease Control and Prevention (CDC) and the National Institutes of Health (NIH) established criteria for four levels of containment called Biosafety Levels (BSLs). These criteria consist of combinations of laboratory practices and techniques, safety equipment, and laboratory facilities. Certain of our technologies and GMOs and GMMs are subject to laws and regulations in many countries. If we cannot meet the applicable requirements, regulations or other criteria in which we intend to product our sell our products, or if it takes longer than anticipated to obtain such approvals, our business could be adversely affected.

In addition, public attitudes about the safety and environmental hazards of and ethical concerns over, genetic research, GMOs and GMMs could influence public acceptance of our technology and products. These concerns could result in increased expenses, regulatory scrutiny, delays or other impediments to our programs. The use of GMOs and GMMs has in the past received negative publicity, which could lead to greater regulation or restrictions on imports of our products. Such concerns or governmental restrictions could limit the use of GMOs or GMMs in our products, which could have a material adverse effect on our business, financial condition and results of operations.

We may engage in strategic transactions, including acquisitions, that could disrupt our business, cause dilution to our shareholders, reduce our financial resources, or prove not to be successful.

From time to time, we have entered, and may in the future enter, into transactions to acquire other businesses, products or technologies, and our ability to do so successfully cannot be ensured. One or more of these acquisitions could include the payment of the purchase price in whole or in part using our common shares, which would have a dilutive impact on existing holders. Even if we identify suitable opportunities, we may not be able to make such acquisitions on favorable terms or at all. Any acquisitions we make may not strengthen our competitive position, and these transactions may be viewed negatively by customers or investors. We may decide to incur debt in connection with an acquisition or issue our common shares or other equity securities to the shareholders of the acquired company, which would reduce the percentage ownership of our existing shareholders. We could incur losses resulting from undiscovered liabilities of the acquired business that are not covered by any indemnification we may obtain from the seller. In addition, we may not be able to successfully integrate the acquired personnel, technologies and operations into our existing business in an effective, timely and non-disruptive manner. Acquisitions may also divert management attention from day-to-day responsibilities, increase our expenses and reduce our cash available for operations and other uses. In addition, we may not be able to fully recover the costs of such acquisitions or be successful in leveraging any such strategic transactions into increased business, revenue or profitability. We also cannot predict the number, timing or size of any future acquisitions or the effect that any such transactions might have on our operating results.

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Accordingly, although there can be no assurance that we will undertake or successfully complete any acquisitions, any transactions that we do complete may be subject to the foregoing or other risks and have a material and adverse effect on our business, financial condition, results of operations and prospects. Conversely, any failure to pursue any acquisition or other strategic transaction that would be beneficial to us could delay the development and potential commercialization of our products.

Our headquarters and other facilities are located in active earthquake and tsunami or in active hurricane or wildfire zones, and an earthquake, tsunami, hurricane, wildfire or other type of natural disaster affecting us or our suppliers could cause resource shortages, disrupt our business and harm our results of operations.

We conduct our primary R&D operations in the San Francisco Bay Area in an active earthquake and tsunami zone, and certain of our suppliers conduct their operations in the same region or in other locations that are susceptible to natural disasters. In addition, California and some of the locations where certain of our suppliers and manufacturers are located have experienced shortages of water, electric power and natural gas from time to time. The occurrence of a natural or other disaster, such as an earthquake, tsunami, hurricane, drought, flood, wildfire or any potential effects of climate change or localized extended outages of critical utilities or transportation systems, or any critical resource shortages, affecting us or, our suppliers or manufacturers could cause a significant interruption in our business, damage or destroy our facilities, production equipment or inventory or those of our suppliers and cause us to incur significant costs or result in limitations on the availability of our raw materials, any of which could harm our business, financial condition and results of operations. The insurance we maintain against fires, earthquakes and other natural disasters may not be adequate to cover our losses in any particular case. Accordingly, an earthquake or other disaster could materially and adversely harm our ability to conduct business.

We depend on sophisticated information technology and equipment systems, and any failure of these systems could harm our business.

We depend on various information technology and equipment systems, including services licensed, leased or purchased from third parties such as cloud computing infrastructure, operating systems and artificial intelligence platforms, for significant elements of our operations.

We use complex software processes to manage samples and evaluate sequencing result data. These software processes are subject to initial design challenges and may require ongoing modifications, each of which may result in unanticipated issues, leading to service disruptions or errors, resulting in liability.

We have installed and expect to expand, a number of enterprise software systems that affect a broad range of business processes and functional areas, including systems handling human resources, financial controls and reporting, contract management, regulatory compliance and other infrastructure operations. In addition to these business systems, we have installed and intend to extend, the capabilities of both our preventative and detective security controls by augmenting the monitoring and alerting functions and the network design of our technical systems. These information technology and telecommunications systems support a variety of functions, including data and cybersecurity, laboratory operations, quality control, R&D activities and general administrative activities.

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Information technology and telecommunications systems are vulnerable to damage from a variety of sources, including telecommunications or network failures, malicious acts and natural disasters. In addition to traditional computer “hackers”, malicious code (such as viruses and worms), employee theft or misuse, and denial-of-service attacks, sophisticated nation-state and nation-state supported actors also now engage in attacks (including advanced persistent threat intrusions), each of which could impair our ability to prevent the theft or misappropriation of our intellectual property, know-how or technologies. Moreover, despite network security and back-up measures, some of our servers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems. Despite the precautionary measures we take to prevent unanticipated problems that could affect our information technology and telecommunications systems, failures or significant downtime of these systems or those used by our collaborators or subcontractors could prevent us from conducting our operations. Any disruption or loss of information technology or telecommunications software and systems on which critical aspects of our operations depend could have an adverse effect on our business, our reputation, and we may be unable to regain or repair our reputation in the future.

Our proprietary rights may not adequately protect our technologies and pipeline products.

Our commercial success will depend in part on our ability to obtain patents and maintain adequate legal protection for our technologies and product candidates in the United States and other countries. We own approximately 60 issued patents and pending patent applications. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies and future products are covered by valid and enforceable patents or are effectively maintained as trade secrets.

We apply for patents covering both our technologies and product candidates, as we deem appropriate, and on our process technology. However, filing, prosecuting, maintaining, and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States are less extensive than those in the United States. We may also fail to apply for patents on important technologies or product candidates in a timely fashion, or at all. Our existing and future patents may not be sufficiently broad to prevent others from practicing our technologies or from designing products around our patents or otherwise developing competing products or technologies. In addition, the patent positions of companies like ours are highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of patent claims has emerged to date in the United States and the landscape is expected to become even more uncertain in view of recent rule changes by the United States Patent Office, or USPTO. Additional uncertainty may result from legal decisions by the United States Federal Circuit and Supreme Court as they determine legal issues concerning the scope and construction of patent claims and inconsistent interpretation of patent laws or from legislation enacted by the U.S. Congress. The patent situation outside of the United States is even less predictable. As a result, the validity and enforceability of patents cannot be predicted with certainty. Moreover, we cannot be certain whether:

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●	we were the first to make the inventions covered by each of our issued patents and pending patent applications;

●	we were the first to file patent applications for these inventions;

●	others will independently develop similar or alternative technologies or duplicate any of our technologies;

●	any of our or our licensors’ patents will be valid or enforceable;

●	any patents issued to us (or our licensors) will provide us with any competitive advantages, or will be challenged by third parties;

●	we will be able to identify when others are infringing our (or our licensed) valid patent claims;

●	we will develop additional proprietary products or technologies that are patentable; or

●	the patents of others will have an adverse effect on our business.

We do not know whether any of our pending patent applications or those pending patent applications that we may license will result in the issuance of any patents. Even if patents are issued, they may not be sufficient to protect our technology or product candidates. The patents we own or license and those that may be issued in the future may be challenged, invalidated, rendered unenforceable, or circumvented, and the rights granted under any issued patents may not provide us with proprietary protection or competitive advantages. Moreover, third parties could practice our inventions in territories where we do not have patent protection or in territories where they could obtain a compulsory license to our technology where patented. Such third parties may then try to import products made using our inventions into the United States or other territories. Accordingly, we cannot ensure that any of our pending patent applications will result in issued patents, or even if issued, predict the breadth, validity and enforceability of the claims upheld in our and other companies’ patents. Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions.

The legal systems of certain countries do not favor the enforcement of patents or other intellectual property rights, which could hinder us from preventing the infringement of our patents or other intellectual property rights. Proceedings to enforce our patent rights in the United States or foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert patent infringement or other claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license from third parties. Unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our intellectual property is difficult, and we cannot be certain that the steps we have taken will prevent unauthorized use of our technology, particularly in certain foreign countries where the local laws may not protect our proprietary rights as fully as in the United States or may provide, today or in the future, for compulsory licenses. Moreover, in some cases our ability to determine if our intellectual property is being unlawfully used by a competitor may be limited. If competitors are able to use our technology, our ability to compete effectively could be harmed. Moreover, others may independently develop and obtain patents for technologies that are similar to, or superior to, our technologies. If that happens, we may need to license these technologies, and we may not be able to obtain licenses on reasonable terms, if at all, which could cause harm to our business.

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In the newly developing technology area where our business operates, significant litigation and other proceedings regarding patents, patent applications, trademarks and other intellectual property rights are commonplace.

In the newly developing technology area where our business operates, significant litigation and other proceedings regarding patents, patent applications, trademarks and other intellectual property rights are commonplace. The types of situations in which we may become a party to such litigation or proceedings include:

●	we may initiate litigation or other proceedings against third parties seeking to invalidate the patents held by those third parties or to obtain a judgment that our products or processes do not infringe those third parties’ patents;

●	if third parties initiate litigation claiming that our processes or products infringe their patent or other intellectual property rights, we will need to defend against such proceedings;

●	if third parties initiate litigation claiming that our brand names infringe their trademarks, we will need to defend against such proceedings; and

●	if a license to necessary technology is terminated, the licensor may initiate litigation claiming that our processes or products infringe or misappropriate their patent or other intellectual property rights and/or that we breached our obligations under the license agreement, and we would need to defend against such proceedings.

These lawsuits would be costly and could affect our results of operations and divert the attention of our managerial and scientific personnel. There is a risk that a court would decide that we are infringing the third party’s patents and would order us to stop the activities covered by the patents. In that event, we may not have a viable alternative to the technology protected by the patent and may need to halt work on the affected product candidate. In addition, there is a risk that a court will order us to pay the other party damages. An adverse outcome in any litigation or other proceeding could subject us to significant liabilities to third parties and require us to cease using the technology that is at issue or to license the technology from third parties. We may not be able to obtain any required licenses on commercially acceptable terms or at all. Any of these outcomes could have a material adverse effect on our business.

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The industry area where we operate has produced a significant number of patents, and it may not always be clear to industry participants, including us, which patents cover various types of products or processes. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. If we are sued for patent infringement, we would need to demonstrate that our products or processes either do not infringe the patent claims of the relevant patent or that the patent claims are invalid, and we may not be able to do this. Proving invalidity is difficult. If we are unable to avoid infringing the patent rights of others, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, do not develop or obtain non-infringing technology, fail to defend an infringement action successfully or have infringed patents declared invalid, we may incur substantial monetary damages, encounter significant delays in bringing our product candidates to market and be precluded from manufacturing or selling our product candidates.

The cost of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the cost of such litigation and proceedings more effectively than us can because of their substantially greater resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Patent litigation and other proceedings may also absorb significant management time.

We rely in part on trade secrets to protect our products and technology, and our failure to obtain or maintain trade secret protection, or a competitor independently developing technology we protect through trade secrets, could adversely affect our competitive business position.

Others may attempt to copy or otherwise improperly obtain and use our products or technology and trade secrets. We seek to preserve the integrity and confidentiality of our confidential proprietary information and trade secrets by maintaining physical security of our premises and physical and electronic security of our information technology systems, but it is possible that these security measures could be breached. Monitoring unauthorized access and use is difficult, and we cannot be certain that the steps we have taken will prevent such unauthorized access and use, particularly in certain foreign countries where the local laws may not protect our proprietary rights as fully as in the United States. Moreover, in some cases our ability to determine if our intellectual property is being unlawfully used by a competitor may be limited.

We rely heavily on confidentiality agreements and confidentiality terms in our other agreements to protect unpatented trade secrets, know-how and confidential technology which help us maintain our competitive position. We regularly enter into agreements to maintain and protect our intellectual property and proprietary technology, including confidentiality agreements, non-disclosure agreements with our employees, consultants, academic institutions, corporate partners and when needed, our advisers. However, we cannot be certain that such agreements have been entered into with all relevant parties, and we cannot be certain that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. For example, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Such agreements may not be enforceable or may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements, and we may not be able to prevent such unauthorized disclosure, which could adversely impact our ability to establish or maintain a competitive advantage in the market.

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Trade secrets and know-how can be difficult to maintain and protect. Monitoring unauthorized disclosure is difficult, and despite the steps we have taken and the employee education we also conduct, we do not know whether the steps we have taken to prevent such disclosure are, or will be, adequate. If we were to enforce a claim that a third party had improperly obtained and was using our trade secrets, the lawsuit would be expensive and time-consuming, and the outcome would be unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets.

We face risks related to cybersecurity threats and incidents, as well as significant disruptions of our information technology systems or data security incidents that could result in significant financial, legal, regulatory, business and reputational harm.

We may face attempts by others to gain unauthorized access through the Internet or to introduce malicious software, to our IT systems. Additionally, individuals or organizations, including malicious hackers, state-sponsored organizations, insider threats including employees and third-party service providers or intruders into our physical facilities, may attempt to gain unauthorized access and try to steal our technology and data. We are also a potential target of malicious attackers who: attempt to gain access to our network or data centers or those of our customers or end users; steal proprietary information related to our business, products, employees and customers; interrupt our systems and services or those of our customers or others; or demand ransom to return control of such systems and services. Such attempts by malicious attackers in general are increasing in number and in technical sophistication, and if successful, expose us and the affected parties to risk of loss or misuse of proprietary or confidential information or disruptions of our business operations, including our technology operations. Furthermore, malicious online actors may employ false pretenses or technical measures in an attempt to induce our employees to use IT systems in a manner contrary to our benefit, such as, by authorizing payment of false bills or to run software that would encrypt our information in such a way that it cannot be used by us without paying ransom. While we have implemented security measures and employee training programs intended to protect our information technology systems and infrastructure, there can be no assurance that such measures will successfully prevent service interruptions or further security incidents. We have also outsourced elements of our operations (including elements of our information technology infrastructure) to third parties, and as a result, we manage a number of third-party vendors who may or could have access to our computer networks or our confidential information. Many of those third parties in turn subcontract or outsource some of their responsibilities to third parties. These providers can experience breaches of their systems and products that impact the security of our systems and our proprietary or confidential information.

Our information systems may also experience interruptions, delays, or cessations of service or produce errors in connection with system integration, software upgrades, or system migration work that takes place from time to time. While all information technology operations are inherently vulnerable to inadvertent or intentional security breaches, incidents, attacks and exposures, the size, complexity, accessibility and distributed nature of our information technology systems, and the large amounts of sensitive information stored on those systems, make such systems potentially vulnerable to unintentional or malicious, internal and external attacks on our technology environment. While we have implemented security measures intended to protect our information technology systems and infrastructure, there can be no assurance that such measures will successfully prevent service interruptions or further security incidents.

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Should we fail to maintain required security qualifications, we may face regulatory concerns or be in breach of contract, which may trigger regulatory action, litigation and/or damages, reputational harm, or loss of certain contracts.

We may encounter intrusions or unauthorized access to our network, services or infrastructure. Any such incidents, whether or not successful, could result in our incurring significant costs related to, for example, rebuilding internal systems, implementing additional threat protection measures, defending against litigation, responding to regulatory inquiries or actions, paying damages, providing customers with incentives to maintain the business relationship, or taking other remedial steps with respect to third parties, as well as reputational harm. In addition, these threats are constantly evolving, thereby increasing the difficulty of successfully defending against them or implementing adequate preventative measures. While we seek to detect and investigate all unauthorized attempts and attacks against our network, products and services and to prevent their recurrence where practicable through changes to our internal processes and tools and changes or updates to our products and services, we may not be successful in doing so and remain potentially vulnerable to additional known or unknown threats. In some instances, we, our customers and the users of our products and services can be unaware of an incident or its magnitude and effects.

While we maintain cyber liability insurance with coverage we believe adequate to cover our risk profile, we cannot guarantee that tail risks, should they occur, would not cause us to incur significant losses or liabilities resulting from data security incidents. Any litigation or regulatory review arising from these types of data security incidents could result in significant legal exposure to us. In addition, information technology system disruptions, whether from attacks on our technology environment or from computer viruses or malware, natural disasters, terrorism, war and telecommunication and electrical failures, could result in a material disruption of our facilities, R&D activities and general business operations. Any event that leads to unauthorized access to, use or disclosure of personal information could, among other consequences, disrupt our business, harm our reputation and/or compel us to comply with applicable federal and/or state breach notification laws and foreign law equivalents. In addition, failure to maintain effective internal accounting controls related to security breaches and cybersecurity in general could impact our ability to produce timely and accurate financial statements and subject us to regulatory scrutiny.

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Theft, loss, or misuse of personal data about our employees, customers, or other third parties could increase our expenses, damage our reputation, or result in legal or regulatory proceedings.

The theft, loss, or misuse of personal data collected, used, stored or transferred by us to run our business could result in significantly increased business and security costs or costs related to defending legal claims or implementing remedial or punitive measures. Global privacy legislation, enforcement and policy activity in this area are rapidly expanding and creating a complex regulatory compliance environment. Costs to comply with and implement these privacy-related and data protection measures could be significant and noncompliance could expose us to significant monetary penalties, damage to our reputation, suspension of online services or sites in certain countries, mandatory changes in business processes and even criminal sanctions. Even our inadvertent failure to comply with federal, state, or international privacy-related or data-protection laws and regulations could result in audits, regulatory inquiries or proceedings against us by governmental entities or other third parties.

Breaches of physical security systems and/or theft of physical materials could result in significant financial, legal, regulatory, business and reputational harm to us.

We seek to preserve the integrity and confidentiality of our and our partners’, suppliers’ and customers’ data, trade secrets, proprietary chemical and biological materials by maintaining physical security of our premises, biological materials storage systems and information technology systems. While we have confidence in these physical security systems, they may in the future be breached. In addition, we use third party vendors for certain services that require us to send or receive physical samples of materials that may constitute or contain proprietary or confidential information, and such third-party vendors may experience breaches. We also exchange physical samples of materials that may constitute or contain proprietary or confidential information with our customers and business partners. In many cases, these customers, partners, and third-party vendors are located internationally, sometimes in areas that are particularly susceptible to malicious physical security breaches.

Any breach of our own physical security, or that of a third party supplier, customer, or business partner, could adversely affect our business operations and/or result in the loss, misappropriation and/or unauthorized access to, or use or disclosure of, confidential or proprietary information (including trade secrets), which could result in financial and reputational harm to us, significant legal exposure to us, and/or compel us to comply with applicable federal and/or state breach notification laws and foreign law equivalents.

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We do not have exclusive rights to intellectual property we develop under U.S. federally funded research grants and contracts and we could ultimately share or lose the rights we do have under certain circumstances.

Some of our intellectual property has been or may be developed during the course of research funded by the U.S. government. As a result, the U.S. government may have certain rights to intellectual property that we use in our current or future products pursuant to the Bayh-Dole Act of 1980, as amended (the “Bayh-Dole Act”). Under the Bayh-Dole Act, U.S. Government rights in certain “subject inventions” developed under a government-funded program include a non-exclusive, non-transferable and irrevocable worldwide license to use inventions for any governmental purpose. In addition, the U.S. government has the right to require us, or an assignee or exclusive licensee to such inventions, to grant licenses to any of these inventions to the government or a third party if the government determines that: (i) adequate steps have not been taken to commercialize the invention; (ii) government action is necessary to meet public health or safety needs; (iii) government action is necessary to meet requirements for public use under federal regulations; or (iv) the right to use or sell such inventions is exclusively licensed to an entity within the United States and substantially manufactured outside the United States without the U.S. government’s prior approval. Additionally, we may be restricted from granting exclusive licenses for the right to use or sell our inventions created pursuant to such agreements unless the licensee agrees to comply with relevant Bayh-Dole Act restrictions (e.g., manufacturing substantially all of the invention in the United States) and reporting requirements. The U.S. government also has the right to take title to these inventions if we fail to disclose the invention to the government or fail to file an application to register for a patent for the intellectual property within specified time limits. In addition, the U.S. government may acquire title in any country in which a patent application is not filed. Certain technology and inventions are also subject to transfer restrictions during the term of these agreements with the U.S. government and for a period thereafter. These restrictions may limit sales of products or components and transfers to certain foreign third parties. If any of our intellectual property becomes subject to any of the rights or remedies available to the U.S. government or third parties pursuant to the Bayh-Dole Act, this could impair the value of our intellectual property and could adversely affect our business.

We use naturally occurring materials that are not patentable and changes to patent laws in the United States and other jurisdictions could diminish the value of patents in general, thereby impairing our ability to protect our products.

Changes in either the patent laws or interpretation of patent laws in the United States, could increase the uncertainties and costs surrounding the prosecution of our owned and in-licensed patent applications and the maintenance, enforcement, or defense of our owned and in-licensed issued patents. The Leahy-Smith Act also included changes that affect the way patent applications are prosecuted, redefine prior art, provide more efficient and cost-effective avenues for competitors to challenge the validity of patents, and enable third-party submission of prior art to the United States Patent and Trademark Office (“USPTO”) during patent prosecution and additional procedures to attack the validity of a patent at USPTO-administered post-grant proceedings, including post-grant review, inter partes review and derivation proceedings. As such, the Leahy-Smith Act and its continued implementation could continue to increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

In addition, the patent positions of companies in the development and commercialization of biologics are particularly uncertain. Recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. This combination of events has created uncertainty with respect to the validity and enforceability of patents once obtained. Depending on future actions by the U.S. Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could have a material adverse effect on our patent rights and our ability to protect, defend and enforce our patent rights in the future.

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Patent terms may be inadequate to protect our competitive position on our products and technologies for an adequate amount of time.

Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. Various extensions may be available, but the life of a patent and the protection it affords, is limited. Even if patents covering our products and technologies are obtained, once the patent life has expired, we may be open to competition from products leveraging the proprietary technologies described in our patents. Given the amount of time required for the development, testing and, in some cases, regulatory review of new products, patents protecting such products might expire before or shortly after such products are commercialized. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products, or using technologies, similar or identical to ours.

We may be subject to claims by third parties asserting that our employees, consultants, or contractors have wrongfully used or disclosed confidential information of third parties, or we have wrongfully used or disclosed alleged trade secrets of their current or former employers or claims asserting we have misappropriated their intellectual property, or claiming ownership of what we regard as our own intellectual property.

Certain of our employees, consultants and contractors were previously employed at universities or other biopharmaceutical companies, including our competitors or potential competitors. Although we try to ensure that our employees, consultants and contractors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that these individuals, or we, have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer. Litigation may be necessary to defend against these claims.

In addition, while it is our policy to require that our employees, consultants and contractors who may be involved in the development of intellectual property, execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that we regard as our own. Our intellectual property assignment agreements with them may not be self-executing or may be breached, and we may be forced to bring claims against third parties, or defend claims they may bring against us, to determine the ownership of what we regard as our intellectual property. Such claims could have a material adverse effect on our business, financial condition, results of operations and prospects.

If we fail in prosecuting or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel, which could have a material adverse effect on our competitive business position and prospects. Such intellectual property rights could be awarded to a third party, and we could be required to obtain a license from such third party to use or commercialize our technology or products, which license may not be available on commercially reasonable terms, or at all. Even if we are successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to our management and employees.

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Our collection, use and disclosure of personal information is subject to U.S. state and federal privacy and security regulations, and our failure to comply with those regulations or to adequately secure the information we hold could result in significant liability or reputational harm.

The privacy and security of personal information stored, maintained, received or transmitted, including electronically, is a major issue in the United States and abroad. Numerous federal and state laws and regulations govern the collection, dissemination, use and confidentiality of personal information. These laws and regulations are increasing in complexity and number, may change frequently and sometimes conflict. Penalties for violations of these laws vary, but can be severe.

While we strive to comply with all applicable privacy and security laws and regulations, including our own posted privacy policies, these laws and regulations continue to evolve and any failure or perceived failure to comply may result in proceedings or actions against us by government entities or others, or could cause us to lose customers, which could have a material adverse effect on our business. Recently, there has been an increase in public awareness of privacy issues in the wake of revelations about the data-collection activities of various government agencies and in the number of private privacy-related lawsuits filed against companies. Concerns about our practices with regard to the collection, use, retention, disclosure or security of personal information or other privacy-related matters, even if unfounded and even if we are in compliance with applicable laws, could damage our reputation and harm our business.

Data collection outside of the United States may be governed by restrictive regulations governing the use, processing and cross-border transfer of personal information.

In the event we decide to conduct business or grow our business in certain territories outside the United States, we may be subject to additional privacy restrictions. For example, the EU General Data Protection Regulation (“GDPR”) regulates certain business activities involving the collection, use, storage, disclosure, transfer or other processing of personal data regarding individuals in the European Economic Area (“EEA”). The GDPR is wide-ranging in scope and imposes numerous requirements on companies that process personal data. If we expand our business activities involving the personal data of EEA residents, it may increase our cost of doing business or require us to change our business practices. Compliance with the GDPR and other similar laws and regulations will be a rigorous and time-intensive process that may increase our cost of doing business or require us to change our business practices, and despite those efforts, there is a risk that we may be subject to fines and penalties, litigation and reputational harm in connection with our activities outside the United States, including in the EEA.

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We may not be able to obtain, or may experience significant delays or costs in obtaining, regulatory approval for our products or their components and even if approvals are obtained, complying on an on-going basis with numerous regulatory requirements will be time-consuming and costly.

The product development and manufacturing requirements of the EPA and FDA and other government bodies, and the criteria these authorities use to determine the safety and/or efficacy of pipeline products or its components, vary substantially according to the type, complexity, novelty, intended use and geographic market of said pipeline product or component. It is difficult to determine the time required or the financial costs to obtain regulatory approvals for our pipeline products or its components or how long it will take to commercialize our pipeline products, even if approved for marketing.

We expect to encounter regulations in most, if not all, of the countries in which we may seek to produce, import, or sell our products, and we cannot assure you that we will be able to obtain necessary approvals and third-party verifications in a timely manner or at all. If there are delays or failure to obtain, or unexpected costs in obtaining, the regulatory approval necessary in a particular country, then we may not be able to commercialize our products in such country and our business will be adversely affected. In addition, any enforcement action taken by regulators against us or our products for non-compliance could cause us to suffer adverse publicity, which could harm our reputation and our relationship with our customers and vendors.

In addition, many of our products are intended to be a component of our collaboration partners and/or customers’ (or their customers’) end-use products. Such end-use products may be subject to similar or other various regulations, including regulations promulgated by U.S. or EU regulatory agencies or authorities. If we or our collaboration partners and customers (or their customers) are not successful in obtaining any required regulatory approval or third-party verifications for their end-use products that incorporate our products, or fail to comply with any applicable regulations for such end-use products, whether due to our products or otherwise, demand for our products may decline and our revenue will be adversely affected.

We may incur significant costs to comply with environmental laws and regulations, and failure to comply with these laws and regulations could expose us to significant liabilities.

We use hazardous chemicals and biological materials in our business and are subject to a variety of federal, state, local and international laws and regulations governing, among other matters, the use, generation, manufacture, transportation, storage, handling, disposal of and human exposure to these materials both in the United States and overseas, including regulation by governmental regulatory agencies, such as the Occupational Safety and Health Administration and the EPA. We have incurred and will continue to incur, capital and operating expenditures and other costs in the ordinary course of our business in complying with these laws and regulations.

Although we have implemented safety procedures for handling and disposing of these materials and waste products in an effort to comply with these laws and regulations, we cannot be sure that our safety measures will be compliant or capable of eliminating the risk of injury or contamination from the generation, manufacturing, use, storage, transportation, handling, disposal of and human exposure to hazardous materials. Failure to comply with environmental, health and safety laws could subject us to liability and resulting damages. There can be no assurance that violations of environmental, health and safety laws will not occur as a result of human error, accident, equipment failure, contamination or other causes. Compliance with applicable environmental laws and regulations may be expensive, and the failure to comply with past, present or future laws could result in the imposition of fines, regulatory oversight costs, third party property damage, product liability and personal injury claims, investigation and remediation costs, the suspension of production or a cessation of operations, and our liability may exceed our total assets. Liability under environmental laws can impose liability for the full amount of damages without regard to comparative fault for the investigation and cleanup of contamination and impacts to human health and for damages to natural resources. Contamination at properties we will own and operate and at properties to which we send hazardous materials, may result in liability for us under environmental laws and regulations.

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Our business and operations may be affected by other new environmental, health and safety laws and regulations, which may require us to change our operations, or result in greater compliance costs and increasing risks and penalties associated with violations, which could impair our research, development or production efforts and harm our business.

We are subject to certain U.S. and foreign anti-corruption, anti-bribery and anti-money laundering laws and regulations. We can face serious consequences for violations.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the U.K. Bribery Act and possibly other anti-corruption, anti-bribery and anti-money laundering laws and regulations in the jurisdictions in which we do business, both domestic and abroad. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit companies, their employees, agents, representatives, business partners and third-party intermediaries from authorizing, offering, or providing, directly or indirectly, improper payments or offers of improper payments to government officials, political parties, or commercial partners for the purpose of obtaining or retaining business or securing an improper business advantage, or engaging in certain transactions involving criminally-derived property or the proceeds of criminal activity.

These laws also require that we keep accurate books and records and maintain internal controls and compliance procedures designed to prevent any such actions in violation of those laws. While we have policies and procedures to address compliance with such laws, we cannot assure you that none of our employees, agents, representatives, business partners or third-party intermediaries will take actions in violation of our policies and applicable law, for which we may be ultimately held responsible.

Any allegations or violation of the FCPA or other applicable anti-bribery, anti-corruption laws and anti-money laundering laws may result in whistleblower complaints, sanctions, settlements, investigations, prosecution, enforcement actions, substantial criminal fines and civil penalties, imprisonment, debarment, tax reassessments, breach of contract and fraud litigation, loss of export privileges, suspension or debarment from U.S. government contracts, adverse media coverage, reputational harm and other consequences, all of which may have an adverse effect on our reputation, business, results of operations and prospects. Responding to an investigation or action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees.

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Governmental trade controls, including export and import controls, sanctions, customs requirements and related regimes, could subject us to liability or loss of contracting privileges or limit our ability to compete in certain markets.

Our products and technologies are subject to U.S. and non-U.S. export controls. Export authorizations may be required for the products, technologies, or services to be exported outside of the United States, to a foreign person, or outside of a foreign jurisdiction. Our current or future products or technologies are, and may in the future, be subject to the Export Administration Regulations (“EAR”). If a product, technology, or service meets certain criteria for control under the EAR, then that product, technology, or service would be exportable outside the United States or to a foreign person or from one foreign jurisdiction to another foreign jurisdiction only if we obtain the applicable export license or other applicable authorization including qualifying for a license exception, if required. Compliance with the U.S. and foreign export laws and regulations and other applicable regulatory requirements regarding the sales, shipment and use of our products and technology may affect our ability to work with foreign partners, affect the speed at which we can introduce new products into non-U.S. markets, or limit our ability to sell products or services or license technologies into some countries.

Additionally, certain materials that we use in our development and production activities are subject to U.S. import controls. We currently have, and may in the course of business need to procure, certain import authorizations, for example, related to plant pests, chemicals, biological agents and other controlled materials, including from the U.S. Department of Agriculture, U.S. Environmental Protection Agency and U.S. Centers for Disease Control. Compliance with applicable regulatory requirements regarding the import of such materials may limit our access to materials critical to our development activities or affect the speed at which we can develop new products.

Our activities are also subject to the economic sanctions laws and regulations of the United States and other jurisdictions. Such controls prohibit certain transactions, potentially including financial transactions and the transfer of products, technologies and services, to sanctioned countries, governments and persons, without a license or other appropriate authorization. U.S. sanctions policy changes could affect our ability to interact, directly and indirectly, with targeted companies or companies in sanctioned countries.

While we take precautions to comply with U.S. and non-U.S. export control, import control and economic sanctions laws and regulations, we cannot guarantee that such precautions will prevent violations of such laws, including transfers to unauthorized persons or destinations, and including inadvertent violations as a result of a misclassification of a product, technology or service under export control laws. Violations could result in our business being subject to government investigations, denial of export or import privileges, significant fines or penalties, denial of government contracts and reputational harm. Any limitation on our ability to export our products, technology, or services, or import materials critical to our development activities would likely adversely affect our business and financial condition.

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Risk Factors Related to the Merger

If the Merger’s benefits do not meet the expectations of shareholders, the market price of the Company’s securities may decline.

If the benefits of the Merger do not meet the expectations of shareholders, the market price of the post-combination company’s securities may decline. The market values of the Company’s securities at the time of the Merger may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which the shareholders of the Company vote on the Merger. In addition, following the Merger, fluctuations in the price of the Company securities could contribute to the loss of all or part of your investment. Accordingly, the valuation ascribed to Lygos and the FSI Common Shares in the Merger may not be indicative of the price of the combined company that will prevail in the trading market following the Merger. Certain factors, including, but not limited to, the factors listed below could have a material adverse effect on the price of the combined company’s common shares:

●	actual or anticipated fluctuations in the post-combination company’s financial results or the financial results of companies perceived to be similar to the post-combination company;

●	changes in the market’s expectations about the post-combination company’s operating results;

●	announcements of technological innovation, or new products, by the post-combination company’s competition;

●	the success of competitors; and

●	the ability of Lygos to develop and sell its products at a competitive price.

If the Merger does not qualify as a “reorganization” under Section 368(a) of the Code, Lygos stockholders may incur a substantially greater U.S. income tax liability as a result of the Merger.

FSI and Lygos intend for the Merger to be treated for U.S. federal income tax purposes as reorganization within the meaning of Section 368(a) of the Code. However, neither FSI nor Lygos has requested, or intends to request, an opinion of tax counsel or a ruling from the Internal Revenue Service, or IRS, with respect to the tax consequences of the Merger and there can be no assurance that the intended tax treatment would be sustained by a court if challenged by the IRS. Accordingly, if the IRS or a court determines that the Merger does not qualify as a reorganization under Section 368(a) of the Code and is therefore fully taxable for U.S. federal income tax purposes, Lygos stockholders generally would recognize taxable gain or loss on their receipt of the FSI Common Shares in connection with the Merger. For a more complete discussion of U.S. federal income tax consequences of the Merger, see the section of this proxy statement/prospectus entitled “Material U.S. Federal Income Tax Considerations of the Merger to Holders of Lygos Capital Stock that are United States Persons.”

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Daniel B. O’Brien, the Company’s Chief Executive Officer and a member of its board of directors, has potential conflicts of interest in recommending that FSI’s shareholders vote in favor of the Proposals.

When considering the FSI board of directors’ recommendation that its shareholders vote in favor of the approval of the Proposals, FSI shareholders should be aware that Mr. O’Brien has interests in the Merger that may be different from, or in addition to, the interests of FSI shareholders. These interests include:

●	The fact that Mr. O’Brien, in connection with the transactions contemplated by the Merger Agreement, will sell 1,000,000 FSI Common Shares to FSI for $7.50 per share immediately after the Effective Time.

●	The fact that, upon the closing of the Merger, FSI and Mr. O’Brien entered into a new employment agreement, dated April 17, 2022, which will become effective as of the Closing Date. Under the terms of the employment agreement, Mr. O’Brien will be employed as FSI’s Head-Flexible Solutions Division, and he will receive an annual base salary of $500,000, which will be increased each year during the employment term based on annual increases in the Consumer Price Index.

The officers and directors of FSI holding approximately 37% of the outstanding shares of FSI have agreed to vote in favor of the Proposals, regardless of how FSI’s public shareholders vote.

FSI’s directors and executive officers which collectively own approximately 37% of the Company’s outstanding FSI Common Shares have agreed to vote in favor of the Proposals, regardless of how FSI’s public shareholders vote. Accordingly, it is more likely that the necessary shareholder approval for the Proposals will be received than would be the case if such parties had agreed to vote their shares in accordance with the majority of the votes cast by FSI’s public shareholders.

FSI’s shareholders will experience immediate dilution as a consequence of the issuance of FSI common shares as consideration in the Merger. Having a minority share position may reduce the influence that FSI’s current shareholders have on the management of the combined company.

It is anticipated that, immediately following the closing, existing Lygos stockholders will own approximately 66.7% of the combined company. FSI’s shareholders will experience immediate dilution upon the closing of the Merger, and as a consequence, the minority position of the former FSI shareholders may give them limited influence over the management and operations of the combined company.

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Subsequent to the consummation of the Merger, FSI may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on FSI’s financial condition, results of operations and stock price, which could cause the shareholders of the combined company to lose some or all of their investment.

Although FSI has conducted due diligence on Lygos, FSI cannot assure you that this diligence revealed all material issues that may be present in Lygos’ business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of FSI’s or the combined company’s control will not later arise. As a result, the combined company may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with FSI’s preliminary risk analysis. Accordingly, shareholders could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by FSI’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation relating to the Merger contained an actionable material misstatement or material omission.

The combined company’s actual financial position and results of operations may differ materially from the unaudited pro forma condensed combined consolidated financial information included in this proxy statement/prospectus.

The unaudited pro forma condensed combined consolidated financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Merger been completed on the dates indicated. See “Unaudited Pro Forma Condensed Combined Consolidated Financial Information” for more information.

The completion of the Merger is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.

The completion of the Merger is subject to a number of conditions. The completion of the Merger is not assured and is subject to risks, including the risk that approval of the Merger by FSI shareholders is not obtained, in each case subject to certain terms specified in the Merger Agreement (as described under “The Merger Agreement—Conditions to Closing”), or that other Closing conditions are not satisfied. If FSI does not complete the Merger, FSI could be subject to various risks, including:

●	the parties may be liable for damages to one another under certain circumstances pursuant to the terms and conditions of the Merger Agreement;

●	negative reactions from the financial markets, including declines in the price of FSI’s common shares due to the fact that current prices may reflect a market assumption that the Merger will be completed; and

●	the attention of FSI’s management will have been diverted to the Merger rather than the pursuit of other opportunities.

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A market for the combined company’s securities may not continue, which would adversely affect the liquidity and price of its securities.

Following the Merger, the price of the combined company’s securities may fluctuate significantly due to the market’s reaction to the Merger and general market and economic conditions. An active trading market for the combined company’s securities following the Merger may never develop or, if developed, it may not be sustained. In addition, the price of the combined company’s securities after the Merger can vary due to general economic conditions and forecasts, its general business condition and the release of its financial reports. Additionally, if its securities are not listed on, or become delisted from, the NYSE American for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of its securities may be more limited than if it were quoted or listed on the NYSE American or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

If, following the Merger, securities or industry analysts do not publish or cease publishing research or reports about the combined company, its business, or its market, or if they change their recommendations regarding the combined company’s common shares adversely, then the price and trading volume of the combined company’s common shares could decline.

The trading market for the combined company’s common shares will be influenced by the research and reports that industry or securities analysts may publish about the combined company, its business, its market, or its competitors. Securities and industry analysts do not currently, and may never, publish research on the combined company. If no securities or industry analysts commence coverage of the combined company, the combined company’s common shares price and trading volume would likely be negatively impacted. If any of the analysts who may cover the combined company change their recommendation regarding the combined company’s common shares adversely, or provide more favorable relative recommendations about the combined company’s competitors, the price of the combined company’s common shares would likely decline. If any analyst who may cover the combined company were to cease coverage of the combined company or fail to regularly publish reports on it, the combined company could lose visibility in the financial markets, which could cause the common shares of the combined company’s price or trading volume to decline.

Lygos will be subject to business uncertainties and contractual restrictions while the Merger is pending.

Uncertainty about the effect of the Merger on Lygos’ team members and third parties may have an adverse effect on Lygos. These uncertainties may impair Lygos’ ability to retain and motivate key personnel and could cause third parties that deal with Lygos to defer entering into contracts or making other decisions or seek to change existing business relationships. If key team members depart because of uncertainty about their future roles and the potential complexities of the Merger, Lygos’ and the combined company’s businesses could be harmed.

FSI and Lygos’ ability to consummate the Merger, and the operations of the combined company following the Merger, may be materially adversely affected by the recent coronavirus (COVID-19) pandemic.

In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of the coronavirus disease (COVID-19) a “Public Health Emergency of International Concern.” On January 31, 2020, the U.S. Department of Health and Human Services declared a public health emergency for the United States to aid the U.S., and on March 11, 2020, the World Health Organization characterized the COVID-19 outbreak as a “pandemic.”

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The COVID-19 pandemic has resulted, and other infectious diseases could result, in a widespread health crisis that has and could continue to adversely affect the economies and financial markets worldwide, which may delay or prevent the consummation of the Merger, and the business of Lygos or the combined company following the Merger could be materially and adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others.

The disruptions posed by COVID-19 have continued, and other matters of global concern may continue, for an extensive period of time, and FSI and Lygos’ ability to consummate the Merger and the combined company’s financial condition and results of operations following the Merger may be materially adversely affected. Each of FSI, Lygos and the combined company may also incur additional costs due to delays caused by COVID-19, which could adversely affect the combined company’s financial condition and results of operations.

Litigation relating to the proposed merger could require FSI or Lygos to incur significant costs and suffer management distraction, and could delay or enjoin the proposed Merger.

Lygos or FSI could be subject to demands or litigation related to the proposed Merger, whether or not the merger is consummated. Such actions may create uncertainty relating to the Merger, or delay or enjoin the merger, and responding to such demands. In addition, such demands or litigation could lead to a dissolution or bankruptcy if the costs associated with such demands or litigation are significant enough.

Because the lack of a public market for Lygos’ shares makes it difficult to evaluate the fair market value of Lygos’ share capital, FSI may pay more than the fair market value of Lygos’ share capital and/or the Lygos shareholders may receive consideration in the Merger that is less than the fair market value of Lygos’ share capital.

The outstanding share capital of Lygos is privately held and is not traded in any public market. The lack of a public market makes it difficult to determine the fair market value of Lygos’ share capital. Because the percentage of FSI equity to be issued to Lygos shareholders was determined based on negotiations between the parties, it is possible that the value of the FSI Common Shares to be received by Lygos shareholders will be less than the fair market value of Lygos’ capital stock, or FSI may pay more than the aggregate fair market value for Lygos’ share capital.

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UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

On April 17, 2022, Flexible Solutions International Inc., an Alberta corporation (the “Company” or “FSI”), entered into an Agreement and Plan of Merger and Reorganization, which was subsequently amended on July 24, 2022 (as amended, the “Merger Agreement”) with Lygos, Inc., a Delaware corporation (“Lygos”), FSI Merger Sub I, Inc., a Delaware corporation (“Merger Sub I”), and FSI Merger Sub II, Inc., a Delaware corporation (“Merger Sub II”). Pursuant to the Merger Agreement, (a) Merger Sub I will merge with and into Lygos, Merger Sub I will cease to exist, and Lygos will become a direct, wholly owned subsidiary of FSI (the “First Merger”), and (b) thereafter as part of the same overall transaction, Lygos will merge with and into Merger Sub II, Lygos will cease to exist, and Merger Sub II will survive as a direct, wholly owned subsidiary of FSI (the “Second Merger” and, collectively or in seriatim with the First Merger, as appropriate, the “Merger”). At the effective time of the Merger (“Effective Time”), Lygos’ stockholders will exchange their equity interests in Lygos for shares of FSI common stock representing approximately 66.7% of FSI’s outstanding common on a fully diluted basis immediately following the Effective Time and the pre-combination equity holders of Lygos are expected to hold the majority of voting rights in the combined company. Lygos senior management is anticipated to comprise the senior management of the combined company and the ongoing operations of the combined company is anticipated to be conducted under the name Lygos, Inc.

The following unaudited pro forma condensed combined consolidated balance sheet data as of March 31, 2022, and the unaudited pro forma condensed combined consolidated statements of operations for the three months ended March 31, 2022, and the year ended December 31, 2021, present the combination of the financial information of Lygos and FSI, after giving effect to the Merger and related adjustments described in the accompanying notes. Lygos and FSI are collectively referred to herein as the “Companies”, and the Companies, subsequent to the Merger are referred to herein as the “Combined Company.”

The unaudited pro forma condensed combined consolidated balance sheet as of March 31, 2022, gives pro forma effect to the Merger as if it was completed March 31, 2022. The unaudited pro forma condensed combined consolidated statements of operations for the three months ended March 31, 2022 and for the year ended December 31, 2021, gives pro forma effect to the Merger as if it had occurred on January 1, 2021.

The unaudited pro forma condensed combined consolidated financial information are based on and should be read in conjunction with the audited historical consolidated financial statements of Lygos and FSI as of and for the years ended December 31, 2021 and 2020 and with the unaudited historical consolidated financial statements of Lygos and FSI as of March 31, 2022 and December 31, 2021, and for the three months ended March 31, 2022 and 2021, including the notes thereto, as well as the disclosures contained in the sections entitled “FSI’S Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Lygos’ Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this proxy statement/prospectus.

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The unaudited pro forma condensed combined consolidated financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Combined Company’s financial condition or results of operations would have been had the Merger occurred on the dates indicated. Further, the unaudited pro forma condensed combined consolidated financial information also may not be useful in predicting the future financial condition and results of operations of the Combined Company. The unaudited pro forma adjustments have been measured on various preliminary estimates using assumptions that Lygos and FSI believe are reasonable, based on information currently available. Accordingly, the pro forma adjustments are preliminary. Differences between these preliminary estimates and the final acquisition accounting will occur and could be significant, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined consolidated financial information and the Combined Company’s future results of operation and financial position.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET DATA AS OF MARCH 31, 2022

			Transaction Accounting		Pro Forma
	Lygos	FSI	Adjustments	Note 4	Combined
CURRENT ASSETS
Cash and cash equivalents	$904,548	$5,371,608	$160,000,000	(A)	$138,635,669
			753,259	(D)
			(7,404,083)	(E)
			(7,500,000)	(F)
			(2,259,663)	(I)
			(11,230,000)	(K)
Term deposits	-	1,025,347			1,025,347
Accounts receivable	-	9,943,148			9,943,148
Inventories	-	12,214,651	1,718,031	(H)	13,932,682
Prepaid expenses and others current assets	124,309	859,922	(4,477)	(D)	979,754
TOTAL CURRENT ASSETS	1,028,857	29,414,676			164,516,600
Property and equipment, net	1,895,679	4,920,019			6,815,698
Intangible assets	2,333,000	2,569,589	(2,569,589)	(H)	2,333,000
Operating lease right-of-use assets	516,085	203,721			719,806
Goodwill	921,027	2,534,275	(2,534,275)	(H)	9,826,826
			8,905,799	(L)
Investments	-	5,453,274	(1,000,000)	(E)	4,453,274
Other assets	29,958	21,237			51,195
TOTAL ASSETS	$6,724,606	$45,116,791			$188,716,399
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	$1,035,570	$1,362,779	$(603,834)	(I)	$1,794,515
Accrued liabilities	1,357,910	1,318,503	1,050,000	(I)	3,726,413
Deferred revenue	-	271,426			271,426
Income taxes payable	-	5,273,842			5,273,842
Line of credit	-	4,948,545			4,948,545
Long-term debt, current portion	-	665,614			665,614
Simple agreements for future equity	8,019,000	-	385,083	(B)	-
			(8,404,083)	(E)
Current portion of operating lease obligations	404,447	57,045			461,492
Current portion of liability for early exercise of unvested stock options, related parties	10,752	-			10,752
TOTAL CURRENT LIABILITIES	10,827,679	13,897,754			17,152,599
Operating lease obligations, net ion of current portion	172,668	146,676			319,344
Liability for early exercise of unvested stock options, related parties, net of current portion	2,265	-			2,265
Deferred tax liability	-	310,162			310,162
Long-term debt, net of current portion	-	1,491,355			1,491,355
Convertible promissory note	-	-	137,142,857	(A)	129,942,857
			(7,200,000)	(K)
Debt discount	-	-	22,857,143	(A)	22,857,143
Deferred tax liability	97,986	-			97,986
TOTAL LIABILITIES	$11,100,598	$15,845,947			$172,173,711
REDEEMABLE CONVERTIBLE PREFERRED STOCK	$41,178,137	$-	$(41,178,137)	(G)	$-
STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock	$17,345	$12,378	$(17,345)	(G)	$37,665
			(1,000)	(F)
			26,287	(G)
Additional paid-in capital	5,936,725	17,094,836	(5,936,725)	(G)	72,773,599
			776,217	(C)
			748,782	(D)
			(2,319,000)	(F)
			60,965,331	(G)
			(13,859,411)	(G)
			(3,385,833)	(H)
			8,905,799	(L)
			(733,187)	(M)
			10,240,419	(M)
			(840,354)	(J)
			(4,820,000)	(J)
Other comprehensive loss	-	(733,187)	733,187	(M)	-
Accumulated earnings (deficit)	(51,508,199)	10,415,419	(385,083)	(B)	(58,749,974)
			(776,217)	(C)
			(2,705,829)	(I)
			(5,180,000)	(F)
			840,354	(J)
			4,820,000	(J)
			(4,030,000)	(K)
			(10,240,419)	(M)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT) – CONTROLLING INTEREST CONTROLLING INTEREST	$(45,554,129)	$26,789,446			$14,061,290
Non-controlling interests	-	2,481,398			2,481,398
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	$(45,554,129)	$29,270,844			$16,542,688
TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY (DEFICIT)	$6,724,606	$45,116,791			$188,716,399

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UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2022

	Lygos	FSI	Transaction Accounting Adjustments	Note 4	Pro Forma Combined
REVENUE	$127	$10,783,280	-		$10,783,407
OPERATING EXPENSES
Cost of sales	-	6,971,379	$-		6,971,379
Research and development	1,213,795	17,696	-		1,231,491
General and administrative	1,253,893	1,463,075	(603,834)	(S)	2,113,134
TOTAL OPERATING EXPENSES	$2,467,688	$8,452,150	-		$10,316,004
OPERATING INCOME (LOSS)	(2,467,561)	2,331,130	-		467,403
Interest and other income, net	1,103	22,088	$(1,271,639)	(N)	1,294,830
Gain on investments	-	36,764			36,764
INCOME (LOSS) BEFORE INCOME TAXES	$(2,466,458)	2,389,982			$1,798,997
Income tax expense	$-	(712,446)			(712,446)
NET INCOME (LOSS) INCLUDING NON-CONTROLLING INTERESTS	$(2,466,458)	1,677,536			$1,086,551
Less: net income attributable to non- controlling interests	$-	(144,477)			(144,477)
NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(2,466,458)	1,533,059			$942,074
NET EARNINGS (LOSS) PER SHARE
Basic	$(0.19)	$0.12			$0.02
Diluted	(0.19)	$0.12			$0.02
WEIGHTED-AVERAGE SHARES USED IN COMPUTATION OF NET EARNINGS (LOSS) PER SHARE
Basic	13,173,097	12,361,313		(R)	38,665,238
Diluted	13,173,097	12,543,674		(R)	54,827,020

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2021

	Lygos	FSI	Transaction Accounting Adjustments	Note 4	Pro Forma Combined
REVENUE	$109,521	$34,416,335	-		$34,525,856
OPERATING EXPENSES
Cost of sales	-	23,019,824	$1,718,031	(Q)	24,737,855
Research and development	10,181,934	116,411	-		10,298,345
General and administrative	4,604,725	5,796,776	14,150,017	(O), (S)	24,551,518
Loss on impairment of available-for-sale debt securities	701,225	-	-		701,225
TOTAL OPERATING EXPENSES	$15,487,884	$28,933,011	-		$60,288,943
OPERATING INCOME (LOSS)	(15,378,363)	5,483,324	-		(25,763,087)
Interest and other income, net	59,866	122,329	$4,839,572	(N)	5,021,767
Gain on Paycheck Protection Program loan forgiveness	1,725,353	537,960			2,263,313
Gain on investments	-	507,143			507,143
Loss on change in fair value of SAFEs	-	-			-
Loss on conversion of redeemable convertible preferred stock	-	-	(501,716)	(P)	(501,716)
INCOME (LOSS) BEFORE INCOME TAXES	$(13,593,144)	$6,650,756			$(18,472,580)
Income tax expense	-	(2,356,499)			(2,356,499)
NET INCOME (LOSS) INCLUDING
NON-CONTROLLING INTERESTS	$(13,593,144)	$4,294,257			$(20,829,079)
Less: net income attributable to non-controlling interests	-	(845,095)			(845,095)
NET INCOME ATTRIBUABLE TO COMMON STOCKHOLDERS	$(13,593,144)	$3,449,162			$(21,674,174)

NET EARNINGS (LOSS) PER SHARE
Basic	$(1.11)	$0.28			$(0.56)
Diluted	$(1.11)	$0.28			$(0.56)

WEIGHTED-AVERAGE PER SHARE
Basic	12,301,050	12,316,254		(R)	38,665,238
Diluted	12,301,050	12,505,522		(R)	38,665,238

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Note 1 – Description of Transaction

On April 17, 2022, Lygos and FSI entered into the Merger Agreement, which was subsequently amended on July 24, 2022, pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub I will merge with and into Lygos, and Lygos will merge with and into Merger Sub II, with Merger Sub II continuing as a wholly owned subsidiary of FSI and the surviving entity of the Merger.

Subject to the terms and conditions of the Merger Agreement, at the Effective Time, each other outstanding share of Lygos capital stock, other than any shares of Lygos capital stock held as treasury stock prior to the Effective Time, which stock will be canceled and retired without payment of any consideration, will be converted solely into the right to receive a portion of the Merger Shares. This portion will be determined in accordance with the Lygos Certificate of Incorporation as applicable to a change of control of Lygos and outstanding Lygos SAFEs.

Subject to the terms and conditions of the Merger Agreement, at the Effective Time, each Lygos option that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) will automatically be assumed by FSI and converted into a Rollover Option. The number of FSI Common Shares subject to each Rollover Option will be determined by multiplying the number of shares of Lygos common stock subject to each Lygos option by an exchange ratio equal to the exchange ratio determining the fraction of a Merger Share issuable in the Merger per share of Lygos common stock. The resulting number will be rounded down to the nearest whole number of FSI Common Shares.

Prior to the Effective Time, unless otherwise determined by Lygos in its sole discretion, Lygos will use commercially reasonable efforts to enter into a SAFE Conversion Agreement with each SAFE Party that has entered into a SAFE. Such an agreement will provide that each SAFE will be terminated, effective as of immediately prior to the Effective Time. Each SAFE Party would receive the number of shares of Lygos common stock set forth and agreed to by the SAFE Party in the applicable SAFE Conversion Agreement.

The maximum number of FSI Common Shares issuable in the Merger will not exceed the total number of FSI Capital Shares on a fully diluted basis outstanding as of the end of the last trading day of the FSI Common Shares on the NYSE American before the Effective Time multiplied by two.

The historical financial information of Lygos and FSI have been adjusted to the unaudited pro forma condensed combined consolidated financial information gives effect to events that are directly attributable to the Merger and convertible note purchase agreement (the “Convertible Financing”). The pro forma adjustments are prepared to illustrate the estimated effect of the Merger, Convertible Financing, and certain other transaction adjustments, such as the uses of the proceeds.

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We anticipate the proposed Merger will be accounted for as a “reverse acquisition” using the acquisition method of accounting, pursuant Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”), with FSI being treated as the legal acquirer and Lygos being treated as the accounting acquirer. The determination that Lygos is the accounting acquirer for financial reporting purposes, is primarily based on the evaluation of the following facts and circumstances:

●	the pre-combination equity holders of Lygos are expected to hold the majority of voting rights in the Combined Company;

●	the pre-combination equity holders of Lygos are expected to have the right to appoint the majority of the directors on the Combined Company; and

●	Lygos’ management is expected to continue to hold all key positions in the executive management of the Combined Company.

The following summarizes the pro forma Lygos’ common shares outstanding after the proposed Merger:

COMBINED COMPANY COMMON SHARES OUTSTANDING

	Shares	%
Lygos’ shareholders	25,289,492	65.4%
FSI shareholders	13,375,746	34.6%
Total shares at Effective Time (excluding stock options and warrants)	38,665,238	100.0%
Potential sources of dilution
Lygos rollover stock options	13,309,755	34.4%
FSI stock options	1,669,000	4.3%
Other warrants for shares of common stock	1,183,027	3.1%
Total shares at Effective Time (including stock options and warrants)	54,827,020	141.8%

FULLY DILUTED OWNERSHIP AT EFFECTIVE TIME

	Shares	%
Lygos shareholders on a fully diluted basis	38,599,247	70.4%
FSI shareholders on a fully diluted basis	15,044,746	27.4%
Other	1,183,027	2.2%
Total shares at Effective Time on a fully diluted basis	54,827,020	100.0%

Note 2 - Basis of Presentation

The unaudited pro forma condensed combined consolidated financial information and accompanying notes have been prepared to give pro forma effect to the proposed Merger. The unaudited pro forma condensed combined consolidated financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the Combined Company had Lygos and FSI actually been combined at the beginning of the periods presented, nor does it necessarily indicate the results of operations in future periods or the financial position of the Combined Company.

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We anticipate the proposed Merger will be accounted for as a “reverse acquisition” under the acquisition method of accounting under ASC 805 with FSI being treated as the legal acquirer and Lygos being treated as the accounting acquirer. The acquisition method of accounting requires use of the fair value concepts defined in ASC 820, Fair Value Measurement (“ASC 820”). ASC 820 defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” The pro forma information presented, including the preliminary purchase price allocation reflected in the unaudited pro forma condensed combined consolidated financial information the purchase price, is based on preliminary estimates of the fair values of the assets acquired and liabilities assumed, and Lygos’ assumptions, and will be revised as additional information becomes available. The final purchase price allocation is dependent on, among other things, the finalization of the preliminary asset and liability valuations. The differences that will occur between the preliminary amounts and the final purchase accounting could have a material impact on the accompanying unaudited pro forma condensed combined consolidated financial information.

The unaudited pro forma condensed combined consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”), operations and financial position of the registrant as an autonomous entity (“Autonomous Entity Adjustments”) and option to present the reasonably estimable synergies and dissynergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Lygos has elected not to present Management’s Adjustments in the unaudited pro forma condensed combined consolidated financial information.

Upon consummation of the proposed Merger, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the consolidated financial statements of the Combined Company. Based on its initial analysis, management has not identified differences that would have an impact on the unaudited pro forma condensed combined consolidated financial information. There were no material intercompany balances or transactions between Lygos and FSI as of the date and for the periods of these unaudited pro forma condensed combined consolidated financial statements.

Note 3 –Purchase Consideration

The proposed Merger is anticipated to be accounted for as a “reverse acquisition” using the acquisition method of accounting under ASC 805, with FSI treated as the legal acquirer and Lygos treated as the accounting acquirer. Under this method of accounting, the total purchase price to acquire FSI will be allocated to the assets acquired and assumed liabilities of FSI based upon preliminary estimated fair values. Any excess amounts after allocating the estimated consideration to identifiable tangible and intangible assets acquired and liabilities assumed will be recorded as goodwill.

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Determination of Purchase Price Consideration

The preliminary purchase price consideration to be transferred at the Effective Time is based on an estimate of the amount of the foregoing unaudited pro forma adjustments. The following represents the aggregate preliminary purchase price consideration:

PRELIMINARY PURCHASE PRICE CONSIDERATION
Preliminary estimate of cash consideration to FSI	$6,440,000
Preliminary estimate of FSI equity interests acquired	28,175,810
Total Preliminary Purchase Price Consideration	$34,615,810

Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the excess of purchase consideration over the fair value of the net tangible and intangible assets acquired and liabilities assumed is recorded as goodwill. The unaudited pro forma adjustments are based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Merger. The allocation is dependent upon certain valuation and other studies that have not yet been finalized. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed.

The following table summarized aggregate information regarding the fair values of the FSI assets acquired and liabilities assumed as of the Effective Time:

PRELIMINARY PURCHASE PRICE ALLOCATION
Preliminary Purchase Price Consideration		$34,615,810
Assets acquired:
Cash and cash equivalents		6,196,608
Term deposits		1,025,347
Accounts receivable		9,943,148
Inventories		13,932,682
Prepaid expenses and other current assets		859,922
Property and equipment, net		4,920,019
Intangible asset		-
Operating lease right-of-use assets		203,721
Goodwill		-
Investments		4,453,274
Other assets		21,237
Total assets acquired		41,555,958
Assumed liabilities:	$
Accounts payable		1,362,779
Accrued liabilities		1,318,503
Deferred revenue		271,426
Income taxes payable		5,273,842
Line of credit		4,948,545
Long-term debt, current portion		665,614
Operating lease liabilities, current		57,045
Operating lease liabilities, net of current portion		146,676
Deferred income tax liability		310,162
Long-term debt, net of current portion		1,491,355
Total liabilities		15,845,947

Net assets		$25,710,011

Unaudited pro forma adjustment to goodwill		$8,905,799

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Purchase Price Sensitivity

The final purchase price could significantly differ from the amounts presented in the unaudited pro forma condensed combined consolidated financial information due to movements in the trading price of FSI common stock prior to the Effective Time of the Merger. A sensitivity analysis related to the fluctuation in the trading price of FSI common stock was performed to assess the impact a hypothetical change of up to 20% on the trading price of FSI common stock would have on the preliminary purchase price consideration and goodwill as of the closing date of the Merger.

PRELIMINARY PURCHASE PRICE SENSITIVITY ANALYSIS

		Change in Price per Share of FSI Common Stock
Share Price Sensitivity Analysis	Estimate	20% Increase	10% Increase	10% Decrease	20% Decrease
Preliminary estimate of purchase consideration	$34,615,810	$43,034,972	$39,985,391	$33,886,229	$28,988,072
Preliminary fair value adjustment to goodwill	$8,905,799	$17,324,961	$14,275,380	$8,176,218	$3,278,061

Note 4 - Pro Forma Adjustments

The following unaudited pro forma adjustments were based on the preliminary information available at the time of the preparation of the unaudited pro forma condensed combined consolidated financial information and should be read in conjunction with the audited and unaudited historical financial statements of Lygos and FSI, including the notes thereto, included elsewhere in this proxy statement/prospectus.

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Adjustments to the Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet as of March 31, 2022

The unaudited pro forma adjustments in the unaudited pro forma condensed combined balance sheet as of March 31, 2022 are as follows:

(A)	Reflects cash proceeds of $160,000,000 from the Convertible Financing promissory note issued in April 2022. The Convertible Note contains an embedded derivative requiring bifurcation from the debt instrument. The embedded derivative is recorded at fair value which is estimated to be $22,857,143.

(B)	Represents adjustments of the SAFEs to fair value immediately prior to the Effective Time.

(C)	Represents the accelerated vesting of certain awards associated with the historical share-based compensation plan of Lygos. These awards were granted to the nominated directors of the combined company and fully vest upon a qualifying event (i.e. a change in control of Lygos) immediately prior to the Effective Time. This accelerated vesting adjustment is considered to be a one-time charge and is not expected to have a continuing impact on the combined results, thus, it is not reflected in the unaudited pro forma condensed combined consolidated statements of operations.

(D)	Reflects the adjustment to record the subsequent cash payment(s) of loan principal and interest for expected repayment of Shareholder Loans prior to the Effective Time.

(E)	Represents net cash payments in the amount of $7,404,083 for settlement of SAFE liabilities, assuming Lygos is unable to enter into SAFE Conversion Agreements with existing SAFE Holders prior to the Effective Time. FSI previously held two SAFEs with Lygos totaling $1,000,000 which is ultimately eliminated at the Effective Time.

(F)	Reflects the $7,500,000 cash payment to FSI Major Stockholder in exchange for 1,000,000 shares of FSI common stock at a purchase price of $7.50 per share at the Effective Time. The estimated excess fair value amount of the settled awards are expensed through accumulated deficit and is also reflected in the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2021.

(G)	Reflects recapitalization of Lygos through the contribution of outstanding shares Lygos’ common stock (inclusive of the units issued assuming conversion of the redeemable convertible preferred stock) in exchange for the issuance of 26,289,492 shares of FSI common stock.

(H)	Represents adjustments of the carrying value based on the preliminary fair values of assets acquired and liabilities assumed as if the Merger occurred on March 31, 2022 as described within Note 3 (accompanying the unaudited pro forma condensed combined consolidated balance sheet data) in accordance with the ASC 805 asset acquisition provisions.

(I)	Represents preliminary estimated transactional related fees and expenses incurred by Lygos and FSI of approximately $3,134,663 and $175,000, respectively. For the Lygos transaction costs, $2,084,663 relates to estimated costs incurred for advisory, banking, printing, legal, and accounting fees as part of the proposed Merger. The remaining $1,050,000 relates to estimated transaction bonuses that will be paid to certain Lygos Executives upon closing of the proposed merger. For the FSI transaction costs, the $175,000 primarily relates to estimated costs incurred for advisory and legal fees as part of the proposed merger. $603,834 of estimated transaction costs has been accrued to accounts payable as of the pro forma consolidated balance sheet date. The remaining $2,705,828 of estimated transaction costs are expensed through accumulated deficit and is also reflected in the unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2021.

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(J)	Represents fair value estimates associated with FSI Executive Options and FSI Stock Grants issued to certain FSI Executives in connection with the proposed merger.

(K)	Represents preliminary estimate of other FSI transaction costs in the amount of $11,230,000, primarily advisory fees, to be paid at the Effective Time of the proposed Merger. Preliminary estimate includes a $7,200,000 fee payable to BTIG as part of acting as a placement agent in the Convertible Note financing and is recorded as a debt issuance cost. The remaining $4,030,000 of other FSI estimated transaction costs is expensed through accumulated deficit and is also reflected in the unaudited pro forma condensed combined consolidated statement of operation for the year ended December 31, 2021.

(L)	Represents the excess of the preliminary purchase price consideration over the preliminary fair value of FSI’s underlying net tangible and identifiable intangible assets net of liabilities.

(M)	Reflects the elimination of the historical retained earnings of FSI, the accounting acquiree, after reconciling adjustments, including the transaction costs incurred by FSI as described in Note (I) above.

Adjustments to the Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations for the Three Months Ended March 31, 2022 and for the Year Ended December 31, 2021

(N)	Adjustment to include the interest expense from the Convertible Financing that would have been incurred to finance the proposed Merger if it had occurred as of January 1, 2021.

(O)	Reflects the estimated remaining transaction costs of $13,371,183 and $175,000 to be expensed by Lygos and FSI, respectively, as part of the Merger. Remaining transaction costs are reflected on January 1, 2021 the date the Merger occurred for the purposes of the unaudited pro forma condensed consolidated statements of operations. This is a nonrecurring item.

(P)	Reflects the loss on assumed conversion of Lygos’ redeemable convertible preferred stock shares to Lygos’ common stock described in Note (G) above. This is a nonrecurring item.

(Q)	Represents the estimated adjustment to step up FSI’s inventories to a fair value of approximately $13,932,682, an increase of $1,718,031 from the carrying value described in Note (H) above. The fair value calculation is preliminary and subject to change. This is a nonrecurring item.

(R)	Represents the net loss per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the proposed Merger, assuming the shares were outstanding since January 1, 2021. As the Merger is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes that the shares issuable relating to the Merger have been outstanding for the entire periods presented. Furthermore, the diluted share count includes the impact associated with shares that are potentially issuable in the form of warrants in connection with the proposed Merger.

(S)	Reflects the reclassification of accrued Lygos transaction costs for the historical period of March 31, 2022 into December 31, 2021 on a pro-forma basis.

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COMPARATIVE PER SHARE DATA

The information below reflects the historical net income and book value per share of FSI common stock in comparison with the unaudited pro forma net income and book value per share after giving effect to the Merger. You should read the tables below in conjunction with the audited consolidated financial statements of FSI and of Lygos, including in each case the related notes and the unaudited pro forma condensed combined consolidated financial information and the related notes, all of which are included in or attached to this proxy statement/prospectus.

HISTORICAL PER COMMON SHARE DATA

	For the Year Ended		For the Three Months Ended
	December 31, 2021		March 31, 2022
	Lygos	FSI	Lygos	FSI
	(Historical)	(Historical)	(Historical)	(Historical)
Net earnings (loss) per share, basic	$(1.11)	$0.08	$(0.19)	$0.12
Net earnings (loss) per share, diluted	$(1.11)	$0.08	$(0.19)	$0.12
Weighted-average number of common shares, basic	12,301,050	12,316,254	13,173,097	12,361,313
Weighted-average number of common shares, diluted	12,301,050	12,505,522	13,173,097	12,543,674
Book value per share (1)	$(2.07)	$2.24	$(2.18)	$2.36
Cash dividends per share	$-	$-	$-	$-

(1)	Book value per share = [Total stockholders’ equity (deficit) /ending common shares outstanding]

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED PER COMMON SHARE DATA FOR THE THREE MONTHS ENDED MARCH 31, 2022

Pro Forma Combined Company
Net earnings per share
Basic	$0.02
Diluted	$0.02
Weighted-average number of common shares
Basic	38,665,238
Diluted	54,827,020
Book value per share (1)	$2.34
Cash dividends per share	$-

(1) Book value per share = [Total stockholders’ equity (deficit) /ending common shares outstanding]

The following table presents the closing sale price of FSI common stock on April 15, 2022, the last trading day before the date of the public announcement of the Merger, and July 19, 2022, the latest practicable trading date before the date of this joint proxy statement/prospectus. The table also presents the equivalent value of the Merger consideration per share of Lygos’ common stock on those dates, calculated by the total number of FSI common shares on a fully diluted basis outstanding as of the end of the last trading day of the FSI common shares on the NYSE before the Merger multiplied by two and then divided by the total number of shares of Lygos’ capital stock on fully diluted basis outstanding as of the same time (the “Company Common Exchange Ratio”).

The following table shows only historical comparisons. No assurance can be given as to what the market price of the FSI common stock will be when the Merger is completed or any time thereafter. Because the market value of FSI common stock will fluctuate after the date of this joint proxy statement/prospectus, no assurance can be given as to the value a share of FSI common stock will have when received by a Lygos’ shareholder. Lygos’ shareholders are advised to obtain current market quotations for FSI common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus in considering whether to approve the proposals contained in this joint proxy statement/prospectus.

Date	FSI	Equivalent Lygos
April 14, 2022	$3.457	$0.8934
July 19, 2022	$2.44	$0.5562

As of June 30, 2022, the last practicable date prior to the date of this joint proxy statement/prospectus, there were 12,384,746 shares of FSI common stock issued and outstanding and approximately 25 shareholders of record.

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THE SPECIAL MEETING OF SHAREHOLDERS

The FSI Special Meeting

The Company is furnishing this proxy statement/prospectus to you as part of the solicitation of proxies by its board of directors for use at the Special Meeting to be held on          , 2022, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to the Company’s shareholders on or about          , 2022. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the Special Meeting.

Date, Time and Place of the Special Meeting

In light of public health concerns regarding the coronavirus (COVID-19) pandemic, the special meeting will be held via live webcast at        , on , 2022, at          Pacific time, or such other date, time and place to which such special meeting may be adjourned or postponed. The special meeting can be accessed by visiting             , where you will be able to listen to the meeting live and vote during the meeting.

Purpose of the Special Meeting

At the Special Meeting, the Company will ask its shareholders to vote in favor of the following proposals:

●	The Share Issuance Proposal — a proposal to approve, in connection with the Merger, the issuance of the FSI Common Shares as required by and in accordance with applicable NYSE American listing rules;

●	The Change of Control Proposal — a proposal to approve, for purposes of complying with applicable listing rules of the NYSE American, the change of control that would result from the issuances of the FSI Common Shares in connection with the Merger;

●	The Equity Incentive Plan Proposal — a proposal to adopt the Equity Incentive Plan, a copy of which is attached as Annex B;

●	The Director Election Proposal — a proposal to elect the five director nominees to the board of directors effective as of the closing of the Merger in accordance with the Merger Agreement;

●	The Bylaws Proposal — a proposal to ratify the decision by FSI’s board of directors to amend and restate FSI’s bylaws in the form attached hereto as Annex C;

●	The Say on Pay Proposal — a proposal to approve, on a non-binding, advisory basis, the compensation of FSI’s named executive officers;

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●	The Say on Frequency Proposal — a proposal to hold a non-binding advisory vote on the frequency of future advisory votes on named executive officer compensation of FSI (once every year, every two years or three years);

●	The Say on Golden Parachute Proposal — a proposal to approve, on a non-binding, advisory basis, the golden parachute compensation that may be paid or become payable to FSI’s named executive officers as a result of the Merger; and

●	The Adjournment Proposal — a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Share Issuance Proposal, the Change of Control Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal, the Bylaws Proposal, the Say on Pay Proposal, the Say on Frequency Proposal or the Say on Golden Parachute Proposal.

Recommendation of the FSI Board of Directors

The Company’s board of directors believes that each of the proposals to be presented at the Special Meeting is in the best interests of the Company and its shareholders and unanimously recommends that its shareholders vote “FOR” each of the proposals.

When you consider the recommendation of FSI’s board of directors in favor of approval of the proposals, you should keep in mind that Daniel O’Brien, FSI’s Chief Executive Officer and a member of its board of directors, has interests in the Merger that are different from, or in addition to, your interests as a shareholder. These interests include, among other things:

●	The fact that Mr. O’Brien, in connection with the transactions contemplated by the Merger Agreement, will sell 1,000,000 FSI Common Shares to FSI for $7.50 per share immediately after the Effective Time.

●	The fact that, upon the closing of the Merger, FSI and Mr. O’Brien entered into O’Brien Employment Agreement, which will become effective as of the Closing Date. Under the terms of the employment agreement, Mr. O’Brien will be employed as FSI’s Head-Flexible Solutions Division, and he will receive an annual base salary of $500,000, which will be increased each year during the employment term based on annual increases in the Consumer Price Index.

Record Date and Voting

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned common shares of the Company at the close of business on             , which is the record date for the Special Meeting. You are entitled to one vote for each common share that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were         FSI Common Shares outstanding.

Pursuant to the FSI Support Agreements, the officers and directors of FSI holding approximately 37% of the outstanding shares of FSI, have agreed to vote their common shares in favor of the Share Issuance Proposal and the other proposals to come before the meeting.

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Voting Your Shares

Each common share of the Company that you own in your name entitles you to one vote on each of the proposals for the Special Meeting.

If you are a holder of record, there are different ways to vote your common shares at the Special Meeting:

●	You can vote by completing, signing and returning the enclosed proxy card(s) in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your common shares will be voted as recommended by FSI’s board of directors. With respect to proposals for the special meeting of shareholders, that means: “FOR” all of the proposals.

●	You can attend the Special Meeting and vote virtually. However, if your common shares are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your common shares.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your common shares, you may contact:

Flexible Solutions International Inc.

Attention: Investor Relations

6001 54 Ave.

Taber, AB, Canada T1G 1X4

(800) 661-3560

info@flexiblesolutions.com

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Quorum and Required Vote for Proposals for the Special Meeting

A quorum of Company shareholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if 33 1/3% of FSI Common Shares outstanding and entitled to vote at the meeting are represented in person or by proxy.

Approval of each of the Proposals requires the affirmative vote (in person or by proxy) of a majority of the votes properly cast at the Special Meeting.

Accordingly, a shareholder’s failure to vote by proxy or to vote in person at the Special Meeting will not be counted toward the number of common shares required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the Proposals.

The closing is conditioned on the approval of each of the Share Issuance Proposal, the Change of Control Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal, the Bylaws Proposal, and the Adjournment Proposal at the Special Meeting. Except for the Adjournment Proposal, the Say on Pay Proposal, the Say on Frequency Proposal and the Say on Golden Parachute Proposal, each Proposal is conditioned on the approval of each of the other Proposals. The Adjournment Proposal, the Say on Pay Proposal, the Say on Frequency Proposal and the Say on Golden Parachute Proposal are not conditioned on the approval of any other Proposal set forth in this proxy statement.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the Special Meeting or at such meeting by doing any one of the following:

●	you may send another proxy card with a later date;

●	you may notify FSI’s secretary, in writing, before the Special Meeting that you have revoked your proxy; or

●	you may attend the special meeting, revoke your proxy, and vote virtually, as indicated above.

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to holders of FSI common shares in connection with the Merger.

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THE MERGER

On April 17, 2022, the Company entered into the Merger Agreement with Lygos and the other parties thereto, on the terms and subject to the conditions set forth in the Merger Agreement. The Merger Agreement was subsequently amended on July 24, 2022. The Merger Agreement, as amended, is referred to herein as the “Merger Agreement.” The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. See subsection entitled “—The Merger Agreement” for a summary of the material provisions of the Merger Agreement.

The Background of the Merger

The terms of the Merger are the result of negotiations between representatives of FSI and Lygos. The following is a brief description of the background of these negotiations and the resulting Merger.

In the fourth quarter of 2016, Dr. Eric Steen, the Chief Executive Officer of Lygos, called Daniel O’Brien, the Company’s Chief Executive Officer, to ask if the Company’s Taber, Alberta fermentation plant (the “Taber Plant”) or its equipment was for sale. When discussing a sale, the parties also discussed the complementarity of their businesses. As part of those discussions, the parties agreed that Lygos’ expertise in research and development of microbes could be beneficial to the Company’s manufacturing of special chemicals, whose precursors could be made microbiologically. In anticipation of diligence with respect to a transaction involving the Taber Plant, Lygos and the Company executed a confidentiality agreement in January 2017.

During the first quarter of 2017, the Company’s Taber Plant suffered a large fire. As a result, discussions around a potential sale of the Taber Plant concluded. Dr. Steen and Mr. O’Brien continued general discussions by telephone because of the relative positions of their companies in the synthetic biology and specialty chemical spaces. Lygos had specific research underway to develop a microbe capable of producing aspartic acid directly from sugar while aspartic acid was the Company’s single largest raw material.

Dr. Steen visited Mr. O’Brien in Victoria, British Columbia in the spring of 2017, and the first discussions of an investment and/or merger began. Both parties recognized the strategic nature of a potential vertical integration and the opportunity created by a merger or partnership to produce fully sustainable chemicals.

Also in 2017, Lygos provided the Company with a sample of biologically made aspartic acid and the Company confirmed that the sample met all required specifications and could be used interchangeably with non-biological aspartic acid in the Company’s products. General discussions of investment in Lygos by the Company continued between Mr. O’Brien and Dr. Steen.

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In the fall of 2019, Dr. Steen and Bryce Dille, the Chief Financial Officer of Lygos, visited Mr. O’Brien in Illinois for a facility and operations tour and to discuss business development and technologies of the respective companies.

In December 2020, the Company invested $500,000 in Lygos, with the potential for a second investment in an amount of $500,000 at the Company’s discretion.

In February 2021, Dr. Steen, Mr. O’Brien and Mr. Dille, determined that, if terms could be agreed upon, a merger would be beneficial to both companies. A draft letter of intent was then developed.

Both parties commenced their respective diligence reviews in February 2021 with FSI given access to Lygos’ confidential materials and Lygos given access to FSI’s confidential materials.

On April 13, 2021, FSI, Lygos and their respective advisors held a kick-off meeting to discuss the potential merger, timelines, planned financing outreach, responsibilities and expectations. FSI engaged Hart & Hart LLP (“Hart & Hart”) as its legal counsel in connection with the potential merger and Lygos engaged Orrick, Herrington & Sutcliffe LLP (“Orrick”) as its legal counsel. The Company engaged BTIG, LLC (“BTIG”) as its financial advisor.

Pursuant to the terms of the engagement, and in exchange for BTIG’s acting as financial advisor with respect to the Merger, BTIG would be entitled to a customary fee upon consummation of the Merger.

Pursuant to the terms of the engagement, and in exchange for BTIG’s acting as placement agent in a financing, BTIG would be entitled to (i) a customary fee, payable at closing of the merger, of a percentage of the aggregate gross proceeds raised in the financing and (ii) the BTIG Warrants. As a result of the consummation of the Convertible Financing, FSI will issue to BTIG the BTIG Warrants, and such warrants shall have a per share “exercise price” equal to the purchase price per common-equivalent share paid by the purchasers in the Convertible Financing and such warrants shall not be redeemable by FSI.

During the period between April 13, 2021 and September 2, 2021 the companies, along with their respective advisors, continued their diligence process and negotiated terms of a potential merger. In parallel, BTIG received the confidential materials of both companies and held numerous meetings with management to create an investor presentation and diligence materials (collectively, the “Investor Materials”) for a potential capital raise.

On June 16, 2021, FSI made a second investment of $500,000 in Lygos.

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In July and August of 2021, the potential terms of a merger were negotiated and on September 2, 2021, FSI and Lygos entered into a non-binding Letter of Intent (the “LOI”) concerning the merger of the two companies. The LOI contemplated that, among other things, FSI would issue 2.5 times the total outstanding shares of FSI as aggregate consideration for all outstanding shares of Lygos, resulting in Lygos’ stockholders owning approximately 71.4% of the pro forma share count post merger. The LOI provided that FSI and Lygos would negotiate exclusively for a period of 28 days, subject to automatic extensions in certain scenarios.

On September 7, 2021, FSI, Lygos and BTIG finalized the Investor Materials in preparation for investor discussions with regards to a potential capital raise to be explored simultaneous to or preceding the merger.

Orrick sent a preliminary legal due diligence request list to FSI’s advisors on September 11, 2021. On September 23, 2021, Lygos and its advisors were granted access to a virtual data room for purposes of conducting business, operational, financial, legal, tax and other due diligence.

FSI and Lygos were provided by their advisors with summaries of the process and key findings in their due diligence review. The due diligence process included, but was not limited to: (i) a comprehensive review of the materials provided by each respective company; (ii) multiple meetings and calls regarding FSI and Lygos’ businesses and operations, technical diligence matters, as well as financial, tax and legal matters, including those related to regulatory matters, litigation matters, corporate matters, and labor and employment matters; and (iii) summaries provided to FSI and Lygos by their advisors of key findings with respect to business, operational, legal and financial due diligence.

Between September 12, 2021 and September 15, 2021 Dr. Steen, Mr. Dille, and Nicholas Ohler, the Chief Technology Officer of Lygos, met with FSI in Illinois for a facility and operations tour. Over the course of the visit, Dr. Steen, Mr. Dille and Mr. Ohler met with (i) Mr. O’Brien and other members of the FSI team, including George Murray, Grace Fan and Joe Fan to discuss technology development and (ii) Mr. O’Brien and Mr. Murray to discuss business development and commercial strategy.

Between September 16, 2021 and March 16, 2022 both companies continued their due diligence efforts and the negotiation of the transaction documents. In parallel, FSI and Lygos management held virtual meetings with a select group of potential investors in connection with the capital raise. The potential investors were wall-crossed by representatives of BTIG.

In the initial phase of outreach, between September 16, 2021 and January 31, 2022, Lygos and the Company focused exclusively on prospective investors for a proposed 100% equity financing. Subsequent to this period, the company broadened outreach to include prospective investors in a potential convertible debt or hybrid debt and equity financing.

The Company had its first meeting with a prospective convertible debt investor on February 2, 2022 and continued to meet with other convertible debt investors from the period of February 2, 2022 through March 16, 2022.

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Because of the change in financing strategy to include potential debt or convertible debt, both parties agreed to revisit particular terms of the LOI. Over the period between February 2, 2022 and March 16, 2022, the Company, Lygos and their respective advisors had multiple discussions regarding the total number of shares issued to Lygos (as a multiple of the outstanding shares of FSI) as consideration for the purchase of Lygos shares. The parties agreed to finalize negotiations of total merger consideration after receiving an acceptable term sheet for the financing.

On March 16, 2022, Lygos received a term sheet outlining the Convertible Financing. Under the terms of the Convertible Financing, Lygos would issue a convertible note with a principal amount of $160,000,000 and a 5.5% fixed annual interest rate and a five-year maturity. The conversion price of the Note would be set 12-months from the date of entering into the Convertible Financing, and the pricing terms would be set upon the future trading price of the FSI Common Shares but will be set within a market capitalization range of no less than $250,000,000 divided by the number of outstanding shares of common stock as of such date and no greater than $350,000,000 divided by the number of outstanding shares of common stock as of such date. The Convertible Financing contemplates a merger of FSI and Lygos by October 8, 2022, and the Note is fully callable by the investor if a merger has not been consummated by such date.

On March 27, 2022, Orrick provided a draft of the Merger Agreement providing for the proposed business combination between FSI and Lygos and incorporating terms negotiated in, and subsequent to, the LOI.

Between March 27, 2022 and April 9, 2022, representatives of Lygos and FSI continued to negotiate terms of the Merger Agreement. After a series of discussions, the parties agreed that, among other things, FSI would issue 2 times the total outstanding shares of FSI as aggregate consideration for all outstanding shares of Lygos, resulting in Lygos’ stockholders owning approximately 66.7% of the pro forma share count post merger.

On April 7, 2022, Lygos entered into the Convertible Financing and on April 8, 2022, Lygos received the funds for the Convertible Financing.

The Merger Agreement was unanimously approved by (i) the boards of directors of FSI on April 10, 2022 and (ii) the board of directors of Lygos on April 10, 2022.

On April 17, 2022, FSI and Lygos entered into a definitive Merger Agreement.

On April 18, 2022, after the execution of the Merger Agreement and related documents, FSI and Lygos issued a joint press release announcing the Merger.

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On July 24, 2022, the parties executed a side letter amending the Merger Agreement to specify, among other things, at the effective time of the Merger, each outstanding share of Lygos capital stock, other than any shares of Lygos capital stock held as treasury stock prior to the Effective Time, which stock will be canceled and retired without payment of any consideration, will be converted solely into the right to receive a portion of the Merger Shares, which portion will be determined in accordance with the Certificate of Incorporation of Lygos as applicable to a change of control transaction involving Lygos and outstanding Lygos simple agreements for future equity. This amendment also clarifies that the maximum number of FSI Common Shares issuable in the Merger will not exceed the total number of FSI Capital Shares on a fully diluted basis outstanding as of the end of the last trading day of the FSI Common Shares on the NYSE American before the Effective Time multiplied by two.

FSI’s Board of Directors’ Reasons for the Approval of the Merger

The Company’s principal products are thermal polyaspartates (“TPAs”). The Company manufactures TPAs in its Peru, Illinois plant using a thermal polymerizing process. TPAs are used to reduce scale and corrosion in oil field pipes. They are used in place of traditional phosphonate and other products when biodegradability is required by environmental regulations. The Company has the ability to custom manufacture TPAs depending on the specific water conditions associated with most oil wells. TPAs are also used in fracking fluids to reduce toxicity.

TPAs also have the ability to reduce fertilizer crystallization before, during and after application and can also delay crystal formation between fertilizer and minerals present in the soil. Once crystallized, fertilizer and soil minerals are not able to provide plant nourishment. As a result, in select conditions the use of TPAs either blended with fertilizer or applied directly to crops can increase yields significantly. TPAs are designated for crop nutrient management programs and should not be confused with crop protection and pesticides or other agricultural chemical applications. Depending on the application, markets of significance include corn, wheat, soybeans, rice, potatoes, sugar beets, cotton, tomatoes, almonds and other high value per acre crops.

Aspartic acid is a key ingredient in the Company’s TPA products. At present, the Company imports aspartic acid from China.

Aspartic acid imported by the Company is made using original feed-stocks derived from oil. However, the Company is aware that its customers would prefer that the Company switch to sustainable feed-stock. In addition, certain customers have stated their intention to use only sustainable chemistry in the future and other, very large customers have said that the Company could earn much larger sales if its products were both biodegradable and sustainable.

Lygos has significant skills and technology in the general field of cellular engineering and, more specifically, Lygos has nearly finished developing a patentable microbe that will consume corn sugar and produce aspartic acid. It is believed that, when manufactured in volume, the microbe will produce aspartic acid at the same or lower cost as aspartic acid made using oil derived sources.

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The Company invested in Lygos in December 2020 and June 2021 to help fund the optimization of the aspartic microbe and to earn rights to use the microbe once it is ready to commercialize.

If the Merger does not occur, the Company will need to build a team of biochemists who are experts in operating microbial factories to utilize the microbe developed by Lygos. This will take several years at a substantial cost and the capital for this will have to be raised in the equity market since current earnings before tax are needed for other Company purposes.

As a result of the forgoing, the Company believes the Merger with Lygos is in the best interest of the Company’s shareholders.

Description of MalekRemian Fairness Opinion

In May 2022, the board of directors of FSI engaged MalekRemian to provide fairness opinion services in connection with FSI’s evaluation and consideration of the proposed series of transactions pursuant to the Merger Agreement. A key factor in the consideration was the evaluation of the impact of the Note and payable on demand at any time on or after April 7, 2027, and which by its terms described elsewhere in this Form S-4, is convertible with 30-day notice at the option of the holder into FSI Common Shares at any time after the twelve (12) month anniversary of the closing of the Merger. The FSI board of directors requested that MalekRemian render an opinion as to whether the Contemplated Transactions were fair to the stockholders of FSI from a financial point of view. At the June 21, 2022 meeting of the FSI board of directors, MalekRemian rendered its oral opinion, confirmed by delivery of a written opinion dated June 17, 2022, to the FSI board of directors that, as of the date of such opinion, and based upon the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review set forth in its written opinion, the consummation of the Contemplated Transactions in connection with the Merger was fair from a financial point of view for the shareholders of FSI.

At the request of the FSI board of directors, for purposes of rendering its opinion, MalekRemian assumed that the number of FSI Common Shares outstanding before the Merger was 12,377,746, to be reduced by 1,000,000 shares as a result of the proposed redemption of 1,000,000 shares owned by Daniel O’Brien and with a total of 26,293,492 FSI Common Shares to be issued to the shareholders and other stakeholders of Lygos in connection with Merger, plus an assumed conversion of the Note into a maximum 24,601,752 FSI Common Shares if fully converted (before impact of the 9.99% conversion limit) plus an assumed additional 11,109,000 (comprised of 769,000 pre-existing FSI options plus 10,340,000 new options and shares) new shares and option grants for key personnel at the time of conversion of the Note, representing an aggregate 73,381,990 assumed number of shares issuable. In running the analysis of the number of shares issuable to the holder of the Note, MalekRemian considered that the number of shares issuable on conversion of the Note was based upon dividing the outstanding principal by the public trading price of FSI Common Shares on April 8, 2023 (determined as the average daily closing price for the 15 trading days prior to and including such date), less a 12.5% discount per share, provided that the total price per share will be no greater than that computed based on a ceiling of $350,000,000 divided by the number of outstanding shares of common stock as of such date and a floor of $250,000,000 divided by the number of outstanding shares of common stock as of such date for pre-conversion equity and that the amount of common stock issuable on conversion of some or all of the principal amount of the Note (if then held by the Noteholder) may be subject to a 9.99% cap of the total number of issued and outstanding shares of common stock (including for such purpose the shares of common stock issuable upon exercise). The actual number of shares of common stock outstanding likely will vary between the date of the Fairness Opinion and April 8, 2023.

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The full text of MalekRemian’s written opinion, which sets forth the procedures followed, assumptions made, matters considered, and qualifications and limitations of the review undertaken in connection with such opinion, is attached to this proxy statement/prospectus/information statement as Annex D. MalekRemian’s opinion was intended solely for the benefit and use of the FSI board of directors (in its capacity as such) in connection with its consideration of the proposed Merger. MalekRemian’s opinion was not intended to be used for any other purpose without MalekRemian’s prior written consent in each instance. MalekRemian has consented to the use of MalekRemian’s opinion in this proxy statement/prospectus. MalekRemian’s opinion did not address FSI’s underlying business decision to enter into the Merger Agreement or complete the Merger or the merits of the Merger as compared to any alternative transactions that were or may be available to FSI, and did not constitute a recommendation to the FSI board of directors or to any holder of FSI Common Shares as to how such shareholder should vote with respect to the Merger or otherwise. The following summary of MalekRemian’s opinion is qualified in its entirety by reference to the full text of such opinion.

For purposes of its opinion and in connection with its review, MalekRemian, among other things:

1. Reviewed the Merger Agreement, the then current draft of the proxy statement/prospectus, the recent Forms 8-K, 10-Q and 10-K of FSI, and other information about FSI that is publicly available;

2. Reviewed and analyzed recent public trading activity for the stock of FSI and historical capital transactions engaged in by FSI and Lygos;

3. Reviewed the valuations of FSI and Lygos implied by the Contemplated Transactions;

4. Reviewed the valuations of publicly traded companies that it deemed comparable in certain respects to FSI and Lygos on a consolidated basis;

5. Reviewed the indications of pre-money valuations of the publicly traded companies deemed comparable derived from the number of shares issued to or retained with respect to investments made prior to the dates of IPOs or de-SPAC transactions involving such companies;

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6. Reviewed the financial terms of selected acquisition transactions involving companies in lines of business that it deemed potentially comparable in certain respects to the businesses of FSI or Lygos;

7. Prepared a discounted cash flow analyses for FSI on a standalone basis and for FSI and Lygos on a consolidated basis, pursuant to budgets, projections, and assumptions provided by the managements of FSI and Lygos;

8. Reviewed and analyzed information furnished to it by the managements of FSI and Lygos, including internal financial analyses, budgets, business plans, projections and other information;

9. Held discussions with various members of the senior management teams of FSI and Lygos concerning historical and current operations, financial conditions, recent and expected future financial and operational performance and business risks associated with the Contemplated Transactions; and

10. Conducted such other quantitative reviews, analyses, examinations and inquiries relating to FSI and Lygos and considered such other financial, economic and market criteria as it considered appropriate in rendering the opinion.

In rendering its opinion, MalekRemian has assumed and relied upon the accuracy and completeness of all information that was publicly available or was furnished to or discussed with MalekRemian by FSI or Lygos or otherwise reviewed by MalekRemian. With respect to information provided to or reviewed by MalekRemian, FSI’s management advised MalekRemian that such information was reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of FSI. Lygos confirmed to MalekRemian certain of the information provided to MalekRemian, and expressed no view as to the reasonableness of such financial information or the assumptions on which it was based.

MalekRemian further relied on the assurances of FSI’s management that they were not aware of any facts that would make the information provided to MalekRemian incomplete or misleading. MalekRemian did not make and was not provided with any independent evaluations or appraisals of any of the assets, properties, liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities) or securities other than prior 409A valuations provided by Lygos, nor did MalekRemian make any physical inspection of the properties or assets, of FSI or Lygos. With respect to the operating income and expense forecasts of FSI, MalekRemian assumed that such projections had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of FSI and of Lygos as to the future operating income and expenses of FSI on a standalone basis and of Lygos and FSI on a combined basis and that Lygos and FSI will perform substantially in accordance with such projections. MalekRemian assumed no responsibility for and expresses no view as to any such projections or the assumptions on which they were based and further performed no verification as to the accuracy of the projections. MalekRemian did not evaluate the solvency or fair value of Lygos, FSI, or any of their respective subsidiaries (or the impact of the merger thereon) under any law relating to bankruptcy, insolvency or similar matters.

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MalekRemian’s opinion was based on financial, economic, market and other conditions as in effect on, and the information made available to MalekRemian as of, the date of such opinion. MalekRemian also relied, without independent verification, on the accuracy and completeness of Lygos’s and FSI’s representations and warranties in the Merger Agreement, without regard to any qualifications or exceptions that any be set forth in disclosure schedules, and the information provided to MalekRemian by FSI and Lygos. In addition, MalekRemian assumed that the Merger would be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions that would be material to MalekRemian’s analysis. MalekRemian noted that events occurring after the date of its opinion could materially affect the assumptions used in preparing its opinion. MalekRemian did not undertake any obligation to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of such opinion.

MalekRemian is not a legal, tax or regulatory advisor, and did not express any opinion as to any tax or other consequences that may arise from the Merger, nor did its opinion address any legal, regulatory or accounting matters, as to which MalekRemian understood that FSI had obtained such advice as it deemed necessary from qualified professionals. MalekRemian assumed that upon the closing of the Merger on or before the six month anniversary of the issuance of the Note, there would be no redemption right in favor of the holder of the Note as of that six month anniversary. MalekRemian was a financial advisor only and relied upon, without independent verification, the assessment of Lygos and FSI and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. MalekRemian assumed that the Merger will have the tax effects contemplated by the Merger Agreement.

MalekRemian is a valuation and consulting firm and is regularly engaged as part of its business in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for corporate, estate and other purposes. MalekRemian was selected by FSI based on MalekRemian’s experience, expertise and reputation and its familiarity with FSI and one of FSI’s prior investment banks. The FSI board of directors did not impose any limitations on MalekRemian with respect to the investigations made or procedures followed in rendering its opinion.

In rendering its opinion, MalekRemian expressed no opinion as to the amount or nature of any compensation to any officers, directors, or employees of FSI or Lygos, or any class of such persons, whether relative to the consideration to be paid in the merger or otherwise, or with respect to the fairness of any such compensation. MalekRemian did not opine as to the merits of the Merger as compared to any alternative transactions that may have been available to FSI. MalekRemian did note that consideration was given in rendering the opinion to the redemption of FSI Common Shares and subsequent issuances of FSI Common Shares applicable to Daniel O’Brien in connection with the Contemplated Transactions.

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MalekRemian was not asked to, nor did it, offer any opinion as to the terms, other than the impact of the Proposed Transactions upon the stockholders of FSI to the extent expressly set forth in MalekRemian’s opinion, of the Merger Agreement or the form of the Merger. MalekRemian did not express any opinion with respect to the terms of any other agreement entered into or to be entered into in connection with the Merger. MalekRemian expressed no opinion as to the price at which FSI Common Shares may trade at any time subsequent to the announcement of the Merger.

FSI agreed to pay MalekRemian a fee for rendering its opinion, which is not contingent upon the success of the Merger or the outcome of the opinion, payable one half on inception of the engagement and one half upon delivery of the opinion. In addition, FSI agreed to reimburse MalekRemian for its legal fees incurred in connection with the opinion and to indemnify MalekRemian for certain liabilities arising out of the engagement. MalekRemian has not previously provided valuation services to Lygos or FSI.

Financial Analysis

The following is a summary of the material financial analyses performed by MalekRemian in connection with reaching its opinion based upon the proposed consolidation of FSI and Lygos:

●	Comparable Company and Precedent Transaction Analysis

●	Pre-Money Indications of Value for Comparable Companies, Including Based on Current Trading Prices

●	Shareholder Discounted Cash Flow Model

●	Benchmark Rates of Return in Light of FSI and Lygos Projections

The following summaries are not a comprehensive description of MalekRemian’s opinion or the analyses and examinations conducted by MalekRemian, and the preparation of an opinion necessarily is not susceptible to partial analysis or summary description. MalekRemian believes that such analyses and the following summaries must be considered as a whole and that selecting portions of such analyses and of the factors considered, without considering all such analyses and factors, would create an incomplete view of the process underlying the analyses. The order in which the analyses are described below does not represent the relative importance or weight given to the analyses by MalekRemian. Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand the analyses, the tables must be read together with the text describing the MalekRemian fairness opinion and the tabular information. The tables alone do not constitute a complete description of MalekRemian’s analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the analyses.

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In performing its analyses, MalekRemian made numerous assumptions with respect to industry performance and general business and economic conditions such as industry growth, inflation, interest rates and many other matters, many of such factors are beyond the control of FSI and MalekRemian. Any estimates contained in MalekRemian’s analyses are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

MalekRemian further noted that in relying upon the projections of FSI and Lygos (which it did not independently verify) FSI would possibly still face one or more of the following challenges following the Merger:

(a) the risk that it may not be able to commercialize new products at commercial scale quickly enough before it runs out of cash due to challenges including $8,800,000 of annualized interest payable on the Note;

(b) in the event the full principal amount of the Note is not converted (either due to the 9.99% limit or the election of the holder not to convert all or any of the Note) the remaining indebtedness of the Note will come due on maturity;

(c) in the event the full principal amount of the Note is converted, the risk that FSI may not be able to access the capital markets to fund the sale or redemption of the stock ownership of the holder otherwise exceeding 9.99%;

(d) FSI will face competition from many companies including larger publicly traded companies with broad product lines, significant intellectual property portfolios and economies of scale.

(e) Revenue projections for new products are based upon discussions with potential large customers, but no signed contracts are in place as of the opinion date; and

(f) Lygos is a pre-revenue company with a suite of “sugar to shelf” green products that to date do not have commercial acceptance or contracts with potential customers.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 17, 2022 and is not necessarily indicative of current market conditions.

Comparable Company and Precedent Transaction Analysis

MalekRemian analyzed 6 publicly traded companies with bioscientific products, in order to compare publicly traded values and metrics on key indicators such as revenue and EBITDA as described below:

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Company	Public Trading	Description

Codexis	CDXS Nasdaq

Redwood City, CA enzyme engineering company that develops and sells Performance Enzymes and Novel Biotherapeutics, which includes protein engineering technology used in life sciences, pharmaceuticals, food & beverage, and industrial applications. Founded in 2002 as a spin-off from Maxygen. IPO in 2010.

Gingko Bioworks	DNA NYSE

Boston, MA biotech applications company that is market agnostic and operates across diverse markets, from food and agriculture to industrial chemicals and pharmaceuticals engineering enzymes and organism strain improvement. Founded in 2008 by MIT graduates. De-SPAC public transaction in 2021.

Amyris	AMRS Nasdaq

Emeryville, CA bioscience solutions company that offers products to the health and wellness, clean beauty, and flavor and fragrance markets. Uses fermentation to create ingredients that are sustainably-sourced and economical. Founded in 2003 by graduates and scholars from the University of California – Berkeley. IPO in 2010.

Avantium	AVTX EN:Amsterdam	Amsterdam, Netherlands company that develops and commercializes bio-based plastics and chemicals, including Plant MEG (a plant based alternative for fossil-based mono-ethylene glycol), plants-to-plastics technologies, and research and development services for global customers. Founded in 2000 as a spin-off from Shell. IPO in 2017.

Danimer Scientific	DNMR NYSE

Bainbridge, GA bioplastics company that sells products under the Nodax brand name, including biopolymer-based additives, aqueous coatings, fibers, filaments, films, and injection-molded articles. Focused on seamless product decomposition with no particulates remaining. Founded in 2004 by a graduate from the University of Georgia. De-SPAC public transaction in 2020.

Metabolic Explorer	METEX EN:Paris	Saint-Beauzire, France green chemistry company that develops fermentation-based industrial processes, including biosynthetic pathways for the efficient and cost-effective productions for the chemical and life sciences businesses. Founded in 1999 by a doctoral student as a spin-off from the Université d’Auvergne. IPO in 2007.

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The metrics considered for the above companies as compared to FSI are set forth below:

		LTM		Enter.	Revenue Multiples			EBITDA Multiples
		Revenue	EBITDA	Value	LTM	2022E	2023P	LTM	2022E	2023P
Codexis	CDXS	122.1	-15.7	588.5	3.8x	3.0x	2.7x	-29.4x	-18.3x	-14.0x
Gingko Bioworks	DNA	394.5	-2,364.9	5,975.1	8.5x	8.7x	8.3x	-1.4x	-28.5x	-23.5x
Amyris	AMRS	222.7	-366.5	1,292.3	5.2x	3.2x	2.1x	-3.2x	-4.6x	-11.6x
Avantium	AVTX-NL	15.6	-16.2	116.4	7.8x	6.6x	6.5x	-3.3x	-6.4x	-5.7x
Danimer Scientific	DNMR	58.7	-87.7	536.3	8.9x	5.2x	3.0x	-5.1x	-11.5x	-27.0x
Metabolic Explorer	METEX	200.6		229.7	1.0x	0.6x	0.6x		6.8x	5.8x
Flexible Solutions	FSI	34.4	6.9	29.2	0.8x	0.7x	0.7x	3.6x	3.4x	3.0x

Due to the unique nature of the technologies of FSI and Lygos, there were no directly comparable non-public transactions that MalekRemian could identify from available data reporting acquisitions of non-public companies. MalekRemian noted that 1,861 potential precedent transactions were identified by screening on the following sectors for the five year period June 1, 2017 to June 1, 2022, comprising: (a) commercial and physical biological research companies; (b) specialty chemical companies; and (c) biotechnology companies. Of these transactions, 247 reported a transaction multiple such as multiple of revenue, EBITDA, EBIT, tangible assets or some other metric. Of these, 8 of the acquired businesses had annual revenue between $10 million and $1 billion. Each of these 8 transactions was eliminated because they had excessive revenue multiples and negative EBITDA multiples, and in addition 5 of the 8 identified transactions were ones where neither of the parties was domestically domiciled. Lygos had provided prior valuation studies that were provided to it by an accounting firm for 409A purposes; however this was not considered, since none of the companies used in that analysis had businesses that MalekRemian believed were sufficiently comparable to Lygos, and/or had no publicly available transaction multiples.

For acquisitions by private equity groups of non-public companies in the NAICS Codes 54171 (Research and Development in the Physical, Engineering and Life Sciences) and 32519 (Other Basic Organic Chemical Manufacturing), GF Data reports the following median acquisition data for enterprise value range of $50-$250 million:

	NAICS 54171		NAICS 32519
TTM Revenue Growth	16.0%		11.1%
EBITDA Margin	22.5%		20.6%
Revenue Multiple	1.5	x	1.4	x
EBITDA Multiple	6.9	x	6.8	x

This compares to FSI’s projected 2025 TTM revenue growth of 69.0% and EBITDA margin of 44.8%.

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Shareholder Discounted Cash Flow Analysis

MalekRemian performed a discounted cash flow analysis based upon the operating model dated January 25, 2022 that was provided to it by Lygos and confirmed by Lygos as its current model. MalekRemian reviewed and discussed the following with the managements of Lygos and/or FSI:

(i) TPA volumes, selling prices and standard costs representing FSI’s business on a standalone basis;

(ii) the implications of converting “black” aspartic acid (petroleum derived) feedstock to “green” aspartic (fermentation derived) feedstock, including the impact of TPA material costs, the potential introduction of a new sustainably derived biodegradable chelator as a new product line, potential incremental volumes based upon discussion with likely customers and the estimated impact on standard costs of producing “green” aspartic acid using an in-house fermentation process vs. production with a contract manufacturer;

(iii) the cost structure, conversion rates and production capacity of an in-house fermentation process to produce “green” aspartic acid;

(iv) FSI’s estimation process as a standalone financial profile;

(v) the ability of FSI to establish an new sustainable and biodegradable chelator business on a standalone basis and the pro forma financial profile; and

(vi) the assumptions and underlying economics of Lygos entering the cannabinoid business segment, including three possible branded consumer product lines.

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Based upon assuming business performance in accordance with the model provided by Lygos and the input provided by Lygos and FSI, MalekRemian then created a business plan case Scenario D and possible risk scenarios for the various lines of business and a range of potential EBITDA terminal multiples and terminal values as set forth in the first chart below:

	FSI Standalone	Risk	Risk	Lygos Business Plan	Risk
($000s)	Scenario A	Scenario B	Scenario C	Scenario D	Scenario E
REVENUE	$61,894	$122,644	$136,894	$187,835	$123,205

EBITDA Target 2025	$15,765	$40,594	$72,511	$84,224	$47,331

Future Target EBITDA Terminal Multiple	3.5x	5.0x	7.0x	7.0x	7.0x
Future Target Terminal Value	$55,176	$202,968	$507,759	$589,569	$331,320

			9.0x	9.0x	9.0x
			$652,602	$758,018	$425,983

Risk Scenario B assumes that FSI is not able to successfully produce in-house green Aspartic but is able to source green Aspartic externally. Risk Scenario C assumes that FSI is able to produce in-house green Aspartic but is not able to achieve Cannabinoid produce commercialization. Business Plan Scenario assumes that FSI is able to achieve the revenues, product margins, and cost structures contemplated in Lygos’ business plan. Risk Scenario E presents a reduction of 10 percent of the revenues from those contemplated in Risk Scenario C, coupled with a 20 percent increase in cost structure, the combined effect of which is an approximately 44 percent reduction from the 2025 EBITDA under Lygos’ Business Plan Scenario D. Neither FSI nor MalekRemian provides any assurances that any of these levels of revenues, 2025 Target EBITDA amounts or Future Target Terminal Values will be achieved.

MalekRemian then overlayed the different business plan cases with the potential financial impact to existing FSI shareholders based upon its analysis of the range of debt remaining outstanding and potential dilution based upon the data provided by FSI and Lygos as to potential amounts of shares outstanding following conversion of the Note within the ranges of permitted conversion to show a range of prospective internal rates of return (“IRRs”) to FSI shareholders:

Projected Stock Values Under Management Business Plan and Sensitivity Scenarios

(projected growth in value of estimated $2.45 share price from October 1, 2022 until exit on July 1, 2025 at indicated annual rate of return)

	FSI Standalone Risk Scenario A	Risk Scenario B	Risk Scenario C	Lygos Business Plan Scenario D	Risk Scenario E
FSI shareholder IRR at 3.5x to 7.0x multiples
-Without PIPE conversion	$3.64	$3.61	$6.47	$7.28	$2.66
-With partial PIPE conversion			$7.13	$7.93	$3.35
-With full PIPE conversion			$6.31	$6.86	$3.69

FSI shareholder IRR at 9.0x exit multiples
-Without PIPE conversion			$9.07	$10.34	$4.19
-With partial PIPE conversion			$9.78	$11.02	$5.03
-With full PIPE conversion			$8.14	$8.99	$4.86

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	FSI Standalone Risk	Risk	Risk	Lygos Business Plan	Risk
	Scenario A	Scenario B	Scenario C	Scenario D	Scenario E
FSI shareholder IRR at 3.5x to 7.0x multiples
-Without PIPE conversion	15%	15%	42%	48%	3%
-With partial PIPE conversion			47%	52%	12%
-With full PIPE conversion			41%	45%	16%

FSI shareholder IRR at 9.0x exit multiples
-Without PIPE conversion			60%	67%	21%
-With partial PIPE conversion			64%	71%	30%
-With full PIPE conversion			54%	59%	28%

Neither FSI nor MalekRemian provides any assurances that any of these levels of stock prices or internal rates of return will be achieved.

MalekRemian then, in looking at fairness of the Contemplated Transactions, ran an analysis as to what would be a fair rate of return for investors in a type of investment such as the proposed combination of FSI and Lygos, recognizing that the combination will be largely dependent upon the future success of Lygos’ new products, inasmuch as the obligations being incurred by the post-merger FSI, both from debt service associated with the Note and the future product development and manufacturing scale up requirements, materially increase FSI’s business plan execution risk profile and place post-Merger FSI potentially in the range of the typical target benchmarked rates of return for companies in the line items 5 through 9 set forth in the following table:

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Indications of Pre-Money Value for Comparable Publicly Traded Companies

MalekRemian also analyzed the capital raising transactions of the comparable publicly traded companies, pursuant to initial public offerings or (in one case) a de-SPAC transaction. This data showed the following levels of appreciation in the capital investments made in the comparable companies prior to their initial public offerings or de-SPAC transactions (i.e., “pre-money” investments) by comparison to the implied appreciation of pre-money investments in Lygos prior to the Contemplated Transactions:

Indications of Pre-Money Value Based on Available Public Information (US$000)

	Codexis	Gingko	Amyris	Avantium	Danimer	Metabolic
IPO or De-SPAC Date	April 2022	Sept 2021	Oct 2010	Mar 2017	Dec 2020	April 2007
Prior Investor Capital Raised	$400,000	$928,991	$190,524	$95,532	$66,506	$17,077
Pre-Money Value Using Closing Price on IPO or De-SPAC Date	$370,796	$15,732,852	$9,757,114	$1,564,013	$955,155	$155,858
Percent appreciation	(7.3)%	1,593.1%	5,021.2%	1,573.2%	1,336.2%	812.7%
Pre-Money Value Using Closing Price on June 17, 2022	$253,192	$3,061,319	$71,730	$429,658	$158,482	$57,361
Percent appreciation	(36.7)%	229.4%	(62.4)%	349.8%	138.3%	235.9%

Mean, June 17 price	142.4%
Median, June 17 price	183.9%

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In the case of FSI, based on June 17, 2022 closing stock price of $2.45, the issuance of 26,293,492 shares of FSI stock to acquire Lygos in the Contemplated Transactions would represent an aggregate consideration value of $64.4 million and 56.7 percent appreciation over the $41.1 million invested by “pre-money” investors to date in Lygos prior to the Proposed Transactions. The resulting 56.7 percent appreciation is materially below both the mean and the median values for the comparable companies. MalekRemian has not determined the relative values, technical efficacy or potential for commercialization of the intangible properties, research and development, product lines or pipeline of potential product lines of FSI and the comparable companies, and percent appreciation statistics for pre-money investors are for general comparison only.

Miscellaneous

This summary is not a complete description of MalekRemian’s opinion or the underlying analyses and factors considered in connection with MalekRemian’s opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business and financial judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. MalekRemian believes that its analyses described above must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying its opinion. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the MalekRemian opinion. In arriving at its fairness determination, MalekRemian considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, it made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction in the analyses described above is identical to FSI, Lygos or the expected combination of those companies following the Merger.

In conducting its analyses and arriving at its opinion, MalekRemian utilized a variety of analysis methods. The analyses were prepared solely for the purpose of enabling MalekRemian to provide its opinion to the FSI board of directors as to the fairness, forming a financial point of view, of the impact on existing stockholders of FSI with respect to the Contemplated Transactions in the Merger, as of the date of the opinion, and do not purport to be an appraisal or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty.

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MalekRemian has been informed that the terms of the Merger were determined through arm’s-length negotiations between FSI and Lygos and were approved by the FSI board of directors. Although MalekRemian provided fairness advice to the FSI board of directors, the decision to enter into the Merger Agreement was solely that of the FSI board of directors. MalekRemian did not recommend any specific consideration to FSI or the FSI board of directors, or that any specific amount or type of consideration constituted the only appropriate consideration for the merger. As described above, the opinion of MalekRemian and its presentation to the FSI board of directors were among a number of factors taken into consideration by the FSI board of directors in making its determination to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

Interests of FSI’s Directors and Officers in the Merger

When you consider the recommendation of FSI’s board of directors in favor of approval of the Proposals, you should keep in mind that Daniel O’Brien, FSI’s Chief Executive Officer and a member of its board of directors, has interests in the Merger that are different from, or in addition to, your interests as a shareholder. These interests include, among other things:

●	The fact that Mr. O’Brien, in connection with the transactions contemplated by the Merger Agreement, will sell 1,000,000 FSI Common Shares to FSI for $7.50 per share immediately after the Effective Time.

●	The fact that, upon the closing of the Merger, FSI and Mr. O’Brien entered into the O’Brien Employment Agreement, which will become effective as of the Closing Date. Under the terms of the employment agreement, Mr. O’Brien will be employed as FSI’s Head-Flexible Solutions Division, and he will receive an annual base salary of $500,000, which will be increased each year during the employment term based on annual increases in the Consumer Price Index.

Regulatory Approvals Required for the Merger

In the United States, the Company must comply with applicable federal and state securities laws and the rules and regulations of NYSE American in connection with the issuance of the Company’s common shares and the filing of this proxy statement/prospectus with the SEC.

Anticipated Accounting Treatment of the Merger

The Merger is anticipated to be accounted for as a reverse acquisition in accordance with U.S. GAAP. Under this method of accounting, FSI will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, we anticipate the Merger will be accounted for using the acquisition method of accounting, pursuant to the provisions of ASC 805, with the assets and liabilities of FSI, as of the Effective Date, recorded by Lygos at their respective fair values, and the excess of the purchase price over the fair value of FSI’s net assets will be recognized as goodwill.

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Certain Unaudited Prospective Financial Information

Lygos does not publicly disclose long-term projections as to future performance, revenues, earnings or other results due to, among other reasons, the uncertainty and subjectivity of the underlying assumptions and estimates. As a result, Lygos does not endorse the unaudited prospective financial information as a reliable indication of future results. Lygos is including certain unaudited prospective financial information in this section of this joint proxy and consent solicitation statement/prospectus solely because it was among the financial information made available to Lygos’ board of directors, Lygos’ financial advisors, as well as FSI and FSI’s financial advisor in connection with their respective evaluations of the Merger. The unaudited prospective financial information is not being included in this joint proxy and consent solicitation statement/prospectus in order to influence any Lygos stockholder or FSI stockholder to make an investment decision with respect to the Merger or to influence any Lygos’ stockholder or FSI stockholder as to whether or how such stockholder should deliver a written consent or act with respect to Lygos’ proposals, the FSI share issuance, the Merger or any other matter. The unaudited prospective financial information presented below as the prospective financial information was prepared by Lygos’ management for internal planning purposes. Such unaudited prospective financial information was based solely upon information available to Lygos’ management at the time of their preparation. Lygos has not updated the unaudited prospective financial information included in this joint proxy and consent solicitation statement/prospectus and does not intend to do so.

The following table presents selected unaudited prospective financial data of Lygos made available to Lygos’ Board of Directors and the financial advisors to Lygos, as well as to FSI and FSI’s financial advisor:

	Year Ended December 31,
	2022	2023	2024	2025
Revenue	$47.1	$66.6	$111.2	$187.8

The inclusion of Lygos’ prospective financial information and Lygos’ prospective financial information regarding FSI in this joint proxy and consent solicitation statement/prospectus should not be regarded as an indication that any of Lygos, FSI, any of their respective affiliates, any of their respective financial advisors or any other person considered, or now considers, this information to be necessarily predictive of actual future results or events, and it should not be relied upon as such. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated.

Because Lygos’ prospective financial information and Lygos’ prospective financial information regarding FSI covers multiple years, such information by its nature becomes less predictive with each successive year. Lygos stockholders and FSI stockholders are urged to review the SEC filings of Lygos incorporated by reference into this joint proxy and consent solicitation statement/prospectus for a description of risk factors with respect to the business of Lygos. See “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors,” and “Where You Can Find More Information.” Lygos’ prospective financial information and Lygos’ prospective financial information regarding FSI was not prepared with a view to public disclosure and was not prepared with a view to compliance with U.S. GAAP, compliance with published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

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Many of the assumptions reflected in Lygos’ prospective financial information Lygos’ prospective financial information regarding FSI are subjective in many respects and, thus, subject to interpretation. Although presented with numerical specificity, Lygos’ prospective financial information and Lygos’ prospective financial information regarding FSI reflects numerous assumptions and estimates as to future events made by the management of Lygos. In preparing Lygos’ prospective financial information and Lygos’ prospective financial information regarding FSI, Lygos made assumptions and estimates regarding, among other things, industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Lygos’ business, including future initiatives, all of which are difficult to predict and many of which are beyond Lygos’ control. At the time Lygos’ prospective financial information and Lygos’ prospective financial information regarding FSI was prepared, Lygos’ management believed such assumptions and estimates were reasonable.

Lygos’ stockholders and FSI stockholders are urged to review “Lygos’ Management’s Discussion and Analysis of Financial Condition and Results of Operations for a description of Lygos’ of results of operations and financial condition and capital resources, which is incorporated by reference into this joint proxy and consent solicitation statement/prospectus.

Lygos’ prospective financial information and Lygos’ prospective financial information regarding FSI was prepared by Lygos’ management and is the responsibility of Lygos’ management. Neither the independent auditors of Lygos nor any other independent accountant has audited, reviewed, compiled, examined or applied agreed-upon procedures with respect to Lygos’ prospective financial information and Lygos’ prospective financial information regarding FSI, and accordingly, neither the independent auditors of Lygos nor any other independent accountant expresses any opinion or any other form of assurance on such information or its achievability, and assumes no responsibility for, and disclaims any association with, Lygos’ prospective financial information and Lygos’ prospective financial information regarding FSI. The report of the independent auditors of Lygos contained in Lygos’ consolidated financial statements for the years ended December 31, 2021 and 2020, which is included in this joint proxy and consent solicitation statement/prospectus, relates to Lygos’ previously issued consolidated financial statements. It does not extend to Lygos’ prospective financial information and Lygos’ prospective financial information regarding FSI and should not be read to do so. Furthermore, Lygos’ prospective financial information and Lygos’ prospective financial information regarding FSI does not necessarily reflect Lygos’ current estimates and does not necessarily take into account all circumstances or events occurring after the date it was prepared, and some or all of the assumptions that have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since such date. In particular, Lygos’ prospective financial information and Lygos’ prospective financial information regarding FSI set forth below does not give effect to Merger, nor does it take into account the effect of any failure of the Merger to occur, and should not be viewed as accurate in those contexts.

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For the reasons described above, readers of this joint proxy and consent solicitation statement/prospectus are cautioned not to place undue, if any, reliance on Lygos’ prospective financial information and Lygos’ prospective financial information regarding FSI. Neither Lygos nor FSI has made any representation to the other in the Merger agreement concerning the any prospective financial information.

LYGOS DOES NOT INTEND TO, AND DISCLAIMS ANY OBLIGATION TO, UPDATE, CORRECT OR OTHERWISE REVISE LYGOS’ PROSPECTIVE FINANCIAL INFORMATION AND LYGOS’ PROSPECTIVE FINANCIAL INFORMATION REGARDING FSI TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE OF THE MERGER AGREEMENT OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE (EVEN IN THE SHORT TERM).

Board of Directors of FSI Following the Merger

Following the Merger, all current directors of FSI will resign, subject to the election of new directors designated by Lygos at the Special Meeting. We believe a majority of our board of directors will meet the independence standards under the applicable NYSE American rules. Please see the section of this proxy statement/prospectus entitled “Management of the Combined Company After the Merger”.

Appraisal Rights

There are no appraisal rights available to FSI shareholders in connection with the Merger.

The Merger Agreement

Explanatory Note Regarding the Merger Agreement

The following is a summary of the material provisions of the Agreement and Plan of Merger and Reorganization, entered into on April 17, 2022, and subsequently amended on July 24, 2022 (as amended, the “Merger Agreement”) among the Company, Lygos, Merger Sub I, and Merger Sub II, but does not purport to describe all of the terms of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement (as amended), a copy of which is attached as Annex A-1 and A-2 hereto. You should refer to the full text of the Merger Agreement for details of the Merger and the terms and conditions of the Merger Agreement. In the event of any discrepancy between the following summary and the terms of the Merger Agreement, the Merger Agreement will control. Capitalized terms not otherwise defined herein have the definition given to them in the Merger Agreement (as amended). The following summary of the Merger Agreement, is intended to provide information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about the Company in its public reports filed with the SEC. In particular, the Merger Agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the Company or any of its subsidiaries or affiliates. The Merger Agreement contains representations and warranties by the Company, the Merger Subs, and Lygos which were made only for purposes of the Merger Agreement and as of specified dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by the disclosure schedules to the Merger Agreement; were made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and may apply contractual standards of materiality or material adverse effect that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

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Additional information about the Company may be found elsewhere in this proxy statement/prospectus and the Company’s other public filings. Please see the section of this proxy statement/prospectus entitled “Where You Can Find More Information.”

The Business Combination

Pursuant to the Merger Agreement, Merger Sub I will merge with and into Lygos, Merger Sub I will cease to exist, and Lygos will become a direct, wholly owned subsidiary of the Company. We refer to this transaction as the “First Merger,” and Lygos, following the First Merger, is sometimes referred to as the “First Step Surviving Corporation.” Next, as part of the same overall transaction, Lygos will merge with and into Merger Sub II, Lygos will cease to exist, and Merger Sub II will survive as a direct, wholly owned subsidiary of the Company under the name “Lygos, Inc.,” which we sometimes refer to as the Final Surviving Entity. We refer to this second transaction as the “Second Merger.” We also refer to both mergers as the “Merger” or “Business Combination.”

The Contemplated Transactions were approved by the boards of directors of both the Company and Lygos.

Closing and Effective Time of the Merger

Unless the Merger Agreement is earlier terminated pursuant to the terms thereof, and subject to the satisfaction or waiver of the conditions set forth therein and described in the section of this proxy statement/prospectus entitled “—Conditions to Closing the Business Combination,” the closing of the Merger (the “Closing”) shall take place as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions to Closing set forth the Merger Agreement, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as the Company and Lygos may mutually agree in writing, provided that if all the conditions to Closing set forth in the Merger Agreement shall not have been satisfied or waived on such second Business Day, then the Closing shall take place on the first subsequent Business Day on which all such conditions shall have been satisfied or waived. The date on which the Closing actually takes place is referred to as the “Closing Date.” On the Closing Date, the parties to the Merger Agreement shall cause the First Merger to be consummated by (a) filing a certificate of merger substantially in the form attached to the Merger Agreement as Exhibit C, which we refer to as the “First Certificate of Merger,” with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the Delaware General Corporation Law (“DGCL”) and (b) making all other filings and recordings required under the DGCL. The term “Effective Time” means the time of the filing of the First Certificate of Merger, or, if different, the time of effectiveness thereof that is specified therein. Promptly following the Effective Time, but in no event later than two (2) Business Days thereafter, the Company, the First Step Surviving Corporation and Merger Sub II shall cause a certificate of merger in accordance with the relevant provisions of the DGCL in substantially the form attached to the Merger Agreement as Exhibit D to be filed with the Secretary of State of Delaware.

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Consideration to be received in the Business Combination

Subject to the terms and conditions of the Merger Agreement, at the Effective Time each other outstanding share of Lygos capital stock, other than any shares of Lygos capital stock held as treasury stock prior to the Effective Time, which stock will be canceled and retired without payment of any consideration, will be converted solely into the right to receive a portion of the Merger Shares. This portion will be determined in accordance with the Lygos Certificate of Incorporation as applicable to an “Acquisition”, which term is defined in the Lygos Certificate of Incorporation to refer to a change of control of Lygos, and outstanding SAFEs. Prior to the Effective Time, the Lygos Certificate of Incorporation will be amended to provide that the Merger will constitute an Acquisition.

Subject to the terms and conditions of the Merger Agreement, at the Effective Time, each Lygos option that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) will automatically be assumed by FSI and converted into a Rollover Option. The number of FSI Common Shares subject to each Rollover Option will be determined by multiplying the number of shares of Lygos common stock subject to each Lygos option by an exchange ratio equal to the exchange ratio determining the fraction of a Merger Share issuable in the Merger per share of Lygos common stock. The resulting number will be rounded down to the nearest whole number of FSI Common Shares.

Prior to the Effective Time, unless otherwise determined by Lygos in its sole discretion, Lygos will use commercially reasonable efforts to enter into a SAFE Conversion Agreement with each SAFE Party that has entered into a SAFE. Such an agreement will provide that each SAFE will be terminated, effective as of immediately prior to the Effective Time. Each SAFE Party would receive the number of shares of Lygos common stock set forth and agreed to by the SAFE Party in the applicable SAFE Conversion Agreement.

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The maximum number of FSI Common Shares issuable in the Merger will not exceed the total number of FSI Capital Shares on a fully diluted basis outstanding as of the end of the last trading day of the FSI Common Shares on the NYSE American before the Effective Time multiplied by two.

Immediately following the Effective Time of the Merger, the former stockholders of Lygos are expected to own approximately 66.7% of the outstanding shares of the combined company. Upon closing, Eric Steen will serve as the CEO and a member of the board of directors for the combined company. Daniel O’Brien has entered into a five-year employment agreement to continue overseeing the Company’s existing business activities. Lygos’ current CFO, Bryce Dille, and CTO, Nick Ohler, will retain these respective roles in the combined company. Also, in connection with the Merger, upon closing, all current directors of the Company will resign, subject to the Company’s shareholders electing new directors designated by Lygos.

Procedures for Exchanging Shares

As promptly as reasonably practicable following the date of the Merger Agreement, but in no event later than ten (10) Business Days prior to the Closing Date, the Company shall appoint an exchange agent mutually agreed upon by FSI and the Company, which we refer to as the “Exchange Agent,” and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging Lygos stock certificates, if any, representing the Lygos capital stock and each share of Lygos capital stock held in book-entry form on the stock transfer books of Lygos immediately prior to the Effective Time, in either case, for the portion of the Merger Shares issuable in respect of such Lygos capital stock pursuant to the Merger Agreement and on the terms and subject to the other conditions set forth in the Merger Agreement. Each of the Company and Lygos shall mutually agree to the provisions of, and any changes to the Letter of Transmittal in order to satisfy any requirements of the Exchange Agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed). “Letter of Transmittal” means a letter of transmittal in customary form and containing such provisions as the Company and Lygos shall reasonably agree (including (a) a provision confirming that delivery of Lygos stock certificates (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), if any, shall be effected, and risk of loss and title to Lygos stock certificates shall pass, only upon delivery of such Lygos stock certificates or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal, if any, to the Company), and (b) a general release of all claims against Lygos and the Company.

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Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), the Company shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, to the Lygos stockholders (i) the Letter of Transmittal; and (ii) instructions for use in effecting the surrender of Lygos stock certificates, if any, in exchange for certificates representing the Merger Shares and the Fractional Share Amount. Upon surrender of a Lygos stock certificate or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal, if any, to the Exchange Agent for exchange, together with a duly executed Letter of Transmittal and such other documents as may be reasonably required by the Company or the Exchange Agent, (A) the holder of such Lygos capital stock shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Merger Shares that such holder has the right to receive (and the Fractional Share Amount) pursuant to the Merger Agreement; and (B) the Lygos stock certificate, if any, so surrendered shall be canceled. If any certificates evidencing shares of Merger Shares are to be issued in a name other than that in which the surrendered Lygos stock certificate or the transferred Lygos common stock is registered, it shall be a condition of the issuance thereof that the Lygos stock certificate so surrendered or the transferred Lygos common stock shall be properly endorsed or accompanied by an executed form of assignment separate from the Lygos stock certificate or shall otherwise be in proper form for transfer, and that the Person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a new certificate or transfer for shares of Merger Shares in any name other than that of the registered holder of the Lygos stock certificate surrendered or the transferred Lygos capital stock or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. “Person” means any individual, corporation, firm, partnership, joint venture, association, trust, company, Governmental Authority, syndicate, body corporate, unincorporated organization, or other legal entity, or any governmental agency or political subdivision thereof.

If a properly completed and duly executed Letter of Transmittal, together with any Lygos stock certificate (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), if any, is delivered to the Exchange Agent in accordance with the Merger Agreement (i) at least one (1) Business Day prior to the Closing Date, then the Company and Lygos shall take all necessary actions to cause the applicable portion of the Merger Shares to be delivered to the applicable holder of Lygos capital stock on the Closing Date, or (ii) less than one (1) Business Day prior to the Closing Date, then the Company and Lygos (or the Final Surviving Entity) shall take all necessary actions to cause the applicable portion of the Merger Shares to be delivered to the applicable holder of Lygos capital stock within two (2) Business Days after such delivery.

Any portion of the Merger Shares not obtained by the holders of Lygos capital stock twelve (12) months following the Closing Date shall be delivered to the Company or as otherwise instructed by the Company, and any holders of Lygos capital stock who have not exchanged his, her or its Lygos capital stock for the applicable portion of the Merger Shares prior to that time shall thereafter look only to the Company for the issuance of the applicable portion of the Merger Shares, without any interest thereon. No party to the Merger Agreement or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any portion of the Merger Shares remaining unclaimed by the holders of Lygos capital stock immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Company free and clear of any claims or interest of any Person previously entitled thereto. “Law” or “Laws” means any federal, state, local, municipal, foreign (including foreign political subdivisions) or other law, order, statute, constitution, principle of common law or equity, resolution, ordinance, code, writ, edict, decree, consent, approval, concession, franchise, permit, rule, regulation, judicial or administrative ruling, franchise, license, judgment, injunction, treaty, convention or other governmental certification, authorization or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority, and the term “applicable” with respect to such Laws and in the context that refers to one or more Persons means that such Laws apply to such Person or Persons or its or their business, undertaking, property or security and put into effect by or under the authority of a Governmental Authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or security. “Governmental Authority” means any U.S. or foreign, federal, state, or local governmental commission, board, body, bureau, or other regulatory authority, agency, including courts and other judicial bodies, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

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No dividends or other distributions declared or made with respect to Merger Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Lygos stock certificate with respect to the Merger Shares that such holder has the right to receive in the Merger until such holder surrenders such Lygos stock certificate (or complies with the lost stock provisions) in accordance with the Merger Agreement (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).

Withholding

Each of the Company, Merger Subs, Lygos and the Final Surviving Entity shall be entitled to deduct and withhold, from any consideration payable or otherwise deliverable under the Merger Agreement to any holder of record of any Lygos capital stock immediately prior to the Effective Time or any other Person who is entitled to receive Merger Shares and/or a Fractional Share Amount pursuant to the Merger Agreement, such amounts as are required to be withheld or deducted under the United States Internal Revenue Code of 1986, as amended, which we refer to as the Code, or any other state, local or foreign Tax Law with respect to the making of such payment; provided, that the person responsible for the withholding shall notify the recipient of any such payment of any such withholding requirement prior to making any such withholding and shall use commercially reasonable efforts to reduce or eliminate such withholding obligation. To the extent that amounts are so withheld or deducted and timely paid to the applicable Governmental Authority, such withheld or deducted amounts shall be treated for all purposes of the Merger Agreement as having been paid to the Person(s) to whom such amounts would otherwise have been paid.

“Tax” or “Taxes” means any and all taxes, customs, duties, tariffs, deficiencies, assessments, levies, or other like governmental charges, including, without limitation, taxes based upon or measured by income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security (or similar), unemployment, disability, occupation, premium, windfall, use, service, service use, license, net worth, payroll, pension, franchise, environmental (including taxes under Section 59A of the Code), severance, transfer, capital stock and recording taxes and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local, or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined, or any other basis; and such term shall include any interest, fines, penalties, or additional amounts attributable to, or imposed upon, or with respect to, any such amounts, whether disputed or not, and shall also include any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person.

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Representation and Warranties

Company and Merger Subs Representations and Warranties

The Company and the Merger Subs have made representations and warranties to Lygos in the Merger Agreement relating to the following matters:

●	Organization

●	Capitalization

●	Authority

●	Non-Contravention; Consents

●	SEC Filings; Financial Statements

●	Absence of Changes

●	Title to Assets

●	Properties

●	Intellectual Property

●	Material Contracts

●	Absence of Undisclosed Liabilities

●	Compliance with Laws; Regulatory Compliance

●	Taxes and Tax Returns

●	Employee Benefit Programs

●	Labor and Employment Matters

●	Environmental Matters

●	Insurance

●	Government Programs

●	Transactions with Affiliates

●	Legal Proceedings; Orders

●	Inapplicability of Anti-Takeover Statutes

●	Vote Required

●	No Financial Advisor

●	Disclosure; Company Information

●	Data Privacy and Security

●	Reporting Status and Applicable Canadian Securities Laws Matters

●	Exclusivity of Representations and Warranties

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Definition of FSI Material Adverse Effect

Many of the Company’s representations and warranties in the Merger Agreement are qualified by a “FSI Material Adverse Effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct has or would reasonably be expected to have, an FSI Material Adverse Effect). For purposes of the Merger Agreement, “FSI Material Adverse Effect” means any change, circumstance, condition, development, effect, event, occurrence, result or state of facts that, individually or when taken together with any other such change, circumstance, condition, development, effect, event, occurrence, result or state of facts, has or would reasonably be expected to (a) have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, except that none of the following shall be taken into account in determining whether there has been an FSI Material Adverse Effect: (i) changes affecting the industry in the jurisdictions the Company operates; (ii) changes in general economic or business conditions in the jurisdictions in which the Company operates; (iii) changes in the financial, credit, banking or securities market (including any disruption thereof and any decline in the price of any security or market index); (iv) any outbreak of any military conflict, declared or undeclared war, armed hostilities, or acts of terrorism in the jurisdictions in which the Company operates, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack in the jurisdiction in which the Company operates; (v) any acts of God, calamities, including weather events, fires, natural disasters and earthquakes, or any epidemics, pandemics, contagious disease outbreaks (such as COVID-19) or public health emergencies; (vi) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof; (vii) changes, effects or circumstances resulting from the announcement or pendency of the Merger Agreement or the consummation of the Contemplated Transactions or compliance with the terms of the Merger Agreement; (viii) any changes in or affecting research and development, clinical trials or other drug development activities conducted by or on behalf of the Company in respect of any of Company products or any other product candidates; (ix) any specific action taken at the written request of the Company or expressly required by the Merger Agreement; or (b) prevent or materially delay the ability of the Company and or the Merger Subs to consummate the Contemplated Transactions.

Lygos Representations and Warranties

Lygos has made representations and warranties to the Company and the Merger Subs in the Merger Agreement relating to the following matters:

●	Organization

●	Capitalization

●	Authority

●	Non-Contravention; Consents

●	Financial Statements

●	Absence of Changes

●	Title to Assets

●	Properties

●	Intellectual Property

●	Material Contracts

●	Absence of Undisclosed Liabilities

●	Compliance with Laws; Regulatory Compliance

●	Taxes and Tax Returns

●	Employee Benefit Programs

●	Labor and Employment Matters

●	Environmental Matters

●	Insurance

●	Legal Proceedings; Orders

●	Inapplicability of Anti-Takeover Statutes

●	Vote Required

●	No Financial Advisor

●	Disclosure; Company Information

●	Data Privacy and Security

●	Exclusivity of Representations and Warranties

●	Government Programs

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Definition of Lygos Material Adverse Effect

Many of Lygos’ representations and warranties in the Merger Agreement are qualified by a “Lygos Material Adverse Effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct has or would reasonably be expected to have, a Lygos Material Adverse Effect). For purposes of the Merger Agreement, “Lygos Material Adverse Effect” means any change, circumstance, condition, development, effect, event, occurrence, result or state of facts that, individually or when taken together with any other such change, circumstance, condition, development, effect, event, occurrence, result or state of facts, has or would reasonably be expected to (a) have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Lygos and it direct and indirect subsidiaries, taken as a whole, except that none of the following shall be taken into account in determining whether there has been a Lygos Material Adverse Effect: (i) changes affecting the industry in the jurisdictions the Lygos business operates; (ii) changes in general economic or business conditions in the jurisdictions in which the Lygos business operates; (iii) changes in the financial, credit, banking or securities market (including any disruption thereof and any decline in the price of any security or market index); (iv) any outbreak of any military conflict, declared or undeclared war, armed hostilities, or acts of terrorism in the jurisdictions in which the Lygos business operates, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack in the jurisdiction in which the Lygos business operates; (v) any acts of God, calamities, including weather events, fires, natural disasters and earthquakes, or any epidemics, pandemics, contagious disease outbreaks (such as COVID-19) or public health emergencies; (vi) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof; (vii) changes, effects or circumstances resulting from the announcement or pendency of the Merger Agreement or the consummation of the Contemplated Transactions or compliance with the terms of the Merger Agreement; (viii) any changes in or affecting research and development, clinical trials or other drug development activities conducted by or on behalf of Lygos and its direct and indirect subsidiaries in respect of any of Lygos’ and its direct and indirect subsidiaries’ products or any other product candidates; (ix) any specific action taken (or omitted to be taken) at the request of the Company or the Merger Subs or expressly required by the Merger Agreement; and (x) any existing event, occurrence or circumstance of which the Company has knowledge as of the date hereof; or (b) prevent or materially delay the ability of Lygos to consummate the Contemplated Transactions.

No Survival

None of the representations, warranties, covenants, obligations or other agreements in the Merger Agreement or in any certificate, statement or instrument delivered pursuant to the Merger Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained in the Merger Agreement that by their terms expressly apply in whole or in part after the Closing, including:

●	the Parties’ agreements regarding all rights to indemnification, exculpation and advancement of expenses now existing in favor of, and all limitations on the personal liability of, each present and former director, officer, employee, fiduciary, or agent of the Company or Lygos provided for in the respective organizational documents in effect as of the date the Merger Agreement will continue to be honored and in full force and effect for a period of six (6) years after the Effective Time;

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●	the Company’s agreement not to take any action or fail to take any action (and to prevent the Final Surviving Entity from taking any action or failing to take any action) following the Closing that would cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

●	the Parties’ agreement to cooperate with each other regarding the tax treatment of the Merger;

●	the Company’s agreement to file all Tax returns and reports in a manner consistent with its treatment as a corporation for United States federal income tax purposes and as a “surrogate foreign corporation” under Section 7874(b) of the Code that is treated as a United States corporation for United States federal income tax purposes and to not take any action that would adversely affect such treatment;

●	the Parties’ agreement to cooperate reasonably with each other and provide each other with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of their obligations under the Merger Agreement and to enable the combined entity to continue to meet its obligations following the Closing; and

●	the Company’s agreement to file a registration statement on Form S-8, to the extent such form is available, for the FSI Common Shares issuable with respect to each Rollover Option assumed by the Company in the Merger, and the FSI Common Shares issuable pursuant to the Equity Incentive Plan, as soon as administratively practicable following the Effective Time, but in any event no later than thirty (30) calendar days following the Closing Date, and to exercise reasonable best efforts to maintain the effectiveness of such registration statement for so long as any of such Rollover Options remain outstanding; and

●	the miscellaneous provisions set forth in the Merger Agreement, including the provisions regarding (i) non-survival of representations, warranties and covenants, (ii) amendment of the Merger Agreement, (iii) waiver under the Merger Agreement, (iv) entire agreement, counterparts and exchanges by facsimile, (v) applicable law and jurisdiction, (vi) waiver of jury trial, (vii) attorneys’ fees, (viii) assignability, (ix) notices, (x) severability, (xi) other remedies and specific performance and (xii) construction.

“Party” or “Parties” means FSI, the Merger Subs and the Company.

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Conduct of Business Pending Consummation of the Business Combination; Covenants

Operation of the Company’s Business

Other than as expressly contemplated by the Merger Agreement or as set forth in the written disclosure schedule delivered by the Company to Lygos, which we refer to as the “FSI Disclosure Schedule,” during the period commencing on the date of the Merger Agreement and ending at the earlier of the date of termination of the Merger Agreement and the Effective Time, which we refer to as the “Pre-Closing Period,” the Company has agreed to conduct its business and operations in the Ordinary Course of Business, and shall not, nor it shall it cause or permit any subsidiary of the Company to, do any of the following, without the prior written consent of Lygos:

●	declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for the FSI Common Shares from terminated employees of the Company);

●	except for contractual commitments in place at the time of the Merger Agreement and disclosed in the FSI Disclosure Schedule, and other than as contemplated by the Contemplated Transactions, sell, issue or grant, or authorize the issuance of (a) any capital stock or other security (except for the FSI Common Shares issued upon the valid exercise of outstanding Company stock options); (b) any option, warrant or right to acquire any capital stock or any other security; or (c) any instrument convertible into or exchangeable for any capital stock or other security;

●	amend the articles of continuance, certificate of incorporation, bylaws or other charter or organizational documents of the Company or any subsidiary of the Company, except as contemplated by the Merger Agreement in connection with the Contemplated Transactions, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as related to the Contemplated Transactions;

●	form any new subsidiary or acquire any equity interest or other interest in any other Person;

●	other than in the Ordinary Course of Business, lend money to any Person; incur or guarantee any Indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; or guarantee any debt securities of others;

●	other than in the Ordinary Course of Business or the Equity Incentive Plan in connection with the Contemplated Transactions, and in observance of common practice for a similarly situated company (a) adopt, establish or enter into any Employee Program; (b) cause or permit any Company Employee Program to be amended other than as required by Law; or (c) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees

●	acquire any material asset nor sell, lease or otherwise irrevocably dispose of any of its material assets or properties, nor grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

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●	make, change or revoke any material Tax election; file any material amendment to any Tax Return; adopt or change any accounting method in respect of Taxes; change any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business and the primary purpose of which does not relate to Taxes; enter into any closing agreement with respect to any material Tax liability; settle or compromise any claim, notice, audit report or assessment in respect of any material Tax liability; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a refund of a material amount of Taxes; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

●	enter into, amend or terminate any material contract of the Company;

●	commence a lawsuit other than (a) for routine collection of bills, (b) in such cases as the Company in good faith determines that failure to commence such lawsuit would result in the material impairment of a valuable aspect of the Company’s and/or any subsidiary of the Company’s business, subject to prior review and approval (with such approval not to be unreasonably withheld) by Lygos or (c) for a breach of the Merger Agreement;

●	fail to make any material payment with respect to any of the Company’s accounts payable or Indebtedness in a timely manner in accordance with the terms thereof and consistent with past practices;

●	except as permitted by Section 4.5 of the Merger Agreement, participate in negotiations for, or initiate, solicit, seek or knowingly encourage or support, any inquiries, proposals or offers relating to, any potential transaction or series of transactions involving any acquisition of an equity interest in any Person, or the purchase or license of any assets or properties;

●	agree to take, take or permit any subsidiary of the Company to take or agree to take, any of the foregoing specified actions; or

●	amend the Articles of Continuance of FSI, as amended (the “FSI Articles”) or the approved A&R Bylaws.

Notwithstanding any other provision of the Merger Agreement, prior to the Closing, the Company may accelerate the vesting in full of all then outstanding FSI Stock Options.

Operation of Lygos’ Business

Other than as expressly contemplated by the Merger Agreement or as set forth in the written disclosure schedule delivered by Lygos to the Company, which we refer to as the “Lygos Disclosure Schedule,” during the Pre-Closing Period, Lygos has agreed to conduct its business and operations in the Ordinary Course of Business, and shall not, nor it shall it cause or permit any subsidiary of Lygos to, do any of the following, without the prior written consent of the Company:

●	declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of Lygos common stock from terminated employees of Lygos);

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●	amend the charter or organizational documents of Lygos, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as related to the Contemplated Transactions;

●	except for contractual commitments in place at the time of the Merger Agreement and disclosed in Section 4.4(b)(iii) of the Lygos Disclosure Schedule, sell, issue grant, or authorize the issuance of, or make any commitments to do any of the foregoing, other than as contemplated by the Contemplated Transactions (a) any capital stock or other security; (b) any option, warrant or right to acquire any capital stock or any other security; or (c) any instrument convertible into or exchangeable for any capital stock or other security;

●	form any subsidiary or acquire any equity interest or other interest in any other Person;

●	other than in the Ordinary Course of Business, lend money to any Person; incur or guarantee any Indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or make any capital expenditure or commitment in excess of $250,000;

●	other than in the Ordinary Course of Business, and in observance of common practice for a similarly situated company (a) adopt, establish or enter into any Employee Program; (b) cause or permit any Employee Program to be amended other than as required by Law; or (c) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

●	acquire any material asset nor sell, lease or otherwise irrevocably dispose of any of its assets or properties, nor grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

●	make, change or revoke any material Tax election; file any material amendment to any Tax Return; adopt or change any accounting method in respect of Taxes; change any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business and the primary purpose of which does not relate to Taxes; enter into any closing agreement with respect to any material Tax liability; settle or compromise any claim, notice, audit report or assessment in respect of any material Tax liability; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a refund of a material amount of Taxes; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

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●	enter into, amend or terminate any material contract of Lygos;

●	commence a lawsuit other than (a) for routine collection of bills, (b) in such cases as Lygos in good faith determines that failure to commence such lawsuit would result in the material impairment of a valuable aspect of Lygos’ business, subject to prior review and approval (with such approval not to be unreasonably withheld) by the Company or (c) for a breach of the Merger Agreement;

●	fail to make any material payment with respect to any of Lygos’ accounts payable or Indebtedness in a timely manner in accordance with the terms thereof and consistent with past practices; or

●	agree to take, take, or permit any subsidiary of Lygos to take or agree to take any of the foregoing specified actions.

The Proxy Statement/Prospectus

The Parties agreed that as promptly as reasonably practicable after the date of the Merger Agreement, the Company and Lygos would prepare, mutually agree upon and the Company would file with the SEC this registration statement on Form S-4 relating to the Shareholder Meeting, to be held in connection with the Merger, and containing the proxy statement/prospectus in connection with the registration under the Securities Act of the Merger Shares. The Company is solely responsible for all filing fees and costs required to be paid in connection therewith. Each of the Company and Lygos agreed to use their commercially reasonable best efforts (i) to cause the proxy statement/prospectus to comply with the applicable rules and regulations promulgated by the SEC; and (ii) to promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff. Each of the Company, the Merger Subs and Lygos agreed to furnish all information concerning itself and their subsidiaries, as applicable, to the other parties as the other parties may reasonably request in connection with such actions and the preparation of the proxy statement/prospectus. As promptly as practicable after the date of the Merger Agreement, and in no event later than thirty (30) days after the date of the Merger Agreement, Lygos agreed to (i) furnish to the Company all such information concerning Lygos to be included in the proxy statement/prospectus, and (ii) cooperate with the Company to file the proxy statement/prospectus with the SEC within such thirty (30) day period. The Company agreed to use commercially reasonable best efforts to cause the proxy statement/prospectus to be mailed or made available to its shareholders as promptly as practicable, and in no event later than five (5) Business Days, after the proxy statement/prospectus is declared effective by the SEC. Each of Lygos and the Company shall use commercially reasonable best efforts to cause all information that it is responsible for providing for inclusion in documents filed with the SEC in connection with the Contemplated Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. If the Company, the Merger Subs or Lygos become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the proxy statement/prospectus, as the case may be, then such party, as the case may be, shall promptly inform the other parties thereof and shall cooperate with such other parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Company shareholders.

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Notwithstanding anything to the contrary stated above, prior to filing and mailing, as applicable, the proxy statement/prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, or making or disseminating any other communication to its shareholders regarding the Contemplated Transactions, the Company shall provide Lygos a reasonable opportunity to review and comment on such document or response and shall discuss with Lygos and include in such document or response, comments reasonably and promptly proposed by Lygos. The Company will advise Lygos, promptly after the Company receives notice thereof, of the clearance of the proxy statement/prospectus by the SEC or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Merger Shares for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the proxy statement/prospectus or for additional information.

The Special Meeting and the Proposals

The Company agreed to take all action necessary in accordance with applicable Laws and its organizational documents to call, give notice of, convene and hold the Special Meeting to consider and vote on the Proposals. The Special Meeting shall be held (on a date selected by the Company in consultation with Lygos) as promptly as practicable, and in any event not later than forty-five (45) days after the date that the definitive proxy statement/prospectus is filed with the SEC. If on the scheduled date of the Special Meeting, the Company has not obtained the FSI Shareholder Approval, the Company shall have the right to adjourn or postpone the Special Meeting to a later date or dates, such later date or dates not to exceed thirty (30) days from the original date that the Special Meeting was scheduled for the approval of the Proposals. The FSI Shareholder Approval means the affirmative vote of the holders of a majority of the votes properly cast at the Special Meeting in respect of the Proposals.

The board of directors of the Company shall recommend that the Company shareholders approve the Proposals, and the Company shall include such recommendation in the proxy statement/prospectus.

The Company shall use its reasonable efforts to solicit from the Company shareholders proxies in favor of the Proposals and shall take all other action necessary or advisable to secure the FSI Shareholder Approval.

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The Lygos Board Recommendation and Lygos Stockholder Consent

Lygos agreed that (A) Lygos’ board of directors shall unanimously recommend that the holders of Lygos common stock and Lygos preferred stock take action by written consent to approve the Merger, (B) the statement or information provided to the holders of Lygos common stock and Lygos preferred stock shall include a statement to the effect that the board of directors of Lygos recommends that the Lygos stockholders take action by written consent to approve the Merger (the recommendation of the Lygos board of directors that the Lygos stockholders approve the Merger being referred to as the “Lygos Board Recommendation”); and (C) the Lygos Board Recommendation shall not be withdrawn or modified in a manner adverse to the Company, and no resolution by the board of directors of Lygos or any committee thereof to withdraw or modify the Lygos Board Recommendation in a manner adverse to the Company shall be adopted or proposed.

In connection with the solicitation of the Lygos Stockholder Written Consent from its stockholders to adopt the Merger Agreement and approve the Merger, Lygos shall furnish to the Company within forty-eight (48) hours after the date that the definitive proxy statement/prospectus is filed with the SEC and the Lygos stockholders are notified of such fact a copy of such executed Lygos Stockholder Written Consent. The “Lygos Stockholder Written Consent” means (a) the irrevocable adoption of the Merger Agreement and approval of the Merger and (b) specified undertakings, representations, warranties, releases and waivers, pursuant to a written consent in a form reasonably acceptable to the Company, signed by the minimum stockholders required to approve the forgoing actions, pursuant to and in accordance with the applicable provisions of the DGCL and Lygos’ organizational documents.

Promptly after the date of the Merger Agreement, and in no case later than ten (10) days after obtaining the Lygos Stockholder Approval, Lygos shall deliver (in any manner permitted by applicable Laws) to each Lygos stockholder notice of the Lygos stockholders’ approval and adoption of the Merger Agreement and, if applicable, the consummation of the Contemplated Transactions, in compliance with Section 228(e) of the DGCL. The “Lygos Stockholder Approval” means the affirmative vote (or action by written consent) of (a) the holders of a majority of the outstanding shares of the Senior Preferred Stock (voting together as a single class on an as-converted basis), as defined in the Certificate of Incorporation of Lygos, (b) the holders of the majority of the outstanding shares of the Series B Preferred Stock and the Series B-2 Preferred Stock (voting together as a single class on an as-converted basis), as such terms are defined in the Certificate of Incorporation of Lygos, and (c) the holders of a majority of all of the outstanding shares of Lygos capital stock.

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Exclusivity

From the date of the Merger Agreement and ending on the earlier of (a) the Closing and (b) the termination of the Merger Agreement, the Parties shall not, and shall cause their respective subsidiaries and its and their respective representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any sale of any material assets of such Party or any of the outstanding capital stock or any conversion, consolidation, liquidation, dissolution or similar transaction involving such Party or any of such Party’s subsidiaries other than with the other Parties to the Merger Agreement and their respective representatives, any such transaction is referred to as an “Alternative Transaction,” (ii) enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided that the execution, delivery and performance of the Merger Agreement and the Contemplated Transactions shall not be deemed a violation of this provision. Each Party shall, and shall cause its subsidiaries and its and their respective affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. Each Party also agrees that it will promptly request each person (other than the Parties hereto and their respective representatives) that has prior to the date of the Merger Agreement executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all confidential information furnished to such person by or on behalf of it prior to the date of the Merger Agreement (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement). If a Party or any of its subsidiaries or any of its or their respective representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then such Party shall promptly (and in no event later than twenty-four (24) hours after such Party becomes aware of such inquiry or proposal) notify such Person in writing that such Party is subject to an exclusivity agreement with respect to the Contemplated Transactions that prohibits such Party from considering such inquiry or proposal, to the extent not inconsistent with the fiduciary duties of the Board of Directors of the Company or Lygos. Without limiting the foregoing, the Parties agree that any violation of the restrictions set forth in this provision by a Party or any of its subsidiaries or its or their respective affiliates or representatives shall be deemed to be a breach of this provision by such Party.

Certain Other Covenants

The Merger Agreement contains certain other covenants, including, among others, covenants related to:

●	The Company and Lygos providing reasonable access, subject to certain specified restrictions and conditions, to the other party and such other party’s representatives, books, records, and personnel.

●	The Company and Lygos cooperating with respect to any request for information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other applicable Antitrust Law.

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●	The Company agreeing to provide certain rights to indemnification, exculpation and advancement of expenses in favor of present and former directors, officers, employees, fiduciaries, and agents of the Company and Lygos for a period of six (6) years after the Effective Time.

●	Each of the Company and Lygos agreeing to use its reasonable best efforts to cooperate with each other to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger Agreement and the Contemplated Transactions.

●	Each of the Company and Lygos agreeing not to issue any press release or make any disclosure regarding the Merger or any of the Contemplated Transactions without the other party’s approval unless required by applicable Law.

●	The Company agreeing to use its commercially reasonable efforts to cause the Merger Shares being issued in the Merger to be approved for listing (subject to notice of issuance) on the NYSE American at or prior to the Effective Time.

●	Each of the Company and Lygos agreeing not to take any action that would cause the merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

●	Each of the Company and Lygos agreeing to cooperate reasonably with the other party and provide the other party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each party of their obligations under the Merger Agreement and to enable the combined entity to continue to meet its obligations following the Closing.

●	The officers and directors of Lygos, Inc.

●	Until the earlier of the termination of the Merger Agreement in accordance with its terms or the Effective Time, the Company, on the one hand, and Lygos, on the other hand, agreeing to give the other party the opportunity to participate in the defense or settlement of any stockholder or shareholder litigation relating to the Merger Agreement or any of the Contemplated Transactions, and to not settle any such litigation without the other party’s written consent, which will not be unreasonably withheld, conditioned or delayed.

●	To the extent the equity securities of the Company resulting from the Contemplated Transactions, including the Merger Shares, are intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Board of Directors of the Company will use reasonable efforts to approve in advance of Closing any acquisitions and/or dispositions of equity securities of the Company resulting from the Contemplated Transactions by each Person who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act as a result of the Contemplated Transactions) with respect to equity securities of the Company.

●	The Company shall file a registration statement on Form S-8, to the extent such form is available, for the FSI Common Shares issuable with respect to each Rollover Option assumed by the Company in the Merger, and the FSI Common Shares issuable pursuant to the Equity Incentive Plan, as soon as administratively practicable following the Effective Time, but in any event no later than thirty (30) calendar days following the Closing Date, and shall exercise reasonable best efforts to maintain the effectiveness of such registration statement for so long as any of such Rollover Options remain outstanding.

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Conditions to Closing the Business Combination

Mutual Conditions to Closing

The obligations of each Party to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

●	No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Authority and remain in effect, and there shall not be any Law which has the effect of making the consummation of the Merger illegal.

●	The Merger Agreement, the Merger, and the other the Contemplated Transactions shall have been duly adopted and approved by the Lygos Stockholder Approval, including, but not limited to, the Key Lygos Stockholders’ written agreement to vote all of their shares pursuant to the Lygos Support Agreement, and (b) the Proposals shall have been duly approved by the FSI Shareholder Approval. The “Key Lygos Stockholders” means the stockholders of Lygos set forth on Schedule A of the Lygos Disclosure Schedule.

●	There shall not be any Legal Proceeding pending, or overtly threatened in writing, by an official of a Governmental Authority in which such Governmental Authority indicates that it intends to conduct any Legal Proceeding or taking any other action (a) challenging or seeking to restrain or prohibit the consummation of the Merger; (b) relating to the Merger and seeking to obtain from the Company, the Merger Subs or Lygos any damages or other relief that may be material to the Company or Lygos; or (c) seeking to prohibit or limit in any material and adverse respect a Party’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company. “Legal Proceeding” means any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice by any Person alleging potential liability.

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●	The Company’s proxy statement/prospectus on Form S-4 shall have been declared effective by the SEC. No stop order prohibiting the issuance of the Merger Shares shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority and no similar proceeding in respect of the proxy statement/prospectus shall have been initiated or threatened by the SEC or any other Governmental Authority.

●	The Merger Shares shall be listed on the NYSE American, or another national securities exchange mutually agreed to by the Parties, as of the Effective Time.

●	The Note Purchase Agreement and the Note issued thereunder shall be in full force and effect, and Lygos shall have received the purchase price related thereto as described in the Note Purchase Agreement.

The Company and Merger Subs Conditions to Closing

The obligations of the Company and the Merger Subs to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

●	The representations and warranties of Lygos contained in the Merger Agreement (a) (i) shall have been true and correct as of the date of the Merger Agreement, except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date) and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date, except in each case where the failure to be true and correct has not had, and would not reasonably be expected to have, a Lygos Material Adverse Effect, and (b) the representation and warranties of Lygos contained in Section 2.2 of the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the Closing Date, except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and (ii) for de minimis inaccuracies.

●	Each of the covenants and obligations in the Merger Agreement that Lygos is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by Lygos in all material respects.

●	The Company shall have received a certificate executed by the Chief Executive Officer of Lygos confirming that the conditions set forth in Sections 7.1 and 7.2 of the Merger Agreement have been duly satisfied.

●	Since the date of the Merger Agreement, there shall not have occurred any Lygos Material Adverse Effect.

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Lygos Conditions to Closing

The obligations of Lygos to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Lygos, at or prior to the Closing, of each of the following conditions:

●	The representations and warranties of the Company and the Merger Subs contained in the Merger Agreement (a) (i) shall have been true and correct as of the date of the Merger Agreement except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date) and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date, except in each case where the failure to be true and correct has not had, and would not reasonably be expected to have, an FSI Material Adverse Effect and (b) the representation and warranties of the Company and the Merger Subs contained in Section 3.2 of the Merger Agreement shall be true and correct as of the Merger Agreement and as of the Closing Date, except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and (ii) for de minimis inaccuracies.

●	All of the covenants and obligations in the Merger Agreement that the Company or the Merger Subs are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

●	Lygos shall have received a certificate executed by the Chief Executive Officer of the Company confirming that the conditions set forth in Sections 8.1 and 8.2 of the Merger Agreement have been duly satisfied.

●	Prior to the effectiveness of the proxy statement/prospectus, the Company Board of Directors shall approve and adopt the Equity Incentive Plan, in substantially the form attached to the Merger Agreement as Exhibit E and with any changes or modifications thereto as Lygos may determine in its sole discretion, reserving for grant thereunder an initial number of FSI Common Shares equal to (a) ten (10%) percent of the Company’s fully-diluted outstanding stock immediately after the Closing, (b) a five (5%) percent evergreen, and (c) the assumption and conversion of certain of Lygos’ stock options existing pre-Closing, including, for the avoidance of doubt, in the outstanding share calculation, the number of FSI Common Shares issuable upon the exercise or conversion of the Rollover Options that are issued and outstanding as of immediately prior to the Effective Time.

●	The directors of the Company immediately prior to the Closing shall have resigned as directors of the Company, effective as of the Closing, and Lygos shall have received a resignation letter from each such Person.

●	Since the date of the Merger Agreement, there shall not have occurred any FSI Material Adverse Effect.

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Termination of the Merger Agreement

The Merger Agreement may be terminated prior to the Effective Time (whether before or after adoption of the Merger Agreement by the Lygos stockholders and whether before or after approval of the Merger and issuance of Merger Shares in the Merger by the Company’s shareholders, unless otherwise specified below):

●	by mutual written consent of the Company and Lygos duly authorized by the Boards of Directors of the Company and Lygos;

●	by either the Company or Lygos if the Merger shall not have been consummated by September 30, 2022; provided, however, that the right to terminate the Merger Agreement under this provision shall not be available to any Party whose action or failure to act has been a principal cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of the Merger Agreement;

●	by either the Company or Lygos if a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

●	by the Company if the Lygos Stockholder Approval shall not have been obtained within forty-eight (48) hours after the date that the definitive proxy statement/prospectus is filed with the SEC;

●	by either the Company or Lygos if (i) the Special Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s shareholders shall have taken a final vote on the Proposals and (ii) the Proposals shall not have been approved at the Special Meeting (and shall not have been approved at any adjournment or postponement thereof) by the FSI Shareholder Approval; provided, however, that the right to terminate the Merger Agreement under this provision shall not be available to the Company where the failure to obtain the FSI Shareholder Approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of the Merger Agreement;

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●	by Lygos, upon a breach of any representation, warranty, covenant or agreement on the part of the Company or the Merger Subs set forth in the Merger Agreement, or if any representation or warranty of the Company or the Merger Subs shall have become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 of the Merger Agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in the Company’s, Merger Sub I’s, or Merger Sub II’s representations and warranties or breach by the Company or the Merger Subs is curable by the Company or the Merger Subs, then the Merger Agreement shall not terminate pursuant to this provision as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from Lygos to the Company or the Merger Subs of such breach or inaccuracy and (ii) the Company or the Merger Subs (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that the Merger Agreement shall not terminate pursuant to this provision as a result of such particular breach or inaccuracy if such breach by the Company or the Merger Subs is cured prior to such termination becoming effective); or

●	by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Lygos set forth in the Merger Agreement, or if any representation or warranty of Lygos shall have become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 of the Merger Agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided; that if such inaccuracy in Lygos’ representations and warranties or breach by Lygos is curable by Lygos then the Merger Agreement shall not terminate pursuant to this provision as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from the Company to Lygos of such breach or inaccuracy and (ii) Lygos ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that the Merger Agreement shall not terminate pursuant to this provision as a result of such particular breach or inaccuracy if such breach by Lygos is cured prior to such termination becoming effective).

Amendment of the Merger Agreement

The Merger Agreement may be amended with the approval of the respective Boards of Directors of the Company and Lygos at any time (whether before or after the adoption and approval of the Merger Agreement by the Lygos stockholders or before or after the approval of the Merger or issuance of shares of Merger Shares in the Merger); provided, however, that after any such adoption and approval by a Party’s stockholders or shareholders, no amendment shall be made which by Law requires further approval of the stockholders or shareholders of such Party without the further approval of such stockholders or shareholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company and Lygos.

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Governing Law; Consent to Jurisdiction

The Merger Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to the Merger Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties to the Merger Agreement (a) have agreed to irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any such action or proceeding arising out of or relating to the Merger Agreement brought by any Party thereto, and (b) have agreed not to commence any action or proceeding relating thereto except in the courts described above in Delaware, other than action or proceeding in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties has further agreed that notice as provided in the Merger Agreement shall constitute sufficient service of process and the Parties further waived any argument that such service is insufficient. Each of the Parties has irrevocably and unconditionally waived, and agreed not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to the Merger Agreement or the Contemplated Transactions, (x) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (y) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (z) that (i) the action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such action or proceeding is improper or (iii) the Merger Agreement, or the subject matter thereof, may not be enforced in or by such courts.

Expenses

Except as set forth in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

Certain Agreements Related to the Business Combination

Support Agreements

The following is a summary of the material terms and conditions of the support agreements. This summary does not purport to be complete and may not contain all of the information about the support agreements that is important to you. This summary is qualified in its entirety by reference to the complete text of the support agreements, copies of which are filed with this prospectus as Exhibits 10.3 through 10.9 and which are incorporated by reference into this proxy statement/prospectus. We encourage you to read the support agreements carefully and in their entirety.

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The representations, warranties, covenants and agreements described below and included in the support agreements were made only for purposes of the support agreements and as of specific dates, were solely for the benefit of the parties to the support agreement except as expressly stated therein and have been qualified by certain materiality qualifications contained in the support agreements, which may differ from what may be viewed as material by investors. In addition, the representations and warranties were included in the support agreements for the purpose of allocating contractual risk between the parties thereto rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. You should not rely on the representations, warranties, covenants or agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Lygos or the supporting stockholders or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the voting agreements. The support agreements are described below and incorporated into this proxy statement/prospectus by reference only to provide you with information regarding their terms and conditions and not to provide any other factual information regarding the Company’s business. Accordingly, the representations, warranties, covenants and other agreements in the support agreements should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding the Company and the Company’s business.

Additional information about the Company may be found elsewhere in this proxy statement/prospectus and the Company’s other public filings. Please see the section of this proxy statement/prospectus entitled “Where You Can Find More Information.”

FSI Support Agreements

Voting

In connection with the Merger Agreement, the officers and directors of the Company holding approximately 37% of the outstanding shares of the Company, which we refer to as the “FSI Supporting Shareholders,” have each entered into a support agreement in favor of Lygos, which we refer to as the “FSI Support Agreements.”

Pursuant to each FSI Support Agreement, until the termination of such FSI Support Agreement, each FSI Supporting Shareholder has agreed to cause its Subject Shares to be present in person or by proxy for purposes of constituting a quorum and vote, or cause to be voted, including by executing a written consent if requested by the Company, its Subject Shares in favor of granting the FSI Shareholder Approval and any other actions presented to the shareholders of the Company that are necessary and desirable in connection with the FSI Shareholder Approval and the Merger Agreement, the issuance of Merger Shares or any of the other transactions contemplated by the Merger Agreement. “Subject Shares” means the number of shares of FSI Common Shares set forth opposite the FSI Supporting Shareholder’s name on Schedule A of its FSI Support Agreement, together with any other capital shares of the Company acquired by the FSI Supporting Shareholder during the term of its FSI Support Agreement or held by another Person, including a trust, but under control by the FSI Supporting Shareholder.

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Each FSI Supporting Shareholder has further agreed to cause its Subject Shares to be present in person or by proxy for purposes of constituting a quorum and vote, or cause to be voted, including by executing a written consent if requested by the Company, its Subject Shares against (A) any Alternative Transaction or any other action, agreement or proposal made in opposition to or in competition with the consummation of the issuance of Merger Shares or any of the other transactions contemplated by the Merger Agreement, (B) any action, agreement or proposal involving the Company or any of its subsidiaries that would reasonably be expected to result in a breach of any covenant, representation or warranty of FSI or the Merger Subs under the Merger Agreement and (C) any amendment of the certificate of incorporation or bylaws of the Company or any other action, agreement or proposal involving the Company or any of its subsidiaries that would in any manner impede, frustrate, prevent or nullify any provision of the Merger Agreement, the issuance of Merger Shares or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of the capital shares of the company.

Each FSI Supporting Shareholder has further agreed to vote, or cause to be voted, its Subject Shares, from time to time and at all times (unless the Company otherwise consents in writing), in whatever manner recommended by the Company’s board of directors as reflected in any Company proxy or information statement in connection with such vote. Each FSI Supporting Shareholder shall be present in person or represented by proxy at all meetings of shareholders of the Company so that the Subject Shares may be counted for the purpose of determining the presence of a quorum at such meetings.

Each FSI Supporting Shareholder has covenanted and agreed that, except for the FSI Support Agreement, such FSI Supporting Shareholder (i) has not entered into, and shall not enter into at any time while the Merger Agreement remains in effect, any voting agreement or voting trust with respect to the Subject Shares of such FSI Supporting Shareholder, (ii) has not granted, and shall not grant at any time while the Merger Agreement remains in effect, a proxy, consent or power of attorney with respect to the Subject Shares of such Shareholder (except pursuant to any irrevocable proxy card delivered to the Company directing that the Subject Shares of such FSI Supporting Shareholder be voted in accordance with this provision) and (iii) has not taken and shall not knowingly take any action that would make any representation or warranty of such FSI Supporting Shareholder contained in the FSI Support Agreement untrue or incorrect or have the effect of preventing or disabling such FSI Supporting Shareholder from performing any of its obligations under the FSI Support Agreement. Each FSI Supporting Shareholder represented that all proxies, powers of attorney, instructions or other requests given by such FSI Supporting Shareholder prior to the execution of the FSI Support Agreement in respect of the voting of such FSI Supporting Shareholder’s Subject Shares, if any, are not irrevocable and such FSI Supporting Shareholder revoked (and shall cause to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to such FSI Supporting Shareholder’s Subject Shares.

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By entering into an FSI Support Agreement, each FSI Supporting Shareholder has irrevocably appointed Lygos, and any individual designated by Lygos, and each of them individually, as the FSI Supporting Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such FSI Supporting Shareholder, to vote its Subject Shares, or grant a consent or approval in respect of its Subject Shares, if such FSI Supporting Shareholder has not voted such Subject Shares at least five (5) Business Days prior to the applicable voting deadline.

Restrictive Covenants

Each FSI Supporting Shareholder shall not, directly or indirectly, (i) Transfer (as defined below) or enter into any Contract, option or other arrangement or understanding (excluding any profit sharing agreement or any other arrangement that constitutes a Transfer of the economic (but not the voting) interest in such Subject Shares) with respect to the Transfer of, any of its Subject Shares to any Person, (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any of its Subject Shares, (iii) take any other action that would make any representation or warranty of the FSI Supporting Shareholder contained in the FSI Support Agreement untrue or incorrect or would in any way restrict, limit or interfere with the performance of the FSI Supporting Shareholder’s obligations hereunder or (iv) commit or agree to take any of the foregoing actions; provided, however, that, notwithstanding the foregoing, nothing in the FSI Support Agreements shall be deemed to prohibit the FSI Supporting Shareholders from selling or disposing of Subject Shares (i) pursuant to any plan of the Company, existing or as contemplated by the Merger Agreement and Contemplated Transactions, designated to satisfy the requirements of Rule 10b5-1 under the Exchange Act in which the FSI Supporting Shareholder is a participant as of the date of the FSI Support Agreement or (ii) to any Permitted Transferee (as defined below) so long as such Permitted Transferee executes a signature page to the FSI Support Agreement and delivers the same to the Company, pursuant to which such Permitted Transferee agrees to be an FSI Supporting Shareholder pursuant to the FSI Support Agreement with respect to such Subject Shares that are the subject of such Transfer. “Permitted Transferee” means (i) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild of such Shareholder, (ii) any trust, the trustees of which include only the persons named in clause (i) and the beneficiaries of which include only the persons named in clause (i), (iii) any corporation, limited liability company or partnership, the shareholders, members or general or limited partners of which include only the persons named in clause (i), or (iv) any person by will, for estate or tax planning purposes, for charitable purposes or as charitable gifts or donations. The FSI Supporting Shareholder authorizes and will instruct the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Subject Shares of the FSI Supporting Shareholder (and that the FSI Support Agreement places limits on the voting and transfer of such Subject Shares), subject to the provisions of the FSI support Agreement. Notwithstanding the foregoing, any such stop transfer order and notice will immediately be withdrawn and terminated upon any termination of the FSI Support Agreement. “Transfer” means any direct or indirect sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, or entry into any agreement with respect to any sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, excluding entry into the FSI Support Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby.

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To the extent not inconsistent with the fiduciary duties of the board of directors of the Company, the FSI Supporting Shareholder shall not, and shall not permit any of its controlled affiliates or any of their respective representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any other action to knowingly facilitate, the making of any proposal that constitutes or is reasonably likely to lead to an Alternative Transaction or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any confidential information with respect to, any Alternative Transaction. The FSI Supporting Shareholder shall cause its controlled affiliates and direct its and their respective representatives to, immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Alternative Transaction. If the FSI Supporting Shareholder shall receive any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, the FSI Supporting Shareholder shall, as promptly as practicable (and in no event later than twenty-four (24) hours after the FSI Supporting Shareholder becomes aware of such inquiry or proposal), (a) advise Lygos orally and in writing of the receipt of any inquiry or proposal for an Alternative Transaction, the material terms and conditions of any such proposal for an Alternative Transaction and the identity of the Person making any such proposal for an Alternative Transaction and (b) notify such Person in writing that the FSI Supporting Shareholder is subject to an exclusivity agreement with respect to the Contemplated Transactions that prohibits the FSI Supporting Shareholder from considering such inquiry or proposal, to the extent not inconsistent with the fiduciary duties of the board of directors of the Company. The FSI Supporting Shareholder shall keep Lygos reasonably informed of any material developments with respect to any such proposal for an Alternative Transaction (including any material changes thereto).

Fiduciary Duties

Notwithstanding any provision of the FSI Support Agreements to the contrary, nothing in the FSI Support Agreements shall limit or restrict each FSI Supporting Shareholder (or a designee of the FSI Supporting Shareholder) who is a director or officer of the Company from acting in such capacity or fulfilling the obligations of such office (including, for the avoidance of doubt, exercising their fiduciary duties), including by voting, in their capacity as a director or officer of the Company, in such FSI Supporting Shareholder’s (or its designee’s) sole discretion on any matter (it being understood that the FSI Support Agreement shall apply to such FSI Supporting Shareholder solely in such FSI Supporting Shareholder’s capacity as a shareholder of the Company). In this regard, each FSI Supporting Shareholder shall not be deemed to make any agreement or understanding in its FSI Support Agreement in such FSI Supporting Shareholder’s capacity as a director or officer of the Company.

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Release and Waiver

The FSI Supporting Shareholder unconditionally releases and forever discharges the Company, Merger Subs, Lygos the First Step Surviving Corporation, the Final Surviving Entity and any other subsidiary of the Company, including their respective affiliates, officers, directors, employees, consultants, advisors, attorneys and agents (which we collectively refer to as the “Released Parties”) from (i) any and all obligation or duties a Released Party might have to the FSI Supporting Shareholder, (ii) any and all claims of liability, whether legal or equitable, of every kind and nature, which the FSI Supporting Shareholder has ever had, now has or may claim against any Released Party, in each case, in connection with the Merger Agreement or the transactions contemplated by the Merger Agreement, and (iii) any and all claims of liability, whether legal or equitable, or every kind and nature, which the FSI Supporting Shareholder ever had, now has or may claim against any Released Party, in each case arising out of facts or circumstances occurring at any time on or prior to the Effective Time (such clauses (i), (ii) and (iii) are hereinafter referred to, individually, as a “Claim” and, collectively, as “Claims”); provided, however, that such release shall exclude those claims, liabilities, obligations and duties of the Company or Lygos arising under the Merger Agreement and shall exclude, (x) compensation not yet paid (including any amounts payable in connection with the consummation of the transactions contemplated by the Merger Agreement), (y) reimbursement for expenses incurred by the FSI Supporting Shareholder in the ordinary course of the FSI Supporting Shareholder’s employment which are reimbursable under the Company’s expense reimbursement policies, and (z) any and all rights that the FSI Supporting Shareholder may have by virtue of any indemnification provision, or otherwise, pursuant to the organizational and governing documents of the Company or any agreement between the FSI Supporting Shareholder and the Company.

The FSI Supporting Shareholder hereby waives any right or Claim that might arise as a result of such different or additional Claims or facts, except to the extent provided in the preceding proviso. The FSI Supporting Shareholder has been made aware of, and understands, the provisions of California Civil Code Section 1542, and expressly, knowingly and intentionally waives any and all rights, benefits and protections of California Civil Code Section 1542 and of any other state or federal statute or common law principle limiting the scope of a general release.

Termination

The FSI Support Agreements, and all obligations of the parties thereunder shall automatically terminate, without further action by any party hereto, upon the earliest of (a) the fifth (5th) anniversary of the Effective Time, (b) the termination of the Merger Agreement pursuant to the terms thereof, and (c) the mutual written agreement of the FSI Supporting Shareholder and Lygos.

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Lygos Support Agreement

Voting

In connection with the Merger Agreement, the directors and certain stockholders of Lygos collectively holding a sufficient number, type and class of Lygos capital stock to obtain the requisite approval of the Lygos stockholders of the transactions contemplated by the Merger Agreement, which we refer to as the “Lygos Supporting Stockholders,” have entered into a support agreement with the Company, which we refer to as the “Lygos Support Agreement.”

Pursuant to the Lygos Support Agreement, until the Expiration Time, each Lygos Supporting Stockholder has agreed that, within forty-eight (48) hours of being notified by Lygos that the proxy statement/prospectus has been declared effective by the SEC, and except as otherwise agreed in writing with the Company, such Lygos Supporting Stockholder shall execute and deliver the Lygos Stockholder Written Consent, which consent shall adopt and approve the Merger Agreement, the Mergers and the other Contemplated Transactions. Following such execution and delivery, each Lygos Supporting Stockholder agrees that it will not revoke, withdraw or repudiate the Lygos Stockholder Written Consent. The Lygos Stockholder Written Consent shall be coupled with an interest and, prior to the termination of the Lygos Support Agreement, shall be irrevocable. “Expiration Time” means the earlier to occur of (a) the Effective Time, (b) such date as the Merger Agreement shall be validly terminated in accordance with the terms thereof and (c) with respect to each Lygos Supporting Stockholder and the Company, the effective date of a written agreement between the Company and such Lygos Supporting Stockholder terminating the Lygos Support Agreement.

Until the Expiration Time and subject to the exceptions in the “Restrictive Covenants” section below, no Lygos Supporting Stockholder shall enter into any tender or voting agreement, or any similar agreement, arrangement or understanding, or grant a proxy or power of attorney, with respect to the Lygos Securities that is inconsistent with the Lygos Support Agreement or otherwise take any other action with respect to the Lygos Securities that would prevent, materially restrict, materially limit or materially interfere with the performance of such Lygos Supporting Stockholder’s obligations hereunder or the consummation of the transactions contemplated hereby. “Lygos Securities” means, collectively, any Lygos common stock, Lygos preferred stock, Lygos options, any securities convertible into or exchangeable for any of the foregoing, and any interest in or right to acquire any of the foregoing, whether now owned or hereafter acquired by any Lygos Supporting Stockholder.

Until the Expiration Time, at any meeting of the stockholders of Lygos, or at any postponement or adjournment thereof, called to seek the affirmative vote of the holders of the outstanding shares of Lygos Securities to adopt the Merger Agreement, or approve the Mergers and the other Contemplated Transactions, or in any other circumstances upon which a vote, consent or other approval (including the Lygos Stockholder Written Consent) with respect to the Merger Agreement, the Mergers or the other Contemplated Transactions is sought, each Lygos Supporting Stockholder shall vote (or cause to be voted) all shares of Lygos Securities owned by such Lygos Supporting Stockholder in favor of the foregoing.

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Until the Expiration Time, at any meeting of the stockholders of Lygos or at any postponement or adjournment thereof or in any other circumstances upon which a Lygos Supporting Stockholder’s vote, consent or other approval (including by written consent) is sought, such Lygos Supporting Stockholder shall vote (or cause to be voted) all Lygos Securities (to the extent such Lygos Securities are then entitled to vote thereon), owned by such Lygos Supporting Stockholder against and withhold consent with respect to any Alternative Transaction. No Lygos Supporting Stockholder shall commit or agree to take any action inconsistent with the foregoing that would be effective prior to the termination of the Lygos Support Agreement. Until the termination of the Lygos Support Agreement, in connection with any document or other instrument pursuant to which each Lygos Supporting Stockholder is asked to approve or consent to the Contemplated Transactions, each Lygos Supporting Stockholder shall execute such document or other instrument and otherwise take such other steps as are necessary to effect the Contemplated Transactions.

Restrictive Covenants

Until the Expiration Time, each Lygos Supporting Stockholder agrees not to, other than as expressly required by the Merger Agreement, (a) Transfer any Lygos Securities or (b) deposit any Lygos Securities into a voting trust or enter into a voting agreement or any similar agreement, arrangement or understanding with respect to Lygos Securities or grant any proxy (except as otherwise provided in the Lygos Support Agreement), consent or power of attorney with respect thereto (other than pursuant to the Lygos Support Agreement) (it being understood that the fact that certain Lygos Securities already may be subject to the Company’s Amended and Restated Voting Agreement or any similar agreement shall not be deemed a violation of this provision); provided, that any Lygos Supporting Stockholder may Transfer any such Lygos Securities to any affiliate of such Lygos Supporting Stockholder or to another stockholder of Lygos that is a party to the Lygos Support Agreement and bound by the terms and obligations of the Lygos Support Agreement, or if such Lygos Supporting Stockholder is a natural person, to immediate family or a trust for the benefit of immediate family for estate planning purposes, if, and only if, the transferee of such Lygos Securities evidences in a writing reasonably satisfactory to the Company such transferee’s agreement to be bound by and subject to the terms and provisions of the Lygos Support Agreement to the same effect as such Lygos Supporting Stockholder.

Until the Expiration Time, each Lygos Supporting Stockholder agrees that any Lygos Securities that such Lygos Supporting Stockholder purchases or otherwise acquires or with respect to which such Lygos Supporting Stockholder otherwise acquires sole or shared voting power after the execution of the Lygos Support Agreement and prior to the Expiration Time shall be subject to the terms and conditions of the Lygos Support Agreement to the same extent as if they were owned by such Stockholder as of the date of the Lygos Support Agreement.

Any Transfer or attempted Transfer of any Lygos Securities in violation of the above provisions shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

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Fiduciary Duties

The covenants and agreements set forth in the Lygos Support Agreement shall not prevent any designee of any Lygos Supporting Stockholder from serving on the board of directors of Lygos or from taking any action, subject to the provisions of the Merger Agreement, while acting in such designee’s capacity as a director or officer of Lygos. Each Lygos Supporting Stockholder entered into the Lygos Support Agreement solely in its capacity as a Lygos stockholder. Notwithstanding anything in the Lygos Support Agreement to the contrary, (i) no Lygos Supporting Stockholder shall be responsible for the actions of Lygos or the board of directors of Lygos (or any committee thereof), any subsidiary of Lygos, or any officers (in their capacity as such), directors (in their capacity as such), employees (in their capacity as such) and professional advisors of any of the foregoing (which we refer to collectively as the “Lygos Related Parties”), (ii) such Lygos Supporting Stockholder makes no representations or warranties with respect to the actions of any of the Lygos Related Parties, and (iii) any breach by Lygos of its obligations under the Merger Agreement shall not be considered a breach of the Lygos Support Agreement (it being understood that, for the avoidance of doubt, such Lygos Supporting Stockholder or his, her or its representatives (other than any such representative that is a Lygos Related Party) shall remain responsible for any breach by such Lygos Supporting Stockholder or his, her or its representatives of the Lygos Support Agreement).

Termination

The Lygos Support Agreement shall terminate and be of no further force or effect at the Effective Time.

Registration Rights Agreement

The following is a summary of the material terms and conditions of the Registration Rights Agreement. This summary does not purport to be complete and may not contain all of the information about the Registration Rights Agreement that is important to you. This summary is qualified in its entirety by reference to the complete text of the Registration Rights Agreement, a copy of which is attached to this proxy statement/prospectus as Exhibit 10.1, and which is incorporated by reference into this proxy statement/prospectus. We encourage you to read the Registration Rights Agreement carefully and in its entirety.

The Registration Rights Agreement will become effective at the Closing of the transaction contemplated by the Merger Agreement.

Resale Shelf Registration Rights

The Registration Rights Agreement provides that the Company shall prepare and file or cause to be prepared and filed with the SEC, no later than sixty (60) calendar days following the Closing Date, a Registration Statement on Form S-3 or its successor form, or, if the Company is ineligible to use Form S-3, a Registration Statement on Form S-1, for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time pursuant to any method or combination of methods legally available to, and requested by, Daniel O’Brien of all of the Registrable Securities then held by Daniel O’Brien that are not covered by an effective resale registration statement, which we refer to as the “Resale Shelf Registration Statement.” Registrable Securities means all shares of capital stock of the Company held or hereafter acquired by Daniel O’Brien.

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The Company shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as practicable after filing, but in any event no later than the earlier of (i) ninety (90) calendar days (or one hundred twenty (120) calendar days if the SEC notifies the Company that it will “review” the Resale Shelf Registration Statement) after the date of the Registration Rights Agreement and (ii) the tenth (10th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that such Resale Shelf Registration Statement will not be “reviewed” or will not be subject to further review, and, once effective, to keep the Resale Shelf Registration Statement continuously effective under the Securities Act at all times until all Registrable Securities and other securities covered by such Resale Shelf Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Resale Shelf Registration Statement, which period we refer to as the “Effectiveness Period.” In the event that the Company files a Form S-1 pursuant to the Registration Rights Agreement, the Company shall use commercially reasonable efforts to convert the Form S-1 to a Form S-3 as soon as practicable after the Company is eligible to use Form S-3. When effective, a Registration Statement filed pursuant to this provision (including any documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act.

Piggy-Back Registration

If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for equityholders of the Company for their account, other than a Registration Statement (i) filed in connection with any employee share option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, or (v) for a corporate reorganization or transaction under Rule 145 of the Securities Act, then the Company shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than five (5) calendar days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing underwriter or underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such holders may request in writing within three (3) calendar days following receipt of such notice, which we refer to as a “Piggy-Back Registration.” The Company shall cause such Registrable Securities to be included in such registration and shall use its best efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an underwriter or underwriters shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such Piggy-Back Registration.

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If the managing underwriter or underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Company and the holders of Registrable Securities that have requested to participate in such Piggy-Back Registration in writing that the dollar amount or number of securities of the Company which the Company desires to sell for its own account, taken together with securities of the Company, if any, as to which registration has been demanded pursuant to written contractual arrangements with persons other than the holders of Registrable Securities under the Registration Rights Agreement and the Registrable Securities as to which registration has been requested under this provision exceeds the maximum dollar amount or maximum number of securities that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then the Company shall include in any such registration:

(i) If the registration is undertaken for the Company’s account: (A) first, the securities of the Company that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the Registrable Securities, as to which registration has been requested pursuant to the terms of the Registration Rights Agreement that can be sold without exceeding the Maximum Number of Shares, pro rata in accordance with the number of shares that each such person has requested be included in such registration, regardless of the number of shares held by each such person (such proportion is referred to herein as “Pro Rata”; and (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the securities of the Company for the account of other persons that the Company is obligated to register pursuant to written contractual piggy-back registration rights with such persons, other than pursuant to the Registration Rights Agreement, and that can be sold without exceeding the Maximum Number of Shares;

(ii) If the registration is undertaken as a demand pursuant to contractual rights with the Company, other than the Registration Rights Agreement, (A) first, the securities of the Company for the account of the persons entitled to such contractual rights making such demand that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the Registrable Securities, as to which registration has been requested pursuant to the terms of the Registration Rights Agreement, that can be sold without exceeding the Maximum Number of Shares, Pro Rata; (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the securities of the Company that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the securities of the Company for the account of any other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, other than the Registration Rights Agreement, that can be sold without exceeding the Maximum Number of Shares.

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Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement. The Company (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement.

Registration Procedures

Whenever the Company is required to effect the registration of any Registrable Securities pursuant to the Registration Rights Agreement, the Company shall use commercially reasonable efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable and in accordance with the Registration Rights Agreement.

Indemnification

The Company agrees to indemnify and hold harmless Daniel O’Brien, and each of his respective affiliates and each of their respective officers, employees, directors, partners, members, attorneys and agents, from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement filed pursuant to the Registration Rights Agreement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to any action or inaction required of the Company in connection with any such registration; and the Company shall promptly reimburse the indemnified party for any legal and any other expenses reasonably incurred by such indemnified party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling holder expressly for use therein, or is based on any selling holder’s violation of the federal securities laws (including Regulation M) or failure to sell the Registrable Securities in accordance with the plan of distribution contained in the prospectus.

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Each selling holder of Registrable Securities will, in the event that any Registration is being effected under the Securities Act pursuant to the Registration Rights Agreement of any Registrable Securities held by such selling holder, indemnify and hold harmless the Company, each of its directors and officers, and each other selling holder and each other person, if any, who controls another selling holder within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement filed pursuant to the Registration Rights Agreement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling holder expressly for use therein, or is based on any selling holder’s violation of the federal securities laws (including Regulation M) or failure to sell the Registrable Securities in accordance with the plan of distribution contained in the prospectus, and shall reimburse the Company, its directors and officers, and each other selling holder or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each selling holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling holder.

Lock-Up Agreements

The following is a summary of the material terms and conditions of the lock-up agreements. This summary does not purport to be complete and may not contain all of the information about the lock-up agreements that is important to you. This summary is qualified in its entirety by reference to the complete text of the lock-up agreements, copies of which are filed with this prospectus as Exhibits 10.10 and 10.11 and which are incorporated by reference into this proxy statement/prospectus. We encourage you to read the lock-up agreements carefully and in their entirety.

Concurrently with the execution and delivery of the Merger Agreement, Daniel O’Brien entered into the O’Brien Lock-Up Agreement, pursuant to which securities held by Mr. O’Brien are subject to a lock-up until April 8, 2023 and shall not be transferred, other than transfers to certain permitted transferees as described therein. Pursuant to the O’Brien Lock-Up Agreement, Mr. O’Brien will sell 1,000,000 FSI Common Shares to the Company for $7.50 per share immediately after the Effective Time of the Merger.

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Concurrently with the execution and delivery of the Merger Agreement, Eric Steen entered into the Steen Lock-Up Agreement, pursuant to which securities held by Mr. Steen are subject to a lock-up until April 8, 2023 and shall not be transferred, other than transfers to certain permitted transferees as described therein. Pursuant to the Steen Lock-Up Agreement, Mr. Steen may sell up to 22% of his Lock-Up Shares (as defined in the Steen Lock Up Agreement) as of the Effective Time of the Merger.

Other Agreements

Convertible Financing

Lygos has entered into a financing arrangement with a certain investor which provided Lygos $160,000,000 in capital. Under the terms of a note purchase agreement, Lygos issued a convertible promissory note in a principal amount of $160,000,000 bearing an annual interest of 5.5%. The conversion price of the Note will equal the public trading price of the FSI Common Shares on the 12-month anniversary of the Note less a 12.5% discount per share, but will be no less than $250,000,000 divided by the number of outstanding shares of common stock as of such date and no greater than $350,000,000 divided by the number of outstanding shares of common stock as of such date. The combined company intends to use these proceeds to fund the development of the combined company’s business. Following the conversion of the Note, the number of Conversion Shares may be limited such that the Conversion Shares do not exceed 9.99% of the total number of issued and outstanding shares. The foregoing limitation may be effected by (i) at the Company’s option, either (A) a repurchase any Excess Shares at the Conversion Price or (B) subject to applicable law, a redemption of any portion of the principal amount plus accrued interest of the Note that would have converted into Excess Shares, or (ii) subject to applicable law and rules and regulations of the SEC (or other similar body), the Company’s reasonable efforts to enable the Noteholder to sell any Excess Shares in a public or private transaction. Pursuant to the terms of the Notes, if the Noteholders are required to make any payment for or on account of a tax imposed or assessed by a taxing authority other than the United States in relation to an amount received (or any sum deemed for the purposes of tax to be received) on the Notes, then the Company must immediately pay to the Noteholders an amount equal to such payment suffered. Upon the occurrence of an event of default under the Note, the outstanding principal amount plus accrued and unpaid interest shall be immediately due and payable at the option of the Noteholder.

O’Brien Employment Agreement

In connection with and contingent upon the closing of the Merger, FSI and Mr. O’Brien entered into the “O’Brien Employment Agreement”, which will become effective as of the Closing Date. Under the terms of the O’Brien Employment Agreement, Mr. O’Brien will be employed as FSI’s Head-Flexible Solutions Division, and he will receive an annual base salary of $500,000, which will be increased each year during the Term (as defined in the O’Brien Employment Agreement) based on annual increases in the Consumer Price Index.

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Also immediately after the Effective Time, FSI and/or persons designated by FSI will purchase 1,000,000 FSI Common Shares owned by Mr. O’Brien at a price of $7.50 per share. Additionally, on the Closing Date, Mr. O’Brien will be granted an option to purchase 500,000 FSI Common Shares pursuant to the Equity Incentive Plan (the “O’Brien Option”). The O’Brien Option will vest and become exercisable on the twelve-month anniversary of the grant date; provided, however, the vesting will accelerate upon Mr. O’Brien’s termination of employment for any reason.

While the O’Brien Option will be granted with an exercise price equal to the fair market value per share on the date of grant, in the event FSI grants any options during the twelve-month period following the grant of the O’Brien Option with an exercise price that is lower than the exercise price set for the O’Brien Option, FSI will reprice the O’Brien Option down to such lower exercise price; provided, however, the exercise price per share will in no event be lower than the fair market value per share on the date the O’Brien Option is granted or, if applicable, the date the O’Brien Option is subsequently repriced. Moreover, on each of the 20- and 30-month anniversaries of the Closing Date, FSI will issue Mr. O’Brien 1,000,000 FSI Common Shares as a fully vested stock grant, regardless of his employment status at such time.

The term of the O’Brien Employment Agreement will begin on the Closing Date and continue for a period of five years or until earlier terminated by either the Company or Mr. O’Brien as provided in the O’Brien Employment Agreement. If Mr. O’Brien resigns for “good reason” (as defined in the O’Brien Employment Agreement) in connection with or within 12 months following a “change in control” (as defined in the O’Brien Employment Agreement) or, if at any time during the Term, FSI terminates Mr. O’Brien’s employment without “cause” (as defined in the O’Brien Employment Agreement) or Mr. O’Brien resigns from employment for “good reason,” then, in addition to any accrued benefits (as set forth in the O’Brien Employment Agreement), he will be entitled to receive the following severance payments and benefits: (i) continued payments of any remaining unpaid Base Salary for the rest of the Term plus an additional three months of Mr. O’Brien’s then current Base Salary, payable in semi-monthly installments pursuant to FSI’s regular payroll procedures, (ii) (a) full vesting acceleration of any then-unvested stock options held by Mr. O’Brien and (b) an extension of the post-termination exercise period until the expiration date of any stock options held by Mr. O’Brien, and (iii) to the extent permissible under the terms of the applicable plans, continuation of all FSI welfare benefits, including medical, dental, vision, life and disability benefits Mr. O’Brien and/or his family were receiving, or otherwise be reimbursed for the cost of continuation of state health coverage for Mr. O’Brien and/or his family, for up to 18 months following the date of his termination, provided, however, Mr. O’Brien will be required to pay any portion of such cost as required for key executives of the Company upon termination. If, however, Mr. O’Brien’s employment is terminated due to “disability” (as defined in the O’Brien Employment Agreement), then, in addition to any accrued benefits, FSI will pay him a lump sum of one-months’ worth of his Base Salary (reduced by any disability insurance maintained by the Company to be received by Mr. O’Brien for 6 months following his termination), payable within 30 days following the date of termination.

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The O’Brien Employment Agreement also provides that in the event of a change in control of the Company, the Company will engage a consultant to analyze any payments or benefits Mr. O’Brien will receive in connection with the change in control. In the event any such payments or benefits would subject Mr. O’Brien to the 20% excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, the Company will cutback the amount of such payments and benefits if and only if Mr. O’Brien will be economically better off as a result of such cutback on an after-tax basis to avoid the excise tax.

Under the O’Brien Employment Agreement, Mr. O’Brien agreed to sign a confidential information and invention assignment agreement and the Company and Mr. O’Brien agreed to a mutual non-disparagement provision.

Murray Employment Agreement

In connection with and contingent upon the closing of the Merger, FSI and George Murray entered into the Murray Employment Agreement, which will become effective as of the Closing Date. Under the terms of the Employment Agreement, Mr. Murray will be employed as the Director of Operations of Flexible Solutions Division, and he will receive an annual base salary of $500,000, which will be increased each year during the Term (as defined in the Murray Employment Agreement) based on annual increases in the Consumer Price Index. Mr. Murray will also receive a bonus equal to 3% of year-over-year revenue growth plus 3% of a year-over-year ebitda growth. Year-over-year determinations will be based upon each twelve-month anniversary of the commencement date of the Murray Employment Agreement, as determined by FSI’s Board in good faith.

On the Closing Date, Mr. Murray will be granted an option to purchase 400,000 FSI Common Shares pursuant to the Equity Incentive Plan (the “Murray Option”). The Murray Option will vest and become exercisable on the twelve-month anniversary of the grant date; provided, however, the vesting will accelerate upon Mr. Murray’s termination of employment for any reason.

While the Murray Option will be granted with an exercise price equal to the fair market value per share on the date of grant, in the event FSI grants any options during the twelve-month period following the grant of the Murray Option with an exercise price that is lower than the exercise price set for the Murray Option, FSI will reprice the Murray Option down to such lower exercise price; provided, however, the exercise price per share will in no event be lower than the fair market value per share on the date the Murray Option is granted or, if applicable, the date the Murray Option is subsequently repriced.

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The term of the Murray Employment Agreement will begin on the Closing Date and continue for a period of five years or until earlier terminated by either the Company or Mr. Murray as provided in the Murray Employment Agreement. If Mr. Murray resigns for “good reason” (as defined in the Murray Employment Agreement) in connection with or within 12 months following a “change in control” (as defined in the Murray Employment Agreement) or, if at any time during the Term, FSI terminates Mr. Murray’s employment without “cause” (as defined in the Murray Employment Agreement) or Mr. Murray resigns from employment for “good reason,” then, in addition to any accrued benefits (as set forth in the Murray Employment Agreement), he will be entitled to receive the following severance payments and benefits: (i) continued payments of any remaining unpaid Base Salary for the rest of the Term plus an additional three months of Mr. Murray’s then current Base Salary, payable in semi-monthly installments pursuant to FSI’s regular payroll procedures, (ii) (a) full vesting acceleration of any then-unvested stock options held by Mr. Murray and (b) an extension of the post-termination exercise period until the expiration date of any stock options held by Mr. Murray, and (iii) to the extent permissible under the terms of the applicable plans, continuation of all FSI welfare benefits, including medical, dental, vision, life and disability benefits Mr. Murray and/or his family were receiving, or otherwise be reimbursed for the cost of continuation of state health coverage for Mr. Murray and/or his family, for up to 18 months following the date of his termination, provided, however, Mr. Murray will be required to pay any portion of such cost as required for key executives of FSI upon termination. If, however, Mr. Murray’s employment is terminated due to “disability” (as defined in the Murray Employment Agreement), then, in addition to any accrued benefits, FSI will pay him a lump sum of one-months’ worth of his Base Salary (reduced by any disability insurance maintained by FSI to be received by Mr. Murray for 6 months following his termination), payable within 30 days following the date of termination.

The Murray Employment Agreement also provides that in the event of a change in control of FSI, FSI will engage a consultant to analyze any payments or benefits Mr. Murray will receive in connection with the change in control. In the event any such payments or benefits would subject Mr. Murray to the 20% excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, FSI will cutback the amount of such payments and benefits if and only if Mr. Murray will be economically better off as a result of such cutback on an after-tax basis to avoid the excise tax.

Under the Murray Employment Agreement, Mr. Murray agreed to sign a confidential information and invention assignment agreement and FSI and Mr. Murray agreed to a mutual non-disparagement provision.

BTIG, LLC Engagement Letter

On September 16, 2021, FSI entered into an engagement letter with BTIG in which it finalized the terms of BTIG’s engagement as financial advisor in connection with the merger and as sole placement agent in connection with the potential financing. Pursuant to the terms of the engagement, and in exchange for BTIG’s acting as financial advisor with respect to the Merger, BTIG would be entitled to a customary fee upon consummation of the Merger.

In exchange for acting as placement agent in a financing, BTIG would be entitled to (i) a customary fee, payable at closing of the merger, of a percentage of the aggregate gross proceeds raised in the financing and (ii) the BTIG Warrants. As a result of the consummation of the Convertible Financing, FSI will issue to BTIG the BTIG Warrants, and such warrants shall have a per share “exercise price” equal to the purchase price per common-equivalent share paid by the purchasers in the Convertible Financing and such warrants shall not be redeemable by FSI.

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FSI SHAREHOLDER PROPOSAL NO. 1—THE SHARE ISSUANCE PROPOSAL

Overview

At the Special Meeting, FSI’s shareholders will be asked to approve the issuance of FSI Common Shares pursuant to the Merger Agreement.

At the effective time of the Merger, Lygos stockholders will exchange their equity interests in Lygos for FSI Common Shares representing approximately 66.7% of the outstanding common shares of FSI immediately following the effective time of the Merger. The exact number of FSI Common Shares to be issued in the Merger will be determined pursuant to a formula in the Merger Agreement and described in the section entitled “The Merger—The Merger Agreement—Consideration to be Received in the Business Combination.”

Additionally, in connection with the consummation of the Merger:

●	FSI and/or persons designated by FSI will purchase 1,000,000 FSI Common Shares owned by Mr. O’Brien at a price of $7.50 per share.
●	Mr. O’Brien will receive an option to purchase 500,000 FSI Common Shares pursuant to the Equity Incentive Plan and (ii) Mr. Murray will receive an option to purchase 400,000 FSI Common Shares pursuant to the Equity Incentive Plan;
●	Under the terms of a note purchase agreement, Lygos issued a convertible promissory note in a principal amount of $160,000,000 bearing an annual interest of 5.5%, which is convertible into FSI Common Shares as described further herein.
●	As a result of the consummation of the Convertible Financing, FSI will issue to BTIG the BTIG Warrants pursuant to BTIG Engagement Letter, which are exercisable for FSI Common Shares.

Under Section 712 of the NYSE American Company Guide, stockholder approval is required prior to the issuance of shares of common stock as sole or partial consideration for an acquisition of the stock of another company where (i) if any individual director, officer or substantial shareholder of the listed company has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in the company or assets to be acquired or in the consideration to be paid in the transaction and the present or potential issuance of common stock, or securities convertible into common stock, could result in an increase in outstanding common shares of 5% or more or (ii) the present or potential issuance of common stock, or securities convertible into common stock, could result in an increase in outstanding common shares of 20% or more.

Under Section 713 of the NYSE American Company Guide, shareholder approval is required (i) for the sale, issuance, or potential issuance by the Company of common shares (or securities convertible into common shares) at a price less than the greater of book or market value which together with sales by officers, directors or principal shareholders of the Company equals 20% or more of presently outstanding common shares of the Company, (ii) for the sale, issuance, or potential issuance by the Company of common shares (or securities convertible into common shares) equal to 20% or more of presently outstanding shares for less than the greater of book or market value of the Company’s shares or (iii) when the issuance or potential issuance of additional shares will result in a change of control of the Company.

The issuance of the FSI Common Shares in connection with the Merger, including the shares issued pursuant to the Merger Agreement and the other transactions described above in this proposal, are transactions covered by the NYSE American Company Guide, and accordingly, FSI is seeking shareholder approval of the Share Issuance Proposal. The issuances of the FSI Common Shares described above would result in significant dilution to FSI shareholders and result in FSI shareholders having a smaller percentage interest in the voting power and aggregate book value of FSI.

Vote Required for Approval

This Share Issuance Proposal will be approved and adopted only if the holders of at least a majority of the common shares properly cast thereon at the Special Meeting vote “FOR” the Share Issuance Proposal. Failure to vote by proxy or in person at the Special Meeting will have no effect on the outcome of the vote on the Share Issuance Proposal.

Recommendation of the Board

FSI’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE SHARE ISSUANCE PROPOSAL.

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FSI SHAREHOLDER PROPOSAL NO. 2—THE CHANGE OF CONTROL PROPOSAL

Overview

At the Special Meeting, FSI’s shareholders will be asked to approve the issuance of FSI Common Shares pursuant to the Merger Agreement and the change of control resulting therefrom.

At the effective time of the Merger, Lygos stockholders will exchange their equity interests in Lygos for FSI Common Shares representing approximately 66.7% of the outstanding common shares of FSI immediately following the effective time of the Merger. The exact number of FSI Common Shares to be issued in the Merger will be determined pursuant to a formula in the Merger Agreement and described in the section entitled “The Merger—The Merger Agreement—Consideration to be Received in the Business Combination.”

Additionally, in connection with the consummation of the Merger:

●	FSI and/or persons designated by FSI will purchase 1,000,000 FSI Common Shares owned by Mr. O’Brien at a price of $7.50 per share.
●	Mr. O’Brien will receive an option to purchase 500,000 FSI Common Shares pursuant to the Equity Incentive Plan and (ii) Mr. Murray will receive an option to purchase 400,000 FSI Common Shares pursuant to the Equity Incentive Plan;
●	Under the terms of a note purchase agreement, Lygos issued a convertible promissory note in a principal amount of $160,000,000 bearing an annual interest of 5.5%, which is convertible into FSI Common Shares as described further herein.
●	As a result of the consummation of the Convertible Financing, FSI will issue to BTIG the BTIG Warrants pursuant to BTIG Engagement Letter, which are exercisable for FSI Common Shares.

The terms of, reasons for and other aspects of the Merger Agreement, the Merger and the issuance of FSI Common Shares pursuant to the Merger Agreement are described in detail in the other sections in this proxy statement/prospectus.

Pursuant to Section 713 of the NYSE American Company Guide, shareholder approval is required:

i.	for the sale, issuance, or potential issuance by the Company of common shares (or securities convertible into common shares) at a price less than the greater of book or market value which together with sales by officers, directors or principal shareholders of the Company equals 20% or more of presently outstanding common shares of the Company; or

ii.	for the sale, issuance, or potential issuance by the Company of common shares (or securities convertible into common shares) equal to 20% or more of presently outstanding shares for less than the greater of book or market value of the Company’s shares; or

iii.	when the issuance or potential issuance of additional shares will result in a change of control of the Company.

The issuance of the FSI Common Shares in connection with the Merger is a transaction that is covered by the NYSE American Company Guide and would result in a change of control. Accordingly, FSI is seeking shareholder approval of the Change of Control Proposal.

Vote Required for Approval

This Change of Control Proposal will be approved and adopted only if the holders of at least a majority of the common shares properly cast thereon at the Special Meeting vote “FOR” the Change of Control Proposal. Failure to vote by proxy or in person at the Special Meeting will have no effect on the outcome of the vote on the Change of Control Proposal.

Recommendation of the Board

FSI’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE CHANGE OF CONTROL PROPOSAL.

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FSI SHAREHOLDER PROPOSAL NO. 3—THE EQUITY INCENTIVE PLAN PROPOSAL

FSI is asking FSI’s shareholders to approve the Flexible Solutions International Inc. 2022 Equity Incentive Plan (referred to elsewhere in this proxy statement/prospectus as the “Equity Incentive Plan”). The FSI board of directors approved the Equity Incentive Plan on July 20, 2022, subject to FSI shareholder approval at the Special Meeting. If the Equity Incentive Plan is approved by the FSI shareholders, the Equity Incentive Plan will become effective on the date of the closing of the Merger (the “Equity Incentive Plan Effective Date”). If the Equity Incentive Plan is not approved by the FSI shareholders, it will not become effective and no stock awards will be granted thereunder. The Equity Incentive Plan is described in more detail below. This summary is qualified in its entirety by reference to the complete text of the Equity Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex B.

The Equity Incentive Plan is intended to replace Flexible Solutions International Inc. Non-Qualified Stock Option Plan (the “Prior Plan”). The FSI Board terminated the Prior Plan, effective as of and contingent upon the closing of the Merger. Following the closing of the Merger, no additional stock awards will be granted under the Prior Plan, although all outstanding stock awards granted under the Prior Plan immediately prior to the closing of the Merger will be assumed by us and continue to be subject to the terms and conditions as set forth in the agreements evidencing such stock awards and the terms of the Prior Plan.

Reasons to Approve the Equity Incentive Plan

The purpose of the Equity Incentive Plan is to enhance our ability to attract, retain and incentivize employees, independent contractors and directors and promote the success of our business. We consider equity compensation to be a vital element of our compensation program and believe that the ability to grant stock awards at competitive levels is in the best interest of us and our shareholders. Our board of directors believes the Equity Incentive Plan is critical in enabling us to grant stock awards as an incentive and retention tool as we continue to compete for talent.

Approval of the Equity Incentive Plan by our shareholders is required, among other things, in order to comply with stock exchange rules requiring shareholder approval of equity compensation plans and allow the grant of incentive stock options under the Equity Incentive Plan. If the Equity Incentive Plan is approved by the FSI shareholders, the Equity Incentive Plan will become effective as of the Closing and we will register the necessary FSI Common Shares on a Registration Statement on Form S-8. Approval of the Equity Incentive Plan is a condition to closing of the Merger under the Merger Agreement.

Description of the Equity Incentive Plan

Set forth below is a summary of the material features of the Equity Incentive Plan. The Equity Incentive Plan is set forth in its entirety as Annex B to this proxy statement/prospectus, and all descriptions of the Equity Incentive Plan contained in this Proposal No. 3 are qualified by reference to Annex B.

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Purpose

The Equity Incentive Plan is intended to (i) attract and retain the best available personnel to ensure our success and accomplish our goals; (ii) incentivize employees, directors and independent contractors with long-term equity-based compensation to align their interests with our shareholders, and (iii) promote the success of our business.

Types of Stock Awards

The Equity Incentive Plan permits the grant of incentive stock options, nonstatutory stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”) and stock bonuses (all such types of awards, collectively, “stock awards”).

Share Reserve

Number of Shares

Subject to adjustments as set forth in the Equity Incentive Plan, the maximum aggregate number of shares that may be issued under the Equity Incentive Plan will be equal to 10% of the aggregate number of FSI Common Shares issued and outstanding immediately after the closing of the Merger on a fully-diluted basis, plus the number of FSI Common Shares reserved for future issuance and not subject to outstanding awards under the Prior Plan on the Equity Incentive Plan Effective Date (up to [●] FSI Common Shares), plus the number of FSI Common Shares subject to awards or issued under the Prior Plan that otherwise would have been returned to the Prior Plan on or after the Equity Incentive Plan Effective Date on account of the expiration, cancellation, forfeiture or repurchase of awards granted thereunder (up to [●] FSI Common Shares). The shares may be authorized, but unissued, or reacquired FSI Common Shares. Furthermore, subject to adjustments as set forth in the Equity Incentive Plan, in no event shall the maximum aggregate number of shares that may be issued under the Equity Incentive Plan pursuant to the exercise of incentive stock options exceed the number set forth above plus, to the extent allowable under Section 422 of the Code and the regulations promulgated thereunder, any shares that become or again become available for issuance pursuant to the Equity Incentive Plan.

The number of shares available for issuance under the Equity Incentive Plan will be automatically increased on the first day of each fiscal year beginning with the 2023 fiscal in an amount equal to the lesser of (i) 5% of the FSI Common Shares issued and outstanding on the last day of the immediately preceding fiscal year, (ii) [●] shares and (iii) such number of shares determined by our board of directors.

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Lapsed Awards

To the extent a stock award expires or is forfeited or becomes unexercisable for any reason without having been exercised in full, or is surrendered pursuant to an exchange program (as defined in the Equity Incentive Plan), the unissued shares that were subject thereto shall continue to be available under the Equity Incentive Plan for issuance pursuant to future stock awards. In addition, any shares which are retained by us upon exercise of a stock award in order to satisfy the exercise or purchase price for such stock award or any withholding taxes due with respect to such stock award shall be treated as not issued and shall continue to be available under the Equity Incentive Plan for issuance pursuant to future stock awards. Shares issued under the Equity Incentive Plan and later forfeited to us due to the failure to vest or repurchased by us at the original purchase price paid to us for the shares (including without limitation upon forfeiture to or repurchase by us in connection with a participant ceasing to be a service provider) shall again be available for future grant under the Equity Incentive Plan. To the extent a stock award under the Equity Incentive Plan is paid out in cash rather than shares, such cash payment will not result in reducing the number of shares available for issuance under the Equity Incentive Plan.

Assumption or Substitution of Awards

The Plan Administrator (as defined below), from time to time, may determine to substitute or assume outstanding awards granted by another company, whether in connection with an acquisition, merger or consolidation of such other company or otherwise, by either: (a) assuming such award under the Equity Incentive Plan or (b) granting a stock award under the Equity Incentive Plan in substitution of such other company’s award. Such assumption or substitution will be permissible if the holder of the substituted or assumed award would have been eligible to be granted a stock award under the Equity Incentive Plan if the other company had applied the rules of the Equity Incentive Plan to such grant. In the event the Plan Administrator elects to assume an award granted by another company, subject to the requirements of Section 409A of the Code, the purchase price or the exercise price, as the case may be, and the number and nature of shares issuable upon exercise or settlement of any such stock award will be adjusted appropriately. In the event the Plan Administrator elects to grant a new option in substitution rather than assuming an existing option, such new option may be granted with a similarly adjusted exercise price. Any awards that are assumed or substituted under the Equity Incentive Plan shall not reduce the number of shares authorized for grant under the Equity Incentive Plan or authorized for grant to a participant in any fiscal year.

Eligibility

Employees, directors and independent contractors of us or our affiliates are all eligible to participate in the Equity Incentive Plan. Incentive stock options may only be granted to employees. Following the closing of the Merger, FSI is expected to have approximately 83 employees, 4 consultants and 5 non-employee directors who will be eligible to be granted stock awards under the Equity Incentive Plan.

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Administration

The Equity Incentive Plan will be administered by our board of directors or a committee thereof (the “Plan Administrator”). To the extent desirable to qualify transactions under the Equity Incentive Plan as exempt under Rule 16b-3 of the Exchange Act, the transactions contemplated under the Equity Incentive Plan will be structured to satisfy the requirements for exemption under Rule 16b-3.

Subject to the terms of the Equity Incentive Plan, the Plan Administrator has the authority, in its discretion, to (i) determine the fair market value in accordance with the Equity Incentive Plan; (ii) select the service providers to whom stock awards may be granted under the Equity Incentive Plan; (iii) determine the number of shares to be covered by each stock award granted under the Equity Incentive Plan; (iv) approve forms of stock award agreements for use under the Equity Incentive Plan; (v) determine the terms and conditions, not inconsistent with the terms of the Equity Incentive Plan, of any stock award granted thereunder; (vi) institute and determine the terms and conditions of an exchange program under the terms of the Equity Incentive Plan (subject to shareholder approval); (vii) construe and interpret the terms of the Equity Incentive Plan and stock awards granted pursuant to the Equity Incentive Plan; (viii) correct any defect, supply any omission or reconcile any inconsistency in the Equity Incentive Plan, any stock award or any award agreement; (ix) prescribe, amend and rescind rules and regulations relating to the Equity Incentive Plan; (x) modify or amend each stock award (subject to the terms of the Equity Incentive Plan); (xi) adjust performance goals to take into account changes in applicable laws or in accounting or tax rules, or such other extraordinary, unforeseeable, nonrecurring or infrequently occurring events or circumstances as the Plan Administrator deems necessary or appropriate to avoid windfalls or hardships; (xii) allow participants to satisfy tax withholding obligations in such manner as prescribed in the Equity Incentive Plan; (xiii) authorize any person to execute on our behalf any instrument required to effect the grant of a stock award previously granted by the Plan Administrator; (xiv) allow a participant to defer the receipt of the payment of cash or the delivery of shares that would otherwise be due to such participant under a stock award; and (xv) make all other determinations deemed necessary or advisable for administering the Equity Incentive Plan.

The Plan Administrator’s decisions, determinations and interpretations will be final and binding on all participants and any other holders of awards under the Equity Incentive Plan. Any dispute regarding the interpretation of the Equity Incentive Plan or any award agreement must be submitted by the participant to the Company for review. Any officer of the Company, including but not limited to insiders subject to Section 16 of the Exchange Act (“Insiders”), shall have the authority to review and resolve disputes with respect to awards held by participants who are not Insiders, and such resolution shall be final and binding on the Company and the participant. Only a committee comprised of two or more “non-employee directors” of our board of directors (as defined in the regulations promulgated under Section 16 of the Exchange Act) shall have the authority to review and resolve disputes with respect to awards held by participants who are Insiders, and such resolution shall be final and binding on the Company and the participant.

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To the extent permitted by applicable law, the Plan Administrator, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Equity Incentive Plan to one or more of our directors or officers who may be (but are not required to be) Insiders, the authority to do any of the following (i) designate employees who are not Insiders to be recipients of stock awards, (ii) determine the number of shares to be subject to such stock awards granted to such designated employees, and (iii) take any and all actions on behalf of the Plan Administrator other than any actions that affect the amount or form of compensation of Insiders or have material tax, accounting, financial, human resource or legal consequences to us or our affiliates; provided, however, that the Plan Administrator resolutions regarding any delegation with respect to (i) and (ii) will specify the total number of shares that may be subject to the stock awards granted by such delegate and that such delegate may not grant a stock award to himself or herself. Any stock awards will be granted on the form of award agreement most recently approved for use by the Plan Administrator, unless otherwise provided in the resolutions approving the delegation authority.

The Plan Administrator will, in its sole discretion, determine the performance goals, if any, applicable to any stock award (including any adjustment(s) thereto that will be applied in determining the achievement of such performance goals) on or prior to the Determination Date (as defined in the Equity Incentive Plan). The performance goals may differ from participant to participant and from stock award to stock award. The Plan Administrator shall determine and approve the extent to which such performance goals have been timely achieved and the extent to which the shares subject to such stock award have thereby been earned. Please refer to the discussion below under “—Performance Goals” for more information.

Stock awards granted to participants who are Insiders subject to Section 16 of the Exchange Act must be approved by two or more “non-employee directors” of the Board (as defined in the regulations promulgated under Section 16 of the Exchange Act).

Each person who is or has been a member of the Plan Administrator and each employee of the Company or an affiliate who is a delegate shall be indemnified and held harmless by the Company from and against any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act under the Equity Incentive Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in any such action, suit or proceeding against him or her, provided such loss, cost, liability or expense is not attributable to such person’s willful misconduct. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled, including under the Company’s articles of incorporation or bylaws, as a matter of applicable law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Stock Options

Each stock option will be designated in the stock award agreement as either an incentive stock option (which is entitled to potentially favorable tax treatment) or a nonstatutory stock option. However, notwithstanding such designation, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by the participant during any calendar year exceeds $100,000, such stock options will be treated as nonstatutory stock options. Incentive stock options may only be granted to employees.

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The term of each stock option will be stated in the stock award agreement. In the case of an incentive stock option, the term will be 10 years from the date of grant or such shorter term as may be provided in the stock award agreement. Moreover, in the case of an incentive stock option granted to a participant who owns stock representing more than 10% of the total combined voting power of all classes of our stock or the stock of any subsidiary, the term of the incentive stock option will be 5 years from the date of grant or such shorter term as may be provided in the stock award agreement.

The per share exercise price for the shares to be issued pursuant to exercise of a stock option will be determined by the Plan Administrator, subject to the following: in the case of an incentive stock option (i) granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting power of all classes of our stock or the stock of any subsidiary, the per share exercise price will be no less than 110% of the fair market value per share on the date of grant; and (ii) granted to any other employee, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. In the case of a nonstatutory stock option, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. Notwithstanding the foregoing, stock options may be granted with a per share exercise price of less than 100% of the fair market value per share on the date of grant pursuant to a corporate reorganization, liquidation, etc., described in Section 424(a) of the Code.

At the time a stock option is granted, the Plan Administrator will fix the period within which the stock option may vest and/or be exercised and will determine any conditions that must be satisfied before the stock option may vest and/or be exercised. A stock option will vest and/or become exercisable at such times and upon such terms as are determined by the Plan Administrator, which may include upon the completion of a specified period of service with us or one of our affiliates and/or be based upon the achievement of performance goals during a performance period as set out in advance in the participant’s award agreement. If a stock option vests and/or becomes exercisable based upon the satisfaction of performance goals, then the Plan Administrator will: (x) determine the nature, length and starting date of any performance period; (y) select the performance goals to be used to measure the performance; and (z) determine what additional conditions, if any, should apply. Please refer to the discussion below under “—Performance Goals” for more information. The Plan Administrator will also determine the acceptable form of consideration for exercising a stock option, including the method of payment.

If a participant ceases to be a service provider other than for “Cause” (as defined in the Equity Incentive Plan), the participant may exercise his or her stock option within such period of time as is specified in the stock award agreement to the extent that the stock option is vested on the date of termination (but in no event later than the expiration of the term of such stock option). In the absence of a specified time in the stock award agreement, to the extent vested as of a participant’s termination, the stock option will remain exercisable for 12 months following a termination for death or disability, and 3 months following a termination for any other reason. Any outstanding stock option (including any vested portion thereof) held by a participant shall immediately terminate in its entirety upon the participant being first notified of his or her termination for Cause.

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Stock Appreciation Rights (SARs)

The Plan Administrator will determine the terms and conditions of each SAR, provided that the exercise price for each SAR will be no less than 100% of the fair market value of the underlying FSI Common Shares on the date of grant. A SAR will vest and/or become exercisable at such times and upon such terms as are determined by the Plan Administrator, which may include upon the completion of a specified period of service with us or one of our affiliates and/or be based upon the achievement of performance goals during a performance period as set out in advance in the participant’s award agreement. If a SAR vests and/or becomes exercisable based on the satisfaction of performance goals, then the Plan Administrator will: (x) determine the nature, length and starting date of any performance period; (y) select the performance goals to be used to measure the performance; and (z) determine what additional conditions, if any, should apply. Please refer to the discussion below under “—Performance Goals” for more information. Upon exercise of a SAR, a participant will receive payment from us in an amount determined by multiplying the difference between the fair market value of a share on the date of exercise over the exercise price by the number of shares with respect to which the SAR is exercised. SARs may be paid in cash or FSI Common Shares, as determined by the Plan Administrator. SARs are exercisable at the times and on the terms established by the Plan Administrator.

Restricted Stock and RSUs

Restricted stock awards are grants of FSI Common Shares that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Shares of restricted stock will vest and the restrictions on such shares will lapse in accordance with terms and conditions established by the Plan Administrator. Each RSU is a bookkeeping entry representing an amount equal to the fair market value of one FSI Common Share. Restrictions may lapse at such times and upon such terms as are determined by the Plan Administrator, which may include upon the completion of a specified period of service with us or one of our affiliates and/or be based upon the achievement of performance goals during a performance period as set out in advance in the participant’s award agreement. If the unvested shares of restricted stock or RSUs are being earned upon the satisfaction of performance goals, then the Plan Administrator will: (x) determine the nature, length and starting date of any performance period; (y) select the performance goals to be used to measure the performance; and (z) determine what additional conditions, if any, should apply.

In determining whether restricted stock or RSUs should be granted, and/or the vesting schedule for such a stock award, the Plan Administrator may impose whatever conditions on vesting as it determines to be appropriate. For example, the Plan Administrator may determine to grant restricted stock or RSUs only if performance goals established by the Plan Administrator are satisfied. Any performance goals may be applied on a Company-wide or an individual business unit basis, as determined by the Plan Administrator. Please refer to the discussion below under “—Performance Goals” for more information.

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During the period of restriction, participants holding restricted stock may exercise full voting rights and will be entitled to receive all dividends and other distributions paid, in each case with respect to such shares unless the Plan Administrator determines otherwise. All such dividends or other distributions will be subject to the same terms, restrictions and risk of forfeiture as the shares of restricted stock with respect to which the dividends or other distributions accrued and shall not be paid or distributed unless and until such related shares have vested and been earned.

During the vesting period, participants holding RSUs will hold no voting rights by virtue of such RSUs. The Plan Administrator may, in its sole discretion, award dividend equivalents in connection with the grant of RSUs that may be settled in cash, in shares of equivalent value, or in some combination thereof. Absent a contrary provision in an award agreement, such dividend equivalents shall be subject to the same terms, restrictions and risk of forfeiture as the RSUs with respect to which the dividends accrue and shall not be paid or settled unless and until the related RSUs have vested and been earned. To the extent applicable, any such dividend equivalents will comply with Section 409A of the Code or other similar applicable law.

Stock Bonuses

A stock bonus is an award of shares to an eligible person without a purchase price that is not subject to any restrictions. All stock bonus awards may but are not required to be made pursuant to an award agreement. The Plan Administrator will determine the number of shares to be awarded to the participant under a stock bonus award and any other terms applicable to such stock bonus award. Payment may be made in the form of cash, whole shares, or a combination thereof, based on the fair market value of the shares subject to the stock bonus award on the date of payment, as determined in the sole discretion of the Administrator.

Performance Goals

The Plan Administrator in its discretion may make performance goals applicable to a participant with respect to a stock award. In the Plan Administrator’s discretion, one or more of the following performance goals may apply: (1) sales or non-sales revenue; (2) return on revenue; (3) operating income; (4) income or earnings including operating income; (5) income or earnings before or after taxes, interest, depreciation and/or amortization; (6) income or earnings from continuing operations; (7) net income; (8) pre-tax income or after-tax income; (9) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (10) raising of financing or fundraising; (11) project financing; (12) revenue or revenue backlog; (13) gross margin; (14) operating margin or profit margin; (15) capital expenditures, cost targets, reductions and savings and expense management; (16) return on assets, return on investment, return on capital, or return on shareholder equity; (17) cash flow, operating cash flow, free cash flow, cash flow return on investment, net cash provided by operations, or cash flow in excess of cost of capital; (18) performance warranty and/or guarantee claims; (19) stock price or total shareholder return; (20) earnings or book value per share; (21) economic value created; (22) pre-tax profit or after-tax profit; (23) strategic business criteria; (24) objective goals relating to divestitures, joint ventures, mergers, acquisitions and similar transactions; (25) objective goals relating to staff management, results from staff attitude and/or opinion surveys, staff satisfaction scores, staff safety, staff accident and/or injury rates, compliance, headcount, performance management or completion of critical staff training initiatives; (26) objective goals relating to projects; and (27) enterprise resource planning. Stock awards issued to participants may take into account other criteria (including subjective criteria).

Outside Director Limitations

Stock awards granted during a single fiscal year under the Equity Incentive Plan or otherwise, taken together with any cash fees paid during such fiscal year for services on the board of directors, shall not exceed (i) $[●] in total value for any non-employee director (“Outside Director”) serving in his or her first year of service as an Outside Director and (ii) $[●] in total value for any other Outside Director (calculating the value of any such stock awards based on the grant date fair value of such stock awards for financial reporting purposes). Such applicable limit shall include the value of any stock awards that are received in lieu of all or a portion of any annual committee cash retainers or other similar cash-based payments. Stock awards granted to an individual while he or she was serving in the capacity as an employee or while he or she was an independent contractor but not an Outside Director will not count for purposes of these limitations.

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Leaves of Absence / Transfer Between Locations

The Plan Administrator has the discretion to determine at any time whether and to what extent the vesting of stock awards shall be suspended during any leave of absence; provided that in the absence of such determination, vesting of stock awards will continue during any paid leave and will be suspended during any unpaid leave (unless otherwise required by applicable laws). A participant will not cease to be an employee in the case of (i) any leave of absence approved by the participant’s employer or (ii) transfers between our locations or between us and any subsidiary. If an employee holds an incentive stock option and such leave exceeds 3 months then, for purposes of incentive stock option status only, such employee’s service as an employee shall be deemed terminated on the first day following such 3 month period and the incentive stock option shall thereafter automatically be treated for tax purposes as a nonstatutory stock option in accordance with applicable laws, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to a written Company policy.

Change in Time Commitment

In the event a participant’s regular level of time commitment in the performance of his or her services for us or one of our affiliates is reduced (for example, and without limitation, if the participant is an employee and the employee has a change in status from full-time to part-time or takes an extended leave of absence) after the date of grant of any stock award, the Plan Administrator, in its sole discretion, may, subject to applicable laws, (x) make a corresponding reduction in the number of shares or cash amount subject to any portion of such stock award that is scheduled to vest, become exercisable and/or become payable after the date of such change in time commitment, and (y) in lieu of or in combination with such a reduction, extend the vesting, exercise or payout schedule applicable to such stock award (in accordance with Section 409A of the Code, as applicable). In the event of any such reduction, the participant will have no right with respect to any portion of the stock award that is so reduced.

Nontransferability of Stock Awards

Unless determined otherwise by the Plan Administrator, a stock award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant. The designation of a beneficiary or the transfer to the beneficiary in accordance with the Equity Incentive Plan (as further discussed below) will not constitute a transfer for these purposes. If the Plan Administrator makes a stock award transferable, such stock award will contain such additional terms and conditions as the Plan Administrator deems appropriate; provided, however, that in no event may any stock award be transferred for consideration to a third-party financial institution.

If permitted by the Plan Administrator, a participant may designate one or more beneficiaries with respect to an award by timely filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the participant’s death. Except as otherwise provided in an award agreement, if no beneficiary was designated or if no designated beneficiary survives the participant, then after a participant’s death any vested award(s) shall be transferred or distributed to the participant’s estate or to any person who has the right to acquire the award by bequest or inheritance.

Recoupment Policy

The Plan Administrator may specify in an award agreement that the participant’s rights, payments, and/or benefits with respect to a stock award will be subject to reduction, cancellation, forfeiture, and/or recoupment upon the occurrence of certain specified events, in addition to any applicable vesting, performance or other conditions and restrictions of a stock award. Notwithstanding any provisions to the contrary under the Equity Incentive Plan, a stock award granted under the Equity Incentive Plan shall be subject to the Company’s clawback policy as may be established and/or amended from time to time. The Plan Administrator may require a participant to forfeit or return to and/or reimburse us for all or a portion of the stock award and/or shares issued under the stock award, any amounts paid under the stock award, and any payments or proceeds paid or provided upon disposition of the shares issued under the stock award, pursuant to the terms of such company policy or as necessary or appropriate to comply with applicable laws.

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Adjustment

In the event of a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization or reclassification of the shares, subdivision of the shares, a rights offering, a reorganization, merger, spin-off, split-up, repurchase, or exchange of FSI Common Shares or other securities of us or other significant corporate transaction, or other change affecting the FSI Common Shares occurs, the Plan Administrator, in order to prevent dilution, diminution or enlargement of the benefits or potential benefits intended to be made available under the Equity Incentive Plan, will, in such manner as it may deem equitable, adjust the number, kind and class of securities that may be delivered under the Equity Incentive Plan and/or the number, class, kind and price of securities covered by each outstanding stock award; provided that all such adjustment will be made in a manner that does not result in taxation under Section 409A of the Code (“Section 409A”).

Corporate Transaction

In the event of (i) a transfer of all or substantially all of our assets, (ii) a merger, consolidation or other capital reorganization or business combination transaction of us with or into another corporation, entity or person, (iii) the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owner directly or indirectly, of more than 50% of our then outstanding capital stock or (iv) a Change in Control (as defined in Equity Incentive Plan), each outstanding stock award (vested or unvested) will be treated as the Plan Administrator determines, which determination may provide for one or more of the following: (a) the continuation of such outstanding stock awards (if we are the surviving corporation); (b) the assumption of such outstanding stock awards by the surviving corporation or its parent; (c) the substitution by the surviving corporation or its parent of new equity awards for such outstanding stock awards; (d) the cancellation of such outstanding stock awards in exchange for a payment to the participants equal to the excess of (1) the fair market value of the shares subject to such stock awards as of the closing date of such corporate transaction over (2) the exercise price or purchase price paid or to be paid (if any) for the shares subject to the stock awards (which payment may be subject to the same conditions that apply to the consideration that will be paid to holders of shares in connection with the transaction, subject to applicable law); (e) the full or partial acceleration of vesting, exercisability, payout or accelerated expiration of such outstanding stock award and the lapse of our right to repurchase or reacquire shares acquired under such outstanding stock award or the lapse of forfeiture rights with respect to shares acquired under such outstanding stock award; (e) the opportunity for participants to exercise outstanding stock options and/or SARs prior to the occurrence of the corporate transaction and the termination (for no consideration) upon the consummation of such corporate transaction of any such stock options and/or SARs not exercised prior thereto for no consideration; or (f) the cancellation of such outstanding stock awards in exchange for no consideration.

Change in Control

A stock award may be subject to additional acceleration of vesting and exercisability upon or after a “Change in Control” (as defined in the Equity Incentive Plan) as may be provided in the award agreement for such stock award or as may be provided in any other written agreement between us or any affiliate and the participant, but in the absence of such provision, no such acceleration will occur unless otherwise determined by the Plan Administrator.

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Amendment, Termination and Duration of the Equity Incentive Plan

If approved by our shareholders, the Equity Incentive Plan will continue in effect for a term of 10 years measured from the earlier of the date the FSI board of directors approves the Equity Incentive Plan or the approval of the Equity Incentive Plan by the Company’s stockholders, unless terminated earlier under the terms of the Equity Incentive Plan. The Plan Administrator may at any time amend, alter, suspend or terminate the Equity Incentive Plan.

U.S. Federal Tax Aspects

A participant who receives a stock option or SAR will not have taxable income upon the grant of the stock option or SAR. For nonstatutory stock options and SARs, the participant will recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the shares over the exercise price—the appreciation value—on the date of exercise. Any additional gain or loss recognized upon any later disposition of the shares generally will be long-term or short-term capital gain or loss, depending on whether the shares are held for more than one year.

The purchase of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition of the shares will be capital gain or loss and/or ordinary income depending upon whether the participant holds the shares transferred upon exercise for a specified period. If the shares are held for the specified period, any gain generally will be taxed at long-term capital-gain rates. If the shares are not held for the specified period, generally any gain up to the excess of the fair market value of the shares on the date of exercise over the exercise price will be treated as ordinary income. Any additional gain generally will be taxable at long-term or short-term capital-gain rates, depending on whether the participant held the shares for more than one year after the exercise date.

A participant who receives restricted stock will not have taxable income until vesting unless the participant timely files an election under Section 83(b) of the Code to be taxed at the time of grant. The participant will recognize ordinary income equal to the fair market value of the shares at the time of vesting less the amount paid for such shares (if any) if no such election is made. Any additional gain or loss recognized upon any later disposition of the shares generally will be long-term or short-term capital gain or loss, depending on whether the shares are held for more than one year. If a participant timely files a Section 83(b) election, the participant will recognize ordinary income equal to the fair market value of the shares at the time of purchase or grant less the amount paid for such shares (if any).

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A participant who receives RSUs, performance units or performance shares will not have taxable income upon grant of the stock award; instead the participant will be taxed upon settlement of the stock award. The participant will recognize ordinary income equal to the fair market value of the shares or the amount of cash received by the participant. In addition, Section 409A imposes certain restrictions on deferred compensation arrangements. Stock awards that are treated as deferred compensation under Section 409A are intended to meet the requirements of this section of the Code.

The Plan Administrator may, at its discretion and pursuant to such procedures as it may specify from time to time, permit a participant to satisfy such withholding or deduction obligations or any other tax-related items, in whole or in part by (without limitation) paying cash, electing to have us withhold otherwise deliverable cash or shares, delivering to us already-owned shares, or such other method as may be set forth in the award agreement; provided that, unless the Plan Administrator permits otherwise, any proceeds derived from a cashless exercise must be an approved broker-assisted cashless exercise or the cash or shares withheld or delivered must be limited to avoid financial accounting charges under applicable accounting guidance or the delivered shares must have been previously held for the minimum duration required to avoid financial accounting charges under applicable accounting guidance. The fair market value of the shares to be withheld or delivered will be determined based on such methodology that we deem to be reasonable and in accordance with applicable laws.

We will be entitled to a tax deduction in connection with a stock award under the Equity Incentive Plan only in an amount equal to the ordinary income realized by the participant and at the time the participant recognizes the income. Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. While the Plan Administrator considers the deductibility of compensation as one factor in determining executive compensation, the Plan Administrator retains the discretion to award and pay compensation that is not deductible as it believes that it is in the best interests of our shareholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating and retaining key employees.

New Plan Benefits

The Equity Incentive Plan does not provide for set benefits or amounts of awards and we have not approved any stock awards that are conditioned on shareholder approval of the Equity Incentive Plan. We have not approved any stock awards under the Equity Incentive Plan in connection with the Merger. All future awards to directors, executive officers, employees and consultants under the Equity Incentive Plan are discretionary and cannot be determined at this time.

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Equity Compensation Plan Information

The following table provides information as of December 31, 2021, with respect to the FSI Common Shares that may be issued under our existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	789,500	$2.78	62,000
Equity compensation plans not approved by security holders	—	—	—

Vote Required for Approval

This Equity Incentive Plan Proposal will be approved and adopted only if the holders of at least a majority of the common shares properly cast thereon at the Special Meeting vote “FOR” the Equity Incentive Plan Proposal. Failure to vote by proxy or in person at the Special Meeting will have no effect on the outcome of the vote on the Equity Incentive Plan Proposal.

Recommendation of the Board

FSI’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.

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FSI SHAREHOLDER PROPOSAL NO. 4—THE DIRECTOR ELECTION PROPOSAL

Overview

Pursuant to the Merger Agreement, the initial size and composition of the board of directors of the combined company shall be selected by Lygos, and at the closing of the Merger, all current directors FSI will resign, contingent on the closing of the Merger and subject to this Director Election Proposal being approval by FSI Shareholders at the Special Meeting.

Lygos has nominated Peter Staple, Julie Kane, Kenneth Wong, Eric Steen, and Timothy Richardson to serve on the combined company’s board of directors effective as of the closing of the Merger. We believe our board of directors following the Merger will have a highly experienced and diverse set of individuals to lead and oversee the company moving forward.

For more information, see the section entitled of this proxy statement/prospectus entitled “Management of the Combined Company After the Merger.”

Vote Required for Approval

The Director Election Proposal will be approved and adopted only if the holders of at least a majority of the common shares properly cast at the Special Meeting vote “FOR” the Director Election Proposal. Failure to vote by proxy or in person at the Special Meeting will have no effect on the outcome of the vote on the Director Election Proposal.

Recommendation of the Board of Directors

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES IN THE DIRECTOR ELECTION PROPOSAL.

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FSI SHAREHOLDER PROPOSAL NO. 5—THE BYLAWS PROPOSAL

Overview

At the Special Meeting, FSI’s stockholders will be asked to ratify the A&R Bylaws in the form attached to this proxy statement/prospectus as Annex C, which has been duly and validly adopted and approved by the board of directors of the Company.

The following summary sets forth the material terms of the A&R Bylaws. This summary is qualified by reference to the complete text of the A&R Bylaws, a copy of which is attached to this proxy/statement prospectus as Annex C. All FSI shareholders are encouraged to read the A&R Bylaws in their entirety for a complete description of its terms.

Directors and Officers

Pursuant to the A&R Bylaws, meetings of the board shall be held at such place and time and on such day as the chairman of the board, president, chief executive officer or a vice-president, if any, or any two directors may determine. Notice of meetings of the board shall be given to each director not less than 48 hours before the time when the meeting is to be held. Each newly elected board may without notice hold its first meeting for the purposes of organization and the appointment of officers immediately following the meeting of shareholders at which such board was elected.

Subject to the residency requirements contained in the Business Corporations Act (Alberta), the quorum for the transaction of business at any meeting of the board shall consist of a majority of the number of directors then elected or appointed or such greater or lesser number of directors as the board may from time to time determine. “Business Corporations Act” shall mean the Business Corporations Act (Alberta), R.S.A. 2000, c. B 9, as amended from time to time.

Meetings of the board may be held in or outside Canada.

At all meetings of the board, every question shall be decided by a majority of the votes cast on the question; and in case of an equality of votes, the chairman of the meeting shall not be entitled to a second or casting vote.

No director or officer shall be disqualified by his office from contracting with FSI nor shall any contract or arrangement entered into by or on behalf of FSI with any director or officer or in which any director or officer is in any way interested be liable to be voided nor shall any director or officer so contracting or being so interested be liable to account to FSI for any profit realized by any such contract or arrangement by reason of such director or officer holding that office or of the fiduciary relationship thereby established; provided that the director or officer shall have complied with the provisions of the Business Corporations Act.

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Subject to the Articles of Continuance of FSI and any unanimous shareholder agreement, the board may from time to time appoint such officers as the board may determine, including one or more assistants to any of the officers so appointed. The board may specify the duties of and, in accordance with the A&R Bylaws and subject to the provisions of the Business Corporations Act, delegate to such officers powers to manage the business and affairs of FSI. Subject to the provisions of the A&R Bylaws, an officer may but need not be a director and one person may hold more than one office.

The board may from time to time appoint a chairman of the board who shall be a director, a managing director who shall be a director, a chief executive officer, a chief financial officer, a vice-president, a secretary, and a treasurer, and the board may assign such powers and duties to such officers as the board may specify, consistent with the A&R Bylaws. The board shall have the power from time to time to appoint agents and attorneys for FSI in or outside Canada with such powers as the board sees fit.

Shareholders’ Meetings

Subject to the Business Corporations Act and the Articles of Continuance of FSI, meetings of shareholders shall be held at the time and place determined by the board. The board must call an annual meeting of shareholders no later than fifteen months after holding the last preceding annual meeting and may at any time call a special meeting of shareholders to be held at a place and at the time the board determines.

Notice of the time and place of a meeting of shareholders shall be sent not less than 21 days and not more than 50 days before the meeting to each shareholder entitled to vote at the meeting, to each director, and to the auditor of FSI. The accidental failure to give notice of a meeting of shareholders to any person entitled to a notice or any error in a notice not affecting its substance does not invalidate any action taken at the meeting to which the notice relates. A shareholder or any other person entitled to attend a meeting of shareholders may waive, in any manner, notice of a meeting of shareholders. Attendance of a shareholder or other person at a meeting of shareholders is a waiver of notice of the meeting, except when the shareholder or other person attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

With the consent of the shareholders present at a meeting of shareholders, the chairperson may adjourn that meeting to another fixed time and place.

The quorum for the transaction of business at any meeting of the shareholders shall consist of at least one person holding or representing by proxy not less than 33 1/3% of the outstanding shares of FSI entitled to vote at the meeting.

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The chairperson of any meeting of shareholders will be the first mentioned of the following officers (if appointed) present at the meeting: Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Senior Vice-President or any other Vice-President. If none of the Chairman of the Board, Chief Executive Officer, Chief Financial Officer or Senior Vice-President is present at the meeting, and if more than one Vice-President is present, the first Vice-President to arrive will be chairperson of the meeting. If none of the foregoing officers is present, the shareholders present and entitled to vote at the meeting may choose a chairperson from among those individuals present.

The chairperson of any meeting of shareholders will conduct the proceedings at the meeting in all respects. The chairperson’s decision on any matter or thing relating to procedure, including, without limiting the generality of the foregoing, any question regarding the validity of any instrument of proxy, is conclusive and binding upon the shareholders.

At any meeting of shareholders, every question shall, unless otherwise required by the Business Corporations Act, be determined by the majority of votes cast on the question. In case of an equality of votes either upon a show of hands or upon a poll, the chairman of the meeting shall not be entitled a second or casting vote.

Subject to the provisions of the Business Corporations Act, any question at a meeting of shareholders shall be decided by a show of hands unless a ballot thereon is required or demanded pursuant to the A&R Bylaws. Upon a show of hands every person who is present and entitled to vote shall have one vote. If a ballot is taken each person present shall be entitled, in respect of the shares which he is entitled to vote at the meeting upon the question, to that number of votes provided by the Business Corporations Act or the Articles of Continuance of FSI, and the result of the ballot so taken shall be the decision of the shareholders upon the said question.

Subject to the provisions of the Business Corporations Act and the Articles of Continuance of FSI, only persons who are nominated in accordance with the procedures set forth in the A&R Bylaws shall be eligible for election as directors of FSI.

Meeting by Telephone

Subject to the provisions of the Business Corporations Act, a director may participate in a meeting of the board or of a committee of the board and a shareholder or any other person entitled to attend a meeting of shareholders may participate in a meeting of shareholders by electronic means, telephone or other communication facilities that permit all persons participating in any such meeting to hear or otherwise communicate with each other.

Indemnification

FSI may indemnify a director or officer of FSI, a former director or officer of FSI or a person who acts or acted at FSI’s request as a director or officer of a body corporate of which FSI is or was a shareholder or creditor, and his or her heirs and legal representatives to the extent permitted by the Business Corporations Act.

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Except as otherwise required by the Business Corporations Act and subject to the A&R Bylaws, FSI may from time to time indemnify and save harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of FSI) by reason of the fact that he is or was an employee or agent of FSI, or is or was serving at the request of FSI as a director, officer, employee, agent of or participant in another body corporate, partnership, joint venture, trust or other enterprise, against expenses (including legal fees), judgments, fines and any amount actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted honestly and in good faith with a view to the best interests of FSI and, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful.

The provisions for indemnification contained in the A&R Bylaws of FSI shall not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under any agreement, vote of shareholders or directors or otherwise, both as to action in his official capacity and as to action in another capacity, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and legal representatives of such a person.

To the extent permitted by law, no director or officer of FSI shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee or for joining in any receipt or act for conformity or for any loss, damage or expense happening to FSI through the insufficiency or deficiency of title to any property acquired by FSI or for or on behalf of FSI or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to FSI shall be placed out or invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or body corporate with whom or which any moneys, securities or other assets belonging to FSI shall be lodged or deposited or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets belonging to FSI or for any other loss, damage or misfortune whatever which may happen in the execution of the duties of his respective office or trust or in relation thereto unless the same shall happen by or through his failure to act honestly and in good faith with a view to the best interests of FSI and in connection therewith to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Dividends

Subject to the provisions of the Business Corporations Act, the board may from time to time declare dividends payable to the shareholders according to their respective rights and interests in FSI. Dividends may be paid in money or property or by issuing fully paid shares of FSI. Any dividend unclaimed after a period of six years from the date on which the same has been declared to be payable shall be forfeited and shall revert to FSI.

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Banking Arrangements, Contracts, Divisions, Etc.

The banking business of FSI, or any part thereof, shall be transacted with such banks, trust companies or other financial institutions as the board may designate, appoint or authorize from time to time by resolution and all such banking business, or any part thereof, shall be transacted on FSI’s behalf by such one or more officers and/or other persons as the board may designate, direct or authorize from time to time by resolution and to the extent therein provided.

Contracts, documents or instruments in writing requiring execution by FSI may be signed by any one director or officer, and all contracts, documents or instruments in writing so signed shall be binding upon FSI without any further authorization or formality. The board is authorized from time to time by resolution to appoint any officer or officers or any other person or persons on behalf of FSI to sign and deliver either contracts, documents or instruments in writing generally or to sign either manually or by facsimile signature and/or counterpart signature and deliver specific contracts, documents or instruments in writing.

The signing officers of FSI may execute and deliver proxies and arrange for the issuance of voting certificates or other evidence of the right to exercise the voting rights attaching to any securities held by FSI. Such instruments shall be in favour of such persons as may be determined by the officers executing or arranging for the same. In addition, the board may from time to time direct the manner in which and the persons by whom any particular voting rights or class of voting rights may or shall be exercised.

The board may cause the business and operations of FSI or any part thereof to be divided or to be segregated into one or more divisions upon such basis, including without limitation, character or type of operation, geographical territory, product manufactured or service rendered, as the board may consider appropriate in each case. The board may also cause the business and operations of any such division to be further divided into sub-units and the business and operations of any such divisions or sub-units to be consolidated upon such basis as the board may consider appropriate in each case. Any division or its sub-units may be designated by such name as the board may from time to time determine and may transact business, enter into contracts, sign checks and other documents of any kind and do all acts and things under such name. Any such contracts, check or document shall be binding upon FSI as if it had been entered into or signed in the name of FSI. From time to time the board or a person designated by the board, may appoint one or more officers for any division, prescribe their powers and duties and settle their terms of employment and remuneration. The board or a person designated by the board, may remove at its or his pleasure any officer so appointed, without prejudice to such officers rights under any employment contract. Officers of divisions or their sub-units shall not, as such be officers of FSI.

Vote Required for Approval

The Bylaws Proposal will be approved and adopted only if the holders of at least a majority of the common shares properly cast at the Special Meeting vote “FOR” the Bylaws Proposal. Failure to vote by proxy or in person at the Special Meeting will have no effect on the outcome of the vote on the Bylaws Proposal.

Recommendation of the Board

FSI’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BYLAWS PROPOSAL.

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FSI SHAREHOLDER PROPOSAL NO. 6—THE SAY ON PAY PROPOSAL

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, FSI’s shareholders are entitled to vote to approve, on an advisory basis, the compensation of FSI’s named executive officers as disclosed in this proxy statement/prospectus in accordance with SEC rules.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of FSI’s named executive officers in this proxy statement/prospectus. The compensation of FSI’s named executive officers subject to the vote is disclosed in the compensation tables and the related narrative disclosure contained in this proxy statement/prospectus.

Accordingly, the board of directors is asking the shareholders to indicate their support for the compensation of FSI’s named executive officers as described in this proxy statement/prospectus by casting a non-binding advisory vote “FOR” the compensation paid to FSI’s named executive officers, as disclosed pursuant to compensation disclosure rules of the SEC, including the compensation tables and any related information disclosed in this proxy statement/prospectus.

Because the vote is advisory, it is not binding on the board of directors of FSI.

Vote Required for Approval

This Proposal will be approved, on an advisory basis, if the holders of at least a majority of the common shares properly cast thereon at the Special Meeting vote “FOR” Say on Pay Proposal. Failure to vote by proxy or in person at the Special Meeting will have no effect on the outcome of the vote on the Say on Pay Proposal.

Recommendation of the Board

FSI’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE SAY ON PAY PROPOSAL.

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FSI SHAREHOLDER PROPOSAL NO. 7—THE SAY ON FREQUENCY PROPOSAL

The Dodd-Frank Act, and Section 14A of the Exchange Act enable FSI’s shareholders, at least once every six years, to indicate their preference regarding how frequently FSI should solicit a non-binding advisory vote on the compensation of FSI’s named executive officers as disclosed in its proxy statement. Accordingly, FSI is asking shareholders to indicate whether they would prefer an advisory vote every year, every other year or every three years. Alternatively, shareholders may abstain from casting a vote. For the reasons described below, the FSI board of directors recommends that the shareholders select a frequency of every year.

After considering the benefits and consequences of each alternative, the FSI board of directors recommends that the advisory vote on the compensation of FSI’s named executive officers be submitted to the shareholders once every year.

The FSI board of directors has determined that an advisory vote on executive compensation every year is the best approach for FSI. In formulating its recommendation, the FSI board of directors considered that an annual advisory vote on executive compensation will allow shareholders to provide direct input on FSI’s policies and practices every year.

Accordingly, the FSI board of directors is asking shareholders to indicate their preferred voting frequency of soliciting advisory shareholder approval of compensation of FSI’s named executive officers once every one, two or three calendar years.

While the FSI board of directors believes that its recommendation is appropriate at this time, the shareholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on an advisory basis, as to whether the non-binding advisory vote on the approval of FSI’s executive officer compensation practices should be held every year, every other year or every three years. The option among those choices that receives the highest number of votes from the holders of shares present in person or represented by proxy and entitled to vote at the annual meeting will be deemed to be the frequency preferred by the shareholders.

The FSI board of directors value the opinions of the shareholders in this matter, and the FSI board of directors intends to hold advisory shareholder votes on the compensation of FSI’s named executive officers in the future in accordance with the alternative that receives the most shareholders support, even if that alternative does not receive the support of a majority of the votes cast. However, because this vote is advisory and therefore not binding on the FSI board of directors or FSI, the FSI board of directors may decide that it is in the best interests of the shareholders that FSI hold an advisory vote on executive compensation more or less frequently than the option preferred by the shareholders. The vote will not be construed to create or imply any change or addition to the fiduciary duties of FSI or the FSI board of directors.

Recommendation of the Board

FSI’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ONE YEAR ALTERNATIVE WITH RESPECT TO THE SAY ON FREQUENCY PROPOSAL.

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FSI SHAREHOLDER PROPOSAL NO. 8—THE SAY ON GOLDEN PARACHUTE PROPOSAL

As required by Section 14A of the Exchange Act and Rule 14a-21(c) promulgated thereunder, FSI is providing its shareholders with an opportunity to approve, on an advisory basis, the “golden parachute” compensation that FSI’s named executive officers will receive in connection with the Merger discussed in “Management of the Combined Company After the Merger—Executive Compensation of the Combined Company Officers—Golden Parachute Compensation” pursuant to Item 402(t) of Regulation S-K, including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable.

Vote Required for Approval

This Proposal will be approved, on an advisory basis, by the affirmative vote of a majority of the shares present in person or represented by proxy at the Special Meeting and entitled to vote on the Proposal.

Because this Proposal is advisory, the results of the vote will not be binding to FSI, the board of directors or the compensation committee. Approval of this proposal is not a condition to completion of the Merger. Therefore, if the Merger is approved by the shareholders and completed, “golden parachute” compensation under contracts and arrangements with the named executive officers will be payable, subject only to the terms of such compensation contracts and arrangements, regardless of the outcome of this advisory vote.

Recommendation of the Board

FSI’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE SAY ON GOLDEN PARACHUTE PROPOSAL.

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FSI SHAREHOLDER PROPOSAL NO. 9—THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow our board of directors to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our shareholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the other Proposals.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by FSI shareholders, the board of directors may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the other Proposals.

Vote Required for Approval

This Adjournment Proposal will be approved and adopted only if the holders of at least a majority of the common shares properly cast thereon at the Special Meeting vote “FOR” the Adjournment Proposal. Failure to vote by proxy or in person at the special meeting will have no effect on the outcome of the vote on the Adjournment Proposal.

Recommendation of the Board

FSI’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

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INFORMATION ABOUT FSI

Our Business

We were incorporated as Flexible Solutions Ltd., a British Columbia corporation on January 26, 1991. On May 12, 1998, we merged Flexible Solutions Ltd. into Flexible Solutions International Inc., a Nevada corporation. In connection with this merger, we issued 7,000,000 shares of common stock to the former shareholders of Flexible Solutions Ltd. in exchange for all of the outstanding shares of Flexible Solutions Ltd.

In June 2004 we purchased 52 U.S. and 139 International patents, as well as a 56,780 sq. ft. manufacturing plant near Chicago, Illinois from the bankruptcy estate of Donlar Corporation (“Donlar”) for $6.15 million. The IP we acquired from Donlar relates to water-soluble chemicals (“TPAs”) which prevent corrosion and scaling in water pipes used in the petroleum, chemical, utility and mining industries. TPAs are also used to enhance fertilizers and improve crop yields and as additives for household laundry detergents, consumer care products and pesticides. These assets are held in our wholly owned NanoChem Solutions Inc. subsidiary which has become our largest revenue generator.

In October 2018, we purchased 65% of ENP Investments LLC, a manufacturing and distribution company active in the areas of golf, turf and ornamental agriculture products.

In January 2019, we purchased 50% of a profitable limited liability company engaged in international sales of fertilizer additives. This purchase is accounted for as an equity accounted investment.

In 2019, we changed our corporate domicile from Nevada to Alberta, Canada.

In January 2020, ENP Realty, LLC became a wholly owned subsidiary of ENP Investments, LLC and was renamed to ENP Mendota, LLC.

We operate through a number of wholly owned subsidiaries which are mentioned in Note 1 to the consolidated financial statements included as part of this proxy statement/prospectus. Unless otherwise indicated, all references to our business include the operations of these subsidiaries.

Our website is www.flexiblesolutions.com. Information on our website is not part of this proxy statement/ prospectus.

Our Products

Thermal Polyaspartates (“TPAs”)

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We manufacture TPAs in our Peru, Illinois plant using a thermal polymerizing process. The multiple variants produced are optimized for individual market verticals and sold for end use or through distribution.

TPAs for Oilfields. TPAs are used to reduce scale and corrosion in various “topside” water systems. They are used in place of traditional phosphonate and other products when biodegradability is required by environmental regulations. TPAs are also used in fracking fluids to reduce the toxicity while maintaining equal function.

TPAs for the Agricultural Industry. TPAs have the ability to reduce fertilizer crystallization before, during and after application and can also delay crystal formation between fertilizer and minerals present in the soil. Once crystallized, fertilizer and soil minerals are not able to provide plant nourishment. As a result, in select conditions the use of TPAs either blended with fertilizer or applied directly to crops can increase yields significantly. TPAs are designated for crop nutrient management programs and should not be confused with crop protection and pesticides or other agricultural chemical applications. Depending on the application, TPA products are marketed under a variety of brands including EX-10TM, AmisorbTM, LYNXTM, MAGNETTM, AmGroTM and VOLTTM. Markets of significance include corn, wheat, soybeans, rice, potatoes, sugar beets, cotton, tomatoes, almonds and other high value per acre crops.

TPAs for Irrigation. The crystallization prevention ability of TPAs can also be useful in select irrigation conditions. By reducing calcium carbonate scale propagation, TPAs can prevent early plugging of drip irrigation ports, reduce maintenance costs and lengthen the life of equipment. TPAs compete with acid type scale removers, but have the advantage of a positive yield effect on the plant, as well as an easier deployment formulation with liquid fertilizers when used as part of a “fertigation” program. Our TPAs for drip irrigation scale prevention are marketed and sold through the same channels as TPAs used by the agricultural industry.

TPAs in Cleaning Products. TPA can replace polyacrylates in cleaning products which is valuable because TPA is biodegradable while polyacrylates are not. In a cleaning product formulation, TPA prevents the re-deposition of dirt onto the surfaces to be cleaned allowing dirt to be rinsed away.

Nitrogen conservation products for agriculture. One significant loss route for nitrogen fertilizer is enzymatic degradation by bacteria naturally present in soil. The second significant nitrogen loss mechanism is de-nitrification. This is also caused by bacterial activity in soil resulting in oxygen being stripped from the fertilizer leaving nitrogen gas. The gas can’t be used by the plants and escapes into the atmosphere. We sell SUN 27TM and N Savr 30TM through distributors in North and South America under our trade names and under private labels.

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HEATSAVR®

HEATSAVR® is a chemical product for use in swimming pools and spas that forms a thin, transparent layer on the water’s surface. The transparent layer slows the evaporation of water, allowing the water to retain a higher temperature for a longer period of time and thereby reducing the energy required to maintain the desired temperature of the water.

In outdoor pools, the HEATSAVR® also provides convenience compared to pool blankets. It is often inconvenient to use conventional pool blankets since a pool blanket must be removed and stored before the pool can be used. Pool blankets do not provide any energy savings when not on the pool. Conversely, HEATSAVR® eliminates the need to install, remove and store the blanket and works 24 hours a day. In addition, the use of HEATSAVR® in an indoor pool results in even greater energy savings since indoor pool locations use energy not only to heat the pool water, but also to air condition the pool environment. By slowing the transfer of heat and water vapor from the pool to the atmosphere of the pool enclosure, less energy is required to maintain a pool at the desired temperature and there is a reduced load on the air-conditioning system. We also manufacture and sell products which automatically dispense HEATSAVR® into commercial size swimming pools or spas at the rate of one ounce per 400 sq. ft. of water surface per day.

WATERSAVR®

WATERSAVR may be used for lawn and turf care and potted and bedding plants.

WATERSAVR® is sold in granulated form and can be applied by hand, by fully automated scheduled metering, or by an automatic dispenser.

We have one part-time employee involved in the sales and marketing of WATERSAVR®.

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Principal Customers

The table below presents our revenue resulting from purchases by our major customers for the periods presented.

	Year Ended December 31,
	2021		2020

Company A	$1,139,041	*	$3,142,458
Company B	$4,877,690		$4,094,622
Company C	$7,982,281		$7,476,047
Company D	$4,057,976		$1,528,092	*

* not a top three major customer for the year

	Three Months Ended March 31,
	2022	2021

Company A	$1,605,736	$998,336
Company B	$1,672,200	$1,434,684
Company C	$2,957,725	$687,800

Customers with balances greater than 10% of our receivable balances as of each of the dates presented are shown in the following table:

	December 31,
	2021	2020

Company B	$2,215,119	$2,056,631
Company C	$2,202,345	$1,593,272

	March 31,
	2021	2020

Company A	$3,560,534	$2,577,497
Company B	$1,419,306	$1,138,276
Company C	$1,387,463	$419,007	*

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Competition

TPAs: Our TPA products have direct competition with Lanxess AG (spun out of Bayer AG) (“Lanxess”), a German manufacturer of TPAs, which uses a patented process different from ours. We have cross-licensed each other’s processes and either company can use either process for the term of the patents involved. We believe that we can compete effectively with Lanxess by offering excellent customer service in oilfield sales, superior distributor support in the agricultural marketplace and flexibility due to our relative size. In addition, we intend to continue to seek market niches that are not the primary targets of Lanxess. There are other competitors based in Asia.

Our TPA products face indirect competition from other chemicals in every market in which we are active. For purposes of oilfield scale prevention, phosphonates, phosphates and molibdonates provide the same effect. For crop enhancement, increased fertilizer levels can serve as a substitute for TPAs. In irrigation scale control, acid washes are our prime competitor. Notwithstanding the above, we believe our competitive advantages include:

●	Biodegradability compared to competing oil field chemicals;
●	Cost-effectiveness for crop enhancement compared to increased fertilizer use; and
●	Environmental considerations, ease of formulation and increased crop yield opportunities in irrigation scale markets.

HEATSAVR®: Although we are aware of two other companies that manufacture products that compete with HEATSAVR®, we believe our products are more effective and safer. Our products are expected to maintain market share in the competitive pool market. HEATSAVR® also competes with plastic pool blanket products. However, we believe that HEATSAVR® is more effective and convenient than pool blankets.

WATERSAVR®: WATERSAVR® competes with solid and floating covers. As water conservation is an important priority throughout the world, numerous researchers are working to develop solutions that may compete with, or be superior to, WATERSAVR.

Manufacturing

We have never experienced any shortage in the availability of raw materials and parts for these products and we do not have any long term supply contracts for any of these items. We have these products made by outside parties without long term contracts.

Our WATERSAVR® products are manufactured by a third party. We are not required to purchase any minimum quantity of this product.

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Our 56,780 sq. ft. facility in Peru, Illinois manufactures our TPA products. Raw materials are derived from crude oil and are subject to price fluctuations related to world oil prices.

Government Regulations

HEATSAVR®: Chemical products for use in swimming pools are covered by a variety of governmental regulations in all countries where we sell these products. These regulations cover packaging, labeling, and product safety. We believe our products are in compliance with these regulations.

WATERSAVR®: Our WATERSAVR® product is subject to regulation in most countries, particularly for agricultural and drinking water uses. We do not anticipate that governmental regulations will be an impediment to marketing WATERSAVR® because the components in WATERSAVR® have historically been used in agriculture for many years for other purposes. Nevertheless, we may require county or state approval on a case-by-case basis to sell WATERSAVR® in the United States for agricultural and drinking water uses.

Proprietary Rights

Our success is dependent, in part, upon our proprietary technology. We rely on a combination of patent, copyright, trademarks, trade secrets and nondisclosure agreements to protect our proprietary technology. There can be no assurance that our patent applications will be granted or that any issued patent will be upheld as valid or prevent the development of competitive products, which may be equivalent to or superior to our products. We have not received any claims alleging infringement of the intellectual property rights of others, but there can be no assurance that we may not be subject to such claims in the future.

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Research and Development

We spent $116,411 during the year ended December 31, 2021 and $81,422 during year ended December 31, 2020 on research and development. This work relates primarily to the development of our water and energy conservation products, as well as new research in connection with our TPA products.

Management

Name	Age	Position
Daniel B. O’Brien	64	President, Chief Executive Officer, Principal Financial and Accounting Officer and a Director
John H. Bientjes	68	Director
Robert Helina	55	Director
Tom Fyles	69	Director
Ben Seaman	40	Director
David Fynn	63	Director

Daniel B. O’Brien has served as our President, Chief Executive Officer and Principal Financial and Accounting Officer, as well as a director since June 1998. He has been involved in the swimming pool industry since 1990, when he founded our subsidiary, Flexible Solutions Ltd. From 1990 to 1998 Mr. O’Brien was also a teacher at Brentwood College where he was in charge of outdoor education.

John H. Bientjes has been a director since 2000. From 1984 to 2018, Mr. Bientjes served as the manager of the Commercial Aquatic Supplies Division of D.B. Perks & Associates, Ltd., located in Vancouver, British Columbia, a company that markets supplies and equipment to commercial swimming pools which are primarily owned by municipalities. Mr. Bientjes retired in 2018. Mr. Bientjes graduated in 1976 from Simon Fraser University in Vancouver, British Columbia with a Bachelor of Arts Degree in Economics and Commerce.

Robert T. Helina has been a director since 2011. Mr. Helina has been involved in the financial services industry for over 30 years which has given him extensive knowledge in business, economics and finance. His specially is in Corporate Finance and Capital Markets. Mr. Helina holds a Bachelor of Arts degree from Trinity Western University.

Thomas M. Fyles has been a director since 2012. Dr. Fyles holds chemistry degrees from the University of Victoria (B.Sc. 1974) and York University (Ph.D. 1977). Following postdoctoral work in France, he joined the Chemistry Department at the University of Victoria in 1979 where he progressed through the academic ranks to Professor (1992), Chair (2001 – 2006; 2008), and, on his retirement, Professor Emeritus (2017). His research program spanned analytical, synthetic, and physical chemistry with an emphasis on sensors, membranes, and water treatment processes.

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Ben Seaman has been a director since 2016. Mr. Seaman has been the CEO of Eartheasy.com Sustainable Living Ltd since 2007, growing the company from $50K to over $25M in annual revenue. His company has contributed over $1M towards clean water projects in Kenya since 2013, and has been recognized internationally by the Stockholm Challenge Award and the Outdoor Industry Inspiration Award in 2016. Prior to 2007, he worked in sales and investor relations at Flexible Solutions. Mr. Seaman graduated from the University of Victoria with a Bachelor of Science degree in 2004. He has significant experience in launching new products, marketing, distribution and e-commerce in both the US and Canada. He’s a strong believer in the triple bottom line approach to business, giving consideration to social and environmental issues in addition to financial performance.

David Fynn has been a director since 2016. Mr. David Fynn is a Canadian Chartered Professional Accountant and services individuals/companies in many sectors including mining and commodities in his private practice. Mr. Fynn worked as a senior manager with KPMG in Canada and Ernst & Young in the United Kingdom and Saudi Arabia. Since 1996 he has been the principal of D.A. Fynn & Associates Inc., an accounting firm.

Directors are elected annually and hold office until the next annual meeting of our shareholders and until their successors are elected and qualified. All executive offices are chosen by the board of directors and serve at the board’s discretion.

John Bientjes, Thomas Fyles, Ben Seaman and David Fynn are independent directors as that term is defined in section 803 of the listing standards of the NYSE Amercian.

Our Audit Committee, consisting of John Bientjes, Ben Seaman and David Fynn all of whom have strong financial backgrounds, facilitates and maintains open communications with our board of directors, senior management and our independent auditors. Our Audit Committee also serves as an independent and objective party which monitors our financial reporting process and internal control system. In addition, our Audit Committee reviews and appraises the efforts of our independent auditors. Our Audit Committee meets periodically with management and our independent auditors. John Bientjes and David Fynn meet the SEC’s definition of an audit committee financial expert. Each member of the Audit Committee is “independent” as that term is defined in Section 803 of the listing standards of the NYSE American.

Our Compensation Committee, consisting of John Bientjes, Ben Seaman and David Fynn, establishes salary, incentive and other forms of compensation for our Chief Executive Officer and administers our Stock Option Plan. None of our officers participated in deliberations of the compensation committee concerning executive officer compensation. During the year ended December 31, 2020, none of our executive officers served as a member of the compensation committee or as a director of another entity, one of whose executive officers served on our compensation committee or as one of our directors.

We have adopted a Code of Ethics that applies to our Chief Executive Officer, our Chief Financial Officer and our Principal Accounting Officer, as well as our other senior management and financial staff. Interested persons may obtain a copy of our Code of Ethics from our website at www.flexiblesolutions.com.

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We believe our directors benefit us for the following reasons:

Name	Reason

Daniel B. O’Brien	Long standing relationship with us.
John J. Bientjes	Long standing relationship with us.
Robert Helina	Corporate finance experience.
Dr. Thomas Fyles	Scientific expertise.
Ben Seaman	Younger generation businessman increases our awareness of internet sales and adds value to our audit and compensation committees
David Fynn	Experienced accountant adds value to our audit and compensation committees

Executive Compensation

The following table shows in summary form the compensation earned by (i) our Chief Executive Officer and (ii) by each other executive officer who earned in excess of $100,000 during the two fiscal years ended December 31, 2021.

Name and Principal Position	Fiscal Year	Salary (1)	Bonus (2)	Restricted Stock Awards (3)	Options Awards (4)	All Other Annual Compensation (5)	Total

Daniel B. O’Brien	2021	$747,920	—	—	—	—	$747,920
President, Chief Executive Financial and Accounting Officer	2020	$695,352	—	—	—	—	$695,352

(1)	The dollar value of base salary (cash and non-cash) earned.

(2)	The dollar value of bonus (cash and non-cash) earned.

(3)	During the periods covered by the table, the value of the shares of restricted stock issued as compensation for services to the persons listed in the table.

(4)	The value of all stock options granted during the periods covered by the table.

(5)	All other compensation received that we could not properly report in any other column of the table.

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During the year ended December 31, 2012, the Company determined that Daniel B. O’Brien, the Company’s President and Chief Executive Officer, was underpaid. Accordingly, the Company increased Mr. O’Brien’s annual salary to twice that which was paid to the highest paid employee of the Company. Mr. O’Brien requested his salary be dropped by $100,000/year during 2019 and the Compensation committee agreed. The Company expects that Mr. O’Brien’s salary for the year ending December 31, 2022 will again be twice the annual salary less $100,000 paid to the Company’s highest paid employee, excluding Mr. O’Brien.

Non-Qualified Stock Option Plan

In August 2014 we adopted a Non-Qualified Stock Option Plan which authorizes the issuance of up to 1,500,000 shares of our common stock to persons that exercise options granted pursuant to the Plan. Our employees, directors and officers, and consultants or advisors are eligible to be granted options pursuant to the Non-Qualified Plan.

The Plan is administered by our Compensation Committee. The Committee is vested with the authority to determine the number of shares issuable upon the exercise of the options, the exercise price and expiration date of the options, and when, and upon what conditions options granted under the Plan will vest or otherwise be subject to forfeiture and cancellation.

During the fiscal year ended December 31, 2021 we issued 170,000 options pursuant to the Non-Qualified Plan (2020 – 172,000).

Summary

The following table shows the weighted average exercise price of the outstanding options granted pursuant to our Non-Qualified Stock Option Plan as of December 31, 2020, our most recently completed fiscal year.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Non-Qualified Stock Option Plan	789,500	$2.78	62,000

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Our Non-Qualified Stock Option Plan has been approved by our shareholders.

As of December 31, 2021, options to purchase 789,500 shares of our common stock were outstanding under our Non-Qualified Stock Option Plan. The exercise price of these options varies between $1.42 and $4.13 per share and the options expire at various dates between on December 31, 2021 and December 31, 2025.

No options were exercised by our executive officers during the fiscal year ended December 31, 2021.

Equity Incentive Plan

The Merger Agreement with Lygos, Inc. requires us to adopt an Equity Incentive Plan. As a result, we have adopted such a plan which is subject to shareholder approval at the Special Meeting of Shareholders. For more information regarding the Equity Incentive Plan, see Proposal No. 3 herein.

Director Compensation

We reimburse directors for any expenses incurred in attending board meetings. We also compensate directors $6,000 annually for each year that they serve with an additional $4,000 paid to the head of the Audit Committee -

Our directors received the following compensation in 2021:

Name	Fees earned or paid in cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings	All other compensation ($)	Total ($)

John H. Bientjes	10,000	—		—	—	—	—
Robert Helina	6,000	—	—	—	—	—	—
Tom Fyles	6,000	—	—	—	—	—	—
Ben Seaman	6,000	—	—	—	—	—	—
David Fynn	6,000	—	—	—	—	—	—

(1)	The fair value of stock issued for services computed in accordance with ASC 718 on the date of grant.

(2)	The fair value of options granted computed in accordance with ASC 718 on the date of grant.

Daniel B. O’Brien was not compensated for serving as a director during 2020.

Employees

As of March 31, 2022, we had 40 employees, including one officer, 13 sales and customer support personnel, and 25 manufacturing personnel. None of our employees is represented by a labor union and we have not experienced any work stoppages to date.

Properties.

We lease a 6,400 sq. ft. facility in Naperville, Illinois which we use for offices and laboratories at a cost of $5,670 per month with a lease effective to December 2025 and 61,200 sq. ft. of warehouse space in Peru, Illinois used for storage and extra capacity at a cost of $27,000 per month currently on a month-to-month lease. We also lease a 1,300 sq. ft. facility in Mendota, Illinois used for offices at a cost of $880 per month with a lease effective to September 2023.We own a 56,780 sq. ft. facility in Peru, Illinois and a 14,000 sq. ft facility in Mendota, Illinois which is used to manufacture our TPA line of products. In 2017, we purchased a 3,000 sq ft building on 1 acre of land in Taber, Alberta.

The 3.3 acres of cleared and undeveloped land in Taber, AB Canada was disposed of for the proceeds of $263,380 ($333,899CAD). With a cost of $219,318 ($278,040CAD) the Company recognized a gain of $44,330 ($55,859CAD) on the disposal.

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FSI’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Results of Operations

We have three product lines.

The first is a chemical (“EWCP”) used in swimming pools and spas. The product forms a thin, transparent layer on the water’s surface. The transparent layer slows the evaporation of water, allowing the water to retain a higher temperature for a longer period of time thereby reducing the energy required to maintain the desired temperature of the water. A modified version of EWCP can also be used in reservoirs, potable water storage tanks, livestock watering pods, canals, and irrigation ditches for the purpose of reducing evaporation.

The second product, biodegradable polymers (“TPAs”), is used by the petroleum, chemical, utility and mining industries to prevent corrosion and scaling in water piping. TPAs can also be used to increase biodegradability in detergents and in the agriculture industry to increase crop yields by enhancing fertilizer uptake.

The third product line is nitrogen conservation products for the agriculture industry. These products decrease the loss of nitrogen fertilizer after application to the field and allow less fertilizer to be used. These products are considered TPA products and are made and sold by our TPA division.

Material changes in the line items in our Statement of Income and Comprehensive Income for the year ended December 31, 2021 as compared to the same period last year, are discussed below:

Item	Increase (I) or Decrease (D)	Reason

Sales
EWCP products	I	Increase in customer orders.

TPA products	I	Growth in most product lines.

Lease expense	D	The purchase of ENP Realty by ENP Investments reduced lease expense.

Interest expense	D	Decreased debt resulted in decreased interest expense.

Commissions	D	One time commission for historic sales in 2020 did not reoccur in 2021.

Currency exchange	I	Currency exchange increased as a result of the movements in the US/Canadian dollar exchange rate and its effects on US dollar cash balances and US dollar payables held by the Company’s’ Canadian subsidiaries.

Gain on investments	D	Florida LLC that the Company invested in had higher costs and lower net income in 2021.

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Material changes in the line items of our Statement of Operations and Comprehensive Income for the three months ended March 31, 2022 compared to the same period in the prior year are discussed below:

Item	Increase (I) or Decrease (D)	Reason

Sales
EWCP products	D	Decreased customer orders.

TPA products	I	Increased customer orders along with increase in pricing.

Insurance	I	Increase in assets and in sales resulted in higher insurance costs.

Interest expense	D	Decreased debt resulted in decreased interest expense.

Lease expense	D	The purchase of ENP Realty by ENP Investments reduced lease expense.

Travel	I	Travel has resumed as COVID-19 has become an endemic.

Currency exchange	I	Currency exchange increased as a result of movements in the US / Canadian dollar exchange rate and its effects on US dollar cash balances and US dollar payables held by the Company’s Canadian subsidiaries.

The factors that will most significantly affect future operating results will be:

●	the sale price of crude oil which is used in the manufacture of aspartic acid we import from China. Aspartic acid is a key ingredient in our TPA product. If tariffs are maintained or expanded and if relief is not available, some customers may experience price increases;

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●	activity in the oil and gas industry, as we sell our TPA product to oil and gas companies;

●	drought conditions, since we also sell our TPA product to farmers; and

●	the impact of COVID-19 virus.

Other than the foregoing we do not know of any trends, events or uncertainties that have had, or are reasonably expected to have, a material impact on our revenues or expenses.

Capital Resources and Liquidity

Our sources and (uses) of cash for the years ended December 31, 2021 and 2020 are shown below:

	2021	2020

Cash provided by operations	$4,535,746	$5,705,441
	-	22,090
Purchase of investments	(500,000)	(3,152,025)
Distributions from equity investments	359,300	972,295
Acquisition of ENP Realty, LLC	-	13,419
Sale of property and equipment	263,380	9,490
Purchases of property and equipment	(782,219)	(1,080,598)
Advances (repayments) of short term line of credit	184,746	(273,909)
Repayment of long term debt	(943,080)	(4,395,915)
Proceeds of long term debt	-	3,413,160
Lease payments	(287,903)	(385,541)
Payment on convertible note	-	(500,000)
Distributions to non-controlling interests	(804,003)	(594,882)
Sale of common stock	140,440	39,750
Changes in exchange rates	96,391	45,331

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Our sources and (uses) of cash for the three months ended March 31, 2022 and 2021 are shown below:

	2022	2021

Cash provided (used) by operations	(2,425,007)	(2,356,767)
Proceeds of equity investment distributions	7,500	12,500
Acquisition of equipment	(176,684)	(96,136)
Borrowings from line of credit	2,647,726	1,112,361
Repayment of loans	(209,629)	(208,857)
Lease financing costs	(16,085)	(83,070)
Partnership distributions	(265,922)	(157,952)
Proceeds from sale of common stock	56,940	76,360
Changes in exchange rates	42,542	82,352

We have sufficient cash resources to meets our future commitments and cash flow requirements for the coming year. As of March 31, 2022, our working capital was $15,516,922 and we have no substantial commitments or capital requirements that require significant outlays of cash over the coming fiscal year.

We are committed to minimum rental payments for property and premises aggregating approximately $297,720 over the term of two leases, the last expiring on December 31, 2025.

Commitments for rent in the next four years are as follows:

2022	$78,240
2023	$77,100
2024	$70,440
2025	$71,940

Other than as disclosed above, we do not know of any trends, demands, commitments, events or uncertainties that will result in, or that are reasonable likely to result in, our liquidity increasing or decreasing in any material way.

On June 21, 2022, the Company completed a refinance of two (2) Midland equipment term loans totaling $1,548,841.20 ($157,233.70 and $1,391,607.50, respectively) with a term loan of the $1,935,000 from Stock Yards Bank & Trust. The term loan at Stock Yards Bank & Trust also paid off a portion of the short-term borrowings outstanding under the Midland revolving line($386,158.80). Additionally, on June 21, 2022, the Company replaced the NanoChem line of credit from Midland with a similar line of credit from Stock Yards Bank & Trust, increasing the total credit line available from $3,000,000, to $4,000,000. The portion outstanding on the line of credit decreased by $371,655.05 on the credit line. Although the outstanding balances decreased, $14,503.75 was paid from the line of credit to cover all closing costs including origination, title charges, and attorney fee for both the term note and line of credit. Concurrently with the replacement of the Midland line of credit with the Stock Yards Bank & Trust line, NanoChem purchased 300 units of ENP Peru Investments LLC from Advanced Turf Solutions, Inc. for $506,659.00. NCS Deferred Corp. now owns 546 units of ENP Peru Investments LLC while the remaining 54 units are held by ENP Investments, LLC. NCS Deferred Corp. will consolidate ENP Peru Investments LLC in its financials beginning on June 21, 2022. The $2,849,499.85 and $259,000 mortgages on the land and building in Peru, IL occupied by NCS Deferred Corp. and ENP Investments, LLC remain in the name of ENP Peru Investments LLC, however, the guarantors have changed to NCS Deferred Corp. and ENP Investments, LLC. and Advanced Turf Solutions is no longer a guarantor. On June 17, 2022, ENP Investments, LLC, the 65%-owned subsidiary of NCS Deferred Corp., refinanced its line of credit from Midland to Stock Yards Bank & Trust. The total credit line available is $4,000,000.

Other than as disclosed above, we do not know of any significant changes in our expected sources and uses of cash.

We do not have any commitments or arrangements from any person to provide us with any equity capital.

Critical Accounting Policies And Estimates

Allowances for Product Returns. We grant certain of our customers the right to return product which they are unable to sell. Upon sale, we evaluate the need to record a provision for product returns based on our historical experience, economic trends and changes in customer demand.

Allowances for Doubtful Accounts Receivable. We evaluate our accounts receivable to determine if they will ultimately be collected. This evaluation includes significant judgments and estimates, including an analysis of receivables aging and a review of large accounts. If, for example, the financial condition of a customer deteriorates resulting in an impairment of its ability to pay or a pattern of late payment develops, an allowance may be required.

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Provisions for Inventory Obsolescence. We may need to record a provision for estimated obsolescence and shrinkage of inventory. Our estimates would consider the cost of inventory, the estimated market value, the shelf life of the inventory and our historical experience. If there are changes to these estimates, provisions for inventory obsolescence may be necessary.

Valuation of Goodwill and Intangible Assets. We consider goodwill and intangible assets to determine if there are qualitative factors which exist which may indicate that the carrying value exceeds the fair value. Our estimates are based upon an assessment of market conditions and expected future cash flows to be generated by the reporting units and related assets. If factors exist which indicate that the carrying value exceeds the fair value, an impairment charge against the goodwill and intangible assets could be required.

Useful lives of Property, Equipment and Leaseholds and Intangible Assets. We amortize and depreciate our property, equipment and leaseholds and intangible assets based on their estimated useful lives. We estimate the expected useful lives based on the expected term over which the asset is expected to continue to generate economic benefit for our company. If there are differences between the expected useful lives and the actual useful lives of the asset, impairment of property, equipment and leaseholds or intangible assets could be necessary.

Revenue Recognition. We follow a five-step model for revenue recognition. The five steps are: (1) identification of the contract(s) with the customer, (2) identification of the performance obligation(s) in the contract(s), (3) determination of the transaction price, (4) allocation of the transaction price to the performance obligation, and (5) recognition of revenue when (or as) the performance obligation is satisfied. We fulfill our performance obligations when control of product transfers to the customer, which is generally at the time the product is shipped since risk of loss is transferred to the purchaser upon delivery to the carrier. For shipments which are F.O.B. shipping point, we have elected to account for shipping and handling activities as a fulfillment cost rather than as an additional promised service and performance obligation.

See Note 2 to the consolidated financial statements included as part of this proxy statement/prospectus for a description of our significant accounting policies.

Recent Accounting Pronouncements

We have evaluated recent accounting pronouncements issued since January 1, 2021 and determined that the adoption of these recent accounting pronouncements will not have a material effect on our consolidated financial statements.

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INFORMATION ABOUT LYGOS, INC.

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to the business of Lygos, Inc. and its subsidiaries, including the business and operations of Flexible Solutions, Inc., following the consummation of the Business Combination.

Overview

We employ biotechnology and chemistry to make every day, essential products more sustainably by converting low-cost sugar into high-value products. We make and sell thermal polyaspartate, which is a polymer of the natural amino acid known as aspartic acid. Polyaspartates have use in various industrial and agricultural applications, and are biodegradable. We use fermentation to convert renewable carbon into amino acids, organic acids and other ingredients (intermediary products which can be used in later stage products). During fermentation, a host organism utilizes a renewable feedstock such as glucose (sugar) to produce one or more ingredients. Conventionally, these ingredients are frequently produced from petroleum. Our technology, on the other hand, enables production of ingredients with less petroleum reliance. We have combined our technology with scalable commercial infrastructure to achieve production of specialty performance chemical ingredients. We manufacture products that can be utilized by numerous end markets addressing multibillion dollar markets, including biodegradable agriculture fertilizer systems, detergents and cleaning and clean water products.

Our mission

The mission of Lygos is to produce sustainable consumer and industrial products through the rigorous application of our sustainable carbon-based technology platform. Our goal is to build the world’s leading sustainable organic acid company. We believe that our technology and products can scale globally, positively impact climate change and deliver on the rapidly growing demand for sustainability, with the intent to improve our world with healthier, safer products and more benign processes.

We aim to achieve this mission through our vertically-integrated technology and products platform that converts renewable carbon, such as sugar, into a variety of ingredients without the use of petroleum or with reduced use of petroleum. We believe our processes are capable of creating products with less environmental impact. When properly scaled, they also provide higher quality products at lower cost.

Our business strategy and innovation processes broadly follow what we refer to as “Sugar-to-Shelf” pursuant to which we seek to develop the best biotechnology and green chemistry solutions for converting renewable feedstocks and carbon dioxide into end products, without petroleum We evaluate opportunities for displacing petroleum-derived organic acids with sustainable alternatives produced with our technology. We then assess the commercialization potential through existing channels which could be utilized or acquired while we develop the necessary technology to enable manufacturing of the sustainable products.

Presently, we are focused on growing a commercial footprint around an expanding set TPA products. These biodegradable products offer an environmentally friendlier alternative to similar non-biodegradable products. We believe use of these products will enable us to decarbonize (i.e., reduce or eliminate petroleum-based carbon) the supply chain by eliminating a petroleum feedstock and replacing it with a renewable carbon input. In the future, we plan to expand our portfolio of organic acid ingredients and products by further investing in our technology and commercial pipeline. We believe this strategy will enable more of our partners to switch the production of their on-shelf products from petroleum-derived ingredients to utilize sustainable sources – in turn, enabling them to reach their corporate mandates for sustainability.

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The products we intend to commercialize and decarbonize through the use of our aspartic and broader organic acids platform are replacements for critical material building blocks that are used today in consumer, agriculture and industrial products. In the consumer products sector, our ingredients are intended to enable leading soap, detergent and household cleaning brands to clean our hands, clothes and homes more sustainably. In the agricultural products sector, our ingredients are intended to enable more efficient and sustainable fertilizer systems to feed the world more sustainably. In the industrial products sector, our ingredients are intended to enable biodegradable water treatment and cleaning products to prevent corrosion more sustainably while maintaining broader access to clean water systems.

Our method

We do not depend on a single technology or approach. Our process evaluates the best-in-class approaches available, and uses our expertise across biotechnology, chemistry and process engineering to bring products to market efficiently and competitively. We are a sustainable biotechnology company using aspects of biological production and tools of synthetic biology, along with aspects of chemical production tools. Our philosophy includes having critical internal expertise to develop the fundamental technology, processes and intellectual property to execute on our business strategy. We also leverage and integrate externally available “accelerants” in our value chain, such as engaging contract research organizations (“CROs”) across the technology provider landscape. This enables us to more rapidly and more capital-efficiently progress our technologies to commercial readiness, along with lower costs of development. These accelerants include, among others, DNA sequencing and synthesis companies (which have reduced the cost of reading, writing and editing DNA) and synthetic biology CROs (which have decreased the costs associated with specific workflows of high throughput biotechnology experimentation). Additional accelerants include contract development, manufacturing and engineering organizations, which have decreased the cost and risk associated with scaling biotech and green chemistry processes from laboratory bench-scale (grams produced) to bulk industrial quantities (thousands of tons per year).

Following our proposed merger with FSI, and along with the associated financing, we intend to continue the growth of our polyaspartate production and sales into various applications, including biodegradable fertilizers and cleaning agents (“descalants”). We plan to invest further into capacity expansion for existing polyaspartate product lines, and also invest to expand sales and marketing capabilities for these products. Simultaneously, we intend to utilize our innovation infrastructure to develop our microbes and processes for fermentative aspartic acid production to the level of performance needed to enable economical commercial deployment.

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In addition to developing processes to provide a renewable aspartic acid feedstock for our polyaspartate manufacturing, we intend to evaluate markets and production methods for additional aspartic acid derivatives, including chemicals that bind and hold on to minerals and metals (“chelators”) that could displace ethylenediaminetetraacetic acid (“EDTA”). EDTA is one of the most common chelators found in food and consumer products, but it is poorly biodegradable. On the other hand, there are multiple known biodegradable chelators which can be produced from aspartic acid. Another high-potential commercial channel which we intend to explore is the use of polyaspartates as biodegradable replacements for polyacrylates, which are common superabsorbent materials used in disposable baby diapers. Polyacrylates are poorly biodegradable and we believe the application of biodegradable polyaspartate replacements represents an enormous potential growth opportunity in terms of both commercial expansion and environmental impact.

By replacing petroleum-derived aspartic acid with renewable aspartic acid as the feedstock for production of polyaspartates and other derivatives, we expect our responsibly-manufactured products will appeal strongly to customers who use these materials in environmentally-facing applications (e.g., agriculture, drilling), as well as customers formulating these materials into consumer packaged goods (e.g., detergents, personal care products, diapers). We believe that FSI has in place an initial pipeline for commercializing such aspartic acid derivatives via existing customers or sales channels which will enable major value creation with Lygos’ innovation infrastructure.

Our innovation infrastructure and pragmatic, technology-agnostic approach has enabled us to develop multiple products to a high degree of commercial readiness. We intend to continue investing strategically into the development of additional pipeline products based on our innovation infrastructure to manufacture products which will be commercially impactful to our company and which we believe will be impactful to global sustainability initiatives. Some of the organic acids which we have already begun to explore in our pipeline research and development include malonic acid, and other acids, each a potentially valuable and impactful bioproduct. Our early development work on these products demonstrates the versatility of our innovation platform for the purpose of displacing many petroleum derivatives from the enormous global supply of organic acids.

Market and Competitive Landscape

Organic acids market

Based on the Global organic acid market report 2022, there are estimated to be over 70,000 basic ingredients that are currently produced from petrochemistry, which could serve as targets for bringing new sustainable biotechnology processes to market. These ingredients are valuable products serving a broad application space based on their underlying structures. As a class of ingredients, organic acids represent a growing subset of molecules with large commercial value. According to the Global organic acid market report 2022, the existing organic acid market size is estimated to be worth $11.0 billion in 2021 and projected to grow to $16.5 billion by 2028 at a compound annual growth rate (CAGR) of 5.9%, compared to the total potential petrochemistry addressable market which is estimated to reach $860 billion by 2028 according to a 2021 Global petrochemicals market analysis report.

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Organic acids, based on renewable carbon sources, are versatile ingredients due to their multiple functionalities and thus serve as excellent building blocks that can be converted into many high-value molecular families for a sustainable chemical industry. Microbial production of natural organic acids is particularly attractive since both the renewable feedstock and resulting products are highly oxygenated molecules, meaning that the material entering and exiting the process is maintained, compared to more expensive petrochemistry-derived processes based on hydrocarbons. As a result of numerous advances in the field of industrial biotechnology, the market space for organic acid derived chemicals and materials is expanding significantly – the twelve most promising biomass-based platform chemicals identified by the US Department of Energy in a 2004 report, nine are organic acids.

Aspartic acid and TPAs market applications

Aspartic acid is a four-carbon amino acid used as a precursor for aspartame, a low-calorie sweetener, and polyaspartates, a suite of biodegradable polymers with broad applications. Specifically, water-soluble TPAs prevent corrosion and scaling in water pipes used in the petroleum, chemical, utility and mining industries. TPAs are also used to enhance fertilizers and improve crop yields and as additives for household laundry detergents, consumer care products and pesticides.

TPAs for agriculture. TPAs have the ability to reduce fertilizer crystallization before, during and after application and can also delay crystal formation between fertilizer and minerals present in the soil. Once crystallized, fertilizer and soil minerals are not able to provide plant nourishment. As a result, in select conditions the use of TPAs either blended with fertilizer or applied directly to crops can increase yields significantly. TPAs are designated for crop nutrient management programs and should not be confused with crop protection and pesticides or other agricultural chemical applications.

TPAs for industrial applications. TPAs are used in oilfields to reduce scale and corrosion in various above ground water systems. They are used in place of traditional phosphonate and other products when biodegradability is required by environmental regulations. TPAs are also used in fracking fluids to reduce their toxicity while maintaining equal function. TPAs can also be useful in preventing clogging and crystallization in select irrigation conditions, thereby reducing maintenance costs and lengthening the life of equipment.

Polyaspartates for home and personal care. Polyaspartates can replace polyacrylates in cleaning products which is valuable because polyaspartates are biodegradable while polyacrylates (any of a number of synthetic resins produced by the polymerization of acrylic esters) are not. In a cleaning product formulation, polyaspartates prevent the re-deposition of dirt onto the surfaces to be cleaned, allowing dirt to be rinsed away. Polyaspartates can also serve as biodegradable superabsorbent substitutes to polyacrylate-based polymers which are not biodegradable and leach large amounts of plastic into the environment. Thus, polyaspartates are believed to be useful for making sustainable plant-based diapers that are fully biodegradable. These particular markets are expected to have significant future potential growth opportunities.

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Competitive landscape

Lygos has a pipeline of sustainable products and a roadmap that enables us to capture value from the agricultural, industrial, consumer and pharmaceutical markets utilizing our synthetic biology platform. In the following sections, we highlight Lygos’ near-term growth focus with its two business units targeting industrial and consumer care products and agriculture.

Lygos’ industrial and consumer care products

We expect our advanced bio-based aspartic acid ingredients to compete with petrochemical equivalents that are already proven in the market and manufactured by established companies, such as Lanxess, and numerous small Chinese producers, including Changzhou Yabang Chemical, Yantai Hengyuan Bioengineering and Hebei Think-Do Environment. In addition, our other sustainable products will compete against other companies in the bio-based specialty chemical industry, such as Amyris and Genomatica, and large established companies, including ADM, Cargill, Evonik and DuPont.

We believe that the primary competitive drivers include:

●	Capability to rapidly increase production to meaningful volumes for commercial scale

●	Quickly access existing product and sales channels for off-take and market share

●	Price and production costs compared to both bio-based and petroleum-derived suppliers

●	Capital requirements and access to capital, particularly in relation to our bio-based competitors

●	Versatility of technology platform and flexibility for sustainable feedstocks

●	Technology performance including overall process conversion yields and productivities

●	Drop-in replacement into customer’s current processes or products for existing large markets

●	Purity and quality of products

We believe we compete favorably with respect to all of these factors because of Lygos’ extensive experience in the bio-based organic acids market and based on over 10 years of domain expertise establishing a best in class organic acid technology platform. Based on our innovative processes, we believe we will be a cost competitive producer of high quality sustainable ingredients. With respect to TPAs and aspartic acid, we believe we will be a cost competitive producer to any bio-based competitors that may challenge our market, although none are presently known. We also believe that our technology for producing bio-based aspartic acid and derivatives will be cost-competitive to our petroleum-derived competitors’ aspartic acid. However, our competitors include large chemical companies that are better capitalized, with larger R&D departments and budgets, and well-developed distribution systems and networks for their products. These companies have relationships with our existing and potential customers and have larger sales and marketing programs in place to promote their products.

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Lygos’ agricultural business

Through our agricultural division and technology, we make biodegradable products based upon aspartic acid and derivative polymers that are used by customers as fertilizer enhancers, detergents and for water treatment and scale control. In all these cases, we believe we provide a compelling solution set to our customers, including biodegradation, less or more effective nitrogen use by plants, and less corrosion or clogging of pipe infrastructure.

Our TPA products face indirect competition from other chemicals in every market in which we are active. For purposes of oilfield scale prevention, phosphonates, phosphates and molybdates provide the same effect. For crop enhancement, increased fertilizer levels can serve as a substitute for TPAs. In irrigation scale control, acid washes are our prime competitor. Notwithstanding the above, we believe our competitive advantages include:

●	Biodegradability compared to competing oil field chemicals

●	Cost-effectiveness for crop enhancement compared to increased fertilizer use

●	Environmental considerations, ease of formulation and opportunities in irrigation scale markets

There are at least three challenges hindering growth of the polyaspartate market today, all of which we believe can be addressed by Lygos’ novel bio-based technology. First, the incumbent process relies on petrochemical-derived feedstocks. Not only is this feedstock non-renewable (which is increasingly important in consumer facing applications) and expensive, but prices are volatile, leading to significant swings in aspartic acid prices relative to alternatives like polyacrylate. Second, the quality of aspartic acid manufactured today by our competitors is highly variable and the occurrence of impurities specific to the petrochemical supply chain can lead to both inefficient polymerization and a low quality product. Finally, the majority of aspartic acid is manufactured in China but used in the United States, which increases costs due to transport, logistics and tariff costs, hindering competitive ability against polyacrylate.

While our goal is to create solutions that capture more market value than a raw ingredient, it is useful to consider the potential of aspartic acid to replace acrylic acid as a better performing ingredient as one bookend for the total addressable market. Acrylic acid is estimated to be a $20 billion global market as of 2022 and is a major source of microplastic contamination, according to Statista. Sustainable aspartic acid is a high-performing and an ecologically friendly alternative.

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Technology Development

Our technology development philosophy

We are biotechnologists, operating at the frontier of biology, chemistry and manufacturing to create valuable and sustainable solutions. We utilize biology when it is advantaged and chemical synthesis when it is advantaged.

Many of our processes involve fermentation to produce ingredients efficiently, using sustainable or renewable carbon feedstocks; then efficient chemical conversion to yield sustainable bulk ingredients and fine chemicals. For example, we produce renewable malonic acid and then change it to an ester (any of a class of organic compounds that react with water to produce alcohols and organic or inorganic acids) with fermentation-derived ethanol to yield diethyl malonate consisting of 100% renewable carbon. We plan to use a similar approach to produce a range of useful and valuable products from sustainable aspartates. We also plan to produce renewable aspartic acid via fermentation, then convert it to biodegradable, sustainable end products.

We are practical in our application of various technologies. We aim to remove barriers to efficient and cost-competitive commercial production by considering a range of potential approaches, rather than focusing on any one specific technical approach. We have considered and used a range of host organisms for the manufacture of our major products. While using non-traditional hosts that do not have well established genetic engineering tools requires investment in those tools, we have already realized gains from such investments when developing new products. We have utilized our acid-tolerant malonate strain to successfully jump-start multiple new pipeline projects involving production of various organic acids.

Reinventing the wheel is inefficient. While we protect our novel intellectual property rigorously, we remove technical barriers by first reviewing available solutions, whether from academic, off-patent or patent-protected sources, and then evaluate those available solutions along with potential novel approaches both on technical and commercial merits. We continuously apply techno-economic principles to discriminate among technical approaches and establish clear, quantifiable technical milestones. When most efficient, we obtain technology licenses or utilize know-how from the public domain; and when appropriate we develop novel and proprietary solutions in-house. We apply the same technology-agnostic approach across all aspects of development, including host selection, genetic modifications, fermentation and downstream process development, and derivatization of our ingredients into useful end-products.

We are customer-driven and focus on developing solutions to meet the rigorous quality demands of our end users. The bioproducts resulting from our fermentation, recovery, purification and derivatization processes are carefully analyzed with rigorous analytical methods to ensure that they meet all required specifications. We typically validate our methods using external third-party analytical labs. Product specifications are established to meet incumbent specifications and customer requirements, including typical safety and regulatory needs. Additionally, samples of new bioproducts are tested when used in the intended applications to ensure that they meet performance expectations under typical application conditions. For example, our preliminary lab-scale samples of greater than 98% bio-derived aspartic acid have proven to be of sufficient quality to enable use in our thermal polymerization processes to manufacture polyaspartic acid.

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As a combined business, we intend to continue to leverage FSI’s extensive applications testing and development expertise with polyaspartates which has been cultivated over the decades and includes world-class applications expertise in formulation of a wide range of polyaspartate-based fertilizers and descalants.

Our major development efforts to date

Our most commercially advanced program to date is our polyaspartate program. This program has been commercialized with steadily increasing product demand for more than two decades. In addition to production, this program has involved significant application development and testing to enable product demand for a range of fertilizer and descaling applications.

Our most advanced biotech processes currently relate to our production processes for malonates (three-carbon dicarboxylic acid), which has been transferred and piloted at various sites.

Our fermentative production of sustainable aspartate program is at a research and development stage. Significant amounts of aspartate production have been demonstrated, and the resulting microbial product has been purified and tested successfully by FSI for utilization in polyaspartate production.

We are working with a number of potential partners and customers to develop plans to demonstrate commercial-scale production with co-funding by the counterparties, to ensure commercial engagement and alignment before committing the necessary capital investments for these programs. Additional organic acid bioproduction projects are at the research stage. Our intent is to advance such “pipeline” products strategically, as we develop meaningful partnership and customer relationships that indicate that investments into research and development for particular products will ultimately lead to commercial value creation.

TPA and Aspartates. Aspartic acid derivatives are interesting biodegradable products with a global potential to make an impact on sustainability goals. For example, TPA is a biodegradable polymer useful in agriculture, industrial and home care applications. In agricultural applications, it increases the uptake of fertilizer by plants, resulting in higher land productivity for the same amount of fertilizer use. Industrially they can be used as descalants for oilfield water. For home care, they can be used in detergent formulations.

TPA is produced commercially by polymerization of aspartic acid. The incumbent manufacturing process for aspartic acid involves a series of steps starting with a common petroleum-derived building block, butane. We believe there is a significant opportunity to further increase the sustainability profile of aspartate-derived products by decarbonizing the supply chain for aspartic acid, replacing the current petroleum-derived aspartic acid supply with a supply based on renewable feedstocks. We believe our technology platform offers opportunities to further expand the applications of aspartic-derived products into the biodegradable chelators market and potentially into the superabsorbent polymers market, and that the sustainably-sourced carbon in our products will appeal to end users as well as the consumer packaged goods companies which are aiming to meet their customers’ desires to live sustainably.

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Lygos’ aspartate platform has its origins in a project funded by the U.S. Department of Energy and has been complemented with an academic collaboration with a leading genetic engineering scholar. We have developed microbes capable of producing aspartic acid, using a host organism that can economically produce amino acids in commercial processes. We have produced biobased aspartate at bench scale, and purified it sufficiently to perform polymerizations. Our bio-based platform underscores the potential to replace the petroleum-based supply chain for aspartic acid. We intend to execute our biobased aspartate technology programs to develop commercially relevant strains and scalable processes in the coming years.

TPAs for oilfields. We have the ability to custom manufacture TPAs depending on the specific water conditions associated with any oil well. TPAs are also used in fracking fluids to reduce the toxicity while maintaining equal function. While Lygos’ ultimate ambition is to displace practices that remove petroleum from the ground, we take a pragmatic near-term objective and contribute to mitigating the environmental consequences of drilling by providing environmentally-responsible descalants to displace their environmentally-damaging alternatives.

TPAs for the agricultural industry. Depending on the application, TPA products are marketed under a variety of brands, including EX-10TM, AmisorbTM, LYNXTM, MAGNETTM, AmGroTM and VOLTTM. Markets of significance include corn, wheat, soybeans, rice, potatoes, sugar beets, cotton, tomatoes, almonds and other high value per acre crops.

Nitrogen conservation products for agriculture. We manufacture and sell two conservation products and mixtures used for slowing nitrogen loss from fields. Our product, SUN 27TM inhibits the bacterial action and keeps the nitrogen fertilizer available for plant growth. Our N Savr 30TM product uses the most effective active ingredients available to combat this cause of fertilizer loss. We sell SUN 27TM and N Savr 30TM through distributors in North and South America under our trade names and under private labels.

Malonates. Malonates have unique chemical functionality. They are universally applied across a diverse range of industries for the production of such materials as fragrances, industrial coatings and pharmaceuticals.

Our sustainable malonates technology development involves both strain engineering and process development for scaled-up production. On the strain engineering front, we tested various production hosts and selected an acid-tolerant yeast strain for its ability to produce organic acids at low pH. After establishing that malonate biosynthetic pathways could be engineered in the host organism, genetic engineering tools were developed to efficiently manipulate the DNA of this host. Diagnostic tests confirmed the successful DNA manipulations, resulting in the development of malonate strains possessing Lygos’ proprietary malonyl-CoA hydrolase enzyme that efficiently controls the final metabolic step. A large number of variants of this enzyme were produced and screened to maximize productivity and yield.

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The fermentation process for malonate production was developed, optimized and scaled up successfully at multiple contract manufacturing sites at scales up to 26,000 L (7000 gal). Our downstream recovery and purification processes were designed to efficiently maximize the production of malonate-based esters from an aqueous fermentation medium. Our solution involves a simple yet elegant approach combining the esterification reaction with an extraction process that separates the product from water.

Business Strategy and Commercialization Approach

Business strategy

We currently sell our ingredients and products in a variety of sales channels. A significant amount of our sales are generated from selling our various ingredients to other businesses which then incorporate them into B2B and B2C products. We also currently and in the future plan to sell some of our end-products directly to the consumer market in cases where our sales channel remains advantaged. We believe that our near-term revenues will be obtained from the sale of current FSI products, which will not be produced using the bio-based platform, to our existing customers. These products are primarily TPAs which will be produced in our manufacturing facility in Illinois, USA. The multiple TPA variants produced are optimized for individual market verticals and sold through distribution or end use.

Commercialization approach

Our business approach is to first identify petrochemically sourced organic acid based products with large growth potential and where our sustainable technology can displace those petrochemical processes. For example, the replacement of acrylic based plastics with biodegradable polyaspartates. Once identified, we enter these markets through acquisitions and/or partnerships giving us immediate access to technology and customers in these sectors. Next, we identify areas where we can expand those sales channels through investment in current sales and marketing efforts as well as current manufacturing methods. We simultaneously invest in our technology platform capabilities so that we can replace the high growth product manufacturing methods with our more sustainable technologies. Using this approach, we aim to establish a commercial footprint rapidly and pragmatically, while developing the means to enable more sustainable manufacturing.

Our Commercial Growth Strategy

Our commercial growth strategy is three-fold: (1) revenue growth from aspartic-based ingredients by increasing capacity and expanding to new applications, (2) decarbonization of the aspartic acid supply chain by switching over to renewably-sourced raw materials in a capital and cost efficient manner, and (3) expand our portfolio of organic acid ingredients and products by investing in our technology and commercial pipeline.

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Expand existing TPA business and revenue

We intend to expand FSI’s base TPA business by (1) doubling the existing manufacturing capacity by capital investment on additional assets, (2) expanding the established sales channels to a broader customer base by investing in sales and marketing, and (3) broadening the current slate of established applications by investing in business development, new customer engagement, and formulation/application development.

Grow our aspartate-based platform to new products and applications

We believe that there is a significant opportunity for expanding the aspartate platform beyond the current agriculture and fertilizer business into new markets with applications as biodegradable chelators. Commercial applications of chelators include consumer goods, both in home and personal care, as well as in a new generation of biodegradable superabsorbent polymers.

One potential new growth avenue is the biodegradable chelators market, which includes the aminopolycarboxylate derivatives of aspartic acid. These materials are chemically similar to EDTA. EDTA is currently produced from petrochemicals, and since it does not biodegrade efficiently, its accumulation and persistence in the environment is becoming a significant environmental issue because it unintentionally mobilizes heavy metals, increasing the rates at which these toxic heavy metals are leached from landfills and enter the drinking water supply. We believe that replacing EDTA with biodegradable derivatives of aspartic acid could resolve the issues associated with environmental accumulation of EDTA.

Aminopolycarboxylate derivatives of aspartic acid are currently produced commercially from what we believe to be petrochemical-derived raw materials. We believe there is an immediate opportunity to enter the biodegradable chelators market by deployment of capital investment at FSI’s manufacturing site(s) to commence manufacturing of biodegradable chelators in the near future. This rapid deployment will enable market penetration and establish both the sales channels and value chain for the biodegradable chelators. Moreover, we believe that our technology platform could enable the commercial production of biodegradable chelators derived from aspartic acid using renewable raw materials. We believe that by replacing the petroleum-derived raw materials with sustainable and renewable materials, we can offer a superior product, with a better sustainability profile, capable of addressing the growing consumer demand for sustainable, cost competitive alternatives with equivalent or superior performance.

Another new avenue for potential growth is extending the use of aspartates into the biodegradable superabsorbent polymers market. Superabsorbent materials currently used in diaper and feminine hygiene applications are typically based on polyacrylate polymers. Polyacrylates have poor biodegradability and invariably end up in landfills as their end-of-life fate. Polyacrylates are also a major source of microplastic pollution and contamination. High molecular weight polyaspartates have been identified for their superabsorbent properties and potential to replace polyacrylates in these applications. We believe that superabsorbent polymers represent another application area where our aspartate technology platform could offer a product with superior biodegradability profile, and eventually a fully sustainable profile incorporating raw materials from renewable carbon.

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Decarbonize the aspartic acid supply chain

We believe the growing consumer demand for sustainable solutions will make petrochemical-derived products a thing of the past. Our long-term value proposition is the decarbonization and switch over of petroleum-based supply chains to manufacture renewably-sourced organic acid ingredients and products. Our initial focus is to accomplish this by bringing biobased aspartic acid to the market. Given that most of our products are organic acids, our process requires less sugar than most other renewable products. For example, some of our organic acid products have the potential to be produced with established metabolic pathways, using less than half the sugar per pound of product vs ethanol, which is in turn more sugar-efficient than many other bio-based products. This makes our process less vulnerable to price increases in sugar, relative to other bio-based processes.

Aspartate-based products currently in the market are biodegradable but are sourced from petrochemical-derived materials. We plan to decarbonize the aspartic acid supply chain by developing and scaling up technology that converts renewable feedstocks into biobased aspartic acid. We intend to realize this technology roadmap by (1) engineering organisms to produce aspartate with commercially relevant efficiency, (2) developing economically viable and fully scalable production processes using both biological (i.e., fermentation) and chemical routes, (3) converting existing sales channels for aspartic-based products derived from petrochemistry to biobased aspartic acid, and (4) creating new offtake channels by investing in new formulation/application development. We believe there is considerable growth potential with customers that are interested in sustainable alternatives.

Accelerate our growth and reduce time to market for new products

In order to accelerate our commercial growth, we plan to use engineering firms as well as CROs to leverage their infrastructure and complement our knowledge base with their expertise in detailed engineering studies, organism development and scale up know-how. For example, we may choose to partner with high throughput synthetic biology companies to leverage their rapid automated experimentation technologies and computational capabilities to accelerate the engineering of our organisms towards commercially relevant productivities. We may also enter into technology development and supply agreements with contract manufacturing organizations to (1) validate the scalability of our processes, (2) generate the technology data package for detailed engineering of dedicated manufacturing facilities, and (3) produce new product samples to seed market demand. We will utilize such approaches when we expect that they will help us to efficiently accelerate the conversion of the aspartic acid supply chain to biobased aspartic acid. We may also choose to engage engineering firms with deep expertise in generating detailed engineering studies that significantly de-risk decisions around further capital deployment and technology scaleup.

We also plan to grow our team by attracting and retaining world-class talent with a commitment to a sustainable future for our planet and by fostering a culture that values diversity, equality and inclusion as well as a safety-first mindset in our operations. Specifically, we intend to (1) increase our sales and marketing workforce to expand the existing TPA business, (2) increase our business development staffing to expand the aspartate platform to the biodegradable chelators and superabsorbent polymers markets, (3) expand the technology team to enable timely completion of milestones in our aspartate technology roadmap, and (4) expand our operations and G&A teams to meet the needs of our growing organization.

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Continue to reduce the cost of our products

Our goal is to cost effectively produce the biobased chemicals we intend to manufacture. We believe we are well positioned to achieve this goal by executing our technology and commercial roadmaps. After developing and proving our technology at scale using contract manufacturing organizations as accelerants, we intend to further reduce our production costs by increasing the scale of our manufacturing process and realizing economies of scale via capital deployment to own and operate a commercial manufacturing facility and/or by applying our technology in partnerships and joint ventures. We believe that further reducing costs will increase market acceptance of our products, expand acceptance across additional applications and give us a long-term competitive advantage.

Expand product portfolio using our Sugar-to-Shelf process

We have a pipeline of organic acid production technologies in various stages of discovery and development, including malonic acid and derivatives, aspartic acid, and other acids. This product pipeline will serve as the initial basis for future commercialization and technology scale up plans. We believe our Sugar-to-Shelf process, coupled with a sound business strategy driven by customers and strategic partnerships, will enable us to decarbonize additional products in similar and adjacent markets with a capital efficient approach.

To realize the full potential of our technology pipeline and develop new business opportunities, we plan to build a state-of-the art facility to house Lygos’ Headquarters and Innovation Center and to serve as the launching pad for a rich portfolio of innovative, sustainable solutions.

Customers and Partners

We believe our mission towards more sustainable and biodegradable products positions us well to expand existing customers and secure new ones.

Our agricultural customers include leading agriculture product distributors, premium beverage preservation, hemp and cannabis growers and leading turf and ornamental growing companies. Our petroleum industry customers include a top 10 global oil and gas customer and our industrial customers include a Fortune 500 consumer packaged goods company and water conservation companies.

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To accelerate technology development across the value chain, we actively leverage and integrate external CROs which reduce costs associated with reading, writing and editing DNA (e.g., Illumina, Twist Biosciences and Pacific Biosciences). Specific CROs and technology providers can decrease the costs associated with specific workflows of high throughput biotechnology experimentations (e.g., Wuxi, Inscripta, Codex DNA). In addition, utilizing contract manufacturing organizations (“CMOs”) and engineering organizations (e.g., Biobased Pilot Plant EU, Dottikon, ChemDesign, Koch Modular Process Systems) can dramatically accelerate timelines and decrease costs and risks associated with scaling biotech and green chemistry processes from bench-scale to bulk industrial quantities.

Raw Materials and Suppliers

Currently our key raw material for production of polyaspartate products is aspartic acid sourced primarily from Asian suppliers, which is derived from butane, a component of petroleum. Butane is converted through a series of intermediates including maleic anhydride to yield L-aspartic acid. One of the primary objectives of the proposed merger of Lygos and Flexible Solutions is to replace this petroleum-derived feedstock with a renewable carbon feedstock for L-aspartic acid production. The vertical integration of this supply chain is beneficial in a variety of ways; it ensures a stable supply and a captive product offtake for the aspartic production site, a potential domestic sourcing for the polyaspartate production site, and potentially enhances and expands polyaspartate offtake and other aspartic acid derivative offtake by offering sustainably-sourced L-aspartic acid.

Our technology platform can produce sustainable ingredients from a variety of abundant, low-cost bio-feedstocks including sugars, cellulosic sugars, forest residues and wood processing waste. We generally begin our process development with dextrose obtained from corn as a readily-available, high-quality supply of carbohydrates. During our process development efforts, we evaluate lower-cost feedstocks including products manufactured from corn as well as cellulosic sources. As cellulosic sugar sources become cheap and abundant, we intend to utilize them for cost savings as well as improved sustainability and minimizing our footprint with respect to issues of “food vs industrial production” associated with corn and other renewable food carbohydrate feedstocks. Our innovation infrastructure has already demonstrated our ability to effectively utilize various carbohydrate feedstocks including some low-cost products currently available on the market.

Environmental, Social and Governance Mission

Environmental

Our climate is changing, and the global population has taken notice. Our collective understanding of the reality of climate change and its many impacts has shifted dramatically, and our societal resolve to make impactful changes has never been greater. Never before has there been such unified resolve to address and correct the impacts of humanity on our environment. At the same time, the need for change has never been greater, with the global population continuing to increase along with its high resource-consuming lifestyles.

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Lygos’ technology and business is fundamentally based on making impactful changes to the way that people produce the valuable materials needed for industrial and consumer applications. One critical part of our approach is to leave petroleum in the ground. The materials that Lygos produces are generated from carbon already available in our livable environment – generally carbohydrate/sugar/plant-based material sources resulting from photosynthesis of atmospheric carbon dioxide by plants.

An additional driver for our technologies is to produce materials that displace polluting, non-biodegradable products that are currently in use. Our polyaspartate products align with this objective and the combined business following the proposed merger aims to address this sustainability challenge. TPAs are practically nontoxic, environmentally safe, biodegradable polymers for use in agriculture, water treatment and other industries. Flexible Solutions manufactures TPA using a highly efficient process that eliminates use of organic solvents, cuts waste and uses less energy. TPA has been used successfully in a variety of applications, such as improving fertilizer uptake in plants, and improving the efficiency of oil and gas production. TPAs could reduce utilization of ammonia fertilizers which contaminate rivers and marine environments, and which release significant amounts of potent greenhouse gasses before incorporation into plant tissues.

Some types of polyaspartates can additionally be utilized as superabsorbents, and one potential application for these products is their use in disposable diapers, to displace products that get used in high volumes and then end up as plastic waste in our water and landfills. Following the proposed merger with FSI, we intend to evaluate and potentially implement the replacement of these products with sustainably derived and biodegradable equivalents. Lygos is proud to be amongst the vanguard of technology companies leading the way to identify and develop solutions which enable sustainable production of valuable materials from renewable resources.

Social

Lygos embraces principles of fairness and inclusion, and thrives on its diversity. Our technology approach intrinsically depends on a diverse range of expertise from people with wide ranging backgrounds – biologists, chemists, engineers, financiers, entrepreneurs and broader team members. We endeavor to listen to all voices as we develop technology and markets to meet the needs of our customers and society. We additionally aim to ensure that our business processes result in fair and equitable outcomes for both our internal team as well as our suppliers, partners and customers. Lygos has taken initiative and created a Diversity, Equity, and Inclusion Committee with employee and executive participation. This committee ensures that we make a conscious effort to make all people, especially the traditionally underrepresented groups, feel welcomed, valued and empowered in our mission to make our products more sustainable and more beneficial to all.

Health and safety considerations are key to our successful business operations, as they are for any company engaged in manufacturing, process development and scaleup. Our fermentation processes are intrinsically safe relative to most petrochemical processes since fermentation broths are primarily composed of bath-temperature water. Downstream processes for recovery, purification and derivatization of fermentation products require careful attention to safety considerations, in order to protect the health and the safety of our employees as well as our contractors who operate our processes. We use expert safety consultants and an internal safety committee to ensure safety and regulatory compliance of our manufacturing processes. Before starting a new operation, we conduct careful reviews of the planned operating procedures, and teams composed of chemists and engineers evaluate the hazard potential of all of the phases of operation to identify any issues and determine suitable actions to minimize any hazard potential and add multiple layers of safety controls.

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The manufacturing processes that Lygos designs are intended to meet modern global safety standards to enable safe and responsible operation within North America as well as globally. Further we aim to utilize principles of green chemistry to the greatest extent practical. As an example beyond aspartates, Lygos intends to eliminate over time all toxic raw materials from the malonates production process. Global malonates capacity is exclusive to China using a low-yielding (75%) process based on toxic sodium cyanide and monochloroacetic acid. There are multiple environmental and source problems with the incumbent malonate process currently practiced in China that we believe Lygos’ safer and more sustainable green chemistry bioprocess can overcome. Lygos’ technology offers an alternative means for producing chemicals using intrinsically safer methods and additionally enables the consumers of our products the opportunity to contribute to ESG objectives by sourcing sustainable materials produced with socially responsible methods and more environmentally benign chemistries. As technologies continue to improve and supply chains continue to develop, Lygos intends to modify its bioprocesses in the future to utilize a breadth of cellulosic and carbon waste streams to reduce our reliance on sugars obtained from potential food and feed streams.

Governance

At Lygos, we foster a culture based on transparency, diversity, equity and inclusion. We have a deep respect for science and a commitment to sustainability. This culture extends to our executive staff who regularly meet formally and informally with employees in a range of forums to build trust and accountability. This includes regular company-wide meetings in which key business and technical developments are reviewed and employees are encouraged to ask questions and raise concerns.

Our corporate processes are designed to ensure performance, accountability, and fairness. Corporate objectives are generated annually and updated as needed throughout the year, with the input and the buy-in of the individuals accountable for performance goals. An annual bonus and stock incentivizing program promotes performance and accountability to make decisions that build long-term value for the company.

The executive team is accountable to the Board for overall performance against objectives. Our advisory board members include highly experienced veterans of the industrial biotechnology industry. Our executive team and staff engage with the advisory board regularly to incorporate their views and to ensure our technical and commercial plans are sound.

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Intellectual Property

To date, we have approximately 60 patents and pending patent applications related to aspartic acid, malonic acid, and other functionalized acids such as lactic and glycolic acids. These include patents and pending patent applications that generally relate to our innovations in the areas of protein engineering, strain engineering, downstream processing, and manufacturing.

In the United States, patent rights generally have a term of twenty years from the date in which they were filed as non-provisional patent applications. Patents extend for varying periods according to the date of patent filing or grant and the legal term of patents in various countries where patent protection is obtained. The actual protection afforded by patents, which can vary from country to country, depends on the type of patent, the scope of its coverage and the availability of legal remedies in the country.

We intend to pursue additional intellectual property protection to the extent we believe it would be beneficial and cost-effective. We cannot provide any assurance that any of our current or future patent applications will result in the issuance of patents, or that any of our current or future issued patents will effectively protect any of our products or technology from infringement or prevent others from commercializing infringing products or technology.

However, in the newly developing technology area where our business operates, significant litigation and other proceedings regarding patents, patent applications, trademarks and other intellectual property rights are commonplace. The types of situations in which we may become a party to such litigation or proceedings include:

●	we may initiate litigation or other proceedings against third parties seeking to invalidate the patents held by those third parties or to obtain a judgment that our products or processes do not infringe those third parties’ patents;

●	if third parties initiate litigation claiming that our processes or products infringe their patent or other intellectual property rights, we will need to defend against such proceedings;

●	if third parties initiate litigation claiming that our brand names infringe their trademarks, we will need to defend against such proceedings; and

●	if a license to necessary technology is terminated, the licensor may initiate litigation claiming that our processes or products infringe or misappropriate their patent or other intellectual property rights and/or that we breached our obligations under the license agreement, and we would need to defend against such proceedings.

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These lawsuits would be costly and could affect our results of operations and divert the attention of our managerial and scientific personnel. There is a risk that a court would decide that we are infringing the third party’s patents and would order us to stop the activities covered by the patents. In that event, we may not have a viable alternative to the technology protected by the patent and may need to halt work on the affected product candidate. In addition, there is a risk that a court will order us to pay the other party damages. An adverse outcome in any litigation or other proceeding could subject us to significant liabilities to third parties and require us to cease using the technology that is at issue or to license the technology from third parties. We may not be able to obtain any required licenses on commercially acceptable terms or at all. Any of these outcomes could have a material adverse effect on our business.

We also protect our proprietary information by requiring our employees, consultants, contractors and other advisers to execute nondisclosure and assignment of invention agreements upon commencement of their respective employment or engagement. Agreements with our employees also bar them from bringing the proprietary rights of third parties to us. In addition, we also require confidentiality or material transfer agreements from third parties that receive our confidential data or materials.

Government Regulations

We are using our technology and manufacturing platform to develop products for agriculture, consumer and industrial markets and we are subject to laws and regulations for those markets. These regulations currently apply to development, testing, manufacturing, import, export, marketing, and sale of our products.

Biobased content and biodegradability certifications

Lygos’ sustainable ingredient production technologies have the advantage in the marketplace of being both biobased and in many cases biodegradable while having comparable functional properties to petroleum-based polymers. Lygos’ products may be certified for biobased content, biodegradability and composting. Lygos obtains such certifications from recognized certifying bodies for its base ingredients and products. As customers purchase ingredients or products for a specific use, the customer typically obtains an updated certification covering the customer’s manufacturing specifications.

To date, Lygos has obtained a bio-preferred certification from the U.S. Department of Agriculture for its bio-malonic acid based products, including bio-malonic, bio-dimethyl malonate, and bio-diethyl malonate.

General chemical and manufacturing regulations

Regulation by government authorities in the United States, Canada and other countries is a significant factor in the production and sale of our products and our ongoing research and development activities. The chemical intermediates that we use and the products that we manufacture will require authorization or exemptions under the Toxic Substances Control Act (the “TSCA”) administered by the Environmental Protection Agency (the “EPA”), the Canadian Environmental Protection Act (the “CEPA”) administered by Health Canada and Environment and Climate Change Canada, and the European Union’s regulation entitled the Registration, Evaluation, Authorization and Restriction of Chemicals (“REACH”). Our production processes are subject to regulations and permit requirements relating to air emissions, wastewater discharges, waste generation and disposal and other environmental matters. Additionally, some applications will involve cosmetic or food contact and will be regulated by the U.S. Food and Drug Administration (“FDA”).

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Chemical control regulations applicable to us, such as the TSCA, the CEPA or REACH, impose restrictions with respect to the permitted volumes of, or the sites at which, certain chemicals manufactured or used by us may be manufactured, imported, transported and/or released into the environment.

Compliance with these regulations is complex and could require significant capital and/or operating expenses, and failure to comply with any of these regulations can have significant consequences. Our regulatory focus has been on seeking the removal or relaxation of certain restrictions to enable scaled up production.

Environmental regulations

Our development and production processes involve the use, generation, handling, storage, transportation and disposal of hazardous chemicals and radioactive and biological materials. We are subject to a variety of federal, state, local and international laws, regulations and permit requirements governing the use, generation, manufacture, transportation, storage, handling and disposal of these materials in the United States, and other countries where we operate or may operate or sell our products in the future. These laws, regulations and permits can require expensive fees, pollution control equipment or operational changes to limit actual or potential impact of our technology on the environment and violation of these laws could result in significant fines, civil sanctions, permit revocation or costs from environmental remediation. We believe we are currently in substantial compliance with applicable environmental regulations and permitting. However, future developments including the commencement of, or changes in the processes relating to commercial manufacturing of one or more of our products, more stringent environmental regulation, policies and enforcement, the implementation of new laws and regulations or the discovery of unknown environmental conditions may require expenditures that could have a material adverse effect on our business, results of operations or financial condition.

GMM regulations

The use of genetically-modified microorganisms (“GMMs”), such as those we use, are subject to laws and regulations in many countries. In the United States, the EPA regulates the commercial use of GMMs as well as potential products produced from GMMs. Various states within the United States could choose to regulate products made with GMMs as well. While certain strains of genetically modified microorganisms that we use may be eligible for exemption from EPA review because they are generally recognized as safe, we need to handle our GMMs with care as part of standard good manufacturing practices. This entails containing our live GMMs within our facility to the greatest extent possible and deactivating (killing) the organisms before discharging them as waste or byproducts. We expect to encounter GMM regulations in most if not all of the countries in which we may seek to make our products; however, the scope and nature of these regulations will likely vary from country to country. If we cannot meet the applicable requirements in countries in which we intend to manufacture our products using our GMMs, then our business will be adversely affected.

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Chemical regulations

Our renewable products may be subject to government regulations in our target markets. In the United States, the EPA administers the requirements of the TSCA, which regulates the commercial registration, distribution and use of many chemicals. Before an entity can manufacture or distribute significant volumes of a chemical, it needs to determine whether that chemical is listed in the TSCA inventory. If the substance is listed, then manufacture or distribution can commence immediately. If not, then in most cases a “Chemical Abstracts Service” number registration and premanufacture notice must be filed with the EPA, which has 90 days to review the filing. A similar requirement exists in Europe under REACH regulation.

Some of our malonate products are additionally controlled at the state level by some but not all of the states comprising the US. California, where our headquarters is located, controls the distribution and sale of malonic acid and diethyl malonate (but not dimethyl malonate). These same two forms of malonate products are controlled by several states in the US, probably as the result of irregular adoption of the Model State Chemical Act. In order to distribute and sell malonic acid and diethyl malonate, Lygos has obtained a permit from the California Controlled Chemical Substances Program, a division of the California Department of Justice. Controls on managing and annually reporting of malonic acid and diethyl malonate inventory are required by this permit.

Other regulations

Some of our proposed products may be subject to regulation by the FDA, as well as similar agencies of states and foreign jurisdictions where these products are manufactured, sold or proposed to be sold. Pursuant to the Federal Food, Drug, and Cosmetic Act (the “FDCA”), the FDA regulates the processing, formulation, safety, manufacture, packaging, labeling and distribution of food ingredients, vitamins, and cosmetics. Generally, to be marketed and sold in the United States, a relevant product must be generally recognized as safe, approved and not adulterated or misbranded under the FDCA and relevant regulations issued thereunder. The FDA has broad authority to enforce the provisions of the FDCA applicable to food ingredients, vitamins and cosmetics, including powers to issue a public warning letter to a company, to publicize information about illegal products, to request a recall of illegal products from the market, and to request the United States Department of Justice to initiate a seizure action, an injunction action, or a criminal prosecution in the U.S. courts. Failure to obtain requisite approval from, or comply with the laws and regulations of, the FDA or similar agencies of states and applicable foreign jurisdictions could prevent us from fully commercializing certain of our products.

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Legal Proceedings

From time to time, we may be subject to legal proceedings and claims in the ordinary course of business. We are not presently a party to any legal proceedings that, if determined adversely to us, would individually or taken together have a material adverse effect on our business, results of operations, financial condition or cash flows. We have received, and may in the future continue to receive, claims from third parties asserting, among other things, infringement of their intellectual property rights. Future litigation may be necessary to defend ourselves, our partners and our customers by determining the scope, enforceability and validity of third-party proprietary rights, or to establish our proprietary rights. The results of any current or future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors. For additional information on risks relating to litigation, please see the section of this proxy statement/prospectus entitled “Risk Factors”.

Employees and Human Capital Resources

As of July 22, 2022, we had 26 full-time employees and following the closing of the proposed merger, we expect to have a combined total of 45 employees. Our employees are not represented by any labor union, and we have never experienced a work stoppage or strike. We believe that our employee relations are good.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees, advisors, and consultants. Our corporate objectives are generated annually and updated as needed throughout the year, with the input and the buy-in of the individuals accountable for performance goals. An annual bonus and stock incentivizing program promotes performance and accountability to make decisions that build long-term value for the company.

Facilities

Lygos’ corporate headquarters and primary biotech research facility is currently located in Berkeley, CA and consists of 11,330 square feet of laboratory and office space. Lygos’ manufacturing, warehousing, product fulfillment headquarters is in Peru, IL consisting of approximately 80,000 square feet of real estate.

Lygos Corporate Information

Lygos was incorporated in 2011 as Lygos, Inc., a Delaware corporation and has its principal place of business at 1249 8th Street, Berkeley, California 94710. Our website address is www.lygos.com. Lygos’ email address for purposes of notices is info@lygos.com. The information contained in, or that can be accessed through, our website is not part of this proxy statement / prospectus.

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LYGOS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Lygos’ Management’s Discussion and Analysis (“MD&A”), which should be read in conjunction with the “Information About Lygos” and “Selected Historical Financial Information” sections and the consolidated financial statements of Lygos which are included elsewhere in this joint proxy statement/prospectus. The financial information contained herein is taken or derived from such consolidated financial statements, unless otherwise indicated. The following discussion and analysis set forth below contains forward-looking statements. Lygos’ actual results could differ materially from those that are discussed in these forward-looking statements as a result of many factors. The factors that could cause or contribute to such differences include those discussed below and elsewhere in this joint proxy statement/prospectus, particularly under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements”.

This MD&A provides additional information on our business, current developments, financial condition, cash flows and results of operations. It is organized as follows:

●	Part 1 - Business Overview. This section provides a general description of our business, which we believe is important in understanding the results of our operations, financial condition, and potential future trends.

●	Part II – Results of Operations. This section provides an analysis of our results of operations for the three months ended March 31, 2022, compared to the three months ended March 31, 2021, and the results of our operations from the year ended December 31, 2021, in comparison to the year ended December 31, 2020.

●	Part III - Financial Liquidity and Capital Resources. This section provides an analysis of our cash flows and outstanding debt and commitments. Included in this analysis is a discussion of the amount of financial capacity available to fund our ongoing operations and future commitments.

●	Part IV - Critical Accounting Policies and Estimates. This section identifies those accounting policies that are considered important to our results of operations and financial condition, require significant judgment and involve significant management estimates.

We prepare and report our Consolidated Financial Statements in accordance with U.S. GAAP. Our Consolidated Financial Statements, and the financial information contained herein, are reported in thousands of U.S. dollars, except share and per share amounts or as otherwise stated.

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Part I - Business Overview

We have created a full-stack biological engineering platform focused on sustainable production of organic acid bio-monomers. Our bio-based ingredients offer alternatives from traditional industrial suppliers, enabling customers to create better, safer products with value-added performance.

On April 13, 2020, Lygos was granted a PPP loan from the SBA in the aggregate amount of $951,285.

During the year ended December 31, 2020, Lygos entered into SAFE agreements with various investors and received $2,600,000 in aggregate cash proceeds. $500,000 of the cash proceeds were received from FSI in exchange for entering into a SAFE agreement with Lygos.

On January 27, 2021, Lygos was granted a second PPP loan from the SBA in the amount of $760,200.

On March 24, 2021, the Board of Directors approved a one-time stock option to permit Lygos to reprice certain previously granted outstanding vested and unvested stock options held by active employees, consultants, and board member, which actions became effective on May 25, 2021.

On May 20, 2021, the entire outstanding principal and accrued interest amounts on the PPP Loan was forgiven in full by the SBA in the amount of $961,670.

On July 16, 2021, Lygos received forgiveness for the entire outstanding 2021 PPP Loan in the amount of $760,200.

On October 15, 2021, Lygos entered into a research and development service agreement to expand production capabilities and commercialization potential.

During the year ended December 31, 2021, Lygos entered into SAFE agreements with various investors and received $5,312,00 in aggregate cash proceeds.

On April 17, 2022, Lygos and FSI, entered into the Merger Agreement, which was subsequently amended on July 24, 2022, pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub I will merge with and into Lygos, and Lygos will merge with and into Merger Sub II, with Merger Sub II continuing as a wholly owned subsidiary of FSI and the surviving entity of the Merger. The Merger is anticipated to be accounted for as a “reverse acquisition” in accordance with U.S. GAAP. Accordingly, for accounting purposes, we anticipate the Merger will be accounted for using the acquisition method of accounting, pursuant to the provisions of ASC 805, with the assets and liabilities of FSI, as of the Effective Date, recorded by Lygos at their respective fair values, and the excess of the purchase price over the fair value of FSI’s net assets will be recognized as goodwill.

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On April 8, 2022, Lygos entered into a financing arrangement with a certain investor which provided Lygos $160,000,000 in capital. Under the terms of a note purchase agreement, Lygos issued 5.5% convertible notes with a $160,000,000 principal amount. The conversion price of the convertible note will be set 12-months from the date of the note, and the pricing terms will be set upon the trading price of FSI Common Shares but will be no less than $250,000,000 or no greater than $350,000,000. The combined company intends to use these proceeds, in addition to FSI’s cash balance at the closing of the Merger, to fund the development of the combined company’s business. The proceeds from the loan will be used to purchase a portion of the FSI Common Shares from Mr. O’Brien (as discussed above) and to provide working capital to Lygos.

Part II - Results of Operations

Comparison of the Three Months Ended March 31, 2022 and 2021

The following table compares selected consolidated financial information for the three months ended March 31, 2022 and 2021:

COMPARISON OF THE THREE MONTHS ENDED MARCH 31, 2022 TO THE THREE MONTHS ENDED MARCH 31, 2021

	Three Months Ended March 31,
	2022	2021	$ Change	%
REVENUE	$127	$105,583	$(105,456)	$(99.9)%
OPERATING EXPENSES
Research and development	1,213,795	2,450,817	(1,237,022)	(50.5)%
General and administrative	1,253,893	572,707	681,186	118.9%
TOTAL OPERATING EXPENSES	2,467,688	3,023,524	(555,836)	(18.4)%
OPERATING LOSS	(2,467,561)	(2,917,941)	450,380	(15.4)%
OTHER INCOME, NET	1,103	15,021	(13,918)	(92.7)%
NET LOSS	$(2,466,458)	$(2,902,920)	$436,462	$(15.0)%

Revenue

Lygos’ revenue is primarily comprised of funding from governmental grants. Lygos’ revenues decreased $105,456 or 99.9% in the three months ended March 31, 2022, as compared to the three months ended March 31, 2021, primarily due to malonate sample sales of approximately $100,000 during the three months ended March 31, 2021, and no malonate sample revenues earned during the three months ended March 31, 2022. In addition to a decrease in grant activity as certain Department of Energy sponsored research grants were completed at the end of 2021.

Operating Expenses

Lygos reported a $555,836 or 18.4% decrease in operating expenses during the three months ended March 31, 2022 compared to the three months ended March 31, 2021. The decrease in operating expenses was primarily due to a headcount decrease that contributed approximately $737,000 lower salaries and benefits expense and resulting in approximately $450,000 lower in laboratory and contract research expenses. The decrease was offset by increases of general and administrative expenses of approximately $554,000 associated with increased legal and accounting fees attributed to Lygos’ anticipated Merger, Convertible Financing agreement, and financial audit expenses.

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Research and Development Expense

Research and development expense include costs associated with research performed pursuant to government grant agreements, including internal research, direct and indirect internal costs related to specific projects, employee compensation and benefits, including stock-based compensation expense, for employees in engineering and design, as well as fees paid to others that conduct certain research activities on Lygos’ behalf.

Research and development expense decreased $1,237,022 or 50.5% during the three months ended March 31, 2022 compared to the three months ended March 31, 2021. The decrease is primarily attributed to a decrease in salaries and benefits of approximately $806,000, research services of approximately $100,000, and a reduction in laboratory expenses of approximately $317,000 as result of lower headcount.

General and Administrative Expense

General and administrative expenses increased $681,186 or 118.9% during the three months ended March 31, 2022 compared to the three months ended March 31, 2021. The increase is primarily attributed to an increase in professional service fees of approximately $554,000 related to the anticipated Merger and Lygos’ financial audit, and approximately $70,000 of wages and benefits.

Other Income (Expense)

For the three months ended March 31, 2022, and 2021, other income, net, was comprised of the following:

COMPARISON OF THE THREE MONTHS ENDED MARCH 31, 2022 TO THE THREE MONTHS ENDED MARCH 31, 2021

	Three Months Ended March 31,
	2022	2021	$ Change	% Change
Interest income, net	$1,103	$15,021	$(13,918)	(92.7)%
OTHER INCOME, NET	$1,103	$15,021	$(13,918)	(92.7)%

Total other income, net, was $1,103 during the three months ended March 31, 2022, compared to total other income, net, of $15,021 during the three months ended March 31, 2021. The $13,918 decrease was attributable to interest income.

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Comparison of the Years Ended December 31, 2021 and 2020

The following table compares selected consolidated financial information for the years ended December 31, 2021 and 2020:

COMPARISON OF THE YEAR ENDED DECEMBER 31, 2021 TO THE YEAR ENDED DECEMBER 31, 2020

	Year Ended December 31,
	2021	2020	$ Change	% Change
REVENUE	$109,521	$190,758	$(81,237)	(42.6)%
OPERATING EXPENSES
Research and development	10,181,934	7,659,132	2,522,802	32.9%
General and administrative	4,604,725	2,182,893	2,421,832	110.9%
Loss on impairment of available-for-sale debt securities	701,225	-	701,225	100.0%
TOTAL OPERATING EXPENSES	15,487,884	9,842,025	5,645,859	57.4%
OPERATING LOSS	(15,378,363)	(9,651,267)	(5,727,096)	59.3%
OTHER INCOME, NET	1,785,219	61,554	1,723,665	2,800.2%
NET LOSS	$(13,593,144)	(9,687,699)	$(3,905,445)	40.3%

Revenue

Lygos’ revenue is primarily comprised of funding from governmental grants. Lygos’ revenues decreased $81,237 or 42.6% during the year ended December 31, 2021, as compared to the year ended December 31, 2020, as certain government sponsored research grants were completed and research activity decreased against a Department of Energy grant as it entered into a second phase.

Operating Expenses

Lygos reported a $5,645,859 or 57.4% increase in operating expenses during the year ended December 31, 2021 compared to the year ended December 31, 2020. Of this total, $1,667,585 was attributable to transaction services incurred related to the anticipated Merger, Convertible Financing agreement, and audit related fees, $1,008,510 attributable to laboratory expenses, approximately $430,000 was attributable to manufacturing related scale-up activities, approximately $1,009,908 non-cash payroll tax accrual for compensation, $397,773 related to stock-based compensation, and approximate rent increase of $120,385. These increases were partially offset by a decrease of approximately $105,000 related to patent related fees.

Research and Development Expense

Research and development expense include costs associated with research performed pursuant to government grant agreements, including internal research, direct and indirect internal costs related to specific projects, employee compensation and benefits, including stock-based compensation expense, for employees in engineering and design, as well as fees paid to others that conduct certain research activities on Lygos’ behalf.

Research and development expense increased $2,522,802 or 32.9% during the year ended December 31, 2021, compared to the year ended December 31, 2020. The increase is primarily due to increases in laboratory consumable expenses, research and development production, and employee compensation. Of this total, approximately $844,521 is related to non-cash payroll tax accrual for compensation, $430,000 was attributable to manufacturing related scale-up activities, $1,054,050 in laboratory expenses and contract services, and an approximate $228,000 increase related to stock-based compensation expense. These increases were partially offset by a decrease of $73,000 for contract services.

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General and Administrative Expense

General and administrative expenses increased $2,421,832 or 110.9% during the year ended December 31, 2021, as compared to the year ended December 31, 2020. The increase is primarily attributed to an increase in professional service fees related to the anticipated Merger. Of this amount, $1,657,153 was attributable to transactional and audit related services, approximately $228,000 to headcount increase, approximately $165,387 non-cash payroll tax accrual for compensation, $169,666 non-cash stock-based compensation charges, and approximately $134,000 related to recruiting and outside services.

Other Income, Net

For the years ended December 31, 2021 and 2020, other income, net, was comprised of the following:

COMPARISON OF THE YEAR ENDED DECEMBER 31, 2021 TO THE YEAR ENDED DECEMBER 31, 2020

	Year Ended December 31,
	2021	2020	$ Change	% Change
Interest income, net	$73,309	$54,231	$19,078	35.2%
Gain (loss) on sale of property and equipment	(13,444)	7,323	(20,767)	(283.6)%
Gain on Paycheck Protection Program loan forgiveness	1,725,354	-	1,725,354	100.0%
OTHER INCOME, NET	$1,785,219	$61,554	$1,723,665	$2,800.2%

Total other income, net, was $1,785,219 during the year ended December 31, 2021, compared to total other income, net, of $61,554 during the year ended December 31, 2020. The increase was primarily comprised of PPP loan forgiveness of $1,725,354.

Part III - Financial Liquidity and Capital Resources

Our primary liquidity requirements are for operating expenses, working capital, and capital expenditures to support the growth in our business. Historically, we have funded our operations and growth through debt and equity raises. During the year ended December 31, 2021, we received approximately $5,300,000 from SAFE investment and approximately $760,000 in PPP loan proceeds and during the year ended December 31, 2020, we received approximately $2,600,000 and $951,000, respectively.

Going Concern

As Lygos has incurred operating losses since its inception and expects to incur losses and negative cash flows from operations for at least the twelve (12) months ending June 30, 2023 and the factors discussed above, management concluded that there is substantial doubt regarding our ability to continue as a going concern through the twelve-month period following the date of this proxy statement/prospectus. The successful outcome of future activities cannot be determined at this time and there is no assurance that, if achieved, Lygos will have sufficient funds to execute its intended business plans or generate positive operating results.

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Cash Flows

Cash flows from operating, investing, and financing activities, as reflected in the accompanying consolidated statements of cash flows, are summarized as follows:

COMPARISON OF THE THREE MONTHS ENDED MARCH 31, 2022 TO THE THREE MONTHS ENDED MARCH 31, 2021

	Three Months Ended March 31,
	2022	2021	$ Change	% Change
Cash provided by (used in):
Operating activities	$(1,674,661)	$(2,169,613)	$494,952	(22.8)%
Investing activities	-	(71,874)	71,874	(100.0)%
Financing activities	107,000	2,256,591	(2,149,591)	(95.3)%
Net increase (decrease) in cash and cash equivalents	$(1,567,661)	$15,104	$(1,582,765)	(10,479.1)%

COMPARISON OF THE YEAR ENDED DECEMBER 31, 2021 TO THE YEAR ENDED DECEMBER 31, 2020

	Year Ended December 31,
	2021	2020	$ Change	% Change
Cash provided by (used in):
Operating activities	$(11,175,389)	$(8,143,845)	$(3,031,544)	37.2%
Investing activities	(409,989)	(864,213)	454,224	(52.6)%
Financing activities	6,156,667	3,561,595	2,595,072	72.9%
Net increase (decrease) in cash and cash equivalents	$(5,428,711)	$(5,446,463)	$17,752	(0.3)%

Net Cash Used in Operations

Lygos’ cash flows from operating activities are significantly affected by cash investments to support the growth of business in areas such as research and development and general and administrative.

Net cash used in operations decreased by $494,952 to $1,674,661 during the three months ended March 31, 2022, from $2,169,613 during the three months ended March 31, 2021. The decrease was primarily associated with headcount reduction which attributed to approximately $272,897 decrease to salaries and payroll taxes and $282,375 decrease related to laboratory equipment and supplies. These decreases were offset by an increase of $41,922 related to consultants.

Net cash used in operations increased by $3,031,544 to $11,175,389 during the year ended December 31, 2021, from $8,143,845 during the year ended December 31, 2020. The increase was primarily due to the increase in services related to the anticipated Merger and capital raise of $1,615,145, research and development costs associated with the scale-up and development work of approximately $430,000, and laboratory expenses of $952,283.

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Net Cash (Used in) Provided by Investing Activities

Cash flows from investing activities and their variability across each period related primarily to the purchase of research and development equipment.

Net Cash (Used in) Provided by Financing Activities

Cash provided by from financing activities decreased $2,149,591 to $107,000 during the three months ended March 31, 2022, compared to $2,256,591 during the three months ended March 31, 2021. The decrease is attributed to SAFE funding of $1,500,000 received during the three months ended March 31, 2021 and proceeds of $760,200 received in conjunction with the PPP loan received in February 2021.

Cash provided by from financing activities totaled $6,156,667 during the year ended December 31, 2021, compared to $3,561,595 cash used in financing activities during the year ended December 31, 2020. The change was primarily due to approximately $5,1200,000 related to SAFE proceeds during the year ended December 31, 2021 compared to proceeds of approximately $2,600,000 during the year ended December 31, 2020.

Contractual Obligations and Commitments

Lygos has various contractual obligations and commitments, such as long-term leases, simple agreements for future equity, and other executory contracts, that are disclosed in the footnotes to the consolidated financial statements. See Note 5, Leases, Note 6, Simple Agreements for Future Equity, Note 13, Commitments and Contingencies, and Note 14, Subsequent Events, to the consolidated financial statements, included by reference within this Form S-4 Registration Statement, for further information regarding these commitments.

Off-Balance Sheet Arrangements

Lygos does not have off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on its financial condition, changes in our financial condition, expenses, results of operations, liquidity, capital expenditures or capital resources.

Part IV - Critical Accounting Estimates and Policies

The accompanying condensed consolidated financial statements have been prepared in accordance with U.S. GAAP. For further information about the accounting policies used by Lygos, please refer to Lygos’ audited consolidated financial statements as of and for the years ended December 31, 2021 and 2020, and Lygos’ unaudited condensed combined consolidated financial statements as of March 31, 2022 and December 31, 2021, and for the three months ended December 31, 2022 and 2021, including the notes thereto, each of which are included in this proxy statement/prospectus. The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. On an ongoing basis, Lygos’ management evaluates estimates at the date of the consolidated financial statements, as well as the reported amounts of revenue and expense during the respective reporting period. Such estimates are based on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. These estimates, judgments, and assumptions can affect the reported amounts of assets and liabilities at the dates of the consolidated financial statements, and the reported amounts during the respective reporting period. Actual results could differ from those estimates. Lygos evaluates the estimates and assumptions utilized on an ongoing basis. To the extent that there are material differences between these estimates and actual results, the future consolidated financial statement presentation, financial condition, results of operations and cash flows may be affected. Significant estimates inherent in the preparation of the accompanying consolidated financial statements include the assumptions related to the fair value of available-for-sale debt securities and the assumptions used in determining stock-based compensation expense.

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CERTAIN LYGOS RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related parties are defined as: (a) each director or officer; (b) any nominee for election as a director; (c) any security holder who is known to own of record or beneficially more than five percent (5%) of any class of voting securities; and (d) any “Immediate Family Member” (as defined in Regulation S-K Item 404(a)) of any of the foregoing persons. A “related party transaction” means a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Lygos was, is or will be a participant and the amount involved will or may be expected to exceed $120,000 in any fiscal year, and in which any Related Party had, has or will have a direct or indirect material interest (including any transactions requiring disclosure under Item 404 of Regulation S-K promulgated under the Exchange Act). Following the Merger, it is the job of the audit committee to establish and implement policies and procedures for their review and approval or disapproval of proposed transactions or courses of dealings with respect to which executive officers or directors or members of their immediate families have an interest (including all transactions required to be disclosed by Item 404(a) of Regulation S-K).

Directors’ and Officers’ Indemnification

The Company and the Merger Subs have agreed that all rights to indemnification, exculpation or advancement of expenses existing in favor of, and all limitations on the personal liability of each present and former director, officer, employee, fiduciary, or agent of the Company or Lygos provided for in the respective organizational documents in effect as of the date of the Merger Agreement, shall continue to be honored and in full force and effect for a period of six (6) years after the Effective Time.

Stock Option Grants to Executive Officers and Directors

For information regarding certain grants made to Lygos executive officers and directors, see the section of this proxy statement/prospectus entitled “Management of the Combined Company After the Merger—Executive Compensation of the Combined Company Officers”.

Employment/Compensation Agreements

On May 3, 2022, Lygos entered into an amended and restated employment agreement with Eric Steen and employment agreements with each of Bryce Dille and Nick Ohler.

For additional information on employment arrangements and compensation for service on the Lygos board of directors, see “Management of the Combined Company After the Merger—Executive Compensation of the Combined Company Officers”.

In addition, in connection with and contingent upon the closing of the Merger, (i) FSI and Mr. O’Brien entered into the O’Brien Employment Agreement and (ii) FSI and Mr. Murray entered into the Murray Employment Agreement, each of which will become effective as of the Closing Date. For more information on the O’Brien Employment Agreement and the Murray Employment Agreement, please see the section of this proxy statement/prospectus entitled “The Merger—Certain Agreements Related to the Business Combination—Other Agreements —O’Brien Employment Agreement.”

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Registration Rights Agreement

For information regarding the Registration Rights Agreement entered into in connection with the consummation of the Merger, see the section of this proxy statement/prospectus entitled “The Merger—Certain Agreements Related to the Business Combination—Registration Rights Agreement”.

Voting & Support Agreements

In connection with the Merger Agreement, the Lygos Supporting Stockholders entered into the Lygos Support Agreement. Pursuant to such Lygos Support Agreement, Lygos stockholders have agreed to, among other things, provide the requisite consents necessary to consummate the transactions and vote their capital stock in favor of such transactions. The Lygos Support Agreement will terminate upon certain events, including any termination of the Merger Agreement in accordance with its terms. See the section of this proxy statement/prospectus entitled “The Merger—Certain Agreements Related to the Business Combination—Support Agreements” for a description of these agreements.

In addition, on April 11, 2022, Mr. Steen entered into proxy agreements with two Lygos stockholders pursuant to which such stockholders appointed Mr. Steen as their true and lawful proxy to vote all of their shares with respect to any matter upon which such stockholders are entitled to vote. Such stockholders collectively own 5,942,628 shares of Lygos common stock.

Simple Agreements for Future Equity

At December 31, 2021, Lygos held $255,000 in cash deposits from Jean-Paul St. Germain with agreements totaling $1,000,000. The $255,000 deposit amount is included as a component of accounts payable on the accompanying consolidated balance sheet. The full $255,000 deposit was returned to the SAFE holder subsequent to year-end on April 25, 2022.

Subsequent to December 31, 2021, Lygos entered into a plan of merger with FSI, whose wholly owned subsidiary, Natural Chem SEZC LTD, is the holder of two SAFE agreements totaling $1,000,000.

Additionally, as detailed further herein in the section of this proxy statement/prospectus entitled “FSI Shareholder Proposal No. 4—The Director Election Proposal”, pursuant to the Merger Agreement, Lygos has nominated Kenneth Wong to serve on the combined company’s board of directors effective as of the closing of the Merger. Pentavest Ventures LP, a limited partnership wholly owned by Mr. Wong and his spouse, is the holder of a SAFE agreement totaling $100,000.

Shareholder Loans

During the year ended December 31, 2021, Lygos entered into promissory note arrangements with Eric Steen, Bryce Dille and Nicholas Ohler for an aggregate principal amount of $748,782 accruing interest at 1.00% per annum. All of the principal related to the nonrecourse shareholder loans were used to exercise options for 3,342,469 shares of Lygos’ common stock through a cashless exercise. As of December 31, 2021, these related party shareholder loans have not been repaid. The amounts outstanding under each of the loans will be repaid in full at or prior to the Closing of the Merger.

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE MERGER TO HOLDERS OF LYGOS CAPITAL STOCK THAT ARE UNITED STATES PERSONS

The following is a discussion of the material U.S. federal income tax considerations of the Merger to holders of Lygos capital stock that are “United States Persons” (as defined below). The discussion is based on current provisions of the Code, applicable Treasury regulations issued thereunder, judicial authority and IRS administrative rulings and pronouncements, each in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect, or a different interpretation. Any such change or different interpretation could alter the tax consequences to the holders of Lygos capital stock as described herein. The discussion does not purport to address all U.S. federal income tax matters that may be relevant to a particular holder of Lygos capital stock.

The discussion applies only to holders of Lygos capital stock that are United States Persons and that hold the Lygos capital stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). The discussion is limited to U.S. federal income tax considerations, and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. The discussion does not describe the U.S. federal income tax consequences that may be relevant to holders of Lygos capital stock in light of their particular circumstances, including holders who may have acquired the Lygos capital stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code or the tax rules with respect to “qualified small business stock”, the alternative minimum tax, the Medicare tax on certain investment income and the tax consequences that may be relevant to holders of Lygos capital stock that are subject to special tax rules, such as:

●	banks and financial institutions or financial services entities;

●	broker dealers;

●	insurance companies;

●	dealers or traders in securities subject to a mark-to-market method of accounting with respect to shares of Lygos capital stock;

●	persons holding Lygos capital stock as part of a “straddle,” hedge, integrated transaction or similar transaction;

●	persons whose functional currency is not the U.S. dollar;

●	“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

●	U.S. expatriates or former long-term residents of the U.S.;

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●	governments or agencies or instrumentalities thereof and qualified foreign pension funds;

●	regulated investment companies (RICs) or real estate investment trusts (REITs);

●	persons who received their shares of Lygos capital stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

●	partnerships or other pass-through entities for U.S. federal income tax purposes;

●	persons required to accelerate the recognition of any item of gross income with respect to the Lygos capital stock as a result of such income being recognized on an applicable financial statement; and

●	tax-exempt entities or organizations (including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code).

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the Lygos capital stock, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A beneficial owner of Lygos capital stock that is a partnership, and partners in such a partnership, should consult their tax advisors regarding the U.S. federal income tax consequences of the Merger.

Furthermore, the following discussion assumes that the entire merger consideration is being received in consideration for the Lygos capital stock in the First Merger and not as compensation for services or for some other reason, and with respect to holders of Lygos capital stock whose shares were subject to vesting restrictions at the time such shares were acquired, the discussion assumes that a valid Code Section 83(b) election was made with respect to such shares. Finally, the following discussion does not address (i) the tax consequences under U.S. federal estate and gift tax laws, or state, local or non-United States tax laws, (ii) the tax consequences of transactions occurring prior to, concurrently with or after the Mergers (whether or not such transactions are in connection with the Merger) including, without limitation, the conversion or exercise of warrants, options or rights to purchase Lygos capital stock in anticipation of or in connection with the Mergers, (iii) the tax consequences to holders of Lygos capital stock that will receive FSI Common Shares that are subject to vesting following the Merger, (iv) the tax consequences to holders of SAFEs (including with respect to the SAFE Conversion Agreements), Company options, notes, convertible notes, restricted stock units, options, warrants, convertible equity securities, or other rights to acquire equity interest in Company, (v) the tax consequences regarding any compensatory payments made to the holders of Company Capital Stock in connection with the Merger, or (vi) the tax consequences with respect to holders of Company Capital Stock who exercise appraisal or dissenter rights.

For purposes of this discussion, “United States Person” is a beneficial owner of Lygos capital stock that for U.S. federal income tax purposes is:

● An individual who is a citizen or resident of the United States, as determined for U.S. federal income tax purposes;

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● A corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia;

● A trust, the substantial decisions of which are controlled by one or more United States Persons and which is subject to the primary supervision of a United States court, or a trust that has validly elected under applicable Treasury regulations to be treated as a United States person for U.S. federal income tax purposes; or

● An estate that is subject to U.S. federal income tax on its income regardless of source.

The following discussion does not apply to holders of Lygos capital stock that are not United States Persons. Holders of Lygos capital stock that are not United States Persons will need to consult with their own tax advisors regarding the U.S. federal income tax consequences of the Merger.

Neither Lygos nor FSI has requested a ruling from the IRS in connection with the Merger or related transactions. Accordingly, the discussion below neither binds the IRS nor precludes it from adopting a contrary position. The obligation of the parties to consummate the Merger is not conditioned upon the receipt of an opinion of counsel as of the date of the Merger regarding the qualification of the Merger as a “reorganization” under the provisions of Section 368(a) of the Code. Even if an opinion of counsel as of the date of the Merger was obtained by either party, an opinion of counsel is not binding on the IRS or any court. Furthermore, even if Lygos and FSI report the Merger as qualifying as a “reorganization” under the provisions of Section 368(a) of the Code, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to the position taken by Lygos and the Company.

In General – Reorganization Treatment

The Mergers are structured in a manner intended to qualify as a “reorganization” under the provisions of Section 368(a) of the Code, and the Merger Agreement provides that Lygos and FSI will report the Mergers as a “reorganization” within the meaning of Section 368(a) of the Code, unless otherwise required as a result of a “determination” within the meaning of Section 1313(a) of the Code or by applicable law. However, there are many requirements that must be satisfied in order for the Merger to qualify as a “reorganization” under Section 368(a) of the Code, some of which are based upon factual determinations, and the reorganization treatment could be adversely affected by events or actions that occur or are taken after the Merger. For example, it is necessary for the intended “reorganization” tax treatment of the Merger for FSI to be classified as of the time of the Merger as a United States corporation for U.S. federal income tax purposes. FSI shall file all tax returns and reports in a manner consistent with its treatment as a “surrogate foreign corporation” under Section 7874(b) of the Code that is treated as a United States corporation for U.S. federal income tax purposes. However, no opinion of counsel has been or will be rendered with respect to FSI’s classification as a United Stated corporation for U.S. federal income tax purposes, and there are many requirements that must be satisfied in order for FSI to be treated as a United States corporation for U.S. federal income tax purposes, some of which are based upon factual determinations. The following discussion assumes that FSI is treated as a United States corporation for U.S. federal income tax purposes as of the time of the Merger. Holders of Lygos capital stock should consult with their tax advisors regarding the tax consequences of the Mergers and the requirements that must be satisfied in order for the Mergers to qualify as a “reorganization” under Section 368(a) of the Code.

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Tax Consequences if the Merger Qualifies as a Reorganization

Provided that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, the following U.S. federal income tax consequences will result to a holder of Lygos capital stock in the Merger:

● No gain or loss will be recognized by a holder of Lygos capital stock for U.S. federal income tax purposes on the exchange in the First Merger of its shares of Lygos capital stock solely for FSI Common Shares.

● The aggregate tax basis of the FSI Common Shares received in the First Merger by a holder of Lygos capital stock will be equal to the aggregate tax basis of the Lygos capital stock it exchanged in the First Merger.

● The tax holding period of the FSI Common Shares received in the First Merger by a holder of Lygos capital stock will include the holding period of the Lygos capital stock that it surrendered in exchange therefor in the First Merger.

Tax Consequences if the Merger Fails to Qualify as a Reorganization

If the Merger fails to qualify as a reorganization within the meaning of Section 368(a) of the Code, holders of Lygos capital stock would be treated as if they sold their Lygos capital stock in a fully taxable transaction. In that case, each holder of Lygos capital stock would recognize gain or loss with respect to the disposition of its shares of Lygos capital stock in the First Merger equal to the difference between (i) the fair market value of the FSI Common Shares received in the First Merger, and (ii) such holder’s tax basis in its Lygos capital stock surrendered in the First Merger. The amount and character of such gain or loss generally will be determined with respect to each block of stock that was separately acquired by the holder of Lygos capital stock. Such capital gain or loss will be long-term capital gain or loss if the Lygos capital stock has been held for more than one year as of the date of the First Merger. The tax basis in the FSI Common Shares so received would equal its fair market value, and the holding period for such FSI Common Shares would begin the day after the First Merger.

Information Reporting and Backup Withholding

Holders of Lygos capital stock that hold one percent (1%) or more (by vote or value) of the outstanding Lygos capital stock or hold Lygos “securities” (as specially defined for U.S. federal income tax purposes) the aggregate U.S. federal income tax basis of which was at least $1,000,000, will be required to attach a statement to their federal income tax returns that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the fair market value of Lygos capital stock or securities surrendered by the holder in the First Merger and the holder’s tax basis in such stock or securities, in both cases determined immediately prior to the First Merger. In addition, holders of Lygos capital stock who are subject to information reporting and who do not provide (generally, on IRS Form W-9) appropriate information when requested may also be subject to backup withholding at a rate of 24%. Any amount withheld with respect to a holder of Lygos capital stock under such rules is not an additional tax and may be refunded or credited against such holder’s federal income tax liability, provided that the required information is properly furnished in a timely manner to the IRS.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER UNDER CURRENT LAW. TAX MATTERS CAN BE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS TO FULLY UNDERSTAND THE TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS.

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MANAGEMENT OF THE COMBINED COMPANY AFTER THE MERGER

Resignation of Current Executive Officers and Directors of FSI

Upon the completion of the transactions contemplated by the Merger Agreement, (i) the present management of FSI will resign and will be replaced by the management of Lygos and (ii) all current directors of FSI will resign, subject to the Company’s shareholders approving the Director Election Proposal.

Executive Officers and Directors After the Merger

Upon the consummation of the Merger, the business and affairs of the combined company will be managed by or under the direction of the combined company’s board of directors. The following table sets forth the name, age and position of each of the expected directors and executive officers of the combined company upon consummation of the Merger as of the date hereof.

Name	Age	Position
Executive Officers
Eric Steen	39	Chief Executive Officer and Director
Bryce Dille	46	Chief Financial Officer
Nicholas Ohler	44	Chief Technology Officer

Non-Employee Directors
Peter Staple	70	Director
Julie Kane	63	Director
Kenneth Wong	52	Director
Timothy Richardson	65	Director

Executive Officers

Eric Steen co-founded Lygos in 2010 and has been Lygos’ Chief Executive Officer since 2014. Prior to co-founding Lygos, he led efforts to engineer yeast for the conversion of sugars into fuels and chemicals at the Department of Energy’s Joint BioEnergy Institute. Dr. Steen earned a BS in Biomedical Engineering from Brown University in Providence, RI and a Ph.D. in Bioengineering from UC Berkeley and UC San Francisco. While in graduate school, Dr. Steen completed a program in Management of Technology at UC Berkeley’s Haas School of Business.

Bryce Dille has been Lygos’ Chief Financial Officer since March 2019. Prior to working at Lygos, Mr. Dille was the Head of Corporate Finance & Strategy at Solazyme from September 2013 to June 2018. Earlier in his career, Mr. Dille was a portfolio manager at Savitr Capital and Vice President and Senior Analyst for Clean Technology and Renewables at JMP Securities. He earned a Bachelor of Arts in Chemistry from Carleton College and is a Chartered Financial Analyst.

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Nicholas Ohler has been Lygos’ Chief Technology Officer since July 2020. Prior to serving as Chief Technology Officer, Mr. Ohler was Vice President, Process Development and Manufacturing at Lygos from August 2017 to June 2020. Before joining Lygos, he led process development and scale up activities at Evolva, Bio-Architecture Lab and Amyris, to produce a wide range of biological products including farnesene and its derivatives, seaweed-derived ethanol, resveratrol, and nootkatone. Dr. Ohler received his PhD in Chemical Engineering from UC Berkeley and a BS in Chemical Engineering from Arizona State University.

Non-Employee Directors

Upon the consummation of the Merger, FSI anticipates the initial size of the combined company’s board of directors being five directors, each of whom will be voted upon by FSI’s shareholders at the Special Meeting.

Peter Staple served as President and Chief Executive Officer of Corium, Inc., a biopharmaceutical company focused on transdermal delivery systems and related technologies to address unmet medical needs, from 2008 to 2019, and as a director of Corium, Inc. from 2008 to 2020. Mr. Staple has served as a director of Assertio Holdings, Inc. since 2003 and a director of Kyto Technology and Life Sciences, Inc. since 2020. He also currently serves on the Board of Directors of privately held Corsair Pharma, Inc. From 2002 to March 2008 he served as director, and from 2002 to November 2007 as Chief Executive Officer, of BioSeek, Inc., a privately-held drug discovery company. Mr. Staple holds a B.A. and a J.D. from Stanford University. Mr. Staple is qualified to serve on our board of directors based on his executive leadership experience in the biotechnology industry and his current and past experience as a director of several private and public companies.

Julie Kane has served as director of Heliogen, Inc. since December 2021 and has also served as a director of SIGA Technologies, Inc. (“SIGA”) since May 2019. She currently chairs SIGA’s Compensation Committee and formerly chaired SIGA’s Nominations and Corporate Governance Committee. On the Heliogen board, Ms. Kane chairs the Nominations and Governance Committee and is a member of the Audit Committee. From June 2021 to April 2022, Ms. Kane served as an independent consultant in the aviation industry. Ms. Kane is the former Senior Vice President, Chief Ethics and Compliance Officer, and Deputy General Counsel of PG&E Corporation (2015-2020). Prior to joining PG&E Corporation in 2015, Ms. Kane worked at Avon Products, Incorporated as Vice President and General Counsel of Avon North America and Corporate Legal Functions. Prior to joining Avon in 2013, Ms. Kane held a number of senior roles with Novartis Corporation and its affiliates over a 25-year period. Ms. Kane holds a B.A. in political science from Williams College and J.D. from the University of San Francisco School of Law. Ms. Kane is a member of the California state bar. Ms. Kane is qualified to serve on our board of directors because of her decades of experience spanning several industries, including chemicals and agribusiness, along with her public company board experience and experience in environmental, social and governance matters.

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Kenneth Wong currently serves as the Treasurer and Chief Financial Officer of Divco West Real Estate Services, LLC, a private equity real estate firm and registered investment adviser (“Divco”), a position he has held since 2018. Previously, Mr. Wong served as Senior Managing Director of Capital Markets and Treasury of Divco from 2016 to 2017. In addition, Mr. Wong served on the board of directors of IXYS Corp. from 2004 to 2007, and again from 2011 to 2018. Mr. Wong holds a B.S. from the University of California, Berkeley. Mr. Wong is qualified to serve on our Board because of his significant work experience in finance, accounting, tax, treasury, internal controls and operations.

Timothy Richardson is an electronics industry veteran. Since August 2014, he has served as a Venture Partner at Paladin Capital Partners. Mr. Richardson is a founding partner of Vertical Venture Partners and serves as an advisor to aim Partners and Regeneration VC. In 2015, Mr. Richardson established Traction LLC to manage his consulting relationships. Mr. Richardson has served as a Director of IXYS, LLC (formerly listed on Nasdaq under the symbol: IXYS), a multi-market semiconductor company, since June 2007. He was a director of the Jupiter Research Foundation from May 2003 to May 2015 and currently serves as the foundation’s treasurer. From May 2007 to January 2011, Mr. Richardson served as the Chief Operating Officer of Liquid Robotics, the developer of a surface vessel, known as the Wave Glider, that derives its energy from the surrounding environment. At Sirenza Microdevices, Inc., a supplier of radio frequency components for electronics, he was the Chief Strategy Advisor from October 2006 to April 2007. From May 2002 to October 2006, he was the President and Chief Executive Officer of Micro Linear Corporation (Nasdaq: MLIN), an integrated circuit company specializing in wireless applications. Mr. Richardson serves as a Strategic Advisor to the Georgia Tech Research Institute and as a Board Member to the Berkley School of Engineer as well as being a Council Member at Stanford University’s Hoover Institute. Mr. Richardson served as a Technology Advisor to the Speaker of the House of the United States and to the Chief Emerging Technology Officer of the Office of Naval Intelligence. Mr. Richardson is qualified to serve on our board of directors because of his decades of experience in the electronics industry and rich consulting, board and management experience.

Corporate Governance

Composition of the Board of Directors

When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the combined company’s board of directors to satisfy its oversight responsibilities effectively in light of its business and structure, the board of directors expects to focus primarily on each person’s educational and personal background, including diversity, integrity and professional reputation, professional experience and knowledge of our business and industry as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business. The Company believes it will have a highly skilled and diverse board of directors with the nominees presented herein.

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Director Independence

As a result of the combined company’s common shares being listed on the NYSE American, it will be required to comply with the applicable rules of such exchange in determining whether a director is independent. Prior to the completion of this Mergers, the parties undertook a review of the independence of the individuals named above and expect that a majority of the directors of the combined company following the Merger will be determined “independent” as defined under the applicable NYSE American rules.

Board Leadership Structure

The combined company board believes that it should maintain the flexibility to select the Chairman of the board of directors and adjust its board leadership structure from time to time. Eric Steen, who is expected to be the combined company’s Chief Executive Officer is also expected to be the Chairman of the combined company board. The combined company board is expected to determine that having its Chief Executive Officer also serve as the Chairman of the combined company board will provide the combined company with optimally effective leadership and is in its best interests and those of its shareholders. The combined company board believes that Mr. Steen’s strategic vision for the business, his in-depth knowledge of Lygos’ operations and industry, and his experience serving on the Lygos board of directors and serving as the Chief Executive Officer since Lygos’ inception make him well qualified to serve as both Chairman of the combined company board and Chief Executive Officer.

Role of the Combined Company Board in Risk Oversight

Upon the consummation of Merger, one of the key functions of the combined company board will be informed oversight of the combined company’s risk management process. The combined company board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the combined company board as a whole, as well as through various standing committees of the combined company board that address risks inherent in their respective areas of oversight. In particular, the combined company board will be responsible for monitoring and assessing strategic risk exposure and the combined company’s audit committee will have the responsibility to consider and discuss the combined company’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. The compensation committee will also assess and monitor whether the combined company’s compensation plans, policies and programs comply with applicable legal and regulatory requirements. The nominating and corporate governance committee will monitor the effectiveness of the combined company’s governance guidelines.

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Board Committees

Audit Committee

The audit committee will be responsible for, among other things:

●	selecting a qualified firm to serve as the independent registered public accounting firm to audit the combined company’s financial statements;

●	helping to ensure the independence and overseeing the performance of the independent registered public accounting firm;

●	reviewing and discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, the combined company’s interim and year-end operating results;

●	reviewing the combined company’s financial statements and critical accounting policies and estimates;

●	reviewing the adequacy and effectiveness of the combined company’s internal controls;

●	developing procedures for employees to submit concerns anonymously about questionable accounting, internal accounting controls, or audit matters;

●	overseeing the combined company’s policies on risk assessment and risk management;

●	overseeing compliance with the combined company’s code of business conduct and ethics;

●	reviewing related party transactions; and

●	approving or, as permitted, pre-approving all audit and all permissible non-audit services (other than de minimis non-audit services) to be performed by the independent registered public accounting firm.

Prior to the closing of the Merger, the combined company will determine which of its directors will serve on its audit committee, each of whom will qualify as independent directors according to the rules and regulations of the SEC and NYSE American with respect to audit committee membership. In addition, all of the audit committee members will meet the requirements for financial literacy under applicable SEC and NYSE American rules and at least one of the audit committee members will qualify as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K.

Compensation Committee

Following the consummation of the Merger, the compensation committee will be responsible for, among other things:

●	reviewing, approving and determining, or making recommendations to the combined company board regarding, the compensation of the combined company’s executive officers, including the Chief Executive Officer;

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●	making recommendations regarding non-employee director compensation to the combined company’s full board of directors;

●	administering the combined company’s equity compensation plans and agreements with the combined company’s executive officers;

●	reviewing, approving and administering incentive compensation and equity compensation plans; and

●	reviewing and approving the combined company’s overall compensation philosophy.

Prior to the closing of the Merger, the combined company will determine which of its directors will serve on its compensation committee, each of whom will qualify as independent directors according to the rules and regulations of the SEC and NYSE American with respect to compensation committee membership.

Compensation Committee Interlocks and Insider Participation

Following completion of the Merger, each member of the Compensation Committee is expected to be a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act, and independent within the meaning of the independent director guidelines of NYSE American and the SEC. None of the proposed executive officers of the combined organization serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who is proposed to serve on the combined organization’s board of directors or Compensation Committee following the Merger.

Executive Compensation of the Combined Company Officers

Members of Lygos’ executive management team are expected to serve as executive officers of the combined company after the Merger. This section provides an overview of the compensation of Lygos’ executive officers who are expected to serve as executive officers of the combined company following the completion of the Merger. These individuals are as follows:

●	Eric Steen, Chief Executive Officer;

●	Bryce Dille, Chief Financial Officer; and

●	Nicholas Ohler, Chief Technology Officer.

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The following table summarizes the total compensation earned by, or awarded to, Lygos’ named executive officers for the year ended December 31, 2021:

SUMMARY COMPENSATION TABLE

Name	Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($) (1)		Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All Other Compensation ($) (2)	Total ($)
Eric Steen	Chief Executive Officer	2021	357,055	-	203,320		-	-	373,571	933,946
Bryce Dille	Chief Financial Officer	2021	247,024	-	127,039		-	-	-	374,063
Nicholas Ohler	Chief Technology Officer	2021	216,230	-	93,100	(3)	-	-	-	309,330

(1)	Includes incremental fair value of options of $5,215 that were granted in prior periods and repriced in connection with the stock option repricing implemented in 2021, computed as of the repricing date in accordance with ASC 718. For more information regarding the repricing, please refer to the section entitled “—2021 Equity Awards and Repricing” below.

(2)	The amounts reported represent the grant date fair value of the stock options granted to the named executive officers as calculated in accordance with the Financial Accounting Board’s Topic ASC 718, Compensation –Stock Compensation (“ASC 718”) using a Black-Scholes-Merton option pricing model to purchase shares of Lygos’ common stock. The key assumptions used in Lygos’ ASC 718 calculation are discussed in Note 1 of Lygos’ consolidated financial statements, which are a part of this proxy statement/prospectus.

(3)	Represents taxable income recognized in connection with the exercise of nonstatutory stock options equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option.

Narrative Disclosure to Summary Compensation Table

Base Salary

Historically, Lygos has used base salaries to recognize the experience, skills, knowledge and responsibilities required of all employees, including the named executive officers. Base salaries are reviewed annually, typically in connection with the annual performance review process, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. In fiscal year 2021, Messrs. Steen, Dille, and Ohler received an annual base salary of $357,055, $247,024, and $216,230, respectively, to compensate them for services rendered to Lygos. On May 2, 2022, the Lygos Board authorized adjustments to the executive management salaries.

Annual Cash Bonus

While Lygos historically has not maintained a formal performance-based cash bonus plan, Lygos’ employment agreements with the named executive officers provide that the executive may be eligible to earn an annual performance bonus of up to a targeted percentage of the executive’s base salary, as described further below under the section entitled “—Employment Agreements.” From time to time, the Lygos Board may approve annual bonuses for the named executive officers based on individual performance, company performance or as otherwise determined to be appropriate.

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Equity Compensation

For 2021, Lygos did not have a formal policy with respect to the grant of equity incentive awards to the named executive officers, or any formal equity ownership guidelines applicable to them. However, Lygos believes that equity grants provide the named executive officers with a strong link to long-term performance, creates an ownership culture and help to align the interests of executive officers and stockholders. In addition, Lygos believes that equity grants with a time-based vesting feature promote a focus on long-term value creation and improved executive retention because this feature incentivizes the named executive officers to remain employed during the vesting period. Accordingly, the Lygos Board periodically has reviewed the equity incentive compensation of the named executive officers and from time to time may grant equity incentive awards to them in the form of stock options.

Lygos’ practice has been to grant stock option awards to each executive officer at the start of employment and on an annual basis for performance and retention purposes. Stock options may also be granted for accomplishments of specific company milestones. Stock options are awarded on the date the board of directors approves the grant. The option exercise price and grant date fair value are set based on the per-share estimated valuation on the date of grant.

On February 22, 2021, each of Messrs. Steen, Dille, and Ohler received a stock option grant to purchase 400,000, 300,000, and 250,000 shares of Lygos common stock, respectively, each of which vests monthly over the 48 month-period following the vesting commencement date, subject to his continued employment through each vesting date.

On June 22, 2021, each of Messrs. Steen, Dille, and Ohler received a stock option grant to purchase 794,000, 447,000, and 267,000 shares of Lygos common stock, respectively, each of which vests monthly over the 48 month-period following the vesting commencement date, subject to his continued employment through each vesting date.

On August 5, 2021, Mr. Dille purchased 75,000 of the shares subject to his option granted on February 22, 2021 and 75,000 of the shares subject to his option granted on June 22, 2021, in each case, pursuant to an early exercise feature. In addition, on August 26, 2021, Mr. Dille purchased 200,000 of the shares subject to his option granted on February 22, 2021 and 106,208 of the shares subject to his option granted on June 22, 2021, in each case, pursuant to an early exercise feature. The shares received by Mr. Dille pursuant to the exercises of the then-unvested portion of his stock options pursuant to an early exercise feature remained subject to the same vesting conditions as applied to the applicable stock option prior to exercise.

On May 25, 2021, Mr. Ohler participated in an offer to reprice certain stock options granted pursuant to the 2010 Plan (as defined below). Pursuant to the repricing, the exercise prices of Mr. Ohler’s options granted on February 15, 2019, June 12, 2020, and July 23, 2020 were adjusted to $0.22 per share, which was equal to the fair market value per share of Lygos at the time of the repricing. The stock options otherwise remained subject to their original terms and conditions, including the same vesting terms.

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2021 Equity Incentive Plan

General. Lygos’s board of directors originally adopted, and Lygos’s stockholders approved, the Lygos 2021 Equity Incentive Plan (the “2021 Plan”) in 2021, and the 2021 Plan was subsequently amended in April 2022. The 2021 Plan provides for the grant of incentive stock options to Lygos employees (and employees of any parent or subsidiary of Lygos) and for the grant of non-statutory stock options, restricted stock and restricted stock units to Lygos employees, directors and consultants (and employees and consultants of any parent, subsidiary or affiliate of Lygos). Upon the effectiveness of the Equity Incentive Plan, the outstanding awards previously granted under the 2021 Plan will be assumed by FSI. Following such assumption, the previously granted awards will continue to be subject to the terms and conditions of the 2021 Plan and the stock award agreements pursuant to which such awards were granted as modified by an FSI award assumption agreement.

Plan Administration. The Lygos board of directors has administered the 2021 Plan.

Types of Awards. The 2021 Plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock and restricted stock units.

Stock Options. The Lygos board of directors has granted stock options under the 2021 Plan. The exercise price per share applicable to such options was equal to at least the fair market value per share of Lygos common stock on the date of grant. The term of options granted under the 2021 Plan did not exceed 10 years; provided, however, that any incentive stock option granted to a participant who owned more than 10% of the voting power of all classes of Lygos stock, or of any parent or subsidiary of Lygos, did not have a term in excess of five years and had an exercise price per share of at least 110% of the fair market value per share of Lygos common stock on the grant date. Subject to the provisions of the 2021 Plan, the Lygos board of directors determined the remaining terms of the options (e.g., vesting). After the termination of service of an employee, director or consultant, the participant may exercise his or her option, to the extent vested, for the period of time stated in his or her option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases except for a termination for cause, the option will generally remain exercisable for 3 months following the termination of service. In the event of a termination for cause, the option will immediately terminate. However, in no event may an option be exercised later than the expiration of its term.

Non-transferability of Awards. The 2021 Plan generally does not allow for the transfer of awards and only the recipient of an option may exercise such an award during his or her lifetime. In addition, the 2021 Plan generally does not allow for the transfer of shares acquired pursuant to an award without the prior approval of Lygos.

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Certain Adjustments. The 2021 Plan provides that, subject to any action required under applicable laws by the holders of Lygos capital stock, (i) the numbers and class of shares, units representing shares or other stock or securities available for future issuance under the 2021 Plan and covered by each outstanding award, (ii) the exercise price per share of each such outstanding option, and (iii) any repurchase price per share applicable to shares issued pursuant to any award, shall be automatically proportionately adjusted in the event of a stock split, reverse stock split, stock dividend, combination, consolidation, reclassification of Lygos shares or subdivision of Lygos shares. In the event of any increase or decrease in the number of issued shares effected without receipt of consideration by Lygos, a declaration of an extraordinary dividend with respect to the shares payable in a form other than shares in an amount that has a material effect on the fair market value, a recapitalization (including a recapitalization through a large nonrecurring cash dividend), a rights offering, a reorganization, merger, a spin-off, split-up, change in corporate structure or a similar occurrence, the Lygos board of directors, in its sole and absolute discretion, shall make appropriate adjustments, in its discretion, in one or more of (i) the numbers and class of shares, units representing shares or other stock or securities available for future issuance under the 2021 Plan and covered by each outstanding award, (ii) the exercise price per share of each outstanding option and (iii) any repurchase price per share applicable to shares issued pursuant to any award, and any such adjustment by the Lygos board of directors.

Corporate Transaction. The 2021 Plan provides that each outstanding award will be treated as the Lygos board of directors determines in the event of certain significant corporate transactions, including (i) a transfer of all or substantially all of Lygos’s assets, (ii) a merger, consolidation or other capital reorganization or business combination transaction of Lygos with or into another corporation, entity or person, or (iii) the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owner, directly or indirectly, of more than 50% of Lygos’s then outstanding capital stock.

Amendment or Termination. Lygos’s board of directors may amend or terminate the 2021 Plan at any time, provided such action does not materially and adversely affect the rights of any participant under any outstanding award without his or her consent. In addition, stockholder approval must be obtained to the extent necessary and desirable to comply with applicable laws.

Amended 2010 Equity Incentive Plan

General. Lygos’s board of directors originally adopted, and Lygos’s stockholders approved, the Lygos Amended 2010 Equity Incentive Plan (the “2010 Plan”) in 2010. The 2010 Plan was replaced by the 2021 Plan and no new awards have been granted under the 2010 Plan since the adoption of the 2021 Plan, though awards previously granted under the 2010 Plan continue to be subject to the terms and conditions of the 2010 Plan and the stock award agreements pursuant to which such awards were granted. The 2010 Plan provides for the grant of incentive stock options to Lygos employees (and employees of any parent or subsidiary of Lygos) and for the grant of non-statutory stock options, stock appreciation rights, restricted stock and restricted stock units to Lygos employees, directors and consultants (and employees and consultants of any affiliate of Lygos). Upon the effectiveness of the Equity Incentive Plan, the outstanding awards previously granted under the 2010 Plan will be assumed by FSI. Following such assumption, the previously granted awards will continue to be subject to the terms and conditions of the 2010 Plan and the stock award agreements pursuant to which such awards were granted as modified by an FSI award assumption agreement.

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Plan Administration. The Lygos board of directors has administered the 2010 Plan.

Types of Awards. The 2010 Plan provides for the grant of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock and restricted stock units.

Stock Options. The Lygos board of directors has granted stock options under the 2010 Plan. The exercise price per share applicable to such options was equal to at least the fair market value per share of Lygos common stock on the date of grant. The term of options granted under the 2010 Plan did not exceed 10 years; provided, however, that any incentive stock option granted to a participant who owned more than 10% of the voting power of all classes of Lygos stock, or of any parent or subsidiary of Lygos, did not have a term in excess of five years and had an exercise price per share of at least 110% of the fair market value per share of Lygos common stock on the grant date. Subject to the provisions of the 2010 Plan, the Lygos board of directors determined the remaining terms of the options (e.g., vesting). After the termination of service of an employee, director or consultant, the participant may exercise his or her option, to the extent vested, for the period of time stated in his or her option agreement. Generally, if termination is due to disability, the option will remain exercisable for 12 months, and if termination is due to death, the option will remain exercisable for 18 months. In all other cases except for a termination for cause, the option will generally remain exercisable for 3 months following the termination of service. In the event of a termination for cause, the option will immediately terminate. However, in no event may an option be exercised later than the expiration of its term.

Non-transferability of Awards. The 2010 Plan generally does not allow for the transfer of awards or shares acquired pursuant to an award and only the recipient of an option may exercise such an award during his or her lifetime.

Certain Adjustments. The 2010 Plan provides that, in the event of any change that is made in, or other events that occur with respect to, the common stock subject to the 2010 Plan or subject to any award granted under the 2010 Plan without the receipt of consideration by Lygos (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or any similar equity restructuring transaction, the Lygos board of directors shall appropriately and proportionately adjust (i) the classes and maximum number of securities subject to the 2010 Plan, (ii) the classes and maximum number of securities that may be issued pursuant to the exercise of incentive stock options under the 2010 Plan, and (iii) the classes and number of securities and price per share of stock subject to outstanding awards granted under the 2010 Plan.

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Corporate Transaction. The 2010 Stock Plan provides that each outstanding award will be treated as the Lygos board of directors determines in the event of certain significant corporate transactions, including (i) the consummation of a sale or other disposition of all or substantially all of the consolidated assets of Lygos and its subsidiaries, (ii) the consummation of a sale or other disposition of at least 90% of the outstanding securities of Lygos, (iii) the consummation of a merger, consolidation or similar transaction following which Lygos is not the surviving corporation, or (iv) the consummation of a merger, consolidation or similar transaction following which Lygos is the surviving corporation but the shares of common stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

Amendment or Termination. Lygos’s board of directors may amend or terminate the 2010 Plan at any time, provided such action does not impair rights and obligations under any award granted under the 2010 Plan without the consent of the applicable participant. In addition, stockholder approval must be obtained, to the extent required by applicable law, for any amendment that either (i) materially increases the number of shares of common stock available for issuance under the 2010 Plan, (ii) materially expands the class of individuals eligible to receive awards under the 2010 Plan, (iii) materially increases the benefits accruing to participants under the 2010 Plan or materially reduces the price at which shares of common stock may be issued or purchased under the 2010 Plan, (iv) materially extends the term of the 2010 Plan, or (v) expands the types of awards available for issuance under the 2010 Plan.

Benefits

In 2021, Lygos provided benefits to its named executive officers on the same basis as provided to all of its employees, including medical, dental, vision, life and AD&D, and short- and long-term disability insurance, flexible spending accounts, vacation and paid holidays. The named executive officers are also eligible to participate in Lygos’s 401(k) plan.

Employment Agreements

On May 3, 2022, Lygos entered into an amended and restated employment agreement with Eric Steen and employment agreements with each of Bryce Dille and Nick Ohler (the “Lygos Employment Agreements”).

The Lygos Employment Agreements provide that Messrs. Steen, Dille and Ohler will receive a base salary of $420,000, $375,000, and $330,000, respectively, effective as of January 1, 2022, which will be increased to $550,000, $450,000, and $400,000, respectively, upon the closing of the Merger. The Lygos Employment Agreements also provide that, effective as of the closing of the Merger, Messrs. Steen, Dille and Ohler will be eligible to be considered for an annual cash incentive bonus each calendar year during their employment based upon the achievement of certain objective or subjective criteria. The initial target cash bonus amount for Messrs. Steen, Dille and Ohler are equal to 75%, 50%, and 40% of base salary, respectively, which may be adjusted up or down for any subsequent year. The executive must remain employed with Lygos through the payment date in order to receive a cash bonus for any year. The Lygos Employment Agreements additionally provide that Messrs. Steen, Dille and Ohler will receive a one-time signing bonus of $350,000, $260,000, and $192,000, respectively, within 30 days following the date of the applicable Lygos Employment Agreement, subject to the executive’s continued employment through such payment date. Each executive remains eligible to receive paid time off, participate in Lygos benefit plans, and receive reimbursements for necessary and reasonable business expenses incurred by the executive in connection with the executive’s duties.

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The Lygos Employment Agreements also provide that Messrs. Steen, Dille and Ohler will each be eligible to receive three stock option grants, as further described below. Prior to the closing of the Merger, and subject to the approval of the board of directors, Messrs. Steen, Dille and Ohler will each be eligible to receive a stock option grant to purchase 1,334,000, 1,200,000, and 1,056,000 shares of Lygos’ common stock, respectively, pursuant to Lygos’ 2021 Equity Incentive Plan. This first option grant will vest on a monthly basis over a four-year period, subject to the executive continuing to provide services to Lygos through each vesting date. In addition, as soon as reasonably practicable following the closing of the Merger, and subject to the approval of the board of directors, Messrs. Steen, Dille and Ohler will each be eligible to receive a stock option grant with a grant date fair value of $4,000,000, $3,000,000, and $2,800,000, respectively, pursuant to the Equity Incentive Plan. This second option grant will vest on a monthly basis over a four-year period, subject to the executive continuing to provide services to Lygos through each vesting date. Following the closing of the Merger, and subject to (i) the approval of the board of directors and (ii) the achievement of certain company performance milestones established by the board of directors, Messrs. Steen, Dille and Ohler will each be eligible to receive a stock option grant with a grant date fair value of $3,000,000 (or $2,800,000 for Mr. Ohler) pursuant to the Equity Incentive Plan. This third option grant will vest on a monthly basis over a four-year period, subject to the executive continuing to provide services to Lygos through each vesting date.

The Lygos Employment Agreements provide that if, other than during the twelve-month period immediately following a change in control (as defined in the applicable Lygos Employment Agreement), (x) Lygos terminates the executive’s employment for a reason other than cause (as defined in the applicable Lygos Employment Agreement), the executive becoming disabled or the executive’s death, or (y) the executive resigns for good reason (as defined in the applicable Lygos Employment Agreement), then, subject to the executive’s execution and nonrevocation of a release of claims, each executive will receive the following severance benefits: (i) base salary continuation for up to three months (or twelve months for Mr. Steen) following the termination date; and (ii) reimbursement for COBRA premiums (at the coverage levels in effect immediately prior to the executive’s termination or resignation) for up to three months (or twelve months for Mr. Steen) following the termination date. If during the twelve-month period immediately following a change in control, (x) Lygos terminates the executive’s employment for a reason other than cause, the executive becoming disabled or the executive’s death, or (y) the executive resigns for good reason, then, subject to the executive’s execution and nonrevocation of a release of claims, the executive will be entitled to receive the severance benefits described above and all of the executive’s unvested and outstanding equity awards will immediately vest as of the termination date. The Merger will not constitute a change in control for purposes of the Lygos Employment Agreements.

Each Lygos Employment Agreement also imposes customary non-solicitation obligations on each executive for twelve months following termination of employment and certain perpetual non-disparagement obligations.

Transaction Bonus Agreements

On May 3, 2022, Lygos entered into transaction bonus letter agreements with each of Eric Steen, Bryce Dille, and Nick Ohler (the “Transaction Bonus Agreements”). The Transaction Bonus Agreements provide that Messrs. Steen, Dille, and Ohler will be entitled to receive a transaction bonus of $500,000, $450,000, and $100,000, respectively, subject to and contingent upon the closing of the Merger and the executive’s continued employment with Lygos through the closing of the Merger. The transaction bonuses will be paid within 30 days after date of the closing of the Merger.

Notwithstanding the foregoing, in the event that, prior to the date of the closing of the Merger, the executive’s employment is terminated without cause (as defined in the executive’s applicable Lygos Employment Agreement) or the executive resigns for good reason (as defined in the executive’s applicable Lygos Employment Agreement) in connection with or within four months prior to the closing of the Merger, then, subject to the executive’s execution and nonrevocation of a release of claims, the executive will receive the transaction bonus within 60 days after the termination date.

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Outstanding Equity Awards at Fiscal Year-End

The following table provides additional information about the Option Awards disclosed in the executive summary compensation table above:

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2021

	Option Awards(1)											Stock Awards(2)
Name	Board Approval Date	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option Exercise Price ($)(3)		Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares of Units of Stock that Have Not Vested ($)(4)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Eric Steen	05/17/2018	05/17/2018		131,250	(5)(6)	-		-	0.18		05/16/2028	-		-	-	-
	02/15/2019	02/15/2019		25,000		81,250	(6)	-	0.37		02/14/2029	-		-	-	-
	06/12/2020	06/12/2020		12,500		78,125	(6)	-	0.30		06/11/2030	-		-	-	-
	02/22/2021	02/22/2021		341,667	(5)(6)	-		-	0.22		02/21/2031	-		-	-	-
	06/22/2021	06/22/2021		760,917	(5)(6)	-		-	0.22		06/21/2031	-		-	-	-
Bryce Dille	03/29/2019	03/29/2019		439,020		182,813	(7)	-	0.37		03/28/2029	-		-	-	-
	06/12/2020	06/12/2020		12,500		78,125	(6)	-	0.30		06/11/2030	-		-	-	-
	07/23/2020	07/23/2020		75,000		193,750	(6)	-	0.30		07/22/2030	-		-	-	-
	02/22/2021	02/22/2021		25,000	(5)(6)	-		-	0.22		02/21/2031	-		-	-	-
	06/22/2021	06/22/2021		265,792	(5)(6)	-		-	0.22		06/21/2031	-		-	-	-
	-	8/26/2021	(8)	-		-		-	-		-	106,208	(9)	23,366	-	-
	-	8/26/2021	(8)	-		-		-	-		-	200,000	(10)	44,000	-	-
	-	8/5/2021	(8)	-		-		-	-		-	19,125	(11)	4,208	-	-
	-	8/5/2021	(8)	-		-		-	-		-	23,579	(12)	5,188	-	-
Nicholas Ohler	09/26/2017	09/26/2017		3,125		-		-	0.09		090/1/2027	-		-	-	-
	12/20/2017	12/20/2017		617		-		-	0.09		12/20/2027	-		-	-	-
	02/15/2019	05/25/2021		5,942		19,311	(6)	-	0.22	(13)	02/14/2029	-		-	-	-
	06/12/2020	05/25/2021		12,500		78,125	(6)	-	0.22	(13)	06/11/2030	-		-	-	-
	07/23/2020	05/25/2021		25,000		193,750	(6)	-	0.22	(13)	07/22/2030	-		-	-	-
	02/22/2021	02/22/2021		213,542	(5)(6)	-			0.22		02/21/2031
	6/22/2021	6/22/2021		255,875	(5)(6)	-			0.22		06/21/2031

(1)	All stock options listed above cover shares of Lygos common stock and were granted under the 2010 Plan (except with respect to options approved by the Lygos board of directors during 2021, which were granted under the 2021 Plan). Upon the consummation of the Merger, each of the above options will convert into an option to purchase FSI Common Shares, with the number of shares and exercise price being appropriately adjusted to reflect the exchange ratio in the Merger. Please see the section entitled “The Merger—The Merger Agreement—Consideration to be received in the Business Combination” for more information on the treatment of outstanding Lygos options in connection with the Merger.
(2)	All restricted shares listed above cover shares of Lygos common stock and were issued pursuant to the early exercise of stock options granted under the 2010 Plan.
(3)	This column represents the fair market value of a share of Lygos common stock on the date of grant, as determined by the Lygos board of directors.
(4)	This column represents the number of unvested restricted shares of Lygos common stock outstanding as of December 31, 2021, multiplied by $0.22, which is the per share value of Lygos common stock as of December 31, 2021 assumed for purposes of this disclosure. Because Lygos did not grant or intend to grant stock options on or around December 31, 2021, a formal valuation of Lygos common stock as of December 31, 2021 is not available. As a result, for purposes of this disclosure, the per share value for Lygos common stock as of December 31, 2021 has been assumed to be equal to the fair market value of Lygos common stock determined pursuant to the formal Lygos common stock valuation most recently preceding December 31, 2021.
(5)	Stock options are immediately exercisable upon the date of grant pursuant to an early exercise feature.
(6)	The option grant is subject to a 4-year vesting schedule, with 1/48th of the shares vesting on each monthly anniversary of the vesting commencement date, subject to the option holder’s continuous service through each vesting date. The table below sets forth the vesting commencement date of each applicable option grant.

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Name	Board Approval Date	Grant Date	Vesting Commencement Date
Eric Steen	6/22/2021	6/22/2021	6/1/2021
	2/22/2021	2/22/2021	1/1/2021
	6/12/2020	6/12/2020	1/1/2020
	2/15/2019	2/15/2019	1/1/2019
	5/17/2018	5/17/2018	5/17/2018
Bryce Dille	6/22/2021	6/22/2021	6/1/2021
	2/22/2021	2/22/2021	1/1/2021
	7/23/2020	7/23/2020	7/23/2020
	6/12/2020	6/12/2020	1/1/2020
Nick Ohler	6/22/2021	6/22/2021	6/1/2021
	2/15/2019	5/25/2021	1/1/2019
	6/12/2020	5/25/2021	1/1/2020
	7/23/2020	5/25/2021	7/23/2020
	2/22/2021	2/22/2021	1/1/2021
	12/20/2017	12/20/2017	1/20/2017
	9/26/2017	9/26/2017	9/1/2017

(7)	The option grant is subject to a 4-year vesting schedule, with 25% of the shares vesting on January 1, 2020 and 1/48th of the shares vesting monthly thereafter, subject to the option holder’s continuous service through each vesting date.
(8)	Represents the date the restricted stock was issued pursuant to early exercise of stock options.
(9)	The unvested restricted stock outstanding as of December 31, 2021 will vest in 12 equal monthly installments commencing on March 1, 2022, subject to the option holder’s continuous service through each vesting date. The restricted stock was issued upon early exercise of a stock option granted on June 22, 2021.
(10)	The unvested restricted stock outstanding as of December 31, 2021 will vest in 33 equal monthly installments commencing on April 1, 2022, subject to the option holder’s continuous service through each vesting date. The restricted stock was issued upon early exercise of a stock option granted on February 22, 2021.
(11)	The unvested restricted stock outstanding as of December 31, 2021 will vest in 3 equal monthly installments commencing on January 1, 2022, subject to the option holder’s continuous service through each vesting date. The restricted stock was issued upon early exercise of a stock option granted on June 22, 2021.
(12)	The unvested restricted stock outstanding as of December 31, 2021 will vest in 4 equal monthly installments commencing on January 1, 2022, subject to the option holder’s continuous service through each vesting date. The restricted stock was issued upon early exercise of a stock option granted on February 22, 2021.
(13)	On May 25, 2021, Mr. Ohler participated in an offer to reprice certain stock options granted pursuant to the 2010 Plan. Pursuant to the repricing, the exercise price applicable to the stock option was adjusted to $0.22 per share, which is equal to the fair market value per share of Lygos at the time of the repricing. The stock option otherwise remained subject to their original terms and conditions, including the same vesting terms.

Golden Parachute Compensation

This section sets forth the information required by Item 402(t) of the SEC’s Regulation S-K regarding certain compensation that may be paid or become payable to the combined company’s named executive officers, assuming that their employment is terminated under certain circumstances, in connection with the Merger and the related agreements and understandings pursuant to which such compensation may be paid or become payable, which we refer to as the Merger-related executive compensation. These potential payments consist of:

●	Severance payments and benefits that each named executive officer would be entitled to receive in connection with a covered termination pursuant to the terms of his employment agreement (as described in more detail in the sections entitled “The Merger—Certain Agreements Related to the Business Combination—Other Agreements—O’Brien Employment Agreement” and “Management of the Combined Company After the Merger—Executive Compensation of the Combined Company Officers—Employment Agreements”).

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●	The value of certain FSI equity and equity-based awards to be granted to Mr. O’Brien in connection with the Merger, including certain FSI equity-based awards to be granted to Mr. O’Brien which would fully vest upon a covered termination, in each case, pursuant to the terms of his employment agreement, which are described in more detail in the section entitled “The Merger—Certain Agreements Related to the Business Combination—Other Agreements—O’Brien Employment Agreement”.

●	Payments to Mr. O’Brien in connection with the purchase of certain FSI Common Shares in connection with the Merger, which is described in more detail in the section entitled “The Merger—Certain Agreements Related to the Business Combination—Other Agreements—O’Brien Employment Agreement.”

●	Transaction bonuses that may become payable to certain named executive officers in connection with the Merger, as described in more detail in the section entitled “The Merger—Management of the Combined Company After the Merger—Executive Compensation of the Combined Company Officers—Transaction Bonus Agreements.”

Further details on these potential payments and benefits, including applicable vesting terms and conditions, are provided in the footnotes to the table below and in the sections noted above. For purposes of quantifying these potential payments and benefits for the table below, the following assumptions were used:

●	the Closing occurs on September 30, 2022, which is the termination date of the Merger Agreement (absent any extension), and which, solely for purposes of this Merger-related executive compensation disclosure, is the assumed date of the consummation of the Merger;

●	the Closing will not constitute a “change in control” for purposes of the Lygos Employment Agreements;

●	immediately following the Closing, the employment of each named executive officer is terminated without cause, or each named executive officer resigns for “good reason” under his employment agreement, which termination or resignation we refer to as a covered termination;

●	the value of a share of FSI common stock of $3.22, the average closing market price of FSI over the first five business days following the first public announcement of the Merger on April 18, 2022; and

●	while each named executive officer’s employment agreement contains a “best-net cutback” provision, as further described in footnote 4 to the Golden Parachute Compensation table below, the amounts shown in the table below have not been reduced to reflect any potential cutback.

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The amounts shown are estimates based on multiple assumptions and do not reflect compensation actions that could occur after the date of this proxy statement/prospectus and before the Closing. As a result, the actual amounts received by a named executive officer may differ materially from the amounts shown in the following table. Moreover, a significant portion of the total amounts in the table below reflects amounts that are payable upon any covered termination without regard to the Merger.

As used in the discussion below, “single-trigger” refers to benefits that arise solely as a result of the consummation of the Merger (regardless of whether a covered termination has occurred) and “double-trigger” refers to benefits that require two conditions, which are the consummation of the Merger, as well as a covered termination following the Closing.

The following table shows all Merger-related compensation of the named executive officers.

GOLDEN PARACHUTE COMPENSATION

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)	Perquisites/Benefits ($)(3)	Tax Reimbursement ($)(4)	Other ($)(5)	Total ($)
Dan O’Brien	2,625,000	1,608,000	-	50,000	-	13,932,000	18,215,000
Eric Steen	550,000	-	-	30,636	-	500,000	1,080,636
Bryce Dille	112,500	-	-	7,659	-	450,000	570,159
Nicholas Ohler	100,000	-	-	7,659	-	100,000	207,659

(1)	The amounts in this column represent the cash severance payments that each named executive officer will be entitled to receive upon a covered termination pursuant to their respective employment agreements. The cash severance payments are considered double-trigger payments because they will only be paid in connection with the occurrence of a covered termination.

Pursuant to the O’Brien Employment Agreement, which will become effective upon the Closing, if FSI terminates Mr. O’Brien’s employment without “cause” or Mr. O’Brien resigns from employment for “good reason” (each as defined in the O’Brien Employment Agreement), in each case, immediately following the Closing, then, he will be entitled to receive continued payments of any remaining unpaid base salary for the rest of the 5-year term plus an additional three months of Mr. O’Brien’s then current base salary, payable in semi-monthly installments pursuant to FSI’s regular payroll procedures. Mr. O’Brien would also be entitled to these cash severance payments upon a resignation for “good reason” in connection with or within 12 months following a “change in control” (as defined in the O’Brien Employment Agreement). If, however, Mr. O’Brien’s employment is terminated due to “disability” (as defined in the O’Brien Employment Agreement) immediately following the Closing, then FSI will pay him a lump sum of $41,667 (which is one-months’ worth of his base salary), reduced by any disability insurance maintained by FSI to be received by Mr. O’Brien for 6 months following his termination, and payable within 30 days following the date of termination.

Pursuant to the Lygos Employment Agreements, if (x) Lygos terminates the employment of Messrs. Steen, Dille, or Ohler for a reason other than “cause” (as defined in the applicable Lygos Employment Agreement), the applicable executive becoming disabled or the applicable executive’s death, or (y) the applicable executive resigns for “good reason” (as defined in the applicable Lygos Employment Agreement), in each case, immediately following the Closing, then the applicable executive will receive base salary continuation for up to three months (or twelve months for Mr. Steen) following the termination date. The cash severance payments payable to Messrs. Steen, Dille, and Ohler are conditioned upon the applicable executive’s execution and nonrevocation of a release of claims and the applicable executive’s continued compliance with the restrictive covenants set forth in the applicable Lygos Employment Agreement. The Lygos Employment Agreements impose a 12-month post-termination non-solicitation of employees, consultants, and customers covenant and a perpetual non-disparagement covenant on each executive.

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(2)	The amount in this column for Mr. O’Brien represents the value of accelerated vesting of the option to purchase 500,000 FSI Common Shares that will be granted to Mr. O’Brien on the date of the Closing pursuant to the O’Brien Employment Agreement, which will fully accelerate upon Mr. O’Brien’s termination of employment for any reason (including a termination of Mr. O’Brien’s employment for any reason immediately following the Closing). The option will be granted with an exercise price equal to the fair market value per share of FSI Common Shares on the date of grant. However, because the exercise price of the option is not determinable as of the date of this proxy statement/prospectus, the full value of the FSI Common Shares that will be subject to the option is included in the table above without any reduction for the exercise price that must be paid upon exercise of the option. As a result, the amount in this column for Mr. O’Brien is higher than the acceleration value that would be reported in the table above with respect to the option had the exercise price been known as of the date of this proxy statement/prospectus. The full value of the FSI Common Shares was calculated by multiplying the number of FSI Common Shares subject to the option by $3.22 (the average closing market price of FSI over the first five business days following the first public announcement of the Merger on April 18, 2022). The value of accelerated vesting of the option is considered a double-trigger payment because such accelerated vesting will only occur in connection with the occurrence of a covered termination.

The Lygos Employment Agreements provide that, if during the twelve-month period immediately following a change in control (as defined in the applicable Lygos Employment Agreement), (x) Lygos terminates the applicable executive’s employment for a reason other than cause, the applicable executive becoming disabled or the applicable executive’s death, or (y) the applicable executive resigns for good reason, then, subject to the applicable executive’s execution and nonrevocation of a release of claims, all of the applicable executive’s unvested and outstanding equity awards will immediately vest as of the termination date. However, because the Merger will not constitute a change in control for purposes of the Lygos Employment Agreements, none of the equity awards held by Messrs. Steen, Dille, and Ohler following the accelerate upon a covered termination immediately following the Merger. As a result, the amount reported in this column for each of Messrs. Steen, Dille, and Ohler is $0.

(3)	The amounts in this column represent the estimated value of the benefits each named executive officer will be entitled to receive upon a covered termination pursuant to their respective employment agreements. The benefits the named executive officers are entitled to receive upon a covered termination are considered double-trigger payments because they will only be paid in connection with the occurrence of a covered termination.

Pursuant to the O’Brien Employment Agreement, if FSI terminates Mr. O’Brien’s employment without “cause” or Mr. O’Brien resigns from employment for “good reason,” in each case, immediately following the Closing, then he will be entitled to receive (to the extent permissible under the terms of the applicable plans) continuation of all FSI welfare benefits, including medical, dental, vision, life and disability benefits Mr. O’Brien and/or his family were receiving, or otherwise be reimbursed for the cost of continuation of state health coverage for Mr. O’Brien and/or his family, for up to 18 months following the date of his termination, provided, however, Mr. O’Brien will be required to pay any portion of such cost as required for key executives of the Company upon termination. Mr. O’Brien would also be entitled to these benefits upon a resignation for “good reason” in connection with or within 12 months following a “change in control.” Because Mr. O’Brien does not receive health and welfare benefits as of the date of this proxy statement/prospectus, we have assumed, solely for purposes of this disclosure, that the cost of 18 months’ benefit continuation for Mr. O’Brien would be $50,000.

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Pursuant to the Lygos Employment Agreements, if (x) Lygos terminates the employment of Messrs. Steen, Dille, or Ohler for a reason other than cause, the applicable executive becoming disabled or the applicable executive’s death, or (y) the applicable executive resigns for “good reason,” in each case, immediately following the Closing, then the applicable executive will receive reimbursement for COBRA premiums (at the coverage levels in effect immediately prior to the applicable executive’s termination or resignation) for up to three months (or twelve months for Mr. Steen) following the termination date. The benefits Messrs. Steen, Dille, and Ohler are entitled to receive upon a covered termination are conditioned upon the applicable executive’s execution and nonrevocation of a release of claims and the applicable executive’s continued compliance with the restrictive covenants set forth in the applicable Lygos Employment Agreement. The Lygos Employment Agreements impose a 12-month post-termination non-solicitation of employees, consultants, and customers covenant and a perpetual non-disparagement covenant on each executive.

(4)	No named executive officer is entitled to a gross-up or other make-whole payment in connection with any 280G excise tax, on the payments and benefits that he may receive in connection with the Merger, including the payments and benefits reflected above. Instead, each named executive officer’s employment agreement contains a “best-net cutback” provision such that if the payment of any of the amounts set forth in the table above would subject the executive to the excise tax provisions of Section 280G of the Code, the payments would be reduced to an amount below the threshold at which such penalty tax provisions apply if such a reduction (and the avoidance of such penalty taxes) would be more favorable to the executive on an after-tax basis. The amounts shown in the table above have not been reduced to reflect any potential cutback of compensation.

(5)	The amount in this column for Mr. O’Brien represents (i) the value Mr. O’Brien will receive immediately following the Closing upon the purchase by FSI and/or persons designated by FSI of 1,000,000 FSI Common Shares owned by Mr. O’Brien at a price of $7.50 per share pursuant to the O’Brien Employment Agreement, the value of which was calculated by multiplying the number of FSI Common Shares to be purchased by the $7.50 per share purchase price, and (ii) the fully vested stock grants of 1,000,000 FSI Common Shares to be granted to Mr. O’Brien on each of the 20- and 30-month anniversaries of the date of the Closing regardless of whether Mr. O’Brien is employed as of the date of grant (such fully vested stock grants, the “Automatic Equity Grants”), the value of which was calculated by multiplying the number of FSI Common Shares subject to the Automatic Equity Grants by $3.22 (the average closing market price of FSI over the first five business days following the first public announcement of the Merger on April 18, 2022). The stock purchase and the Automatic Equity Grants are considered single-trigger payments because each will occur upon the occurrence of, or on a specified date following, the Merger, without regard to whether a covered termination occurs.

The amounts in this column for Messrs. Steen, Dille, and Ohler represent the value of the transaction bonuses that each executive will receive pursuant to their respective Transaction Bonus Agreements. Pursuant to the Transaction Bonus Agreements, Messrs. Steen, Dille, and Ohler will be entitled to receive a lump sum transaction bonus of $500,000, $450,000, and $100,000, respectively, subject to and contingent upon the consummation of the Merger and the applicable executive’s continued employment with Lygos through the Closing. The transaction bonuses will be paid within 30 days after the date of the Closing. Notwithstanding the foregoing, in the event that, prior to the date of the Closing, the applicable executive’s employment is terminated without “cause” or the applicable executive resigns for “good reason” (each as defined in the executive’s applicable Lygos Employment Agreement) in connection with or within four months prior to the Closing, then, subject to the applicable executive’s execution and nonrevocation of a release of claims, the applicable executive will receive the transaction bonus within 60 days after the termination date. The transaction bonuses are considered single-trigger payments because they will be paid upon the occurrence of the Merger, without regard to whether a covered termination occurs.

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Director Offer Letters

Lygos entered into director offer letters with each of Julie Kane, Peter Staple, Kenneth Wong and Timothy Richardson (the “Director Offer Letters”) on April 25, 2022, April 26, 2022, May 19, 2022 and July 8, 2022 respectively, in connection with their appointment to the Board of Directors of Lygos on May 2, 2022, May 2, 2022, June 4, 2022, and July 12, 2022, respectively.

The Director Offer Letters for Ms. Kane, Mr. Staple, Mr. Wong, and Mr. Richardson provide for the grant of a stock option to purchase 312,991 shares of Lygos’ common stock, respectively, pursuant to Lygos’ 2021 Equity Incentive Plan. The options are immediately exercisable and will vest at the rate of 1/48th of the total number of option shares on each monthly anniversary of the date the applicable director was appointed to the Board of Directors of Lygos, subject to each director’s continuous service with Lygos through each vesting date. Notwithstanding the foregoing, in the event of a change of control of Lygos (as defined in the applicable Director Offer Letter) that occurs during each director’s continuous service with Lygos, the option will fully vest as of immediately prior to the closing of such change of control. In addition, if Ms. Kane, Mr. Staple, Mr. Wong, or Mr. Richardson is removed as a director for any reason (other than (i) for cause (as defined in the applicable stock option agreement) or (ii) upon such director’s resignation, death or disability) within three months prior to a change of control, the option will fully vest as of immediately prior to the closing of such change of control.

The Director Offer Letters also provide for reimbursement for reasonable travel and other business expenses in connection with each director’s duties as a board member in accordance with Lygos’ generally applicable policies, along with certain indemnification rights and mandatory advancement of expenses with respect to each director’s service as a board member. The Director Offer Letters additionally provide that each director will be covered under Lygos’ directors’ and officers’ insurance liability policies on a basis no less favorable than the basis on which any other director is so covered.

Lygos’ Director Compensation

None of the individuals who are expected to be members of the new board of directors of the combined company received compensation for service as a director during the fiscal year ended December 31, 2021.

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DESCRIPTION OF SECURITIES

Common Shares

FSI is authorized to issue an unlimited number of common shares. Holders of the Company’s common shares are each entitled to cast one vote for each share held of record on all matters presented to the shareholders. Cumulative voting is not allowed; hence, the holders of a majority of FSI’s outstanding common shares can elect all directors.

Subject to the rights of holders of preferred shares, if any, holders of FSI’s common shares are entitled to receive such dividends as may be declared by FSI’s board of directors out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. FSI’s board of directors is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

Holders of FSI common shares do not have preemptive rights to subscribe to additional shares if issued. There is no conversion, redemption, sinking fund or similar provisions regarding the common shares. All outstanding common shares are fully paid and non-assessable.

Preferred Stock

FSI is authorized to issue an unlimited number of preferred shares of preferred stock in one or more series. Subject to the provisions of the Business Corporations Act, our directors may, by resolution, establish the designations, powers, rights, preferences, qualifications, restrictions and limitations of any series of preferred shares.

Holders of preferred shares will not be entitled, as such, to receive notice of, or to attend or vote at, any general meeting of our shareholders.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of FSI Common Shares as of (i) June 30, 2022 and (ii) immediately following consummation of the Merger, assuming the closing of the Merger occurred on June 30, 2022, by:

●	each person known by FSI to be the beneficial owner of more than 5% of FSI Common Shares on June 30, 2022;

●	each person known by FSI who may become beneficial owner of more than 5% of FSI Common Shares immediately following the Merger;

●	each of FSI’s current executive officers and directors;

●	each person who will become an executive officer or a director of FSI upon consummation of the Merger;

●	all of FSI’s current executive officers and directors as a group; and

●	all of FSI’s executive officers and directors as a group after the consummation of the Merger.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. The expected beneficial ownership of FSI as of June 30, 2022 is based on the 12,384,746 FSI Common Shares issued and outstanding as of such date.

The following table assumes that the closing of the Merger occurred on June 30, 2022, and assumes that each of the securities of Lygos shall be converted into the right to receive a number of FSI Common Shares equal to the exchange ratios below:

Lygos Security	Exchange Ratio
Series A-1 Preferred Stock	0.147764
Series A-2 Preferred Stock	0.300328
Series A-3 Preferred Stock	0.147764
Series A-4 Preferred Stock	0.150164
Series A-5 Preferred Stock	0.187705
Series A-6 Preferred Stock	0.212705
Series B-2 Preferred Stock	0.438934
Series B Preferred Stock	0.379344
Common Stock and Options	0.147764
SAFEs	0.147764

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In connection with the Merger, it is expected that an aggregate of 24,604,940 FSI Common Shares will be issued to the Lygos common stockholders, Lygos preferred stockholders and the SAFE Holders. As a result, the expected beneficial ownership of FSI immediately upon consummation of the Merger is based on 35,989,686 FSI Common Shares issued and outstanding as of such date, and assumes (i) the issuance of 24,604,940 FSI Common Shares will be issued to the Lygos common stockholders, Lygos preferred stockholders and the SAFE Holders pursuant to the Merger Agreement, (ii) 12,384,746 FSI Common Shares previously outstanding prior to the consummation of the Merger and (iii) the sale by Dan O’Brien of 1,000,000 FSI Common Shares to FSI in connection with the consummation of the Merger, with such shares being cancelled and no longer outstanding immediately after purchase by FSI.

The following table does not reflect record or beneficial ownership of the shares underlying (i) the Note, (ii) the BTIG Warrants, (iii) the O’Brien Option, (iv) the Murray Option, (v) options granted to Mr. Steen, Mr. Dille and Mr. Ohler upon or following the consummation of the Merger or (vi) any other equity or equity-based awards not outstanding as of June 30, 2022. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options held by that person that are currently exercisable, or will become exercisable within 60 days of June 30, 2022, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

	Prior to the Merger		After the Merger
Name and Address of Beneficial Owners	Number of Shares	%	Number of Shares		%
Directors and officers Prior to the Merger
Daniel B. O’Brien(1)(2)	4,521,900	36.5%	3,521,900	(2)	9.8%
John Bientjes(3)	—	—	—		—
Robert Helina(4)	40,000	*	40,000		*
Dr. Thomas Fyles(5)	15,000	*	15,000		*
Ben Seaman(6)	—	—	—		—
David Fynn(7)	—	—	—		—
All directors and officers prior to the Merger (six persons)	4,576,900	37.0%	3,576,900	(2)	9.9%
Director and officers after the Merger(8):
Eric Steen(9)	—	—	2,461,475		6.8%
Peter Staple(10)	—	—	46,248		*
Julie Kane (11)	—	—	46,248		*
Kenneth Wong(12)	—	—	87,232		*
Timothy Richardson(13)	—	—	87,232		*
Bryce Dille(14)	—	—	414,447		1.1%
Nicholas Ohler(15)	—	—	302,528		* %
All directors and officers after the Business Combination as a group (7 persons)	—	—	3,445,410		9.6%
Five Percent Holders:
Comprehensive Financial Planning, Inc.(16)	1,358,661	11.0%	1,358,661		3.8%
First Round Capital V, LP(17)	—	—	2,069,672		5.8%
IA Venture Strategies Fund III, L.P.(18)	—	—	3,278,689		9.1%
LG Chem Fund I LLC (19)	—	—	2,049,215		5.7

*	Less than 1%
(1)	The business address for Mr. O’Brien is 6001 54 Ave., Taber, AB, Canada T1G 1X4.
(2)	Reflects (i) the sale by Mr. O’Brien of 1,000,000 FSI Common Shares to FSI for $7.50 per share immediately after the Effective Time and (ii) for illustrative purposes, the conversion of the SAFEs totaling $1,000,000 in Lygos held by Natural Chem SEZC Ltd., a wholly-owned subsidiary of FSI, into 819,676 FSI Common Shares in connection with the consummation of the Merger, assuming an exchange ratio as detailed above.

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(3)	The business address for Mr. Bientjes is 46081 Greenwood Dr., Chilliwack, BC, Canada V2R 4C9.
(4)	The business address for Mr. Helina is 6001 54 Ave., Taber, AB, Canada T1G 1X4.
(5)	The business address for Dr. Fyles is Box 3065, Victoria, BC, Canada V8W 3V6.
(6)	The business address for Mr. Seaman is Unit 605 5 E. Cordova St., Vancouver BC, Canada V6A 0A5.
(7)	The business address for Mr. Fynn is 202-2526 Yale Court, Abbotsford, BC, Canada V2S 8G9.
(8)	The business address for all directors and officers after the Merger shall be 1249 Eighth St., Berkeley, CA 94710.
(9)	Includes (i) 36,016 shares underlying options issued pursuant to Lygos’ 2010 Equity Incentive Plan (the “Lygos 2010 Plan”), all of which will become exercisable within 60 days of June 30, 2022, (ii) 361,516 shares underlying options issued pursuant to Lygos’ 2021 Equity Incentive Plan (the “Lygos 2021 Plan”), all of which will become exercisable within 60 days of June 30, 2022 and (iii) 878,106 FSI Common Shares held by certain stockholders of Lygos that Mr. Steen is entitled to vote pursuant to certain proxy agreements entered into with such stockholders.
(10)	Includes 46,248 shares underlying options issued pursuant to the Lygos 2021 Plan, all of which will become exercisable within 60 days of June 30, 2022.
(11)	Includes 46,248 shares underlying options issued pursuant to the Lygos 2021 Plan, all of which will become exercisable within 60 days of June 30, 2022.
(12)	Includes (i) 46,248 shares underlying options issued pursuant to the Lygos 2021 Plan, all of which will become exercisable within 60 days of June 30, 2022 and (ii) the conversion of the $100,000 SAFE held by Pentavest Ventures LP (an entity affiliated with Mr. Wong) into 40,984 FSI Common Shares in connection with the Merger, assuming an exchange ratio as detailed above.
(13)	Includes (i) 46,248 shares underlying options issued pursuant to the Lygos 2021 Plan, all of which will become exercisable within 60 days of June 30, 2022 and (ii) the conversion of the $100,000 SAFE held by Mr. Richardson into 40,984 FSI Common Shares in connection with the Merger, assuming an exchange ratio as detailed above.
(14)	Includes (i) 105,504 shares underlying options issued pursuant to the Lygos 2010 Plan, all of which will become exercisable within 60 days of June 30, 2022, and (ii) 220,284 shares underlying options issued pursuant to the Lygos 2021 Plan, all of which will become exercisable within 60 days of June 30, 2022.
(15)	Includes (i) 19,807 shares underlying options issued pursuant to the Lygos 2010 Plan, all of which will become exercisable within 60 days of June 30, 2022, and (ii) 225,401 shares underlying options issued pursuant to the Lygos 2021 Plan, all of which will become exercisable within 60 days of June 30, 2022.
(16)	According to a Schedule 13G filed by Comprehensive Financial Planning, Inc. (“CFPI”) with the SEC on January 31, 2022, all of the shares held by CFPI are owned by investment advisory clients of CFPI, which is deemed to be a beneficial owners of those shares pursuant to Rule 13d-3 under the Exchange Act of 1934, due to discretionary power to make investment decisions over such shares for its clients and its ability to vote such shares. Raymond L. Howe, by virtue of his position as the president and sole shareholder of CFPI, may also be deemed to be a beneficial owner of such shares. The business address for this shareholder is 3950 Fairlane Drive, Dacula, GA 30019.
(17)	The business address for this shareholder is 595 Pacific Ave, San Francisco, CA 94133.
(18)	The business address for this shareholder is 920 Broadway 15th floor, New York, NY 10010.
(19)	The business address for this shareholder is 3475 Piedmont Rd NE, Suite 1200, Atlanta, GA 30305.

250

MARKET PRICE AND DIVIDEND INFORMATION

The Company

Market Information

The Company’s common shares are traded on the NYSE American under the symbol “FSI”. The following is the range of high and low closing prices for the Company’s common shares for the periods indicated:

	High	Low
Year Ended December 31, 2022
First Quarter	$4.44	$3.01
Second Quarter	$3.96	$2.23

	High	Low
Year Ended December 31, 2021
First Quarter	$4.45	$2.48
Second Quarter	4.08	2.97
Third Quarter	4.33	3.31
Fourth Quarter	4.00	3.29

	High	Low
Year Ended December 31, 2020
First Quarter	$2.57	$1.06
Second Quarter	2.19	1.06
Third Quarter	2.93	1.87
Fourth Quarter	2.92	2.05

Holders

As of March 31, 2022, the Company had approximately 2,300 shareholders, which number includes shareholders whose shares are held in nominee name by brokers, banks or other financial institutions.

The Company’s common shares also trades on the Frankfurt stock exchange under the symbol “FXT.”

None of the Company’s officers or directors, nor any of its principal shareholders purchased, on the Company’s behalf, any FSI Common Shares from third parties either in a private transaction or as a result of purchases in the open market during the years ended December 31, 2021 and 2020

251

As of March 31, 2022, the Company had 12,377,746 outstanding FSI Common Shares. The following table lists additional FSI Common Shares, including shares issuable upon the exercise of options which have not yet vested, which may be issued as of March 31, 2022:

Number
Of Shares
Shares issuable upon exercise of options granted to our officers, directors, employees, consultants, and third parties	769,000	(1)

(1) Options are exercisable at prices ranging from $1.42 to $4.13 per share.

Dividends

The Company declared a special dividend of $0.05 per share on February 25, 2019, paid on March 15, 2019 to shareholders of record on March 6, 2019. On March 12, 2019 the Company announced an annual dividend of $0.15 per share to be paid in two tranches. Shareholders of record on March 31, 2019 were paid $0.075 on April 15, 2019 and shareholders of record on October 1, 2019 were paid the same amount on October 15, 2019. On March 18, 2020, the Company suspended the dividend until further notice due to the uncertainty surrounding the COVID-19 virus.

Lygos

Price Range of Lygos securities

Historical market price information regarding Lygos is not provided because there is no historical public market for Lygos’ securities.

252

ADDITIONAL INFORMATION

Shareholder Proposals and Nominations

Any shareholder proposal which may properly be included in the proxy solicitation material for the annual meeting of shareholders following FSI’s year ending December 31, 2021 must be received by FSI’s Secretary no later than April 29, 2022.

Independent Registered Public Accounting Firm

We expect that representatives of our independent registered public accounting firm, Smythe LLP will be present at the Special Meeting. The representatives will have the opportunity to make a statement if they so desire and they are expected to be available to respond to the appropriate questions.

Appraisal Rights

Appraisal rights are not available to FSI shareholders in connection with the Merger.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a Registration Statement on Form S-4 (together with all amendments and exhibits) under the Securities Act of 1933, as amended, with respect to the securities offered by this proxy statement/prospectus. This proxy statement/prospectus does not contain all of the information in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is made to the Registration Statement which may be read and copied at the Commission’s Public Reference Room. You can also read FSI’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

We are subject to the requirements of the Securities Exchange Act of l934, as amended, and are required to file reports and other information with the Securities and Exchange Commission. Copies of any such reports and other information (which includes our financial statements) filed by us can be read and copied at the Commission’s Public Reference Room.

The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Public Reference Room is located at 100 F. Street, N.E., Washington, D.C. 20549.

Our registration statement and all reports and other information we file with the Securities and Exchange Commission are also available at www.sec.gov, the website of the Securities and Exchange Commission.

253

If you are a FSI shareholder and would like to request documents, please do so by              , 2022, in order to receive them before the Special Meeting. If you request any documents from FSI, FSI will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement relating to FSI has been supplied by FSI, and all information related to Lygos has been supplied by Lygos. Information provided by either FSI or Lygos does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement/prospectus of FSI for the Special Meeting. FSI has not authorized anyone to give any information or make any representation about the Merger, FSI or Lygos that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

LEGAL MATTERS

Hart & Hart, LLC will pass upon the validity of the Company’s equity securities to be issued in connection with the Merger and certain other legal matters related to this proxy statement/prospectus.

Certain attorneys with Orrick, Herrington & Sutcliffe LLP, legal counsel to Lygos, and certain funds affiliated with the firm, have entered into simple agreements for future equity or “SAFE” agreements with Lygos and, as a result, will own and/or have an indirect interest in FSI Common Shares upon completion of the Merger, which represent less than 1% of the FSI Common Shares outstanding.

EXPERTS

The financial statements of the Company at December 31, 2021 and 2020, and for the two years ended December 31, 2021 included in this proxy statement/prospectus have been audited by Smythe LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Lygos, Inc. as of December 31, 2021 and 2020, and for the years then ended, included in this proxy statement/prospectus have been audited by Moss Adams LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph related to a going concern uncertainty). Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

254

INDEX TO FINANCIAL STATEMENTS

FLEXIBLE SOLUTIONS INTERNATIONAL INC.

Annual Financial Statements as of December 31, 2021 and 2020

Unaudited Interim Financial Statements as of March 31, 2022 and 2021

LYGOS, INC.

Annual Consolidated Financial Statements as of and for the years ended December 31, 2021 and 2020

Condensed Combined Consolidated Financial Statements (Unaudited) as of March 31, 2022 and December 31, 2021 and for the Three Months Ended March 31, 2022 and 2021

F-1

FLEXIBLE SOLUTIONS INTERNATIONAL INC. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Flexible Solutions International Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of Flexible Solutions International Inc. and subsidiaries (the “Company”) which comprise the consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of income and comprehensive income, cash flows and stockholders’ equity for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2021 and 2020, and the consolidated results of its operations and its consolidated cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of this critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Valuation of inventory

At December 31, 2021, the Company’s inventory balance was $9,502,005. As discussed in Note 2 to the consolidated financial statements, the Company records inventory at the lower of cost on a first-in, first-out or weighted average basis and net realizable value. To determine inventory valuation, management conducts regular reviews of overhead costs and the calculation to allocate these expenditures to inventory cost.

We identified the assessment of valuation of inventory as a critical audit matter. Auditing management’s inventory valuation involved significant judgment because the estimates are based on several factors. In particular, in estimating inventory cost inputs, management developed assumptions such as the allocation of overhead expenditures to inventory cost.

The following are the primary procedures we performed to address this critical audit matter. We obtained an understanding and reviewed the appropriateness over the Company’s costing of inventory. We performed substantive procedures over the inputs of costing of inventory, including overhead allocation by agreeing inputs to third party source documentation. We tested management’s allocation of overhead costs between inventory products by assessing the appropriateness of the allocation method and recalculated the formula used to determine computational accuracy. We performed analytical procedures to obtain an understanding of the impact of economic conditions and market competition. We compared the inventory on hand to related unit sales to assess the net realizable value of inventory and held discussions with management and operational personnel to help identify any slow-moving obsolete inventory.

Chartered Professional Accountants

Vancouver, Canada

March 29, 2022

We have served as the Company’s auditor since 2019.

F-2

FLEXIBLE SOLUTIONS INTERNATIONAL INC.

Consolidated Balance Sheets

As at December 31

(U.S. Dollars)

	2021	2020

Assets
Current
Cash	$5,710,227	$3,472,776
Term deposits	1,025,347	1,000,000
Accounts receivable (Note 4)	7,129,329	5,889,813
Inventories (Note 5)	9,502,005	8,372,476
Prepaid expenses	442,161	302,447
Total current assets	23,809,069	19,037,512
Property, equipment and leaseholds, net (Note 6)	4,931,713	5,142,041
Patents (Note 7)	13,699	30,137
Right of use assets (Note 3)	217,267	483,113
Intangible assets (Note 8)	2,600,000	2,776,000
Long term deposits (Note 9)	8,540	8,540
Investments (Note 10)	5,424,010	4,776,167
Goodwill (Note 8)	2,534,275	2,534,275
Deferred tax asset (Note 14)	12,697	299,603
Total Assets	$39,551,270	$35,087,388

Liabilities
Current
Accounts payable	$1,283,486	$558,105
Accrued liabilities	457,062	1,225,804
Deferred revenue	349,004	314,277
Income taxes payable	4,561,396	2,540,348
Short term line of credit (Note 11)	2,300,819	2,116,073
Current portion of lease liability (Note 3)	77,715	287,900
Current portion of long term debt (Note 12)	793,574	848,794
Total current liabilities	9,823,056	7,891,301
Lease liability (Note 3)	139,552	195,213
Deferred income tax liability (Note 14)	310,162	233,751
Long term debt (Note 12)	1,573,024	2,998,844
Total Liabilities	11,845,794	11,319,109

Stockholders’ Equity
Capital stock (Note 17)
Authorized: 50,000,000 common shares with a par value of $0.001 each; 1,000,000 preferred shares with a par value of $0.01 each
Issued and outstanding:
12,355,246 (2020: 12,260,545) common shares	12,355	12,261
Capital in excess of par value	16,983,648	16,633,190
Other comprehensive loss	(775,730)	(872,121)
Accumulated earnings	8,882,360	5,433,198
Total stockholders’ equity – controlling interest	25,102,633	21,206,528
Non-controlling interests (Note 18)	2,602,843	2,561,751
Total Stockholders’ Equity	27,705,476	23,768,279
Total Liabilities and Stockholders’ Equity	$39,551,270	$35,087,388

Subsequent events (See Note 20)

See Notes to Consolidated Financial Statements.

F-3

FLEXIBLE SOLUTIONS INTERNATIONAL INC.

Consolidated Statements of Income and Comprehensive Income

For the Years Ended December 31

(U.S. Dollars)

	2021	2020
Sales	$34,416,335	$31,407,454
Cost of sales (Note 6, 7 & 8)	23,019,824	21,641,035

Gross profit	11,396,511	9,766,419

Operating Expenses
Wages	2,321,285	2,169,825
Administrative salaries and benefits	883,460	804,272
Insurance	581,187	479,218
Lease expense	382,663	453,639
Consulting	320,759	277,277
Professional fees	285,424	283,842

Office and miscellaneous	269,459	250,330
Interest expense	199,930	260,657
Advertising and promotion	172,185	197,196
Research	116,411	81,422
Travel	107,894	95,053
Investor relations and transfer agent fee	94,256	78,930
Commissions	62,632	148,922
Telecommunications	45,482	43,535
Currency exchange	25,091	(6,890)
Utilities	21,523	17,651
Shipping	16,567	12,839
Bad debt expense	6,979	1,016
Total operating expenses	5,913,187	5,648,734
Operating income	5,483,324	4,117,685
Gain on sale of equipment (Note 6)	-	9,490
Gain on sale of land (Note 6)	44,330	-
PPP loan forgiveness (Note 12)	537,960	-
Gain on investments (Note 10)	507,143	877,358
Gain on acquisition of ENP Realty (Note 10)	-	133,341
Interest income	77,999	53,101
Income before income tax	6,650,756	5,190,975
Income taxes (Note 14)
Deferred income tax expense	(363,317)	(409,553)
Current income tax expense	(1,993,182)	(1,197,888)
Net income for the year	4,294,257	3,583,534
Net income attributable to non-controlling interests	(845,095)	(606,484)
Net income attributable to controlling interest	$3,449,162	$2,977,050

Income per share (basic and diluted) (Note 15)	$0.28	$0.24
Weighted average number of common shares (basic)	12,316,254	12,240,641
Weighted average number of common shares (diluted)	12,505,522	12,302,552

Other comprehensive income:
Net income	$4,294,257	$3,583,534
Unrealized gain on foreign currency transactions	96,391	122,489
Total comprehensive income	4,390,648	3,706,023
Comprehensive income – non-controlling interest	(845,095)	(606,484)
Comprehensive income attributable to controlling interests	$3,545,553	$3,099,539

See Notes to Consolidated Financial Statements.

F-4

FLEXIBLE SOLUTIONS INTERNATIONAL INC.

Consolidated Statements of Stockholders’ Equity

For the Years Ended December 31, 2021 and 2020

(U.S. Dollars)

	Shares	Par Value	Capital in Excess of Par Value	Accumulated Earnings	Other Comprehensive Income	Total	Non- Controlling Interests	Total Stockholders’ Equity

Balance December 31, 2019	12,215,545	$12,216	$16,437,473	$2,456,148	$(994,610)	$17,911,227	$2,550,149	$20,461,376
Translation adjustment	—	—	—	—	122,489	122,489	—	122,489
Net income	—	—	—	2,977,050	—	2,977,050	606,484	3,583,534
Common stock issued	45,000	45	39,705	—	—	39,750	—	39,750
Distributions to noncontrolling interests	—	—	—	—	—	—	(594,882)	(594,882)
Stock-based compensation	—	—	156,012	—	—	156,012	—	156,012
Balance December 31, 2020	12,260,545	$12,261	$16,633,190	$5,433,198	$(872,121)	$21,206,528	$2,561,751	$23,768,279
Translation adjustment	—	—	—	—	96,391	96,391	—	96,391
Net income	—	—	—	3,449,162	—	3,449,162	845,095	4,294,257
Common stock issued	94,701	94	140,346	—	—	140,440	—	140,440
Distributions to noncontrolling interests	—	—	—	—	—	—	(804,003)	(804,003)
Stock-based compensation	—	—	210,112	—	—	210,112	—	210,112
Balance December 31, 2021	12,355,246	$12,355	$16,983,648	$8,882,360	$(775,730)	$25,102,633	$2,602,843	$27,705,476

See Notes to Consolidated Financial Statements.

F-5

FLEXIBLE SOLUTIONS INTERNATIONAL INC.

Consolidated Statements of Cash Flows

For Years Ended December 31

(U.S. Dollars)

	2021	2020
Operating activities
Net income for the year	$4,294,257	$3,583,534
Adjustments to reconcile net income to net cash:
Stock based compensation	210,112	156,012
Depreciation and amortization	965,935	851,672
Lease right of use financing	22,057	53,768
Lease right of use amortization	265,846	331,773
Gain on investments	(507,143)	(877,358)
Bad debt expense	6,979	1,016
Deferred income tax expense (recovery)	363,317	409,553
Gain on sale of equipment	-	(9,490)
Gain on sale of land	(44,330)
PPP loan forgiveness	(537,960)	-
Changes in non-cash working capital items:
Increase in accounts receivable	(1,246,495)	(1,420,614)
(Increase) decrease in inventories	(1,275,746)	1,284,607
Increase in prepaid expenses	(139,714)	(83,809)
Increase in accounts payable and accrued liabilities	102,856	553,478
Increase in taxes payable	2,021,048	770,243
Increase in deferred revenue	34,727	101,056
Cash provided by operating activities	4,535,746	5,705,441

Investing activities
Return of long term deposits	-	22,090
Purchase of investments	(500,000)	(3,152,025)
Proceeds of equity investment distributions	359,300	972,295
Acquisition of ENP Realty LLC	-	13,419
Sale of property and equipment	263,380	9,490
Purchase of property and equipment	(782,219)	(1,080,598)
Cash used in investing activities	(659,539)	(3,215,329)

Financing activities
Advance (repayment) of short term line of credit	184,746	(273,909)
Repayment of long term debt	(943,080)	(4,395,915)
Proceeds of long term debt	-	3,413,160
Lease payments	(287,903)	(385,541)
Repayment of convertible note	-	(500,000)
Distribution to non-controlling interest	(804,003)	(594,882)
Sale of common stock	140,440	39,750
Cash used in financing activities	(1,709,800)	(2,697,337)

Effect of exchange rate changes on cash	96,391	45,331

Inflow (outflow) of cash	2,262,798	(161,894)
Cash resources, beginning	4,472,776	4,634,670

Cash resources, ending	$6,735,574	$4,472,776
Cash resources are comprised of:
Cash and cash equivalents	$5,710,227	$3,472,776
Term deposits	1,025,347	1,000,000
	$6,735,574	$4,472,776
Supplemental disclosure of cash flow information:
Income taxes paid	$-	$464,026
Interest paid	179,029	260,657
Inventory additions in accounts payable and accrued liabilities	250,923	397,140

See Notes to Consolidated Financial Statements.

F-6

FLEXIBLE SOLUTIONS INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020

(U.S. Dollars)

1. Basis of Presentation.

These consolidated financial statements include the accounts of Flexible Solutions International Inc. (the “Company”), its wholly-owned subsidiaries Flexible Fermentation Ltd., NanoChem Solutions Inc. (“NanoChem”), Flexible Solutions Ltd., Flexible Biomass LP, FS Biomass Inc., NCS Deferred Corp., Natural Chem SEZC Ltd., and InnFlex Holdings Inc. and its 65% interest in ENP Investments, LLC (“ENP Investments”) and ENP Mendota, LLC (“ENP Mendota”). All inter-company balances and transactions have been eliminated upon consolidation. The Company was incorporated on May 12, 1998 in the State of Nevada and had no operations until June 30, 1998. In 2019, the Company redomiciled into Alberta, Canada.

In 2018, NanoChem completed the purchase of a 65% interest in ENP Investments for an aggregate purchase price of $5,110,560. An unrelated party owns the remaining 35% interest in ENP Investments, and ENP Investments is consolidated into the financial statements. The outside investor’s ownership interest in ENP Investments is included in noncontrolling interests in these consolidated financial statements from the acquisition date onward. In 2020, ENP Investments increased its investment in ENP Realty from 24% to 100%, making ENP Realty a wholly-owned subsidiary of ENP Investments. In 2021, ENP Realty was renamed ENP Mendota and is consolidated into the financial statements.

The Company and its subsidiaries develop, manufacture and market specialty chemicals which slow the evaporation of water. One product, HEATSAVR®, is marketed for use in swimming pools and spas where its use, by slowing the evaporation of water, allows the water to retain a higher temperature for a longer period of time and thereby reduces the energy required to maintain the desired temperature of the water in the pool. Another product, WATERSAVR®, is marketed for water conservation in irrigation canals, aquaculture, and reservoirs where its use slows water loss due to evaporation. In addition to the water conservation products, the Company also manufactures and markets water-soluble chemicals utilizing thermal polyaspartate biopolymers (hereinafter referred to as “TPAs”), which are beta-proteins manufactured from the common biological amino acid, L-aspartic. TPAs can be formulated to prevent corrosion and scaling in water piping within the petroleum, chemical, utility and mining industries. TPAs are also used as proteins to enhance fertilizers in improving crop yields and can be used as additives for household laundry detergents, consumer care products and pesticides. The TPA division also manufactures two nitrogen conservation products for agriculture that slows nitrogen loss from fields.

The outbreak of the novel strain of coronavirus, specifically identified as “COVID-19”, has resulted in a widespread health crisis that has affected economies and financial markets around the world resulting in an economic downturn. This outbreak may also cause staff shortages, reduced customer demand, increased government regulations or interventions, all of which may negatively impact the business, financial condition or results of operations of the Company. The duration and impact of the COVID-19 outbreak is unknown at this time and it is not possible to reliably estimate the length and severity of these developments.

F-7

2. Significant Accounting Policies.

These consolidated financial statements have been prepared on a historical cost basis, except where otherwise noted, in accordance with accounting principles generally accepted in the United States applicable to a going concern and reflect the policies outlined below.

(a) Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original or remaining maturity of less than three months at the date of purchase to be cash equivalents. Cash and cash equivalents are maintained with several financial institutions.

(b) Inventories and Cost of Sales

The Company has three major classes of inventory: completed goods, work in progress and raw materials and supplies. In all classes, inventories are stated at the lower of cost and net realizable value. The Company applies the first-in, first-out or weighted average cost formulae to inventories in different subsidiaries. Cost of sales includes all expenditures incurred in bringing the goods to the point of sale. Inventory costs and costs of sales include direct costs of the raw material, inbound freight charges, warehousing costs, handling costs (receiving and purchasing) and utilities and overhead expenses related to the Company’s manufacturing and processing facilities. Shipping and handling charges billed to customers are included in revenue (2021 - $465,493; 2020 – $427,920). Shipping and handling costs incurred are included in cost of goods sold (2021 - $1,058,674; 2020 – $1,051,588).

(c) Allowance for Doubtful Accounts

The Company provides an allowance for doubtful accounts when management estimates collectability to be uncertain. Accounts receivable are continually reviewed to determine which, if any, accounts are doubtful of collection. In making the determination of the appropriate allowance amount, the Company considers current economic and industry conditions, relationships with each significant customer, overall customer credit-worthiness and historical experience.

(d) Property, Equipment, Leaseholds and Intangible Assets

The following assets are recorded at cost and depreciated using the methods and annual rates shown below:

Computer hardware	30% Declining balance
Furniture and fixtures	20% Declining balance
Manufacturing equipment	20% Declining balance
Office equipment	20% Declining balance
Boat	20% Declining balance
Building and improvements	10% Declining balance
Trailer	30% Declining balance
Automobiles	Straight-line over 5 years
Patents	Straight-line over 17 years
Technology	Straight-line over 10 years
Leasehold improvements	Straight-line over lease term
Customer relationships – ENP Investments	Straight-line over 15 years
Software – ENP Investments	Straight-line over 3 years

F-8

e) Impairment of Long-Lived Assets

In accordance with FASB Codification Topic 360, “Property, Plant and Equipment” (ASC 360), the Company reviews long-lived assets, including, but not limited to, property, equipment and leaseholds, patents and other assets, for impairment annually or whenever events or changes in circumstances indicate the carrying amounts of assets may not be recoverable. The carrying value of long-lived assets is assessed for impairment by evaluating operating performance and future undiscounted cash flows of the underlying assets. If the expected future cash flows of an asset is less than its carrying value, an impairment measurement is indicated. Impairment charges are recorded to the extent that an asset’s carrying value exceeds its fair value. Accordingly, actual results could vary significantly from such estimates. There were no impairment charges during the periods presented.

(f) Foreign Currency

The functional currency of the Company is the U.S. dollar. The functional currency of three of the Company’s subsidiaries is the Canadian dollar. The translation of the Canadian dollar to the reporting currency of the Company, the U.S. dollar, is performed for assets and liabilities using exchange rates in effect at the balance sheet date. Revenue and expense transactions are translated using average exchange rates prevailing during the year. Translation adjustments arising on conversion of the Company’s financial statements from the subsidiary’s functional currency, Canadian dollars, into the reporting currency, U.S. dollars, are excluded from the determination of income (loss) and are disclosed as other comprehensive income in the consolidated statements of income and comprehensive income.

Foreign exchange gains and losses relating to transactions not denominated in the applicable local currency are included in operating income (loss) if realized during the year and in comprehensive income (loss) if they remain unrealized at the end of the year.

(g) Revenue Recognition

The Company generates revenue primarily from energy and water conservation products and biodegradable polymers, as further discussed in Note 19.

The Company follows a five-step model for revenue recognition. The five steps are: (1) identification of the contract(s) with the customer, (2) identification of the performance obligation(s) in the contract(s), (3) determination of the transaction price, (4) allocation of the transaction price to the performance obligation, and (5) recognition of revenue when (or as) the performance obligation is satisfied. The Company has fulfilled its performance obligations when control transfers to the customer, which is generally at the time the product is shipped since risk of loss is transferred to the purchaser upon delivery to the carrier. For shipments which are F.O.B. shipping point, the Company has elected to account for shipping and handling activities as a fulfillment cost rather than as an additional promised service and performance obligation.

Since the Company’s inception, product returns have been insignificant; therefore, no provision has been established for estimated product returns.

Deferred revenues consist of products sold to distributors with payment terms greater than the Company’s customary business terms due to lack of credit history or operating in a new market in which the Company has no prior experience. The Company defers the recognition of revenue until the criteria for revenue recognition has been met and payments become due or cash is received from these distributors.

F-9

(h) Stock Issued in Exchange for Services

The Company’s common stock issued in exchange for services is valued at estimated fair market value based upon trading prices of the Company’s common stock on the dates of the stock transactions. The corresponding expense of the services rendered is recognized over the period that the services are performed.

i) Stock-based Compensation

The Company recognizes compensation expense for all share-based payments in accordance with FASB Codification Topic 718, Compensation — Stock Compensation, (ASC 718). Under the fair value recognition provisions of ASC 718, the Company recognizes share-based compensation expense, net of an estimated forfeiture rate, over the requisite service period of the award.

The fair value at grant date of stock options is estimated using the Black-Scholes option-pricing model. Compensation expense is recognized on a straight-line basis over the stock option vesting period based on the estimated number of stock options that are expected to vest. Shares are issued from treasury upon exercise of stock options.

(j) Other Comprehensive Income

Other comprehensive income refers to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income, but are excluded from net income as these amounts are recorded directly as an adjustment to stockholders’ equity. The Company’s other comprehensive income is comprised only of unrealized foreign exchange gains and losses.

(k) Income Per Share

Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding in the period. Diluted earnings per share are calculated giving effect to the potential dilution of the exercise of options and warrants. Common equivalent shares, composed of incremental common shares issuable upon the exercise of stock options and warrants are included in diluted net income per share to the extent that these shares are dilutive. Common equivalent shares that have an anti-dilutive effect on net income per share have been excluded from the calculation of diluted weighted average shares outstanding for the years ended December 31, 2021 and 2020.

l) Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and would impact the results of operations and cash flows.

Estimates and underlying assumptions are reviewed at each period end. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

Significant areas requiring the use of management estimates include assumptions and estimates relating to the valuation of goodwill and intangible assets, asset impairment analysis, share-based payments, valuation allowances for deferred income tax assets, determination of useful lives of property, equipment and leaseholds and intangible assets, recoverability of accounts receivable, recoverability of investments, discount rates for right of use assets and the valuation of inventory.

F-10

(m) Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs described below, of which the first two are considered observable and the last unobservable, that may be used to measure fair value.

●	Level 1 – Quoted prices in active markets for identical assets or liabilities.
●	Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
●	Level 3 — Unobservable inputs that are supported by little or no market activity which is significant to the fair value of the assets or liabilities.

The fair values of cash and cash equivalents, term deposits, accounts receivable, accounts payable, accrued liabilities and the short term line of credit for all periods presented approximate their respective carrying amounts due to the short term nature of these financial instruments.

The fair value of the long term debt for all periods presented approximates their respective carrying amounts due to these financial instruments being at market rates.

(n) Contingencies

Certain conditions may exist as of the date the consolidated financial statements are issued which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potential material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Legal fees associated with loss contingencies are expensed as incurred.

(o) Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance so that the assets are recognized only to the extent that when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized.

In accordance with FASB ASC 740 “Income taxes” under the liability method, it is the Company’s policy to provide for uncertain tax positions and the related interest and penalties based upon management’s assessment of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities. At December 31, 2021, the Company believes it has appropriately accounted for any unrecognized tax benefits. To the extent the Company prevails in matters for which a liability for an unrecognized benefit is established or is required to pay amounts in excess of the liability, the Company’s effective tax rate in a given financial statement period may be affected. Interest and penalties associated with the Company’s tax positions are recorded as interest expense in the consolidated statements of operations and comprehensive income.

F-11

(p) Risk Management

The Company’s credit risk is primarily attributable to its accounts receivable. The amounts presented in the accompanying consolidated balance sheets are net of allowances for doubtful accounts, estimated by the Company’s management based on prior experience and the current economic environment. The Company is exposed to credit-related losses in the event of non-payment by customers. Credit exposure is minimized by dealing with only credit worthy counterparties. Revenue for the Company’s three primary customers totaled $16,917,947 (49%) for the year ended December 31, 2021 (2020 - $14,713,127 or 47%). Accounts receivable for the Company’s three primary customers totaled $4,940,995 (69%) at December 31, 2021 (2020 - $3,986,284 or 68%).

The credit risk on cash and cash equivalents is limited because the Company limits its exposure to credit loss by placing its cash and cash equivalents with major financial institutions. The Company maintains cash balances at financial institutions which at times exceed federally insured amounts. The Company has not experienced any losses in such accounts.

The Company is exposed to foreign exchange and interest rate risk to the extent that market value rate fluctuations materially differ from financial assets and liabilities, subject to fixed long-term rates.

In order to manage its exposure to foreign exchange risks, the Company is closely monitoring the fluctuations in the foreign currency exchange rates and the impact on the value of cash and cash equivalents, accounts receivable, and accounts payable and accrued liabilities. The Company has not hedged its exposure to currency fluctuations.

The Company is exposed to interest rate risk to the extent that the fair value or future cash flows for financial liabilities will fluctuate as a result of changes in market interest rates. The Company is exposed to interest rate risk on its long-term debt.

In order to manage its exposure to interest rate risk, the Company is closely monitoring fluctuations in market interest risks and will refinance its long-term debt where possible to obtain more favourable rates.

(q) Equity Method Investment

The Company accounts for investments using the equity method of accounting if the investment provides the Company the ability to exercise significant influence, but not control, over the investee. Significant influence is generally deemed to exist if the Company’s ownership interest in the voting stock of the investee ranges between 20% and 50%, although other factors, such as representation on the investee’s board of directors, are considered in determining whether the equity method of accounting is appropriate. Under the equity method of accounting, the investment is initially recorded at cost in the consolidated balance sheets under other assets and adjusted for dividends received and the Company’s share of the investee’s earnings or losses together with other-than-temporary impairments which are recorded through other income (loss), net in the consolidated statements of income and comprehensive income.

(r) Goodwill and intangible assets

Goodwill represents the excess of the purchase price of an acquired entity over the amounts assigned to the assets acquired and liabilities assumed. Goodwill is not amortized, but is reviewed for impairment annually or more frequently if certain impairment conditions arise. The Company performs an annual goodwill impairment review in the fourth quarter of each year at the reporting unit level. The evaluation begins with a qualitative assessment of the factors that could impact the significant inputs used to estimate fair value. If after performing the qualitative assessment, it is determined that it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, including goodwill, then no further analysis is necessary. However, if the results of the qualitative test are unclear, the Company performs a quantitative test, which involves comparing the fair value of a reporting unit with its carrying amount, including goodwill. The Company uses an income-based valuation method, determining the present value of future cash flows, to estimate the fair value of a reporting unit. If the fair value of a reporting unit exceeds its positive carrying amount, goodwill of the reporting unit is considered not impaired, and no further analysis is necessary. If the fair value of the reporting unit is less than its carrying amount, goodwill impairment would be recognized equal to the amount of the carrying value in excess of the reporting unit’s fair value, limited to the total amount of goodwill allocated to the reporting unit.

F-12

Intangible assets primarily include trademarks and trade secrets with indefinite lives and customer-relationships with finite lives. Intangible assets with indefinite lives are not amortized but are tested for impairment on an annual basis, or more frequently if indicators of impairment are present. Indefinite lived intangible assets are assessed using either a qualitative or a quantitative approach. The qualitative assessment evaluates factors including macro-economic conditions, industry and company-specific factors, legal and regulatory environments, and historical company performance in assessing fair value. If it is determined that it is more likely than not that the fair value of the intangible asset is less than its carrying value, a quantitative test is then performed. Otherwise, no further testing is required. When using a quantitative approach, the Company compares the fair value of the intangible asset to its carrying amount, including goodwill. If the estimated fair value of the intangible asset is less than the carrying amount of the intangible asset, impairment is indicated, requiring recognition of an impairment charge for the differential.

Qualitative assessments of goodwill and indefinite-lived intangible assets were performed in 2021 and 2020. Based on the results of the assessment, it was determined that it is more likely than not the reporting unit, customer lists and trademarks had a fair value in excess of their carrying value. Accordingly, no further impairment testing was completed and no impairment charges related to goodwill or indefinite-lived intangibles were recognized during the year ended December 31, 2021 or 2020.

Finite-lived intangible assets are amortized on a straight-line basis over their estimated useful lives. The Company reviews for impairment indicators of finite-lived intangibles and other long-lived assets as described in the “Impairment of Long Lived Assets” significant accounting policy.

(s) Recent Accounting Pronouncements

The Company has implemented all applicable new accounting pronouncements that are in effect. Those pronouncements did not have any material impact on the consolidated financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

3. Leases

Accounting and reporting guidance for leases requires that leases be evaluated and classified as either operating or finance leases by the lessee and as either operating, sales-type or direct financing leases by the lessor. For leases with terms greater than 12 months, the Company records the related right-of-use (“ROU”) asset and lease obligation at the present value of lease payments over the term. Leases may include fixed rental escalation clauses, renewal options and / or termination options that are factored into the determination of lease payments when appropriate. The Company’s operating leases are included in ROU assets, lease liabilities-current portion and lease liability-less current portion in the accompanying consolidated balance sheets. ROU assets represent the Company’s right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make lease payments arising from the lease. The Company’s leases do not usually provide a readily determinable implicit rate; therefore, an estimate of the Company’s incremental borrowing rate is used to discount the lease payments based on information available at the lease commencement date. The discount rate used was 5.5%.

F-13

The table below summarizes the right-of-use asset and lease liability for the year ended December 31, 2021:

Right of Use Assets
Balance at December 31, 2019	$789,205
Addition	260,661
Termination	(234,980)
Depreciation	(331,773)
Balance at December 31, 2020	$483,113
Depreciation	(265,846)
Balance at December 31, 2021	$217,267

Lease Liability
Balance at December 31, 2019	$789,205
Addition	260,661
Termination	(234,980)
Lease interest expense	53,768
Payments	(385,541)
Balance at December 31, 2020	$483,113
Lease interest expense	22,057
Payments	(287,903)
Balance at December 31, 2021	$217,267

Short-term portion	$77,715
Long-term portion	139,552
Total	$217,267

Undiscounted rent payments are as follows:

2022	78,240
2023	77,100
2024	70,440
2025	71,940
Total	$297,720
Impact of discounting	(80,453)
Lease liability, December 31, 2021	$217,267

4. Accounts Receivable

	2021	2020

Accounts receivable	$7,403,308	$6,161,249
Allowances for doubtful accounts	(273,979)	(271,436)
	$7,129,329	$5,889,813

5. Inventories

	2021	2020

Completed goods	$3,417,829	$3,393,794
Work in progress	-	152,595
Raw materials and supplies	6,084,176	4,826,087
	$9,502,005	$8,372,476

6. Property, Equipment and Leaseholds

	2021	Accumulated	2021
	Cost	Depreciation	Net
Buildings and improvements	$4,823,708	$2,983,589	$1,840,119
Automobiles	196,255	71,258	124,997
Computer hardware	43,605	42,456	1,149
Furniture and fixtures	130,658	106,101	24,557
Office equipment	1,872	1,155	717
Manufacturing equipment	6,867,799	4,171,699	2,696,100
Trailer	9,463	7,532	1,931
Boat	34,400	26,284	8,116
Leasehold improvements	88,872	88,872	—
Technology	107,759	107,759	—
Land	234,027	—	234,027
	$12,538,418	$7,606,705	$4,931,713

F-14

	2020	Accumulated	2020
	Cost	Depreciation	Net
Buildings and improvements	$4,798,370	$2,836,142	$1,962,228
Automobiles	180,956	61,266	119,690
Computer hardware	43,593	41,957	1,636
Furniture and fixtures	111,145	101,186	9,959
Office equipment	1,864	971	893
Manufacturing equipment	6,154,425	3,573,748	2,580,677
Trailer	9,422	6,675	2,747
Boat	34,400	24,255	10,145
Leasehold improvements	88,872	87,205	1,667
Technology	107,295	107,295	—
Land	452,399	—	452,399
	$11,982,741	$6,840,700	$5,142,041

Amount of depreciation expense for 2021: $773,497 (2020: $659,233) and is included in cost of sales in the consolidated statements of income and comprehensive income.

During the year ended December 31, 2021, 3.3 acres of cleared and undeveloped land in Taber, AB Canada was disposed of for proceeds of $263,380 ($333,899CAD). With a cost of $219,318 ($278,040CAD) the Company recognized a gain of $44,330 ($55,859CAD) on the disposal. During the year ended December 31, 2020, equipment with a cost of $79,517 and accumulated depreciation of $64,218 was disposed for proceeds of $24,789. The Company recognized a gain of $9,490 on the disposal.

7. Patents

	2021 Cost	Accumulated Amortization	2021 Net
Patents	$208,079	$194,380	$13,699

	2020 Cost	Accumulated Amortization	2020 Net
Patents	$208,211	$178,074	$30,137

Decrease in 2021 cost was due to currency conversion. 2021 cost in Canadian dollars - $265,102 (2020 - $265,102 in Canadian dollars).

Amount of amortization for 2021: $16,438 (2020 - $16,438) and is included in cost of sales in the consolidated statements of income and comprehensive income.

Estimated amortization expense over the next five years is as follows:

2022	$13,699

F-15

8. Goodwill and Intangible Assets

Goodwill
Balance as of December 31, 2020 and 2021	$2,534,275

Indefinite Lived Intangible Assets
Balance as of December 31, 2020 and 2021	$770,000

Goodwill relates to the acquisition of ENP Investments. Indefinite lived intangible assets consist of trade secrets and trademarks related to the acquisition of ENP Investments.

Definite Life Intangible Assets
Balance as of December 31, 2019	$2,182,000
Amortization	(176,000)
Balance as of December 31, 2020	2,006,000
Amortization	(176,000)
Balances as of December 31, 2021	$1,830,000

Definite life intangible assets consist of customer relationships and software related to the acquisition of ENP Investments. Customer relationships and software are amortized over their estimated useful life of 15 years and 3 years, respectively.

Estimated amortization expense over the next five years is as follows:

2022	$160,000
2023	160,000
2024	160,000
2025	160,000
2026	160,000

9. Long Term Deposits

The Company has security deposits that are long term in nature which consist of damage deposits held by landlords and security deposits held by various vendors.

	2021	2020

Long term deposits	$8,540	$8,540

10. Investments

(a) The Company has a 50% ownership interest in ENP Peru Investments LLC (“ENP Peru”). ENP Peru is located in Illinois and leases warehouse space. The Company accounts for this investment using the equity method of accounting. A summary of the Company’s investment follows:

Balance, December 31, 2019	$11,387
Return of equity	(9,063)
Gain in equity method investment	1,498
Balance, December 31, 2020	3,822
Return of equity	(3,822)
Gain in equity method investment	22,642
Balance, December 31, 2021	$22,642

During the year ended December 31, 2021, the Company received an additional $30,478 from ENP Peru. At the time of receipt of the payment, the investment balance was $nil and the payment was not recorded against the investment balance but was included in gains on investments.

F-16

Summarized profit and loss information for ENP Peru is as follows:

	2021	2020

Net sales	$322,079	$295,800
Net income	$45,285	$2,996

(b) During the year ended December 31, 2018, ENP Investments acquired a 24% ownership interest in ENP Realty LLC (“ENP Realty”). ENP Realty is located in Illinois and leases warehouse space. During the year ended December 31, 2020, the other partners of ENP Realty withdrew from the partnership, resulting in ENP Realty becoming a wholly owned subsidiary of ENP Investments. As a result, ENP Realty is consolidated in the financial statements of the Company and a 35% non-controlling interest is recognized from the acquisition date onwards.

It was determined that ENP Realty did not meet the definition of a business in accordance with FASB Codification Topic 805, Business Combinations (ASC 805), and the acquisition was accounted for as an asset acquisition. The following table summarizes the final purchase price allocation of the consideration paid to the respective fair values of the assets acquired and liabilities assumed in ENP Realty as of the acquisition date.

Investment eliminated upon consolidation	$63,165

Assets acquired:
Cash	13,419
Building	630,000
Land	85,000
Liabilities assumed:
Accounts payable	(15,797)
Long term debt	(450,000)
Deferred income tax liability	(66,116)
Total identifiable net assets:	196,506
Gain on acquisition of ENP Realty	$133,341

The income tax expense arising from the deferred income tax liability is net against gain on acquisition of ENP Realty in the consolidated statements of income and comprehensive income.

A summary of the Company’s investment follows:

Balance, December 31, 2019	$63,165
Investment eliminated upon consolidation	(63,165)
Balance, December 31, 2020 and 2021	$-

(c) In December 2018 the Company invested $200,000 in Applied Holding Corp. (“Applied”). Applied is a captive insurance company and the Company received a non-convertible promissory note for its investment which becomes due in 2021 but may be extended with notice for a maximum of two years. In accordance with FASB Codification Topic 320, Investments – Debt Securities (ASC 320), the Company has elected to account for this investment at cost. During the year ended December 31, 2021, the Company entered an agreement with Applied to extend the maturity date of this promissory note to December 6, 2023.

(d) In December 2018 the Company invested $500,000 in Trio Opportunity Corp. (“Trio”), a privately held entity. Trio is a real estate investment vehicle and the Company received 50,000 non-voting Class B shares at $10.00/share. In accordance with FASB Codification Topic 321, Investments – Equity Securities (ASC 321), the Company has elected to account for this investment at cost.

F-17

(e) In January 2019, the Company invested $1,001,000 in a Florida based LLC that is engaged in international sales of fertilizer additives. The Company accounts for this investment using the equity method of accounting. According to the operating agreement, the Company has a 50% interest in the profit and loss of the Florida based LLC but does not have control. A summary of the Company’s investment follows:

Balance, December 31, 2019	$1,141,033
Additional payments	2,518,684
Gain in equity method investment	809,342
Return of equity	(896,714)
Balance, December 31, 2020	3,572,345
Gain in equity method investment	454,023
Return of equity	(325,000)
Balance, December 31, 2021	$3,701,368

Further to the original investment amount, the Company had placed $1,000,000 in trust, which was released during the year ended December 31, 2020 upon the Florida based LLC reaching a milestone related to earnings before interest, taxes and depreciation (“EBITDA”) targets. The additional payments of $2,518,684 made during the year ended December 31, 2020 related to contingent consideration which was dependent on the Florida based LLC meeting certain performance millstones during the year. Summarized profit and loss information related to the equity accounted investment is as follows:

	2021	2020

Net sales	$11,543,277	$12,138,511
Gross profit	3,517,387	4,688,654
Net income	$908,045	$1,618,685

During the year ended December 31, 2021, the Company had sales of $7,982,281 (2020 - $7,476,047) to the Florida Based LLC, of which $2,202,345 is included within Accounts Receivable as at December 31, 2021 (2020 - $1,593,272).

(f) In December 2020, the Company invested $500,000 in Lygos Inc., a privately held entity, under a Simple Agreement for Future Equity agreement. Both companies intend to work together in pursuit of sustainable aspartic acid through synthetic biology. The Company has elected to account for this investment at cost. A summary of the Company’s investment follows:

Balance, December 31, 2019	$-
Acquisition	500,000
Balance, December 31, 2020	500,000
Additional payment	500,000
Balance, December 31, 2021	$1,000,000

11. Short-Term Line of Credit

(a) In September 2018, the Company signed a new agreement with Harris Bank (“Harris”) to renew the expiring credit line. The revolving line of credit is for an aggregate amount of up to the lesser of (i) $2,500,000, or (ii) 80% of eligible domestic accounts receivable and certain foreign accounts receivable plus 60% of inventory. The loan had an annual interest rate of 4.75%. The revolving line of credit at Harris was paid in October 2020, upon the opening of the revolving line of credit at Midland States Bank (“Midland”).

(b) In April 2020 and in August 2021, ENP Investments signed a new agreement with Midland to renew the expiring credit line. The revolving line of credit is for an aggregate amount up to $3,000,000. The interest rate of this loan is subject to change from time to time based on changes in an independent index which is the 1 month LIBOR as published in the Wall Street Journal (the “Index”). Interest on the unpaid principal balance of this loan will be calculated using a rate of 1.000 percentage points over the Index. Under no circumstances will the interest rate of this loan be less than 4.250% per annum or more than the maximum rate allowed by applicable law. The interest rate at December 31, 2021 is 4.25% (2020 – 4.5%). In March 2022, a new agreement was signed, increasing the revolving line of credit to an aggregate amount $4,000,000.

F-18

The revolving line of credit contains customary affirmative and negative covenants, including the following: compliance with laws, provisions of financial statements and periodic reports, payment of taxes, maintenance of inventory and insurance, maintenance of operating accounts at Midland, Midland’s access to collateral, formation or acquisition of subsidiaries, incurrence of indebtedness, dispositions of assets, granting liens, changes in business, ownership or business locations, engaging in mergers and acquisitions, making investments or distributions and affiliate transactions. NanoChem is a guarantor of 65% of all the principal and other loan costs not to exceed $1,950,000. As of December 31, 2021, ENP Investments was in compliance with all loan covenants.

To secure the repayment of any amounts borrowed under the revolving line of credit, ENP Investments granted Midland a security interest in all inventory, equipment and fixtures and acknowledges a separate commercial security agreement from guarantor to Midland dated February 15, 2011.

Short-term borrowings outstanding under the revolving line as of December 31, 2021 were $811,665 (2020 - $541,456).

(c) In October 2021, the Company signed a new agreement with Midland to replace the expiring credit line at Harris. The revolving line of credit is for an aggregate amount of up to the lesser of (i) $3,500,000, or (ii) 80% of eligible domestic accounts receivable and certain foreign accounts receivable plus 50% of inventory. Interest on the unpaid principal balance of this loan will be calculated using a rate of 0.500 percentage points over the Index. Under no circumstances will the interest rate of this loan be less than 4.50% per annum or more than the maximum rate allowed by applicable law. The interest rate at December 31, 2021 is 4.50% (2020 – 3.75%).

The revolving line of credit contains customary affirmative and negative covenants, including the following: compliance with laws, provision of financial statements and periodic reports, payment of taxes, maintenance of inventory and insurance, maintenance of operating accounts at Midland, Midland’s access to collateral, formation or acquisition of subsidiaries, incurrence of indebtedness, dispositions of assets, granting liens, changes in business, ownership or business locations, engaging in mergers and acquisitions, making investments or distributions and affiliate transactions. The covenants also require that the Company maintain a minimum ratio of qualifying financial assets to the sum of qualifying financial obligations. As of December 31, 2021, Company was in compliance with all loan covenants.

To secure the repayment of any amounts borrowed under the revolving line of credit, the Company granted Midland a security interest in substantially all of the assets of NanoChem, exclusive of intellectual property assets.

Short-term borrowings outstanding under the revolving line as of December 31, 2021 were $1,489,154 (2020 - $1,574,617).

12. Long Term Debt

(a) In October 2018, NanoChem signed a $4,100,000 term loan with Harris with a rate of prime to be repaid over 7 years with equal monthly installments plus interest along two payments consisting of 25% prior year cash flow recapture, capped at $300,000, due May 31, 2019 and 2020. The money was used to purchase a 65% interest in ENP Investments. Interest expense for the year ended December 31, 2020 was $75,874. This loan was paid in October 2020 upon opening of credit facilities at Midland.

(b) In April 2019, NanoChem signed a loan for $1,100,000 with Harris with a rate of prime plus 0.5% for the purchase of new manufacturing equipment. The Company paid interest monthly until February 2020, when equal monthly installments of the principal and interest were due until January 2024. Interest expense for the year ended December 31, 2020 was $36,272. This loan was paid in October 2020 upon opening of credit facilities at Midland.

F-19

(c) In January 2018, ENP Investments signed a $200,000 promissory note with Midland with a rate of 5.250% to be repaid over 7 years with equal monthly installments plus interest. This money was used to purchase production equipment and in May 2021, ENP Investments paid the loan in full with cash on hand. Interest expense for the year ended December 31, 2021 was $2,788 (2020 - $7,588). The principal balance owing at December 31, 2021 is $nil (2020 - $125,543).

(d) In March 2016, ENP Investments signed a $45,941 promissory note with Ford Motor Credit Company with a rate of 0.00% interest to be repaid over 5 years with equal monthly installments. In August 2020, the loan was paid in full.

(e) In April 2020, NanoChem received a two year loan of $322,000 through the Paycheck Protection Program with a rate of 1%. In March, 2021, the loan was forgiven by the Small Business Administration and has been recorded as Other Income on the consolidated statements of income and comprehensive income for the year ended December 31, 2021.

(f) In April 2020, ENP Investments received a two year loan of $215,960 through the Paycheck Protection Program with a rate of 1%. In March, 2021, the loan was forgiven by the Small Business Administration and has been recorded as Other Income on the consolidated statements of income and comprehensive income for the year ended December 31, 2021.

(g) In October 2020, NanoChem signed a $1,980,947 term loan with Midland with a rate of 3.85% to be repaid over 5 years with equal monthly payments including interest. The money was used to retire the debt at Harris related to the loan to purchase a 65% interest in ENP Investments. Interest for the year ended December 31, 2021 was $69,831 (2020 - $13,389). The balance owing at December 31, 2021 is $1,554,044 (2020 - $1,920,976).

The Company has committed to the following repayments:

2022	$382,705
2023	$397,414
2024	$413,516
2025	$360,409

(h) In October 2020, NanoChem signed a loan for $894,253 with Midland with an interest rate 3.85% to be repaid over two years with equal monthly payments including interest. The funds were used to replace the loan at Harris for the purchase of new manufacturing equipment. Interest expense for the year ended December 31, 2021 was $24,827 (2020 - $6,218). The balance owing at December 31, 2021 is $381,674 (2020 - $822,380).

(i) In January 2020, ENP Mendota refinanced its mortgage and signed a loan for $450,000 with Stock Yards Bank & Trust to be repaid over 10 years with monthly installments plus interest. Interest for the first five years is at 4.35% and it will be adjusted for the last five years to the Cincinnati Federal Home Bank Loan 5 year fixed index plus 2.5%. Interest expense for the year ended December 31, 2021 was $17,107 (2020 - $18,049). The balance owing at December 31, 2021 is $430,880 (2020 - $440,779).

The Company has committed to the following repayments:

2022	$29,749
2023	$29,749
2024	$29,749
2025	$29,749

As of December 31, 2021, Company was in compliance with all loan covenants.

Continuity	December 31, 2021	December 31, 2020
Balance, January 1	$3,847,638	$4,380,393
Plus: Proceeds from loans	-	3,413,160
Plus: Loan acquired with acquisition of ENP Realty	-	450,000
Less: Forgiveness on PPP loans	(537,960)	-
Less: Payments on loan	(943,080)	(4,395,915)
Balance, December 31	$2,366,598	$3,847,638

F-20

Outstanding balance	December 31, 2021	December 31, 2020
a) Long term debt – Harris Bank	$-	$-
b) Long term debt – Harris Bank	-	-
c) Long term debt – Midland States Bank	-	125,543
d) Long term debt – Ford Credit	-	-
e) Long term debt – PPP	-	322,000
f) Long term debt - PPP	-	215,960
g) Long term debt – Midland States Bank	1,554,044	1,920,976
h) Long term debt – Midland States Bank	381,674	822,380
i) Long term debt – Stock Yards Bank & Trust	430,880	440,779
Long-term Debt	2,366,598	3,847,638
Less: current portion	(793,574)	(848,794)
	$1,573,024	$2,998,844

13. Convertible Note Payable

In October 2018, the Company issued a convertible note payable in the amount of $1,000,000 in connection with the acquisition of EnP Investments LLC. The convertible note is due on or before September 30, 2023 with 5% interest due per year. At the option of the holder, the Note may be converted into 400,000 shares in the Company’s common stock.

In June 2019, the holder opted to convert $500,000 of the convertible note payable into 200,000 shares of the Company’s common stock.

In April 2020, the Company repaid the remaining principal balance of $500,000 and accrued interest of $13,046.

14. Income Taxes

The provision for income tax expense (benefit) is comprised of the following:

	2021	2020
Current tax, federal	$1,309,503	$739,113
Current tax, state	592,394	334,361
Current tax, foreign	91,285	124,414
Current tax, total	1,993,182	1,197,888

Deferred income tax, federal	250,153	158,308
Deferred income tax, state	113,164	71,616
Deferred income tax, foreign	-	179,629
Deferred income tax, total	363,317	409,553
Total	$2,356,499	$1,607,441

F-21

The following table reconciles the income tax expense at the U.S. Federal statutory rate to income tax expense at the Company’s effective tax rates.

	2021	2020
Income before tax	$6,650,756	$5,190,975
US statutory tax rates	30.50%	30.50%
Expected income tax	2,028,481	1,583,247
Non-deductible items	(29,508)	(60,470)
Change in estimates and other	(65,027)	603,422
Change in enacted tax rate	337,961	-
Foreign tax rate difference	(86,696)	(120,372)
Change in valuation allowance	171,288	(398,386)
Total income taxes	2,356,499	1,607,441

Current income tax expense	1,993,182	1,197,888
Deferred tax expense (recovery)	363,317	409,553
Total income tax expense	$2,356,499	$1,607,441

Deferred taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes. Deferred tax assets (liabilities) at December 31, 2021 and 2020 are comprised of the following:

	2021	2020
Canada
Non capital loss carryforwards	$1,443,371	$1,638,357
Intangible assets	19,849	18,863
Property, equipment and leaseholds	587,408	624,016
Financial instruments	-	26,690
	2,050,628	2,307,926
Valuation allowance	(2,050,628)	(2,307,926)
Net deferred tax asset	$-	$-

US
	2021	2020
Net operating loss carryforwards	$-	$-
Intangible assets	-	-
Investments	(241,880)	(167,635)
Property, equipment and leaseholds	(68,282)	(66,116)
Property, equipment and leaseholds	12,697	201,393
Financial instruments	-	98,210
Deferred tax asset not recognized	-	-
Net deferred tax asset (liability)	$(297,465)	$65,852

The Company has non-capital loss carryforwards of approximately $6,275,526 (2020 - $6,068,054) which may be carried forward to apply against future year income tax for Canadian income tax purposes, subject to the final determination by taxation authorities, expiring in the following years:

`	Loss
2029	891,014
2030	1,081,844
2031	1,245,577
2037	2,238,533
2038	372,149
2039	72,378
2040	166,494
2041	207,537
Total	6,275,526

As at December 31, 2021, the Company has no net operating loss carryforwards available for US tax purposes.

F-22

Accounting for Uncertainty for Income Tax

As at December 31, 2021 and 2020, the Company’s consolidated balance sheets did not reflect a liability for uncertain tax positions, nor any accrued penalties or interest associated with income tax uncertainties. The Company has no income tax examinations in progress.

15. Income Per Share

The Company presents both basic and diluted income per share on the face of its consolidated statements of income. Basic and diluted income per share are calculated as follows:

	2021	2020

Net income attributable to controlling interest	$3,449,162	$2,977,050
Weighted average common shares outstanding:
Basic	12,316,254	12,240,641
Diluted	12,505,522	12,302,552
Net income per common share attributable to controlling interest:
Basic and diluted	$0.28	$0.24

Certain stock options whose terms and conditions are described in Note 16, “Stock Options” could potentially dilute basic EPS in the future, but were not included in the computation of diluted EPS because to do so would have been anti-dilutive. Those anti-dilutive options are as follows.

	2021	2020

Anti-dilutive options	21,000	507,000

There were no preferred shares issued and outstanding during the years ended December 31, 2021 or 2020.

16. Stock Options.

The Company has a stock option plan (“Plan”). The purpose of this Plan is to provide additional incentives to key employees, officers, directors and consultants of the Company and its subsidiaries in order to help attract and retain the best available personnel for positions of responsibility and otherwise promote the success of the Company’s business. It is intended that options issued under this Plan constitute non-qualified stock options. The general terms of awards under the option plan are that 100% of the options granted will vest the year following the grant. The maximum term of options granted is 5 years and the exercise price for all options are issued for not less than fair market value at the date of the grant.

F-23

The following table summarizes the Company’s stock option activities for the years ended December 31, 2021 and 2020:

	Number of shares	Exercise price per share	Weighted average exercise price

Balance, December 31, 2019	635,000	$0.75 – 1.75	$1.35
Granted	172,000	$2.44	$2.44
Cancelled or expired	(13,000)	$2.44 – 3.46	$2.75
Exercised	(45,000)	$0.75 – 1.05	$0.88
Balance, December 31, 2020	749,000	$0.75 – 4.13	$2.42
Granted	170,000	$3.61	$3.61
Cancelled or expired	(34,799)	$1.42 – 3.46	$2.30
Exercised	(94,701)	$0.75 – 3.46	$1.58
Balance, December 31, 2021	789,500	$1.42 – 4.13	$2.78
Exercisable, December 31, 2021	564,500	$1.42 – 4.13	$2.63

The weighted-average remaining contractual life of outstanding options is 3.20 years.

The fair value of each option grant is calculated using the following weighted average assumptions:

	2021	2020
Expected life – years	3.0	3.0
Interest rate	1.23%	0.37%
Volatility	63.28%	70.14%
Weighted average fair value of options granted	$1.23	$1.12

During the year ended December 31, 2021, the Company granted 45,000 (2020 – 45,000) stock options to consultants and has applied ASC 718 using the Black-Scholes option-pricing model, which resulted in expenses of $13,860 (2020 - $10,080). Options granted in other years resulted in additional expenses of $51,210 (2020 – $43,905). During the year ended December 31, 2021, employees were granted 125,000 (2020 – 127,000) stock options, which resulted in expenses of $38,500 (2020 – $28,316). Options granted in other years resulted in additional expenses in the amount of $106,542 for employees during the year ended December 31, 2021 (2020 - $73,711). There were 61,500 employee and 33,201 consultant stock options exercised during the year ended December 31, 2021 (2020 – 35,000 employee; 10,000 consultant).

As of December 31, 2021, there was approximately $229,918 of compensation expense related to non-vested awards. This expense is expected to be recognized over a weighted average period of 1.0 years.

The aggregate intrinsic value of vested options outstanding at December 31, 2021 is $712,945 (2020 – $nil). The intrinsic value of options exercised during the year was $203,701 (2020 - $56,230).

17. Capital Stock.

During the year ended December 31, 2021, 61,500 shares were issued upon the exercise of employee stock options (2020 – 35,000) and 33,201 shares were issued upon the exercise of consultant stock options (2020 – 10,000).

On March 19, 2020, the Company suspended the annual dividend until further notice due to the uncertainty surrounding the COVID-19 virus.

18. Non-Controlling Interests

ENP Investments is a limited liability corporation (LLC) that manufactures and distributes golf, turf and ornamental agriculture products in Mendota, Illinois. The Company owns a 65% interest in ENP Investments through its wholly-owned subsidiary NanoChem. An unrelated party owns the remaining 35% interest in ENP Investments. As of December 31, 2020, ENP Mendota is a wholly owned subsidiary of ENP Investments. ENP Mendota leases warehouse space. For financial reporting purposes, the assets, liabilities and earnings of both of the LLC’s are consolidated into these financial statements. The unrelated third party’s ownership interest in the LLC is recorded in non-controlling interests in these consolidated financial statements. The non-controlling interest represents the non-controlling unitholder’s interest in the earnings and equity of ENP Investments. ENP Investments is allocated to the BCPA segment.

F-24

ENP Investments makes cash distributions to its equity owners based on formulas defined within its Ownership Interest Purchase Agreement dated October 1, 2018. Distributions are defined in the Ownership Interest Purchase Agreement as cash on hand to the extent it exceeds current and anticipated long-term and short-term needs, including, without limitation, needs for operating expenses, debt service, acquisitions, reserves, and mandatory distributions, if any.

From the effective date of acquisition onward, the minimum distributions requirements under the Ownership Interest Purchase Agreement were satisfied. The total distribution from the effective date of acquisition onward was $1,924,995.

Balance, December 31, 2019	$2,550,149
Distribution	(594,882)
Non-controlling interest share of income	606,484
Balance, December 31, 2020	2,561,751
Distribution	(804,003)
Non-controlling interest share of income	845,095
Balance, December 31, 2021	$2,602,843

During the year ended December 31, 2021, the Company had sales of $4,877,690 (2020 - $4,094,622) to the party that holds 35% interest in ENP Investments, of which $2,215,119 is included within Accounts Receivable as of December 31, 2021 (2020 – $2,056,631).

19. Segmented, Significant Customer Information and Economic Dependency.

The Company operates in two segments:

(a) Energy and water conservation products (as shown under the column heading “EWCP” below), which consists of a (i) liquid swimming pool blankets which saves energy and water by inhibiting evaporation from the pool surface, and (ii) food-safe powdered form of the active ingredient within the liquid blankets and which are designed to be used in still or slow moving drinking water sources.

(b) Biodegradable polymers (“BCPA’s”), also known as TPA’s, used by the petroleum, chemical, utility and mining industries to prevent corrosion and scaling in water piping. This product can also be used in detergents to increase biodegradability and in agriculture to increase crop yields by enhancing fertilizer uptake.

The accounting policies of the segments are the same as those described in Note 2, Significant Accounting Policies. The Company evaluates performance based on profit or loss from operations before income taxes, not including nonrecurring gains and losses and foreign exchange gains and losses.

The Company’s reportable segments are strategic business units that offer different, but synergistic products and services. They are managed separately because each business requires different technology and marketing strategies.

Year ended December 31, 2021:

	EWCP	BCPA	Consolidated

Sales	$420,811	$33,995,524	$34,416,335
Interest expense	-	199,930	199,930
Depreciation	40,247	925,688	965,935
Current and deferred income tax expense	24,384	2,361,298	2,385,682
Segment profit	(368,994)	3,818,156	3,449,162
Segment assets	1,929,537	37,621,733	39,551,270
Expenditures for segment assets	-	782,219	782,219

F-25

Year ended December 31, 2020:

	EWCP	BCPA	Consolidated

Sales	$334,423	$31,073,031	$31,407,454
Interest expense	54	260,603	260,657
Depreciation	41,969	809,703	851,672
Current and deferred income tax expense	121,164	1,486,277	1,607,441
Segment profit	(536,220)	3,513,270	2,977,050
Segment assets	2,111,501	32,975,887	35,087,388
Expenditures for segment assets	-	1,071,108	1,071,108

Sales by territory are shown below:

	2021	2020

Canada	$525,900	$562,626
United States and abroad	33,890,435	30,844,828
Total	$34,416,335	$31,407,454

The Company’s long-lived assets (property, equipment, intangibles, goodwill, leaseholds, patents and right of use assets) are located in Canada and the United States as follows:

	2021	2020

Canada	$191,752	$445,663
United States	10,105,202	10,519,903
Total	$10,296,954	$10,965,566

Three customers accounted for $16,917,948 (49%) of sales made in 2021 (2020 - $14,713,127 or 47%).

20. Subsequent Events.

The Company granted 5,000 stock options to an employee and issued 20,500 shares to employees upon the exercise of stock options in the three months ended March 29, 2022.

F-26

FLEXIBLE SOLUTIONS INTERNATIONAL INC.
CONDENSED INTERIM CONSOLIDATED BALANCE SHEETS
(U.S. Dollars)

	March 31, 2022	December 31, 2021
	(Unaudited)
Assets
Current
Cash and cash equivalents	$5,371,608	$5,710,227
Term deposits	1,025,347	1,025,347
Accounts receivable (Note 4)	9,943,148	7,129,329
Inventories (Note 5)	12,214,651	9,502,005
Prepaid expenses	859,922	442,161
Total current assets	29,414,676	23,809,069
Property, equipment and leaseholds, net (Note 6)	4,920,019	4,931,713
Patents (Note 7)	9,589	13,699
Right of use assets (Note 3)	203,721	217,267
Intangible assets (Note 8)	2,560,000	2,600,000
Long term deposits (Note 9)	8,540	8,540
Investments (Note 10)	5,453,274	5,424,010
Goodwill (Note 8)	2,534,275	2,534,275
Deferred tax asset	12,697	12,697
Total Assets	$45,116,791	$39,551,270

Liabilities
Current
Accounts payable	$1,362,779	$1,283,486
Accrued liabilities	1,318,503	457,062
Deferred revenue	271,426	349,004
Income taxes payable	5,273,842	4,561,396
Short term line of credit (Note 11)	4,948,545	2,300,819
Current portion of lease liability (Note 3)	57,045	77,715
Current portion of long term debt (Note 12)	665,614	793,574
Total current liabilities	13,897,754	9,823,056
Lease liability (Note 3)	146,676	139,552
Deferred income tax liability	310,162	310,162
Long term debt (Note 12)	1,491,355	1,573,024
Total Liabilities	$15,845,947	11,845,794

Stockholders’ Equity
Capital stock (Note 14)
Authorized: 50,000,000 common shares with a par value of $0.001 each; 1,000,000 preferred shares with a par value of $0.01 each
Issued and outstanding:
12,377,746 (December 31, 2021: 12,355,246) common shares	12,378	12,355
Capital in excess of par value	17,094,836	16,983,648
Other comprehensive loss	(733,187)	(775,730)
Accumulated earnings	10,415,419	8,882,360
Total stockholders’ equity – controlling interest	26,789,446	25,102,633
Non-controlling interests (Note 15)	2,481,398	2,602,843
Total Stockholders’ Equity	29,270,844	27,705,476
Total Liabilities and Stockholders’ Equity	$45,116,791	$39,551,270

— See Notes to Unaudited Interim Condensed Consolidated Financial Statements —

F-27

FLEXIBLE SOLUTIONS INTERNATIONAL INC.

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(U.S. Dollars — Unaudited)

	Three Months Ended March 31,
	2022	2021

Sales	$10,783,280	$7,624,697
Cost of sales	6,971,379	4,916,776

Gross profit	3,811,901	2,707,921

Operating Expenses
Wages	623,503	579,355
Administrative salaries and benefits	233,585	222,490
Insurance	185,360	124,458
Consulting	76,274	72,961
Interest expense	57,618	62,274
Professional fees	50,581	53,689
Travel	44,808	10,994
Lease expense	42,225	66,028
Advertising and promotion	40,029	34,770
Investor relations and transfer agent fee	37,097	25,087
Office and miscellaneous	35,970	42,119
Research	17,696	18,275
Currency exchange	11,533	8,300
Telecommunications	9,456	9,991
Utilities	7,618	2,722
Shipping	3,994	4,355
Commissions	3,424	4,768

Total operating expenses	1,480,771	1,342,636

Operating income	2,331,130	1,365,285
PPP loan forgiveness	-	537,960
Gain on investments	36,764	208,968
Interest income	22,088	10,298
Income before income tax	2,389,982	2,122,511

Income taxes
Income tax expense - current	(712,446)	(485,456)

Net income for the period including non-controlling interests	1,677,536	1,637,055
Less: Net income attributable to non-controlling interests	(144,477)	(186,484)
Net income attributable to controlling interest	$1,533,059	$1,450,571

Income per share (basic and diluted)	$0.12	$0.12
Weighted average number of common shares (basic)	12,361,313	12,292,452
Weighted average number of common shares (diluted)	12,543,674	12,518,331
Other comprehensive income:
Net income	1,677,536	1,637,055
Unrealized gain on foreign currency translations	42,543	82,352
Total comprehensive income	1,720,079	1,719,407
Comprehensive income – non-controlling interest	(144,477)	(186,484)
Comprehensive income attributable to Flexible Solutions International Inc.	$1,575,602	$1,532,923

— See Notes to Unaudited Interim Condensed Consolidated Financial Statements —

F-28

FLEXIBLE SOLUTIONS INTERNATIONAL INC.

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF Stockholders’ Equity

(U.S. Dollars — Unaudited)

	Shares	Capital Stock	Capital in Excess of Par Value	Accumulated Earnings	Other Comprehensive Income (Loss)	Total	Non- Controlling Interests	Total Stockholders’ Equity

Balance December 31, 2021	12,355,246	$12,355	$16,983,648	$8,882,360	$(775,730)	$25,102,633	$2,602,843	$27,705,476
Translation adjustment	—	—	—	—	42,543	42,543	—	42,543
Net income	—	—	—	1,533,059	—	1,533,059	144,477	1,677,536
Common stock issued	22,500	23	56,917	—	—	56,940	—	56,940
Distributions to non-controlling interests	—	—	—	—	—	—	(265,922)	(265,922)
Stock-based compensation	—	—	54,271	—	—	54,271	—	54,271

Balance March 31, 2022	12,377,746	$12,378	$17,094,836	$10,415,419	$(733,187)	$26,789,446	$2,481,398	$29,270,844

	Shares	Capital Stock	Capital in Excess of Par Value	Accumulated Earnings	Other Comprehensive Income (Loss)	Total	Non- Controlling Interests	Total Stockholders’ Equity

Balance December 31, 2020	12,260,545	$12,261	$16,633,190	$5,433,198	$(872,121)	$21,206,528	$2,561,751	$23,768,279
Translation adjustment	—	—	—	—	82,352	82,352	—	82,352
Net income	—	—	—	1,450,571	—	1,450,571	186,484	1,637,055
Common stock issued	55,201	55	76,305	—	—	76,360	—	76,360
Distributions to non-controlling interests	—	—	—	—	—	—	(157,952)	(157,952)
Stock-based compensation	—	—	39,589	—	—	39,589	—	39,589

Balance March 31, 2021	12,315,746	$12,316	$16,749,084	$6,883,769	$(789,769)	$22,855,400	$2,590,283	$25,445,683

— See Notes to Unaudited Interim Condensed Consolidated Financial Statements —

F-29

FLEXIBLE SOLUTIONS INTERNATIONAL INC.

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. Dollars — Unaudited)

	Three Months Ended March 31,
	2022	2021

Operating activities
Net income for the period including non-controlling interests	$1,677,536	$1,637,055
Adjustments to reconcile net income to net cash:
Stock based compensation	54,271	39,589
Depreciation and amortization	232,488	232,965
Lease right of use financing	2,539	8,187
Lease right of use amortization	13,546	74,884
Gain on investments	(36,764)	(208,968)
PPP loan forgiveness	-	(537,960)

Changes in non-cash working capital items:
Increase in accounts receivable	(2,813,819)	(1,649,501)
Increase in inventories	(2,712,646)	(1,616,862)
(Increase) Decrease in prepaid expenses	(417,761)	59,204
Increase (Decrease) in accounts payable and accrued liabilities	940,734	(872,823)
Increase in taxes payable	712,446	513,323
Decrease in deferred revenue	(77,578)	(35,860)

Cash used in operating activities	(2,425,008)	(2,356,767)

Investing activities
Proceeds of equity investment distributions	7,500	12,500
Net purchase of property, equipment and leaseholds	(176,684)	(96,136)

Cash used in investing activities	(169,184)	(83,636)

Financing activities
Draw from short term line of credit	2,647,726	1,112,361
Repayment of long term debt	(209,629)	(208,857)
Lease financing costs	(16,085)	(83,070)
Distributions to non-controlling interests	(265,922)	(157,952)
Proceeds from issuance of common stock	56,940	76,360

Cash provided by financing activities	2,213,030	738,842

Effect of exchange rate changes on cash	42,543	82,352

Outflow of cash	(338,619)	(1,619,209)
Cash and cash equivalents, beginning	6,735,574	4,472,776

Cash and cash equivalents, ending	$6,396,955	$2,853,567

Cash and cash equivalents are comprised of:
Cash and cash equivalents	$5,371,608	$1,853,567
Term deposits	1,025,347	1,000,000
	$6,396,955	$2,853,567

Supplemental disclosure of cash flow information:
Income taxes paid	$-	$-
Interest paid	$57,618	$62,274

— See Notes to Unaudited Interim Condensed Consolidated Financial Statements —

F-30

FLEXIBLE SOLUTIONS INTERNATIONAL INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2022

(U.S. Dollars - Unaudited)

1. Basis of Presentation.

These interim condensed consolidated financial statements (“consolidated financial statements”) include the accounts of Flexible Solutions International Inc. (the “Company”), its wholly-owned subsidiaries Flexible Fermentation Ltd. , NanoChem Solutions Inc. (“NanoChem”), Flexible Solutions Ltd., Flexible Biomass LP, FS Biomass Inc., NCS Deferred Corp., Natural Chem SEZC Ltd., and InnFlex Holdings Inc. and its 65% interest in ENP Investments, LLC (“ENP Investments”) and ENP Mendota, LLC (“ENP Mendota”). All inter-company balances and transactions have been eliminated upon consolidation. The Company was incorporated on May 12, 1998 in the State of Nevada and had no operations until June 30, 1998. In 2019, the Company redomiciled into Alberta, Canada.

In 2018, NanoChem completed the purchase of a 65% interest in ENP Investments for an aggregate purchase price of $5,110,560. An unrelated party owns the remaining 35% interest in ENP Investments, and ENP Investments is consolidated into the financial statements. The outside investor’s ownership interest in ENP Investments is included in noncontrolling interests in these consolidated financial statements from the acquisition date onward. In 2020, ENP Investments increased its investment in ENP Realty from 24% to 100%, making ENP Realty a wholly-owned subsidiary of ENP Investments. In 2021, ENP Realty was renamed ENP Mendota and is consolidated into the financial statements.

The Company and its subsidiaries develop, manufacture and market specialty chemicals which slow the evaporation of water. One product, HEATSAVR®, is marketed for use in swimming pools and spas where its use, by slowing the evaporation of water, allows the water to retain a higher temperature for a longer period of time and thereby reduces the energy required to maintain the desired temperature of the water in the pool. Another product, WATERSAVR®, is marketed for water conservation in irrigation canals, aquaculture, and reservoirs where its use slows water loss due to evaporation. In addition to the water conservation products, the Company also manufactures and markets water-soluble chemicals utilizing thermal polyaspartate biopolymers (hereinafter referred to as “TPAs”), which are beta-proteins manufactured from the common biological amino acid, L-aspartic. TPAs can be formulated to prevent corrosion and scaling in water piping within the petroleum, chemical, utility and mining industries. TPAs are also used as proteins to enhance fertilizers in improving crop yields and can be used as additives for household laundry detergents, consumer care products and pesticides. The TPA division also manufactures two nitrogen conservation products for agriculture that slows nitrogen loss from fields.

The outbreak of the novel strain of coronavirus, specifically identified as “COVID-19”, has resulted in a widespread health crisis that has affected economies and financial markets around the world resulting in an economic downturn. This outbreak may also cause staff shortages, reduced customer demand, increased government regulations or interventions, all of which may negatively impact the business, financial condition or results of operations of the Company. The duration and impact of the COVID-19 outbreak is unknown at this time and it is not possible to reliably estimate the length and severity of these developments.

2. Significant Accounting Policies.

The consolidated financial statements of the Company have been prepared by management in accordance with accounting principles generally accepted in the United States (“GAAP”), applied on a basis consistent for all periods. Accordingly, they do not include all of the information and disclosures required by U.S. GAAP for a complete set of financial statements. These consolidated financial statements and notes thereto should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2021, filed with the Securities and Exchange Commission on May 13, 2022. In the opinion of management, all adjustments of a normal recurring nature considered necessary for a fair presentation have been included. The results of operations of any interim period are not necessarily indicative of the results of operations to be expected for the full fiscal year.

(a) Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original or remaining maturity of less than three months at the date of purchase to be cash equivalents. Cash and cash equivalents are maintained with several financial institutions.

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(b) Term Deposits

The deposits maintained by the Company with banks comprises term deposits, which can be withdrawn by the Company at any point without prior notice or penalty on the principal.

(c) Inventories and Cost of Sales

The Company has three major classes of inventory: completed goods, work in progress and raw materials and supplies. In all classes, inventories are stated at the lower of cost and net realizable value. The Company applies the first-in, first-out or weighted average cost formulae to inventories in different subsidiaries. Cost of sales includes all expenditures incurred in bringing the goods to the point of sale. Inventory costs and costs of sales include direct costs of the raw material, inbound freight charges, warehousing costs, handling costs (receiving and purchasing) and utilities and overhead expenses related to the Company’s manufacturing and processing facilities. Shipping and handling charges billed to customers are included in revenue (2022 - $123,894; 2021 – $131,348). Shipping and handling costs incurred are included in cost of goods sold (2022 - $268,032; 2021 – $263,089).

(d) Allowance for Doubtful Accounts

The Company provides an allowance for doubtful accounts when management estimates collectability to be uncertain. Accounts receivable are continually reviewed to determine which, if any, accounts are doubtful of collection. In making the determination of the appropriate allowance amount, the Company considers current economic and industry conditions, relationships with each significant customer, overall customer credit-worthiness and historical experience.

(e) Property, Equipment, Leaseholds and Intangible Assets

The following assets are recorded at cost and depreciated using the methods and annual rates shown below:

Computer hardware	30% Declining balance
Furniture and fixtures	20% Declining balance
Manufacturing equipment	20% Declining balance
Office equipment	20% Declining balance
Boat	20% Declining balance
Building and improvements	10% Declining balance
Trailer	30% Declining balance
Automobiles	Straight-line over 5 years
Patents	Straight-line over 17 years
Technology	Straight-line over 10 years
Leasehold improvements	Straight-line over lease term
Customer relationships – ENP Investments	Straight-line over 15 years
Software – ENP Investments	Straight-line over 3 years

(f) Impairment of Long-Lived Assets

In accordance with FASB Codification Topic 360, “Property, Plant and Equipment” (ASC 360), the Company reviews long-lived assets, including, but not limited to, property, equipment and leaseholds, patents and other assets, for impairment annually or whenever events or changes in circumstances indicate the carrying amounts of assets may not be recoverable. The carrying value of long-lived assets is assessed for impairment by evaluating operating performance and future undiscounted cash flows of the underlying assets. If the expected future cash flows of an asset is less than its carrying value, an impairment measurement is indicated. Impairment charges are recorded to the extent that an asset’s carrying value exceeds its fair value. Accordingly, actual results could vary significantly from such estimates. There were no impairment charges during the periods presented.

(g) Foreign Currency

The functional currency of the Company is the U.S. dollar. The functional currency of three of the Company’s subsidiaries is the Canadian dollar. The translation of the Canadian dollar to the reporting currency of the Company, the U.S. dollar, is performed for assets and liabilities using exchange rates in effect at the balance sheet date. Revenue and expense transactions are translated using average exchange rates prevailing during the year. Translation adjustments arising on conversion of the Company’s financial statements from the subsidiary’s functional currency, Canadian dollars, into the reporting currency, U.S. dollars, are excluded from the determination of income (loss) and are disclosed as other comprehensive income in the consolidated statements of income and comprehensive income.

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Foreign exchange gains and losses relating to transactions not denominated in the applicable local currency are included in operating income (loss) if realized during the year and in comprehensive income (loss) if they remain unrealized at the end of the year.

(h) Revenue Recognition

The Company generates revenue primarily from energy and water conservation products and biodegradable polymers, as further discussed in Note 16.

The Company follows a five-step model for revenue recognition. The five steps are: (1) identification of the contract(s) with the customer, (2) identification of the performance obligation(s) in the contract(s), (3) determination of the transaction price, (4) allocation of the transaction price to the performance obligation, and (5) recognition of revenue when (or as) the performance obligation is satisfied. The Company has fulfilled its performance obligations when control transfers to the customer, which is generally at the time the product is shipped since risk of loss is transferred to the purchaser upon delivery to the carrier. For shipments which are F.O.B. shipping point, the Company has elected to account for shipping and handling activities as a fulfillment cost rather than as an additional promised service and performance obligation.

Since the Company’s inception, product returns have been insignificant; therefore, no provision has been established for estimated product returns.

Deferred revenues consist of products sold to distributors with payment terms greater than the Company’s customary business terms due to lack of credit history or operating in a new market in which the Company has no prior experience. The Company defers the recognition of revenue until the criteria for revenue recognition has been met and payments become due or cash is received from these distributors.

(i) Stock Issued in Exchange for Services

The Company’s common stock issued in exchange for services is valued at estimated fair market value based upon trading prices of the Company’s common stock on the dates of the stock transactions. The corresponding expense of the services rendered is recognized over the period that the services are performed.

(j) Stock-based Compensation

The Company recognizes compensation expense for all share-based payments in accordance with FASB Codification Topic 718, Compensation — Stock Compensation, (ASC 718). Under the fair value recognition provisions of ASC 718, the Company recognizes share-based compensation expense, net of an estimated forfeiture rate, over the requisite service period of the award.

The fair value at grant date of stock options is estimated using the Black-Scholes option-pricing model. Compensation expense is recognized on a straight-line basis over the stock option vesting period based on the estimated number of stock options that are expected to vest. Shares are issued from treasury upon exercise of stock options.

(k) Other Comprehensive Income

Other comprehensive income refers to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income, but are excluded from net income as these amounts are recorded directly as an adjustment to stockholders’ equity. The Company’s other comprehensive income is comprised only of unrealized foreign exchange gains and losses.

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(l) Income Per Share

Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding in the period. Diluted earnings per share are calculated giving effect to the potential dilution of the exercise of options and warrants. Common equivalent shares, composed of incremental common shares issuable upon the exercise of stock options and warrants are included in diluted net income per share to the extent that these shares are dilutive. Common equivalent shares that have an anti-dilutive effect on net income per share have been excluded from the calculation of diluted weighted average shares outstanding for the three months ended March 31, 2022 and 2021.

(m) Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and would impact the results of operations and cash flows.

Estimates and underlying assumptions are reviewed at each period end. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

Significant areas requiring the use of management estimates include assumptions and estimates relating to the valuation of goodwill and intangible assets, asset impairment analysis, share-based payments, valuation allowances for deferred income tax assets, determination of useful lives of property, equipment and leaseholds and intangible assets, recoverability of accounts receivable, recoverability of investments, discount rates for right of use assets and the valuation of inventory.

(n) Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs described below, of which the first two are considered observable and the last unobservable, that may be used to measure fair value.

●	Level 1 – Quoted prices in active markets for identical assets or liabilities.
●	Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
●	Level 3 — Unobservable inputs that are supported by little or no market activity which is significant to the fair value of the assets or liabilities.

The fair values of cash and cash equivalents, term deposits, accounts receivable, accounts payable, accrued liabilities and the short term line of credit for all periods presented approximate their respective carrying amounts due to the short term nature of these financial instruments.

The fair value of the long term debt for all periods presented approximates their respective carrying amounts due to these financial instruments being at market rates.

(o) Contingencies

Certain conditions may exist as of the date the consolidated financial statements are issued which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

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If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potential material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Legal fees associated with loss contingencies are expensed as incurred.

(p) Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance so that the assets are recognized only to the extent that when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized.

In accordance with FASB ASC 740 “Income taxes” under the liability method, it is the Company’s policy to provide for uncertain tax positions and the related interest and penalties based upon management’s assessment of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities. At March 31, 2022, the Company believes it has appropriately accounted for any unrecognized tax benefits. To the extent the Company prevails in matters for which a liability for an unrecognized benefit is established or is required to pay amounts in excess of the liability, the Company’s effective tax rate in a given financial statement period may be affected. Interest and penalties associated with the Company’s tax positions are recorded as interest expense in the consolidated statements of operations and comprehensive income.

(q) Risk Management

The Company’s credit risk is primarily attributable to its accounts receivable. The amounts presented in the accompanying consolidated balance sheets are net of allowances for doubtful accounts, estimated by the Company’s management based on prior experience and the current economic environment. The Company is exposed to credit-related losses in the event of non-payment by customers. Credit exposure is minimized by dealing with only credit worthy counterparties. Revenue for the Company’s three primary customers totaled $6,235,661 (58%) for the three months ended March 31, 2022 (2021 - $3,120,819 or 41%). Accounts receivable for the Company’s three primary customers totaled $6,367,303 (64%) at March 31, 2022 (December 31, 2021 - $4,940,995 or 69%).

The credit risk on cash and cash equivalents is limited because the Company limits its exposure to credit loss by placing its cash and cash equivalents with major financial institutions. The Company maintains cash balances at financial institutions which at times exceed federally insured amounts. The Company has not experienced any losses in such accounts.

The Company is exposed to foreign exchange and interest rate risk to the extent that market value rate fluctuations materially differ from financial assets and liabilities, subject to fixed long-term rates.

In order to manage its exposure to foreign exchange risks, the Company is closely monitoring the fluctuations in the foreign currency exchange rates and the impact on the value of cash and cash equivalents, accounts receivable, and accounts payable and accrued liabilities. The Company has not hedged its exposure to currency fluctuations.

The Company is exposed to interest rate risk to the extent that the fair value or future cash flows for financial liabilities will fluctuate as a result of changes in market interest rates. The Company is exposed to interest rate risk on its long-term debt.

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In order to manage its exposure to interest rate risk, the Company is closely monitoring fluctuations in market interest risks and will refinance its long-term debt where possible to obtain more favourable rates.

(r) Equity Method Investment

The Company accounts for investments using the equity method of accounting if the investment provides the Company the ability to exercise significant influence, but not control, over the investee. Significant influence is generally deemed to exist if the Company’s ownership interest in the voting stock of the investee ranges between 20% and 50%, although other factors, such as representation on the investee’s board of directors, are considered in determining whether the equity method of accounting is appropriate. Under the equity method of accounting, the investment is initially recorded at cost in the consolidated balance sheets under other assets and adjusted for dividends received and the Company’s share of the investee’s earnings or losses together with other-than-temporary impairments which are recorded through other income (loss), net in the consolidated statements of income and comprehensive income.

(s) Goodwill and intangible assets

Goodwill represents the excess of the purchase price of an acquired entity over the amounts assigned to the assets acquired and liabilities assumed. Goodwill is not amortized, but is reviewed for impairment annually or more frequently if certain impairment conditions arise. The Company performs an annual goodwill impairment review in the fourth quarter of each year at the reporting unit level. The evaluation begins with a qualitative assessment of the factors that could impact the significant inputs used to estimate fair value. If after performing the qualitative assessment, it is determined that it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, including goodwill, then no further analysis is necessary. However, if the results of the qualitative test are unclear, the Company performs a quantitative test, which involves comparing the fair value of a reporting unit with its carrying amount, including goodwill. The Company uses an income-based valuation method, determining the present value of future cash flows, to estimate the fair value of a reporting unit. If the fair value of a reporting unit exceeds its positive carrying amount, goodwill of the reporting unit is considered not impaired, and no further analysis is necessary. If the fair value of the reporting unit is less than its carrying amount, goodwill impairment would be recognized equal to the amount of the carrying value in excess of the reporting unit’s fair value, limited to the total amount of goodwill allocated to the reporting unit.

Intangible assets primarily include trademarks and trade secrets with indefinite lives and customer-relationships with finite lives. Intangible assets with indefinite lives are not amortized but are tested for impairment on an annual basis, or more frequently if indicators of impairment are present. Indefinite lived intangible assets are assessed using either a qualitative or a quantitative approach. The qualitative assessment evaluates factors including macro-economic conditions, industry and company-specific factors, legal and regulatory environments, and historical company performance in assessing fair value. If it is determined that it is more likely than not that the fair value of the intangible asset is less than its carrying value, a quantitative test is then performed. Otherwise, no further testing is required. When using a quantitative approach, the Company compares the fair value of the intangible asset to its carrying amount, including goodwill. If the estimated fair value of the intangible asset is less than the carrying amount of the intangible asset, impairment is indicated, requiring recognition of an impairment charge for the differential.

Qualitative assessments of goodwill and indefinite-lived intangible assets were performed in 2021 and 2020. Based on the results of the assessment, it was determined that it is more likely than not the reporting unit, customer lists and trademarks had a fair value in excess of their carrying value. Accordingly, no further impairment testing was completed and no impairment charges related to goodwill or indefinite-lived intangibles were recognized during the three months ended March 31, 2022.

Finite-lived intangible assets are amortized on a straight-line basis over their estimated useful lives. The Company reviews for impairment indicators of finite-lived intangibles and other long-lived assets as described in the “Impairment of Long Lived Assets” significant accounting policy.

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(t) Recent Accounting Pronouncements

The Company has implemented all applicable new accounting pronouncements that are in effect. Those pronouncements did not have any material impact on the consolidated financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

3. Leases

Accounting and reporting guidance for leases requires that leases be evaluated and classified as either operating or finance leases by the lessee and as either operating, sales-type or direct financing leases by the lessor. For leases with terms greater than 12 months, the Company records the related right-of-use (“ROU”) asset and lease obligation at the present value of lease payments over the term. Leases may include fixed rental escalation clauses, renewal options and / or termination options that are factored into the determination of lease payments when appropriate. The Company’s operating leases are included in ROU assets, lease liabilities-current portion and lease liability-less current portion in the accompanying consolidated balance sheets. ROU assets represent the Company’s right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make lease payments arising from the lease. The Company’s leases do not usually provide a readily determinable implicit rate; therefore, an estimate of the Company’s incremental borrowing rate is used to discount the lease payments based on information available at the lease commencement date. The discount rate used was 5.5%.

The table below summarizes the right-of-use asset and lease liability for the period ended March 31, 2022:

	March 31, 2022	December 31, 2021
Right of Use Assets
Balance, January 1	$217,267	$483,113
Depreciation	(13,546)	(265,846)
Balance, end of period	$203,721	$217,267

Lease Liability
Balance, January 1	$217,267	$483,113
Lease interest expense	2,539	22,057
Payments	(16,085)	(287,903)
Balance, end of period	$203,721	$217,267

Short-term portion	$57,045	$77,715
Long-term portion	146,676	139,552
Total	$203,721	$217,267

Undiscounted rent payments for the next four years are as follows:

2022	$42,525
2023	58,080
2024	59,520
2025	61,020
Total	$221,145
Impact of discounting	(17,424)
Lease liability, March 31, 2022	$203,721

4. Accounts Receivable

	March 31, 2022	December 31, 2021

Accounts receivable	$10,217,709	$7,403,308
Allowances for doubtful accounts	(274,561)	(273,979)
	$9,943,148	$7,129,329

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5. Inventories

	March 31, 2022	December 31, 2021

Completed goods	$3,816,366	$3,417,829
Raw materials and supplies	8,398,285	6,084,176
	$12,214,651	$9,502,005

6. Property, equipment & leaseholds

	March 31, 2022	Accumulated	March 31, 2022
	Cost	Depreciation	Net
Buildings and improvements	$4,870,778	$3,018,920	$1,851,858
Automobiles	196,255	80,207	116,048
Computer hardware	43,644	42,571	1,073
Furniture and fixtures	130,714	108,421	22,293
Office equipment	1,899	1,208	691
Manufacturing equipment	6,999,195	4,314,689	2,684,506
Trailer	9,601	7,788	1,813
Boat	34,400	26,690	7,710
Leasehold improvements	88,872	88,872	—
Technology	109,370	109,370	—
Land	234,027	—	234,027
	$12,718,755	$7,798,736	$4,920,019

	December 31, 2021	Accumulated	December 31, 2021
	Cost	Depreciation	Net
Buildings and improvements	$4,823,708	$2,983,589	$1,840,119
Automobiles	196,255	71,258	124,997
Computer hardware	43,605	42,456	1,149
Furniture and fixtures	130,658	106,101	24,557
Office equipment	1,872	1,155	717
Manufacturing equipment	6,867,799	4,171,699	2,696,100
Trailer	9,463	7,532	1,931
Boat	34,400	26,284	8,116
Leasehold improvements	88,872	88,872	—
Technology	107,759	107,759	—
Land	234,027	—	234,027
	$12,538,418	$7,606,705	$4,931,713

Amount of depreciation expense for the three months ended March 31, 2022: $188,378 (2021: $184,855) and is included in cost of sales in the unaudited interim condensed consolidated statements of income and comprehensive income.

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7. Patents

In fiscal 2005, the Company started the patent process for additional WATER$AVR® products. Patents associated with these costs were granted in 2006 and they have been amortized over their legal life of 17 years.

	March 31, 2022 Cost	Accumulated Amortization	March 31, 2022 Net
Patents	$212,161	$202,572	$9,589

	December 31, 2021 Cost	Accumulated Amortization	December 31, 2021 Net
Patents	$208,079	$194,380	$13,699

The increase in the carrying amount of patents is primarily due to foreign currency translation effects. The 2022 cost in Canadian dollars - $265,102 (December 31, 2021 - $265,102 in Canadian dollars).

Amount of amortization for 2022 - $4,110 (2021 - $4,110) and is included in cost of sales in the consolidated statements of income and comprehensive income.

Estimated amortization expense over this year is as follows:

2022	13,699

8. GOODWILL AND INTANGIBLE ASSETS

Goodwill
Balance as of December 31, 2020	$2,534,275
Additions	-
Impairment	-
Balance as of December 31, 2021 and March 31, 2022	$2,534,275
Indefinite Lived Intangible Assets
Balance as of December 31, 2020	$770,000
Additions	-
Impairment	-
Balance as of December 31, 2021 and March 31, 2022	$770,000

Goodwill relates to the acquisition of ENP Investments. Indefinite lived intangible assets consist of trade secrets and trademarks related to the acquisition of ENP Investments.

Definite Life Intangible Assets
Balance as of December 31, 2020	$2,006,000
Amortization	(176,000)
Balance as of December 31, 2021	1,830,000
Amortization	(40,000)
Balance as of March 31, 2022	$1,790,000

Definite life intangible assets consist of customer relationships and software related to the acquisition of ENP Investments. Customer relationships and software are amortized over their estimated useful life of 15 years and 3 years, respectively.

Estimated amortization expense over the next five years is as follows:

2022	$160,000
2023	160,000
2024	160,000
2025	160,000
2026	160,000

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9. Long Term Deposits

The Company has reclassified certain security deposits to better reflect their long term nature. Long term deposits consist of damage deposits held by landlords and security deposits held by various vendors.

	March 31, 2022	December 31, 2021

Long term deposits	$8,540	$8,540

10. Investments

(a) The Company has a 50% ownership interest in ENP Peru Investments LLC (“ENP Peru”). ENP Peru is located in Illinois and leases warehouse space. The Company accounts for this investment using the equity method of accounting. A summary of the Company’s investment follows:

Balance, December 31, 2020	$3,822
Return of equity	(3,822)
Gain in equity method investment	22,642
Balance, December 31, 2021	22,642
Return of equity	(7,500)
Balance, March 31, 2022	$15,142

Summarized profit and loss information related to the equity accounted investment is as follows for the full year:

2021

Net sales	$322,079
Net income	$45,285

(b) In December 2018 the Company invested $200,000 in Applied Holding Corp. (“Applied”). Applied is a captive insurance company and the Company received a non-convertible promissory note for its investment which becomes due in 2021 but may be extended with notice for a maximum of two years. In accordance with FASB Codification Topic 323, Investments – Equity Method and Joint Ventures (ASC 323), the Company has elected to account for this investment at cost. During the year ended December 31, 2021, the Company entered an agreement with Applied to extend the maturity date of this promissory note to December 6, 2023.

(c) In December 2018 the Company invested $500,000 in Trio Opportunity Corp. (“Trio”), a privately held entity. Trio is a real estate investment vehicle and the Company received 50,000 non-voting Class B shares at $10.00/share. In accordance with FASB Codification Topic 321, Investments – Equity Securities (ASC 321), the Company has elected to account for this investment at cost.

(d) In January 2019, the Company invested $1,001,000 in a Florida based LLC that is engaged in international sales of fertilizer additives. The Company accounts for this investment using the equity method of accounting. According to the operating agreement, the Company has a 50% interest in the profit and loss of the Florida based LLC but does not have control. A summary of the Company’s investment follows:

Balance, December 31, 2020	$3,572,345
Gain in equity method investment	454,023
Return of equity	(325,000)
Balance, December 31, 2021	3,701,368
Gain in equity method investment	36,764
Balance, March 31, 2022	$3,738,132

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Further to the original investment amount, the Company had placed $1,000,000 in trust, which was released during the year ended December 31, 2020 upon the Florida based LLC reaching a milestone related to earnings before interest, taxes and depreciation (“EBITDA”) targets. The additional payments of $2,518,684 made during the year ended December 31, 2020 related to contingent consideration which was dependent on the Florida based LLC meeting certain performance millstones during the year. Summarized profit and loss information related to the equity accounted investment is as follows:

	Three months ended March 31, 2022	Three months ended March 31, 2021

Net sales	$2,201,518	$2,332,304
Gross profit	512,884	860,676
Net income	73,528	400,580

During the three months ended March 31, 2022, the Company had sales of $1,672,200 (2021 - $1,434,684) to the Florida Based LLC, of which $1,419,306 is included within Accounts Receivable as at March 31, 2022 (December 31, 2021 -2020 - $2,202,345).

(e) In December 2020, the Company invested $500,000 in Lygos Inc. (“Lygo’s”), a privately held entity, under a Simple Agreement for Future Equity agreement. Both companies intend to work together in pursuit of sustainable aspartic acid through synthetic biology (Note 18). In 2021, a second investment of $500,000 was in order to continue development of the aspartic acid microbe strain. The Company has elected to account for this investment at cost. A summary of the Company’s investment follows:

Balance, December 31, 2020	$500,000
Additional payment	500,000
Balance, December 31, 2021 and March 31, 2022	$1,000,000

11. Short-Term Line of Credit

(a) In March 2022, ENP Investments signed a new agreement with Midland to renew the credit line. The revolving line of credit is for an aggregate amount up to $4,000,000. The interest rate of this loan is subject to change from time to time based on changes in an independent index which is the 1 month LIBOR as published in the Wall Street Journal (the “Index”). Interest on the unpaid principal balance of this loan will be calculated using a rate of 1.000 percentage points over the Index. Under no circumstances will the interest rate of this loan be less than 4.25% per annum or more than the maximum rate allowed by applicable law. The interest rate at March 31, 2022 is 4.50% (December 31, 2021 - 4.25%).

The revolving line of credit contains customary affirmative and negative covenants, including the following: compliance with laws, provisions of financial statements and periodic reports, payment of taxes, maintenance of inventory and insurance, maintenance of operating accounts at Midland, Midland’s access to collateral, formation or acquisition of subsidiaries, incurrence of indebtedness, dispositions of assets, granting liens, changes in business, ownership or business locations, engaging in mergers and acquisitions, making investments or distributions and affiliate transactions. NanoChem is a guarantor of 65% of all the principal and other loan costs not to exceed $2,600,000. As of March 31, 2022, ENP Investments was in compliance with all loan covenants.

To secure the repayment of any amounts borrowed under the revolving line of credit, ENP Investments granted Midland a security interest in all inventory, equipment and fixtures and acknowledges a separate commercial security agreement from guarantor to Midland dated February 15, 2011.

Short-term borrowings outstanding under the revolving line as of March 31, 2022 were $3,459,391 (December 31, 2021 - $811,665).

F-41

(b) In October 2021, the Company signed a new agreement with Midland to replace the expiring credit line at Harris. The revolving line of credit is for an aggregate amount of up to the lesser of (i) $3,500,000, or (ii) 80% of eligible domestic accounts receivable and certain foreign accounts receivable plus 50% of inventory. Interest on the unpaid principal balance of this loan will be calculated using a rate of 0.500 percentage points over the Index. Under no circumstances will the interest rate of this loan be less than 4.50% per annum or more than the maximum rate allowed by applicable law. The interest rate at March 31, 2022 is 4.50% (December 31, 2021 - 4.50%).

The revolving line of credit contains customary affirmative and negative covenants, including the following: compliance with laws, provision of financial statements and periodic reports, payment of taxes, maintenance of inventory and insurance, maintenance of operating accounts at Midland, Midland’s access to collateral, formation or acquisition of subsidiaries, incurrence of indebtedness, dispositions of assets, granting liens, changes in business, ownership or business locations, engaging in mergers and acquisitions, making investments or distributions and affiliate transactions. The covenants also require that the Company maintain a minimum ratio of qualifying financial assets to the sum of qualifying financial obligations. As of March 31, 2022, Company was in compliance with all loan covenants.

To secure the repayment of any amounts borrowed under the revolving line of credit, the Company granted Midland a security interest in substantially all of the assets of NanoChem, exclusive of intellectual property assets.

Short-term borrowings outstanding under the revolving line as of March 31, 2022 were $1,489,154 (December 31, 2021 - $1,489,154).

12. Long Term Debt

(a) In January 2018, ENP Investments signed a $200,000 promissory note with Midland with a rate of 5.250% to be repaid over 7 years with equal monthly installments plus interest. This money was used to purchase production equipment and interest for the three months ended March 31, 2021 was $1,510. In May 2021, ENP Investments paid the loan in full with cash on hand.

(b) In April 2020, NanoChem received a two year loan of $322,000 through the Paycheck Protection Program with a rate of 1%. In March, 2021, the loan was forgiven by the SBA and has been recorded as Other Income of the condensed interim consolidated statements of operations and comprehensive income for the three month period ended March 31, 2021.

(c) In April 2020, ENP Investments received a two year loan of $215,960 through the Paycheck Protection Program with a rate of 1%. In March, 2021, the loan was forgiven by the SBA and has been recorded as Other Income of the condensed interim consolidated statements of operations and comprehensive income for the three month period ended March 31, 2021.

(d) In October 2020, NanoChem signed a $1,980,947 term loan with Midland with a rate of 3.85% to be repaid over 5 years with equal monthly payments including interest. The money was used to retire the debt at Harris related to the loan to purchase a 65% interest in ENP Investments. Interest expense for the three months ended March 31, 2022 was $15,130 (2021 - $18,606). The balance owing at March 31, 2022 is $1,459,983 (December 31, 2021 - $1,554,044).

The Company has committed to the following repayments:

2022	$382,705
2023	$397,414
2024	$413,516
2025	$360,409

(e) In October 2020, NanoChem signed a loan for $894,253 with Midland with an interest rate 3.85% to be repaid over two years with equal monthly payments including interest. The funds were used to replace the loan at Harris for the purchase of new manufacturing equipment. Interest expense for the three months ended March 31, 2022 was $3,417 (2021 - $7,739) The balance owing at March 31, 2022 is $268,708 (December 31, 2021 - $381,674).

F-42

The Company has committed to the following repayments:

2022	$381,674

(f) In January 2020, ENP Realty refinanced its mortgage and signed a loan for $450,000 with Stock Yards Bank & Trust to be repaid over 10 years with monthly installments plus interest. Interest for the first five years is at 4.35% and it will be adjusted for the last five years to the Cincinnati Federal Home Bank Loan 5 year fixed index plus 2.5%. Interest expense for the three months ended March 31, 2022 was $4,677 (2021 - $4,766). The balance owing at March 31, 2022 is $428,278 (December 31, 2021 - $430,779).

The Company has committed to the following repayments:

2023	$29,749
2024	$29,749
2025	$29,749

As of March 31, 2022, Company was in compliance with all loan covenants.

Continuity	March 31, 2022	December 31, 2021
Balance, January 1	$2,366,598	$3,847,638
Less: Forgiveness on PPP loans	-	(537,960)
Less: Payments on loan	(206,629)	(943,080)
Balance, end of period	$2,156,969	$2,366,598

Outstanding balance	March 31, 2022	December 31, 2021
a) Long term debt – Midland States Bank	$-	-
b) Long term debt – PPP	-	-
c) Long term debt – PPP	-	-
d) Long term debt – Midland States Bank	1,459,983	1,554,044
e) Long term debt – Midland States Bank	268,708	381,674
f) Long term debt – Stock Yards Bank & Trust	428,278	430,880
Long-term Debt	2,156,969	2,366,598
Less: current portion	(665,614)	(793,574)
	$1,491,355	$1,573,024

13. Stock Options

The Company has a stock option plan (“Plan”). The purpose of this Plan is to provide additional incentives to key employees, officers, directors and consultants of the Company and its subsidiaries in order to help attract and retain the best available personnel for positions of responsibility and otherwise promote the success of the Company’s business. It is intended that options issued under this Plan constitute non-qualified stock options. The general terms of awards under the option plan are that 100% of the options granted will vest the year following the grant. The maximum term of options granted is 5 years and the exercise price for all options are issued for not less than fair market value at the date of the grant.

F-43

The following table summarizes the Company’s stock option activities for the year ended December 31, 2021 and the three-month period ended March 31, 2022:

	Number of shares	Exercise price per share	Weighted average exercise price

Balance, December 31, 2020	749,000	$0.75 – 4.13	$2.42
Granted	170,000	$3.61	$3.61
Cancelled or expired	(34,799)	$1.42 – 3.46	$2.30
Exercised	(94,701)	$0.75 – 3.46	$1.58
Balance, December 31, 2021	789,500	$1.42 – 4.13	$2.78
Granted	5,000	$3.61	$3.61
Cancelled or expired	(3,000)	$3.61	$3.61
Exercised	(22,500)	$2.44 – 3.46	$2.53
Balance, March 31, 2022	769,000	$1.42 – 4.13	$2.82
Exercisable, March 31, 2022	539,000	$1.42 – 4.13	$2.69

The weighted average remaining contractual life of options outstanding is 3.6 years.

The fair value of each option grant is calculated using the following weighted average assumptions:

	2022	2021
Expected life – years	3.0	3.0
Interest rate	1.76%	1.23%
Volatility	69.66%	63.28%
Weighted average fair value of options granted	$1.46	$1.54

During the three months ended March 31, 2022 and 2021, the Company did not grant any new options to consultants. Options granted in previous quarters resulted in expenses in the amount of $15,794 for consultants (2021 - $13,065). During the three months ended March 31, 2022, employees were granted 5,000 (2021 – nil) stock options, which resulted in expenses of $1,825 (2021 – $nil). Options granted in previous quarters resulted in additional expenses in the amount of $36,652 for employees during the three months ended March 31, 2022 (2021 - $26,524). There were 22,500 employee and nil consultant stock options exercised during the three months ended March 31, 2022 (2021 – 32,000 employee; 23,201 consultant).

As of March 31, 2022, there was approximately $129,991 of compensation expense related to non-vested awards. This expense is expected to be recognized over a weighted average period of 1 year.

The aggregate intrinsic value of vested options outstanding at March 31, 2022 is $578,660 (2021 – $nil).

14. Capital Stock.

During the three months ended March 31, 2022, 22,500 shares were issued upon the exercise of employee stock options (2021 – 32,000).

15. Non-Controlling Interests

ENP Investments is a limited liability corporation (LLC) that manufactures and distributes golf, turf and ornamental agriculture products in Mendota, Illinois. The Company owns a 65% interest in ENP Investments through its wholly-owned subsidiary NanoChem. An unrelated party owns the remaining 35% interest in ENP Investments. As of December 31, 2020, ENP Realty is a wholly owned subsidiary of ENP Investments. ENP Realty leases warehouse space. For financial reporting purposes, the assets, liabilities and earnings of both of the LLC’s are consolidated into these financial statements. The unrelated third party’s ownership interest in the LLC is recorded in non-controlling interests in these consolidated financial statements. The non-controlling interest represents the non-controlling unitholder’s interest in the earnings and equity of ENP Investments. ENP Investments is allocated to the BCPA segment.

F-44

ENP Investments makes cash distributions to its equity owners based on formulas defined within its Ownership Interest Purchase Agreement dated October 1, 2018. Distributions are defined in the Ownership Interest Purchase Agreement as cash on hand to the extent it exceeds current and anticipated long-term and short-term needs, including, without limitation, needs for operating expenses, debt service, acquisitions, reserves, and mandatory distributions, if any.

From the effective date of acquisition onward, the minimum distributions requirements under the Ownership Interest Purchase Agreement were satisfied. The total distribution from the effective date of acquisition onward was $2,082,947.

Balance, December 31, 2020	$2,561,751
Distribution	(804,003)
Non-controlling interest share of income	845,095
Balance, December 31, 2021	2,602,843
Distribution	(265,922)
Non-controlling interest share of income	144,477
Balance, March 31, 2022	$2,481,398

During the three months ended March 31, 2022, the Company had sales of $1,605,736 (2021 - $998,336) to the party that holds 35% interest in ENP Investments, of which $3,560,534 is included within Accounts Receivable as of March 31, 2022 (December 31, 2021 – $2,215,119).

16. Segmented, Significant Customer Information and Economic Dependency.

The Company operates in two segments:

(a) Energy and water conservation products (as shown under the column heading “EWCP” below), which consists of a (i) liquid swimming pool blankets which saves energy and water by inhibiting evaporation from the pool surface, and (ii) food-safe powdered form of the active ingredient within the liquid blankets and which are designed to be used in still or slow moving drinking water sources.

(b) Biodegradable polymers (“BCPA’s”), also known as TPA’s, used by the petroleum, chemical, utility and mining industries to prevent corrosion and scaling in water piping. This product can also be used in detergents to increase biodegradability and in agriculture to increase crop yields by enhancing fertilizer uptake.

The accounting policies of the segments are the same as those described in Note 2, Significant Accounting Policies. The Company evaluates performance based on profit or loss from operations before income taxes, not including nonrecurring gains and losses and foreign exchange gains and losses.

The Company’s reportable segments are strategic business units that offer different, but synergistic products and services. They are managed separately because each business requires different technology and marketing strategies.

Three months ended March 31, 2022:

	EWCP	TPA	Total
Revenue	$47,253	$10,736,027	$10,783,280
Interest expense	-	57,618	57,618
Depreciation and amortization	9,244	223,244	232,488
Income tax expense	-	712,446	712,446
Segment profit (loss)	(124,175)	1,657,234	1,533,059
Segment assets	1,879,593	43,237,198	45,116,791
Expenditures for segment assets	-	(176,684)	(176,684)

Three months ended March 31, 2021:

	EWCP	TPA	Total
Revenue	$71,351	$7,553,346	$7,624,697
Interest expense	-	62,274	62,274
Depreciation and amortization	9,977	222,988	232,965
Income tax expense	-	485,456	485,456
Segment profit (loss)	(219,256)	1,669,827	1,450,571
Segment assets	2,360,199	34,299,895	36,660,094
Expenditures for segment assets	-	(96,136)	(96,136)

F-45

The sales generated in the United States and Canada are as follows:

	Three months ended March 31, 2022	Three months ended March 31, 2021
Canada	$177,899	$107,253
United States and abroad	10,605,381	7,517,444
Total	$10,783,280	$7,624,697

The Company’s long-lived assets (property, equipment, intangibles, goodwill, leaseholds, patents and right of use assets) are located in Canada and the United States as follows:

	March 31, 2022	December 31, 2021
Canada	$185,036	$191,752
United States	10,042,568	10,105,202
Total	$10,227,604	$10,296,954

Three primary customers accounted for $6,235,661 (58%) of sales during the three-month period ended March 31, 2022 (2021 - $3,120,819 or 41%).

17. Comparative Figures.

Certain of the comparative figures have been reclassified to conform with the current period’s presentation.

18. Subsequent Events

On April 17, 2022, the Company entered into an Agreement and Plan of Merger with Lygos, which was subsequently amended on July 24, 2022. Pursuant to the Merger Agreement, Lygos will become a wholly owned subsidiary of the Company.

At the effective time of the Merger (i) each outstanding share of Lygos capital stock will be converted into the right to receive a portion of the Merger Shares determined in accordance with the Lygos Certificate of Incorporation as applicable to a change of control of Lygos and outstanding Lygos SAFEs; and (ii) each Lygos option that is outstanding and unexercised immediately prior to the closing of the Merger Agreement (whether vested or unvested) will automatically be assumed by the Company and converted into an option to acquire a number of the Company’s common shares at an adjusted exercise price per share. The number of shares to be acquired upon the exercise of the options will be determined by multiplying the number of Lygos shares issuable upon the exercise of the options by an exchange ratio equal to the exchange ratio determining the fraction of a Merger Share issuable in the Merger per share of Lygos common stock.

The closing of the Merger Agreement is subject to satisfaction or waiver of certain conditions including, among other things, the required approvals by the shareholders of the Company and Lygos.

In connection with the transactions contemplated by the Merger Agreement, and contingent upon the closing of the Merger (the actual date of closing, the “Closing Date”), the Company and Mr. O’Brien entered into an Employment Agreement. Under the terms of the Employment Agreement, Mr. O’Brien will be employed as the Company’s Head-Flexible Solutions Division and will receive an annual base salary of $500,000, which will be increased each year during the Term (as defined below) based on annual increases in the Consumer Price Index. Also immediately after the Closing Date, the Company will purchase 1,000,000 shares of the Company’s common stock owned by Mr. O’Brien at a price of $7.50 per share. Additionally, on the Closing Date, Mr. O’Brien will receive an option to purchase 500,000 shares of the Company’s common stock. The Option will vest and become exercisable on the twelve-month anniversary of the grant date; provided, however, the vesting will accelerate upon Mr. O’Brien’s termination of employment for any reason. While Mr. O’Brien’s Option will be granted with an exercise price equal to the fair market value per share on the date of grant, in the event the Company grants any options during the twelve-month period following the Option grant with an exercise price that is lower than the exercise price set for the Option, the Company will reprice the Option down to such lower exercise price; provided, however, the exercise price per share will in no event be lower than the fair market value per share on the date the Option is granted or, if applicable, the date the Option is subsequently repriced. Moreover, on each of the 20- and 30-month anniversaries of the Closing Date, the Company will issue Mr. O’Brien 1,000,000 shares of the Company’s common stock as a fully vested stock grant, regardless of his employment status at such time. The term of the Employment Agreement will begin on the Closing Date of the Merger and continue for a period of five years (the “Term”) or until earlier terminated by either the Company or Mr. O’Brien as provided in the Employment Agreement.

F-46

LYGOS, INC. AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

As of and for the years ended December 31, 2021 and 2020

F-47

CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

F-48

Report of Independent Auditors

The Board of Directors and Stockholders

Lygos, Inc.

Report on the Audit of the Financial Statements

Opinion

We have audited the consolidated financial statements of Lygos, Inc. and its subsidiary, which comprise the consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of Lygos, Inc. and its subsidiary as of December 31, 2021 and 2020, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Lygos, Inc. and its subsidiary and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Lygos, Inc. and its subsidiary’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Lygos, Inc. and its subsidiary’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Lygos, Inc. and its subsidiary’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

Substantial Doubt About the Entity’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Moss Adams LLP

San Francisco, CA

July 25, 2022

F-49

LYGOS, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31,
	2021	2020
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,472,209	$7,900,920
Accounts receivable	6,924	149,913
Prepaid expenses and other current assets	203,506	201,991
Prepaid expenses and other current assets, related parties	2,631	-
Available-for-sale debt securities	-	600,000
TOTAL CURRENT ASSETS	2,685,270	8,852,824
Property and equipment, net	2,120,081	2,662,752
Intangible asset	2,333,000	2,333,000
Operating lease right-of-use assets	648,913	213,975
Goodwill	921,027	921,027
Other assets	29,958	29,958
TOTAL ASSETS	$8,738,249	$15,013,536

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$386,422	$297,644
Accounts payable due to related parties	256,636	16,089
Accrued payroll liabilities	1,419,288	365,448
Simple agreements for future equity	6,887,000	2,100,000
Simple agreements for future equity, related parties	1,025,000	500,000
Current portion of Paycheck Protection Program loans	-	739,888
Current portion of operating lease obligations	440,633	158,183
Current portion of liability for early exercise of unvested stock options, related parties	10,752	-
TOTAL CURRENT LIABILITIES	10,425,731	4,177,252
Paycheck Protection Program loans, net of current portion	-	211,397
Operating lease obligations, net of current portion	283,925	59,797
Liability for early exercise of unvested stock options, related parties, net of current portion	4,940	-
Deferred tax liability	97,986	97,986
TOTAL LIABILITIES	$10,812,582	$4,546,432

COMMITMENTS AND CONTINGENCIES (NOTE 13)

REDEEMABLE CONVERTIBLE PREFERRED STOCK
Redeemable convertible preferred stock, $0.001 par value; 60,150,347 authorized; 56,324,126 issued and outstanding at December 31, 2021 and 2020; aggregate liquidation preference of $41,672,516 at December 31, 2021 and 2020	41,178,137	41,178,137

STOCKHOLDERS’ DEFICIT
Common stock, $0.001 par value; 90,000,000 shares authorized, 20,900,761 and 12,038,744, issued and outstanding at December 31, 2021 and 2020 and 2020, respectively	17,333	11,413
Additional paid-in capital	5,771,938	4,726,151
Accumulated deficit	(49,041,741)	(35,448,597)
TOTAL STOCKHOLDERS’ DEFICIT	(43,252,470)	(30,711,033)
TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT	$8,738,249	$15,013,536

The accompanying notes are an integral part of these consolidated financial statements.

F-50

LYGOS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2021	2020
REVENUE	$109,521	$190,758
OPERATING EXPENSES
Research and development	10,181,934	7,659,132
General and administrative	4,604,725	2,182,893
Loss on impairment of available-for-sale debt securities	701,225	-
TOTAL OPERATING EXPENSES	15,487,884	9,842,025
OPERATING LOSS	(15,378,363)	(9,651,267)
Interest and other income, net	59,866	61,554
Gain on Paycheck Protection Program loans’ extinguishment	1,725,353	-
LOSS BEFORE INCOME TAXES	(13,593,144)	(9,589,713)
Income tax	-	(97,986)
NET LOSS	$(13,593,144)	$(9,687,699)

NET LOSS PER SHARE, BASIC AND DILUTED	$(1.11)	$(0.86)
WEIGHTED-AVERAGE SHARES USED IN COMPUTATION OF NET LOSS PER SHARE, BASIC AND DILUTED	12,301,050	11,314,306

The accompanying notes are an integral part of these consolidated financial statements.

F-51

LYGOS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance as of December 31, 2019	10,914,380	$10,764	$4,131,331	$(25,760,898)	$(21,618,803)
Issuance of restricted common stock, subject to repurchase, in connection with compensation arrangements	947,716	-	-	-	-
Vesting of restricted common stock	-	473	(473)	-	-
Exercise of stock options	176,648	176	10,134	-	10,310
Stock-based compensation expense	-	-	585,159	-	585,159
Net loss	-	-	-	(9,687,699)	(9,687,699)
Balance as of December 31, 2020	12,038,744	11,413	4,726,151	(35,448,597)	(30,711,033)
Vesting of restricted common stock	-	473	(473)	-	-
Exercise of stock options	5,431,923	5,431	59,772	-	65,203
Exercise of stock options with Shareholder Loans	3,342,469	-	-	-	-
Issuance of restricted common stock upon early exercise of stock options	87,625	-	-	-	-
Vesting of early exercised stock options	-	16	3,556	-	3,572
Stock-based compensation expense	-	-	982,932	-	982,932
Net loss	-	-	-	(13,593,144)	(13,593,144)
Balance as of December 31, 2021	20,900,761	$17,333	$5,771,938	$(49,041,741)	$(43,252,470)

The accompanying notes are an integral part of these consolidated financial statements.

F-52

LYGOS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(13,593,144)	$(9,687,699)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation expense	952,660	979,897
Stock-based compensation expense	982,932	585,159
Loss (gain) on disposal of property and equipment	-	(7,323)
Interest accretion on available-for-sale debt securities	(77,997)	(23,226)
Gain on Paycheck Protection Program loans’ extinguishment	(1,725,353)	-
Interest accretion on Paycheck Protection Program loans	7,131	6,737
Non-cash interest on operating lease liabilities	37,713	19,946
Loss on impairment of available-for-sale debt securities	701,223	-
Changes in operating assets and liabilities:
Accounts receivable	142,989	(3,273)
Prepaid expenses and other current assets	(27,372)	455,684
Operating lease right-of-use assets	329,456	234,947
Accounts payable	336,062	(341,140)
Accrued payroll liabilities	1,053,840	(191,414)
Operating lease obligations	(295,529)	(270,126)
Deferred tax liability	-	97,986
Net cash used in operating activities	(11,175,389)	(8,143,845)
CASH FLOWS FROM INVESTING ACTIVITIES
Investment in available-for-sale debt securities	-	(600,000)
Purchases of property and equipment	(424,460)	(282,039)
Proceeds from sale of property and equipment	14,471	17,826
Net cash used in investing activities	(409,989)	(864,213)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from simple agreement for future equity agreements	5,312,000	2,600,000
Proceeds from exercise of stock options	65,203	10,310
Proceeds from Paycheck Protection Program loans	760,200	951,285
Proceeds from early exercises of stock options	19,264	-
Net cash provided by financing activities	6,156,667	3,561,595
NET DECREASE IN CASH AND CASH EQUIVALENTS	(5,428,711)	(5,446,463)
CASH AND CASH EQUIVALENTS—Beginning of year	7,900,920	13,347,383
CASH AND CASH EQUIVALENTS—End of year	$2,472,209	$7,900,920

NONCASH INVESTING AND FINANCING ACTIVITIES
Leased assets obtained in exchange for operating lease liabilities	$764,394	$-
Vesting of early exercised options	3,572	-

SUPPLEMENTAL CASH FLOWS
Cash payments of operating leases included in the measurement of operating lease liabilities	295,530	270,126

The accompanying notes are an integral part of these consolidated financial statements.

F-53

LYGOS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Business and Significant Accounting Policies

Description of Business - Lygos, Inc. (“Lygos”) was incorporated in April 2010 under Delaware law and is headquartered in Berkeley, California. Lygos has created a full-stack biological engineering platform focused on providing safe and sustainable organic acids and health and wellness ingredients, including cannabinoids and bio-monomers. Lygos’ sustainable, bio-based chemicals replace expensive, environmentally degrading alternatives from traditional industrial suppliers, enabling customers to create better, safer products with value-added performance.

Basis of Presentation - The accompanying consolidated financial statements include the accounts of Lygos and its wholly owned subsidiary, Librede, Inc. (“Librede”) (collectively referred to as the “Company,” “we,” “us,”). These consolidated financial statements have been prepared in accordance with accounting standards generally accepted in the United States of America (“U.S. GAAP”). All intercompany balances and transactions have been eliminated in consolidation.

COVID-19 - In January 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (“COVID-19”) and the risks to the international community. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic based on the rapid increase in exposure globally. The recent outbreak of the COVID-19 pandemic is affecting the United States and global economies and may affect the Company’s operations and those of third parties on which the Company relies. While the potential economic impact brought by, and the duration of, the COVID-19 pandemic is difficult to assess or predict, the impact of the COVID-19 pandemic on the global financial markets may reduce the Company’s ability to access capital, which could negatively impact the Company’s short-term and long-term liquidity. The ultimate impact of the COVID-19 pandemic is highly uncertain and subject to change. The Company does not yet know the full extent of potential delays or impacts on its business, financing, or other activities or on healthcare systems or the global economy, as a whole. However, these effects could have a material impact on the Company’s liquidity, capital resources, operations, and business and those of the third parties on which the Company relies.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law. Among other things, the CARES Act includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions, and technical corrections to tax depreciation methods for qualified improvement property. See Note 7 - Paycheck Protection Program Loans for borrowings made under the CARES Act.

The Company continues to examine the impact that COVID-19 and the CARES Act may have on its business. Currently, the Company is unable to determine the final impact that COVID-19 and the CARES Act will have on its consolidated financial condition, results of operation, or liquidity.

Going Concern – The Company has incurred operating losses since its inception and expects to incur losses and negative cash flows from operations for at least the next twelve (12) months following the issuance of its consolidated financial statements. Accordingly, these factors raise substantial doubt as to the Company’s ability to continue as a going concern.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the ordinary course of business. The Company believes that its ability to continue operations depends on its ability to obtain funding and generate revenues that will be sufficient to sustain its operations until it commercializes its product offerings and achieves profitability and positive cash flows from operations.

The successful outcome of future activities cannot be determined at this time and there is no assurance that, if achieved, the Company will have sufficient funds to execute its intended business plans or generate positive operating results. The consolidated financial statements do not include any adjustments related to this uncertainty and as to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

The Company’s management has taken several actions in an effort to secure funding and generate revenue streams including:

1.	Entering into simple agreements for future equity agreements with various investors (see Note 6 – Simple Agreements for Future Equity and Note 14 – Subsequent Events) whereby the Company has received aggregate cash proceeds to date totaling $8,019,000 in exchange for the right to future shares of the Company’s preferred and/or common stock.

2.	Pursuing opportunities to enter into grant agreements with various grantors, to use the Company’s platforms as a source of research and developments for their projects.

3.	Entering into a financing arrangement with a certain investor and issuing a convertible note in the principal amount of $160,000,000 with a five-year maturity date, accruing interest at 5.50% per annum (see Note 14 – Subsequent Events). The convertible note contemplates an effective merger of Lygos and Flexible Solutions International Inc. by October 8, 2022, and the note is fully callable by the investor if a merger has not been consummated by such date.

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LYGOS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In addition to the actions above, the Company is evaluating raising additional capital, planning to enter the commercial markets, and considering other actions that may yield additional cash flows. Further, the Company’s management can implement operating expense reductions, as necessary. However, there is no assurance that the Company will be successful in obtaining financing or generating commercial revenues sufficient to fund operations.

Use of Estimates - The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. On an ongoing basis, the Company’s management evaluates estimates at the date of the consolidated financial statements, as well as the reported amounts of revenue and expense during the reporting period. Such estimates are based on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. These estimates, judgments, and assumptions can affect the reported amounts of assets and liabilities at the dates of the consolidated financial statements, and the reported amounts during the reporting period. Actual results could differ from those estimates. Significant estimates reflected in the Company’s consolidated financial statements include, but are not limited to, goodwill valuation and impairment, useful lives of long-lived and intangible assets, recoverability of long-lived and intangible assets, valuation allowance for deferred income assets, the incremental borrowing rate, the estimated fair value of available-for-sale debt securities (including the measurement of credit or impairment losses) and simple agreements for future equity, and the assumptions used in determining stock-based compensation.

Concentrations of Credit Risk - Cash and cash equivalents, accounts receivable, available-for-sale debt securities, simple agreements for future equity, and accounts payable are potentially subject to credit risk concentrations. Cash deposits typically exceed insured limits and are placed with financial institutions the Company believes to be of high credit quality. The Company has not experienced any material losses related to these concentrations.

Significant grantors are those who represent more than 10% of the Company’s total revenue during the year. During the year ended December 31, 2021, one grantor comprised 92% of the Company’s revenues. There were no receivable amounts due from the grantor at December 31, 2021. During the year ended December 31, 2020, a different grantor comprised 97% of the Company’s revenues. Receivables from this grantor comprised 97% of the total accounts receivable balance at December 31, 2020.

Segment Information - Operating segments are defined as components of an entity for which discrete financial information is available and is regularly reviewed by the chief operating decision maker (“CODM”) in making decisions regarding resource allocation and performance assessment. The Company’s CODM has been identified as the chief executive officer (‘CEO”) who reviews the financial information. The Company has determined it has one (1) operating and reportable segment as CODM reviews financial information presented on a consolidated basis for purposes of allocating resources and evaluating financial performance.

Fair Value Measurement - The Company measures the fair value for financial instruments under the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820, Fair Value Measurements (“ASC 820”). ASC 820 defines fair value, establishes a framework for measuring fair value in accordance with U.S. GAAP, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements, ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels, as follows:

Level 1	Quoted prices (unadjusted) in active markets for identical assets or liabilities
Level 2	Observable inputs other than Level 1, quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, and model-derived prices whose inputs are observable or whose significant value drivers are observable
Level 3	Assets and liabilities whose significant value drivers are unobservable

Observable inputs are based on market data obtained from independent sources, while unobservable inputs are based on the Company’s market assumptions. Unobservable inputs require significant management judgment or estimation. In some cases, the inputs used to measure an asset or liability may fall into different levels of the fair value hierarchy. In those instances, the fair value measurement is required to be classified using the lowest level of input that is significant to the fair value measurement. Such determination requires significant management judgment. Due to the inherent uncertainty of valuations, the fair values in the consolidated financial statements as of the measurement date may differ materially from values that would have been used had a principal or most advantageous market existed for such values that may ultimately be realized.

Cash and Cash Equivalents - Cash and cash equivalents include cash on hand, deposits held at call with financial institutions, and other short-term highly liquid investments, including money market funds, that are readily convertible to known amounts of cash with an original maturity of three months or less.

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LYGOS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accounts Receivable - The Company’s receivables relate primarily to amounts to be reimbursed under its grant agreements. The Company makes judgments as to its ability to collect outstanding receivables and provides an allowance for doubtful accounts when collectability is uncertain. In making the determination of the appropriate allowance amount, the Company considers various factors including quality and age of the balances and historical payment history. Amounts deemed to be uncollectible are written off against the allowance. As a result of this assessment, the Company did not record an allowance for doubtful accounts as of December 31, 2021 and 2020.

Available-for-Sale Debt Securities - The Company accounts for available-for-sales debt securities in accordance with the FASB ASC 320, Investments - Debt and Equity Securities (“ASC 320”), which determines the appropriate classification of its investments in available-for-sale debt securities at the time of purchase and reevaluates such designation as of each consolidated balance sheet date. Investments in securities classified as available-for-sale debt are initially recorded at fair value. Available-for-sale debt securities that do not have an active market are measured using unobservable inputs and are classified as Level 3 inputs.

Unrealized holding gains and losses on available-for-sale debt securities are excluded from earnings and are reported as a separate component of other comprehensive income (loss) until realized. Realized gains and losses from the sale of available-for-sale debt securities are determined on a specific identification basis.

Available-for-sale debt securities are evaluated periodically to determine whether a decline in their value is other-than-temporary. Management utilizes criteria such as the magnitude and duration of the decline, in addition to the reasons underlying the decline, to determine whether the loss in value is other-than-temporary. The term “other-than-temporary” is not intended to indicate that the decline is permanent but indicates that the prospect for a near-term recovery of value is not necessarily favorable, or that there is a lack of evidence to support a realizable value equal to or greater than the carrying value of the investment.

The Company follows the accounting guidance in ASC 320 as it relates to the recognition and presentation of other-than-temporary impairment. This accounting guidance specifies that (a) if a company does not have the intent to sell a debt security prior to recovery and (b) it is more likely than not that it will not have to sell the debt security prior to recovery, the security would not be considered other-than-temporarily impaired unless there is a credit loss. When an entity does not intend to sell the security, and it is more likely than not, the entity will not have to sell the security before recovery of its cost basis, it will recognize the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income (loss).

Property and Equipment - Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which are as follows:

Lab equipment	5 years
Furniture and fixtures	5 years
Leasehold improvements	Shorter of estimated useful life or remaining lease term

When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the consolidated statements of operations in the period realized. Maintenance and repairs that do not enhance or extend the asset’s useful life are charged to operating expenses as incurred.

Leases - The Company accounts for its leases under the FASB ASC 842, Leases (“ASC 842”). Under ASC 842, arrangements meeting the definition of a lease are classified as operating or financing leases and both a right-of-use (“ROU”) asset and lease liability, current and noncurrent, are recognized on the consolidated balance sheets. The ROU asset represents the right to use an underlying asset for the lease term and the lease liability represents an obligation to make payments arising from the lease. ROU assets are calculated based on the lease liability, adjusted for any lease payments paid to the lessor at or before the commencement date. Operating lease liabilities are recognized at the present value of lease payments not yet paid. As the Company’s lease agreements do not provide an implicit rate, the Company utilizes an incremental borrowing rate based on the information available at commencement date in determining the present value of future lease payments.

The operating lease terms may include options to extend the lease when it is reasonably certain that the Company will exercise that option. Company’s leases often contain rent escalations over the lease term. The Company recognizes expense for these leases on a straight-line basis over the lease term. The Company’s lease agreements generally do not contain any residual value guarantees or restrictive covenants.

Evaluation of Long-Lived Assets for Impairment - The Company’s long-lived assets consist of property and equipment and operating lease ROU assets and are evaluated for indicators of possible impairment when events or changes in circumstances indicate the carrying amount of an asset or asset group (collectively, the “asset group”) may not be recoverable. The Company measures the recoverability of the asset group by comparing the carrying amount of such asset groups to the future undiscounted cash flows it expects the asset group to generate. If the asset group is considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset group exceeds its fair value.

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LYGOS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2021 and 2020, there were no circumstances that indicate that the carrying amount of such long-lived assets may not be recoverable. Accordingly, no impairment losses have been recognized.

Business Combinations - The Company accounts for acquisitions of entities that qualify as businesses in accordance with the FASB ASC 805, Business Combinations (“ASC 805”). The purchase price of an acquisition is allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The excess of the purchase price over those fair values is recorded as goodwill. During the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded in the consolidated statements of operations. Any changes in the acquirer’s deferred income tax asset valuation allowance that stems from a business combination should be recognized as an element of the acquirer’s income tax expense or income tax benefit in the period of the acquisition.

Goodwill and Indefinite-lived Intangible Asset - Goodwill represents the excess of the purchase price over the fair value of net assets acquired in a business combination. In accordance with the FASB ASC 350, Goodwill and Other Intangible Assets (“ASC 350”), goodwill and intangible assets with indefinite useful lives are not amortized but subject to annual impairment testing at the reporting unit level using the guidance and criteria described in ASC 350. A reporting unit represents an operating segment or a component of an operating segment. The Company has one reporting unit. The Company performs the annual impairment test at December 31 and during interim periods when events or circumstances indicate that the carrying value of goodwill may not be recoverable. As part of impairment testing, the Company initially assesses qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more-likely-than-not that the fair value of the reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, the Company determines it is not more-likely-than-not that the fair value of the reporting unit is less than its carrying amount, then additional impairment testing is not required. However, if the Company concludes otherwise, the Company proceeds to the quantitative assessment.

The quantitative assessment compares the estimate fair value of the reporting unit to its book value, including goodwill. If the fair value exceeds book value, goodwill is considered not to be impaired, and no additional steps are necessary. However, if the book value of the reporting unit exceeds its fair value, an impairment loss will be recognized in an amount equal to that excess, limited to the total amount of goodwill.

The Company’s intangible asset is comprised of in-process research and development (“IPR&D”). IPR&D represents technologies to be used in research and development activities that have not reached technological feasibility. As required by ASC 805, IPR&D acquired through business combinations is accounted for as an indefinite-lived intangible asset until completion or abandonment of the associated research and development efforts. Once the research and development activities are deemed to be substantially complete, the asset will be amortized over the related product’s useful life. If the project is abandoned, the asset will be written off if it has no alternative future use. Indefinite lived intangible assets are tested for impairment annually or more frequently if events or circumstances indicate an impairment may have occurred.

As of December 31, 2021 and 2020, there were no circumstances that indicate that the carrying amount of such goodwill and indefinite-lived intangible asset may not be recoverable. Accordingly, no impairment losses have been recognized.

Contractual Obligations - The Company enters into agreements with investors for the right to future shares of the Company’s preferred and/or common stock in exchange for payment (refer to Note 6 - Simple Agreements for Future Equity for terms and conditions of the agreements).

In accordance with the FASB ASC 480, Distinguishing Debt from Equity, the Company accounts for the contractual obligation to issue a variable number of shares as a liability stated at fair value based on the expected value of shares to be issued in the future to settle the obligation.

Redeemable Convertible Preferred Stock - Redeemable convertible preferred stock represents convertible preferred stock that is convertible into shares of the Company’s common stock at the option of the holder or contingently redeemable for cash for events that are not within the control of management. As the redemption features are not solely within the control of the Company, the redeemable convertible preferred stock is required to be classified outside of stockholders’ deficit and is presented as temporary equity in the redeemable convertible preferred stock section of the accompanying consolidated balance sheets.

Holders of the redeemable convertible preferred stock have the right, at their option at any time, to convert the shares of redeemable to common stock at a stated conversion rate. The stated conversion rate is subject to adjustment for sales or issuances of common stock to which the common shares are indexed at less than the redeemable convertible preferred stock’s stated conversion rate (down-round protections). Pursuant to the FASB ASC 470-20, Debt - Debt with Conversion and Other Options (“ASC 470-20”), the redeemable convertible preferred stock’s anti-dilution down round features are not required to be classified as derivative liabilities. ASC 470-20 requires the recognition of any beneficial conversion of a down round feature only when it is triggered, and the exercise or conversion price has been adjusted downward. Refer to Note 8 - Redeemable Convertible Preferred Stock for further discussion.

F-57

LYGOS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Revenue - The Company has entered into arrangements to receive government grants that relate primarily to the research and development of organic acids and production. Accounting for grants does not fall under the FASB ASC 606, Revenue from Contracts with Customers (“ASC 606”), as the grantor will not benefit directly from the Company’s research and development activities or product development. As there is no authoritative guidance under U.S. GAAP on accounting for grants to for-profit business entities, the Company has accounted for grants by analogy to International Accounting Standards (“IAS”) 20, Accounting for Government Grants and Disclosure of Government Assistance (“IAS 20”).

The Company recognizes revenue from governmental agencies when the funding is committed and there is reasonable assurance that the conditions within the grant agreement have been complied with, pursuant to IAS 20. Government grants received in advance of complying with the conditions of the grant are deferred until all conditions are met. The Company submits qualifying expenses for reimbursement after the Company has incurred the research and development expense. The Company records an account receivable upon incurring such expenses. In cases where grant income is received prior to the expenses being incurred or recognized, the amounts received are deferred until the related expense is incurred and/or recognized.

Under IAS 20, grants related to income are presented as part of the consolidated statements of operations, either separately or under a general heading. Both methods are acceptable under IAS 20. The Company has elected to record grants related to income separately on the consolidated statements of operations as revenue. Revenue is recognized over the periods in which the Company recognizes the related reimbursable expense for which the grant is intended to compensate. The related research and development expenses are presented gross in the consolidated statements within operating expenses and not deducted.

Research and Development Expense - In accordance with the FASB ASC 730, Research and Development, research and development costs are expensed as incurred. Research and development expense include costs associated with research performed pursuant to government grant agreements, including internal research. Research and development costs consist of direct and indirect internal costs related to specific projects, employee compensation and benefits, including stock-based compensation expense, for employees in engineering and design, as well as fees paid to others that conduct certain research activities on the Company’s behalf.

Stock-Based Compensation Expense –The Company accounts for stock-based compensation in accordance with the FASB ASC 718, Compensation – Stock Compensation, as amended by ASU No. 2018-07, Improvements to Nonemployee Share-Based Payment Accounting (collectively, “ASC 718”). Under the provisions of ASC 718, stock-based compensation is estimated at the grant date based on the award’s fair value and is recognized as expense over the requisites service, or vesting, period. The Company generally grants stock awards to its employees, consultants, and board members. At the date of the grant, the Company determines the fair value of incentive stock options and nonstatutory stock options (“stock options”) and recognizes the stock-based compensation expense on a straight-line basis over the requisite service, or vesting, period. The Company accounts for forfeitures as they occur.

The Company utilizes the Black-Scholes-Merton (“Black-Scholes”) option-pricing model to estimate the fair value of each award on the grant date. The Black-Scholes option-pricing model requires the Company to make certain assumptions regarding: (i) the expected term, (ii) the expected volatility of the Company’s common stock, (iii) risk-free interest rates, (iv) dividend yield, and (v) fair value of the common stock that underlies the stock option. The following range of assumptions were used in estimating fair value:

	Year Ended December 31,
	2021	2020
Expected term (in years)	5.24 – 6.07	5.18 – 6.06
Volatility	95.75% - 98.50%	97.25% - 98.10%
Risk-free rate	0.66% - 1.06%	0.34% - 0.41%
Dividend yield	0.00%	0.00%

Expected Term—The expected term represents the period that the Company’s stock options are expected to be outstanding. The Company uses SEC Staff Accounting Bulletin No. 107 simplified method for stock option grants that are considered to be “plain vanilla.” The simplified method deems the term to be the average of the time-to-vesting and the contractual life of the stock options. For stock options granted to nonemployees, the Company determines the expected term to be the contractual life of the stock options.

Volatility—The expected volatility was derived from the average historical stock price volatilities of comparable publicly-traded companies. During the years ended December 31, 2021 and 2020, the Black-Scholes option-pricing model utilized weighted-average expected volatility assumptions of 97.47% and 97.36%, respectively.

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LYGOS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Risk-Free Rate—The risk-free interest rate is based on the interest yield in effect at the date of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the stock option’s expected term.

Dividend Yield—The dividend yield was assumed to be zero, as the Company had not previously paid dividends on common stock and has no expectation of future dividend payouts on the common stock.

Certain shareholders of the Company exercised stock options in exchange for nonrecourse promissory notes (“Shareholder Loans”). The Shareholder Loans are secured by the underlying shares purchased and the Company has the rights to repurchase such unvested shares upon default of the Shareholder Loans at the original issuance price. The Shareholder Loans allow the shareholder to prepay the outstanding note balance at any time. Refer to Note 9 – Stockholders’ Deficit and Note 12 – Related Party Transactions for further discussion over the Shareholder Loans.

The Shareholder Loans are accounted for as nonrecourse notes used to fund the exercise of stock options, in which the related stock options are not considered “exercised” for accounting purposes until the shareholders repay the loans.

Net Loss per Share - The Company’s redeemable convertible preferred stock, restricted common stock, and common stock issued upon early exercise of stock options are participating securities. Holders of redeemable convertible preferred stock participate in dividends on an as-converted basis when declared on common stock. As a result, redeemable convertible preferred stock meets the definition of participating securities, which requires the Company to apply the two-class method to compute both basic and diluted net earnings per share. The Company considers restricted common stock and any shares issued upon early exercise of stock options, subject to repurchase, to be participating securities because holders of such shares have non-forfeitable dividend rights in the event a cash dividend is declared on common stock.

The Company follows the two-class method when computing net loss allocable to common securities per share as the Company had previously issued shares that meet the definition of participating securities. The two-class method requires income available to common stockholders for the period to be allocated between common stock and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. During periods of loss, there is no allocation required under the two-class method since the participating securities do not have a contractual obligation to fund the losses of the Company.

Basic net loss per share is computed by dividing net loss by the weighted average number of common shares issued and outstanding during a certain period. Diluted net loss per share is calculated by dividing net income by the weighted average number of common during the period plus the dilutive effects of potentially dilutive securities outstanding during the period. Potentially dilutive securities include redeemable convertible preferred stock, restricted common stock, unvested common stock issued upon early exercise of stock options, and outstanding stock options. For all periods presented, diluted net loss per share is the same as basic net loss per share since the effect of including potential common shares is anti-dilutive (Note 10 - Net Loss per Share).

Employee Benefit Plan - The Company sponsors a qualified defined contribution savings plan under Section 401(k) of the Internal Revenue Code (“IRC”) for all eligible employees. Participants may contribute a portion of their annual compensation, limited to a maximum annual amount specified by the Internal Revenue Service (“IRS”). During the years ended December 31, 2021 and 2020, the Company did not make any employer contributions to the plan.

Environmental Liabilities - The nature of the Company’s operations requires compliance with environmental laws and regulations set by the governmental authorities in the jurisdictions in which the Company operates. Any resulting environmental liabilities will be recorded when they are probable, and management can reliably estimate their amount. As of December 31, 2021 and 2020, no environmental liabilities have been identified or recorded in the accompanying consolidated financial statements.

Paycheck Protection Program Loans –The Company entered into loan agreements pursuant to the Paycheck Protection Program under the CARES Act, as administered by the U.S. Small Business Administration (the “SBA”). Under the CARES Act, loan forgiveness is available for the sum of documented payroll costs, covered rent payments, and covered utilities during an eight- or twenty-four-week period beginning on the approval date of the loan. The Company accounts for such loans as debt in accordance with the FASB ASC 470, Debt, and accrues interest in accordance with the interest method under the FASB ASC 835-30, Imputation of Interest. Upon forgiveness, the Company reduces the liability by the amount forgiven and records a gain on extinguishment of the loan within the consolidated statement of operations.

Income Taxes - Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and income tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of operations in the period in which the change was enacted. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets if management has determined that it is more likely than not that such assets will not be realized.

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LYGOS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In addition, the calculation of tax liabilities involves significant judgment in estimating the impact of uncertainties in the application of complex tax laws. The Company is subject to examinations by multiple taxing jurisdictions on various tax matters, including challenges to various positions the Company asserts in their filings. In the event that a taxing jurisdiction levies an assessment in the future, it is possible the assessment could have a material adverse effect on the consolidated financial statements.

The consolidated financial statement recognition of the benefit for a tax position is dependent upon the benefit being more likely than not to be sustainable upon audit by the applicable tax authority. If this threshold is met, the tax benefit is then measured and recognized at the largest amount that is greater than 50% likely of being realized upon ultimate settlement. In the event that the IRS or another taxing jurisdiction levies an assessment in the future, it is possible the assessment could have a material adverse effect on the consolidated financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted - In August 2020, the FASB issued ASU No. 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies an issuer’s accounting for convertible instruments by reducing the number of accounting models that require separate accounting for embedded conversion features. ASU 2020-06 also simplifies the settlement assessment that entities are required to perform to determine whether a contract qualifies for equity classification and makes targeted improvements to the disclosures for convertible instruments and earnings-per-share guidance. This update will be effective for the Company’s fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Entities can elect to adopt the new guidance through either a modified retrospective method of transition or a fully retrospective method of transition. The Company is currently evaluating the impact of the pending adoption of the new standard on its consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326), that requires companies to present certain financial assets, including accounts receivable and available-for-sale debt securities, net of the amount expected to be collected. The guidance requires the measurement of expected credit losses to be based on relevant information from past events, including historical experiences, current conditions, and reasonable and supportable forecasts that affect collectability. ASU 2016-13 is effective for the Company’s annual and interim periods beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the impact of ASU 2016-13 on its consolidated financial condition and results of operations.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740), which simplifies the accounting for income taxes by removing certain exceptions to the general principals in the FASB ASC 740, Income Taxes (“ASC 740”). The amendments also improve consistent application of and simplify U.S. GAAP for other areas of ASC 740 by clarifying and amending existing guidance. This guidance is effective for annual reporting beginning after December 31, 2021, and interim periods within annual reporting periods beginning after December 15, 2022. The Company is currently evaluating the impact of ASU 2021-08 on its consolidated financial statements.

In October 2021, the FASB issued ASU No. 2021-08, Business Combinations (Topic 805), which amends ASC Topic 805, to require acquiring entities to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination. ASU 2021-08 is intended to improve the accounting for acquired revenue contracts with customers in a business combination by addressing diversity in practice and inconsistency related to the recognition of an acquired contract liability, along with payments terms and their effect on subsequent revenue recognized by the acquirer. This update will be effective for the Company’s fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. Early adoption of the amendments is permitted, including adoption in an interim period. An entity that early adopts in an interim period should apply the amendments (1) retrospectively to all business combinations for which the acquisition date occurs on or after the beginning of the fiscal years that includes the interim period of early application and (2) prospectively to all business combinations that occur on or after the date of initial application. The Company is currently evaluating the impact of ASU 2021-08 on its consolidated financial statements.

Note 2 - Fair Value Measurements

The Company’s financial instruments include cash and cash equivalents (including money market funds), accounts receivable, available-for sale debt securities, accounts payable, simple agreements for future equity, and the current and noncurrent portion of the Paycheck Protection Program loans. The fair values of cash and cash equivalents, accounts receivable, and accounts payable approximate their stated amounts because of the short maturity of these financial instruments. The carrying value of the Paycheck Protection Program loans (Note 7 - Paycheck Protection Program Loans) approximates its fair value as the debt arrangement is based on interest rates the Company believes it could obtain for borrowings with similar maturities and credit quality.

Available-for-sale debt securities and simple agreements for future equity (Note 6 - Simple Agreements for Future Equity) are based on significant inputs not observable in the market and, thus, represent Level 3 inputs. The Company believes the carrying value of the Level 3 categorized available-for-sale debt securities and simple agreements for future equity obligations approximate fair value based on rates and other terms currently available to the Company for similar instruments.

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LYGOS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables are a summary of financial assets measured at fair value on a recurring basis and their classification within the fair value hierarchy as of December 31, 2021 and 2020:

	December 31, 2021
	Carrying Value	Level 1	Level 2	Level 3	Total
ASSETS
Cash and cash equivalents	$2,472,209	$2,472,209	$-	$-	$2,472,209
LIABILITIES
Simple agreements for future equity	$7,912,000	$-	$-	$7,912,000	$7,912,000

	December 31, 2020
	Carrying Value	Level 1	Level 2	Level 3	Total
ASSETS
Cash and cash equivalents	$7,900,920	$7,900,920	$-	$-	$7,900,920
Available-for-sale debt securities	$600,000	$-	$-	$600,000	$600,000
LIABILITIES
Simple agreements for future equity	$2,600,000	$-	$-	$2,600,000	$2,600,000

The following table sets forth a summary of the changes in fair value of the available-for-sale debt securities for the years ended December 31, 2021 and 2020:

Available-for-Sale Debt Securities
Balance as of January 1, 2020	$-
Fair value recognized upon the purchase of available-for-sale debt securities	600,000
Change in the fair value	-
Balance as of December 31, 2020	600,000
Change in the fair value	(600,000)
Balance as of December 31, 2021	$-

The establishment of an other-than-temporary impairment on an investment requires a number of judgments and estimates. The Company performs a quarterly analysis of the individual available-for-sale debt securities to determine if declines in market value are other-than-temporary.

As a result of the analysis performed, the Company determine determined that the fair value of the available-for-sale debt securities had declined below their amortized cost based on the significant uncertainty the Company would receive repayment of the debt securities on the maturity date. Therefore, Company recorded an impairment charge for other-than-temporary impairment totaling $701,223, consisting of available-for-sale debt securities of $600,000 and the related accrued and unpaid interest thereon of $101,223. There was no impairment recognized for other-than-temporary impairments for the year ended December 31, 2020.

Note 3 - Goodwill

On December 20, 2019 (the “acquisition date”), Lygos acquired 100% of the outstanding common shares and voting interests of Librede (“Librede Acquisition”). The results of Librede’s operations have been included in the consolidated financial statements since the acquisition date. Librede focuses on the production of high-value natural products, particularly cannabinoids, in a highly efficient and sustainable manner. As a result of the acquisition, the combined technologies enable the Company to accelerate the development of high-quality, sustainable, and rare cannabinoids for commercialization of new consumer, nutraceutical, and pharmaceutical products.

As discussed in Note 1 – Summary of Business and Significant Accounting Polices, the Company accounts for business combinations in accordance with ASC 805 and the excess purchase price over the fair value of the net assets acquired in a business combination as goodwill pursuant to ASC 350. During the measurement period, the Company adjusts the provisional amounts recognized at the acquisition date to reflect new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the measurement of the amounts recognized as of the date.

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LYGOS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table represents the changes in the carrying value of goodwill for the years ended December 31, 2021 and 2020:

Gross Carrying Value
Balance as of January 1, 2020	$921,027
Additions	-
Impairment	-
Balance as of December 31, 2020	$921,027
Additions	-
Impairment	-
Balance as of December 31, 2021	$921,027

Note 4 - Property and Equipment, net

Property and equipment, net of accumulated depreciation, consisted of the following at December 31:

	December 31,
	2021	2020
Lab equipment	$4,487,241	$4,123,626
Furniture and fixtures	53,488	53,488
Leasehold improvements	311,919	277,177
Property and equipment, gross	4,852,648	4,454,291
Less: accumulated depreciation	(2,732,567)	(1,791,539)
Property and equipment, net	$2,120,081	$2,662,752

Depreciation expense for the years ended December 31, 2021 and 2020 amounted to $952,660 and $979,897, respectively. Of this total, $950,960 and $977,301 for the years ended December 31, 2021 and 2020, respectively, were included as components of research and development expense on the accompanying consolidated statements of operations. For the years ended December 31, 2021 and 2020, $1,700 and $2,596, respectively, were included as components of general and administrative expense.

Note 5 - Leases

The Company leases an office space and a laboratory facility under noncancelable lease expiring in August 2023 and February 2022, respectively (refer to Note 14 – Subsequent Events for extension of the laboratory facility lease). The operating lease obligations had a weighted-average discount rate of 5.50% at December 31, 2021 and 2020 with weighted remaining terms of 1.6 years and 1.3 years, respectively.

At December 31, 2021, future maturities of lease liabilities under the operating leases consisted of:

Year Ended December 31,	Total
2022	$469,560
2023	289,680
Total undiscounted operating lease payments	759,240
Less: imputed interest	(34,682)
Total lease obligations	724,558
Less: current portion	(440,633)
Long-term lease obligations	$283,925

In addition to the Company’s operating leases, the Company also maintains short term leases, including month-to-month leases, for storage space and laboratory equipment. The components of lease expense for the years ended December 31, 2021 and 2020 were as follows:

	Year Ended December 31,
	2021	2020
Operating lease expense	$367,167	$254,894
Short term lease expense	1,260	4,547
Total lease expense	$368,427	$259,441

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LYGOS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Of the total $368,427 and $259,441 incurred in lease expense during the years ended December 31, 2021 and 2020, respectively, $298,656 and $207,255, respectively, are included components of research and development expense and $69,711 and $52,186, respectively, are included as components of general and administrative expense, in the accompanying consolidated statements of operations for the years ended December 31, 2021 and 2020.

Cash paid for amounts included in the measurement of lease liabilities are:

	Year Ended December 31,
	2021	2020
Operating cash outflows from operating leases	$295,530	$270,126

Supplemental non-cash flow information related to the Company’s operating leases was as follows for the years ended December 31, 2021 and 2020:

	Year Ended December 31,
	2021	2020
Amortization of right-of-use assets	$329,456	$234,948
Accretion of operating lease liabilities	$257,817	$250,180

Note 6 - Simple Agreements for Future Equity

As discussed in Note 1 - Summary of Business and Significant Accounting Policies, the Company entered into simple agreements for future equity (“SAFE”) agreements with various investors. The SAFE agreements promise each investor the future issuance of a variable number of shares of the Company’s common and/or preferred stock only if certain events or conditions are triggered, subject to the varying terms and form predetermined in each individual SAFE agreement. If the triggering events or conditions do not occur, no amounts are repayable to the SAFE investor.

At December 31, 2021 and 2020, the Company’s outstanding SAFE agreement contractual obligations with investors are as follows:

	December 31,
Conversion Amount	2021	2020
Standard	$100,000	$100,000
Discount	3,100,000	2,000,000
Capitalization	4,712,000	500,000
Total	$7,912,000	$2,600,000

For the years ended December 31, 2021, and 2020, there were no events or conditions that triggered termination or conversion of the SAFE agreements.

The number of shares to be issued upon conversion of the SAFEs are subject to the following:

Equity Financing - Prior to the expiration of termination of the SAFEs, if there is equity financing that occurs, the Company is to automatically issue a number of common and/or redeemable convertible preferred shares as determined by the conversion price in each SAFE agreement.

Conversion Amount - As assigned in the individual SAFE agreement, means:

●	Standard - The number of shares of the preferred stock sold in the Equity Financing equal to the SAFE agreement purchase price divided by the lowest price per share of the preferred stock sold in the Equity Financing.

●	Discount - The SAFE agreement purchase price divided by the product of the lowest price per share of the preferred stock sold in the Equity Financing event multiplied by a discount rate ranging from 80% to 90%, as defined in the individual SAFE agreement.

●	Capitalization - The greater of (i) the Standard Conversion Amount or (ii) the number of SAFE Preferred Stock, as defined, equal to the SAFE agreement purchase price divided by the lowest per share of the preferred stock sold in the Equity Financing equal to or less than $150,000,000 divided by the Company capital stock.

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LYGOS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Liquidity Event - If there is a Liquidity Event, as defined, before the scheduled termination of the SAFE agreement, the holder of the SAFE agreement will automatically be entitled to receive the greater of (i) the SAFE agreement price or (ii) the Conversion Amount.

Dissolution Event - Upon a dissolution event that occurs before the expiration of the SAFEs, the Company will make a cash payment to the holder in the amount of the SAFE at the time of the Dissolution Event. If the Company has insufficient funds to make complete payment to all holders of SAFEs, the available funds will be allocated in proportion to the investors in proportion to the full payments that would otherwise be due.

Note 7 - Paycheck Protection Program Loans

Pursuant to the Paycheck Protection Program (the “PPP”) under the CARES Act (discussed in Note 1 - Summary of Business and Significant Accounting Policies), on April 13, 2020 the Company was granted a loan in the aggregate amount of $951,285 from the SBA, accruing interest at 1.0% per annum (“2020 PPP Loan”). On May 20, 2021, the SBA granted the Company forgiveness for the entire outstanding principal and accrued interest amount of the 2020 PPP Loan in the total amount of $961,670.

On January 27, 2021, the Company was granted a second PPP loan from the SBA in the amount of $760,200 (“2021 PPP Loan”), subject to the same terms of the 2020 PPP Loan (collectively, the “PPP Loans”). The Company received forgiveness for the entire outstanding principal and accrued interest on the 2021 PPP Loan totaling $763,683 on July 16, 2021.

The Company recognized the forgiveness for the PPP Loans as a gain on loan extinguishment in the accompanying consolidated statement of operations.

During the years ended December 31, 2021, and 2020, the Company incurred interest expense of $7,131 and $6,737 relating to the PPP Loans.

Note 8 - Redeemable Convertible Preferred Stock

The following table represents the Company’s authorized and outstanding redeemable convertible preferred stock (“preferred stock”) at December 31, 2021 and 2020:

As of December 31, 2021 and 2020
					Aggregate
Redeemable Convertible	Shares	Shares Issued and	Issuance	Net Carrying Amount	Liquidation Preference
Preferred Stock	Authorized	Outstanding	Price	Value	Preference
Series A-1	6,648,543	6,648,543	$0.1800	$1,173,040	$1,196,738
Series A-2	13,404,958	13,404,958	0.7328	9,688,320	9,823,153
Series A-3	284,090	284,090	0.3520	97,924	100,000
Series A-4	136,462	136,462	0.3664	48,875	50,000
Series A-5	8,788,202	8,788,202	0.4580	3,934,553	4,024,997
Series A-6	125,239	125,239	0.5190	63,537	64,999
Series B	16,757,251	16,757,251	0.9256	15,382,556	15,510,512
Series B-2	14,005,602	10,179,381	1.0710	10,789,332	10,902,117
Total	60,150,347	56,324,126		$41,178,137	$41,672,516

The preferred stockholders have various right and preferences, as follows:

Dividends – Holders of the “Senior Preferred Stock” (defined as the collective Series A-2, Series A-3, Series A-4, Series A-5, Series A-6, Series B, and Series B-2) are entitled to receive non-cumulative dividends payable in preference and before any payment of any dividend on Series A-1, if, when and as declared by the Company’s Board of Directors; therefore, redeemable preferred stock meets the definition of participating securities. Only after such dividends are made on the Senior Preferred Stock and Series A-1, additional dividends may be paid to the holders of common stock.

No dividends have been declared or paid to any holders of the Company’s preferred stock or common stock for the years ended December 31, 2021 and 2020.

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LYGOS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Liquidation Preference - In the event of liquidation, dissolution or winding up of the Company or “Deemed Liquidation Event,” the holders of the preferred stock are entitled to be paid out of the assets of the Company available for distribution to its stockholders. Before any payment is made to the holders of Series A-1 or common stock, Senior Preferred Stockholders are entitled to receive an amount per share equal to the greater of (i) the applicable original issue price per share, plus any declared but unpaid dividends, or (ii) such amount per share as would have been payable had all shares of the Senior Preferred Stock been converted into common stock, at the then-applicable Conversion Amount, immediate prior to the Deemed Liquidation Event. In the event the Company has insufficient assets, the holders would paid ratably in the distributions in proportion of the respective amounts which would otherwise be payable if such shares were paid in full. Any assets of the Company remaining after payment of the above liquidation preference would be distributed to the holders of the Series A-1 shares, prior and in preference to any payment to the holders of the common stock.

Conversion Rights – As discussed in Note 1 - Summary of Business and Significant Accounting Policies, any shares of the Company’s preferred stock may, at the option of the holder, be converted at any time into fully paid and nonassessable shares of the Company’s common stock. The number of shares of common stock to which a holder of a preferred stock shall be entitled upon conversion shall be the product obtained by multiplying the Applicable Conversion Rate, as defined in the Company’s amended and restated articles of incorporation, by the number of shares of such series of preferred stock being converted.

The Applicable Conversion Rate is subject to adjustment for anti-dilution protection for sales or issuances of common shares or contracts to which common shares are indexed at less than the conversion price of the preferred stock (down round protections). As it relates to adjustment to conversion prices, the Company accounts for the incremental value to preferred stock (mezzanine classification) by charging the incremental value to additional paid-in capital or accumulated deficit, if additional paid-in capital is exhausted, as a deemed distribution. No such adjustments have been required to the Applicable Conversion Rate at December 31, 2021 and 2020.

As defined in the Company’s amended and restated articles of incorporation, each share of the Company’s preferred stock will automatically convert to shares of common stock, based on the then-effective Applicable Conversion Rate, in the event of a qualified initial public offering at their liquidation preference.

Voting Rights - Each holder of outstanding shares of the Company’s preferred stock is entitled to cast the number of votes equal to the number of whole shares of common stock, which the preferred shares held by such holder are convertible.

Holders of the Senior Preferred Stock are entitled to elect one director of the Company, the holders of Series A-1 are entitled to elect one director, and the holders of the preferred stock and common stock, voting together as a single class, are entitled to elect the balance of the total number of directors of the Company.

Subsequent to December 31, 2021, the Company filed an Amendment to the Company’s amended and restated articles of incorporation to amend the voting rights for the election of directors (refer to Note 14 – Subsequent Events “Amendment of the Fifth Amended and Restated Certificate of Incorporation” for full discussion).

Redemption Rights - As discussed in Note 1 - Summary of Business and Significant Accounting Policies, redeemable convertible preferred stock is either convertible into shares of the Company’s common stock at the option of the holder or contingently redeemable for cash for events that are not within the control of the Company. As the redemption features are not solely within the control of the Company, the redeemable convertible preferred stock is required to be classified outside of stockholders’ deficit and is presented as temporary equity in the redeemable convertible preferred stock section of the accompanying consolidated balance sheets.

Note 9 - Stockholders’ Deficit

Authorized Common Stock – The Company has authorized 90,000,000 shares of common stock at par value of $0.001 per share. The Company has reserved for the conversion of its redeemable convertible preferred stock and stock options outstanding out of its authorized common stock. The following table represents the Company’s outstanding and reserved shares of common stock at December 31, 2021 and 2020:

	December 31,
	2021	2020
Authorized shares	90,000,000	90,000,000

Outstanding common stock	20,900,761	12,038,744
Reserved for conversion of redeemable convertible preferred stock	56,324,126	56,324,126
Reserved for stock options outstanding	12,220,323	13,988,086
Total outstanding and reserved shares	89,445,210	82,350,956

Subsequent to December 31, 2021, the Company increased their authorized shares of common stock to 95,000,000 shares (refer to Note 14 – Subsequent Events for full discussion).

F-65

LYGOS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Holdback Shares - As of December 31, 2021 and 2020, 20,719 of the 6,407,808 shares of common stock transferred as acquisition-date consideration has not been issued to a certain former Librede shareholder, who was a shareholder at the Librede December 20, 2019 acquisition date, as they have yet to submit properly completed letters of transmittal to the Company in order to receive their pro rata portion of the common stock consideration as contemplated under the terms of the Librede acquisition. The consolidated financial statements have treated such shares of common stock as outstanding, given the receipt of the letter of transmittal is considered perfunctory and the Company is legally obligated to issue these shares in connection with the Librede Acquisition.

Equity Incentive Plans – The Company’s Amended 2010 Equity Incentive Plan (“2010 Plan”) was replaced by the Company’s 2021 Equity Incentive Plan (the “2021 Plan”) effective August 19, 2020. The 2021 Plan provides for the granting of incentive stock options, nonqualified stock options, restricted stock awards (“RSAs” or “restricted common stock”), and restricted stock units. There are 22,447,499 shares of common stock authorized for grant under the 2021 Plan. The stock options shall have a term no more than ten years and the exercise price of each incentive stock option shall be no less than 100% of the Fair Market Value (as defined in the 2021 Plan) (except in the case of an incentive stock option granted to more than 10% shareholder of the Company, in which case the price should not be less than 110% of the Fair Market Value) on the Company’s common stock on the date of the grant. The 2021 Plan is administered by the Board of Directors, which determines the persons who are to receive awards under the 2021 Plan, the number of shares subject to each award, the term, and exercise price of each award. Outstanding awards previously granted under the 2010 Plan shall remain in effect in accordance with their terms. Under the 2021 Plan, participants may surrender shares as payment of applicable tax withholdings on the vesting of restricted stock. Participants in the 2021 Plan may also exercise stock options by surrendering shares of common stock that the participant already owns as payment of the exercise price. Shares so surrendered by participants in the 2021 Plan are repurchased pursuant to the terms of the 2021 Plan and applicable awards agreement.

Shareholder Loans - In August 2021, three executives exercised a total of 3,342,469 stock options in exchange for Shareholder Loans (fully discussed at Note 1 - Summary of Business and Significant Accounting Policies) for aggregate principal amounts totaling $748,782, of which 3,036,261 stock options were vested and 306,208 stock options were unvested.

The Shareholder Loans accrue interest at 1.00% per annum with the total outstanding principal and accrued interest due in full on the Shareholder Loans’ August 1, 2026 maturity date. The Shareholder Loans are accounted for as nonrecourse notes used to fund the exercise of stock options, in which the related stock options are not considered “exercised” for accounting purposes until the shareholders repay the loans.

At December 31, 2021, the total outstanding principal balance of the Shareholder Loans totaled $748,782. At December 31, 2021, 260,251 shares exercised under the Shareholder Loans were unvested.

Stock Option Reprice – On March 24, 2021, the Board of Directors approved a one-time stock option repricing (the “Stock Option Repricing”) to permit the Company to reprice certain previously granted outstanding vested and unvested stock options held by active employees, consultants, and board member (the “Eligible Stock Options”), which actions became effective on May 25, 2021. Under the Stock Option Repricing, Eligible Stock Options with an exercise price above $0.22 per share (representing an aggregate of 2,198,124) were amended to reduce such exercise price to $0.22 per share (the “Repriced Stock Options”). The Repriced Stock Options were subject to the same terms as the original granted stock options, except for the new exercise price.

The Stock Option Repricing resulted in incremental stock-based compensation expense of $28,187, of which $15,157 is related to vested stock options and was expensed on the Stock Option Repricing date, and $13,030 related to unvested stock options and is being recognized on a straight-line basis over the remaining requisite service, or vesting, period of the respective Repriced Stock Option.

Early Exercise of Stock Options – The 2021 Plan allows for early exercise of stock options. Certain executives have exercised stock option grants prior to vesting. Shares of common stock issued upon early exercises of unvested stock options are not deemed, for accounting purposes, to be issued until those shares vest according to their respective vesting schedules and accordingly, the consideration received for early exercises is initially recorded as a liability and reclassified to common stock and additional paid-in capital as the underlying awards vest. Stock options that are early exercised are subject to a repurchase right held by the Company at the original purchase price. During the year ended December 31, 2021, the Company issued 87,625 unvested shares of common stock, upon early exercise for proceeds of $19,278. The Company did not issue unvested shares of common stock upon early exercise for the year ended December 31, 2020.

At December 31, 2021, 71,333 shares held by employees were subject to repurchase at an aggregate price of $15,693.

F-66

LYGOS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock Option Activity - The Company’s stock option activity under the 2021 Plan and 2010 Plan is summarized as follows:

		Outstanding Stock Options
	Shares		Weighted-
	Available for		Average
	Grant	Shares	Exercise Price
Balance as of January 1, 2020	2,098,648	19,427,702	$0.11
Granted	(2,189,100)	2,189,100	$0.30
Exercised	-	(176,648)	$0.06
Expired	7,019,203	(7,019,203)	$0.07
Forfeited	432,865	(432,865)	$0.31
Balance as of December 31, 2020	7,361,616	13,988,086	$0.15
Granted	(7,457,800)	7,457,800	$0.22
Exercised(1) (2)	-	(8,862,017)	$0.09
Expired	38,393	(38,393)	$0.25
Forfeited	325,153	(325,153)	$0.23
Balance as of December 31, 2021	267,362	12,220,323	$0.19

(1)	The 2021 Plan allows for early exercise of stock options and these balances include all exercised stock options regardless of vesting status.
(2)	Includes 3,342,469 stock options exercised for shares of the Company’s common stock in exchange for the Stockholder Loans. However, in accordance with the nonrecourse nature of the Shareholder Loans (refer to the discussion above and in Note 1 – Summary of Business and Significant Accounting Policies), the exercised shares of the Company’s common stock in exchange for the Stockholder Loans are not considered “exercised” for accounting purposes until the shareholders repay the loans.

Below is a summary of stock options outstanding and exercisable as of December 31, 2021 and 2020:

			Weighted-Average
		Weighted-	Remaining	Aggregate
	Number of	Average	Contractual	Intrinsic
	Shares	Exercise Price	Life (years)	Value
Stock options outstanding as of December 31, 2020	13,988,086	$0.15	5.81	$1,429,570
Stock options exercisable as of December 31, 2020(1)	11,237,263	$0.11	5.04	$1,421,704
Stock options outstanding as of December 31, 2021(2)	15,562,792	$0.19	7.24	$4,498,064
Stock options exercisable as of December 31, 2021(1)(2)	11,034,513	$0.18	6.55	$2,949,720

(1)	The 2021 Plan allows for early exercise of stock options and this balance includes all stock options exercisable regardless of vesting status.
(2)	Includes 3,342,469 stock options exercised for shares of the Company’s common stock in exchange for the Stockholder Loans. However, in accordance with the nonrecourse nature of the Shareholder Loans (refer to the discussion above and in Note 1 – Summary of Business and Significant Accounting Policies), the stock options exercised for shares of the Company’s common stock in exchange for the Stockholder Loans are not considered “exercised” for accounting purposes until the shareholders repay the loans.

During the years ended December 31, 2021 and 2020, the aggregate intrinsic value of stock options exercised was $1,446,727 and $55,049, respectively and the total grant-date fair value of stock options that vested was $617,277 and $428,707, respectively. As of December 31, 2021, there was $993,279 of total unrecognized compensation cost related to stock options granted by the Company and is expected to be recognized over a weighted-average period of 1.49 years.

Restricted Common Stock – In January 2020, the Company issued 947,716 shares of restricted common stock to certain continuing employees in connection with compensation arrangements related to the Librede acquisition. The vesting of the common stock is primarily dependent on a service-based vesting condition that generally becomes satisfied over a period of two years. The Company has the right to elect to repurchase or cancel the shares for which the vesting condition is not satisfied.

A summary of RSA activity is as follows:

		Weighted-Average
		Grant Date
	Shares	Fair Value
Unvested RSAs as of January 1, 2020	-	$-
Granted	947,716	$0.48
Vested	(473,858)	$0.48
Unvested RSAs as of December 31, 2020	473,858	$0.48
Granted	-
Vested	(473,858)	$0.48
Unvested RSAs as of December 31, 2021	-	$-

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LYGOS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The total grant-date fair value of RSAs that vested during the years ended December 31, 2021 and December 31, 2020 was $227,451 in each year.

Stock-Based Compensation – Total stock-based compensation to employees and nonemployees for the years ended December 31, 2021 and 2020 is presented in the following table:

	Year Ended December 31,
	2021	2020
Stock options - employee	$660,821	$287,715
Stock options - nonemployee	94,659	69,992
Restricted stock awards - employee	201,305	210,020
Restricted stock awards - nonemployee	26,147	17,432
Total stock-based compensation expense	$982,932	$585,159

During the year ended December 31, 2021, the Company recorded stock-based compensation expense of $568,107 as a component of research and development expense and $414,825 as a component of general and administrative expense and on the accompanying consolidated statement of operations. During the year ended December 31, 2020, the Company recorded stock-based compensation expense of $340,000 as a component of research and development expense and $245,159 as a component of general and administrative expense on the accompanying consolidated statement of operations.

Note 10 - Net Loss Per Share

Net loss per common share is calculated in accordance with the FASB ASC Topic 260, Earnings Per Share. Basic and diluted net loss per share attributable to common shareholders is calculated as follows for the years ended December 31, 2021 and 2020:

	Year Ended December 31,
	2021	2020
NUMERATOR
Net loss	$(13,593,144)	$(9,589,713)
DENOMINATOR
Weighted average shares outstanding, basic and diluted	12,301,050	11,314,306

Net loss per common share, basic and diluted	$(1.11)	$(0.85)

The following table sets forth the outstanding potentially dilutive securities that have been excluded in the calculation of diluted net loss per share because to do so would be anti-dilutive (in common stock equivalent shares) at December 31:

	December 31,
	2021	2020
Redeemable convertible preferred stock	56,324,126	56,324,126
Options to purchase common stock	12,220,323	13,988,086
Restricted common stock	-	473,858
Unvested common stock upon early exercise of stock options	71,333	-
Common stock issued in exchange for Shareholder Loans(1)	3,342,469	-
Total anti-dilutive securities	71,958,251	70,786,070

(1)	In accordance with the nonrecourse nature of the Shareholder Loans (refer to the discussion above and in Note 1 – Summary of Business and Significant Accounting Policies), the stock options exercised for shares of the Company’s common stock in exchange for the Stockholder Loans are not considered “exercised” for accounting purposes until the shareholders repay the loans.

Note 11 - Income Taxes

The Company accounts for income taxes in accordance with the FASB ASC 740, Income Taxes, which requires the use of the asset and liability method. Under this method, deferred income tax assets and liabilities are determined based upon the difference between the consolidated financial statement carrying amounts and the tax basis of assets and liabilities and are measured using the enacted tax rate expected to apply to taxable income in the years in which the differences are expected to be reversed.

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LYGOS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company utilizes a two-step approach to recognize and measure uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained upon tax authority examination, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement.

The following table presents the components of the Company’s loss before provision for income taxes for the years ended December 31, 2021 and 2020:

	Year Ended December 31,
	2021	2020
Domestic	$(13,593,144)	$(9,589,713)
Foreign	-	-
Total loss before income taxes	$(13,593,144)	$(9,589,713)

The components of the provision for income taxes for the years ended December 31, 2021 and 2020 consisted of the following:

	Year Ended December 31,
	2021	2020
CURRENT
Federal	$-	$-
State	-	-
Foreign	-	-
Total current	-	-
DEFERRED
Federal	-	97,986
State	-	-
Foreign	-	-
Total deferred	-	97,986
Provision for income taxes	$-	$97,986

The Company’s effective income tax rate for the years ended December 31, 2021 and 2020 differed from the statutory rate of 21% primarily due to a full valuation allowance of the net deferred tax assets. The following table presents a reconciliation of the statutory federal rate and the Company’s effective tax rate:

	Year Ended December 31,
	2021	2020
Tax benefit at statutory federal rate	$(3,009,995)	$(2,017,249)
Stock-based compensation	264,449	61,900
Change in valuation allowance	3,095,231	2,173,937
Research and development credits	(134,890)	(134,890)
Paycheck Protection Program loan extinguishment	(362,324)	-
Other, net	147,529	14,288
Provision for income taxes	$-	$97,986

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The following table presents the significant components of the Company’s deferred tax assets and liabilities as of December 31, 2021 and 2020:

	December 31,
	2021	2020
DEFERRED TAX ASSETS
Stock-based compensation	$171,989	$104,760
Net operating loss carry-forwards	11,598,224	8,953,788
Research and development credits	1,372,094	1,136,037
Operating lease liabilities	157,165	46,268
Accruals and reserves	221,084	-
Total deferred tax assets	13,520,556	10,240,853
Valuation allowance	(12,719,661)	(9,396,595)
Deferred tax assets, net of valuation allowance	800,895	844,258
DEFERRED TAX LIABILITIES
Depreciation	(247,547))	(386,125)
Intangible asset	(509,277)	(509,277)
Operating lease right-of-use assets	(142,057)	(46,842)
Total deferred tax liabilities	(898,881)	(942,244)
Net total deferred tax assets (liabilities)	$(97,986)	$(97,986)

F-69

LYGOS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A valuation allowance is provided for deferred tax assets where the recoverability of the assets is uncertain. The determination to provide a valuation allowance is dependent upon the assessment of whether it is more likely than not that sufficient future taxable income will be generated to utilize the deferred tax assets. Based on the weight of the available evidence, which includes the Company’s historical operating losses, the Company provided a full valuation allowance against the deferred tax assets resulting from the tax loss and credits carried forward.

As of December 31, 2021, the Company had net operating loss carry-forwards of $46,205,726 for federal income taxes and $27,303,909 for state income taxes. Net operating loss carry-forwards of $40,268,977 will carry-forward indefinitely for federal purposes and $5,936,749 will expire beginning in 2031. State net operating losses, if not utilized, will begin to expire on various dates starting in 2031.

As of December 31, 2021, the Company had research and development credit carryforwards of $1,810,521 and $1,181,859 for federal and state income taxes, respectively. If not utilized, the federal carryforwards will begin to expire in various amounts beginning in 2036. The state tax credit can be carried-forward indefinitely.

Utilization of the net operating loss and credit carryforwards may be subject to a substantial annual limitation due to an ownership change limitations as provided by Section 382 of the IRC, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization. In the event that the Company had a change of ownership, utilization of the net operating loss and tax credit carry-forwards may be restricted.

At December 31, 2021, the Company had no cumulative interest and penalties related to the uncertain tax position. The Company does not expect that the unrecognized tax benefits will significantly increase or decrease within 12 months of July 25, 2022, the date the consolidated financial statements were available to be issued.

The changes to the Company’s gross unrecognized tax benefits is as follows:

Gross Unrecognized
Tax Benefits
Balance as of January 1, 2020	$1,060,867
Increases in balances related to current year tax positions	262,950
Decreases in balances related to prior year tax positions	(90,577)
Balance as of December 31, 2020	1,233,240
Increases in balances related to current year tax positions	262,950
Decreases in balances related to prior year tax positions	-
Balance as of December 31, 2021	$1,496,190

The Company files income tax returns in the U.S. federal jurisdiction and California and Colorado state jurisdictions. The Company is not currently under examination by income tax authorities in federal or state jurisdictions. Due to net operating and research carryforwards, the Company’s returns remain open for most prior years.

Note 12 - Related Party Transactions

Simple Agreements for Future Equity - On May 20, 2021, the Company entered into a SAFE agreement, subject to Capitalization conversion terms, with a partner and board member of the law firm providing legal counsel to the Company in exchange for an aggregate cash payment of $25,000. Refer to Note 6 – Simple Agreements for Future Equity for full discussion, including definition of the SAFE’s Capitalization conversion terms.

At December 31, 2021, the Company held $255,000 in cash deposits from a SAFE holder with agreements totaling $1,000,000. The $255,000 deposit amount is included as a component of accounts payable due to related parties on the accompanying consolidated balance sheet. The full $255,000 deposit was returned to the SAFE holder subsequent to December 31, 2021 on April 25, 2022.

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LYGOS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Subsequent to December 31, 2021, the Company entered into a plan of merger with the holder of two SAFE agreements totaling $1,000,000 and nominated the holder of a SAFE agreement totaling $100,000 to serve on the board of directors effective as of the closing of the merger (refer to Note 14 – Subsequent Events for full discussion).

Legal Counsel - As discussed above, a partner and board member of the law firm providing legal counsel to the Company is a SAFE holder. The Company incurred fees for legal counsel provided by the related party law firm totaling $680,767 and $124,267 for the years ended December 31, 2021 and 2020, respectively, included as components of general and administrative expense on the accompanying consolidated statements of operations. At December 31, 2021 and 2020, $1,636 and $16,089, respectively, were due to the related party law firm and are included as components of accounts payable due to related parties on the accompanying consolidated balance sheets.

Shareholder Loans – As discussed in Note 9 - Stockholders’ Deficit, during the year ended December 31, 2021, the Company entered into promissory note arrangements with three executives for an aggregate principal amount of $748,782, accruing interest at 1.00% per annum. All of the principal related to the nonrecourse Shareholder Loans were used to exercise options for 3,342,469 shares of the Company’s common stock through a cashless exercise. At December 31, 2021, these related party Shareholder Loans have not been repaid.

Note 13 – Commitments and Contingencies

From time to time, the Company may be subject to legal proceedings and claims in the ordinary course of business. The Company is currently not aware of any legal proceeds or claims that it will have, individually or in the aggregate, a material adverse effect on its consolidated business, financial condition, operation results or cash flows.

In the ordinary course of business, the Company often includes standard indemnification provisions in arrangements with third parties. Pursuant to these provisions, the Company may be obligated to indemnify such parties for losses or claims suffered or incurred in connection with their activities or non-compliance with certain representations and warranties made by the Company. In addition, the Company has entered into indemnification agreements with Lygos’ officers, directors, and certain current and former employees, and the Company’s amended and restated articles of incorporation and bylaws contain certain indemnification obligations. It is not possible to determine the maximum potential loss under these indemnification provisions / obligations because of the unique facts and circumstances involved in each particular situation.

Note 14 – Subsequent Events

The Company has evaluated for all material events occurring after the consolidated balance sheet date, up to July 25, 2022, the date the consolidated financial statements were available to be issued.

2022 SAFE Agreement – On January 11, 2022, the Company entered into a SAFE agreement with a single investor and received $107,000 in cash proceeds (“2022 SAFE”). The 2022 SAFE is subject to the Discount Conversion Amount (see Note 6 – Simple Agreements for Future Equity, for full discussion on terms including the Conversion Amount).

Operating Lease Amendment – In February 2022, the Company entered into an amendment to the office lease agreement to extend the lease maturity date from February 28, 2022 to January 31, 2023. The amendment requires the Company to prepay lease payments three months in advance over the extended lease term totaling new minimum lease payment requirements of $25,200, and $-0-, for the future years ended December 31, 2022 and 2023, respectively.

Convertible Financing – On April 8, 2022, the Company entered into a financing arrangement with a certain investor. Under the terms of a note purchase agreement, the Company issued a convertible note in the principal amount of $160,000,000, accruing interest at 5.50% per annum, with a five-year maturity date (the “Convertible Financing”).

The Convertible Financing contemplates an effective merger of Lygos and Flexible Solutions International Inc. (“FSI”) by October 8, 2022, and the note is fully callable by the investor of a merger has not been consummated by such date.

The conversion price of the Convertible Financing will equal the public trading price of the FSI common shares on the 12-month anniversary of the Convertible Financing less a 12.5% discount per share, but will be no less than $250,000,000 divided by the number of outstanding shares of FSI common stock as of such date and no greater than $350,000,000 divided by the number of outstanding shares of FSI common stock as of such date.

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LYGOS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Plan of Merger – On April 17, 2022, the Company entered into the Agreement and Plan of Merger and Reorganization with Flexible Solutions International Inc., FSI Merger Sub I, Inc., and FSI Merger Sub II, Inc., which was subsequently amended on July 24, 2022 (as amended, the “Plan of Merger”). Pursuant to the Plan of Merger, Merger Sub I, Inc. will merge with and into the Company, Merger Sub I, Inc. will cease to exist, and the Company will become a direct, wholly owned subsidiary of Flexible Solutions International Inc. (“FSI”). Thereafter, as part of the same overall transaction, the Company will merge with and into Merger Sub II, Inc., the Company will cease to exist, and Merger Sub II, Inc. will survive as a direct, wholly owned subsidiary of FSI. Subject to the terms and conditions of the Plan of Merger, at the effective time of the Merger, FSI will issue shares of its common stock to the Company’s former shareholders, representing approximately 66.7% fully diluted ownership of the combined company. Accordingly, the Plan of Merger is anticipated to be accounted for as a reverse acquisition, with the Company treated as the acquirer for financial accounting purposes.

Amendment of the Fifth Amended and Restated Certificate of Incorporation – On April 18, 2022, the Company filed the Certificate of Amendment of the Fifth Amended and Restated Certificate of Incorporation of Lygos (the “Amendment”) to increase the authorized number of shares of common stock to 95,000,000 shares and amend the voting rights for the election of directors. Effective on the April 18, 2022 Amendment date, holders of the Senior Preferred Stock are entitled to elect one director of the Company, the holders of Series A-1 are entitled to elect one director, the holders of the preferred stock and common stock, voting together as a single class, are entitled to elect one director, and the holders of the common stock shall be entitled to elect the balance of the total number of directors of the Company.

Amendment to 2021 Plan – In April 2022, the Company adopted and approved an amendment to the 2021 Plan to increase the number of common stock reserved for issuance under the 2021 Plan by 5,000,000 shares to a new aggregate total of 27,447,499.

SAFE Holder Director Nomination – In May 2022, the Company nominated the holder of a SAFE agreement totaling $100,000 (the “Nominated Director”) to serve on the combined company’s board of directors effective as of the closing of the Merger.

In July 2022, the Company nominated a second holder of a SAFE agreement totaling $100,000 (the “Second Nominated Director”) to serve on the combined company’s board of directors effective as of the closing of the Merger.

Stock Option Grants – On May 12, 2022, the Company granted 4,780,975 stock options to various employees, consultants, and board members under the 2021 Plan.

On June 8, 2022, the Company granted 312,991 stock options to the Nominated Director under the 2021 Plan.

In July 2022, the Company granted 312,991 stock options to the Second Nominated Director under the 2021 Plan.

F-72

LYGOS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

LYGOS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

As of March 31, 2022 and December 31, 2021

and for the Three Months ended March 31, 2022 and 2021

F-73

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA (UNAUDITED)

F-74

LYGOS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31,	December 31,
	2022	2021
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$904,548	$2,472,209
Accounts receivable	-	6,924
Prepaid expenses and other current assets	119,832	203,506
Prepaid expenses and other current assets, related parties	4,477	2,631
TOTAL CURRENT ASSETS	1,028,857	2,685,270
Property and equipment, net	1,895,679	2,120,081
Intangible asset	2,333,000	2,333,000
Operating lease right-of-use assets	516,085	648,913
Goodwill	921,027	921,027
Other assets	29,958	29,958
TOTAL ASSETS	$6,724,606	8,738,249

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$776,178	386,422
Accounts payable due to related parties	259,392	256,636
Accrued payroll liabilities	1,357,910	1,419,288
Simple agreements for future equity	6,994,000	6,887,000
Simple agreements for future equity, related parties	1,025,000	1,025,000
Current portion of operating lease obligations	404,447	440,633
Current portion of liability for early exercise of unvested stock options, related parties	10,752	10,752
TOTAL CURRENT LIABILITIES	10,827,679	10,425,731
Operating lease obligations, net of current portion	172,668	283,925
Liability for early exercise of unvested stock options, related parties, net of current portion	2,265	4,940
Deferred tax liability	97,986	97,986
TOTAL LIABILITIES	$11,100,598	10,812,582

COMMITMENTS AND CONTINGENCIES (NOTE 13)

REDEEMABLE CONVERTIBLE PREFERRED STOCK
Redeemable convertible preferred stock, $0.001 par value; 60,150,347 authorized; 56,324,126 issued and outstanding at March 31, 2022 and December 31, 2021; aggregate liquidation preference of $41,672,516 at March 31, 2022 and December 31, 2021	41,178,137	41,178,137

STOCKHOLDERS’ DEFICIT
Common stock, $0.001 par value; 90,000,000 shares authorized, 20,900,761 issued and outstanding at March 31, 2022 and December 31, 2021	17,345	17,333
Additional paid-in capital	5,936,725	5,771,938
Accumulated deficit	(51,508,199)	(49,041,741)
TOTAL STOCKHOLDERS’ DEFICIT	(45,554,129)	(43,252,470)
TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT	$6,724,606	8,738,249

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-75

LYGOS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended March 31,
	2022	2021
REVENUE	$127	$105,583
OPERATING EXPENSES
Research and development	1,213,795	2,450,817
General and administrative	1,253,893	572,707
TOTAL OPERATING EXPENSES	2,467,688	3,023,524
OPERATING LOSS	(2,467,561)	(2,917,941)
Interest and other income, net	1,103	15,021
LOSS BEFORE INCOME TAXES	(2,466,458)	(2,902,920)
Income taxes	-	-
NET LOSS	$(2,466,458)	$(2,902,920)

NET LOSS PER SHARE, BASIC AND DILUTED	$(0.19)	$(0.25)
WEIGHTED-AVERAGE SHARES USED IN COMPUTATION OF NET LOSS PER SHARE, BASIC AND DILUTED	13,173,097	11,620,169

The accompanying notes are an integral part of these condensed consolidated financial statements.

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LYGOS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT (UNAUDITED)

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance as of December 31, 2021	20,900,761	$17,333	$5,771,938	$(49,041,741)	$(43,252,470)
Vesting of early exercised stock options	-	12	2,663	-	2,675
Stock-based compensation expense	-	-	162,124	-	162,124
Net loss	-	-	-	(2,466,458)	(2,466,458)
Balance as of March 31, 2022	20,900,761	$17,345	$5,936,725	$(51,508,199)	$(45,554,129)

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance as of December 31, 2020	12,038,744	$11,413	$4,726,151	$(35,448,597)	$(30,711,033)
Vesting of restricted common stock	-	118	(118)	-	-
Stock-based compensation expense	-	-	209,284	-	209,284
Net loss	-	-	-	(2,902,920)	(2,902,920)
Balance as of March 31, 2021	12,038,744	$11,531	$4,935,317	$(38,351,517)	$(33,404,669)

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-77

LYGOS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLIOWS (UNAUDITED)

	Three Months Ended March 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,466,458)	$(2,902,920)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation expense	224,402	253,880
Stock-based compensation expense	162,124	209,284
Interest accretion on available-for-sale debt securities		(19,499)
Interest accretion on Paycheck Protection Program loan	-	3,609
Non-cash interest on operating lease liabilities	9,100	2,665
Changes in operating assets and liabilities:
Accounts receivable	6,924	143,739
Prepaid expenses and other current assets	81,828	(7,442)
Operating lease right-of-use assets	132,828	58,845
Accounts payable	392,512	22,997
Accrued payroll liabilities	(61,378)	140,811
Operating lease obligations	(156,543)	(75,582)
Net cash used in operating activities	(1,674,661)	(2,169,613)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	-	(71,874)
Net cash used in investing activities	-	(71,874)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from simple agreement for future equity agreements	107,000	1,500,000
Proceeds from Paycheck Protection Program loans	-	756,591
Net cash provided by financing activities	107,000	2,256,591
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,567,661)	15,104
CASH AND CASH EQUIVALENTS—Beginning of year	2,472,209	7,900,920
CASH AND CASH EQUIVALENTS—End of year	$904,548	$7,916,024

NONCASH INVESTING AND FINANCING ACTIVITIES
Leased assets obtained in exchange for operating lease liabilities	$-	$764,394
Vesting of early exercised options	2,675	-

SUPPLEMENTAL CASH FLOWS
Cash payments of operating leases included in the measurement of operating lease liabilities	111,870	75,582

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-78

LYGOS, INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1 - Summary of Business and Significant Accounting Policies

Description of Business - Lygos, Inc. (“Lygos”) was incorporated in April 2010 under Delaware law and is headquartered in Berkeley, California. Lygos has created a full-stack biological engineering platform focused on providing safe and sustainable organic acids and health and wellness ingredients, including cannabinoids and bio-monomers. Lygos’ sustainable, bio-based chemicals replace expensive, environmentally degrading alternatives from traditional industrial suppliers, enabling customers to create better, safer products with value-added performance.

Basis of Presentation - The accompanying condensed consolidated financial statements (the “consolidated financial statements”) include the accounts of Lygos and its wholly owned subsidiary, Librede, Inc. (“Librede”) (collectively referred to as the “Company,” “we,” “us,”). These consolidated financial statements have been prepared in accordance with accounting standards generally accepted in the United States of America (“U.S. GAAP”). All intercompany balances and transactions have been eliminated in consolidation.

The condensed consolidated balance sheet (the “consolidated balance sheet”) as of March 31, 2022, the condensed consolidated statements of operations (the “consolidated statements of operations”), the condensed consolidated statements of stockholders’ deficit, and the condensed consolidated statements of cash flows for the three months ended March 31, 2022 and 2021, as well as other information disclosed in the accompanying notes, are unaudited. The consolidated balance sheet as of December 31, 2021 was derived from the audited consolidated financial statements as of that date. The interim consolidated financial statements and the accompanying notes should be read in conjunction with the annual consolidated financial statements and the accompanying notes.

The interim consolidated financial statements and the accompanying notes have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for a fair statement of the results of operations for the periods presented. The consolidated results of operations for any interim period are not necessarily indicative of the results to be expected for the full year or for any other future years or interim periods.

COVID-19 - In January 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (“COVID-19”) and the risks to the international community. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic based on the rapid increase in exposure globally. The recent outbreak of the COVID-19 pandemic is affecting the United States and global economies and may affect the Company’s operations and those of third parties on which the Company relies. While the potential economic impact brought by, and the duration of, the COVID-19 pandemic is difficult to assess or predict, the impact of the COVID-19 pandemic on the global financial markets may reduce the Company’s ability to access capital, which could negatively impact the Company’s short-term and long-term liquidity. The ultimate impact of the COVID-19 pandemic is highly uncertain and subject to change. The Company does not yet know the full extent of potential delays or impacts on its business, financing, or other activities or on healthcare systems or the global economy, as a whole. However, these effects could have a material impact on the Company’s liquidity, capital resources, operations, and business and those of the third parties on which the Company relies.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law. Among other things, the CARES Act includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions, and technical corrections to tax depreciation methods for qualified improvement property. See Note 7 - Paycheck Protection Program Loans for borrowings made under the CARES Act.

The Company continues to examine the impact that COVID-19 and the CARES Act may have on its business. Currently, the Company is unable to determine the final impact that COVID-19 and the CARES Act will have on its consolidated financial condition, results of operation, or liquidity.

Going Concern – The Company has incurred operating losses since its inception and expects to incur losses and negative cash flows from operations for at least the next twelve (12) months following the issuance of its consolidated financial statements. Accordingly, these factors raise substantial doubt as to the Company’s ability to continue as a going concern.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the ordinary course of business. The Company believes that its ability to continue operations depends on its ability to obtain funding and generate revenues that will be sufficient to sustain its operations until it commercializes its product offerings and achieves profitability and positive cash flows from operations.

F-79

LYGOS, INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The successful outcome of future activities cannot be determined at this time and there is no assurance that, if achieved, the Company will have sufficient funds to execute its intended business plans or generate positive operating results. The consolidated financial statements do not include any adjustments related to this uncertainty and as to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

The Company’s management has taken several actions in an effort to secure funding and generate revenue streams including:

1.	Entering into simple agreements for future equity agreements with various investors (see Note 6 – Simple Agreements for Future Equity and Note 14 – Subsequent Events) whereby the Company has received aggregate cash proceeds to date totaling $8,019,000 in exchange for the right to future shares of the Company’s preferred and/or common stock.

2.	Pursuing opportunities to enter into grant agreements with various grantors, to use the Company’s platforms as a source of research and developments for their projects.

3.	Entering into a financing arrangement with a certain investor and issuing a convertible note in the principal amount of $160,000,000 with a five-year maturity date, accruing interest at 5.50% per annum (see Note 14 – Subsequent Events). The convertible note contemplates an effective merger of Lygos and Flexible Solutions International Inc. by October 8, 2022, and the note is fully callable by the investor if a merger has not been consummated by such date.

In addition to the actions above, the Company is evaluating raising additional capital, planning to enter the commercial markets, and considering other actions that may yield additional cash flows. Further, the Company’s management can implement operating expense reductions, as necessary. However, there is no assurance that the Company will be successful in obtaining financing or generating commercial revenues sufficient to fund operations.

Use of Estimates - The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. On an ongoing basis, the Company’s management evaluates estimates at the date of the consolidated financial statements, as well as the reported amounts of revenue and expense during the reporting period. Such estimates are based on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. These estimates, judgments, and assumptions can affect the reported amounts of assets and liabilities at the dates of the consolidated financial statements, and the reported amounts during the reporting period. Actual results could differ from those estimates. Significant estimates reflected in the Company’s consolidated financial statements include, but are not limited to, goodwill valuation and impairment, useful lives of long-lived and intangible assets, recoverability of long-lived and intangible assets, valuation allowance for deferred income assets, the incremental borrowing rate, the estimated fair value of available-for-sale debt securities (including the measurement of credit or impairment losses) and simple agreements for future equity, and the assumptions used in determining stock-based compensation.

Concentrations of Credit Risk - Cash and cash equivalents, accounts receivable, available-for-sale debt securities, simple agreements for future equity, and accounts payable are potentially subject to credit risk concentrations. Cash deposits typically exceed insured limits and are placed with financial institutions the Company believes to be of high credit quality. The Company has not experienced any material losses related to these concentrations.

Significant grantors are those who represent more than 10% of the Company’s total revenue during the year. During the three months ended March 31, 2022, one grantor comprised 100% of the Company’s revenues. During the three months ended March 31, 2021, a different grantor comprised 95% of the Company’s revenues. There were no receivable amounts for either grantor at March 31, 2022 and December 31, 2021.

Segment Information - Operating segments are defined as components of an entity for which discrete financial information is available and is regularly reviewed by the chief operating decision maker (“CODM”) in making decisions regarding resource allocation and performance assessment. The Company’s CODM has been identified as the chief executive officer (“CEO”) who reviews the financial information. The Company has determined it has one (1) operating and reportable segment as CODM reviews financial information presented on a consolidated basis for purposes of allocating resources and evaluating financial performance.

Fair Value Measurement - The Company measures the fair value for financial instruments under the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820, Fair Value Measurements (“ASC 820”). ASC 820 defines fair value, establishes a framework for measuring fair value in accordance with U.S. GAAP, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements, ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels, as follows:

Level 1	Quoted prices (unadjusted) in active markets for identical assets or liabilities
Level 2	Observable inputs other than Level 1, quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, and model-derived prices whose inputs are observable or whose significant value drivers are observable
Level 3	Assets and liabilities whose significant value drivers are unobservable

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Observable inputs are based on market data obtained from independent sources, while unobservable inputs are based on the Company’s market assumptions. Unobservable inputs require significant management judgment or estimation. In some cases, the inputs used to measure an asset or liability may fall into different levels of the fair value hierarchy. In those instances, the fair value measurement is required to be classified using the lowest level of input that is significant to the fair value measurement. Such determination requires significant management judgment. Due to the inherent uncertainty of valuations, the fair values in the consolidated financial statements as of the measurement date may differ materially from values that would have been used had a principal or most advantageous market existed for such values that may ultimately be realized.

Cash and Cash Equivalents - Cash and cash equivalents include cash on hand, deposits held at call with financial institutions, and other short-term highly liquid investments, including money market funds, that are readily convertible to known amounts of cash with an original maturity of three months or less.

Accounts Receivable - The Company’s receivables relate primarily to amounts to be reimbursed under its grant agreements. The Company makes judgments as to its ability to collect outstanding receivables and provides an allowance for doubtful accounts when collectability is uncertain. In making the determination of the appropriate allowance amount, the Company considers various factors including quality and age of the balances and historical payment history. Amounts deemed to be uncollectible are written off against the allowance. As a result of this assessment, the Company did not record an allowance for doubtful accounts as of March 31, 2022 and December 31, 2021.

Available-for-Sale Debt Securities - The Company accounts for available-for-sales debt securities in accordance with the FASB ASC 320, Investments - Debt and Equity Securities (“ASC 320”), which determines the appropriate classification of its investments in available-for-sale debt securities at the time of purchase and reevaluates such designation as of each consolidated balance sheet date. Investments in securities classified as available-for-sale debt are initially recorded at fair value. Available-for-sale debt securities that do not have an active market are measured using unobservable inputs and are classified as Level 3 inputs.

Unrealized holding gains and losses on available-for-sale debt securities are excluded from earnings and are reported as a separate component of other comprehensive income (loss) until realized. Realized gains and losses from the sale of available-for-sale debt securities are determined on a specific identification basis.

Available-for-sale debt securities are evaluated periodically to determine whether a decline in their value is other-than-temporary. Management utilizes criteria such as the magnitude and duration of the decline, in addition to the reasons underlying the decline, to determine whether the loss in value is other-than-temporary. The term “other-than-temporary” is not intended to indicate that the decline is permanent but indicates that the prospect for a near-term recovery of value is not necessarily favorable, or that there is a lack of evidence to support a realizable value equal to or greater than the carrying value of the investment.

The Company follows the accounting guidance in ASC 320 as it relates to the recognition and presentation of other-than-temporary impairment. This accounting guidance specifies that (a) if a company does not have the intent to sell a debt security prior to recovery and (b) it is more likely than not that it will not have to sell the debt security prior to recovery, the security would not be considered other-than-temporarily impaired unless there is a credit loss. When an entity does not intend to sell the security, and it is more likely than not, the entity will not have to sell the security before recovery of its cost basis, it will recognize the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income (loss).

Property and Equipment - Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which are as follows:

Lab equipment	5 years
Furniture and fixtures	5 years
Leasehold improvements	Shorter of estimated useful life or remaining lease term

When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the consolidated statements of operations in the period realized. Maintenance and repairs that do not enhance or extend the asset’s useful life are charged to operating expenses as incurred.

Leases - The Company accounts for its leases under the FASB ASC 842, Leases (“ASC 842”). Under ASC 842, arrangements meeting the definition of a lease are classified as operating or financing leases and both a right-of-use (“ROU”) asset and lease liability, current and noncurrent, are recognized on the consolidated balance sheets. The ROU asset represents the right to use an underlying asset for the lease term and the lease liability represents an obligation to make payments arising from the lease. ROU assets are calculated based on the lease liability, adjusted for any lease payments paid to the lessor at or before the commencement date. Operating lease liabilities are recognized at the present value of lease payments not yet paid. As the Company’s lease agreements do not provide an implicit rate, the Company utilizes an incremental borrowing rate based on the information available at commencement date in determining the present value of future lease payments.

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The operating lease terms may include options to extend the lease when it is reasonably certain that the Company will exercise that option. Company’s leases often contain rent escalations over the lease term. The Company recognizes expense for these leases on a straight-line basis over the lease term. The Company’s lease agreements generally do not contain any residual value guarantees or restrictive covenants.

Evaluation of Long-Lived Assets for Impairment - The Company’s long-lived assets consist of property and equipment and operating lease ROU assets and are evaluated for indicators of possible impairment when events or changes in circumstances indicate the carrying amount of an asset or asset group (collectively, the “asset group”) may not be recoverable. The Company measures the recoverability of the asset group by comparing the carrying amount of such asset groups to the future undiscounted cash flows it expects the asset group to generate. If the asset group is considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset group exceeds its fair value.

As of March 31, 2022 and December 31, 2021, there were no circumstances that indicate that the carrying amount of such long-lived assets may not be recoverable. Accordingly, no impairment losses have been recognized.

Business Combinations - The Company accounts for acquisitions of entities that qualify as businesses in accordance with the FASB ASC 805, Business Combinations (“ASC 805”). The purchase price of an acquisition is allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The excess of the purchase price over those fair values is recorded as goodwill. During the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded in the consolidated statements of operations. Any changes in the acquirer’s deferred income tax asset valuation allowance that stems from a business combination should be recognized as an element of the acquirer’s income tax expense or income tax benefit in the period of the acquisition.

Goodwill and Indefinite-lived Intangible Asset - Goodwill represents the excess of the purchase price over the fair value of net assets acquired in a business combination. In accordance with the FASB ASC 350, Goodwill and Other Intangible Assets (“ASC 350”), goodwill and intangible assets with indefinite useful lives are not amortized but subject to annual impairment testing at the reporting unit level using the guidance and criteria described in ASC 350. A reporting unit represents an operating segment or a component of an operating segment. The Company has one reporting unit. The Company performs the annual impairment test at December 31 and during interim periods when events or circumstances indicate that the carrying value of goodwill may not be recoverable. As part of impairment testing, the Company initially assesses qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more-likely-than-not that the fair value of the reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, the Company determines it is not more-likely-than-not that the fair value of the reporting unit is less than its carrying amount, then additional impairment testing is not required. However, if the Company concludes otherwise, the Company proceeds to the quantitative assessment.

The quantitative assessment compares the estimate fair value of the reporting unit to its book value, including goodwill. If the fair value exceeds book value, goodwill is considered not to be impaired, and no additional steps are necessary. However, if the book value of the reporting unit exceeds its fair value, an impairment loss will be recognized in an amount equal to that excess, limited to the total amount of goodwill.

The Company’s intangible asset is comprised of in-process research and development (“IPR&D”). IPR&D represents technologies to be used in research and development activities that have not reached technological feasibility. As required by ASC 805, IPR&D acquired through business combinations is accounted for as an indefinite-lived intangible asset until completion or abandonment of the associated research and development efforts. Once the research and development activities are deemed to be substantially complete, the asset will be amortized over the related product’s useful life. If the project is abandoned, the asset will be written off if it has no alternative future use. Indefinite lived intangible assets are tested for impairment annually or more frequently if events or circumstances indicate an impairment may have occurred.

As of March 31, 2022 and December 31, 2021, there were no circumstances that indicate that the carrying amount of such goodwill and indefinite-lived intangible asset may not be recoverable. Accordingly, no impairment losses have been recognized.

Contractual Obligations - The Company enters into agreements with investors for the right to future shares of the Company’s preferred and/or common stock in exchange for payment (refer to Note 6 - Simple Agreements for Future Equity for terms and conditions of the agreements).

In accordance with the FASB ASC 480, Distinguishing Debt from Equity, the Company accounts for the contractual obligation to issue a variable number of shares as a liability stated at fair value based on the expected value of shares to be issued in the future to settle the obligation.

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LYGOS, INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Redeemable Convertible Preferred Stock - Redeemable convertible preferred stock represents convertible preferred stock that is convertible into shares of the Company’s common stock at the option of the holder or contingently redeemable for cash for events that are not within the control of management. As the redemption features are not solely within the control of the Company, the redeemable convertible preferred stock is required to be classified outside of stockholders’ deficit and is presented as temporary equity in the redeemable convertible preferred stock section of the accompanying consolidated balance sheets.

Holders of the redeemable convertible preferred stock have the right, at their option at any time, to convert the shares to common stock at a stated conversion rate. The stated conversion rate is subject to adjustment for sales or issuances of common stock to which the common shares are indexed at less than the redeemable convertible preferred stock’s stated conversion rate (down-round protections). Pursuant to the FASB ASC 470-20, Debt - Debt with Conversion and Other Options (“ASC 470-20”), the redeemable convertible preferred stock’s anti-dilution down round features are not required to be classified as derivative liabilities. ASC 470-20 requires the recognition of any beneficial conversion of a down round feature only when it is triggered, and the exercise or conversion price has been adjusted downward. Refer to Note 8 - Redeemable Convertible Preferred Stock for further discussion.

Revenue - The Company has entered into arrangements to receive government grants that relate primarily to the research and development of organic acids and production. Accounting for grants does not fall under the FASB ASC 606, Revenue from Contracts with Customers (“ASC 606”), as the grantor will not benefit directly from the Company’s research and development activities or product development. As there is no authoritative guidance under U.S. GAAP on accounting for grants to for-profit business entities, the Company has accounted for grants by analogy to International Accounting Standards (“IAS”) 20, Accounting for Government Grants and Disclosure of Government Assistance (“IAS 20”).

The Company recognizes revenue from governmental agencies when the funding is committed and there is reasonable assurance that the conditions within the grant agreement have been complied with, pursuant to IAS 20. Government grants received in advance of complying with the conditions of the grant are deferred until all conditions are met. The Company submits qualifying expenses for reimbursement after the Company has incurred the research and development expense. The Company records an account receivable upon incurring such expenses. In cases where grant income is received prior to the expenses being incurred or recognized, the amounts received are deferred until the related expense is incurred and/or recognized.

Under IAS 20, grants related to income are presented as part of the consolidated statements of operations, either separately or under a general heading. Both methods are acceptable under IAS 20. The Company has elected to record grants related to income separately on the consolidated statements of operations as revenue. Revenue is recognized over the periods in which the Company recognizes the related reimbursable expense for which the grant is intended to compensate. The related research and development expenses are presented gross in the consolidated statements within operating expenses and not deducted.

Research and Development Expense - In accordance with the FASB ASC 730, Research and Development, research and development costs are expensed as incurred. Research and development expense include costs associated with research performed pursuant to government grant agreements, including internal research. Research and development costs consist of direct and indirect internal costs related to specific projects, employee compensation and benefits, including stock-based compensation expense, for employees in engineering and design, as well as fees paid to others that conduct certain research activities on the Company’s behalf.

Stock-Based Compensation Expense –The Company accounts for stock-based compensation in accordance with the FASB ASC 718, Compensation – Stock Compensation, as amended by ASU No. 2018-07, Improvements to Nonemployee Share-Based Payment Accounting (collectively, “ASC 718”). Under the provisions of ASC 718, stock-based compensation is estimated at the grant date based on the award’s fair value and is recognized as expense over the requisites service, or vesting, period. The Company generally grants stock awards to its employees, consultants, and board members. At the date of the grant, the Company determines the fair value of incentive stock options and nonstatutory stock options (“stock options”) and recognizes the stock-based compensation expense on a straight-line basis over the requisite service, or vesting, period. The Company accounts for forfeitures as they occur.

The Company utilizes the Black-Scholes-Merton (“Black-Scholes”) option-pricing model to estimate the fair value of each award on the grant date. The Black-Scholes option-pricing model requires the Company to make certain assumptions regarding: (i) the expected term, (ii) the expected volatility of the Company’s common stock, (iii) risk-free interest rates, (iv) dividend yield, and (v) fair value of the common stock that underlies the stock option. No options were granted during the three months ended March 31, 2022. The following range of assumptions were used in estimating fair value of options granted during the three months ended March 31, 2021:

Three Months Ended March 31, 2021
Expected term (in years)	5.24 – 6.07
Volatility	95.75% - 96.30%
Risk-free rate	0.66% - 0.82%
Dividend yield	0.00%

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LYGOS, INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Expected Term—The expected term represents the period that the Company’s stock options are expected to be outstanding. The Company uses SEC Staff Accounting Bulletin No. 107 simplified method for stock option grants that are considered to be “plain vanilla.” The simplified method deems the term to be the average of the time-to-vesting and the contractual life of the stock options. For stock options granted to nonemployees, the Company determines the expected term to be the contractual life of the stock options.

Volatility— The expected volatility was derived from the average historical stock price volatilities of comparable publicly-traded companies. During the three months ended March 31, 2021, the Black-Scholes option-pricing model utilized a weighted-average expected volatility assumption of 96.04%.

Risk-Free Rate—The risk-free interest rate is based on the interest yield in effect at the date of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the stock option’s expected term.

Dividend Yield—The dividend yield was assumed to be zero, as the Company had not previously paid dividends on common stock and has no expectation of future dividend payouts on the common stock.

Certain shareholders of the Company exercised stock options in exchange for nonrecourse promissory notes (“Shareholder Loans”). The Shareholder Loans are secured by the underlying shares purchased and the Company has the rights to repurchase such unvested shares upon default of the Shareholder Loans at the original issuance price. The Shareholder Loans allow the shareholder to prepay the outstanding note balance at any time. Refer to Note 9 – Stockholders’ Deficit and Note 12 – Related Party Transactions for further discussion over the Shareholder Loans.

The shares issued in exchange for the Shareholder Loans are accounted for as substantive grants of stock options recorded in accordance with ASC 718. Interest is accounted for as a component of the corresponding stock options’ exercise price.

Net Loss per Share - The Company’s redeemable convertible preferred stock, restricted common stock, and common stock issued upon early exercise of stock options are participating securities. Holders of redeemable convertible preferred stock participate in dividends on an as-converted basis when declared on common stock. As a result, redeemable convertible preferred stock meets the definition of participating securities, which requires the Company to apply the two-class method to compute both basic and diluted net earnings per share. The Company considers restricted common stock and any shares issued upon early exercise of stock options, subject to repurchase, to be participating securities because holders of such shares have non-forfeitable dividend rights in the event a cash dividend is declared on common stock.

The Company follows the two-class method when computing net loss allocable to common securities per share as the Company had previously issued shares that meet the definition of participating securities. The two-class method requires income available to common stockholders for the period to be allocated between common stock and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. During periods of loss, there is no allocation required under the two-class method since the participating securities do not have a contractual obligation to fund the losses of the Company.

Basic net loss per share is computed by dividing net loss by the weighted average number of common shares issued and outstanding during a certain period. Diluted net loss per share is calculated by dividing net income by the weighted average number of common during the period plus the dilutive effects of potentially dilutive securities outstanding during the period. Potentially dilutive securities include redeemable convertible preferred stock, restricted common stock, unvested common stock issued upon early exercise of stock options, and outstanding stock options. For all periods presented, diluted net loss per share is the same as basic net loss per share since the effect of including potential common shares is anti-dilutive (Note 10 - Net Loss per Share).

Employee Benefit Plan - The Company sponsors a qualified defined contribution savings plan under Section 401(k) of the Internal Revenue Code (“IRC”) for all eligible employees. Participants may contribute a portion of their annual compensation, limited to a maximum annual amount specified by the Internal Revenue Service (“IRS”). During the three months ended March 31, 2022 and 2021, the Company did not make any employer contributions to the plan.

Environmental Liabilities - The nature of the Company’s operations requires compliance with environmental laws and regulations set by the governmental authorities in the jurisdictions in which the Company operates. Any resulting environmental liabilities will be recorded when they are probable, and management can reliably estimate their amount. As of March 31, 2022 and December 31, 2021, no environmental liabilities have been identified or recorded in the accompanying consolidated financial statements.

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LYGOS, INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Paycheck Protection Program Loans –The Company entered into loan agreements pursuant to the Paycheck Protection Program under the CARES Act, as administered by the U.S. Small Business Administration (the “SBA”). Under the CARES Act, loan forgiveness is available for the sum of documented payroll costs, covered rent payments, and covered utilities during an eight- or twenty-four-week period beginning on the approval date of the loan. The Company accounts for such loans as debt in accordance with the FASB ASC 470, Debt, and accrues interest in accordance with the interest method under the FASB ASC 835-30, Imputation of Interest. Upon forgiveness, the Company reduces the liability by the amount forgiven and records a gain on extinguishment of the loan within the consolidated statement of operations.

Income Taxes - Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and income tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of operations in the period in which the change was enacted. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets if management has determined that it is more likely than not that such assets will not be realized.

In addition, the calculation of tax liabilities involves significant judgment in estimating the impact of uncertainties in the application of complex tax laws. The Company is subject to examinations by multiple taxing jurisdictions on various tax matters, including challenges to various positions the Company asserts in their filings. In the event that a taxing jurisdiction levies an assessment in the future, it is possible the assessment could have a material adverse effect on the consolidated financial statements.

The consolidated financial statement recognition of the benefit for a tax position is dependent upon the benefit being more likely than not to be sustainable upon audit by the applicable tax authority. If this threshold is met, the tax benefit is then measured and recognized at the largest amount that is greater than 50% likely of being realized upon ultimate settlement. In the event that the IRS or another taxing jurisdiction levies an assessment in the future, it is possible the assessment could have a material adverse effect on the consolidated financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted - In August 2020, the FASB issued ASU No. 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies an issuer’s accounting for convertible instruments by reducing the number of accounting models that require separate accounting for embedded conversion features. ASU 2020-06 also simplifies the settlement assessment that entities are required to perform to determine whether a contract qualifies for equity classification and makes targeted improvements to the disclosures for convertible instruments and earnings-per-share guidance. This update will be effective for the Company’s fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Entities can elect to adopt the new guidance through either a modified retrospective method of transition or a fully retrospective method of transition. The Company is currently evaluating the impact of the pending adoption of the new standard on its consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326), that requires companies to present certain financial assets, including accounts receivable and available-for-sale debt securities, net of the amount expected to be collected. The guidance requires the measurement of expected credit losses to be based on relevant information from past events, including historical experiences, current conditions, and reasonable and supportable forecasts that affect collectability. ASU 2016-13 is effective for the Company’s annual and interim periods beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the impact of ASU 2016-13 on its consolidated financial condition and results of operations.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740), which simplifies the accounting for income taxes by removing certain exceptions to the general principals in the FASB ASC 740, Income Taxes (“ASC 740”). The amendments also improve consistent application of and simplify U.S. GAAP for other areas of ASC 740 by clarifying and amending existing guidance. This guidance is effective for annual reporting beginning after December 31, 2021, and interim periods within annual reporting periods beginning after December 15, 2022. The Company is currently evaluating the impact of ASU 2021-08 on its consolidated financial statements.

In October 2021, the FASB issued ASU No. 2021-08, Business Combinations (Topic 805), which amends ASC Topic 805, to require acquiring entities to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination. ASU 2021-08 is intended to improve the accounting for acquired revenue contracts with customers in a business combination by addressing diversity in practice and inconsistency related to the recognition of an acquired contract liability, along with payments terms and their effect on subsequent revenue recognized by the acquirer. This update will be effective for the Company’s fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. Early adoption of the amendments is permitted, including adoption in an interim period. An entity that early adopts in an interim period should apply the amendments (1) retrospectively to all business combinations for which the acquisition date occurs on or after the beginning of the fiscal years that includes the interim period of early application and (2) prospectively to all business combinations that occur on or after the date of initial application. The Company is currently evaluating the impact of ASU 2021-08 on its consolidated financial statements.

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LYGOS, INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 2 - Fair Value Measurements

The Company’s financial instruments include cash and cash equivalents (including money market funds), accounts receivable, available-for sale debt securities, accounts payable, simple agreements for future equity, and the current and noncurrent portion of the Paycheck Protection Program loans. The fair values of cash and cash equivalents, accounts receivable, and accounts payable approximate their stated amounts because of the short maturity of these financial instruments. The carrying value of the Paycheck Protection Program loans (Note 7 - Paycheck Protection Program Loans) approximates its fair value as the debt arrangement is based on interest rates the Company believes it could obtain for borrowings with similar maturities and credit quality.

Available-for-sale debt securities and simple agreements for future equity (Note 6 - Simple Agreements for Future Equity) are based on significant inputs not observable in the market and, thus, represent Level 3 inputs. The Company believes the carrying value of the Level 3 categorized available-for-sale debt securities and simple agreements for future equity obligations approximate fair value based on rates and other terms currently available to the Company for similar instruments.

The following tables are a summary of financial assets measured at fair value on a recurring basis and their classification within the fair value hierarchy as of March 31, 2022 and December 31, 2021:

	March 31, 2022
	Carrying Value	Level 1	Level 2	Level 3	Total
ASSETS
Cash and cash equivalents	$904,548	$904,548	$-	$-	$904,548
LIABILITIES
Simple agreements for future equity	$8,019,000	$-	$-	$8,019,000	$8,019,000

	December 31, 2021
	Carrying Value	Level 1	Level 2	Level 3	Total
ASSETS
Cash and cash equivalents	$2,472,209	$2,472,209	$-	$-	$2,472,209
LIABILITIES
Simple agreements for future equity	$7,912,000	$-	$-	$7,912,000	$7,912,000

Note 3 - Goodwill

On December 20, 2019 (the “acquisition date”), Lygos acquired 100% of the outstanding common shares and voting interests of Librede (“Librede Acquisition”). The results of Librede’s operations have been included in the consolidated financial statements since the acquisition date. Librede focuses on the production of high-value natural products, particularly cannabinoids, in a highly efficient and sustainable manner. As a result of the acquisition, the combined technologies enable the Company to accelerate the development of high-quality, sustainable, and rare cannabinoids for commercialization of new consumer, nutraceutical, and pharmaceutical products.

As discussed in Note 1 – Summary of Business and Significant Accounting Polices, the Company accounts for business combinations in accordance with ASC 805 and the excess purchase price over the fair value of the net assets acquired in a business combination as goodwill pursuant to ASC 350. During the measurement period, the Company adjusts the provisional amounts recognized at the acquisition date to reflect new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the measurement of the amounts recognized as of the date.

The following table represents the changes in the carrying value of goodwill for the three months ended March 31, 2022 and 2021:

Gross Carrying
Value
Balance as of December 31, 2021	$921,027
Additions	-
Impairment	-
Balance as of March 31, 2022	$921,027

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Gross Carrying
Value
Balance as of December 31, 2020	$921,027
Additions	-
Impairment	-
Balance as of March 31, 2021	$921,027

Note 4 - Property and Equipment, net

Property and equipment, net of accumulated depreciation, consisted of the following at March 31, 2022 and December 31, 2021:

	March 31, 2022	December 31, 2021
Lab equipment	$4,487,241	$4,487,241
Furniture and fixtures	53,488	53,488
Leasehold improvements	311,919	311,919
Property and equipment, gross	4,852,648	4,852,648
Less: accumulated depreciation	(2,956,969)	(2,732,567)
Property and equipment, net	$1,895,679	$2,120,081

Depreciation expense for the three months ended March 31, 2022 and 2021 amounted to $224,402 and $253,880, respectively. Of this total, $223,255 and $253,169 for the three months ended March 31, 2022 and 2021, respectively, were included as components of research and development expense on the accompanying consolidated statements of operations. For the three months ended March 31, 2022 and 2021, $1,147 and $711, respectively, were included as components of general and administrative expense.

Note 5 - Leases

The Company leases an office space and a laboratory facility under noncancelable lease expiring in August 2023 and January 2023, respectively. The operating lease obligations had a weighted-average discount rate of 5.50% at March 31, 2022 and December 31, 2021 with weighted remaining terms of 1.4 years and 1.6 years, respectively.

In February 2022, the Company entered into an amendment to extend the noncancelable office space lease agreement maturity date from February 28, 2022 to the January 31, 2023 expiration date. The amendment requires the Company to prepay lease payments three months in advance over the extended lease term.

At March 31, 2022, future maturities of lease liabilities under the operating leases consisted of:

Total
Nine months ending December 31, 2022	$330,390
2023	280,080
Total undiscounted operating lease payments	610,470
Less: imputed interest	(33,355)
Total lease obligations	577,115
Less: current portion	(404,447)
Long-term lease obligations	$172,668

In addition to the Company’s operating leases, the Company also maintains short term leases, including month-to-month leases, for storage space and laboratory equipment. The components of lease expense for the three months ended March 31, 2022 and 2021 were as follows:

	Three Months Ended March 31,
	2022	2021
Operating lease expense	$95,554	$61,510
Short term lease expense	1,516	1,242
Total lease expense	$97,070	$62,752

Of the total, $97,070 and $62,752 incurred in lease expense during the three months ended March 31, 2022 and 2021, respectively, $45,927 and $11,325, respectively, are included as components of general and administrative expense, and $51,143 and $51,427 respectively, are included components of research and development expense in the accompanying consolidated statements of operations for the three months ended March 31, 2022 and 2021.

F-87

LYGOS, INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Cash paid for amounts included in the measurement of lease liabilities are:

	Three Months Ended March 31,
	2022	2021
Operating cash outflows from operating leases	$111,870	$75,582

Supplemental non-cash flow information related to the Company’s operating leases was as follows for the three months ended March 31, 2022 and 2021:

	Three Months Ended March 31,
	2022	2021
Amortization of right-of-use assets	$86,453	$58,845
Accretion of operating lease liabilities	$102,770	$72,917

Note 6 - Simple Agreements for Future Equity

As discussed in Note 1 - Summary of Business and Significant Accounting Policies, the Company entered into simple agreements for future equity (“SAFE”) agreements with various investors. The SAFE agreements promise each investor the future issuance of a variable number of shares of the Company’s common and/or preferred stock only if certain events or conditions are triggered, subject to the varying terms and form predetermined in each individual SAFE agreement. If the triggering events or conditions do not occur, no amounts are repayable to the SAFE investor.

On January 11, 2022, the Company entered into a SAFE with a single investor, subject to the Discount Conversion Amount described below, and received $107,000 in cash proceeds

At March 31, 2022 and December 31, 2021, the Company’s outstanding SAFE agreement contractual obligations with investors are as follows:

Conversion Amount	March 31, 2022	December 31, 2021
Standard	$100,000	$100,000
Discount	3,207,000	3,100,000
Capitalization	4,712,000	4,712,000
Total	$8,019,000	$7,912,000

For the three months ended March 31, 2022, and 2021, there were no events or conditions that triggered termination or conversion of the SAFE agreements.

The number of shares to be issued upon conversion of the SAFEs are subject to the following:

Equity Financing - Prior to the expiration of termination of the SAFEs, if there is equity financing that occurs, the Company is to automatically issue a number of common and/or redeemable convertible preferred shares as determined by the conversion price in each SAFE agreement.

Conversion Amount - As assigned in the individual SAFE agreement, means:

●	Standard - The number of shares of the preferred stock sold in the Equity Financing equal to the SAFE agreement purchase price divided by the lowest price per share of the preferred stock sold in the Equity Financing.

Discount - The SAFE agreement purchase price divided by the product of the lowest price per share of the preferred stock sold in the Equity Financing event multiplied by a discount rate ranging from 80% to 90%, as defined in the individual SAFE agreement.

●	Capitalization - The greater of (i) the Standard Conversion Amount or (ii) the number of SAFE Preferred Stock, as defined, equal to the SAFE agreement purchase price divided by the lowest per share of the preferred stock sold in the Equity Financing equal to or less than $150,000,000 divided by the Company capital stock.

Liquidity Event - If there is a Liquidity Event, as defined, before the scheduled termination of the SAFE agreement, the holder of the SAFE agreement will automatically be entitled to receive the greater of (i) the SAFE agreement price or (ii) the Conversion Amount.

F-88

LYGOS, INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Dissolution Event - Upon a dissolution event that occurs before the expiration of the SAFEs, the Company will make a cash payment to the holder in the amount of the SAFE at the time of the Dissolution Event. If the Company has insufficient funds to make complete payment to all holders of SAFEs, the available funds will be allocated in proportion to the investors in proportion to the full payments that would otherwise be due.

Note 7 - Paycheck Protection Program Loans

Pursuant to the Paycheck Protection Program (the “PPP”) under the CARES Act (discussed in Note 1 - Summary of Business and Significant Accounting Policies), on April 13, 2020, the Company was granted a loan in the aggregate amount of $951,285 from the SBA, accruing interest at 1.0% per annum (“2020 PPP Loan”). On May 20, 2021, the SBA granted the Company forgiveness for the entire outstanding principal and accrued interest amount of the 2020 PPP Loan in the total amount of $961,670.

On January 27, 2021, the Company was granted a second PPP loan from the SBA in the amount of $760,200 (“2021 PPP Loan”), subject to the same terms of the 2020 PPP Loan (collectively, the “PPP Loans”). The Company received forgiveness for the entire outstanding principal and accrued interest on the 2021 PPP Loan totaling $763,683 on July 16, 2021.

During the three months ended March 31, 2021, the Company incurred interest expense of $3,609 relating to the PPP Loans. The Company did not incur interest expense during the three months ended March 31, 2022.

Note 8 - Redeemable Convertible Preferred Stock

The following table represents the Company’s authorized and outstanding redeemable convertible preferred stock (“preferred stock”) at March 31, 2022 and December 31, 2021:

As of March 31, 2022 and December 31, 2021
					Aggregate
Redeemable Convertible	Shares	Shares Issued and	Issuance	Net Carrying Amount	Liquidation Preference
Preferred Stock	Authorized	Outstanding	Price	Value	Preference
Series A-1	6,648,543	6,648,543	$0.1800	$1,173,040	$1,196,738
Series A-2	13,404,958	13,404,958	0.7328	9,688,320	9,823,153
Series A-3	284,090	284,090	0.3520	97,924	100,000
Series A-4	136,462	136,462	0.3664	48,875	50,000
Series A-5	8,788,202	8,788,202	0.4580	3,934,553	4,024,997
Series A-6	125,239	125,239	0.5190	63,537	64,999
Series B	16,757,251	16,757,251	0.9256	15,382,556	15,510,512
Series B-2	14,005,602	10,179,381	1.0710	10,789,332	10,902,117
Total	60,150,347	56,324,126		$41,178,137	$41,672,516

The preferred stockholders have various right and preferences, as follows:

Dividends – Holders of the “Senior Preferred Stock” (defined as the collective Series A-2, Series A-3, Series A-4, Series A-5, Series A-6, Series B, and Series B-2) are entitled to receive non-cumulative dividends payable in preference and before any payment of any dividend on Series A-1, if, when and as declared by the Company’s Board of Directors; therefore, redeemable preferred stock meets the definition of participating securities. Only after such dividends are made on the Senior Preferred Stock and Series A-1, additional dividends may be paid to the holders of common stock.

No dividends have been declared or paid to any holders of the Company’s preferred stock or common stock for the three months ended March 31, 2022 and 2021.

Liquidation Preference - In the event of liquidation, dissolution or winding up of the Company or “Deemed Liquidation Event,” the holders of the preferred stock are entitled to be paid out of the assets of the Company available for distribution to its stockholders. Before any payment is made to the holders of Series A-1 or common stock, Senior Preferred Stockholders are entitled to receive an amount per share equal to the greater of (i) the applicable original issue price per share, plus any declared but unpaid dividends, or (ii) such amount per share as would have been payable had all shares of the Senior Preferred Stock been converted into common stock, at the then-applicable Conversion Amount, immediate prior to the Deemed Liquidation Event. In the event the Company has insufficient assets, the holders would paid ratably in the distributions in proportion of the respective amounts which would otherwise be payable if such shares were paid in full. Any assets of the Company remaining after payment of the above liquidation preference would be distributed to the holders of the Series A-1 shares, prior and in preference to any payment to the holders of the common stock.

Conversion Rights – As discussed in Note 1 - Summary of Business and Significant Accounting Policies, any shares of the Company’s preferred stock may, at the option of the holder, be converted at any time into fully paid and nonassessable shares of the Company’s common stock. The number of shares of common stock to which a holder of a preferred stock shall be entitled upon conversion shall be the product obtained by multiplying the Applicable Conversion Rate, as defined in the Company’s amended and restated articles of incorporation, by the number of shares of such series of preferred stock being converted.

F-89

LYGOS, INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The Applicable Conversion Rate is subject to adjustment for anti-dilution protection for sales or issuances of common shares or contracts to which common shares are indexed at less than the conversion price of the preferred stock (down round protections). As it relates to adjustment to conversion prices, the Company accounts for the incremental value to preferred stock (mezzanine classification) by charging the incremental value to additional paid-in capital or accumulated deficit, if additional paid-in capital is exhausted, as a deemed distribution. No such adjustments have been required to the Applicable Conversion Rate at March 31, 2022 and December 31, 2021.

As defined in the Company’s amended and restated articles of incorporation, each share of the Company’s preferred stock will automatically convert to shares of common stock, based on the then-effective Applicable Conversion Rate, in the event of a qualified initial public offering at their liquidation preference.

Voting Rights - Each holder of outstanding shares of the Company’s preferred stock is entitled to cast the number of votes equal to the number of whole shares of common stock, which the preferred shares held by such holder are convertible.

Holders of the Senior Preferred Stock are entitled to elect one director of the Company, the holders of Series A-1 are entitled to elect one director, and the holders of the preferred stock and common stock, voting together as a single class, are entitled to elect the balance of the total number of directors of the Company.

Subsequent to December 31, 2021, the Company filed an Amendment to the Company’s amended and restated articles of incorporation to amend the voting rights for the election of directors (refer to Note 14 – Subsequent Events “Amendment of the Fifth Amended and Restated Certificate of Incorporation” for full discussion).

Redemption Rights - As discussed in Note 1 - Summary of Business and Significant Accounting Policies, redeemable convertible preferred stock is either convertible into shares of the Company’s common stock at the option of the holder or contingently redeemable for cash for events that are not within the control of the Company. As the redemption features are not solely within the control of the Company, the redeemable convertible preferred stock is required to be classified outside of stockholders’ deficit and is presented as temporary equity in the redeemable convertible preferred stock section of the accompanying consolidated balance sheets.

Note 9 - Stockholders’ Deficit

Authorized Common Stock – The Company has authorized 90,000,000 shares of common stock at par value of $0.001 per share. The Company has reserved for the conversion of its redeemable convertible preferred stock and stock options outstanding out of its authorized common stock. The following table represents the Company’s outstanding and reserved shares of common stock at March 31, 2022 and December 31, 2021:

	March 31, 2022	December 31, 2021
Authorized shares	90,000,000	90,000,000

Outstanding common stock	20,900,761	20,900,761
Reserved for conversion of redeemable convertible preferred stock	56,324,126	56,324,126
Reserved for stock options outstanding	10,139,768	12,220,323
Total outstanding and reserved shares	87,364,655	89,445,210

Subsequent to December 31, 2021, the Company increased their authorized shares of common stock to 95,000,000 shares (refer to Note 14 – Subsequent Events for full discussion).

Holdback Shares - As of March 31, 2022 and December 31, 2021, 20,719 of the 6,407,808 shares of common stock transferred as acquisition-date consideration has not been issued to a certain former Librede shareholder, who was a shareholder at the Librede December 20, 2019 acquisition date, as they have yet to submit properly completed letters of transmittal to the Company in order to receive their pro rata portion of the common stock consideration as contemplated under the terms of the Librede acquisition. The consolidated financial statements have treated such shares of common stock as outstanding, given the receipt of the letter of transmittal is considered perfunctory and the Company is legally obligated to issue these shares in connection with the Librede Acquisition.

F-90

LYGOS, INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Equity Incentive Plans – The Company’s Amended 2010 Equity Incentive Plan (“2010 Plan”) was replaced by the Company’s 2021 Equity Incentive Plan (the “2021 Plan”) effective August 19, 2020. The 2021 Plan provides for the granting of incentive stock options, nonqualified stock options, restricted stock awards (“RSAs” or “restricted common stock”), and restricted stock units. There are 22,447,499 shares of common stock authorized for grant under the 2021 Plan. The stock options shall have a term no more than ten years and the exercise price of each incentive stock option shall be no less than 100% of the Fair Market Value (as defined in the Plan) (except in the case of an incentive stock option granted to more than 10% shareholder of the Company, in which case the price should not be less than 110% of the Fair Market Value) on the Company’s common stock on the date of the grant. The 2021 Plan is administered by the Board of Directors, which determines the persons who are to receive awards under the 2021 Plan, the number of shares subject to each award, the term, and exercise price of each award. Outstanding awards previously granted under the 2010 Plan shall remain in effect in accordance with their terms. Under the 2021 Plan, participants may surrender shares as payment of applicable tax withholdings on the vesting of restricted stock. Participants in the 2021 Plan may also exercise stock options by surrendering shares of common stock that the participant already owns as payment of the exercise price. Shares so surrendered by participants in the 2021 Plan are repurchased pursuant to the terms of the 2021 Plan and applicable awards agreement.

Shareholder Loans - In August 2021, three executives exercised a total of 3,342,469 stock options in exchange for Shareholder Loans (fully discussed at Note 1 - Summary of Business and Significant Accounting Policies) for aggregate principal amounts totaling $748,782, of which 3,036,261 stock options were vested and 306,208 stock options were unvested.

The Shareholder Loans accrue interest at 1.00% per annum with the total outstanding principal and accrued interest due in full on the Shareholder Loans’ August 1, 2026 maturity date. The Shareholder Loans are accounted for as nonrecourse notes used to fund the exercise of stock options, in which the related stock options, in which the related stock options are not considered “exercised” for accounting purposes until the shareholders repay the loans.

At December 31, 2021, the total outstanding principal balance of the Shareholder Loans totaled $748,782. At December 31, 2021, 260,251 shares exercised under the Shareholder Loans were unvested.

Stock Option Reprice – On March 24, 2021, the Board of Directors approved a one-time stock option repricing (the “Stock Option Repricing”) to permit the Company to reprice certain previously granted outstanding vested and unvested stock options held by active employees, consultants, and board member (the “Eligible Stock Options”), which actions became effective on May 25, 2021. Under the Stock Option Repricing, Eligible Stock Options with an exercise price above $0.22 per share (representing an aggregate of 2,198,124) were amended to reduce such exercise price to $0.22 per share (the “Repriced Stock Options”). The Repriced Stock Options were subject to the same terms as the original granted stock options, except for the new exercise price.

The Stock Option Repricing resulted in incremental stock-based compensation expense of $28,187, of which $15,157 is related to vested stock options and was expensed on the Stock Option Repricing date, and $13,030 related to unvested stock options and is being recognized on a straight-line basis over the remaining requisite service, or vesting, period of the respective Repriced Stock Option.

Early Exercise of Stock Options – The 2021 Plan allows for early exercise of stock options. Certain executives have exercised stock option grants prior to vesting. Shares of common stock issued upon early exercises of unvested stock options are not deemed, for accounting purposes, to be issued until those shares vest according to their respective vesting schedules and accordingly, the consideration received for early exercises is initially recorded as a liability and reclassified to common stock and additional paid-in capital as the underlying awards vest. Stock options that are early exercised are subject to a repurchase right held by the Company at the original purchase price. The Company did not issue unvested shares of common stock upon early exercise for the three months ended March 31, 2022 and 2021.

At March 31, 2022, 59,114 shares held by employees were subject to repurchase at an aggregate price of $13,005.

Stock Option Activity - The Company’s stock option activity under the 2021 Plan and 2010 Plan is summarized as follows:

		Outstanding Stock Options
	Shares		Weighted-
	Available for		Average
	Grant	Shares	Exercise Price
Balance as of December 31, 2021	267,362	12,220,323	$0.19
Granted	-	-	$-
Exercised	-	-	$-
Expired	-	-	$-
Forfeited	2,080,555	(2,080,555)	$0.22
Balance as of March 31, 2022	2,347,917	10,139,768	$0.19

F-91

LYGOS, INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

		Outstanding Stock Options
	Shares		Weighted-
	Available for		Average
	Grant	Shares	Exercise Price
Balance as of December 31, 2020	7,361,616	13,988,086	$0.15
Granted	(3,092,800)	3,092,800	$0.22
Exercised	-	-	$-
Expired	7,465	(7,465)	$0.28
Forfeited	75,073	(75,073)	$0.26
Balance as of March 31, 2021	4,351,354	16,998,348	$0.16

Below is a summary of stock options outstanding and exercisable as of March 31, 2022 and December 31, 2021:

			Weighted-Average
		Weighted-	Remaining	Aggregate
	Number of	Average	Contractual	Intrinsic
	Shares	Exercise Price	Life (years)	Value
Stock options outstanding as of December 31, 2021(1)	15,562,792	$0.19	7.24	$4,498,064
Stock options exercisable as of December 31, 2021(1)(2)	11,034,513	$0.18	6.55	$2,949,720
Stock options outstanding as of March 31, 2022(1)	13,482,237	$0.19	6.13	$3,722,924
Stock options exercisable as of March 31, 2022(1)(2)	11,381,321	$0.18	5.70	$3,033,792

(1)	Includes 3,342,469 stock options exercised for shares of the Company’s common stock in exchange for the Stockholder Loans. However, in accordance with the nonrecourse nature of the Shareholder Loans (refer to the discussion above and in Note 1 – Summary of Business and Significant Accounting Policies), the stock options exercised for shares of the Company’s common stock in exchange for the Stockholder Loans are not considered “exercised” for accounting purposes until the shareholders repay the loans.
(2)	The 2021 Plan allows for early exercise of stock options and this balance includes all stock options exercisable regardless of vesting status.

During the three months ended March 31, 2022 and 2021, the total grant-date fair value of stock options that vested was $145,069 and $135,853, respectively. As of March 31, 2022, there was $758,017 of total unrecognized compensation cost related to stock options granted by the Company and is expected to be recognized over a weighted-average period of 2.45 years.

Restricted Common Stock – In January 2020, the Company issued 947,716 shares of restricted common stock to certain continuing employees in connection with compensation arrangements related to the Librede acquisition. The vesting of the common stock is primarily dependent on a service-based vesting condition that generally becomes satisfied over a period of two years. The Company has the right to elect to repurchase or cancel the shares for which the vesting condition is not satisfied.

A summary of RSA activity is as follows:

Weighted-Average
Grant Date
	Shares	Fair Value
Unvested RSAs as of December 31, 2021	-	$-
Granted	-	$-
Vested	-	$-
Unvested RSAs as of March 31, 2022	-	$-

		Weighted-Average
		Grant Date
	Shares	Fair Value
Unvested RSAs as of December 31, 2020	473,858	$0.48
Granted	-	$-
Vested	(118,465)	$0.48
Unvested RSAs as of March 31, 2021	355,393	$0.48

The total grant-date fair value of RSAs that vested during the three months ended March 31, 2021 was $56,863. No RSAs vested during the three months ended March 31, 2022.

F-92

LYGOS, INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Stock-Based Compensation – Total stock-based compensation to employees and nonemployees for the three months ended March 31, 2022 and 2021 is presented in the following table:

	Three Month Ended March 31,
	2022	2021
Stock options - employee	$142,417	$123,954
Stock options - nonemployee	19,707	28,467
Restricted stock awards - employee	-	50,326
Restricted stock awards - nonemployee	-	6,537
Total stock-based compensation expense	$162,124	$209,284

During the three months ended March 31, 2022, the Company recorded stock-based compensation expense of $109,818 as a component of general and administrative expense and $52,306 as a component of research and development expense on the accompanying consolidated statement of operations. During the three months ended March 31, 2021, the Company recorded stock-based compensation expense of $80,531 as a component of general and administrative expense and $128,753 as a component of research and development expense on the accompanying consolidated statement of operations.

Note 10 - Net Loss Per Share

Net loss per common share is calculated in accordance with the FASB ASC Topic 260, Earnings Per Share. Basic and diluted net loss per share attributable to common shareholders is calculated as follows for the three months ended March 31, 2022 and 2021:

	Three Months Ended March 31,
	2022	2021
NUMERATOR
Net loss	$(2,466,458)	$(2,902,920)
DENOMINATOR
Weighted average shares outstanding, basic and diluted	13,173,097	11,620,169

Net loss per common share, basic and diluted	$(0.19)	$(0.25)

The following table sets forth the outstanding potentially dilutive securities that have been excluded in the calculation of diluted net loss per share because to do so would be anti-dilutive (in common stock equivalent shares) at March 31, 2022 and December 31, 2021:

	March 31, 2022	December 31, 2021
Redeemable convertible preferred stock	56,324,126	56,324,126
Options to purchase common stock	10,139,768	12,220,323
Unvested common stock upon early exercise of stock options	59,114	71,333
Common stock issued in exchange for Shareholder Loans(1)	3,342,469	3,342,469
Total anti-dilutive securities	69,865,477	71,958,251

(1)	In accordance with the nonrecourse nature of the Shareholder Loans (refer to the discussion above and in Note 1 – Summary of Business and Significant Accounting Policies), the stock options exercised for shares of the Company’s common stock in exchange for the Stockholder Loans are not considered “exercised” for accounting purposes until the shareholders repay the loans.

Note 11 - Income Taxes

The Company accounts for income taxes in accordance with authoritative guidance, which requires the use of the asset and liability method. Under this method, deferred income tax assets and liabilities are determined based upon the difference between the consolidated financial statement carrying amounts and the tax basis of assets and liabilities and are measured using the enacted tax rate expected to apply to taxable income in the years in which the differences are expected to be reversed.

The Company utilizes a two-step approach to recognize and measure uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained upon tax authority examination, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement.

The Company computes quarterly income tax expense/(benefit) by using a forecasted annual effective tax rate and adjust for any discrete items arising during the quarter. No income tax expense/(benefit) were recorded for the three months ended March 31, 2022 and 2021. During the three months ended March 31, 2022 and 2021, the primary differences between the Company’s effective income tax rate and the federal statutory tax rate are due to the Company’s full valuation allowance of the net deferred tax assets resulting from net operating loss carryforwards and credits carried forward.

F-93

LYGOS, INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

During the three months ended March 31, 2022, the amount of gross unrecognized tax benefits increased by an immaterial amount, and this amount would not impact the effective tax rate due to the valuation allowance against certain deferred tax assets.

The Company files income tax returns in the U.S. federal jurisdiction and California and Colorado state jurisdictions. The Company is not currently under examination by income tax authorities in federal or state jurisdictions. Due to net operating and research carryforwards, the Company’s returns remain open for most prior years.

Note 12 - Related Party Transactions

Simple Agreements for Future Equity - On May 20, 2021, the Company entered into a SAFE agreement, subject to Capitalization conversion terms, with a partner and board member of the law firm providing legal counsel to the Company in exchange for an aggregate cash payment of $25,000. Refer to Note 6 – Simple Agreements for Future Equity for full discussion, including definition of the SAFE’s Capitalization conversion terms.

At March 31, 2022 and December 31, 2021, the Company held $255,000 in cash deposits from a SAFE holder with agreements totaling $1,000,000. The $255,000 deposit amount is included as a component of accounts payable due to related parties on the accompanying consolidated balance sheets. The full $255,000 deposit was returned to the SAFE holder subsequent to March 31, 2022 on April 25, 2022.

Subsequent to March 31, 2022, the Company entered into a plan of merger with the holder of two SAFE agreements totaling $1,000,000 and nominated the holder of a SAFE agreement totaling $100,000 to serve on the board of directors effective as of the closing of the merger (refer to Note 14 – Subsequent Events for full discussion).

Legal Counsel - As discussed above, a partner and board member of the law firm providing legal counsel to the Company is a SAFE holder. The Company incurred fees for legal counsel provided by the related party law firm totaling $5,697 and $10,545 for the three months ended March 31, 2022 and 2021, respectively, included as components of general and administrative expense on the accompanying consolidated statements of operations. At March 31, 2022 and 2021, $4,392 and $995, respectively, were due to the related party law firm and are included as components of accounts payable due to related parties on the accompanying consolidated balance sheets.

Shareholder Loans – As discussed in Note 9 - Stockholders’ Deficit, the Company entered into promissory note arrangements with three executives for an aggregate principal amount of $748,782, accruing interest at 1.00% per annum. All of the principal related to the nonrecourse Shareholder Loans were used to exercise options for 3,342,469 shares of the Company’s common stock through a cashless exercise. During the three months ended March 31, 2022, the Company earned $1,846 in interest income. The interest income is included as a component of interest and other income, net, on the accompanying consolidated statement of operations and comprises the balance of prepaid expenses and other current assets, related parties, on the accompanying consolidated balance sheet.

Note 13 - Commitments and Contingencies

From time to time, the Company may be subject to legal proceedings and claims in the ordinary course of business. The Company is currently not aware of any legal proceeds or claims that it will have, individually or in the aggregate, a material adverse effect on its consolidated business, financial condition, operation results or cash flows.

In the ordinary course of business, the Company often includes standard indemnification provisions in arrangements with third parties. Pursuant to these provisions, the Company may be obligated to indemnify such parties for losses or claims suffered or incurred in connection with their activities or non-compliance with certain representations and warranties made by the Company. In addition, the Company has entered into indemnification agreements with Lygos’ officers, directors, and certain current and former employees, and the Company’s amended and restated articles of incorporation and bylaws contain certain indemnification obligations. It is not possible to determine the maximum potential loss under these indemnification provisions / obligations because of the unique facts and circumstances involved in each particular situation.

Note 14 - Subsequent Events

The Company has evaluated for all material events that occurred through July 25, 2022, the date these consolidated financial statements were available to be issued for purposes of disclosure of unrecognized subsequent events.

F-94

LYGOS, INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Convertible Financing – On April 8, 2022, the Company entered into a financing arrangement with a certain investor. Under the terms of a note purchase agreement, the Company issued a convertible note in the principal amount of $160,000,000, accruing interest at 5.50% per annum, with a five-year maturity date (the “Convertible Financing”).

The Convertible Financing contemplates an effective merger of Lygos and Flexible Solutions International Inc. by October 8, 2022, and the note is fully callable by the investor of a merger has not been consummated by such date.

The conversion price of the Convertible Financing will equal the public trading price of the FSI common shares on the 12-month anniversary of the Convertible Financing less a 12.5% discount per share but will be no less than $250,000,000 divided by the number of outstanding shares of FSI common stock as of such date and no greater than $350,000,000 divided by the number of outstanding shares of FSI common stock as of such date.

Plan of Merger – On April 17, 2022, the Company entered into the Agreement and Plan of Merger and Reorganization with Flexible Solutions International Inc., FSI Merger Sub I, Inc., and FSI Merger Sub II, Inc., which was subsequently amended on July 24, 2022 (as amended, the “Plan of Merger”). Pursuant to the Plan of Merger, Merger Sub I, Inc. will merge with and into the Company, Merger Sub I, Inc. will cease to exist, and the Company will become a direct, wholly owned subsidiary of Flexible Solutions International Inc. (“FSI”). Thereafter, as part of the same overall transaction, the Company will merge with and into Merger Sub II, Inc., the Company will cease to exist, and Merger Sub II, Inc. will survive as a direct, wholly owned subsidiary of FSI. Subject to the terms and conditions of the Plan of Merger, at the effective time of the Merger, FSI will issue shares of its common stock to the Company’s former shareholders, representing approximately 66.7% fully diluted ownership of the combined company. Accordingly, the Plan of Merger is anticipated to be accounted for as a reverse acquisition, with the Company treated as the acquirer for financial accounting purposes.

Financial Advisor Warrant Issuance – In connection with the proposed Merger between the Company and FSI, FSI entered into an agreement with BTIG, LLC (BTIG) to act as FSI’s financial advisor. Per the terms of the agreement and upon the consummation of the Convertible Financing, the contemplated combined company will issue warrants exercisable for shares of common stock of the combined company equivalent to 4.5% of the total common-equivalent shares sold in the Merger, payable to BTIG at the closing of the Merger. Because the transaction is contingent upon a successful closing of the proposed Merger, such transaction will not be recognized until that time.

Amendment of the Fifth Amended and Restated Certificate of Incorporation – On April 18, 2022, the Company filed the Certificate of Amendment of the Fifth Amended and Restated Certificate of Incorporation of Lygos (the “Amendment”) to increase the authorized number of shares of common stock to 95,000,000 shares and amend the voting rights for the election of directors. Effective on the April 18, 2022 Amendment date, holders of the Senior Preferred Stock are entitled to elect one director of the Company, the holders of Series A-1 are entitled to elect one director, the holders of the preferred stock and common stock, voting together as a single class, are entitled to elect one director, and the holders of the common stock shall be entitled to elect the balance of the total number of directors of the Company.

Amendment to 2021 Plan – In April 2022, the Company adopted and approved an amendment to the 2021 Plan to increase the number of common stock reserved for issuance under the 2021 Plan by 5,000,000 shares to a new aggregate total of 27,447,499.

SAFE Holder Director Nomination – In May 2022, the Company nominated the holder of a SAFE agreement totaling $100,000 (the “Nominated Director”) to serve on the combined company’s board of directors effective as of the closing of the Merger.

In July 2022, the Company nominated a second holder of a SAFE agreement totaling $100,000 (the “Second Nominated Director”) to serve on the combined company’s board of directors effective as of the closing of the Merger.

Stock Option Grants – On May 12, 2022, the Company granted 4,780,975 stock options to various employees, consultants, and board members under the 2021 Plan.

On June 8, 2022, the Company granted 312,991 stock options to the Nominated Director under the 2021 Plan.

In July 2022, the Company granted 312,991 stock options to the Second Nominated Director under the 2021 Plan.

F-95

ANNEX A-1 - THE MERGER AGREEMENT

ANNEX A-1

AGREEMENT AND PLAN OF MERGER

AND REORGANIZATION

among:

FLEXIBLE SOLUTIONS INTERNATIONAL INC.,

an Alberta corporation,

FSI MERGER SUB I, INC.

a Delaware corporation,

FSI MERGER SUB II, INC.

a Delaware corporation,

and

LYGOS, INC.,

a Delaware corporation

___________________

Dated as of April 17, 2022

____________________

ii

2.20	Vote Required	23
2.21	No Financial Advisor	23
2.22	Disclosure; Company Information	23
2.23	Data Privacy and Security	24
2.24	Exclusivity of Representation and Warranties	24
2.25	Government Programs	25

Section 3.	REPRESENTATIONS AND WARRANTIES OF FSI AND THE MERGER SUBS	25
3.1	Organization	25
3.2	Capitalization	26
3.3	Authority	28
3.4	Non-Contravention; Consents	28
3.5	SEC Filings; Financial Statements	29
3.6	Absence of Changes	31
3.7	Title to Assets	31
3.8	Properties	31
3.9	Intellectual Property	32
3.10	Material Contracts	34
3.11	Absence of Undisclosed Liabilities	35
3.12	Compliance with Laws; Regulatory Compliance	35
3.13	Taxes and Tax Returns	37
3.14	Employee Benefit Programs	41
3.15	Labor and Employment Matters	42
3.16	Environmental Matters	43
3.17	Insurance	44
3.18	Government Programs	44
3.19	Transactions with Affiliates	44
3.20	Legal Proceedings; Orders	44
3.21	Inapplicability of Anti-Takeover Statutes	44
3.22	Vote Required	44
3.23	No Financial Advisor	44
3.24	[Reserved]	45
3.25	Disclosure; FSI Information	45

iii

3.26	Data Privacy and Security	45
3.27	Reporting Status and Applicable Canadian Securities Laws Matters	46
3.28	Exclusivity of Representation and Warranties	46

Section 4.	CERTAIN COVENANTS OF THE PARTIES	46
4.1	Access and Investigation	46
4.2	Operation of FSI’s Business	48
4.3	Operation of the Company’s Business	48
4.4	Negative Obligations	49
4.5	Exclusivity	53

Section 5.	ADDITIONAL AGREEMENTS OF THE PARTIES	53
5.1	Disclosure Documents	53
5.2	Stockholder or Shareholder Approval	54
5.3	Regulatory Approvals	55
5.4	[Reserved]	56
5.5	Indemnification of Officers and Directors	56
5.6	Reasonable Best Efforts.	57
5.7	Disclosure	58
5.8	Listing	58
5.9	Tax Matters	58
5.10	Cooperation	59
5.11	Post-Closing Directors and Officers	59
5.12	Stockholder Litigation	59
5.13	Section 16 Matters	60
5.14	[Reserved]	60
5.15	Form S-8	60

Section 6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY	60
6.1	No Restraints	60
6.2	Stockholder and Shareholder Approval and Support Agreements	60
6.3	No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business	60
6.4	Registration Statement / Proxy Statement	61

iv

6.5	Stock Exchange Listing	61
6.6	Note Purchase Agreement	61

Section 7.	ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF FSI AND THE MERGER SUBS	61
7.1	Accuracy of Representations	61
7.2	Performance of Covenants	61
7.3	Officer’s Certificate	61
7.4	No Company Material Adverse Effect	62

Section 8.	ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY	62
8.1	Accuracy of Representations	62
8.2	Performance of Covenants	62
8.3	Officer’s Certificates	62
8.4	FSI 2022 Equity Incentive Plan	62
8.5	Resignation of FSI Directors	62
8.6	No FSI Material Adverse Effect	63

Section 9.	TERMINATION	63
9.1	Termination	63
9.2	Effect of Termination	64
9.3	Expenses	64

Section 10.	MISCELLANEOUS PROVISIONS	64
10.1	Non-Survival of Representations, Warranties and Covenants	65
10.2	Amendment	65
10.3	Waiver	65
10.4	Entire Agreement; Counterparts; Exchanges by Facsimile	65
10.5	Applicable Law; Jurisdiction	65
10.6	Waiver of Jury Trial	66
10.7	Attorneys’ Fees	66
10.8	Assignability	66
10.9	Notices	67
10.10	Severability	67
10.11	Other Remedies; Specific Performance	68
10.12	Construction	68

Exhibits

Definitions	Exhibit A
FSI A&R Bylaws	Exhibit B
First Certificate of Merger	Exhibit C
Second Certificate of Merger	Exhibit D
FSI 2022 Equity Incentive Plan	Exhibit E

v

Index of Defined Terms

Alternative Transaction	54	FSI Employee Programs	42
Antitrust Laws	12	FSI Financial Statements	31
Certificates of Merger	4	FSI Material Contract	35
Closing	3	FSI Permits	37
Closing Date	4	FSI Privacy and Data Security Policies	46
Company	1	FSI Privacy Requirements	46
Company Balance Sheet	12	FSI Recommendation	56
Company Board Recommendation	55	FSI Regulatory Agency	37
Company Creator	14	FSI SEC Reports	30
Company Disclosure Schedule	9	FSI Shareholder Approval	45
Company Employee Programs	20	FSI Shareholder Meeting	56
Company Financial Statements	12	FSI Shareholder Proposal	56
Company Material Contract	16	FSI Support Agreement	2
Company Organizational Documents	10	HSR Act	12
Company Privacy and Data Security Policies	24	Intended Tax Treatment	60
Company Privacy Requirements	24	ITC	41
Company Stock Certificate	7	Lease	13
Company Stockholder Approval	23	Letter of Transmittal	8
Company Stockholder Support Agreement	2	Liability	17
Effective Time	4	Merger	1
EPA	37	Merger Shares	5
Exchange Agent	7	Merger Sub I	1
Final Surviving Entity	3	Merger Sub II	1
First Certificate of Merger	4	Merger Subs	1
First Merger	1	Note Purchase Agreement	2
First Step Surviving Corporation	3	Pre-Closing Period	47
Fractional Share Amount	6	Registration Statement / Proxy Statement	54
FSI	1	Reorganization	1
FSI 2021 Equity Incentive Plan	63	Restricted Shares	5
FSI A&R Bylaws	1	Rollover Option	6
FSI Balance Sheet	38	Rollover Option Shares	6
FSI Business Intellectual Property	33	SAFE Conversion Agreement	7
FSI Creator	33	Second Certificate of Merger	4
FSI Disclosure Schedule	25	Second Effective Time	4
		Second Merger	1

vi

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of April 17, 2022, by and among Flexible Solutions International Inc., an Alberta, Canada corporation (“FSI”), FSI Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of FSI (“Merger Sub I”), FSI Merger Sub II, Inc., a Delaware corporation and a wholly-owned subsidiary of FSI (“Merger Sub II”, and together with Merger Sub I, the “Merger Subs”), and Lygos, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, FSI, the Merger Subs and the Company intend to effect a reorganization (the “Reorganization”) in which, as steps in a single, integrated transaction, (i) Merger Sub I will merge with and into the Company in accordance with this Agreement and the DGCL, Merger Sub I will cease to exist, and the Company will become a direct, wholly owned subsidiary of FSI (the “First Merger”), and (ii) thereafter as part of the same overall transaction, the Company will merge with and into Merger Sub II in accordance with this Agreement and the DGCL, the Company will cease to exist, and Merger Sub II will survive as a direct, wholly owned subsidiary of FSI (the “Second Merger” and, collectively or in seriatim with the First Merger, as appropriate, the “Merger”).

WHEREAS, the Board of Directors of FSI (i) has determined that the Merger is in the best interests of FSI and its shareholders, (ii) has approved this Agreement, the Merger, the issuance of FSI Common Shares to the Company Stockholders pursuant to the terms of this Agreement, the change of control of FSI, and the other actions contemplated by this Agreement, (iii) has determined to recommend that the shareholders of FSI vote to approve the FSI Shareholder Proposals and (iv) has approved the amended and restated bylaws, as set forth on Exhibit B, (the “FSI A&R Bylaws”).

WHEREAS, the Board of Directors of each of the Merger Subs (i) has determined that the Merger is advisable and in the best interests of such Merger Sub and its sole stockholder and (ii) has approved this Agreement, the Merger, and the other actions contemplated by this Agreement and has deemed this Agreement advisable.

WHEREAS, the Board of Directors of the Company (i) has determined that the Merger is advisable and in the best interests of the Company and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and has deemed this Agreement advisable, and (iii) has determined to recommend that the Company Stockholders approve the Company Stockholder Written Consent.

WHEREAS, FSI, the Merger Subs and the Company intend that the First Merger and the Second Merger are integrated steps in the Reorganization and that, for U.S. federal income tax purposes, the Reorganization constitutes a “reorganization” within the meaning of Section 368(a) of the Code, and further intend for this Agreement to constitute, and hereby adopt as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

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WHEREAS, pursuant to the terms and conditions of the Company’s Fifth Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation of the Company”), in connection with the Closing and immediately prior to the Effective Time, all then outstanding shares of Company Preferred Stock will be converted on a one-for-one basis into shares of Company Common Stock.

WHEREAS, prior to the execution and delivery of this Agreement, (i) the Company and an investor have executed a Convertible Note Purchase Agreement (the “Note Purchase Agreement”), pursuant to which, among other things, the investor agrees to purchase the Notes upon the terms and subject to the conditions set forth therein, and the Company will use the proceeds from the sale of the Notes for general corporate purposes and to enable FSI to purchase immediately after the Effective Time 1,000,000 FSI Common Shares held by the Major Shareholder for a per share purchase price of $7.50 per share; and (ii) the Company has delivered such executed Note Purchase Agreement to FSI.

WHEREAS, in order to induce the Company to enter into this Agreement, (i) the Major Shareholder, (ii) the other directors and officers of FSI, and (iii) certain other FSI shareholders, which FSI shareholders beneficially own, together with the Major Shareholder and the other directors and officers of FSI, more than a majority of the outstanding FSI Capital Shares, concurrently with the execution and delivery of this Agreement, are entering into a support agreement (the “FSI Support Agreement”), providing that, among other things, such Persons will vote their FSI Capital Shares in favor of the proposals to be voted upon at the FSI Shareholder Meeting.

WHEREAS, in order to induce FSI and Merger Subs to enter into this Agreement, FSI and the Key Company Stockholders, concurrently with the execution and delivery of this Agreement, are entering into a support agreement (the “Company Stockholder Support Agreement”), providing that, among other things, the Key Company Stockholders will vote their shares of Company Capital Stock in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement.

WHEREAS, concurrently with the execution and delivery of this Agreement, FSI has entered into a registration rights agreement, to be effective as of the Closing, with the Major Shareholder.

WHEREAS, concurrently with the execution and delivery of this Agreement, (i) Daniel B. O’Brien has entered into an employment agreement with FSI, to be effective as of the Closing and (ii) George Murray has entered into an employment agreement with FSI, to be effective as of the Closing.

WHEREAS, concurrently with the execution and delivery of this Agreement, each of the Major Shareholder and the Company Founder has entered into an agreement with FSI not to sell certain securities of FSI until April 8, 2023.

A-1-2

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Section 1. DESCRIPTION OF TRANSACTION

1.1 Structure of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.3), Merger Sub I shall be merged with and into the Company. As a result of such Merger, the separate corporate existence of Merger Sub I shall cease, and the Company shall continue as the surviving corporation of the Merger (the “First Step Surviving Corporation”) and a wholly owned subsidiary of FSI. Upon the terms and subject to the conditions set forth herein, and in accordance with the DGCL, at the Second Effective Time (as defined in Section 1.3), the First Step Surviving Corporation shall merge with and into Merger Sub II, the separate corporate existence of the First Step Surviving Corporation shall cease and Merger Sub II shall continue as the surviving entity under the name “Lygos, Inc.” (sometimes referred to herein as the “Final Surviving Entity”).

1.2 Effect of the Mergers.

(a) First Merger. At and after the Effective Time, the First Merger shall have the effects as set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub I shall vest in the First Step Surviving Corporation, and all debts, liabilities and duties of each of the Company and Merger Sub I shall attach to, and become the debts, liabilities and duties of, the First Step Surviving Corporation.

(b) Second Merger. At and after the Second Effective Time, the Second Merger shall have the effects as set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, powers and franchises of each of the First Step Surviving Corporation and Merger Sub II shall vest in the Final Surviving Entity, and all debts, liabilities and duties of each of the First Step Surviving Corporation and Merger Sub II shall attach to, and become the debts, liabilities and duties of, the Final Surviving Entity.

A-1-3

1.3 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1 of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Section 6, Section 7 and Section 8 of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Orrick, Herrington and Sutcliffe LLP, The Orrick Building, 405 Howard Street, San Francisco, CA 94105-2669, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6, Section 7 and Section 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as FSI and the Company may mutually agree in writing, provided that if all the conditions set forth in Section 6, Section 7 and Section 8 shall not have been satisfied or waived on such second Business Day, then the Closing shall take place on the first subsequent Business Day on which all such conditions shall have been satisfied or waived. The date on which the Closing actually takes place is referred to as the “Closing Date.” On the Closing Date, the Parties hereto shall cause the First Merger to be consummated by (a) filing a certificate of merger substantially in the form attached hereto as Exhibit C (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL and (b) making all other filings and recordings required under the DGCL. The term “Effective Time” shall mean the time of the filing of the First Certificate of Merger, or, if different, the time of effectiveness thereof that is specified therein. Promptly following the Effective Time, but in no event later than two (2) Business Days thereafter, FSI, the First Step Surviving Corporation and Merger Sub II shall cause a certificate of merger in accordance with the relevant provisions of the DGCL in substantially the form attached hereto as Exhibit D (the “Second Certificate of Merger” and, together with the First Certificate of Merger, the “Certificates of Merger”) to be filed with the Secretary of State of Delaware (the “Second Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a) the Certificate of Incorporation of the Company as the First Step Surviving Corporation shall be amended and restated in its entirety to read identically to the Certificate of Incorporation of Merger Sub I as in effect immediately prior to the Effective Time, and as so amended and restated, shall be the Certificate of Incorporation of the First Step Surviving Corporation, until thereafter amended as provided by the DGCL and such Certificate of Incorporation;

(b) the Bylaws of the Company as the First Step Surviving Corporation shall be amended and restated in their entirety to read identically to the Bylaws of Merger Sub I as in effect immediately prior to the Effective Time, and as so amended and restated, shall be the Bylaws of the First Step Surviving Corporation until thereafter amended as provided by the DGCL and such Bylaws;

(c) unless otherwise determined by FSI prior to the Second Effective Time, at the Second Effective Time, the Certificate of Incorporation of Merger Sub II, as in effect immediately prior to the Second Effective Time, shall be amended in its entirety to read as set forth in the Second Certificate of Merger, until thereafter amended as provided by the DGCL and such Certificate of Incorporation;

(d) unless otherwise determined by FSI prior to the Second Effective Time, the Bylaws of Merger Sub II, as in effect immediately prior to the Second Effective Time, shall become the Bylaws of the Final Surviving Entity, until thereafter amended as provided by the DGCL and such Bylaws;

(e) the directors and officers of the First Step Surviving Corporation and the Final Surviving Entity, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the First Step Surviving Corporation and the Final Surviving Entity, respectively, shall be selected by the Company, in its sole discretion, prior to the Effective Time;

A-1-4

(f) the directors and officers of FSI shall be selected by the Company, in its sole discretion, prior to the Effective Time;

(g) the Articles of Continuance of FSI shall be the FSI Articles immediately prior to the Effective Time, until thereafter amended as provided by such Articles of Continuance; and

(h) the Bylaws of FSI shall be the FSI Bylaws immediately prior to the Effective Time, until thereafter amended as provided by such FSI Bylaws; provided, however, that at the Effective Time, FSI shall amend and restate its Bylaws in accordance with the FSI A&R Bylaws and the FSI Shareholder Proposals.

1.5 Conversion of Shares; Company Options; SAFES.

(a) At the Effective Time, by virtue of the First Merger and without any further action on the part of FSI, Merger Subs, the Company or any stockholder of the Company:

(i) any shares of Company Capital Stock held as treasury stock prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii) subject to Section 1.5(d), each share of Company Common Stock outstanding immediately prior to, and contingent upon the occurrence of, the Effective Time (excluding shares to be canceled pursuant to Section 1.5(a)(i)) shall be converted solely into the right to receive a number of FSI Common Shares equal to the Exchange Ratio (the “Merger Shares”).

(b) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or the risk of forfeiture or under any applicable restricted stock purchase agreement or other agreement with the Company (other than those shares (if any) which, as a result of the Merger, shall, by the terms of the agreements applicable thereto, vest or for which any such repurchase options or other such restrictions or risks of forfeiture shall lapse), then the shares of Merger Shares issued in exchange for such shares of Company Common Stock (the “Restricted Shares”) will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, FSI is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement in accordance with its terms. The parties hereto intend that the Restricted Shares issued in exchange for shares of Company Common Stock in accordance with Section 1.5(a) and this Section 1.5(b) will be treated as received in exchange for the applicable holder’s shares of Company Common Stock and agree to treat and report the receipt of the Restricted Shares for income Tax purposes as consideration for such holder’s shares of Company Common Stock and not as compensation for services, except as otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Tax law).

A-1-5

(c) Each Company Option that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) shall automatically be assumed by FSI and converted into an option to acquire a number of FSI Common Shares at an adjusted exercise price per share, in each case, as determined under this Section 1.5(c) (each such resulting option, a “Rollover Option”). Each Rollover Option shall be subject to the same terms and conditions as were applicable to such corresponding Company Option immediately prior to the Effective Time (including applicable vesting conditions), except to the extent such terms or conditions are rendered inoperative by the Merger or such other immaterial administrative or ministerial changes as the Parties may determine are appropriate to effectuate the administration of the Rollover Options. Accordingly, effective as of the Effective Time: (i) each such Rollover Option shall be exercisable solely for FSI Common Shares; (ii) the number of FSI Common Shares subject to each Rollover Option shall be determined by multiplying the Exchange Ratio and rounding the resulting number down to the nearest whole number of FSI Common Shares (such FSI Common Shares issuable upon exercise of a Rollover Option, the “Rollover Option Shares”); and (iii) the per share exercise price for the Rollover Option Shares issuable upon exercise of such Rollover Option shall be determined by dividing the per share exercise price for the shares of Company Capital Stock subject to the Company Option, as in effect immediately prior to the Effective Time, by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent. Notwithstanding the foregoing, the conversions described in this Section 1.5(c) shall occur in a manner consistent with the requirements of Section 409A of the Code and, in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of FSI Common Shares purchasable pursuant to such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code. Prior to the Effective Time, the Company shall perform such actions as are required under the Company stock plans and the awards governing the Company Options in order to effect the treatment of the Company Options described in this Section 1.5(c).

(d) No fractional FSI Common Shares shall be issued in connection with the Merger as a result of the conversion provided for in Section 1.5(a)(ii), and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of FSI Common Shares (after aggregating all fractional FSI Common Shares issuable to such holder) shall, in lieu of such fraction of a share, be entitled to receive, from FSI in accordance with the provisions of this Section 1.5, in lieu of such fractional shares, one FSI Common Share (the “Fractional Share Amount”). The Parties acknowledge that payment of the Fractional Share Amount was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to FSI that would otherwise be caused by the issuance of fractional shares.

(e) Each share of common stock of Merger Sub I issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the First Step Surviving Corporation.

(f) Each share of common stock of the First Step Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Final Surviving Entity.

A-1-6

(g) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Capital Stock or FSI Common Shares shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to provide the holders of Company Capital Stock the same economic effect as contemplated by this Agreement prior to such event.

(h) Prior to the Effective Time, unless otherwise determined by the Company in its sole discretion, the Company shall use commercially reasonable efforts to enter into an agreement (a “SAFE Conversion Agreement”) with each SAFE Party, pursuant to which each SAFE shall be terminated, effective as of immediately prior to the Effective Time, with each SAFE Party receiving the number of shares of Company Common Stock set forth in the applicable SAFE Conversion Agreement; provided, however, that the Company shall not be obligated to agree to a SAFE Party receiving any consideration different than or greater in amount or value than as provided in the applicable SAFE.

1.6 Closing of the Company’s Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate or documentation previously representing any shares of Company Capital Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to FSI or the Final Surviving Entity, such Company Stock Certificate shall be canceled or terminated and shall be exchanged as provided in Sections 1.5 and 1.7.

1.7 Exchange Agent; Deliverables.

(a) As promptly as reasonably practicable following the date of this Agreement, but in no event later than ten (10) Business Days prior to the Closing Date, FSI shall appoint an exchange agent mutually agreed upon by FSI and the Company (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging Company Stock Certificates, if any, representing the Company Capital Stock and each Company Capital Stock held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time, in either case, for the portion of the Merger Shares issuable in respect of such Company Capital Stock pursuant to Section 1.5 and on the terms and subject to the other conditions set forth in this Agreement. Each of FSI and the Company shall mutually agree to any changes to the Letter of Transmittal (as defined below) in order to satisfy any requirements of the Exchange Agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed).

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(b) Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), FSI shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, to the Company Stockholders (i) a letter of transmittal in customary form and containing such provisions as FSI and the Company shall reasonably agree (including (A) a provision confirming that delivery of Company Stock Certificates (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), if any, shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal, if any, to FSI) and (B) a general release of all claims against the Company and FSI) (“Letter of Transmittal”); and (ii) instructions for use in effecting the surrender of Company Stock Certificates, if any, in exchange for certificates representing the Merger Shares and the Fractional Share Amount. Upon surrender of a Company Stock Certificate or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal, if any, to the Exchange Agent for exchange, together with a duly executed Letter of Transmittal and such other documents as may be reasonably required by FSI or the Exchange Agent, (A) the holder of such Company Capital Stock shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Merger Shares that such holder has the right to receive (and the Fractional Share Amount) pursuant to the provisions of Section 1.5; and (B) the Company Stock Certificate, if any, so surrendered shall be canceled. If any certificates evidencing shares of Merger Shares are to be issued in a name other than that in which the surrendered Company Stock Certificate or the transferred Company Common Stock is registered, it shall be a condition of the issuance thereof that the Company Stock Certificate so surrendered or the transferred Company Common Stock shall be properly endorsed or accompanied by an executed form of assignment separate from the Company Stock Certificate or shall otherwise be in proper form for transfer, and that the Person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a new certificate or transfer for shares of Merger Shares in any name other than that of the registered holder of the Company Stock Certificate surrendered or the transferred Company Capital Stock or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(c) If a properly completed and duly executed Letter of Transmittal, together with any Company Stock Certificates (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), if any, is delivered to the Exchange Agent in accordance with Section 1.7(b) (i) at least one (1) Business Day prior to the Closing Date, then FSI and the Company shall take all necessary actions to cause the applicable portion of the Merger Shares to be delivered to the applicable holder of Company Capital Stock on the Closing Date, or (ii) less than one (1) Business Day prior to the Closing Date, then FSI and the Company (or the Final Surviving Entity) shall take all necessary actions to cause the applicable portion of the Merger Shares to be delivered to the applicable holder of Company Capital Stock within two (2) Business Days after such delivery.

(d) Any portion of the Merger Shares not obtained by the holders of Company Capital Stock twelve (12) months following the Closing Date shall be delivered to FSI or as otherwise instructed by FSI, and any holders of Company Capital Stock who have not exchanged his, her or its Company Capital Stock for the applicable portion of the Merger Shares prior to that time shall thereafter look only to FSI for the issuance of the applicable portion of the Merger Shares, without any interest thereon. No party to this Agreement or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any portion of the Merger Shares remaining unclaimed by the holders of Company Capital Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of FSI free and clear of any claims or interest of any Person previously entitled thereto.

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(e) No dividends or other distributions declared or made with respect to Merger Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the Merger Shares that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate (or complies with the lost stock provisions) in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).

(f) Each of FSI, Merger Subs, the Company and the Final Surviving Entity shall be entitled to deduct and withhold, from any consideration payable or otherwise deliverable under this Agreement to any holder of record of any Company Capital Stock immediately prior to the Effective Time or any other Person who is entitled to receive Merger Shares and/or a Fractional Share Amount pursuant to this Agreement, such amounts as are required to be withheld or deducted under the Code or any other state, local or foreign Tax Law with respect to the making of such payment; provided, that the person responsible for the withholding shall notify the recipient of any such payment of any such withholding requirement prior to making any such withholding and shall use commercially reasonable efforts to reduce or eliminate such withholding obligation. To the extent that amounts are so withheld or deducted and timely paid to the applicable Governmental Authority, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Person(s) to whom such amounts would otherwise have been paid.

1.8 Further Action. If, at any time after the Effective Time, any further action is determined by the Final Surviving Entity to be necessary or desirable to carry out the purposes of this Agreement or to vest the Final Surviving Entity with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Final Surviving Entity shall be fully authorized, and shall use their commercially reasonable efforts (in the name of the Company, in the name of the Merger Subs and otherwise) to take such action.

Section 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to FSI and the Merger Subs as follows, except as set forth in the written disclosure schedule delivered by the Company to FSI (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in parts and subparts corresponding to the numbered and lettered Sections and subsections contained in this Section 2. The disclosures in any part or subpart of the Company Disclosure Schedule shall qualify other Sections and subsections in this Section 2.

2.1 Organization. The Company is a corporation, duly organized, validly existing and in good corporate standing under the Laws of the State of Delaware. Section 2.1 of the Company Disclosure Schedule identifies each Subsidiary of Company and indicates its jurisdiction of organization. Each of the Group Companies has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Each of the Group Companies is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

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2.2 Capitalization.

(a) The authorized capital stock of the Company consists of 90,000,000 shares of Company Common Stock and 60,150,347 shares of Company Preferred Stock. As of the date hereof, there are 20,853,976 shares of Company Common Stock issued and outstanding and 56,324,126 shares of Company Preferred Stock issued and outstanding. 6,648,543 shares of the Company Preferred Stock are designated Series A-1 Preferred Stock, all of which are issued and outstanding; 13,404,958 shares of the Preferred Stock are designated Series A-2 Preferred Stock, all of which are issued and outstanding; 284,090 shares of the Preferred Stock are designated Series A-3 Preferred Stock, all of which are issued and outstanding; 136,462 shares of the Preferred Stock are designated Series A-4 Preferred Stock, all of which are issued and outstanding; 8,788,202 shares of the Preferred Stock are designated Series A-5 Preferred Stock, all of which are issued and outstanding; 125,239 shares of the Preferred Stock are designated Series A-6 Preferred Stock, all of which are issued and outstanding; 16,757,251 shares of the Preferred Stock are designated Series B Preferred Stock, all of which are issued and outstanding; and 14,005,602 shares of the Preferred Stock are designated Series B-2 Preferred Stock, of which 10,179,381 shares are issued and outstanding. The Company has two equity incentive plans. As of the date of this Agreement, the Company had reserved an aggregate of 22,447,499 shares of Company Common Stock for issuance to employees, consultants and non-employee directors pursuant to the Company Option Plan, under which 2,838,777 shares are available for issuance. Each Company Option under the Company Option Plan that is outstanding and unexercised as of immediately prior to the Effective Time will be subject to Section 1.5(c). As of the date hereof, there are no shares of Company Common Stock and no shares of Company Preferred Stock held in the treasury of the Company. The Company has no shares of Company Common Stock or Company Preferred Stock reserved for issuance other than as described above. The outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and are validly issued, fully paid and nonassessable, and were not issued in violation of the material terms of any agreement or understanding binding upon the Company at the time at which they were issued and were issued in compliance with the certificate of incorporation, bylaws and other charter and organizational documents of each Group Company, including all amendments thereto (the “Company Organizational Documents”) and all applicable Laws. Except for Company Options granted under the Company Option Plan and the Notes issued pursuant to the Note Purchase Agreement, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for the Company to issue, deliver, or sell, or cause to be issued, delivered, or sold any shares of Company Common Stock or any other equity security of the Company or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase, or otherwise receive any shares of Company Common Stock or any other equity security of the Company or obligating the Company to grant, extend, or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or any other similar agreements. Except as set forth in Section 2.2(a) of the Company Disclosure Schedule, there are no registration rights, repurchase or redemption rights, anti-dilutive rights, voting agreements, voting trusts, preemptive rights or restrictions on transfer relating to any capital stock of the Company.

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(b) Section 2.2(b) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of all issued and outstanding shares of Company Common Stock and shares of Company Preferred Stock, on a holder-by-holder basis.

2.3 Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions and perform its respective obligations hereunder, subject only to obtaining the Company Stockholder Approval. The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the Contemplated Transactions have been recommended by, and have been duly and validly adopted and approved by a unanimous vote of, the Board of Directors of the Company. No other approval or consent of, or action by, the holders of the outstanding securities of the Company, other than the Company Stockholder Approval, is required in order for the Company to execute and deliver this Agreement and to consummate the Contemplated Transactions and perform its obligations hereunder. The Board of Directors of the Company has declared this Agreement advisable, has directed that this Agreement be submitted to the Company Stockholders for adoption and approval and has recommended that the Company Stockholders adopt and approve this Agreement. Except for the Company Stockholder Approval and the filing of the Certificates of Merger with the Secretary of State of the State of Delaware, no other corporate proceeding on the part of the Company is necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate the Merger and the other Contemplated Transactions. This Agreement and all other documents required to be executed by the Company in connection with the Contemplated Transactions has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by the other parties hereto), constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity.

2.4 Non-Contravention; Consents.

(a) Except as set forth in Section 2.4(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the Contemplated Transactions will not, (i) conflict with, or result in any violation or breach of, any provision of the Company Organizational Documents, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Encumbrance on any Group Company’s assets under, any of the terms, conditions or provisions of any Company Material Contract or other agreement, instrument or obligation to which a Group Company is a party or by which it or any of its properties or assets may be bound, or (iii) subject to obtaining the Company Stockholder Approval and subject to the consents, approvals and authorizations specified in clauses (i) through (vi) of Section 2.4(b) having been obtained prior to the Effective Time and all filings and notifications described in Section 2.4(b) having been made, conflict with or violate any Law applicable to the Group Companies or any of its properties or assets, except in the case of clauses (ii) and (iii) of this Section 2.4(a) for any such conflicts, violations, breaches, defaults, rights of termination, cancellation or acceleration, change of control, penalty or Encumbrances that have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.

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(b) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to the Group Companies in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Contemplated Transactions, except for (i) obtaining the Company Stockholder Approval, (ii) the filing of the Certificates of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) any filings required to be made with the SEC in connection with this Agreement and the Contemplated Transactions (including (A) the filing of the Registration Statement / Proxy Statement with the SEC in accordance with the Securities Act and the Exchange Act; and (B) the filing of a Form D Notice of Exempt Offering of Securities or other related filings in reliance on an exemption provided in Regulation D of the Securities Act), (iv) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities Laws, the rules and regulations of the NYSE American, (v) such filings and notifications as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) or any other applicable federal, state or foreign law, regulation, order, decree or other legal restraint designed to govern competition or prohibit, restrict or regulate actions with the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to be made by Company, or by its “ultimate parent entity” as that term is defined in the HSR Act, and the expiration or early termination of any applicable waiting periods under the HSR Act or applicable foreign Antitrust Laws and (vi) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.

2.5 Financial Statements. Section 2.5 of the Company Disclosure Schedule includes true and complete copies of each of the following: the unaudited consolidated balance sheet of the Company as of December 31, 2021, and the related unaudited consolidated statement of operations of the Company for the year then ended (such financial statements, collectively, the “Company Financial Statements”). The Company Financial Statements (a) were prepared in accordance with GAAP applied on a consistent basis (unless otherwise noted therein) throughout the periods indicated and (b) fairly present, in all material respects, the financial condition and operating results of the Company as of the dates and for the periods indicated therein. The balance sheet of the Company as of December 31, 2021, included in Section 2.5 of the Company Disclosure Schedule is hereinafter referred to as the “Company Balance Sheet.”

2.6 Absence of Changes. Since the date of the Company Balance Sheet, (a) the Company Business has been conducted in the ordinary course in all material respects and (b) there has not been any event, occurrence, development or state of circumstances or facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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2.7 Title to Assets. The Group Companies own, and have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible material properties or assets and equipment used or held for use in their business or operations or purported to be owned by them. Except as described in Section 2.7 of the Company Disclosure Schedule, all of such properties or assets are owned by the Group Companies free and clear of any Encumbrances, except for Permitted Encumbrances.

2.8 Properties.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Group Companies have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the date of the Company Balance Sheet, free and clear of all Encumbrances, except for Permitted Encumbrances, except as have been disposed of since the date of the Company Balance Sheet in the ordinary course of business.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease, sublease or license (each, a “Lease”) under which any Group Company leases, subleases or licenses any real property is valid and in full force and effect and (ii) neither the Group Companies nor, to the Company’s Knowledge any other party to a Lease, is in violation of any provision of any Lease, (iii) neither the Group Companies nor, to the knowledge of the Company, any of the other parties thereto has violated or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under any provision of any Lease, and (iv) none of the Group Companies have received written notice that it has violated or defaulted under any Lease.

2.9 Intellectual Property.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all necessary fees and filings with respect to any material Company Registered Intellectual Property have been paid in full and timely submitted to the relevant intellectual property office or Governmental Authority and Internet domain name registrars to maintain ownership of and/or rights to such material Company Registered Intellectual Property in full force and effect, and (ii) no issuance or registration obtained and no application filed by the Group Companies for any Intellectual Property Rights has been cancelled, abandoned, allowed to lapse or not renewed. As of the date of this Agreement, there are no material Legal Proceedings pending, including interference, re-examination, inter partes review, reissue, opposition, nullity or cancellation proceedings, that relate to any material Company Registered Intellectual Property and, to the Company’s Knowledge, no such Legal Proceedings are threatened by any Governmental Authority or any other Person.

(b) A Group Company owns all right, title and interest in and to or has a valid right to use all material Intellectual Property Rights used in or necessary for the Company Business free and clear of all Encumbrances or obligations to others (other than Permitted Encumbrances), except has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.

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(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Group Company has (i) transferred ownership of, granted any exclusive license or right, or granted any other license or right material to the Company Business with respect to, any Company-Owned Intellectual Property or Company Licensed Intellectual Property used in or necessary for the Company Business to any other Person or (ii) granted any customer the right to use any Company Product or service on anything other than a non-exclusive basis. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the applicable Group Company has valid rights under all Contracts for Company Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all Company Licensed Intellectual Property as the same is currently used, sold, licensed and otherwise exploited by such Group Company.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company-Owned Intellectual Property (including all of the Company’s rights therein) is valid, subsisting and enforceable (except for applications for Company Registered Intellectual Property that have not issued), and, to the Company’s Knowledge, all of the Group Companies’ rights in the Company Licensed Intellectual Property, are valid and enforceable, in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each current and former employee, consultant, advisor or independent contractor of any Group Company that solely or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or other development of any Intellectual Property Rights for the Group Companies since the Group Companies’ inception (each such person, a “Company Creator”) has agreed under a valid and enforceable confidentiality agreement to maintain and protect the trade secrets and confidential information of all Group Companies and has validly transferred and assigned to a Group Company all Intellectual Property Rights authored, invented, created, improved, modified or otherwise developed by such Company Creator in the course of such Company Creator’s employment or other engagement with such Group Company or has granted the Group Companies the right to exploit, sufficient for the conduct of the Company’s Business as currently conducted, such Intellectual Property Rights.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Group Company has taken reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how and other confidential information owned, possessed or used by each Group Company or any trade secrets, know-how and other confidential information of any third party made available to any Group Company.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company-Owned Intellectual Property and, to the Company’s Knowledge, none of the Company Licensed Intellectual Property, is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by any of the Group Companies or affects the validity, use or enforceability of any such Company-Owned Intellectual Property or Company Licensed Intellectual Property.

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(h) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the Company’s Knowledge, neither the conduct of the Company’s Business nor any of the Company Products researched, tested, developed, manufactured, offered, marketed, licensed, provided, sold, distributed or otherwise exploited by any of the Group Companies nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company Product has infringed, has constituted or has resulted from an unauthorized use or misappropriation of or has otherwise violated any valid and enforceable Intellectual Property Rights of any other Person and (ii) there is no Legal Proceeding pending, or, to the Company’s Knowledge, threatened, nor has any Group Company received any communications (a) alleging that any Group Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (b) challenging the validity, enforceability, use or exclusive ownership of any Company-Owned Intellectual Property or (c) inviting any Group Company to take a license under any Patent or consider the applicability of any Patents to any products or services of any of the Group Companies or to the conduct of the Company’s Business, and to the Company’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated any Company-Owned Intellectual Property or Company Licensed Intellectual Property.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Company IT Systems are in good working condition to effectively perform all information technology operations necessary for the Group Companies to conduct the Company Business and operate in accordance with their specifications and related documentation and perform in a manner that permits the Group Companies to conduct the Company Business, (ii) no Group Company has experienced any disruption to, or interruption in, the Company Business attributable to a defect, bug, breakdown or other failure or deficiency of any Company IT System, (iii) the Group Companies have taken reasonable measures, consistent with current industry standards, to protect the confidentiality and security of the Company IT Systems (and all information stored thereon or transmitted thereby), including by implementing commercially reasonable back-up and disaster prevention and recovery measures, and (iv) there has been no unauthorized use, access, interruption, modification or corruption of any Company IT Systems (or information stored thereon or transmitted thereby).

(j) No Group Company has developed any Software that is material to the Company Business.

2.10 Material Contracts. Section 2.10 of the Company Disclosure Schedule sets forth a list as of the date of this Agreement of each of the following Contracts to which a Group Company is a party or by which it is bound (each such Contract listed or required to be so listed, and each of the following Contracts to which a Group Company becomes a party or by which it becomes bound after the date of this Agreement, a “Company Material Contract”):

(a) the Company Leases and the Company Ancillary Lease Documents;

(b) for the purchase or sale of materials, supplies, goods, services, equipment or other assets requiring annual payments by the Group Companies of, or pursuant to which in the last year a Group Company paid, in the aggregate, $100,000 or more;

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(c) that relates to any material partnership, joint venture, strategic alliance or other similar Contract;

(d) relating to Indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except for Contracts relating to Indebtedness in an amount not exceeding $250,000 in the aggregate;

(e) relating to severance or change-in-control Contracts;

(f) in respect of any Company Intellectual Property that provides for annual payments of, or pursuant to which in the last year a Group Company paid or received, in the aggregate, $100,000 or more;

(g) containing any royalty, dividend or similar arrangement based on the revenues or profits of the Group Companies;

(h) with any Governmental Authority;

(i) any Contract with (a) an executive officer or director of a Group Company or any of such executive officer’s or director’s immediate family members, in each case, excluding any Contract terminable at will without liability or notice, (b) an owner of more than five percent (5%) of the voting power of the outstanding capital stock of the Company or (c) to the knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than a Group Company);

(j) that gives rise to any material payment or benefit as a result of the performance of this Agreement or any of the other Contemplated Transactions;

(k) relating to the acquisition or disposition of any material interest in, or any material amount of, property or assets of the Group Companies or for the grant to any Person of any preferential rights to purchase any of the Group Companies’ assets, other than in the Ordinary Course of Business; or

(l) with respect to material Company Licensed Intellectual Property or Company Licensed Out IP which requires, or would reasonably be expected to require (based on any occurrence, development, activity or event contemplated by such Contract), aggregate payments to or from any Group Company in excess of $100,000 over the life of the Contract (other than (i) licenses to Off-the-Shelf Software, (ii) licenses to Public Software, and (iii) non-disclosure agreements and licenses granted by employees, individual consultants or individual contractors of any Group Company pursuant to Contracts with employees, individual consultants or individual contractors).

Except for breaches, violations of defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company Material Contracts is valid and in full force and effect and (ii) none of the Group Companies, nor to the Company’s Knowledge any other party to a Company Material Contract, is in violation of any provision of any Company Material Contract.

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2.11 Absence of Undisclosed Liabilities. As of the date of this Agreement, the Group Companies have no liability, Indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or other (each a “Liability”), individually or in the aggregate, except for Liabilities: (a) adequately shown on the Company Balance Sheet, (b) incurred in the ordinary course of business since the date of the Company Balance Sheet and that do not arise out of, result from, or relate to any tort, infringement or breach or violation of, or default under, a Contract or applicable Law, (c) arising under this Agreement, (d) individually or in the aggregate, that would not be reasonably likely to have a Company Material Adverse Effect, or (e) as set forth on Section 2.11 of the Company Disclosure Schedule.

2.12 Compliance with Laws; Regulatory Compliance.

(a) The Group Companies are in compliance in all material respects with all Laws or Orders, except where any such failure to be in compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No investigation, inquiry, proceeding or similar action by any Governmental Authority with respect to the Group Companies is pending or, to the knowledge of the Company, threatened in writing, nor has any Governmental Authority indicated in writing an intention to conduct the same which, in each case, would reasonably be expected to have a Company Material Adverse Effect.

(b) International Trade & Anti-Corruption Laws.

(i) Neither the Group Companies nor, to the Company’s Knowledge, any of their Representatives is or has been, in the past five years, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Authority; (ii) located, organized or resident in a Sanctioned Country; or (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii). The Group Companies are, and for the past five years have been, in compliance with applicable Sanctions in all material respects.

(ii) Neither the Group Companies nor, to the Company’s Knowledge, any of their Representatives for the benefit of the Group Companies, has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any improper contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

2.13 Taxes and Tax Returns.

(a) Each material Tax Return required to be filed by, or on behalf of, the Group Companies has been timely filed (taking into account any valid extensions). Each such Tax Return is true, correct and complete in all material respects.

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(b) The Group Companies (i) have paid (or has had paid on their behalf) all material Taxes due and owing, whether or not shown as due on any Tax Return, except to the extent that any such Taxes are being contested in good faith and for which adequate reserves have been made on the Company Balance Sheet, and (ii) have withheld and remitted to the appropriate Taxing Authority, or properly set aside, all material Taxes required to be withheld and paid in connection with any amounts paid or owing to or collected from any employee, independent contractor, supplier, creditor, stockholder, partner, member or other third party.

(c) The unpaid Taxes of the Group Companies (i) did not, as of the date of the Company Balance Sheet, exceed the aggregate reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(d) The Company has delivered to FSI correct and complete copies of all U.S. federal income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Group Companies for all taxable periods ending prior to the Closing Date that are still open to examination under all applicable statutes of limitations.

(e) There are no material liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Group Companies.

(f) The Group Companies are not currently the beneficiary of any extension of time within which to file any material Tax Return.

(g) The Group Companies have not waived any statute of limitations with respect to any material Taxes or agreed to any extension of the period for assessment or collection of any Taxes.

(h) There is no material Tax claim, audit, suit, or administrative or judicial Tax proceeding now pending or presently in progress or threatened in writing by a Taxing Authority to the Group Companies with respect to a material Tax Return of the Group Companies.

(i) The Group Companies have not received notice in writing of any proposed material deficiencies from any Taxing Authority.

(j) The Group Companies have not distributed stock of a corporation, or have had its stock distributed, in a transaction purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(k) No Group Company is a party to or has any obligation under any Tax sharing agreement (whether written or not) or any Tax indemnity or other Tax allocation agreement or arrangement (other than any such agreement entered into in the Ordinary Course of Business and the primary purpose of which does not relate to Taxes).

(l) The Group Companies (A) are not nor have they ever been a member of a group of corporations that files or has filed (or has been required to file) consolidated, combined, or unitary Tax Returns (other than a group in which the parent is the Company) or (B) have no liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, provincial, local or foreign Law), as a transferee or successor, by contract or otherwise (other than any such agreement entered into in the Ordinary Course of Business and the primary purpose of which does not relate to Taxes).

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(m) No Group Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n) No Group Company has participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4 (or any predecessor provision).

(o) No Group Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting or use of an improper method of accounting prior to the Closing;

(ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed prior to the Closing;

(iii) installment sale or open transaction disposition made prior to the Closing;

(iv) prepaid amount received prior to the Closing; or

(v) election with respect to income from the discharge of indebtedness under Section 108(i) of the Code.

(p) No written claim has been made by any Taxing Authority to the Group Companies that a Group Company is or may be subject to Tax or required to file a Tax Return in a jurisdiction where it does not file Tax Returns, which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

2.14 Employee Benefit Programs.

(a) Section 2.14(a) of the Company Disclosure Schedule sets forth a list of every Employee Program maintained by the Group Companies (the “Company Employee Programs”).

(b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each Company Employee Program that is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Program for any period for which such Company Employee Program would not otherwise be covered by an IRS determination. To the knowledge of the Company, no event or omission has occurred that would reasonably be expected to cause any Company Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including without limitation Code Sections 105, 125, 401(a) and 501(c)(9)).

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(c) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Group Companies do not know, nor should they reasonably know, of any material failure of any party to comply with any Laws applicable with respect to the Company Employee Programs. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, with respect to any Company Employee Program, there has been no (i) prohibited transaction, as defined in Section 406 of ERISA or Code Section 4975, (ii) failure to comply with any provision of ERISA, other applicable Laws, or any agreement, or (iii) non-deductible contribution. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company, threatened with respect to any such Company Employee Program.

(d) None of the Group Companies nor any ERISA Affiliate has ever sponsored, maintained, administered or contributed (or had an obligation to contribute to), or is reasonably expected to have any direct or indirect liability with respect to: (i) a “pension plan” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or the minimum funding standards under Section 302 of ERISA and Section 412 of the Code; (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA; (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code; or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(e) The Group Companies are not party to any written (i) agreement with any stockholders, director, or employee of a Group Company (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Group Companies of the nature of any of the Contemplated Transactions, (B) providing any guaranteed period of employment or compensation guarantee, or (C) providing severance benefits after the termination of employment of such director or employee; or (ii) agreement or plan binding a Group Company, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall arise or be accelerated, by the occurrence of any of the Contemplated Transactions or the value of any of the benefits of which shall be calculated on the basis of any of the Contemplated Transactions. None of the Company Employee Programs provide for retiree medical or life insurance benefits to any current or former employee, officer or director of any Group Company, other than group health plan continuation coverage as required under Code Section 4980B or Part 6 of Subtitle B of Title I of ERISA or similar state Law.

(f) There is no contract, agreement, plan or arrangement covering any individual that, by itself or collectively, would give rise to any parachute payment subject to Section 280G of the Code, nor has any Group Company made any such payment, and the consummation of the transactions contemplated herein shall not obligate the Group Companies or any other entity to make any parachute payment that would be subject to Section 280G of the Code.

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(g) Each Company Employee Program that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in compliance with Section 409A of the Code in all material respects. No stock option granted under the Company Option Plan has any exercise price that was less than the fair market value of the underlying stock as of the date the option was granted, or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

(h) For purposes of this Section 2.14:

(i) An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable Laws) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers or has covered employees of such entity (or their spouses, dependents, or beneficiaries).

(ii) An entity is an “ERISA Affiliate” of the Company if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same “controlled group” as the Company for purposes of ERISA Section 302(d)(3).

2.15 Labor and Employment Matters.

(a) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Group Companies are, and since the date of incorporation of the Company have been, in compliance with all applicable Laws relating to labor and employment, including those related to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, sexual misconduct, civil rights, affirmative action, work authorization, immigration, safety and health, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of taxes.

(b) No Group Company is, or since the date of incorporation of the Company has been, a party to or subject to, or is currently negotiating in connection with entering into, any Collective Bargaining Agreement, no employees of any Group Company are represented by a labor union, and there have not been any, and, to the Company’s Knowledge, there are no threatened, organizational campaigns or other unionization activity seeking recognition of a collective bargaining unit relating to any current or former employee. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no unfair labor practice complaints pending or, to the Company’s Knowledge, threatened against any Group Company before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving any current or former employee with respect to any Group Company. There is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Company’s Knowledge, threatened against or affecting any of the Group Companies, except for such actions and events that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(c) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Group Company is, and has been since the date of incorporation of the Company, in material compliance with the Worker Adjustment and Retraining Notification Act and has no current material liabilities or other material obligations thereunder.

2.16 Environmental Matters. Except as has not or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) the Group Companies are in compliance with all Environmental Laws applicable to their operations and use of the Company Leased Real Property;

(b) the Group Companies have not generated, transported, treated, stored, or disposed of any Hazardous Material, except in material compliance with all applicable Environmental Laws, and there has been no Release or threat of Release of any Hazardous Material by a Group Company at or on the Company Leased Real Property or any property or facility that a Group Company previously owned or leased that requires reporting, investigation or remediation by a Group Company pursuant to any Environmental Law;

(c) the Group Companies have not (i) received written notice under the citizen suit provisions of any Environmental Law or (ii) been subject to or, to the knowledge of the Company, threatened with any governmental or citizen enforcement action with respect to any Environmental Law; and

(d) to the knowledge of the Company, there are no underground storage tanks, landfills, current or former waste disposal areas or polychlorinated biphenyls at or on the Company Leased Real Property that require reporting, investigation, cleanup, remediation or any other type of response action by a Group Company pursuant to any Environmental Law.

2.17 Insurance. The Company has delivered or made available to FSI accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Group Companies. Each of such insurance policies is in full force and effect and the Group Companies are in compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since the date of incorporation of the Company, the Group Companies have not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. To the knowledge of the Company, there is no pending workers’ compensation or other claim under or based upon any insurance policy of a Group Company. All information provided to insurance carriers (in applications and otherwise) on behalf of the Group Companies was, as of the date of such provision, accurate and complete in all material respects. The Group Companies have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened against the Group Companies, and no such carrier has issued in writing to the Company a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Group Companies of its intent to do so.

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2.18 Legal Proceedings; Orders. As of the date hereof, there is no Legal Proceeding pending against, or, to the knowledge of the Company, threatened against, any Group Company before (or, in the case of threatened actions, suits or proceedings, that would be before) or by any Governmental Authority, that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

2.19 Inapplicability of Anti-Takeover Statutes. The Board of Directors of the Company has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Company Stockholder Support Agreement and to the consummation of the Merger and the other Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the Company Stockholder Support Agreement or any of the other Contemplated Transactions.

2.20 Vote Required. The affirmative vote (or action by written consent) of (a) the holders of a majority of the outstanding shares of the Senior Preferred Stock (voting together as a single class on an as-converted basis), as defined in the Certificate of Incorporation of the Company, and (b) the holders of the majority of the outstanding shares of the Series B Preferred Stock and the Series B-2 Preferred Stock (voting together as a single class on an as-converted basis), as such terms are defined in the Certificate of Incorporation of the Company (the “Company Stockholder Approval”), are the only votes or consents of the holders of any class or series of Company Capital Stock necessary to adopt or approve this Agreement, and approve the Merger, the Contemplated Transactions and the other matters set forth in Section 5.2(a) of this Agreement.

2.21 No Financial Advisor. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of the Company.

2.22 Disclosure; Company Information. The information in the Registration Statement / Proxy Statement relating to the Company will not, on the date the Registration Statement / Proxy Statement is first mailed or made available to the FSI Shareholders or at the time of the FSI Shareholder Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. Notwithstanding the foregoing, no representation is made by the Group Companies with respect to the information that has been or will be supplied by FSI and the Merger Subs or any of their Representatives for inclusion in the Registration Statement / Proxy Statement.

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2.23 Data Privacy and Security. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) Each Group Company has implemented written policies relating to the Processing of Personal Data as and to the extent required by applicable Law (“Company Privacy and Data Security Policies”). Each Group Company has at all times complied in all material respects with all applicable Privacy Laws, the Company Privacy and Data Security Policies and contractual obligations entered into by a Group Company relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Data (collectively, the “Company Privacy Requirements”).

(b) As of the date hereof, the Company has not received notice of any pending Legal Proceedings, nor has there been any material Legal Proceedings against any Group Company initiated by (i) any Person; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; or (iii) any other Governmental Authority, in each case, alleging that any Processing of Personal Data by or on behalf of a Group Company is in violation of any Company Privacy Requirements.

(c) Since the incorporation of the Company, (i) there has been no material unauthorized Processing of Personal Data in the possession or control of any Group Company and/or any of the service providers of any Group Company and (ii) to the Company’s Knowledge, there have been no unauthorized intrusions or breaches of security into any Company IT Systems under the control of any Group Company.

(d) Each Group Company owns or has a binding Contract in place to use the Company IT Systems as necessary to operate the Company Business as currently conducted in all material respects.

(e) Each Group Company has established data safeguards against the destruction, loss, damage, corruption, alteration, loss of integrity, commingling or unauthorized access, acquisition, use, disclosure or other Processing of Personal Data that are consistent with industry standards and the requirements of applicable Law. Each Group Company maintains backups of all data used to conduct the business of such Group Company at a reasonable frequency.

2.24 Exclusivity of Representation and Warranties. Except as otherwise expressly provided in this Section 2 (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, the Group Companies, their Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to FSI, its Affiliates or any of their respective Representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any other person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to FSI, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to FSI, its affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

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2.25 Government Programs. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no agreements, loans, funding arrangements or assistance programs are outstanding in favor of any Group Company from any Governmental Authority, and, to the knowledge of Company, no basis exists for any Governmental Authority to seek payment or repayment from any Group Company of any amount or benefit received, or to seek performance of any obligation of any Group Company, under any such program.

Section 3. REPRESENTATIONS AND WARRANTIES OF FSI AND THE MERGER SUBS

FSI and the Merger Subs represent and warrant to the Company as follows, except as set forth in (x) the FSI SEC Reports filed prior to the date hereof or (y) the written disclosure schedule delivered by FSI to the Company (the “FSI Disclosure Schedule”). The FSI Disclosure Schedule shall be arranged in parts and subparts corresponding to the numbered and lettered sections and subsections contained in this Section 3. The disclosures in any part or subpart of the FSI Disclosure Schedule shall qualify other Sections and subsections in this Section 3 only to the extent it is clear from the face of the disclosure that such disclosure is applicable to such other Sections and subsections.

3.1 Organization.

(a) FSI is a corporation, duly organized, validly existing and in good corporate standing under the Laws of the Province of Alberta, Canada. FSI has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. FSI is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have an FSI Material Adverse Effect. The constating documents of FSI, copies of which have previously been made available to the Company, are true, correct and complete copies of such documents as currently in effect and FSI is not in violation of any respective provisions thereof.

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(b) The Merger Subs are corporations duly incorporated, validly existing and in good corporate standing under the Laws of the State of Delaware. The Merger Subs were formed solely for the purpose of engaging in the Contemplated Transactions. All of the issued and outstanding capital stock of Merger Sub I, which consists of 10 shares of Common Stock, $0.001 par value, is validly issued, fully paid and non-assessable, and is owned, beneficially and of record, by FSI, free and clear of any claim, lien, Encumbrance, or agreement with respect thereto. All of the issued and outstanding capital stock of Merger Sub II, which consists of 10 shares of Common Stock, $0.001 par value, is validly issued, fully paid and non-assessable, and is owned, beneficially and of record, by FSI, free and clear of any claim, lien, Encumbrance, or agreement with respect thereto. Except for obligations and liabilities incurred in connection with its incorporation and the Contemplated Transactions, the Merger Subs have not, and will not have, incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person. The certificates of incorporation and bylaws of the Merger Subs, copies of which have previously been made available to the Company, are true, correct and complete copies of such documents as currently in effect, and the Merger Subs are not in violation of any respective provisions thereof.

(c) Each of FSI’s Subsidiaries is a corporation or legal entity, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization. Each of FSI’s Subsidiaries has all requisite corporate power or other power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Each of FSI’s Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, either individually or in the aggregate, reasonably be expected to have an FSI Material Adverse Effect. The certificate of incorporation and bylaws or equivalent organizational documents of each of FSI’s Subsidiaries (other than the Merger Subs), copies of which have previously been made available to the Company, are true, correct and complete copies of such documents as currently in effect, and such Subsidiaries of FSI are not in violation of any provision thereof.

3.2 Capitalization.

(a) As of the date hereof, the authorized capital shares of FSI consists of an unlimited number of FSI Common Shares and an unlimited number of FSI Preferred Shares. As of the date hereof, there are 12,375,746 FSI Common Shares issued and outstanding and no FSI Preferred Shares are issued and outstanding. As of the date hereof, there are no FSI Common Shares and no FSI Preferred Shares held in the treasury of FSI. FSI has no FSI Common Shares or FSI Preferred Shares reserved for issuance other than as described above or as set forth in Sections 3.2(b) or 3.2(c) below. The outstanding FSI Common Shares have been duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of the material terms of any agreement or understanding binding upon FSI at the time at which they were issued and were issued in compliance with the FSI Articles and FSI Bylaws and all applicable Laws. Except for the FSI Stock Options issued pursuant to the FSI Stock Option Plan, FSI does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for FSI to issue, deliver, or sell, or cause to be issued, delivered, or sold any FSI Common Shares or any other equity security of FSI or any Subsidiary of FSI or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase, or otherwise receive any FSI Common Shares or any other equity security of FSI or any Subsidiary of FSI or obligating FSI or any such Subsidiary to grant, extend, or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or any other similar agreements. There are no registration rights, repurchase or redemption rights, anti-dilutive rights, voting agreements, voting trusts, preemptive rights or restrictions on transfer relating to any capital stock of FSI.

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(b) As of the date hereof, there are 771,000 FSI Common Shares issuable upon exercise of all outstanding FSI Stock Options, subject to adjustment on the terms set forth in the FSI Stock Option Plan. Section 3.2(b) of the FSI Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of (i) the name of the holder of each FSI Stock Option, (ii) the date each FSI Stock Option was granted, (iii) the number, issuer and type of securities subject to each such FSI Stock Option, (iv) the expiration date of each such FSI Stock Option, (v) the vesting schedule of each such FSI Stock Option, (vi) the price at which each such FSI Stock Option (or each component thereof, if applicable) may be exercised, (vii) the number of FSI Common Shares issuable upon the exercise of such, or upon the conversion of all securities issuable upon the exercise of such, FSI Stock Options and (viii) whether and to what extent the exercisability of each FSI Stock Option will be accelerated upon consummation of the Contemplated Transactions or any termination of employment thereafter.

(c) Section 3.2(c) of the FSI Disclosure Schedule lists each Subsidiary of FSI, other than the Merger Subs, as of the date hereof and indicates for each such Subsidiary as of such date (i) the percentage and type of equity securities owned or controlled, directly or indirectly, by FSI and (ii) the jurisdiction of incorporation or organization. No Subsidiary of FSI has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for it to issue, deliver, or sell, or cause to be issued, delivered, or sold any of its equity securities or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or other similar agreements. There are no outstanding contractual obligations of any Subsidiary of FSI to repurchase, redeem, or otherwise acquire any of its capital stock or other equity interests. All of the shares of capital stock of each of the Subsidiaries of FSI (A) have been duly authorized and are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable, (B) are owned by FSI free and clear of any claim, lien, Encumbrance (other than Permitted Encumbrances), or agreement with respect thereto, (C) were not issued in violation of the material terms of any agreement or understanding binding upon FSI or any of its Subsidiaries at the time at which they were issued and (D) were issued in compliance with the applicable governing documents and all applicable Laws.

(d) The Merger Shares to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, have been duly authorized, and be validly issued, fully paid and nonassessable. The issuance of the Merger Shares and the first trade by a holder of such securities shall be exempt from registration or prospectus requirements in Canada.

(e) All trades of FSI’s securities were, at all relevant times, based in part on the representations and warranties of the purchasers, if applicable, exempt from registration or prospectus requirements in Canada.

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3.3 Authority. Each of FSI and the Merger Subs has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions and perform its respective obligations hereunder, subject only to obtaining the FSI Shareholder Approval. The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the Contemplated Transactions have been duly and validly adopted and approved by each of the Boards of Directors of FSI and the Merger Subs by unanimous vote of the directors participating in such votes. The approval of the FSI A&R Bylaws has been duly and validly adopted and approved by the Board of Directors of FSI. The Board of Directors of FSI has recommended that the shareholders of FSI approve the FSI Shareholder Proposals at the FSI Shareholder Meeting. The Boards of Directors of the Merger Subs have declared this Agreement advisable and has recommended that the sole stockholder of the Merger Subs adopt this Agreement and approve the Merger. Except for FSI Shareholder Approvals and the filing of the Certificates of Merger with the Secretary of State of the State of Delaware, no other corporate proceeding on the part of FSI or the Merger Subs is necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate the Merger and the other Contemplated Transactions and no filing or registration with, or authorization, consent or approval of, any Governmental Authority is necessary by FSI in connection with the consummation of the Merger and the other Contemplated Transactions, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals, which if not received would not, either individually or in the aggregate, reasonably be expected to have an FSI Material Adverse Effect. This Agreement and all other documents required to be executed by FSI in connection with the Contemplated Transaction has been duly and validly executed and delivered by FSI and the Merger Subs, and (assuming due authorization, execution and delivery by the other parties hereto), constitutes the legal, valid and binding obligations of FSI and the Merger Subs, enforceable against FSI and the Merger Subs in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity.

3.4 Non-Contravention; Consents.

(a) The execution and delivery of this Agreement by FSI and the Merger Subs does not, and the consummation by FSI and the Merger Subs of the Contemplated Transactions will not, (i) conflict with, or result in any violation or breach of, any provision of the FSI Articles or FSI Bylaws or of the charter, bylaws, or other organizational document of any Subsidiary of FSI, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Encumbrances on FSI’s or any of its Subsidiaries’ assets under, any of the terms, conditions or provisions of any FSI Material Contract or other agreement, instrument or obligation to which FSI or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the FSI Shareholder Approval and subject to the consents, approvals and authorizations specified in clauses (i) through (vi) of Section 3.4(b) having been obtained prior to the Effective Time and all filings and notifications described in Section 3.4(b) having been made, conflict with or violate any Law applicable to FSI or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(a) for any such conflicts, violations, breaches, rights of termination, Encumbrances, penalties, defaults, terminations, cancellations, accelerations or losses that have not had, and would not reasonably be expected to result in, an FSI Material Adverse Effect.

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(b) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to FSI or any of its Subsidiaries in connection with the execution and delivery of this Agreement by FSI and the Merger Subs or the consummation by FSI and the Merger Subs of the Contemplated Transactions, except for (i) obtaining the FSI Shareholder Approval, (ii) the filing of the Certificates of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which FSI is qualified as a foreign corporation to transact business, (iii) any filings required to be made with the SEC in connection with the FSI Shareholder Meeting, this Agreement and the Contemplated Transactions (including (A) the filing of the Registration Statement / Proxy Statement with the SEC in accordance with the Securities Act and the Exchange Act; and (B) the filing of a Form D Notice of Exempt Offering of Securities or other related filings in reliance on an exemption provided in Regulation D of the Securities Act), (iv) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities Laws, the rules and regulations of the NYSE American, (v) such filings and notifications as may be required under the HSR Act or any other Antitrust Laws, to be made by FSI, or by its “ultimate parent entity” as that term is defined in the HSR Act, and the expiration or early termination of any applicable waiting periods under the HSR Act or applicable foreign Antitrust Laws and (vi) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, have not had, and would not reasonably be expected to result in, an FSI Material Adverse Effect.

3.5 SEC Filings; Financial Statements.

(a) FSI has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act (the forms, statements, reports and documents filed or furnished and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “FSI SEC Reports”). Each of the FSI SEC Reports, at the time of its filing or being furnished, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the FSI SEC Reports, or, if not yet filed or furnished, will, to the knowledge of FSI, comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the FSI SEC Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the FSI SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, and any FSI SEC Reports filed or furnished with the SEC subsequent to the date hereof will not, to FSI’s Knowledge, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

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(b) As of the date of this Agreement, FSI has timely responded to all comment letters of the staff of the SEC relating to the FSI SEC Reports, and the SEC has not advised FSI that any final responses are inadequate, insufficient or otherwise non-responsive. FSI has made available to the Company true, correct and complete copies of all comment letters, written inquiries and enforcement correspondence during the past five (5) years between the SEC, on the one hand, and FSI and any of its Subsidiaries, on the other hand, and will, reasonably promptly following the receipt thereof, make available to the Company any such correspondence sent or received after the date hereof. To the knowledge of FSI, as of the date of this Agreement, none of the FSI SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

(c) (i) Each of the consolidated financial statements (including, in each case, any notes or schedules thereto) included in or incorporated by reference into the FSI SEC Reports fairly presents, in all material respects, the consolidated financial position of FSI and its consolidated Subsidiaries as of its date, or, in the case of the FSI SEC Reports filed after the date hereof, will fairly present, in all material respects, the consolidated financial position of FSI and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, changes in shareholders’ equity (deficit) and cash flows included in or incorporated by reference into the FSI SEC Reports (including any related notes and schedules) fairly presents in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (except as indicated in the notes thereto, and in the case of unaudited statements, as may be permitted by the rules of the SEC, and subject to normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein, or in the case of FSI SEC Reports filed after the date hereof, will fairly present, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (except as indicated in the notes thereto, and in the case of unaudited statements, as may be permitted by the rules of the SEC, and subject to normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein (the “FSI Financial Statements”).

(d) FSI has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting, and, to the knowledge of FSI, such system is effective in providing such assurance. FSI (i) maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that information required to be disclosed by FSI in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms and such disclosure controls and procedures are effective (ii) has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to FSI’s auditors and the Audit Committee of the Board of Directors of FSI (and made summaries of such disclosures available to the Company) (A) (1) any deficiencies in the design or operation of internal control over financial reporting that would adversely affect FSI’s ability to record, process, summarize and report financial information and (2) any weakness in internal control over financial reporting, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in FSI’s internal controls over financial reporting. Each of FSI and its Subsidiaries have complied with or addressed such deficiencies, weaknesses or fraud. FSI is in compliance with all effective provisions of the Sarbanes-Oxley Act.

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(e) Each of the principal executive officers of FSI and the principal financial officers of FSI (or each former principal executive officer of FSI and each former principal financial officer of FSI, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the FSI SEC Reports, and the statements contained in such certifications were true and correct on the date such certifications were made. For purposes of this Section 3.5(e), “principal executive officer” and “principal financial officer” have the meanings given to such terms in the Sarbanes-Oxley Act. None of FSI or any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers in violation of Section 402 of the Sarbanes-Oxley Act.

3.6 Absence of Changes. Since the date of the FSI Balance Sheet, (a) the FSI Business has been conducted in the ordinary course in all material respects and (b) there has not been any event, occurrence, development or state of circumstances or facts that has had, or would reasonably be expected to have, individually or in the aggregate, an FSI Material Adverse Effect.

3.7 Title to Assets. Each of FSI and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it. Except as described in Section 3.7 of the FSI Disclosure Schedule, all of said assets are owned by FSI and its Subsidiaries free and clear of any Encumbrances, except for Permitted Encumbrances.

3.8 Properties.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, an FSI Material Adverse Effect, FSI and its Subsidiaries have the exclusive right to possess, use and occupy and have good and marketable title to in fee simple, or valid leasehold interests in, all property and assets reflected on the FSI Balance Sheet or acquired after the date of the FSI Balance Sheet, free and clear of all Encumbrances, except for Permitted Encumbrances, except as have been disposed of since the date of the FSI Balance Sheet in the ordinary course of business.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, an FSI Material Adverse Effect, (i) each Lease under which FSI or any Subsidiary leases, subleases or licenses any real property is valid and in full force and effect and (ii) neither FSI nor its Subsidiaries, nor, to FSI’s Knowledge, any other party to a Lease, is in violation of any provision of any Lease, (iii) neither FSI nor its Subsidiaries, nor, to the knowledge of the FSI, any of the other parties thereto has violated or committed or failed to perform any act which (with or without notice, lapse of time, or both) would constitute a default under any provision of any Lease and (iv) neither FSI nor its Subsidiaries have received written notice that it has violated or defaulted under any Lease.

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3.9 Intellectual Property.

(a) Except where any such failure would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all necessary fees and filings with respect to any material FSI Registered Intellectual Property have been paid in full and timely submitted to the relevant intellectual property office or Governmental Authority and Internet domain name registrars to maintain ownership of and/or rights to such material FSI Registered Intellectual Property in full force and effect, and (ii) no issuance or registration obtained and no application filed by the FSI or its Subsidiaries for any Intellectual Property Rights has been cancelled, abandoned, allowed to lapse or not renewed. As of the date of this Agreement there are no material Legal Proceedings pending, including interference, re-examination, inter partes review, reissue, opposition, nullity or cancellation proceedings, that relate to any material FSI Registered Intellectual Property and, to the FSI’s Knowledge, no such Legal Proceedings are threatened by any Governmental Authority or any other Person.

(b) FSI or its Subsidiaries owns all right, title and interest in and to or has a valid right to use all material Intellectual Property Rights used in or necessary for the business of FSI and its Subsidiaries (collectively, the “FSI Business Intellectual Property”) free and clear of all Encumbrances or obligations to others (other than Permitted Encumbrances), except as is not and would not reasonably be expected to be, individually or in the aggregate, material to FSI or its Subsidiaries, taken as a whole. Except as would not reasonably be expected to have, individually or in the aggregate, an FSI Material Adverse Effect, the FSI Business Intellectual Property shall be available for use by FSI and its Subsidiaries immediately after the Closing Date on identical terms and conditions to those under which the business of FSI and its Subsidiaries owned or used the FSI Business Intellectual Property immediately prior to the Closing Date (and without any payment or other restrictions regarding same).

(c) Except as would not reasonably be expected to have, individually or in the aggregate, an FSI Material Adverse Effect, neither FSI nor any of its Subsidiaries has (i) transferred ownership of, granted any exclusive license or right, or granted any other license or right material to the business of FSI or its Subsidiaries with respect to, any material FSI-Owned Intellectual Property or FSI Licensed Intellectual Property used in or necessary for the business to any other Person or (ii) granted any customer the right to use any FSI Product. Except as would not reasonably be expected to have, individually or in the aggregate, an FSI Material Adverse Effect, FSI or its Subsidiaries, as applicable, have valid rights under all Contracts for FSI Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all FSI Licensed Intellectual Property as the same is currently used, sold, licensed and otherwise exploited by FSI or its Subsidiaries.

(d) The FSI-Owned Intellectual Property and the FSI Licensed Intellectual Property constitute (i) all of the Intellectual Property Rights used or held for use by FSI or its Subsidiaries in or necessary for the operation of their respective businesses, and (ii) all Intellectual Property Rights necessary and sufficient to enable FSI and its Subsidiaries to conduct their respective businesses as currently conducted and as currently proposed to be conducted in all material respects. Except as would not reasonably be expected to have, individually or in the aggregate, an FSI Material Adverse Effect, the FSI-Owned Intellectual Property (including all of FSI’s and its Subsidiaries rights therein) is valid, subsisting and enforceable (except for applications for FSI Registered Intellectual Property that have not issued), and, FSI’s and its Subsidiaries’ rights in and to the FSI Licensed Intellectual Property, are valid and enforceable, in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity.

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(e) Except as would not reasonably be expected to have, individually or in the aggregate, an FSI Material Adverse Effect, each current and former employee, consultant, advisor or independent contractor of FSI or its Subsidiaries that solely or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or other development of any Intellectual Property Rights for FSI or its Subsidiaries since their inception (each such person, an “FSI Creator”) has agreed under a valid and enforceable confidentiality agreement to maintain and protect the trade secrets and confidential information of FSI and its Subsidiaries, as applicable, and has validly transferred and assigned to FSI or its Subsidiaries all Intellectual Property Rights authored, invented, created, improved, modified or otherwise developed by such FSI Creator in the course of such FSI Creator’s employment or other engagement with FSI or its Subsidiaries or has granted FSI and its Subsidiaries the right to exploit, sufficient for the conduct of the business of FSI and its subsidiaries as currently conducted, such Intellectual Property Rights.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, an FSI Material Adverse Effect, each of FSI and its Subsidiaries has taken reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how and other confidential information owned, possessed or used by each of FSI and its Subsidiaries or any trade secrets, know-how and other confidential information of any third party made available to FSI or its Subsidiaries. No structure, method of use or method of manufacture, in each case, of a compound, to the extent protected as a trade secret, has been disclosed under any non-disclosure agreement that has a limited term for any limitation on use, reproduction or disclosure.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, an FSI Material Adverse Effect, none of the FSI-Owned Intellectual Property and, to FSI’s Knowledge, none of the FSI Licensed Intellectual Property, is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by FSI or its Subsidiaries or affects the validity, use or enforceability of any such FSI-Owned Intellectual Property or FSI Licensed Intellectual Property.

(h) Except as would not reasonably be expected to have, individually or in the aggregate, an FSI Material Adverse Effect, (i) to FSI’s Knowledge, neither the conduct of the business of FSI or its Subsidiaries nor any of the FSI Products researched, tested, developed, manufactured, offered, marketed, licensed, provided, sold, distributed or otherwise exploited by FSI or its Subsidiaries nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any FSI Product has infringed, has constituted or has resulted from an unauthorized use or misappropriation of or has otherwise violated any valid and enforceable Intellectual Property Rights of any other Person, (ii) there is no Legal Proceeding pending or, to FSI’s Knowledge, threatened, nor has FSI or its Subsidiaries received any communications (a) alleging that FSI or its Subsidiaries has infringed, misappropriated, diluted or otherwise violated any Intellectual Property Rights of any other Person, (b) challenging the validity, enforceability, use or exclusive ownership of any FSI-Owned Intellectual Property or (c) inviting FSI or its Subsidiaries to take a license under any Patent or consider the applicability of any Patents to any products or services of FSI or its Subsidiaries or to the conduct of the business of FSI or its Subsidiaries, and (iii) to FSI’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated any FSI-Owned Intellectual Property or FSI Licensed Intellectual Property.

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(i) Except as would not reasonably be expected to have, individually or in the aggregate, an FSI Material Adverse Effect, (i) all Company IT Systems are in good working condition to effectively perform all information technology operations necessary for FSI and its Subsidiaries to conduct the FSI Business and operate in accordance with their specifications and related documentation and perform in a manner that permits FSI and its Subsidiaries to conduct the FSI Business, (ii) none of FSI nor any of its Subsidiaries has experienced any disruption to, or interruption in, the FSI Business, (iii) FSI and its Subsidiaries have taken reasonable measures, consistent with current industry standards, to protect the confidentiality and security of the Company IT Systems (and all information stored thereon or transmitted thereby), including by implementing commercially reasonable back-up and disaster prevention and recovery measures, and (iv) there has been no unauthorized use, access, interruption, modification or corruption of any Company IT Systems (or information stored thereon or transmitted thereby).

(j) Neither FSI nor its Subsidiaries have developed any Software that is material to the business.

3.10 Material Contracts. Section 3.10 of the FSI Disclosure Schedule sets forth a list as of the date of this Agreement of each of the following Contracts to which FSI or any of its Subsidiaries is a party or by which it is bound (each such Contract listed or required to be so listed, and each of the following Contracts to which FSI or any of its Subsidiaries becomes a party or by which it becomes bound after the date of this Agreement, a “FSI Material Contract”):

(a) relating to the lease of real property by FSI or any of its Subsidiaries;

(b) for the purchase or sale of materials, supplies, goods, services, equipment or other assets requiring annual payments by FSI or any of its Subsidiaries of, or pursuant to which in the last year FSI or any of its Subsidiaries paid, in the aggregate, $100,000 or more;

(c) that relates to any partnership, joint venture, strategic alliance or other similar Contract;

(d) relating to Indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except for Contracts relating to Indebtedness in an amount not exceeding $250,000 in the aggregate;

(e) relating to severance or change-in-control Contracts;

(f) in respect of any FSI Intellectual Property that provides for annual payments of, or pursuant to which in the last year FSI or any of its Subsidiaries paid or received, in the aggregate, $100,000 or more;

(g) containing any royalty, dividend or similar arrangement based on the revenues or profits of FSI or any of its Subsidiaries;

(h) with any Governmental Authority;

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(i) with (i) an executive officer or director of FSI or any of its Subsidiaries or any of such executive officer’s or director’s immediate family members, in each case, excluding any Contract terminable at will without liability or notice, (ii) an owner of more than five percent (5%) of the voting power of the outstanding capital stock of FSI or (iii) to the knowledge of FSI, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than FSI or its Subsidiaries);

(j) that gives rise to any material payment or benefit as a result of the performance of this Agreement or any of the other Contemplated Transactions;

(k) relating to the acquisition or disposition of any material interest in, or any material amount of, property or assets of FSI or any of its Subsidiaries or for the grant to any Person of any preferential rights to purchase any of their assets, other than in the Ordinary Course of Business; or

(l) with respect to material FSI Licensed Intellectual Property or FSI Licensed Out IP which requires, or would reasonably be expected to require (based on any occurrence, development, activity or event contemplated by such Contract), aggregate payments to or from FSI or its Subsidiaries in excess of $100,000 over the life of the Contract (other than (i) licenses to Off-the-Shelf Software, (ii) licenses to Public Software, and (iii) non-disclosure agreements and licenses granted by employees, individual consultants or individual contractors of FSI or its Subsidiaries pursuant to Contracts with employees, individual consultants or individual contractors).

Except for breaches, violations of defaults which would not reasonably be expected to have, individually or in the aggregate, an FSI Material Adverse Effect, (i) each of the FSI Material Contracts is valid and in full force and effect and (ii) neither FSI nor any of its Subsidiaries, nor to FSI’s Knowledge any other party to an FSI Material Contract, is in violation of any provision of any FSI Material Contract.

3.11 Absence of Undisclosed Liabilities. As of the date of this Agreement, neither FSI nor any of its Subsidiaries have any Liabilities, individually or in the aggregate, except for Liabilities: (a) adequately shown on the FSI Balance Sheet, (b) incurred in the ordinary course of business since the date of the FSI Balance Sheet and that do not arise out of, result from, or relate to any tort, infringement or breach or violation of, or default under, a Contract or applicable Law, (c) arising under this Agreement, (d), individually or in the aggregate, that would not be reasonably likely to have an FSI Material Adverse Effect, or (e) as set forth on Section 3.11 of the FSI Disclosure Schedule.

3.12 Compliance with Laws; Regulatory Compliance.

(a) FSI and each of its Subsidiaries is in compliance in all material respects with all Laws or Orders. No investigation, inquiry, proceeding or similar action by any Governmental Authority with respect to FSI or any of its Subsidiaries is pending or, to the knowledge of FSI, threatened in writing, nor has any Governmental Authority indicated in writing an intention to conduct the same which, in each case, would reasonably be expected to have a material and adverse impact on FSI or any of its Subsidiaries.

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(b) International Trade & Anti-Corruption Laws.

(i) Neither FSI nor its Subsidiaries, or, to the FSI’s Knowledge, any of its Representatives is or has been, since the incorporation of FSI, (A) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Authority; (B) located, organized or resident in a Sanctioned Country; or (C) an entity owned, directly or indirectly, by one or more Persons described in clause (A) or (B). FSI and its Subsidiaries are, and for the past five years have been, in compliance with applicable Sanctions in all material respects.

(ii) Neither FSI nor, to FSI’s Knowledge, any of its Subsidiaries or Representatives for the benefit of FSI or its Subsidiaries, has (A) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (B) made or paid any improper contributions, directly or indirectly, to a domestic or foreign political party or candidate or (C) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

(c) Except as it has not had, and would not reasonably be expected to have, individually or in the aggregate, an FSI Material Adverse Effect, each of FSI and its Subsidiaries and their respective employees and agents hold all permits, licenses, variances, registrations, authorizations, exemptions, Orders, consents and approvals from the U.S. Environmental Protection Agency (“EPA”) and any Governmental Authority with the authority to regulate or supervise the storage, packaging, labeling, product safety, quality, use, manufacturing or distribution of FSI Products (any such Governmental Authority, a “FSI Regulatory Agency”) necessary for the lawful operation of the businesses of FSI and each of its Subsidiaries as currently conducted (the “FSI Permits”). Except as it has not had, and would not reasonably be expected to have, individually or in the aggregate, an FSI Material Adverse Effect, all such FSI Permits are valid, and in full force and effect. In the past five (5) years, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any FSI Permit except as it has not had, and would not reasonably be expected to have, individually or in the aggregate, an FSI Material Adverse Effect. FSI and each of its Subsidiaries is in compliance in all material respects with the terms of all FSI Permits, and no event has occurred that, to the knowledge of FSI, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any FSI Permit, except as it has not had, and would not reasonably be expected to have, individually or in the aggregate, an FSI Material Adverse Effect.

(d) None of FSI or its Subsidiaries nor, to the knowledge of FSI, any Representative thereof, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the EPA or any other FSI Regulatory Agency to investigate it for potential fraud, waste or abuse, illegal gratuity or other prohibited practices. There are no consent decrees (including plea agreements) or similar actions to which FSI or any of its Subsidiaries or, to the knowledge of FSI, any Representative thereof, is bound or which relate to FSI Products.

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(e) FSI and each of its Subsidiaries is and has been in compliance in all material respects with all applicable statutes, rules, regulations, decrees, writs and orders of any FSI Regulatory Agency with respect to the labeling, packaging, storing, testing, development, manufacture, packaging and distribution of the FSI Products.

(f) All applications, submissions, information and data utilized by FSI or any of its Subsidiaries as the basis for, or submitted by or on behalf of FSI or any of its Subsidiaries in connection with any and all requests for a FSI Permit relating to FSI or any of its Subsidiaries, when submitted to the EPA or other FSI Regulatory Agency, were true, correct and complete in all material respects as of the date of submission, and any updates, changes, corrections or modification to such applications, submissions, information and data required under applicable Laws to be submitted to the EPA or other FSI Regulatory Agency have been submitted.

(g) FSI and its Subsidiaries have made available to the Company true, correct and complete copies of any and all applications, approvals, licenses, written notices of inspectional observations, and establishment inspection reports received from any FSI Regulatory Agency. FSI and its Subsidiaries have made available to the Company for review all correspondence to or from any FSI Regulatory Agency, minutes of meetings, written reports of phone conversations, visits or other contact with any FSI Regulatory Agency, notices of inspectional observations, establishment inspection reports, and all other documents concerning communications to or from any FSI Regulatory Agency, or prepared by any FSI Regulatory Agency or which bear in any way on FSI’s or any of its Subsidiaries’ compliance with the Laws of any FSI Regulatory Agency, or on the likelihood or timing of approval of any FSI Products.

3.13 Taxes and Tax Returns.

(a) Each Tax Return required to be filed by, or on behalf of, FSI or any of its Subsidiaries, and each Tax Return in which FSI or any of its Subsidiaries was required to be included, has been timely filed (taking into account any valid extensions). Each such Tax Return is true, correct and complete.

(b) FSI and each of its Subsidiaries (i) has paid (or has had paid on its behalf) all Taxes due and owing, whether or not shown as due on any Tax Return, except to the extent that any such Taxes are being contested in good faith and for which adequate reserves have been made on the condensed balance sheet dated as of December 31, 2021 included in the FSI Financial Statements (the “FSI Balance Sheet”), and (ii) has withheld and remitted to the appropriate Taxing Authority, or properly set aside, all Taxes required to be withheld and paid in connection with any amounts paid or owing to or collected from any employee, independent contractor, supplier, creditor, shareholder, partner, member, non-resident or other third party.

(c) The unpaid Taxes of FSI and its Subsidiaries (i) did not, as of the date of the FSI Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the FSI Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of FSI and its Subsidiaries in filing their Tax Returns.

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(d) FSI has delivered to the Company correct and complete copies of all U.S. federal, U.S. state and Canadian federal and provincial income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by FSI or any of its Subsidiaries for all taxable periods ending prior to the Closing Date that are still open to examination under all applicable statutes of limitations.

(e) There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of FSI or any of its Subsidiaries.

(f) None of FSI or any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return.

(g) None of FSI or any of its Subsidiaries has waived any statute of limitations with respect to any material Taxes or agreed to any extension of the period for assessment or collection of any Taxes.

(h) There is no Tax claim, audit, suit, or administrative or judicial Tax proceeding now pending or presently in progress or threatened in writing by a Taxing Authority to FSI or its Subsidiaries with respect to a Tax Return of FSI or any of its Subsidiaries.

(i) None of FSI or any of its Subsidiaries has received notice in writing of any proposed material deficiencies from any Taxing Authority.

(j) None of FSI or any of its Subsidiaries has distributed stock of a corporation, or has had its stock distributed, in a transaction purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(k) None of FSI or any of its Subsidiaries is party to or has any obligation under any Tax sharing agreement (whether written or not) or any Tax indemnity or other Tax allocation agreement or arrangement (other than any such agreement entered into in the Ordinary Course of Business and the primary purpose of which does not relate to Taxes).

(l) None of FSI or any of its Subsidiaries (i) is or has ever been a member of a group of corporations that files or has filed (or has been required to file) consolidated, combined or unitary Tax Returns, other than a group the common parent of which was FSI (other than a group in which the parent is FSI) or (ii) has any liability for the Taxes of any person (other than FSI or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise (other than any such agreement entered into in the Ordinary Course of Business and the primary purpose of which does not relate to Taxes).

(m) None of FSI or any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n) FSI (i) is treated as a corporation for United States federal income tax purposes (and no election has been made to treat such entity other than as a corporation for United States federal income tax purposes), and (ii) is treated as a “surrogate foreign corporation” under Section 7874(b) of the Code that is treated as a United States corporation for United States federal income tax purposes.

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(o) None of FSI or any of its Subsidiaries has participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4 (or any predecessor provision).

(p) None of FSI or any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting or use of an improper method of accounting prior to the Closing;

(ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed prior to the Closing;

(iii) installment sale or open transaction disposition made prior to the Closing;

(iv) prepaid amount received prior to the Closing Date; or

(v) election with respect to income from the discharge of indebtedness under Section 108(i) of the Code.

(q) No written claim has been made by any Taxing Authority to FSI or its Subsidiaries that FSI or any of its Subsidiaries is or may be subject to Tax or required to file a Tax Return in a jurisdiction where it does not file Tax Returns, which could reasonably be expected to have, individually or in the aggregate, an FSI Material Adverse Effect.

(r) There are no circumstances existing which could result in the application to FSI or any of its Subsidiaries of sections 17, 78, or 80 to 80.04 of the Tax Act or any analogous provision of any comparable federal, provincial or foreign tax law.

(s) No Governmental Authority has challenged the residency of FSI or any of its Subsidiaries for Tax purposes, and there are no valid grounds for such a challenge.

(t) None of FSI or any of its Subsidiaries has been subject to the provisions of section 212.3 of the Tax Act in a manner that resulted in a deemed dividend or a reduction of the paid-up capital of any class of shares of FSI.

(u) For all transactions entered into by FSI or any of its Subsidiaries with each other, or with any non-Canadian resident Person with which FSI is not dealing at arm’s length at the time of such transaction, FSI and its Subsidiaries have respected the contemporaneous documentation requirements imposed by the Tax Act and any analogous provisions of federal, provincial or foreign law, and made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act and any analogous provisions of federal, provincial or foreign law.

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(v) None of FSI or any of its Subsidiaries has acquired property from a Person not dealing at arm’s length (for purposes of the Tax Act) with it in circumstances that would result in FSI or any of its Subsidiaries becoming liable to pay Taxes of such Person under subsection 160(1) of the Tax Act or any analogous provision of any comparable federal, provincial or foreign tax law.

(w) None of FSI or any of its Subsidiaries has received any refund of Taxes to which it is not entitled, including any refund resulting from a deemed overpayment of Tax pursuant to s. 125.7(2) of the Tax Act, relating to claims pursuant to the Canada Emergency Wage Subsidy.

(x) All research and development investment tax credits (“ITCs”) claimed by FSI or any of its Subsidiaries, if any, were claimed in the ordinary course, and in accordance with the Tax Act and the relevant provincial Tax Laws and FSI satisfied at all times the relevant criteria and conditions entitling it to such ITCs. All refunds of ITCs received or receivable by FSI or any of its Subsidiaries in any taxation year were claimed in accordance with the Tax Act and the relevant provincial Tax Laws and FSI or its Subsidiaries, as applicable, satisfied at all times the relevant criteria and conditions entitling it to claim a refund of such ITCs. All ITCs and all refunds of ITCs for the calendar year ended December 31, 2021 are set forth on Section 3.13(x) of the FSI Disclosure Schedule.

(y) None of FSI or any of its Subsidiaries has made an “excessive eligible dividend designation” as defined in the Tax Act or that is subject to the provisions of any similar federal, provincial or foreign Tax legislation.

(z) No amount in respect of any outlay or expense that is deductible for the purpose of computing the income of FSI or any of its Subsidiaries for purposes of the Tax Act will, as of the Closing Date, have been owing by FSI or its Subsidiaries (as applicable) for longer than two taxation years to a Person with whom such corporation was not dealing at arm’s length as that term is understood for purposes of the Tax Act at the time the outlay or expense was incurred.

(aa) None of FSI or any of its Subsidiaries has paid a dividend to which Tax under Part VI.1 of the Tax Act, or any provisions of any similar federal, provincial or foreign Tax law applies.

(bb) Each of FSI and its Subsidiaries, if required by applicable Law to be registered under the Excise Tax Act (Canada) with respect to the Goods and Services Tax, and any similar provincial, state or other jurisdictions’ value-added to sales tax law, is duly registered under such law, and has timely collected and remitted to the appropriate Governmental Authority when required to do so all amounts required to be collected, remitted or paid on account of all taxes under such laws.

(cc) None of FSI or any of its Subsidiaries is a party to any election under the Excise Tax Act (Canada).

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3.14 Employee Benefit Programs.

(a) Section 3.14(a) of the FSI Disclosure Schedule sets forth a list of every Employee Program maintained by FSI or any of its Subsidiaries (the “FSI Employee Programs”).

(b) Except as would not, individually or in the aggregate, have an FSI Material Adverse Effect, each FSI Employee Program which is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such FSI Employee Program for any period for which such FSI Employee Program would not otherwise be covered by an IRS determination. To the knowledge of FSI no event or omission has occurred which would reasonably be expected to cause any FSI Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including without limitation Code Sections 105, 125, 401(a) and 501(c)(9)).

(c) Except as would not, individually or in the aggregate, have an FSI Material Adverse Effect, neither FSI nor any Subsidiary of FSI knows, nor should any of them reasonably know, of any material failure of any party to comply with any Laws applicable with respect to the FSI Employee Programs. With respect to any FSI Employee Program, there has been no (i) “prohibited transaction,” as defined in Section 406 of ERISA or Code Section 4975, (ii) failure to comply with any provision of ERISA, other applicable Laws, or any agreement, or (iii) non-deductible contribution. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of FSI, threatened with respect to any FSI Employee Program.

(d) Neither FSI nor any ERISA Affiliate has ever sponsored, maintained, administered, or contributed (or had an obligation to contribute to), or is reasonably expected to have any direct or indirect liability with respect to: (i) a “pension plan” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or the minimum funding standards under Section 302 of ERISA and Section 412 of the Code; (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA; (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code; or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(e) Neither FSI nor any of its Subsidiaries is a party to any written (i) agreement with any shareholder, director or employee of FSI or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving FSI or any of its Subsidiaries of the nature of any of the Contemplated Transactions, (B) providing any guaranteed period of employment or compensation guarantee, or (C) providing severance benefits after the termination of employment of such director or employee; or (ii) agreement or plan binding FSI or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall arise or be accelerated, by the occurrence of any of the Contemplated Transactions or the value of any of the benefits of which shall be calculated on the basis of any of the Contemplated Transactions. None of the FSI Employee Programs provide for retiree medical or life insurance benefits to any current or former employee, officer, or director of FSI or any of its Subsidiaries, other than group health plan continuation coverage as required under Code Section 4980B or Part 6 of Subtitle B of Title I of ERISA or similar state Law.

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(f) There is no contract, agreement, plan or arrangement covering any individual that, by itself or collectively, would give rise to any parachute payment subject to Section 280G of the Code, nor has FSI made any such payment, and the consummation of the transactions contemplated herein shall not obligate FSI or any other entity to make any parachute payment that would be subject to Section 280G of the Code.

(g) Each FSI Employee Program that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in compliance with Section 409A of the Code in all material respects. No stock option granted under the FSI Stock Option Plan has any exercise price that was less than the fair market value of the underlying stock as of the date the option was granted, or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

(h) For purposes of this Section 3.14:

(i) An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable Laws) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers or has covered employees of such entity (or their spouses, dependents, or beneficiaries).

(ii) An entity is an “ERISA Affiliate” of FSI if it would have ever been considered a single employer with FSI under ERISA Section 4001(b) or part of the same “controlled group” as FSI for purposes of ERISA Section 302(d)(3).

3.15 Labor and Employment Matters.

(a) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, an FSI Material Adverse Effect, FSI and its Subsidiaries are, and since the date of incorporation of FSI have been, in compliance with all applicable Laws relating to labor and employment, including those related to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, sexual misconduct, civil rights, affirmative action, work authorization, immigration, safety and health, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of taxes.

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(b) Neither FSI nor any of its Subsidiaries is, or, since the date of incorporation of FSI has been, a party to or subject to, or is currently negotiating in connection with entering into, any Collective Bargaining Agreement, no employees of FSI or any of its Subsidiaries are represented by a labor union, and there have not been any, and to the FSI’s Knowledge there are no threatened, organizational campaigns or other unionization activity seeking recognition of a collective bargaining unit relating to any current or former employee. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an FSI Material Adverse Effect, there are no unfair labor practice complaints pending or, to FSI’s Knowledge, threatened against FSI or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving any current or former employee with respect to FSI or its Subsidiaries. There is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to FSI’s Knowledge, threatened against or affecting FSI or any of its Subsidiaries, except for such actions and events that have not had and would not reasonably be expected to have, individually or in the aggregate, an FSI Material Adverse Effect.

(c) FSI and each of its Subsidiaries is, and has been since the date of incorporation of FSI, in material compliance with the Worker Adjustment and Retraining Notification Act and has no current material liabilities or other material obligations thereunder.

3.16 Environmental Matters. Except as would not, individually or in the aggregate, have an FSI Material Adverse Effect:

(a) FSI and its Subsidiaries are in compliance with all Environmental Laws applicable to their operations and use of the FSI Owned Real Property and the FSI Leased Real Property;

(b) none of FSI or any of its Subsidiaries has generated, transported, treated, stored or disposed of any Hazardous Material, except in material compliance with all applicable Environmental Laws, and there has been no Release or threat of Release of any Hazardous Material by FSI or its Subsidiaries at or on any FSI Owned Real Property or any FSI Leased Real Property or any property or facility that FSI or any of its Subsidiaries previously owned or leased that requires reporting, investigation or remediation by FSI or its Subsidiaries pursuant to any Environmental Law;

(c) none of FSI or any of its Subsidiaries has (i) received written notice under the citizen suit provisions of any Environmental Law or (ii) been subject to or, to the knowledge of FSI, threatened with any governmental or citizen enforcement action with respect to any Environmental Law; and

(d) there are no underground storage tanks, landfills, current or former waste disposal areas or polychlorinated biphenyls at or on any FSI Owned Real Property or any FSI Leased Real Property that require reporting, investigation, cleanup, remediation or any other type of response action by FSI or its Subsidiaries pursuant to any Environmental Law.

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3.17 Insurance. FSI has made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of FSI and each Subsidiary of FSI. Each of such insurance policies is in full force and effect and FSI and each Subsidiary of FSI are in compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since the date of incorporation of FSI, neither FSI nor any Subsidiary of FSI has received any notice or other communication regarding any actual or possible (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of FSI or any Subsidiary of FSI. All information provided to insurance carriers (in applications and otherwise) on behalf of FSI and each of its Subsidiaries was, as of the date of such provision, accurate and complete. FSI and each of its Subsidiaries has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened in writing against FSI or any Subsidiary of FSI, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed FSI or any Subsidiary of FSI of its intent to do so.

3.18 Government Programs. No agreements, loans, funding arrangements or assistance programs are outstanding in favor of FSI or any of its Subsidiaries from any Governmental Authority, and, to the knowledge of FSI, no basis exists for any Governmental Authority to seek payment or repayment from FSI or any of its Subsidiaries of any amount or benefit received, or to seek performance of any obligation of FSI or any of its Subsidiaries, under any such program.

3.19 Transactions with Affiliates. Except as set forth in the FSI SEC Reports filed prior to the date of this Agreement, since the date of FSI’s last proxy statement filed in October 2021 with the SEC, no event has occurred that would be required to be reported by FSI pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section 3.19 of the FSI Disclosure Schedule identifies each Person who is (or who may be deemed to be) an “affiliate” (as that term is used in Rule 12b-2 under the Exchange Act) of FSI as of the date of this Agreement.

3.20 Legal Proceedings; Orders. As of the date hereof, there is no Legal Proceeding pending against, or, to the knowledge of FSI, threatened in writing against, FSI or any of its Subsidiaries before (or, in the case of threatened actions, suits or proceedings, that would be before) or by any Governmental Authority, that would reasonably be expected to have, individually or in the aggregate, an FSI Material Adverse Effect.

3.21 Inapplicability of Anti-Takeover Statutes. No Alberta or other Governmental Authority takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the FSI Support Agreement(s) or any of the other Contemplated Transactions.

3.22 Vote Required. The affirmative vote of the holders of a majority of the votes properly cast at the FSI Shareholder Meeting in respect of the FSI Shareholder Proposals are the only votes of the holders of any class or series of FSI Capital Shares necessary to approve the FSI Shareholder Proposals (the “FSI Shareholder Approval”).

3.23 No Financial Advisor. Except for BTIG, LLC, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of FSI or any Subsidiary of FSI.

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3.24 [Reserved]

3.25 Disclosure; FSI Information. The information relating to FSI or its Subsidiaries to be contained in the Registration Statement / Proxy Statement will not, on the date the Registration Statement / Proxy Statement is first mailed or made available to FSI Shareholders or at the time of the FSI Shareholder Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The Registration Statement / Proxy Statement will comply with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by FSI or the Merger Subs with respect to the information that has been or will be supplied by the Company, any of its Subsidiaries or any of their respective Representatives for inclusion in the Registration Statement / Proxy Statement.

3.26 Data Privacy and Security. Except as would not reasonably be expected to have, individually or in the aggregate, an FSI Material Adverse Effect:

(a) FSI and its Subsidiaries have implemented written policies relating to the Processing of Personal Data as and to the extent required by applicable Law (“FSI Privacy and Data Security Policies”). Each of FSI and its Subsidiaries has at all times complied in all material respects with all applicable Privacy Laws, the FSI Privacy and Data Security Policies and contractual obligations entered into by FSI or its Subsidiaries relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer of Personal Data (collectively, the “FSI Privacy Requirements”).

(b) As of the date hereof, FSI has not received notice of any pending Legal Proceedings, nor has there been any material Legal Proceedings against FSI or its Subsidiaries initiated by (i) any Person; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; or (iii) any other Governmental Authority, in each case, alleging that any Processing of Personal Data by or on behalf of FSI or its Subsidiaries is in violation of any FSI Privacy Requirements.

(c) Since the incorporation of FSI, (i) there has been no material unauthorized Processing of Personal Data in the possession or control of FSI or its Subsidiaries and/or any of the service providers of FSI or its Subsidiaries and (ii) to FSI’s Knowledge, there have been no unauthorized intrusions or breaches of security into any FSI IT Systems under the control of FSI or its Subsidiaries.

(d) FSI and its Subsidiaries own or have a binding Contract in place to use the FSI IT Systems as necessary to operate the business of FSI as currently conducted in all material respects.

(e) Each of FSI and its Subsidiaries has established data safeguards against the destruction, loss, damage, corruption, alteration, loss of integrity, commingling or unauthorized access, acquisition, use, disclosure or other Processing of Personal Data that are consistent with industry standards and the requirements of applicable Law. Each of FSI and its Subsidiaries maintains backups of all data used to conduct the business of FSI and its Subsidiaries at a reasonable frequency.

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3.27 Reporting Status and Applicable Canadian Securities Laws Matters. FSI is not a private issuer within the meaning of National Instrument 45-106 – Prospectus Exemptions and is not a “reporting issuer” in any jurisdiction of Canada. FSI is in compliance with all applicable Canadian Securities Laws in all material respects. No cease trading order with respect to any securities of FSI, and, to the knowledge of FSI, no inquiry or investigation (formal or informal) of any Governmental Authority, or any enforcement action by any Governmental Authority, is in effect or ongoing or, to the knowledge of FSI, expected to be implemented or undertaken against FSI.

3.28 Exclusivity of Representation and Warranties. Except as otherwise expressly provided in this Section 3 (as modified by the FSI Disclosure Schedule), FSI hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to FSI, its Subsidiaries, its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, the Group Companies, its Affiliates or any of their respective Representatives by, or on behalf of, FSI, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the FSI Disclosure Schedule) or in any certificate delivered by FSI pursuant to this Agreement, neither FSI nor any other person on behalf of FSI has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, the Group Companies, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of FSI (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to the Company, the Group Companies, its Affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

Section 4. CERTAIN COVENANTS OF THE PARTIES

4.1 Access and Investigation. Subject to the terms of the Confidentiality Agreement which the Parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and ending at the earlier of the date of termination of this Agreement and the Effective Time (the “Pre-Closing Period”), upon reasonable notice, each Party shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to (x) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (y) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and (z) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate in order to enable the other Party to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, each Party shall promptly make available to the other Party copies of:

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(a) the unaudited monthly consolidated balance sheets of such Party as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of shareholders’ or stockholders’ equity and statements of cash flows for such calendar month, which shall be delivered within thirty (30) days after the end of such calendar month, or such longer periods as the Parties may agree to in writing;

(b) all material operating and financial reports prepared by such Party for its senior management, including sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for its management;

(c) any written materials or communications sent by or on behalf of a Party to all of its shareholders or stockholders;

(d) any material notice, document or other communication sent by or on behalf of a Party to any party to any FSI Material Contract or Company Material Contract, as applicable, or sent to a Party by any party to any FSI Material Contract or Company Material Contract, as applicable (other than any communication that relates solely to routine commercial transactions between such Party and the other party to any such FSI Material Contract or Company Material Contract, as applicable, and that is of the type sent in the Ordinary Course of Business);

(e) any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Authority on behalf of a Party in connection with the Merger or any of the Contemplated Transactions;

(f) any non-privileged notice, document or other communication sent by or on behalf of, or sent to, a Party relating to any pending or threatened Legal Proceeding involving or affecting such Party; and

(g) any material notice, report or other document received by a Party from any Governmental Authority.

Notwithstanding the foregoing, any Party may restrict the foregoing access (A) to the extent that any Law applicable to such party requires such Party to restrict or prohibit access to any such properties or information or as may be necessary to preserve the attorney-client privilege under any circumstances in which such privilege may be jeopardized by such disclosure or access or (B) to the extent that such Party reasonably believes that allowing such access or furnishing such information would otherwise result in the disclosure of any trade secrets of third parties or violate any obligations existing on the date hereof with respect to confidentiality to any third party or otherwise breach, contravene or violate any effective Contract existing on the date hereof.

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4.2 Operation of FSI’s Business.

(a) Other than as expressly contemplated by this Agreement or as set forth on Section 4.2 of the FSI Disclosure Schedule, during the Pre-Closing Period (i) FSI shall conduct its business and operations (A) in the Ordinary Course of Business; and (B) in compliance with all applicable Laws and the requirements of all Contracts that constitute FSI Material Contracts; (ii) FSI shall use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current key employees, officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with FSI and (iii) FSI shall promptly notify the Company of (A) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any Legal Proceeding against, relating to, involving or otherwise affecting FSI that is commenced, or, to the knowledge of FSI, threatened in writing against, FSI after the date of this Agreement.

(b) During the Pre-Closing Period, FSI shall promptly notify the Company in writing of (i) the discovery by FSI of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by FSI in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by FSI in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any breach of any covenant or obligation of FSI; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6, Section 7 and Section 8 impossible or materially less likely. Without limiting the generality of the foregoing, FSI shall promptly advise the Company in writing of any Legal Proceeding or material, written claim threatened with respect to FSI. No notification given to the Company pursuant to this Section 4.2(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of FSI contained in this Agreement or the FSI Disclosure Schedule for purposes of Section 8.1.

4.3 Operation of the Company’s Business.

(a) Other than as expressly contemplated by this Agreement or the Note Purchase Agreement or as set forth on Section 4.3 of the Company Disclosure Schedule, during the Pre-Closing Period (i) the Company shall conduct its business and operations (A) in the Ordinary Course of Business; and (B) in compliance with all applicable Laws and the requirements of all Contracts that constitute Company Material Contracts; (ii) the Company shall use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current key employees, officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company; and (iii) the Company shall promptly notify FSI of (A) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any Legal Proceeding against, relating to, involving or otherwise affecting the Company that is commenced, or, to the knowledge of the Company, threatened against, the Company.

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(b) During the Pre-Closing Period, the Company shall promptly notify FSI in writing of (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6, Section 7 and Section 8 impossible or materially less likely. Without limiting the generality of the foregoing, the Company shall promptly advise FSI in writing of any Legal Proceeding or material, written claim threatened in writing with respect to the Company. No notification given to FSI pursuant to this Section 4.3(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement or the Company Disclosure Schedule for purposes of Section 7.1.

4.4 Negative Obligations.

(a) Except (i) as expressly required by this Agreement, (ii) as set forth in Section 4.4(a) of the FSI Disclosure Schedule or (iii) with the prior written consent of the Company, at all times during the Pre-Closing Period, FSI shall not, nor shall it cause or permit any Subsidiary of FSI to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for FSI Common Shares from terminated employees of FSI);

(ii) except for contractual commitments in place at the time of this Agreement and disclosed in Section 4.4(a)(ii) of the FSI Disclosure Schedule, and other than as contemplated by the Contemplated Transactions, sell, issue or grant, or authorize the issuance of (A) any capital stock or other security (except for FSI Common Shares issued upon the valid exercise of outstanding FSI Stock Options); (B) any option, warrant or right to acquire any capital stock or any other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security;

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(iii) amend the articles of continuance, certificate of incorporation, bylaws or other charter or organizational documents of FSI or any Subsidiary of FSI, except as contemplated by this Agreement in connection with the Contemplated Transactions, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as related to the Contemplated Transactions;

(iv) form any new Subsidiary or acquire any equity interest or other interest in any other Person;

(v) other than in the Ordinary Course of Business, lend money to any Person; incur or guarantee any Indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; or guarantee any debt securities of others;

(vi) other than in the Ordinary Course of Business or the new FSI 2022 Equity Incentive Plan in connection with the Contemplated Transactions, and in observance of common practice for a similarly situated company (A) adopt, establish or enter into any Company Employee Program; (B) cause or permit any Company Employee Program to be amended other than as required by Law; or (C) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees

(vii) acquire any material asset nor sell, lease or otherwise irrevocably dispose of any of its material assets or properties, nor grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(viii) make, change or revoke any material Tax election; file any material amendment to any Tax Return; adopt or change any accounting method in respect of Taxes; change any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business and the primary purpose of which does not relate to Taxes; enter into any closing agreement with respect to any material Tax Liability; settle or compromise any claim, notice, audit report or assessment in respect of any material Tax Liability; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a refund of a material amount of Taxes; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(ix) enter into, amend or terminate any FSI Material Contract;

(x) commence a lawsuit other than (A) for routine collection of bills, (B) in such cases as FSI in good faith determines that failure to commence such lawsuit would result in the material impairment of a valuable aspect of FSI’s and/or any Subsidiary of FSI’s business, subject to prior review and approval (with such approval not to be unreasonably withheld) by the Company or (C) for a breach of this Agreement;

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(xi) fail to make any material payment with respect to any of FSI’s accounts payable or Indebtedness in a timely manner in accordance with the terms thereof and consistent with past practices;

(xii) except as permitted by Section 4.5, participate in negotiations for, or initiate, solicit, seek or knowingly encourage or support, any inquiries, proposals or offers relating to, any potential transaction or series of transactions involving any acquisition of an equity interest in any Person, or the purchase or license of any assets or properties;

(xiii) agree to take, take or permit any Subsidiary of FSI to take or agree to take, any of the actions specified in clauses (i) through (xii) of this Section 4.4(a); or

(xiv) amend the FSI Articles or the approved FSI A&R Bylaws.

(b) Except (i) as expressly required by this Agreement, (ii) as set forth in Section 4.4(b) of the Company Disclosure Schedule or (iii) with the prior written consent of FSI, at all times during the Pre-Closing Period, the Company shall not do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of Company Common Stock from terminated employees of the Company);

(ii) amend the Company Organizational Documents or other charter or organizational documents of the Company, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as related to the Contemplated Transactions;

(iii) except for contractual commitments in place at the time of this Agreement and disclosed in Section 4.4(b)(iii) of the Company Disclosure Schedule, sell, issue grant, or authorize the issuance of, or make any commitments to do any of the foregoing, other than as contemplated by the Contemplated Transactions (A) any capital stock or other security; (B) any option, warrant or right to acquire any capital stock or any other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Person;

(v) other than in the Ordinary Course of Business, lend money to any Person; incur or guarantee any Indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or make any capital expenditure or commitment in excess of $250,000;

(vi) other than in the Ordinary Course of Business, and in observance of common practice for a similarly situated company (A) adopt, establish or enter into any Company Employee Program; (B) cause or permit any Company Employee Program to be amended other than as required by Law; or (C) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

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(vii) acquire any material asset nor sell, lease or otherwise irrevocably dispose of any of its assets or properties, nor grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(viii) make, change or revoke any material Tax election; file any material amendment to any Tax Return; adopt or change any accounting method in respect of Taxes; change any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business and the primary purpose of which does not relate to Taxes; enter into any closing agreement with respect to any material Tax Liability; settle or compromise any claim, notice, audit report or assessment in respect of any material Tax Liability; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a refund of a material amount of Taxes; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(ix) enter into, amend or terminate any Company Material Contract;

(x) commence a lawsuit other than (A) for routine collection of bills, (B) in such cases as the Company in good faith determines that failure to commence such lawsuit would result in the material impairment of a valuable aspect of the Company’s business, subject to prior review and approval (with such approval not to be unreasonably withheld) by FSI or (C) for a breach of this Agreement;

(xi) fail to make any material payment with respect to any of the Company’s accounts payable or Indebtedness in a timely manner in accordance with the terms thereof and consistent with past practices; or

(xii) agree to take, take, or permit any Subsidiary of the Company to take or agree to take any of the actions specified in clauses (i) through (xi) of this Section 4.4(b).

(c) Notwithstanding any other provision of this Agreement, prior to the Closing, FSI may accelerate the vesting in full of all then outstanding FSI Stock Options.

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4.5 Exclusivity.

(a) From the date of this Agreement and ending on the earlier of (a) the Closing and (b) the termination of this Agreement, the Parties shall not, and shall cause their respective Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any sale of any material assets of such Party or any of the outstanding capital stock or any conversion, consolidation, liquidation, dissolution or similar transaction involving such Party or any of such Party’s Subsidiaries other than with the other Parties to this Agreement and their respective Representatives (an “Alternative Transaction”), (ii) enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided that the execution, delivery and performance of this Agreement and the Contemplated Transactions shall not be deemed a violation of this Section 4.5. Each Party shall, and shall cause its Subsidiaries and its and their respective affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. Each Party also agrees that it will promptly request each person (other than the Parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all confidential information furnished to such person by or on behalf of it prior to the date hereof (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement). If a Party or any of its Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then such Party shall promptly (and in no event later than twenty-four (24) hours after such Party becomes aware of such inquiry or proposal) notify such Person in writing that such Party is subject to an exclusivity agreement with respect to the Contemplated Transactions that prohibits such Party from considering such inquiry or proposal, to the extent not inconsistent with the fiduciary duties of the Board of Directors of FSI or the Company. Without limiting the foregoing, the Parties agree that any violation of the restrictions set forth in this Section 4.5 by a Party or any of its Subsidiaries or its or their respective affiliates or Representatives shall be deemed to be a breach of this Section 4.5 by such Party.

Section 5. ADDITIONAL AGREEMENTS OF THE PARTIES

5.1 Disclosure Documents.

(a) As promptly as reasonably practicable after the date of this Agreement, FSI and the Company shall prepare, mutually agree upon and FSI shall file with the SEC a registration statement on Form S-4 relating to the FSI Shareholder Meeting, to be held in connection with the Merger, and containing a prospectus and proxy statement (together with any amendments thereof or supplements thereto, the “Registration Statement / Proxy Statement”), in connection with the registration under the Securities Act of the Merger Shares. FSI shall be solely responsible for all filing fees and costs required to be paid in connection therewith. Each of FSI and the Company shall use their commercially reasonable best efforts (i) to cause the Registration Statement / Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC; and (ii) to promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff. Each of FSI, the Merger Subs and the Company shall furnish all information concerning itself and their Subsidiaries, as applicable, to the other parties as the other parties may reasonably request in connection with such actions and the preparation of the Registration Statement / Proxy Statement. As promptly as practicable after the date of this Agreement, and in no event later than thirty (30) days after the date of this Agreement, the Company shall (i) furnish to FSI all such information concerning the Company to be included in the Registration Statement / Proxy Statement, and (ii) cooperate with FSI to file the Registration Statement / Proxy Statement with the SEC within such thirty (30) day period. FSI shall use commercially reasonable best efforts to cause the Registration Statement / Proxy Statement to be mailed or made available to its shareholders as promptly as practicable, and in no event later than five (5) Business Days, after the Registration Statement / Proxy Statement is declared effective by the SEC. Each of the Company and FSI shall use commercially reasonable best efforts to cause all information that it is responsible for providing for inclusion in documents filed with the SEC in connection with the Contemplated Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. If FSI, the Merger Subs or the Company become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, as the case may be, then such party, as the case may be, shall promptly inform the other parties thereof and shall cooperate with such other parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the FSI shareholders.

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(b) Notwithstanding anything to the contrary stated above, prior to filing and mailing, as applicable, the Registration Statement / Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, or making or disseminating any other communication to its shareholders regarding the Contemplated Transactions, FSI shall provide the Company a reasonable opportunity to review and comment on such document or response and shall discuss with the Company and include in such document or response, comments reasonably and promptly proposed by the Company. FSI will advise the Company, promptly after FSI receives notice thereof, of the clearance of the Registration Statement / Proxy Statement by the SEC or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Merger Shares for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement / Proxy Statement or for additional information.

5.2 Stockholder or Shareholder Approval.

(a) Company Stockholders’ Consent.

(i) The Company agrees that (A) the Company’s Board of Directors shall unanimously recommend that the holders of Company Common Stock and Company Preferred Stock take action by written consent to approve the Merger, (B) the statement or information provided to the holders of Company Common Stock and Company Preferred Stock shall include a statement to the effect that the Board of Directors of the Company recommends that the Company Stockholders take action by written consent to approve the Merger (the recommendation of the Company’s Board of Directors that the Company Stockholders approve the Merger being referred to as the “Company Board Recommendation”); and (C) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to FSI, and no resolution by the Board of Directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to FSI shall be adopted or proposed.

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(ii) In connection with the solicitation of the Company Stockholder Written Consent from its stockholders to adopt this Agreement and approve the Merger, the Company shall furnish to FSI within forty-eight (48) hours after the date that the definitive Registration Statement / Proxy Statement is filed with the SEC and the Company’s stockholders are notified of such fact a copy of such executed Company Stockholder Written Consent.

(iii) Promptly after the date hereof, and in no case later than ten (10) days after obtaining the Company Stockholder Approval, the Company shall deliver (in any manner permitted by applicable Laws) to each Company Stockholder notice of the Company Stockholders’ approval and adoption of this Agreement and, if applicable, the consummation of the Contemplated Transactions, in compliance with Section 228(e) of the DGCL.

(b) FSI Shareholder Meeting.

(i) FSI shall take all action necessary in accordance with applicable Laws and the FSI Articles and FSI Bylaws to call, give notice of, convene and hold a special meeting of the FSI Shareholders (the “FSI Shareholder Meeting”) to consider and vote on proposals to (A) issue the Merger Shares by virtue of the Merger, (B) approve the change of control of FSI resulting from the Merger, (C) adopt the FSI 2022 Equity Incentive Plan, (D) elect Eric Steen and such other individuals as designated by the Company as directors of FSI, effective as of the Closing and (E) ratify the FSI A&R Bylaws (collectively, the “FSI Shareholder Proposals”). The FSI Shareholder Meeting shall be held (on a date selected by FSI in consultation with the Company) as promptly as practicable, and in any event not later than forty-five (45) days after the date that the definitive Registration Statement / Proxy Statement is filed with the SEC. If on the scheduled date of the FSI Shareholder meeting FSI has not obtained the FSI Shareholder Approvals, FSI shall have the right to adjourn or postpone the FSI Shareholder Meeting to a later date or dates, such later date or dates not to exceed thirty (30) days from the original date that the FSI Shareholder Meeting was scheduled for the approval of the FSI Shareholder Proposals.

(ii) The Board of Directors of FSI shall recommend that the FSI Shareholders approve the FSI Shareholder Proposals (the “FSI Recommendation”) and FSI shall include such FSI Recommendation in the Registration Statement / Proxy Statement.

(c) FSI shall use its reasonable efforts to solicit from the FSI Shareholders proxies in favor of the FSI Shareholder Proposals and shall take all other action necessary or advisable to secure the FSI Shareholder Approvals.

5.3 Regulatory Approvals.

(a) Each Party shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act or any other applicable Antitrust Laws. FSI shall be solely responsible for all filing fees and costs required to be paid in connection therewith. The Parties shall supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable Antitrust Laws.

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(b) Without limiting the generality of FSI’s obligations under this Section 5.3 or otherwise, FSI shall promptly take or cause to be taken any and all action necessary to obtain promptly any clearance required and avoid every impediment under the HSR Act and any other Antitrust Law for the consummation of the Contemplated Transactions as promptly as possible, including agreeing to any structural or behavioral remedy with respect to its or its Affiliates’ assets (including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders or otherwise, the sale, divestiture or disposition of any of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to this Agreement) and, at the request of the Company, to litigate in order to avoid the entry of, or to have vacated or terminated, any Governmental Order (whether temporary, preliminary or permanent) related to the HSR Act and any other Antitrust Law that would prevent or delay the consummation of the Contemplated Transactions. For the avoidance of doubt, FSI shall not take any action with respect to any Governmental Order or any applicable Laws which would bind the Company irrespective of whether the Contemplated Transactions occur. The Parties shall keep the other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ (not including any interactions between the Company with Governmental Authorities in the ordinary course of business) and shall comply promptly with any such inquiry or request. Each of the Parties shall instruct their respective counsels to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any antitrust, competition or trade regulation issues at the earliest practicable dates. FSI shall be entitled to direct any proceedings or negotiations with any Governmental Authority, including any communications and meetings with or written submissions to any Governmental Authority, provided, however, that FSI shall afford the Company a reasonable opportunity to participate in any such communications or meetings and comment on any such written submissions, the acceptance of such comment shall not be unreasonably withheld.

(c) During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to Section 9 or the Closing Date, except with the consent of the Company, FSI and its Affiliates shall not do anything, including entering into any transaction, that would reasonably be expected to prevent or delay any filings or approvals required under the HSR Act or any other applicable Antitrust Laws.

5.4 [Reserved]

5.5 Indemnification of Officers and Directors.

(a) FSI and the Merger Subs agree that all rights to indemnification, exculpation or advancement of expenses now existing in favor of, and all limitations on the personal liability of each present and former director, officer, employee, fiduciary, or agent of FSI or the Company provided for in the respective organizational documents in effect as of the date hereof, shall continue to be honored and in full force and effect for a period of six (6) years after the Effective Time; provided, however, that all rights to indemnification in respect of any claims asserted or made within such period shall continue until the disposition of such claim. The certificate of incorporation of the Final Surviving Entity will contain provisions with respect to indemnification, exculpation from liability and advancement of expenses that are at least as favorable as those currently in the Company Organizational Documents and, during such six (6) year period following the Effective Time, FSI shall not and shall cause the Final Surviving Entity not to amend, repeal or otherwise modify such provisions in any manner that would materially and adversely affect the rights thereunder of individuals who at any time prior to the Effective Time was a director, officer, employee, fiduciary, or agent of the Company in respect of actions or omissions occurring at or prior to the Effective Time, unless such modification is required by applicable Laws. From and after the Effective Time, FSI and the Final Surviving Entity also agree, jointly and severally, to indemnify and hold harmless the present and former officers, directors, employees, fiduciaries and agents of the Company in respect of acts or omissions occurring prior to the Effective Time to the extent (i) provided in any written indemnification agreements listed in Section 5.5(a) of the Company Disclosure Schedule between the Company and such individuals or (ii) required by the Company Organizational Documents, in each case as in effect immediately prior to the Effective Time.

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(b) The provisions of this Section 5.5 are intended to be for the benefit of, and shall be enforceable by, each of the Persons indemnified hereby, and his or her heirs and Representatives, and may not be amended, altered or repealed without the written consent of any such Person affected by such amendment, alteration or repeal. The provisions in this Section 5.5 are intended to be in addition to the rights otherwise available to the current directors, officers, employees, fiduciaries and/or agents of the Company by Laws, charters, bylaws or agreements.

(c) If FSI or the Final Surviving Entity or any of the successors or assigns of FSI or the Final Surviving Entity (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of FSI or the Final Surviving Entity, as the case may be, shall assume the obligations set forth in this Section 5.5.

5.6 Reasonable Best Efforts.

(a) Each of the Parties hereto agrees to use its reasonable best efforts, and to cooperate with each other Party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Merger and the other transactions contemplated by this Agreement.

(b) The Parties acknowledge that certain consents to the Contemplated Transactions may be required from parties to Contracts, Leases, licenses or other agreements to which the Parties and their Subsidiaries are a party (including the Company Material Contracts and the FSI Material Contracts) and such consents may not have been obtained prior to the Closing. The Parties agree and acknowledges that neither the Group Companies, nor FSI or any of its Subsidiaries will have any liability whatsoever to the other Party (and no Party will be entitled to assert any claims) arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the Contemplated Transactions or because of the default, acceleration or termination of any such Contract, Lease, license or other agreement as a result thereof. The Parties further agree that no representation, warranty or covenant of the Parties contained herein will be breached or deemed breached and no condition of the Parties will be deemed not to be satisfied as a result of the failure to obtain any such consent or as a result of any such default, acceleration or termination or any Legal Proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination.

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(c) FSI shall use its commercially reasonable efforts to obtain, prior to the filing of the Registration Statement / Proxy Statement, for its Board of Directors a fairness opinion with respect to the Merger customary for a transaction similar to the Merger and in form and substance satisfactory to FSI, which fairness opinion, if obtained, will be included in the Registration Statement / Proxy Statement. FSI will not file the Registration Statement / Proxy Statement until such Board of Directors receives such fairness opinion.

5.7 Disclosure. Without limiting any of either Party’s obligations under the Confidentiality Agreement, each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Merger or any of the other Contemplated Transactions unless (a) the other Party shall have approved such press release or disclosure in writing; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Laws and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of the Company and FSI may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Company or FSI in compliance with this Section 5.7.

5.8 Listing. At or prior to the Effective Time, FSI shall use its commercially reasonable efforts to cause the Merger Shares being issued in the Merger to be approved for listing (subject to notice of issuance) on the NYSE American (or such other market which the FSI Capital Shares then trades) at or prior to the Effective Time and the Company shall use its commercially reasonable efforts to provide the information required for the NYSE American Additional Listing Application and related rules and to fully cooperate and participate in preparing such application and obtaining such listing.

5.9 Tax Matters.

(a) The Parties intend that, for United States federal income tax purposes, the First Merger and the Second Merger constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that together qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of FSI, Merger Subs and the Company are to be parties under Section 368(b) of the Code and the Treasury Regulations (the “Intended Tax Treatment”) and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). FSI and the Company shall not take any action prior to the Closing, and FSI shall not take any action or fail to take any action (and shall prevent the Final Surviving Entity from taking any action or failing to take any action) following the Closing, that would cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties shall report the First Merger and the Second Merger, taken together, for all Tax purposes in accordance with the Intended Tax Treatment, including the filing of the statement required by Treasury Regulations Section 1.368-3, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code or by applicable Law. The Parties shall cooperate with each other and their respective counsel to document and support the Intended Tax Treatment, including providing Tax representation letters of the sort customarily provided as the basis for a legal opinion that the Merger qualifies for the Intended Tax Treatment.

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(b) FSI shall file all Tax returns and reports in a manner consistent with its treatment as a corporation for United States federal income tax purposes and as a “surrogate foreign corporation” under Section 7874(b) of the Code that is treated as a United States corporation for United States federal income tax purposes. FSI shall not take any action that would adversely affect its treatment as a corporation for United States federal income tax purposes or as a “surrogate foreign corporation” under Section 7874(b) of the Code that is treated as a United States corporation for United States federal income tax purposes.

5.10 Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of their obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the Closing.

5.11 Post-Closing Directors and Officers.

(a) Subject to any legal requirement, at and immediately after the Effective Time, the initial size of the Board of Directors of the Final Surviving Entity and the initial directors to serve on the Board of Directors of Final Surviving Entity, each until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal, shall be selected by the Company, in its sole discretion, prior to the Effective Time. At and immediately after the Effective Time, the officers of the Final Surviving Entity and the composition of the committees within the Board of Directors of the Final Surviving Entity shall be selected by the Company, in its sole discretion, prior to the Effective Time and the Company may, in its sole discretion, determine the terms, classes and other aspects of the Board of Directors of the Final Surviving Entity, in accordance with the listing requirements under the NYSE American and the laws of the Province of Alberta, Canada. Prior to the mailing of the Registration Statement / Proxy Statement to the pre-Closing FSI shareholders, the Company may in its sole discretion replace any of its designee(s) with any individual by notice to FSI. In the event that any individuals identified by the Company is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as a Director or Officer, then, prior to the mailing of the Registration Statement / Proxy Statement to the pre-Closing FSI shareholders, the Company may in its sole discretion replace such individual with another individual to serve as such director or officer.

5.12 Stockholder Litigation. Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, FSI, on the one hand, and the Company, on the other hand, shall give the other Party the opportunity to participate in the defense or settlement of any stockholder or shareholder litigation relating to this Agreement or any of the Contemplated Transactions, and shall not settle any such litigation without the other Party’s written consent, which will not be unreasonably withheld, conditioned or delayed.

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5.13 Section 16 Matters. To the extent the equity securities of FSI resulting from the Contemplated Transactions, including the Merger Shares, are intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Board of Directors of FSI will use reasonable efforts to approve in advance of Closing any acquisitions and/or dispositions of equity securities of FSI resulting from the Contemplated Transactions by each Person who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act as a result of the Contemplated Transactions) with respect to equity securities of FSI.

5.14 [Reserved].

5.15 Form S-8. FSI shall file a registration statement on Form S-8, to the extent such form is available, for the FSI Common Shares issuable with respect to each Rollover Option assumed by FSI in the Merger, and the FSI Common Shares issuable pursuant to the FSI 2022 Equity Incentive Plan, as soon as administratively practicable following the Effective Time, but in any event no later than thirty (30) calendar days following the Closing Date, and shall exercise reasonable best efforts to maintain the effectiveness of such registration statement for so long as any of such Rollover Options remain outstanding.

Section 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Authority and remain in effect, and there shall not be any Law which has the effect of making the consummation of the Merger illegal.

6.2 Stockholder and Shareholder Approval and Support Agreements. (a) This Agreement, the Merger, the conversion of the Company Preferred Stock into Company Common Stock, and the other Contemplated Transactions shall have been duly adopted and approved by the Company Stockholder Approval, including, but not limited to, the Key Company Stockholders’ written agreement to vote all of their shares pursuant to the Company Stockholder Support Agreement, and (b) the FSI Shareholder Proposals shall have been duly approved by the FSI Shareholder Approval.

6.3 No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business. There shall not be any Legal Proceeding pending, or overtly threatened in writing, by an official of a Governmental Authority in which such Governmental Authority indicates that it intends to conduct any Legal Proceeding or taking any other action (a) challenging or seeking to restrain or prohibit the consummation of the Merger; (b) relating to the Merger and seeking to obtain from FSI, the Merger Subs or the Company any damages or other relief that may be material to FSI or the Company; or (c) seeking to prohibit or limit in any material and adverse respect a Party’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of FSI.

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6.4 Registration Statement / Proxy Statement. The Company’s Registration Statements / Proxy Statement on Form S-4 shall have been declared effective by the SEC. No stop order prohibiting the issuance of the Merger Shares shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority and no similar proceeding in respect of the Registration Statement / Proxy Statement shall have been initiated or threatened by the SEC or any other Governmental Authority.

6.5 Stock Exchange Listing. The Merger Shares shall be listed on the NYSE American, or another national securities exchange mutually agreed to by the parties, as of the Effective Time.

6.6 Note Purchase Agreement. The Note Purchase Agreement and the Notes shall be in full force and effect, and the Company shall have received the Tranche 1 Purchase Price and the Tranche 2 Purchase Price (each as defined in the Note Purchase Agreement).

Section 7. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF FSI AND THE MERGER SUBS

The obligations of FSI and the Merger Subs to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by FSI, at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations. The representations and warranties of the Company contained in this Agreement (a) (i) shall have been true and correct as of the date of this Agreement, except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date) and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date, except in each case where the failure to be true and correct has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, and (b) the representation and warranties of the Company contained in Section 2.2 hereof shall be true and correct as of the date hereof and as of the Closing Date, except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and (ii) for de minimis inaccuracies.

7.2 Performance of Covenants. Each of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by the Company in all material respects.

7.3 Officer’s Certificate. FSI shall have received a certificate executed by the Chief Executive Officer of the Company confirming that the conditions set forth in Sections 7.1 and 7.2 have been duly satisfied.

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7.4 No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

Section 8. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

8.1 Accuracy of Representations. The representations and warranties of FSI and the Merger Subs contained in this Agreement (a) (i) shall have been true and correct as of the date of this Agreement except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date) and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date, except in each case where the failure to be true and correct has not had, and would not reasonably be expected to have, an FSI Material Adverse Effect and (b) the representation and warranties of FSI and the Merger Subs contained in Section 3.2 hereof shall be true and correct as of the date hereof and as of the Closing Date, except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and (ii) for de minimis inaccuracies.

8.2 Performance of Covenants. All of the covenants and obligations in this Agreement that FSI or the Merger Subs are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3 Officer’s Certificates. The Company shall have received a certificate executed by the Chief Executive Officer of FSI confirming that the conditions set forth in Sections 8.1 and 8.2 have been duly satisfied.

8.4 FSI 2022 Equity Incentive Plan. Prior to the effectiveness of the Registration Statement / Proxy Statement, the FSI Board of Directors shall approve and adopt a new FSI 2022 Equity Incentive Plan, in substantially the form attached hereto as Exhibit E (the “FSI 2022 Equity Incentive Plan”) and with any changes or modifications thereto as the Company may determine in its sole discretion, reserving for grant thereunder an initial number of FSI Common Shares equal to (a) ten (10%) percent of FSI’s fully-diluted outstanding stock immediately after the Closing, (b) a five (5%) percent evergreen, and (c) the assumption and conversion of certain of the Company’s stock options existing pre-Closing, including, for the avoidance of doubt, in the outstanding share calculation, the FSI Common Shares issuable upon the exercise or conversion of the Rollover Options that are issued and outstanding as of immediately prior to the Effective Time.

8.5 Resignation of FSI Directors. The directors of FSI immediately prior to the Closing shall have resigned as directors of FSI, effective as of the Closing, and the Company shall have received a resignation letter from each such Person.

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8.6 No FSI Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any FSI Material Adverse Effect.

Section 9. TERMINATION

9.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders and whether before or after approval of the Merger and issuance of Merger Shares in the Merger by FSI’s shareholders, unless otherwise specified below):

(a) by mutual written consent of FSI and the Company duly authorized by the Boards of Directors of FSI and the Company;

(b) by either FSI or the Company if the Merger shall not have been consummated by September 30, 2022; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either FSI or the Company if a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by FSI if the Company Stockholder Approval shall not have been obtained within forty-eight (48) hours after the date that the definitive Registration Statement / Proxy Statement is filed with the SEC;

(e) by either FSI or the Company if (i) the FSI Shareholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and FSI’s shareholders shall have taken a final vote on the FSI Shareholder Proposals and (ii) the FSI Shareholder Proposals shall not have been approved at the FSI Shareholder Meeting (and shall not have been approved at any adjournment or postponement thereof) by the FSI Shareholder Approval; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to FSI where the failure to obtain the FSI Shareholder Approval shall have been caused by the action or failure to act of FSI and such action or failure to act constitutes a material breach by FSI of this Agreement;

(f) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of FSI or the Merger Subs set forth in this Agreement, or if any representation or warranty of FSI or the Merger Subs shall have become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in FSI’s, Merger Sub I’s, or Merger Sub II’s representations and warranties or breach by FSI or the Merger Subs is curable by FSI or the Merger Subs, then this Agreement shall not terminate pursuant to this Section 9.1(f) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from FSI or the Merger Subs to the Company of such breach or inaccuracy and (ii) FSI or the Merger Subs (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(f) as a result of such particular breach or inaccuracy if such breach by FSI or the Merger Subs is cured prior to such termination becoming effective); or

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(g) by FSI, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided; that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company then this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from the Company to FSI of such breach or inaccuracy and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective).

9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 9.2, Section 9.3, and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any Party from any liability for any material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

9.3 Expenses. Except as set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

Section 10. MISCELLANEOUS PROVISIONS

10.1 Non-Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Section 10 and any corresponding definitions set forth herein.

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10.2 Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of the Company and FSI at any time (whether before or after the adoption and approval of this Agreement by the Company’s stockholders or before or after the approval of the Merger or issuance of shares of Merger Shares in the Merger); provided, however, that after any such adoption and approval of this Agreement by a Party’s stockholders or shareholder, no amendment shall be made which by Law requires further approval of the stockholders or shareholders of such Party without the further approval of such stockholders or shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company and FSI.

10.3 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4 Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission via “.pdf” shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any such action or proceeding arising out of or relating to this Agreement brought by any Party hereto, and (b) agree not to commence any action or proceeding relating thereto except in the courts described above in Delaware, other than action or proceeding in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (x) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (y) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (z) that (i) the action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

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10.6 Waiver of Jury Trial. Each of the Parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Contemplated Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement and the Contemplated Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.6.

10.7 Attorneys’ Fees. In any action at Law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.8 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than (a) the parties hereto; and (b) the directors and officers of the Company referred to in Section 5.5(a) to the extent of their respective rights pursuant to Section 5.5) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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10.9 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or by email address or as set forth beneath the name of such Party below (or to such other email address as such Party shall have specified in a written notice given to the other parties hereto):

if to FSI or the Merger Subs:

Flexible Solutions International Inc.

6001 54th Ave.

Taber, Alberta, Canada T1G 1X4

Telephone: 250-413-7025

Email: dan@flexiblesolutions.com

Attention: Daniel O’Brien

with a copy to:

Hart & Hart, LLC

1624 N. Washington St.

Denver, CO 80203

Telephone: 303-839-0061

Email: harttrinen@aol.com

Attention: William T. Hart

if to the Company:

Lygos, Inc.

1249 Eighth St.

Berkeley, CA 94710

Telephone: 415-294-0069

Attention: Eric Steen, esteen@lygos.com

with a copy to:

Orrick, Herrington & Sutcliffe LLP

The Orrick Building

405 Howard Street

San Francisco, CA 94105-2669

Telephone: (415) 773-5700

Attention: John Bautista, jbautista@orrick.com; Richard Vernon Smith, rsmith@orrick.com

10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

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10.11 Other Remedies; Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

10.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f) Any document or item will be deemed “delivered,” “furnished,” “provided” or “made available” within the meaning of this Agreement if such document or item is included in the VDR, prior to the execution of this Agreement.

(g) Any reference herein to “dollars” or “$” shall mean United States dollars.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

FLEXIBLE SOLUTIONS INTERNATIONAL INC.

By:	/s/ Daniel B. O’Brien
Name:	Daniel B. O’Brien
Title:	Chief Executive Officer

FSI MERGER SUB I, INC.

By:	/s/ Daniel B. O’Brien
Name:	Daniel B. O’Brien
Title:	Chief Executive Officer

FSI MERGER SUB II, INC.

By:	/s/ Daniel B. O’Brien
Name:	Daniel B. O’Brien
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

LYGOS, INC.

By:	/s/ Eric Steen
Name:	Eric Steen
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]

EXHIBIT A

Definitions

“Affiliate” means with respect to any Person, any other Person controlling, controlled by, or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble and shall include the Exhibits and Schedules annexed hereto or referred to herein.

“Alternative Transaction” has the meaning set forth in Section 4.5.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the UK Bribery Act 2010, (c) the Corruption of Foreign Public Officials Act (Canada) and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and (d) any other applicable anti-bribery or anti-corruption Laws related to combatting bribery, corruption and money laundering.

“Antitrust Laws” has the meaning set forth in Section 2.4(b).

“Business Day” means any day other than (a) a Saturday or Sunday, or (b) a day on which banking and savings and loan institutions are authorized or required by Laws to be closed in the State of Delaware, State of California or Province of Alberta, Canada.

“Canadian Securities Laws” means, collectively, and as the context may require, the applicable securities legislation of each of the provinces and territories of Canada, and the rules, regulations, instruments, orders and policies published and/or promulgated thereunder, as the foregoing may be amended from time to time.

“Certificates of Merger” has the meaning set forth in Section 1.3.

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any written or oral agreement, memorandum of understanding or other contractual obligation between a Group Company or FSI or its Subsidiaries, as applicable, and any labor organization or other authorized employee representative representing any director, officer, employee or individual independent contractor of any Group Company, FSI, or is Subsidiaries, as applicable.

“Company” has the meaning set forth in the Preamble.

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“Company Ancillary Lease Documents” means all subleases, overleases and other ancillary agreements or documents pertaining to the tenancy at each such parcel of the Company Leased Real Property that materially affect or may materially affect the tenancy at any Company Leased Real Property.

“Company Balance Sheet” has the meaning set forth in Section 2.5.

“Company Board Recommendation” has the meaning set forth in Section 5.2(a)(i).

“Company Business” means the business of the Group Companies as currently conducted.

“Company Capital Stock” means the Common Stock and Preferred Stock of the Company.

“Company Common Stock” means the common stock, $0.0001 par value per share, of the Company.

“Company Creator” has the meaning set forth in Section 2.9(e).

“Company Disclosure Schedule” has the meaning set forth in Section 2.

“Company Employee Program” has the meaning set forth in Section 2.14(a).

“Company Financial Statements” has the meaning set forth in Section 2.5.

“Company Founder” means Eric Steen.

“Company Intellectual Property” means Company-Owned Intellectual Property, Company Licensed Intellectual Property or Company Registered Intellectual Property.

“Company IT Systems” means all computer systems, computer software and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, licensed or leased by a Group Company. If referenced under Section 2.9 or 2.24 “Company IT Systems” shall mean such Company IT Systems owned, licensed or leased by a Group Company. If referenced under Section 3.9 “Company IT Systems” shall mean such Company IT Systems owned, licensed or leased by FSI or a Subsidiary of FSI.

“Company Lease” means the lease, license, sublease or other occupancy agreements and all amendments, modifications, supplements, and assignments thereto, together with all exhibits, addenda, riders and other documents constituting a part thereof for each parcel of the Company Leased Real Property.

“Company Leased Real Property” means the real property leased, subleased or licensed by a Group Company that is related to or used in connection with the Company Business, and the real property leased, subleased or licensed by a Group Company as tenant, subtenant, licensee or other similar party, together with, to the extent leased, licensed or owned by a Group Company, all buildings and other structures, facilities or leasehold improvements, currently or hereafter located thereon.

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“Company Licensed Intellectual Property” means Intellectual Property Rights of any Person that is licensed or sublicensed to any Group Company under a valid agreement.

“Company Licensed Out IP” means all licenses, sublicenses or other agreements, including covenants not to sue, under which any Person has been granted by any of the Group Companies any right or license (whether or not exercisable) to any Company-Owned Intellectual Property or Company Licensed Intellectual Property.

“Company Material Adverse Effect” means any change, circumstance, condition, development, effect, event, occurrence, result or state of facts that, individually or when taken together with any other such change, circumstance, condition, development, effect, event, occurrence, result or state of facts, has or would reasonably be expected to (a) have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Group Companies, taken as a whole, except that none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: (i) changes affecting the industry in the jurisdictions the Company Business operates; (ii) changes in general economic or business conditions in the jurisdictions in which the Company Business operates; (iii) changes in the financial, credit, banking or securities market (including any disruption thereof and any decline in the price of any security or market index); (iv) any outbreak of any military conflict, declared or undeclared war, armed hostilities, or acts of terrorism in the jurisdictions in which the Company Business operates, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack in the jurisdiction in which the Company Business operates; (v) any acts of God, calamities, including weather events, fires, natural disasters and earthquakes, or any epidemics, pandemics, contagious disease outbreaks (such as COVID-19) or public health emergencies; (vi) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof; (vii) changes, effects or circumstances resulting from the announcement or pendency of this Agreement or the consummation of the Contemplated Transactions or compliance with the terms of this Agreement; (viii) any changes in or affecting research and development, clinical trials or other drug development activities conducted by or on behalf of any of the Group Companies in respect of any of the Group Companies products or any other product candidates; (ix) any specific action taken (or omitted to be taken) at the request of FSI or the Merger Subs or expressly required by this Agreement; and (x) any existing event, occurrence or circumstance of which FSI has knowledge as of the date hereof; or (b) prevent or materially delay the ability of Company to consummate the Contemplated Transactions.

“Company Material Contract” has the meaning set forth in Section 2.10.

“Company Option” means an option (whether or not vested or exercisable) to purchase Company Common Stock that has been granted under a Company Option Plan.

“Company Option Plan” means, together, the Company’s 2010 Equity Incentive Plan and the Company 2021 Equity Incentive Plan.

“Company Organizational Documents” has the meaning set forth in Section 2.2.

“Company Preferred Stock” means the preferred stock, $0.0001 par value per share, of the Company.

A-3

“Company Privacy and Data Security Policies” has the meaning set forth in Section 2.23(a).

“Company Privacy Requirements” has the meaning set forth in Section 2.23(a).

“Company Products” means the products used in the Company Business.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, or filed in the name of, any Group Company.

“Company Stock Certificate” has the meaning set forth in Section 1.6.

“Company Stockholder Approval” has the meaning set forth in Section 2.20.

“Company Stockholder Support Agreement” has the meaning set forth in the Recitals.

“Company Stockholder Written Consent” means (a) the irrevocable adoption of this Agreement and approval of the Merger and (b) specified undertakings, representations, warranties, releases and waivers, pursuant to a written consent in a form reasonably acceptable to FSI, signed by the minimum stockholders required to approve the forgoing actions, pursuant to and in accordance with the applicable provisions of the DGCL and the Company Organizational Documents.

“Company Stockholders” shall mean the holders of the capital stock of the Company immediately prior to the Effective Time.

“Company-Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by any of the Group Companies.

“Confidentiality Agreement” means that certain mutual non-disclosure agreement, dated as of August 6. 2018, by and between the Company and FSI, as amended on April 19, 2021.

“Contemplated Transactions” means the transactions proposed under this Agreement, including the Merger.

“Contract” means any written agreement, contract, license, sublicense, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets, whether written or oral.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“DGCL” means the Delaware General Corporation Law.

“DOJ” means the United States Department of Justice.

“Effective Time” has the meaning set forth in Section 1.3.

A-4

“Employee Program” means (a) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (b) all equity compensation, retention, bonus, incentive, severance, deferred compensation, supplemental income, vacation, profit sharing, executive compensation, change in control, material fringe benefit, vacation, retiree benefit, health or other medical, dental, life, disability or other insurance plan, program, agreement or arrangement and all other written employee benefit plans, agreements, and arrangements not described in (a) above, including without limitation, any arrangement intended to comply with Code Section 120, 125, 127, 129 or 137. In the case of an Employee Program funded through a trust described in Code Section 401(a) or an organization described in Code Section 501(c)(9), or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

“Encumbrance” means any mortgage, deed of trust, pledge, security interest, attachment, hypothecation, lien (statutory or otherwise), violation, charge, lease, license, option, right of first offer, right of first refusal, encumbrance, servient easement, deed restriction, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind or charge of any kind (including, without limitation, any conditional sale or title retention agreement or lease in the nature thereof) or any agreement to file any of the foregoing, any sale of receivables with recourse against either the Company or FSI, as the case may be, or any subsidiary, stockholder, shareholder or Affiliate thereof, and any filing or agreement to file any financing statement as debtor under the Uniform Commercial Code or any similar statute. A non-exclusive license of Company Intellectual Property and FSI Intellectual Property shall not be deemed to be a lien.

“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient air and biota living in or on such media.

“Environmental Laws” means Laws relating to protection of the Environment or the protection of human health as it relates to the Environment, including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Endangered Species Act and similar foreign, federal, state and local Laws as in effect on the Closing Date.

“EPA” has the meaning set forth in Section 3.12(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning ascribed thereto in Sections 2.14(h)(ii) and 3.14(h)(ii) hereof, as applicable.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 1.7(a).

“Exchange Ratio” means (a) (i) the total number of FSI Capital Shares on a fully diluted basis outstanding as of the end of the last trading day of the FSI Common Shares on the NYSE American before the Effective Time multiplied by (ii) two, then divided by (b) the total number of shares of Company Capital Stock on fully diluted basis outstanding as of the same time.

A-5

“Final Surviving Entity” has the meaning set forth in Section 1.1.

“First Certificate of Merger” has the meaning set forth in Section 1.3.

“First Step Surviving Corporation” has the meaning set forth in Section 1.1.

“Fractional Share Amount” has the meaning set forth in Section 1.5(d).

“FSI” has the meaning set forth in the Preamble.

“FSI 2022 Equity Incentive Plan” has the meaning set forth in Section 8.4.

“FSI A&R Bylaws” has the meaning set forth in the Recitals.

“FSI Articles” means the Articles of Continuance of FSI, as amended and in effect on the date hereof.

“FSI Business” means the business of FSI and any Subsidiary of FSI as currently conducted and currently proposed to be conducted.

“FSI Business Intellectual Property” has the meaning set forth in Section 3.9(b).

“FSI Bylaws” means the Bylaws of FSI, as amended and in effect on the date hereof.

“FSI Capital Shares” means the FSI Common Shares and the FSI Preferred Shares.

“FSI Common Shares” means the common shares, par value $0.001 per share, of FSI.

“FSI Creator” has the meaning set forth in Section 3.9(e).

“FSI Disclosure Schedule” has the meaning set forth in Section 3.

“FSI Employee Programs” has the meaning set forth in Section 3.14(a).

“FSI Financial Statements” has the meaning set forth in Section 3.5(c).

“FSI Intellectual Property” means FSI-Owned Intellectual Property, FSI Licensed Intellectual Property or FSI Registered Intellectual Property.

“FSI IT Systems” means all computer systems, computer software and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, licensed or leased by FSI or its Subsidiaries.

A-6

“FSI Leased Real Property” means the real property leased, subleased or licensed by FSI, or any Subsidiary thereof, that is related to or used in connection with the FSI Business, and the real property leased, subleased or licensed by FSI or any Subsidiary thereof, in each case, as tenant, subtenant, licensee or other similar party, together with, to the extent leased, licensed or owned by FSI or any Subsidiary thereof, all buildings and other structures, facilities or leasehold improvements, currently or hereafter located thereon.

“FSI Licensed Intellectual Property” means Intellectual Property Rights of any Person (in each case, other than FSI or its Subsidiaries) that is licensed or sublicensed to FSI or its Subsidiaries under a valid agreement.

“FSI Licensed Out IP” means all licenses, sublicenses or other agreements, including covenants not to sue, under which any Person has been granted by FSI or its Subsidiaries any right or license (whether or not exercisable) to any FSI-Owned Intellectual Property or FSI Licensed Intellectual Property.

“FSI Material Adverse Effect” means any change, circumstance, condition, development, effect, event, occurrence, result or state of facts that, individually or when taken together with any other such change, circumstance, condition, development, effect, event, occurrence, result or state of facts, has or would reasonably be expected to (a) have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of FSI and its Subsidiaries, except that none of the following shall be taken into account in determining whether there has been an FSI Material Adverse Effect: (i) changes affecting the industry in the jurisdictions FSI operates; (ii) changes in general economic or business conditions in the jurisdictions in which FSI operates; (iii) changes in the financial, credit, banking or securities market (including any disruption thereof and any decline in the price of any security or market index); (iv) any outbreak of any military conflict, declared or undeclared war, armed hostilities, or acts of terrorism in the jurisdictions in which FSI operates, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack in the jurisdiction in which FSI operates; (v) any acts of God, calamities, including weather events, fires, natural disasters and earthquakes, or any epidemics, pandemics, contagious disease outbreaks (such as COVID-19) or public health emergencies; (vi) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof; (vii) changes, effects or circumstances resulting from the announcement or pendency of this Agreement or the consummation of the Contemplated Transactions or compliance with the terms of this Agreement; (viii) any changes in or affecting research and development, clinical trials or other drug development activities conducted by or on behalf of FSI in respect of any of FSI Products or any other product candidates; (ix) any specific action taken at the written request of the Company or expressly required by this Agreement; or (b) prevent or materially delay the ability of FSI and or the Merger Subs to consummate the Contemplated Transactions.

“FSI Material Contract” has the meaning set forth in Section 3.10.

“FSI-Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by FSI or its Subsidiaries.

“FSI Owned Real Property” means the real property in which FSI or any of its Subsidiaries has any fee title (or equivalent).

A-7

“FSI Permits” has the meaning set forth in Section 3.12(c).

“FSI Preferred Shares” means the preferred shares of FSI.

“FSI Privacy and Data Security Policies” has the meaning set forth in Section 3.26(a).

“FSI Privacy Requirements” has the meaning set forth in Section 3.26(a).

“FSI Products” means the products used in the FSI Business.

“FSI Recommendation” has the meaning set forth in Section 5.2(b)(ii).

“FSI Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, or filed in the name of, FSI or its Subsidiaries.

“FSI Regulatory Agency” has the meaning set forth in Section 3.12(c).

“FSI SEC Reports” has the meaning set forth in Section 3.5(a).

“FSI Shareholder Approval” has the meaning set forth in Section 3.22.

“FSI Shareholders” shall mean the holders of the capital stock of FSI immediately prior to the Effective Time.

“FSI Shareholder Meeting” has the meaning set forth in Section 5.2(b)(i).

“FSI Shareholder Proposals” has the meaning set forth in Section 5.2(b)(i).

“FSI Stock Option Plan” means FSI’s Non-Qualified Stock Option Plan as of December 31, 2020, as amended.

“FSI Stock Options” means options to purchase FSI Common Shares issued under the FSI Stock Option Plan.

“FSI Support Agreement” has the meaning set forth in the Recitals.

“FTC” means the United States Federal Trade Commission.

“GAAP” means generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

“Governmental Authority” means any U.S. or foreign, federal, state, or local governmental commission, board, body, bureau, or other regulatory authority, agency, including courts and other judicial bodies, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Governmental Order” means any order, judgment, ruling, decision, determination, verdict, writ, stipulation, award made, injunction, or decree issued, promulgated, or entered by or with any Governmental Authority.

A-8

“Group Companies” mean the Company and its direct and indirect Subsidiaries.

“Hazardous Material” means any pollutant, toxic substance, hazardous waste, hazardous materials, hazardous substances, petroleum or petroleum-containing products as defined in, or listed under, any Environmental Law.

“HSR Act” has the meaning set forth in Section 2.4(b).

“Indebtedness” means Liabilities (a) for borrowed money, (b) evidenced by bonds, debentures, notes or similar instruments, (c) upon which interest charges are customarily paid (other than obligations accepted in connection with the purchase of products or services in the ordinary course of business), (d) of others secured by (or which the holder of such Liabilities has an existing right, contingent or otherwise, to be secured by) any Encumbrance or security interest on property owned or acquired by the Person in question whether or not the obligations secured thereby have been assumed, (e) under leases required to be accounted for as capital leases under GAAP, or (f) guarantees relating to any such Liabilities.

“Intellectual Property Rights” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs, industrial design registration and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing in respect of any of the foregoing and any reissues, reexaminations, substitutes, patent term extensions, supplementary protection certificates, or extensions of any of the foregoing, and any foreign counterparts of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, social media accounts, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, whether or not registered, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and other works of authorship, database and design rights, mask work rights, rights of publicity and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) trade secrets, know-how, technologies, databases, processes, techniques, protocols, methods, formulae, specifications and confidential and proprietary information, including invention disclosures, inventions and formulae, whether patentable or not; (e) rights in or to Software or other technology; (f) all improvements to any of the foregoing; (g) the right to sue and collect damages for past, present and future infringement of any of the foregoing; (h) tangible embodiments of the foregoing and (i) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.

“Intended Tax Treatment” has the meaning set forth in Section 5.9(a).

“IRS” means the Internal Revenue Service of the United States.

“Key Company Stockholders” means the stockholders of the Company set forth on Schedule A of the Company Disclosure Schedule.

A-9

“Knowledge” or “to the knowledge” of a person shall mean in the case of the Company, the actual knowledge of Eric Steen and Bryce Dille after reasonable inquiry, and in the case of FSI, the actual knowledge of Daniel B. O’Brien, George Murray, John H. Bientjes, Robert Helina, Tom Fyles, Ben Seaman, David Fynn and Damera Fry after reasonable inquiry.

“Law” or “Laws” means any federal, state, local, municipal, foreign (including foreign political subdivisions) or other law, Order, statute, constitution, principle of common law or equity, resolution, ordinance, code, writ, edict, decree, consent, approval, concession, franchise, permit, rule, regulation, judicial or administrative ruling, franchise, license, judgment, injunction, treaty, convention or other governmental certification, authorization or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority, and the term “applicable” with respect to such Laws and in the context that refers to one or more Persons means that such Laws apply to such Person or Persons or its or their business, undertaking, property or security and put into effect by or under the authority of a Governmental Authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or security.

“Lease” has the meaning set forth in Section 2.8(b).

“Legal Proceeding” means any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice by any Person alleging potential liability.

“Letter of Transmittal” has the meaning set forth in Section 1.7(b).

“Liability” has the meaning set forth in Section 2.11.

“made available” means that a complete and accurate copy of the document (including any amendments, exhibits and schedules thereto) has been posted in the electronic data site managed by the Company or FSI at the websites listed on Schedule A-1 at least 24 hours prior to time of execution and delivery of this Agreement on the date of this Agreement and retained at all times from the date of posting through Closing in such electronic data site.

“Major Shareholder” means Daniel B. O’Brien.

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Merger” has the meaning set forth in the Recitals.

“Merger Shares” has the meaning set forth in Section 1.5(a)(ii).

“Merger Sub I” has the meaning set forth in the Preamble.

“Merger Sub II” has the meaning set forth in the Preamble.

“Merger Subs” has the meaning set forth in the Preamble.

“Note Purchase Agreement” has the meaning set forth in the Recitals.

A-10

“Notes” means the convertible promissory notes issued pursuant to the Note Purchase Agreement.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to any of the Company, FSI or any of their Subsidiaries, as applicable, on a non-exclusive basis under standard terms and conditions.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of, or any settlement under the jurisdiction of, any Court or Governmental Authority.

“Ordinary Course of Business” means with respect to a Party, the ordinary and usual course of normal day-to-day operations of such Party.

“Party” or “Parties” means FSI, the Merger Subs and the Company.

“Patent” has the meaning set forth in the definition of Intellectual Property Rights.

“Permitted Encumbrances” means (a) Encumbrances for Taxes or other governmental charges, assessments or levies that are not yet due and payable or being contested in good faith by appropriate proceedings, (b) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Encumbrances arising or incurred in the ordinary course of business, the existence of which does not, and would not reasonably be expected to, materially impair the marketability, value or use and enjoyment of the asset subject to such Encumbrances, and (c) Encumbrances and other conditions, easements and reservations of rights and affecting the fee title to any real property leased by the Company or FSI, as applicable, which are of record as of the date of this Agreement and the existence of which does not, and would not reasonably be expected to, materially impair use and enjoyment of such real property, and (d) with respect to Company Leased Real Property and FSI Leased Real Property only and as applicable, Encumbrances (including Indebtedness) encumbering the fee title interested in any Company Leased Real Property and FSI Leased Real Property, as applicable, which are not attributable to the Company or FSI, respectively.

“Person” means any individual, corporation, firm, partnership, joint venture, association, trust, company, Governmental Authority, syndicate, body corporate, unincorporated organization, or other legal entity, or any governmental agency or political subdivision thereof.

“Personal Data” means any data or information relating to an identified natural person that is regulated by the Privacy Laws.

“Pre-Closing Period” has the meaning set forth in Section 4.1.

“Privacy Laws” means Laws relating to the Processing or protection of Personal Data that apply to any of the Group Companies, including HIPAA, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, state social security number protection Laws, state data breach notification Laws, state data security Laws, including state consumer protection Laws, and the European Union Directives 95/46/EC and Canada’s Personal Information Protection and Electronic Documents Act and/or comparable provincial law including the Personal Information Protection Act (Alberta) and Canada’s Anti-Spam Law (CASL).

A-11

“Process” (or “Processing” or “Processes”) means any operation or set of operations which is performed on Personal Data or on sets of Personal Data, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaption or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form; (b) be licensed for purposes of making derivative works; or (c) be redistributable at no, or a nominal, charge.

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.

“Registration Statement / Proxy Statement” has the meaning set forth in Section 5.1(a).

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping or emptying of a Hazardous Material into the Environment.

“Representatives” means the directors, officers, employees, Affiliates, investment bankers, financial advisors, attorneys, accountants, brokers, finders or representatives of the Company, the Merger Subs, FSI or any of their respective Subsidiaries, as the case may be, in each case acting for or on behalf of the relevant persons in connection with the respective Parties’ business.

“Restricted Shares” has the meaning set forth in Section 1.5(b).

“SAFE” means a Simple Agreement for Future Equity entered into by the Company.

“SAFE Party” means each Person that has entered into a SAFE with the Company.

“Sanctioned Country” means any country, territory or geographical region which is itself the subject or target of territory-wide sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).

“Sanctions” means economic or financial sanctions or trade embargoes, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State and Her Majesty’s Treasury of the United Kingdom.

“Sanctions and Export Control Laws” means any applicable Law related to (a) export controls, including the U.S. Export Administration Regulations, or (b) Sanctions.

A-12

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Second Certificate of Merger” has the meaning set forth in Section 1.3.

“Second Effective Time” has the meaning set forth in Section 1.3.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; (d) application programming interfaces, user interfaces, firmware, Internet websites, web content and links; and (e) all documentation, including user manuals and other training documentation, related to any of the foregoing, and all rights associated with any of the foregoing.

“Subsidiary” or “Subsidiaries” means, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or serves in a similar capacity, or, with respect to such corporation or other organization, at least fifty percent (50%) of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Tax” or “Taxes” means any and all taxes, customs, duties, tariffs, deficiencies, assessments, levies, or other like governmental charges, including, without limitation, taxes based upon or measured by income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security (or similar), unemployment, disability, occupation, premium, windfall, use, service, service use, license, net worth, payroll, pension, franchise, environmental (including taxes under Section 59A of the Code), severance, transfer, capital stock and recording taxes and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local, or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined, or any other basis; and such term shall include any interest, fines, penalties, or additional amounts attributable to, or imposed upon, or with respect to, any such amounts, whether disputed or not, and shall also include any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person.

“Tax Act” means the Income Tax Act (Canada), RSC 1985, c. 1 (5th Suppl.) and the Regulations thereunder.

“Tax Return” means any report, return, document, declaration, election, schedule or other information or filing, or any amendment thereto, required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns and any documents with respect to or accompanying payments of estimated Taxes or requests for the extension of time in which to file any such report, return, document, declaration, or other information.

“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax.

“VDR” means the electronic data sites managed by the Company or its counsel access to which has been provided to certain Representatives of FSI.

A-13

ANNEX A-2 – LETTER AGREEMENT

ANNEX A-2

LYGOS, INC.

1249 Eighth Street

Berkeley, CA 94710

July 24, 2022

By Email

Flexible Solutions International Inc.

6001 54th Ave.

Taber, Alberta, Canada T1G 1X4

Email: dan@flexiblesolutions.com

Attention:	Daniel O’Brien
Chief Executive Officer

Re: Agreement and Plan of Merger and Reorganization, dated as of April 17, 2022, (the “Merger Agreement”), by and among the signatories to this letter agreement [1]

Dear Dan,

As discussed, the purpose of this letter is to set forth the parties agreement to the following clarification of the Merger Agreement:

1.	Section 1.5(a)(ii) shall be revised to read: “Subject to Section 1.5(d), each share of Company Capital Stock outstanding immediately prior to, and contingent upon the occurrence of, the Effective Time (excluding shares to be canceled pursuant to Section 1.5(a)(i)) shall be converted solely into the right to receive a portion of the Merger Shares, which portion shall be determined in accordance with the Certificate of Incorporation of the Company, as amended from time to time, as applicable to an Acquisition (as defined therein) and the SAFEs. “Merger Shares” shall mean newly issued FSI Common Shares in an aggregate amount equal to (x) the total number of FSI Capital Shares on a fully diluted basis outstanding as of the end of the last trading day of FSI Common Shares on the NYSE American before the Effective Time multiplied by (y) two.”

2.	The term “Exchange Ratio shall be revised to read: ““Exchange Ratio” means the applicable ratios of the number of Merger Shares issuable pursuant to Section 1.5(a)(ii) for each share of Company Capital Stock outstanding at the Effective Time.”

1 Each capitalized term used but not otherwise defined herein shall have the meaning ascribed to such term in the Merger Agreement. Except as otherwise indicated, all references in this letter to “Sections” are intended to refer to Sections of the Merger Agreement, as amended.

A-2-1

Daniel O’Brien

Flexible Solutions International Inc.

July 24, 2022

3.	Section 10 of the Merger Agreement shall apply mutatis mutandis to this letter, and to the Merger Agreement as amended by this letter, taken together as a single agreement, reflecting the terms therein as amended by this letter. Other than as amended by this letter, all of the provisions of the Merger Agreement are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms. The sixth Recital shall be deleted.

However, and notwithstanding anything contained herein to the contrary, FSI, in connection with the Merger with the Company, will not be required to issue any more shares than that provided in the Agreement and Plan of Merger and Reorganization dated April 17, 2022.

Please acknowledge the agreement of the parties named below to this letter by signing where indicated.

Very truly yours,

LYGOS, INC. (the “Company”)

/s/ Eric Steen
Eric Steen
Chief Executive Officer

ACKNOWLEDGED AND AGREED
AS OF THE DATE SET FORTH ABOVE:

FLEXIBLE SOLUTIONS INTERNATIONAL INC. (“FSI”)

By:	/s/ Daniel O’Brien
Name:	Daniel O’Brien
Title:	Chief Executive Officer

FSI MERGER SUB I, INC. (“Merger Sub I”)

By:	/s/ Daniel O’Brien
Name:	Daniel O’Brien
Title:	Chief Executive Officer

FSI MERGER SUB II, INC. (“Merger Sub II”)

By:	/s/ Daniel O’Brien
Name:	Daniel O’Brien
Title:	Chief Executive Officer

cc:	William T. Hart
John Bautista
Richard V. Smith

A-2-2

ANNEX B- THE EQUITY INCENTIVE PLAN

ANNEX B

Flexible Solutions International, Inc.

2022 EQUITY INCENTIVE PLAN

1. Purposes of the Plan. The purposes of this Plan are (a) to attract and retain the best available personnel to ensure the Company’s success and accomplish the Company’s goals; (b) to incentivize Employees, Directors and Independent Contractors with long-term equity-based compensation to align their interests with the Company’s stockholders; and (c) to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights and Stock Bonuses.

2. Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or the Committee that will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Affiliate” means a Parent, a Subsidiary or any corporation or other entity that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.

(c) “Applicable Laws” means all applicable laws, rules, regulations and requirements, including, but not limited to, all applicable U.S. federal or state laws, rules and regulations, the rules and regulations of any stock exchange or quotation system on which the Common Stock is listed or quoted, and the applicable laws, rules and regulations of any other country or jurisdiction where Awards are, or will be, granted under the Plan or Participants reside or provide services to the Company or any Affiliate, as such laws, rules and regulations shall be in effect from time to time.

(d) “Award” means, individually or collectively, a grant under the Plan of Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights or Stock Bonuses.

(e) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(f) “Board” means the Board of Directors of the Company.

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(g) “Cause” means, with respect to the termination of a Participant’s status as a Service Provider, except as otherwise defined in an Award Agreement, (i) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate of the Company and the Participant at the time of the grant of the Award (or where there is such an agreement but it does not define “cause” (or words of like import) or where it only applies upon the occurrence of a change in control and one has not yet taken place): (A) any material breach by Participant of any material written agreement between Participant and the Company; (B) any failure by Participant to comply with the Company’s material written policies or rules as they may be in effect from time to time; (C) neglect or persistent unsatisfactory performance of Participant’s duties; (D) Participant’s repeated failure to follow reasonable and lawful instructions from the Board or Chief Executive Officer; (E) Participant’s indictment for, conviction of, or plea of guilty or nolo contendere to, any felony or crime that results in, or is reasonably expected to result in, a material adverse effect on the business or reputation of the Company; (F) Participant’s commission of or participation in an act of fraud against the Company; (G) Participant’s commission of or participation in an act that results in material damage to the Company’s business, property or reputation; or (H) Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (ii) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award that defines “cause” (or words of like import), “cause” as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “cause” only applies on occurrence of a change in control, such definition of “cause” shall not apply until a change in control actually takes place and then only with regard to a termination thereafter. For purposes of clarity, a termination without “Cause” does not include any termination that occurs solely as a result of Participant’s death or Disability. The determination as to whether a Participant’s status as a Service Provider for purposes of the Plan has been terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Participant. The foregoing definition does not in any way limit the Company’s ability (or that of any Affiliate or any successor thereto, as appropriate) to terminate a Participant’s employment or consulting relationship at any time, subject to Applicable Laws.

(h) “Change in Control” except as may otherwise be provided in an Award Agreement or other applicable agreement, means the occurrence of any of the following:

(i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if the Company’s stockholders immediately prior to such merger, consolidation or reorganization cease to directly or indirectly own immediately after such merger, consolidation or reorganization at least a majority of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or reorganization;

(ii) The consummation of the sale, transfer or other disposition of all or substantially all of the Company’s assets (other than (A) to a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (B) to a corporation or other entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Common Stock of the Company or (C) to a continuing or surviving entity described in Section 2(h)(i) above in connection with a merger, consolidation or reorganization which does not result in a Change in Control under Section 2(h)(i));

(iii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

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(iv) The consummation of any transaction as a result of which any Person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Section 2(h), the term “Person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude:

(A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate;

(B) a corporation or other entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Common Stock of the Company;

(C) the Company; and

(D) a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions. In addition, if any Person (as defined above) is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered to cause a Change in Control. If required for compliance with Section 409A of the Code, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(i) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(j) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.

(k) “Common Stock” means the common stock of the Company.

(l) “Company” means Flexible Solutions International, Inc., an Alberta corporation, or any successor thereto.

(m) “Determination Date” means any time when the achievement of the Performance Goals associated with the applicable Performance Period remains substantially uncertain; provided, however, that without limiting the foregoing, that if the Determination Date occurs on or before the date on which 25% of the Performance Period has elapsed, the achievement of such Performance Goals shall be deemed to be substantially uncertain.

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(n) “Director” means a member of the Board.

(o) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code in the case of Incentive Stock Options, and for all other Awards, means as determined pursuant to the terms of the long-term disability plan maintained by the Company or, if there is none, as defined by the Social Security Administration; provided however, that if the Participant resides outside of the United States, “Disability” shall have such meaning as is required by Applicable Laws.

(p) “Effective Date” means [●].

(q) “Employee” means any person, including Officers and Directors, employed by the Company or any Affiliate of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s) “Exchange Program” means a program under which outstanding Awards are amended to provide for a lower exercise price or surrendered or cancelled in exchange for (i) Awards with a lower exercise price, (ii) a different type of Award or awards under a different equity incentive plan, (iii) cash, or (iv) a combination of (i), (ii) and/or (iii). Notwithstanding the preceding, the term Exchange Program does not include (A) any action described in Section 15 of the Plan or any action taken in connection with a Change in Control transaction nor (B) any transfer or other disposition permitted under Section 14 of the Plan. For the purpose of clarity, each of the actions described in the prior sentence (none of which constitutes an Exchange Program) may be undertaken or authorized by the Administrator in its sole discretion without approval by the Company’s stockholders.

(t) “Fair Market Value” means, as of any date, the value of a Share of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in such source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value will be the mean between the high bid and low ask prices for the Common Stock on the day of determination, as reported in such source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator in compliance with Applicable Laws and in a manner that complies with Section 409A of the Code.

(u) “Fiscal Year” means the fiscal year of the Company.

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(v) “Incentive Stock Option” means an Option that by its terms qualifies and is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(w) “Independent Contractor” means any person, including an advisor, consultant or agent, engaged by the Company or any Affiliate to render services to such entity or who renders, or has rendered, services to the Company or any Affiliate and is compensated for such services.

(x) “Inside Director” means a Director who is an Employee.

(y) “Insider” means an Officer or Director or any other person whose transactions in Common Stock are subject to Section 16 of the Exchange Act.

(z) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(aa) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(bb) “Option” means a stock option granted pursuant to the Plan.

(cc) “Outside Director” means a Director who is not an Employee.

(dd) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

(ee) “Participant” means the holder of an outstanding Award.

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(ff) “Performance Goal” means a formula or standard determined by the Administrator with respect to each Performance Period based on one or more of the following criteria and any adjustment(s) thereto established by the Administrator: (i) sales or non-sales revenue; (ii) return on revenue; (iii) operating income; (iv) income or earnings including operating income; (v) income or earnings before or after taxes, interest, depreciation and/or amortization; (vi) income or earnings from continuing operations; (vii) net income; (viii) pre-tax income or after-tax income; (ix) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (x) raising of financing or fundraising; (xi) project financing; (xii) revenue or revenue backlog; (xiii) gross margin; (xiv) operating margin or profit margin; (xv) capital expenditures, cost targets, reductions and savings and expense management; (xvi) return on assets (gross or net), return on investment, return on capital, or return on stockholder equity; (xvii) cash flow, operating cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xviii) performance warranty and/or guarantee claims; (xix) stock price or total stockholder return; (xx) earnings or book value per share (basic or diluted); (xxi) economic value created; (xxii) pre-tax profit or after-tax profit; (xxiii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share, completion of strategic agreements such as licenses, joint ventures, acquisitions, and the like, geographic business expansion, objective customer satisfaction or information technology goals, intellectual property asset metrics; (xxiv) objective goals relating to divestitures, joint ventures, mergers, acquisitions and similar transactions; (xxv) objective goals relating to staff management, results from staff attitude and/or opinion surveys, staff satisfaction scores, staff safety, staff accident and/or injury rates, compliance, headcount, performance management or completion of critical staff training initiatives; (xxvi) objective goals relating to projects, including project completion, timing and/or achievement of milestones, project budget, technical progress against work plans; and (xxvii) enterprise resource planning. Awards issued to Participants may take into account other criteria (including subjective criteria). Performance Goals may differ from Participant to Participant, Performance Period to Performance Period and from Award to Award. Any criteria used may be measured, as applicable, (A) in absolute terms, (B) in relative terms (including, but not limited to, any increase (or decrease) over the passage of time and/or any measurement against other companies or financial or business or stock index metrics particular to the Company), (C) on a per share and/or share per capita basis, (D) against the performance of the Company as a whole or against any Affiliate(s), particular segment(s), business unit(s) or product(s) of the Company or individual project company, (E) on a pre-tax or after-tax basis, (F) on a GAAP or non-GAAP basis, and/or (G) using an actual foreign exchange rate or on a foreign exchange neutral basis.

(gg) “Performance Period” means the time period during which the Performance Goals or other vesting provisions must be satisfied for Awards. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Administrator.

(hh) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(ii) “Plan” means this 2022 Equity Incentive Plan.

(jj) “Prior Plan” means the Company’s Non-Qualified Stock Option Plan as of December 31, 2020, as amended..

(kk) “Registration Date” means the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(g) of the Exchange Act, with respect to any class of the Company’s securities.

(ll) “Restricted Stock” means Shares issued pursuant to a Restricted Stock Award under Section 7 of the Plan.

(mm) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8 of the Plan. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

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(nn) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(oo) “Section 16(b)” means Section 16(b) of the Exchange Act.

(pp) “Section 409A of the Code” means Section 409A of the Code and any final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

(qq) “Service Provider” means an Employee, Director or Independent Contractor.

(rr) “Share” means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.

(ss) “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 of the Plan is designated as a Stock Appreciation Right.

(tt) “Stock Bonus” means an Award granted pursuant to Section 10 of the Plan.

(uu) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(vv) “Tax-Related Items” means any or all applicable national, local or other income tax, social insurance or other social contributions, national insurance, social security, payroll tax, fringe benefits tax, payment on account, withholding, required deductions or payments or other tax-related items.

3. Stock Subject to the Plan.

(a) Stock Subject to the Plan. Subject to the provisions of Sections 3(b) and 15 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is (i) [●]1 Shares, plus (ii) the number of Shares reserved for future issuance and not subject to outstanding awards under our Prior Plan on the Effective Date that will be added to the Plan on such date, plus (iii) the number of Shares subject to awards or issued under the Prior Plan that otherwise would have been returned to the Prior Plan on or after the Effective Date on account of the expiration, cancellation, forfeiture or repurchase of awards granted thereunder, with the maximum number of Shares to be added to the Plan pursuant to clause (ii) to be [●] Shares and clause (iii) to be [●] Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

1 NTD: This number will equal 10% of FSI’s fully-diluted outstanding stock immediately after the Closing.

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(b) Automatic Share Reserve Increase. The number of Shares available for issuance under the Plan will be automatically increased on the first day of each Fiscal Year beginning with the 2023 Fiscal Year, in an amount equal to the smallest of (i) five percent (5%) of the outstanding Shares on the last day of the immediately preceding Fiscal Year, (ii) [●] Shares, and (iii) such number of Shares determined by the Board.

(c) Lapsed Awards. To the extent an Award expires or is forfeited or becomes unexercisable for any reason without having been exercised in full, or is surrendered pursuant to an Exchange Program, the unissued Shares that were subject thereto shall, unless the Plan shall have been terminated, continue to be available under the Plan for issuance pursuant to future Awards. In addition, any Shares which are retained by the Company upon exercise of an Award in order to satisfy the exercise or purchase price for such Award or any withholding taxes due with respect to such Award shall be treated as not issued and shall continue to be available under the Plan for issuance pursuant to future Awards. Shares issued under the Plan and later forfeited to the Company due to the failure to vest or repurchased by the Company at the original purchase price paid to the Company for the Shares (including, without limitation, upon forfeiture to or repurchase by the Company in connection with a Participant ceasing to be a Service Provider) shall again be available for future grant under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing, subject to the provisions of Section 15 below, the maximum aggregate number of Shares that may be issued under the Plan pursuant to the exercise of Incentive Stock Options shall equal the number set forth in Section 3(a) plus, to the extent allowable under Section 422 of the Code and the regulations promulgated thereunder, any Shares that become or again be available for issuance pursuant to Sections 3(b) and 3(c).

(d) Assumption or Substitution of Awards by the Company. The Administrator, from time to time, may determine to substitute or assume outstanding awards granted by another company, whether in connection with an acquisition, merger or consolidation of such other company or otherwise, by either: (i) assuming such award under this Plan or (ii) granting an Award under this Plan in substitution of such other company’s award. Such assumption or substitution will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Administrator elects to assume an award granted by another company, subject to the requirements of Section 409A of the Code, the purchase price or the exercise price, as the case may be, and the number and nature of Shares issuable upon exercise or settlement of any such Award will be adjusted appropriately. In the event the Administrator elects to grant a new Option in substitution rather than assuming an existing option, such new Option may be granted with a similarly adjusted exercise price. Any awards that are assumed or substituted under this Plan shall not reduce the number of Shares authorized for grant under the Plan or authorized for grant to a Participant in any Fiscal Year.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

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(ii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iii) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee.

(b) Powers of the Administrator. Subject to the provisions of the Plan, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value in accordance with Section 2(t) of the Plan;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder; such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on Performance Goals), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi) to institute and determine the terms and conditions of an Exchange Program; provided however, that the Administrator shall not implement an Exchange Program without the approval of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at any annual or special meeting of the Company’s stockholders;

(vii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(viii) correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

(ix) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations established for the purpose of satisfying non-U.S. Applicable Laws, for qualifying for favorable tax treatment under applicable non-U.S. Applicable Laws or facilitating compliance with non-U.S. Applicable Laws (sub-plans may be created for any of these purposes);

(x) to modify or amend each Award (subject to Section 22 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards, to accelerate vesting and to extend the maximum term of an Option (subject to Section 6(b) of the Plan regarding Incentive Stock Options);

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(xi) adjust Performance Goals to take into account changes in Applicable Laws or in accounting or tax rules, or such other extraordinary, unforeseeable, nonrecurring or infrequently occurring events or circumstances as the Administrator deems necessary or appropriate to avoid windfalls or hardships;

(xii) to allow Participants to satisfy tax withholding obligations in such manner as prescribed in Section 16 of the Plan;

(xiii) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xiv) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and

(xv) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards. Any dispute regarding the interpretation of the Plan or any Award Agreement shall be submitted by the Participant to the Company for review. Any Officer of the Company, including but not limited to Insiders, shall have the authority to review and resolve disputes with respect to Awards held by Participants who are not Insiders, and such resolution shall be final and binding on the Company and the Participant. Only a Committee comprised of two or more “non-employee directors” of the Board (as defined in the regulations promulgated under Section 16 of the Exchange Act) shall have the authority to review and resolve disputes with respect to Awards held by Participants who are Insiders, and such resolution shall be final and binding on the Company and the Participant.

(d) Delegation. To the extent permitted by Applicable Laws, the Board or Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more Directors or officers of the Company who may be (but are not required to be) Insiders (each, a “Delegate”) to (i) designate Employees who are not Insiders to be recipients of Awards, (ii) determine the number of Shares to be subject to such Awards granted to such designated Employees, and (iii) take any and all actions on behalf of the Board or Committee other than any actions that affect the amount or form of compensation of Insiders or have material tax, accounting, financial, human resource or legal consequences to the Company or its Affiliates; provided, however, that the Board or Committee resolutions regarding any delegation with respect to (i) and (ii) will specify the total number of Shares that may be subject to the Awards granted by such Delegate and that such Delegate may not grant an Award to himself or herself. Any Awards will be granted on the form of Award Agreement most recently approved for use by the Board or Committee, unless otherwise provided in the resolutions approving the delegation authority.

(e) Administration of Awards Subject to Performance Goals. The Administrator will, in its sole discretion, determine the Performance Goals, if any, applicable to any Award (including any adjustment(s) thereto that will be applied in determining the achievement of such Performance Goals) on or prior to the Determination Date. The Performance Goals may differ from Participant to Participant and from Award to Award. The Administrator shall determine and approve the extent to which such Performance Goals have been timely achieved and the extent to which the Shares subject to such Award have thereby been earned.

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(f) Section 16 of the Exchange Act. Awards granted to Participants who are Insiders must be approved by two or more “non-employee directors” of the Board (as defined in the regulations promulgated under Section 16 of the Exchange Act).

(g) Limitation of Liability. Each person who is or has been a member of the Administrator and each employee of the Company or an Affiliate who is a Delegate shall be indemnified and held harmless by the Company from and against any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in any such action, suit or proceeding against him or her, provided such loss, cost, liability or expense is not attributable to such person’s willful misconduct. Any person seeking indemnification under this provision shall give the Company prompt notice of any claim and shall give the Company an opportunity, at its own expense, to handle and defend the same before the person undertakes to handle and defend such claim on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled, including under the Company’s Articles of Incorporation or Bylaws, as a matter of Applicable Laws, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

5. Award Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Stock Bonuses may be granted to Service Providers. Incentive Stock Options may be granted only to Employees. Eligibility for Incentive Stock Options is limited to individuals described in the first sentence of this Section 5 who are Employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code.

6. Stock Options.

(a) Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Affiliate) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the date the Option with respect to such Shares is granted. With respect to the Administrator’s authority in Section 4(b)(x) of the Plan, if, at the time of any such extension, the exercise price per Share of the Option is less than the Fair Market Value of a Share, the extension shall, unless otherwise determined by the Administrator, be limited to the earlier of (i) the maximum term of the Option as set by its original terms, or (ii) ten (10) years from the grant date. Unless otherwise determined by the Administrator, any extension of the term of an Option pursuant to this Section 6(a) shall comply with Section 409A of the Code to the extent necessary to avoid taxation thereunder.

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(b) Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c) Exercise Price and Other Terms.

(i) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(A) In the case of an Incentive Stock Option

(1) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Affiliate, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

(2) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(B) In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(C) Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii) Vesting and Exercisability. At the time an Option is granted, the Administrator will fix the period within which the Option may vest and/or be exercised and will determine any conditions that must be satisfied before the Option may vest and/or be exercised. An Option will vest and/or become exercisable at such times and upon such terms as are determined by the Administrator, which may include upon the completion of a specified period of service with the Company or an Affiliate and/or be based upon the achievement of Performance Goals during a Performance Period as set out in advance in the Participant’s Award Agreement. If an Option vests and/or becomes exercisable based upon the satisfaction of Performance Goals, then the Administrator will: (A) determine the nature, length and starting date of any Performance Period; (B) select the Performance Goals to be used to measure the performance; and (C) determine what additional conditions, if any, should apply.

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(iii) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration for both types of Options may consist entirely of: (A) cash; (B) check; (C) promissory note, to the extent permitted by Applicable Laws; (D) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (E) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (F) by net exercise; (G) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (H) any combination of the foregoing methods of payment.

(d) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (a) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (b) full payment for the Shares with respect to which the Option is exercised (together with full payment of any applicable taxes or other amounts required to be withheld or deducted with respect to the Option). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan.

(ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death, Disability or Cause, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

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(iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to the Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s death. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(v) Termination for Cause. If a Participant ceases to be a Service Provider as a result of being terminated for Cause, any outstanding Option (including any vested portion thereof) held by such Participant shall immediately terminate in its entirety upon the Participant being first notified of his or her termination for Cause and the Participant will be prohibited from exercising his or her Option from and after the date of such notification. All the Participant’s rights under any Option, including the right to exercise the Option, may be suspended pending an investigation of whether Participant will be terminated for Cause.

7. Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

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(b) Vesting Criteria and Other Terms. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed. The restrictions will lapse at such times and upon such terms as are determined by the Administrator, which may include upon the completion of a specified period of service with the Company or an Affiliate and/or be based upon the achievement of Performance Goals during a Performance Period as set out in advance in the Participant’s Award Agreement. If the unvested Shares of Restricted Stock will be earned and the restrictions will lapse upon the satisfaction of Performance Goals, then the Administrator will: (i) determine the nature, length and starting date of any Performance Period; (ii) select the Performance Goals to be used to measure the performance; and (iii) determine what additional conditions, if any, should apply.

(c) Transferability. Except as provided in this Section 7 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated while they are subject to restrictions.

(d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e) Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. All such dividends or other distributions will be subject to the same terms, restrictions and risk of forfeiture as the Shares of Restricted Stock with respect to which the dividends or other distributions accrue and shall not be paid or distributed unless and until such related Shares have vested and been earned.

(h) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will be cancelled and returned as unissued Shares to the Company and again will become available for grant under the Plan.

8. Restricted Stock Units.

(a) Grant of Restricted Stock Units. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions (if any) related to the grant, including the number of Restricted Stock Units.

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(b) Vesting Criteria and Other Terms. The Administrator will set the vesting criteria and other terms of the Restricted Stock Units in its discretion, which, depending on the extent to which the vesting criteria and other terms are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. A Restricted Stock Unit Award will vest at such times and upon such terms as are determined by the Administrator, which may include upon the completion of a specified period of service with the Company or an Affiliate and/or be based upon the achievement of Performance Goals during a Performance Period as set out in advance in the Participant’s Award Agreement. If Restricted Stock Units vest based upon the satisfaction of Performance Goals, then the Administrator will: (i) determine the nature, length and starting date of any Performance Period; (ii) select the Performance Goals to be used to measure the performance; and (iii) determine what additional conditions, if any, should apply.

(c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria and other conditions, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria or other conditions that must be met to receive a payout.

(d) Dividend Equivalents. The Administrator may, in its sole discretion, award dividend equivalents in connection with the grant of Restricted Stock Units that may be settled in cash, in Shares of equivalent value, or in some combination thereof. Absent a contrary provision in an Award Agreement, such dividend equivalents shall be subject to the same terms, restrictions and risk of forfeiture as the Restricted Stock Units with respect to which the dividends accrue and shall not be paid or settled unless and until the related Restricted Stock Units have vested and been earned. To the extent applicable, any such dividend equivalents will comply with Section 409A of the Code or other similar Applicable Law.

(e) Form and Timing of Payment. Payment of earned Restricted Stock Units will be made upon the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(f) Cancellation. On the date set forth in the Award Agreement, all Shares underlying any unvested or unearned Restricted Stock Units will be forfeited to the Company for future issuance.

9. Stock Appreciation Rights.

(a) Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.

(c) Exercise Price. The per Share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

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(d) Vesting Criteria and Other Terms. Other than the per Share exercise price, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of vesting and/or exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine. A Stock Appreciation Right will vest and/or become exercisable at such times and upon such terms as are determined by the Administrator, which may include upon the completion of a specified period of service with the Company or an Affiliate and/or be based upon the achievement of Performance Goals during a Performance Period as set out in advance in the Participant’s Award Agreement. If a Stock Appreciation Right vests and/or becomes exercisable based upon on the satisfaction of Performance Goals, then the Administrator will: (i) determine the nature, length and starting date of any Performance Period; (ii) select the Performance Goals to be used to measure the performance; and (iii) determine what additional conditions, if any, should apply.

(e) Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(b) of the Plan relating to the maximum term and Section 6(d) of the Plan relating to exercise also will apply to Stock Appreciation Rights.

(f) Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

10. Stock Bonuses.

(a) Awards of Stock Bonuses. A Stock Bonus is an Award of Shares to an eligible person without a purchase price that is not subject to any restrictions. All Stock Bonuses may but are not required to be made pursuant to an Award Agreement.

(b) Number of Shares. The Administrator will determine the number of Shares to be awarded to the Participant under a Stock Bonus and any other terms applicable to such Stock Bonus.

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(c) Form of Payment to Participant. Payment may be made in the form of cash, whole Shares, or a combination thereof, based on the Fair Market Value of the Shares subject to the Stock Bonus on the date of payment, as determined in the sole discretion of the Administrator.

11. Outside Director Limitations. Stock awards granted during a single Fiscal Year under the Plan or otherwise, taken together with any cash fees paid during such Fiscal Year for services on the Board, shall not exceed (a) $[●] in total value for any Outside Director serving in his or her first year of service as an Outside Director and (b) $[●] in total value for any other Outside Director (calculating the value of any such stock awards based on the grant date fair value of such stock awards for financial reporting purposes). Such applicable limit shall include the value of any stock awards that are received in lieu of all or a portion of any annual committee cash retainers or other similar cash-based payments. Stock awards granted to an individual while he or she was serving in the capacity as an Employee or while he or she was an Independent Contractor but not an Outside Director will not count for purposes of the limitations set forth in this Section 11.

12. Leaves of Absence/Transfer Between Locations. The Administrator shall have the discretion to determine at any time whether and to what extent the vesting of Awards shall be suspended during any leave of absence; provided, however, that in the absence of such determination, vesting of Awards shall continue during any paid leave and shall be suspended during any unpaid leave (unless otherwise required by Applicable Laws). A Participant will not cease to be an Employee in the case of (a) any leave of absence approved by the Participant’s employer or (b) transfers between locations of the Company or between the Company or any Affiliate. If an Employee is holding an Incentive Stock Option and such leave exceeds three (3) months then, for purposes of Incentive Stock Option status only, such Employee’s service as an Employee shall be deemed terminated on the first (1st) day following such three (3) month period and the Incentive Stock Option shall thereafter automatically treated for tax purposes as a Nonstatutory Stock Option in accordance with Applicable Laws, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to a written Company policy.

13. Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company or any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from full-time to part-time or takes an extended leave of absence) after the date of grant of any Award, the Administrator, in its sole discretion, may, subject to Applicable Laws, (a) make a corresponding reduction in the number of Shares or cash amount subject to any portion of such Award that is scheduled to vest, become exercisable and/or become payable after the date of such change in time commitment, and (b) in lieu of or in combination with such a reduction, extend the vesting, exercise or payout schedule applicable to such Award (in accordance with Section 409A of the Code, as applicable). In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced.

14. Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. The designation of a beneficiary or the transfer to the beneficiary in accordance with Section 26 of the Plan will not constitute a transfer for purposes of this Section 14. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate provided, however, that in no event may any Award be transferred for consideration to a third-party financial institution.

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15. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments. In the event of a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization (including a recapitalization through a large nonrecurring cash dividend) or reclassification of the Shares, subdivision of the Shares, a rights offering, a reorganization, merger, spin-off, split-up, repurchase, or exchange of Common Stock or other securities of the Company or other significant corporate transaction, or other change affecting the Common Stock occurs, the Administrator, in order to prevent dilution, diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number, kind and class of securities that may be delivered under the Plan and/or the number, class, kind and price of securities covered by each outstanding Award. Notwithstanding the forgoing, all adjustments under this Section 15 shall be made in a manner that does not result in taxation under Section 409A of the Code.

(b) Dissolution or Liquidation. In the event of the proposed winding up, dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised or settled, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Corporate Transaction. In the event of (i) a transfer of all or substantially all of the Company’s assets, (ii) a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, entity or person, (iii) the consummation of a transaction, or series of related transactions, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 50% of the Company’s then outstanding capital stock, or (iv) a Change in Control (each, a “Corporate Transaction”), each outstanding Award (vested or unvested) will be treated as the Administrator determines, which determination may be made without the consent of any Participant and need not treat all outstanding Awards (or portion thereof) in an identical manner. Such determination, without the consent of any Participant, may provide (without limitation) for one or more of the following in the event of a Corporate Transaction: (A) the continuation of such outstanding Awards by the Company (if the Company is the surviving corporation); (B) the assumption of such outstanding Awards by the surviving corporation or its parent; (C) the substitution by the surviving corporation or its parent of new awards for such outstanding Awards; (D) the cancellation of such outstanding Awards in exchange for a payment to the Participants equal to the excess of (1) the Fair Market Value of the Shares subject to such Awards as of the closing date of such Corporate Transaction over (2) the exercise price or purchase price paid or to be paid (if any) for the Shares subject to the Awards; provided further, that at the discretion of the Administrator, such payment may be subject to the same conditions that apply to the consideration that will be paid to holders of Shares in connection with the transaction; provided, however, that any payout in connection with a terminated Award shall comply with Section 409A of the Code to the extent necessary to avoid taxation thereunder; (E) the full or partial acceleration of vesting, exercisability, payout or accelerated expiration of such outstanding Awards or the lapse of the Company’s right to repurchase or reacquire Shares acquired under such outstanding Awards or the lapse of forfeiture rights with respect to Shares acquired under such outstanding Awards; (F) the opportunity for Participants to exercise outstanding Options and/or Stock Appreciation Rights prior to the occurrence of the Corporate Transaction and the termination (for no consideration) upon the consummation of such Corporate Transaction of any such Options and/or Stock Appreciation Rights not exercised prior thereto for no consideration; or (G) the cancellation of such outstanding Awards in exchange for no consideration.

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(d) Change in Control. An Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Award Agreement for such Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provisions, no such acceleration will occur (unless otherwise determined by the Administrator pursuant to Section 15(c) above).

16. Tax.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or prior to any time the Award or Shares are subject to taxation or other Tax-Related Items, the Company and/or the Participant’s employer will have the power and the right to deduct or withhold, or require a Participant to remit to the Company (or an Affiliate), an amount sufficient to satisfy any Tax-Related Items or other items that are required to be withheld or deducted or are otherwise applicable with respect to such Award.

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such withholding or deduction obligations or any other Tax-Related Items, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares, (iii) delivering to the Company already-owned Shares or (iv) such other method as may be set forth in the Award Agreement; provided that, unless specifically permitted by the Company, any proceeds derived from a cashless exercise must be an approved broker-assisted cashless exercise or the cash or Shares withheld or delivered must be limited to avoid financial accounting charges under applicable accounting guidance or Shares must have been previously held for the minimum duration required to avoid financial accounting charges under applicable accounting guidance. The Fair Market Value of the Shares to be withheld or delivered will be determined based on such methodology that the Company deems to be reasonable and in accordance with Applicable Laws.

(c) Compliance With Section 409A of the Code. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A of the Code. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Section 409A of the Code (or an exemption therefrom) and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A of the Code the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code (or an exemption therefrom), such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A of the Code. In no event will the Company be responsible for or reimburse a Participant for any taxes or other penalties incurred as a result of applicable of Section 409A of the Code.

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17. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company or any Affiliate, nor will they interfere in any way with the Participant’s right or the Company’s or any Affiliate’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

18. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

19. Corporate Records Control. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of Shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the papering of the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

20. Clawback/Recovery. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and/or benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, and/or recoupment upon the occurrence of certain specified events, in addition to any applicable vesting, performance or other conditions and restrictions of an Award. Notwithstanding any provisions to the contrary under this Plan, an Award granted under the Plan shall be subject to the Company’s clawback policy as may be established and/or amended from time to time. The Administrator may require a Participant to forfeit or return to and/or reimburse the Company for all or a portion of the Award and/or Shares issued under the Award, any amounts paid under the Award, and any payments or proceeds paid or provided upon disposition of the Shares issued under the Award, pursuant to the terms of such Company policy or as necessary or appropriate to comply with Applicable Laws.

21. Term of Plan. Subject to Section 25 of the Plan, the Plan will become effective as of the Effective Date. The Plan will continue in effect for a term of ten (10) years measured from the earlier of the date the Board approves this Plan or the approval of this Plan by the Company’s stockholders, unless terminated earlier under Section 22 of the Plan.

22. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

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(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

23. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares will not be issued pursuant to the vesting, exercise or payment of an Award unless the vesting, exercise or payment (as applicable) of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the vesting, exercise or payment of an Award, the Company may require the Participant (or recipient) to represent and warrant at the time of any such vesting, exercise or payment that the Shares are being purchased or issued only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

24. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

25. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

26. Beneficiaries. If permitted by the Administrator, a Participant may designate one or more beneficiaries with respect to an Award by timely filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Participant’s death. Except as otherwise provided in an Award Agreement, if no beneficiary was designated or if no designated beneficiary survives the Participant, then after a Participant’s death any vested Award(s) shall be transferred or distributed to the Participant’s estate or to any person who has the right to acquire the Award by bequest or inheritance.

27. Governing Law. The Plan and all Awards hereunder shall be construed in accordance with and governed by the laws of the State of Delaware, but without regard to its conflict of law provisions.

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ANNEX C- THE A&R BYLAWS

ANNEX C

AMENDED AND RESTATED BY-LAW NO. 1

A by-law relating generally to

the transaction of the business and affairs of

FLEXIBLE SOLUTIONS INTERNATIONAL INC.

(hereinafter referred to as the “Corporation”)

DIRECTORS AND OFFICERS

1.	Calling of and Notice of Meetings – Meetings of the board shall be held at such place and time and on such day as the chairman of the board, president, chief executive officer or a vice-president, if any, or any two directors may determine. Notice of meetings of the board shall be given to each director not less than 48 hours before the time when the meeting is to be held. Each newly elected board may without notice hold its first meeting for the purposes of organization and the appointment of officers immediately following the meeting of shareholders at which such board was elected.

2.	Quorum – Subject to the residency requirements contained in the Business Corporations Act, the quorum for the transaction of business at any meeting of the board shall consist of a majority of the number of directors then elected or appointed or such greater or lesser number of directors as the board may from time to time determine.

3.	Place of Meeting – Meetings of the board may be held in or outside Canada.

4.	Votes to Govern – At all meetings of the board, every question shall be decided by a majority of the votes cast on the question; and in case of an equality of votes, the chairman of the meeting shall not be entitled to a second or casting vote.

5.	Interest of Directors and Officers Generally in Contracts – No director or officer shall be disqualified by his office from contracting with the Corporation nor shall any contract or arrangement entered into by or on behalf of the Corporation with any director or officer or in which any director or officer is in any way interested be liable to be voided nor shall any director or officer so contracting or being so interested be liable to account to the Corporation for any profit realized by any such contract or arrangement by reason of such director or officer holding that office or of the fiduciary relationship thereby established; provided that the director or officer shall have complied with the provisions of the Business Corporations Act.

6.	Appointment of Officers – Subject to the articles and any unanimous shareholder agreement, the board may from time to time appoint such officers as the board may determine, including one or more assistants to any of the officers so appointed. The board may specify the duties of and, in accordance with this by-law and subject to the provisions of the Business Corporations Act, delegate to such officers powers to manage the business and affairs of the Corporation. Subject to the provisions of this by-law, an officer may but need not be a director and one person may hold more than one office.

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7.	Chairman of the Board – The board may from time to time appoint a chairman of the board who shall be a director. If appointed, the board may assign to him any of the powers and duties that are by any provisions of this by-law assigned to the managing director or to the chief executive officer; and he shall, subject to the provisions of the Business Corporations Act, have such other powers and duties as the board may specify. During the absence or disability of the chairman of the board, his duties shall be performed and his powers exercised by the managing director, if any, or by the chief executive officer.

8.	Managing Director – The board may from time to time appoint a managing director who shall be a director. If appointed, he shall have such powers and duties as the board may specify. During the absence or disability of the chief executive officer, or if no chief executive officer has been appointed, the managing director shall also have the powers and duties of that office.

9.	Chief Executive Officer – If appointed, the chief executive officer, subject to the authority of the board, shall be responsible for implementing the strategic plans and policies of the Corporation as established by the board; and the chief executive officer shall have such other powers and duties as the board may specify.

10.	Chief Financial Officer – If appointed, the chief financial officer shall keep proper accounting records in compliance with the Business Corporations Act and shall be responsible for the deposit of money, the safekeeping of securities and the disbursement of the funds of the Corporation; the chief financial officer shall render to the board whenever required an account of all transactions as chief financial officer and of the financial position of the Corporation; and shall have such other powers and duties as the board or the chief executive officer may specify.

11.	Vice-President – If appointed, a vice-president shall have such powers and duties as the board or the chief executive officer may specify.

12.	Secretary – If appointed, the secretary shall attend and be the secretary of all meetings of the board, shareholders and committees of the board and shall enter or cause to be entered in records kept for that purpose minutes of all proceedings thereat; the secretary shall give or cause to be given, as and when instructed, all notices to shareholders, directors, officers, auditors and members of committees of the board; the secretary shall be the custodian of the stamp or mechanical device generally used for affixing the corporate seal of the Corporation and of all books, papers, records, documents and instruments belonging to the Corporation, except when some other officer or agent has been appointed for that purpose; and the secretary shall have such other powers and duties as the board or the chief executive officer may specify.

13.	Treasurer – If appointed, the treasurer shall have such powers and duties as the board or the chief executive officer may specify. During the absence or disability of the chief financial officer, or if no chief financial officer has been appointed, the treasurer shall have the powers and duties of that office.

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14.	Agents and Attorneys – The board shall have the power from time to time to appoint agents and attorneys for the Corporation in or outside Canada with such powers as the board sees fit.

SHAREHOLDERS’ MEETINGS

15.	Place and Time of Meetings – Subject to the Business Corporations Act and the articles, meetings of shareholders shall be held at the time and place determined by the board.

16.	Calling of Meetings – The board must call an annual meeting of shareholders no later than fifteen months after holding the last preceding annual meeting and may at any time call a special meeting of shareholders to be held at a place and at the time the board determines.

17.	Notice of Meetings – Notice of the time and place of a meeting of shareholders shall be sent not less than 21 days and not more than 50 days before the meeting to each shareholder entitled to vote at the meeting, to each director, and to the auditor of the corporation.

18.	Notice to Joint Shareholders – If two or more persons are registered as joint holders of any share, notice to one of those persons is sufficient to notice to all of them. A notice must be addressed to all those joint holders and the address to be used by the Corporation must be the address appearing in the securities register of the Corporation in respect of that joint holding or the first address appearing if there is more than one address.

19.	Failure to Give Notice – The accidental failure to give notice of a meeting of shareholders to any person entitled to a notice or any error in a notice not affecting its substance does not invalidate any action taken at the meeting to which the notice relates.

20.	Waiver of Notice – A shareholder or any other person entitled to attend a meeting of shareholders may waive, in any manner, notice of a meeting of shareholders. Attendance of a shareholder or other person at a meeting of shareholders is a waiver of notice of the meeting, except when the shareholder or other person attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

21.	Notice of Adjourned Meetings – With the consent of the shareholders present at a meeting of shareholders, the chairperson may adjourn that meeting to another fixed time and place. If a meeting of shareholders is adjourned by one or more adjournments for an aggregate of less than 30 days, it is not necessary to give notice of the adjourned meeting, other than by verbal announcement at the time of the adjournment. If a meeting of shareholders is adjourned by one or more adjournments for an aggregate of 30 days or more, notice of the adjourned meeting must be given as for the original meeting.

22.	Quorum – The quorum for the transaction of business at any meeting of the shareholders shall consist of at least one person holding or representing by proxy not less than 33 1/3% of the outstanding shares of the Corporation entitled to vote at the meeting. If a quorum is not present within one hour from the opening of a meeting of shareholders, the shareholders present or represented by proxy may adjourn the meeting to a fixed time (which time shall be not less than one day or more than 30 days from the time of the adjourned meeting) and the same place as the adjourned meeting but may not transact any other business. The quorum at an adjourned meeting of the shareholders, which has been adjourned in accordance with this paragraph, shall be the number of shareholders present personally or by proxy at such adjourned meeting.

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23.	Loss of Quorum – If a quorum is present at the opening of a meeting of shareholders, the shareholders present may proceed with the business of the meeting, even if a quorum is not present throughout the meeting.

24.	Chairperson – The chairperson of any meeting of shareholders will be the first mentioned of the following officers (if appointed) present at the meeting: Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Senior Vice-President or any other Vice-President. If none of the Chairman of the Board, Chief Executive Officer, Chief Financial Officer or Senior Vice-President is present at the meeting, and if more than one Vice-President is present, the first Vice-President to arrive will be chairperson of the meeting. If none of the foregoing officers is present, the shareholders present and entitled to vote at the meeting may choose a chairperson from among those individuals present.

25.	Procedure at Meetings – The chairperson of any meeting of shareholders will conduct the proceedings at the meeting in all respects. The chairperson’s decision on any matter or thing relating to procedure, including, without limiting the generality of the foregoing, any question regarding the validity of any instrument of proxy, is conclusive and binding upon the shareholders.

26.	Votes to Govern – At any meeting of shareholders, every question shall, unless otherwise required by the Business Corporations Act, be determined by the majority of votes cast on the question. In case of an equality of votes either upon a show of hands or upon a poll, the chairman of the meeting shall not be entitled a second or casting vote.

27.	Show of Hands – Subject to the provisions of the Business Corporations Act, any question at a meeting of shareholders shall be decided by a show of hands unless a ballot thereon is required or demanded as hereinafter provided. Upon a show of hands every person who is present and entitled to vote shall have one vote. Whenever a vote by show of hands shall have been taken upon a question, unless a ballot thereon is so required or demanded, a declaration by the chairman of the meeting that the vote upon the question has been carried or carried by a particular majority or not carried and an entry to that effect in the minutes of the meeting shall be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against any resolution or other proceeding in respect of the said question, and the result of the vote so taken shall be the decision of the shareholders upon the said question.

28.	Ballots – On any question proposed for consideration at a meeting of shareholders, and whether or not a show of hands has been taken thereon, any shareholder or proxyholder entitled to vote at the meeting may require or demand a ballot. A ballot so required or demanded shall be taken in such manner as the chairman shall direct. A requirement or demand for a ballot may be withdrawn at any time prior to the taking of the ballot. If a ballot is taken each person present shall be entitled, in respect of the shares which he is entitled to vote at the meeting upon the question, to that number of votes provided by the Business Corporations Act or the articles, and the result of the ballot so taken shall be the decision of the shareholders upon the said question.

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29.	Nomination of Directors –

(a)	Subject to the provisions of the Business Corporations Act and the articles of the Corporation, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of persons for election to the board may be made at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors:

(i)	by or at the direction of the board or an authorized officer of the Corporation, including pursuant to a notice of meeting;

(ii)	by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the Business Corporations Act or a requisition of the shareholders made in accordance with the provisions of the Business Corporations Act; or

(iii)	by any person (a “Nominating Shareholder”): (i) who, at the close of business on the date of the giving by the Nominating Shareholder of the notice provided for below in this paragraph 29 and at the close of business on the record date for notice of such meeting, is entered in the securities register as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting; and (ii) who complies with the notice procedures set forth below in this paragraph 29.

(b)	In addition to any other applicable requirements, for a nomination to be made only by a Nominating Shareholder, the Nominating Shareholder must have given timely notice thereof in proper written form to the secretary of the Corporation at the principal executive offices of the Corporation in accordance with this paragraph 29.

(c)	To be timely, a Nominating Shareholder’s notice to the secretary of the Corporation must be made:

(i)	in the case of an annual meeting of shareholders, not less than 30 nor more than 65 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is called for a date that is less than 50 days after the date (the “Notice Date”) on which the first public announcement of the date of the annual meeting was made, notice by the Nominating Shareholder may be made not later than the close of business on the tenth day following the Notice Date; and

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(ii)	in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors (whether or not called for other purposes), not later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting of shareholders was made.

Notwithstanding the foregoing, the board may, in its sole discretion, waive any requirement in this paragraph. In no event shall any adjournment or postponement of a meeting of shareholders or the announcement thereof commence a new time period for the giving of a Nominating Shareholder’s notice as described above.

(d)	To be in proper written form, a Nominating Shareholder’s notice to the secretary of the Corporation must set forth:

(i)	as to each person whom the Nominating Shareholder proposes to nominate for election as a director: (i) the name, age, business address and residence address of the person; (ii) the principal occupation or employment of the person; (iii) the citizenship of such person; (iv) the class or series and number of shares in the capital of the Corporation which are controlled or which are owned beneficially or of record by the person as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice; and (v) any other information relating to the person that would be required to be disclosed in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Business Corporations Act and Applicable Securities Laws (as defined below); and

(ii)	as to the Nominating Shareholder giving the notice, full particulars of any proxy, contract, arrangement, agreement, understanding or relationship pursuant to which such Nominating Shareholder has a right to vote or direct the voting of any shares of the Corporation and any other information relating to such Nominating Shareholder that would be required to be made in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws (as defined below).

(e)	The Corporation may require any proposed nominee to furnish such other information, including a written consent to act, as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such proposed nominee.

(f)	No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the provisions of this paragraph 29; provided, however, that nothing in this paragraph 29 shall be deemed to preclude discussion by a shareholder (as distinct from nominating directors) at a meeting of shareholders of any matter in respect of which it would have been entitled to submit a proposal pursuant to the provisions of the Act. The chairperson of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the foregoing provisions and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such defective nomination shall be disregarded.

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(g)	For the purposes of this paragraph 29:

(i)	“public announcement” shall mean disclosure in a release reported by a national news service in Canada or the United States, or in a document publicly filed by the Corporation under its profile on the Electronic Data Gathering, Analysis, and Retrieval system at www.sec.gov/edgar or the System of Electronic Document Analysis and Retrieval at www.sedar.com, as applicable; and

(ii)	“Applicable Securities Laws” means the applicable securities legislation of each relevant province and territory of Canada or the United States or any state thereof, as amended from time to time, the rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notice of the securities commission and similar regulatory authority of each province and territory of Canada or the United States or any state thereof.

(h)	Notwithstanding any other provision of the by-laws, notice given to the secretary of the Corporation pursuant to this paragraph 29 may only be given by personal delivery, facsimile transmission or by email (at such email address as stipulated from time to time by the secretary of the Corporation for purposes of this notice), and shall be deemed to have been given and made only at the time it is served by personal delivery, email (at the address as aforesaid) or sent by facsimile transmission (provided that receipt of confirmation of such transmission has been received) to the secretary at the address of the principal executive offices of the Corporation; provided that if such delivery or electronic communication is made on a day which is not a business day or later than 5 p.m. (Calgary time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the subsequent day that is a business day.

MEETING BY TELEPHONE

30.	Directors and Shareholders – Subject to the provisions of the Business Corporations Act, a director may participate in a meeting of the board or of a committee of the board and a shareholder or any other person entitled to attend a meeting of shareholders may participate in a meeting of shareholders by electronic means, telephone or other communication facilities that permit all persons participating in any such meeting to hear or otherwise communicate with each other.

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INDEMNIFICATION

31.	Indemnification of Directors and Officers – The Corporation may indemnify a director or officer of the Corporation, a former director or officer of the Corporation or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and his heirs and legal representatives to the extent permitted by the Business Corporations Act.

32.	Indemnity of Others – Except as otherwise required by the Business Corporations Act and subject to paragraph 31, the Corporation may from time to time indemnify and save harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, agent of or participant in another body corporate, partnership, joint venture, trust or other enterprise, against expenses (including legal fees), judgments, fines and any amount actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted honestly and in good faith with a view to the best interests of the Corporation and, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction shall not, of itself, create a presumption that the person did not act honestly and in good faith with a view to the best interests of the Corporation and, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had no reasonable grounds for believing that his conduct was lawful.

33.	Right of Indemnity Not Exclusive – The provisions for indemnification contained in the by-laws of the Corporation shall not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under any agreement, vote of shareholders or directors or otherwise, both as to action in his official capacity and as to action in another capacity, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and legal representatives of such a person.

34.	No liability of Directors or Officers for Certain Matters – To the extent permitted by law, no director or officer of the Corporation shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee or for joining in any receipt or act for conformity or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to the Corporation shall be placed out or invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or body corporate with whom or which any moneys, securities or other assets belonging to the Corporation shall be lodged or deposited or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets belonging to the Corporation or for any other loss, damage or misfortune whatever which may happen in the execution of the duties of his respective office or trust or in relation thereto unless the same shall happen by or through his failure to act honestly and in good faith with a view to the best interests of the Corporation and in connection therewith to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. If any director or officer of the Corporation shall be employed by or shall perform services for the Corporation otherwise than as a director or officer or shall be a member of a firm or a shareholder, director or officer of a body corporate which is employed by or performs services for the Corporation, the fact of his being a director or officer of the Corporation shall not disentitle such director or officer or such firm or body corporate, as the case may be, from receiving proper remuneration for such services.

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DIVIDENDS

35.	Dividends – Subject to the provisions of the Business Corporations Act, the board may from time to time declare dividends payable to the shareholders according to their respective rights and interests in the Corporation. Dividends may be paid in money or property or by issuing fully paid shares of the Corporation.

36.	Dividend Cheques – A dividend payable in cash shall be paid by cheque drawn on the Corporation’s bankers or one of them to the order of each registered holder of shares of the class or series in respect of which it has been declared and mailed by prepaid ordinary mail to such registered holder at his recorded address, unless such holder otherwise directs. In the case of joint holders the cheque shall, unless such joint holders otherwise direct, be made payable to the order of all such joint holders and mailed to them at their recorded address. The mailing of such cheque as aforesaid, unless the same is not paid on due presentation, shall satisfy and discharge the liability for the dividend to the extent of the sum represented thereby plus the amount of any tax which the Corporation is required to and does withhold.

37.	Non-Receipt of Cheques – In the event of non-receipt of any dividend cheque by the person to whom it is sent as aforesaid, the Corporation shall issue to such person a replacement cheque for a like amount on such terms as to indemnify, reimbursement of expenses and evidence of non-receipt and of title as the board may from time to time prescribe, whether generally or in any particular case.

38.	Unclaimed Dividends – Any dividend unclaimed after a period of six years from the date on which the same has been declared to be payable shall be forfeited and shall revert to the Corporation.

BANKING ARRANGEMENTS, CONTRACTS, DIVISIONS ETC.

39.	Banking Arrangements – The banking business of the Corporation, or any part thereof, shall be transacted with such banks, trust companies or other financial institutions as the board may designate, appoint or authorize from time to time by resolution and all such banking business, or any part thereof, shall be transacted on the Corporation’s behalf by such one or more officers and/or other persons as the board may designate, direct or authorize from time to time by resolution and to the extent therein provided.

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40.	Execution of Instruments – Contracts, documents or instruments in writing requiring execution by the Corporation may be signed by any one director or officer, and all contracts, documents or instruments in writing so signed shall be binding upon the Corporation without any further authorization or formality. The board is authorized from time to time by resolution to appoint any officer or officers or any other person or persons on behalf of the Corporation to sign and deliver either contracts, documents or instruments in writing generally or to sign either manually or by facsimile signature and/or counterpart signature and deliver specific contracts, documents or instruments in writing. The term “contracts, documents or instruments in writing” as used in this by-law shall include deeds, mortgages, charges, conveyances, powers of attorney, transfers and assignments of property of all kinds (including specifically, but without limitation, transfers and assignments of shares, warrants, bonds, debentures or other securities), share certificates, warrants, bonds, debentures and other securities or security instruments of the Corporation and all paper writings.

41.	Voting Rights in Other Bodies Corporate – The signing officers of the Corporation may execute and deliver proxies and arrange for the issuance of voting certificates or other evidence of the right to exercise the voting rights attaching to any securities held by the Corporation. Such instruments shall be in favour of such persons as may be determined by the officers executing or arranging for the same. In addition, the board may from time to time direct the manner in which and the persons by whom any particular voting rights or class of voting rights may or shall be exercised.

42.	Creation and Consolidation of Divisions – The board may cause the business and operations of the Corporation or any part thereof to be divided or to be segregated into one or more divisions upon such basis, including without limitation, character or type of operation, geographical territory, product manufactured or service rendered, as the board may consider appropriate in each case. The board may also cause the business and operations of any such division to be further divided into sub-units and the business and operations of any such divisions or sub-units to be consolidated upon such basis as the board may consider appropriate in each case.

43.	Name of Division – Any division or its sub-units may be designated by such name as the board may from time to time determine and may transact business, enter into contracts, sign cheques and other documents of any kind and do all acts and things under such name. Any such contracts, cheque or document shall be binding upon the Corporation as if it had been entered into or signed in the name of the Corporation.

44.	Officers of Divisions – From time to time the board or a person designated by the board, may appoint one or more officers for any division, prescribe their powers and duties and settle their terms of employment and remuneration. The board or a person designated by the board, may remove at its or his pleasure any officer so appointed, without prejudice to such officers rights under any employment contract. Officers of divisions or their sub-units shall not, as such be officers of the Corporation.

MISCELLANEOUS

45.	Invalidity of Any Provisions of This By-Law – The invalidity or unenforceability of any provision of this by-law shall not affect the validity or enforceability of the remaining provisions of this by-law.

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46.	Omissions and Errors – The accidental omission to give any notice to any shareholder, director, officer or auditor or the non-receipt of any notice by any shareholder, director, officer or auditor or any error in any notice not affecting the substance thereof shall not invalidate any action taken at any meeting held pursuant to such notice or otherwise founded thereon.

INTERPRETATION

47.	Interpretation – In this by-law and all other by-laws of the Corporation words importing the singular number only shall include the plural and vice versa; words importing the masculine gender shall include the feminine and neuter genders; words importing persons shall include an individual, partnership, association, body corporate, executor, administrator or legal representative and any number or aggregate of persons; “articles” include the original or restated articles of incorporation, articles of amendment, articles of amalgamation, articles of continuance, articles of reorganization, articles of arrangement and articles of revival; “board” shall mean the board of directors of the Corporation; “Business Corporations Act” shall mean the Business Corporations Act (Alberta), R.S.A. 2000, c. B-9, as amended from time to time, or any Act that may hereafter be substituted therefor; “meeting of shareholders” shall mean and include an annual meeting of shareholders and a special meeting of shareholders of the Corporation; and “signing officers” means any person authorized to sign on behalf of the Corporation pursuant to paragraph 40.

ENACTED by resolution of the directors of the Corporation passed on April 10, 2022.

/s/ Daniel O’Brien
Name:	Daniel O’Brien
Title:	Chief Executive Officer

CONFIRMED by resolution of the voting shareholders of the Corporation passed on [date].

Name:
Title:

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ANNEX D- MALEKREMIAN OPINION

Annex D

516 North Milwaukee Avenue

Libertyville, Illinois 60048

www.malekremian.com

June 17, 2022

The Board of Directors

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.

6001 54th Avenue

Taber AB T1G 1X4

To the Board of Directors:

You have informed us that Flexible Solutions International, Inc. and its affiliates (“FSI” or the “Company”) propose to enter into a series of transactions (the “Proposed Transactions”) pursuant to an Agreement and Plan of Merger and Reorganization with Lygos, Inc. (“Lygos” and together with FSI, collectively the “Parties,” or individually, a “Party”) substantially in the form of the agreement dated as of April 17, 2022 (the “Merger Agreement”), with the closing of the Merger Agreement contemplating a reverse recapitalization, subject to a purchase agreement previously entered into by Lygos in which it issued a $160 million convertible note (the “Convertible Note”), all as further described in the draft Form S-4 Registration Statement (the “Form S-4”) to be filed with respect to the Proposed Transactions.

Pursuant to the engagement letter dated May 9, 2022 (the “Engagement Letter”) by and between MalekRemian LLC (“MalekRemian,” “we,” “us,” or “our”) and FSI, FSI asked MalekRemian to provide an opinion whether the Proposed Transactions will be fair to FSI and its shareholders, from a financial point of view (the “Fairness Opinion”). MalekRemian is regularly engaged in the business of valuing companies, transactions, reorganizations, and providing other financial services. MalekRemian is to receive a fixed fee for the Fairness Opinion, payable to MalekRemian in two installments. FSI has agreed to indemnify MalekRemian against liabilities arising out of or in connection with the services being rendered and to be rendered by MalekRemian under the Engagement Letter.

In conducting our analysis and arriving at the opinion expressed herein, we have, among other things, performed the following:

1.	Reviewed the Merger Agreement, the Form S-4, the recent Forms 8-K, 10-Q and 10-K of FSI, and other information about FSI that is publicly available;
2.	Reviewed and analyzed recent public trading activity for the stock of FSI and historical capital transactions engaged in by FSI and Lygos;
3.	Reviewed the valuations of FSI and Lygos implied by the Proposed Transactions;
4.	Reviewed the valuations of publicly traded companies that we deemed comparable in certain respects to FSI and Lygos on a consolidated basis;
5.	Reviewed the financial terms of selected acquisition transactions involving companies in lines of business that we deemed comparable in certain respects to the businesses of FSI or Lygos;
6.	Prepared a discounted cash flow analyses for FSI on a standalone basis and for FSI and Lygos on a consolidated basis, pursuant to budgets, projections, and assumptions provided by the managements of FSI and Lygos (the “Financial Projections”);
7.	Reviewed and analyzed information furnished to us by the managements of FSI and Lygos, including internal financial analyses, budgets, business plans, projections and other information;
8.	Held discussions with various members of the senior management teams of FSI and Lygos concerning historical and current operations, financial conditions, recent and expected future financial and operational performance and business risks associated with the Proposed Transactions; and
9.	Conducted such other quantitative reviews, analyses, and inquiries relating to FSI and Lygos as we considered appropriate in rendering the Fairness Opinion.

TRANSACTIONS I INTERIM MANAGEMENT I VALUATION I INVESTIGATIONS I EXPERT WITNESS

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In our review and analysis and in rendering the Fairness Opinion, we have assumed and relied upon without any responsibility to independently audit, investigate, or verify the accuracy, completeness, and fair presentation of all financial and other information provided to us by FSI or Lygos, including the Financial Projections, or obtained by us from public sources, and with no such independent audit, investigation or verification having been performed by us. This Fairness Opinion is expressly conditioned upon such information (whether written or oral) being complete, accurate, and fair in all respects material to our analysis. We have further relied upon the assurances of the management team of FSI that they are unaware of any facts that would make the information provided incomplete or misleading in any respect and the confirmation of the management team from Lygos as to the scope of information provided to us by them. We have further assumed and relied on FSI’s legal interpretation of the Convertible Note that upon the closing of the Merger on or before the six month anniversary of the issuance of the Convertible Note there shall be no redemption right in favor of the holder of the Convertible Note as of that six month anniversary; we have not assumed responsibility for making legal interpretations of any of the Merger documentation.

Our analysis and the Fairness Opinion are based in material part on the Financial Projections. Changes to the Financial Projections could have a material impact on the Fairness Opinion. We are not experts in the Parties’ lines of business. We express no opinion on the Financial Projections or the assumptions on which they are based, which we assume and the management of FSI has represented to us have been reasonably prepared and are based on the best currently available estimates and good faith judgment of the future competitive, operating, and regulatory environment and related financial and operational performance of the Parties and provide a reasonable basis for our Fairness Opinion. With respect to the Financial Projections, projecting the future results of any company or business unit is inherently subject to uncertainties. Especially when one of the two merger companies has significant technology investments and is pre-revenue, differences between actual and projected results may be material. In particular, material variances in projected versus actual results could impact whether the holder(s) of the Convertible Note (or its assigns) exercises the conversion option, and to the extent not converted the holder(s) of the Convertible Note would have material claims for future debt payments that would have priorities over the claims of shareholders on maturity or earlier acceleration. If full conversion of the entire $160 million principal amount of the Convertible Note occurs, the ownership of the present holders of FSI shares could be diluted to as low as 16.87 percent of the post-merger enterprise, assuming no further issuances of equity securities of FSI other than exercise of all current and future options and other equity rights disclosed as of the date of this Fairness Opinion.

With the exception of certain third party valuations of minority interests in common stock of Lygos for income tax and financial reporting purposes, we have not been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Parties, nor have we made any technical evaluation or physical inspection of the properties or assets of the Parties or made any valuation of such properties or assets. Additionally, we do not, and did not, assume any responsibility to obtain any such evaluations, appraisals or inspections. We have assumed, at the direction of the Parties, that the Proposed Transaction will be completed in accordance with the material terms of the Merger Agreement, that the representations and warranties of each Party contained in the Merger Agreement are true and correct, and that each Party will perform all of the covenants and agreements required of it under the Merger Agreement.

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We express no view or opinion as to any terms or other aspects of the Proposed Transaction including, without limitation, the form or structure of the Proposed Transaction. As you are aware, we were not requested to, and we did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of FSI or Lygos or any alternative transaction. Our opinion is limited to the fairness, from a financial point of view, of the consideration to be received by FSI and its shareholders, and no opinion or view is expressed with respect to any consideration received in connection with the Proposed Transactions by the holders of any other class of securities, creditors, or other constituencies of any Party or the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation or payments with respect to stock, stock redemptions or otherwise to any of the officers, directors or employees of any party to the Proposed Transactions, including but not limited to the redemption of 1,000,000 shares of the CEO of FSI at $7.50 per share and the issuance to the CEO of additional options and stock grants pursuant to the Proposed Transactions. We express no opinion and accordingly accept no responsibility for the price at which the common stock of FSI will trade following the date of this Opinion or following the effectiveness of the Merger.

The Fairness Opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. It should be understood that subsequent developments may affect this Opinion, and we do not have any obligation to update, revise, or reaffirm this Opinion.

We have made no independent investigation of any legal or accounting matters affecting the Parties to the Merger Agreement, and we have assumed the accuracy and correctness of all legal and accounting advice given to the Parties, their boards of directors, including, without limitation, advice as to the legal, accounting, and tax consequences of the terms of the Proposed Transactions contemplated by, the Merger Agreement to the merging parties and their stockholders. In addition, we have not taken into account any tax consequences of the Merger Agreement to either the merging parties or to any shareholder.

It is understood that the Fairness Opinion is solely for the use and benefit of the Board of Directors of FSI in its consideration of the Proposed Transactions, and the Fairness Opinion does not address the relative merits of the Proposed Transactions as compared to any alternative transactions that might be available to FSI, nor does it address the underlying business decision by FSI to engage in the Proposed Transactions or the terms of the Merger Agreement or the documents referred to therein. The Fairness Opinion does not constitute a recommendation as to how any shareholder of FSI should vote or act on any matter relevant to the Merger Agreement (including whether or not to tender Common Stock). The Fairness Opinion may not be used, referred to by FSI, quoted, or disclosed to any person in any matter without our prior written consent. Notwithstanding the foregoing, the Fairness Opinion may be included in FSI’s Form S-4 and proxy statement or similar disclosure document with respect to the transactions contemplated by the proposed Merger Agreement provided that it is reproduced in its entirety and that any description, summary, or other reference to the Fairness Opinion in any proxy statement or disclosure document be acceptable to MalekRemian and will reference in any event that we are not opining upon the technology of either of the companies.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Proposed Transactions will be fair to FSI and its shareholders, from a financial point of view.

Very truly yours,

MalekRemian LLC

/s/ Kenneth J. Malek

Kenneth J. Malek

President

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Our directors and officers are indemnified as provided by the Alberta Business Corporation Act and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibit Index

A list of exhibits filed with this registration statement on Form S-4 is set forth on the Exhibit Index and is incorporated herein by reference.

(b) Financial Statement Schedules

None.

(c) Fairness Opinion

Furnished as Annex D to the Proxy Statement/ Prospectus.

(d) Calculation of Filing Fee

See Exhibit 107.

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Item 22. Undertakings.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

5. That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

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6. That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

7. To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request; and

8. To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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EXHIBIT INDEX

Exhibit
Number	Description

2.1	Agreement and Plan of Merger and Reorganization by and among Flexible Solutions International Inc., Lygos, Inc., FSI Merger Sub I, Inc. and FSI Merger Sub II, Inc. (included as Annex A-1 to this proxy statement/prospectus)

2.2	Letter Agreement, dated July 24, 2022, by and among Flexible Solutions International Inc., Lygos, Inc., FSI Merger Sub I, Inc. and FSI Merger Sub II, Inc. (included as Annex A-2 to this proxy statement/prospectus)

3.1	Articles of Continuance of the Registrant (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed May 16, 2022)

3.2	Amended and Restated Bylaws of the Registrant (included as Annex C to this proxy statement/prospectus)

5.1	Form of Legal Opinion of Hart & Hart, LLC

10.1	Registration Rights Agreement. dated as of April 17, 2022, by and among Flexible Solutions International Inc. and Daniel O’Brien (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 18, 2022)

10.2	Employment Agreement by and between Flexible Solutions International Inc. and Daniel O’Brien (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on April 18, 2022)

10.3	Voting and Support Agreement, dated as of April 8, 2022 by and among Lygos, Inc. and Ben Seaman (incorporated by reference to Exhibit 2 to Schedule 13D filed on April 27, 2022)

10.4	Voting and Support Agreement, dated as of April 8, 2022 by and among Lygos, Inc. and Daniel O’Brien (incorporated by reference to Exhibit 3 to Schedule 13D filed on April 27, 2022)

10.5	Voting and Support Agreement, dated as of April 8, 2022 by and among Lygos, Inc. and David Fynn (incorporated by reference to Exhibit 4 to Schedule 13D filed on April 27, 2022)

10.6	Voting and Support Agreement, dated as of April 8, 2022 by and among Lygos, Inc. and John Bientjes (incorporated by reference to Exhibit 5 to Schedule 13D filed on April 27, 2022)

10.7	Voting and Support Agreement, dated as of April 8, 2022 by and among Lygos, Inc. and Robert Helina (incorporated by reference to Exhibit 6 to Schedule 13D filed on April 27, 2022)

10.8	Voting and Support Agreement, dated as of April 8, 2022 by and among Lygos, Inc. and Thomas Fyles (incorporated by reference to Exhibit 7 to Schedule 13D filed on April 27, 2022)

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10.9	Company Stockholder Support Agreement, dated as of April 17, 2022 by and among Flexible Solutions International Inc. and certain stockholders of Lygos, Inc. (incorporated by reference to Exhibit 8 to Schedule 13D filed on April 27, 2022)

10.10	Lock-Up Agreement, dated as of April 17, 2022 by and between Flexible Solutions International Inc. and Eric Steen (incorporated by reference to Exhibit 9 to Schedule 13D filed on April 27, 2022)

10.11	Lock-Up Agreement, dated as of April 17, 2022 by and between Flexible Solutions International Inc. and Daniel O’Brien (incorporated by reference to Exhibit 5 to Schedule 13D/A filed on May 12, 2022)

10.12	Employment Agreement by and between Flexible Solutions International Inc. and George Murray, dated as of April 17, 2022

10.13	Employment Agreement by and between Lygos, Inc. and Bryce Dille, dated as of May 3, 2022

10.14	Amended and Restated Employment Agreement by and between Lygos, Inc. and Eric Steen, dated as of May 3, 2022

10.15	Employment Agreement by and between Lygos, Inc. and Nicholas Ohler, dated as of May 3, 2022

10.16	Form of FSI 2022 Equity Incentive Plan (included as Annex B to this proxy statement/prospectus)

21.1	List of Subsidiaries.

23.1	Consent of Hart & Hart, LLC

23.2	Consent of Smythe LLP

23.3	Consent of Moss Adams, LLP

23.4	Consent of MalekRemian LLC

24.1	Power of Attorney (included on signature page to this registration statement)

99.1	Consent of Eric Steen to be named as a Director

99.2	Consent of Peter Staple to be named as a Director

99.3	Consent of Julie Kane to be named as a Director

99.4	Consent of Kenneth Wong to be named as a Director

99.5	Consent of Timothy Richardson to be named as a Director

107	Filing Fee Table

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Victoria, Province of British Colombia, on July 25, 2022.

FLEXIBLE SOLUTIONS INTERNATIONAL INC.

By:	/s/ Daniel B. O’Brien
Name:	Daniel B. O’Brien
Title:	President & Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Daniel B. O’Brien, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments, including any post-effective amendments, and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Daniel B. O’Brien	President, Principal Executive Officer,	July 25, 2022
Daniel B. O’Brien	Principal Financial and Accounting Officer and a Director

/s/ John H. Bientjes	Director	July 25, 2022
John H. Bientjes

/s/ Robert T. Helina	Director	July 25, 2022
Robert T. Helina

/s/ Thomas Fyles	Director	July 25, 2022
Thomas Fyles

/s/ Ben Seaman	Director	July 25, 2022
Ben Seaman

/s/ David Fynn	Director	July 25, 2022
David Fynn

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